As filed with the Securities and Exchange Commission on April 12, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WEJO HOLDINGS LTD.
(Exact name of registrant as specified in its charter)

Bermuda	7374	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
Canon’s Court 22
Victoria Street
Hamilton HM12, Bermuda
Tel: +44 8002 343065
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

The Corporation Trust Company
1209 Orange Street
Wilmington, Delaware 19801
Tel: +1 302 658 7581
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Elliott Smith, Esq. Bryan J. Luchs, Esq. Emilio Grandío, Esq. White & Case LLP 1221 6th Avenue New York, New York 10020 Tel: +1 212 819 8200	Denis Klimentchenko, Esq. Skadden, Arps, Slate, Meagher & Flom (UK) LLP 22 Bishopsgate London EC2N 4BQ Tel: +44 (0)20 7519 7000
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and upon completion of the merger described in the enclosed joint proxy statement/prospectus.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, please place an ☒ in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

The information in this preliminary joint proxy statement/prospectus is not complete and may be changed. A registration statement relating to the securities described in the accompanying preliminary joint proxy statement/prospectus has been filed with the U.S. Securities and Exchange Commission. The registrant may not sell the securities described in this preliminary joint proxy statement/prospectus until the registration statement filed with the U.S. Securities and Exchange Commission is declared effective. This preliminary joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS DATED APRIL 12, 2023
SUBJECT TO COMPLETION

BUSINESS COMBINATION PROPOSAL — YOUR VOTE IS VERY IMPORTANT

On January 10, 2023, Wejo Group Limited, an exempted company limited by shares incorporated under the laws of Bermuda (“Wejo”), entered into a business combination agreement (as amended on March 27, 2023, and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”) with TKB Critical Technologies 1, an exempted company incorporated under the laws of the Cayman Islands (“TKB”), Green Merger Subsidiary Limited, an exempted company incorporated under the laws of the Cayman Islands and a direct, wholly-owned subsidiary of Wejo (“Merger Sub 1”) and, upon execution of the joinder to the Business Combination Agreement dated January 16, 2023, each of Wejo Holdings Ltd., an exempted company limited by shares incorporated under the laws of Bermuda and a direct, wholly-owned subsidiary of Wejo (“Holdco”) and Wejo Acquisition Company Ltd., an exempted company limited by shares incorporated under the laws of Bermuda and a direct, wholly-owned subsidiary of Holdco (“Merger Sub 2” and together with Merger Sub 1, the “Merger Subs”).
On January 16, 2023, pursuant to the Business Combination Agreement, Wejo transferred all of its equity interests in Merger Sub 1 to Holdco. Pursuant to the Business Combination Agreement and subject to the satisfaction or waiver of the terms and conditions specified therein, (i) Merger Sub 1 will merge with and into TKB, with TKB continuing as the surviving company (the “TKB Merger”), and (ii) Merger Sub 2 will merge with and into Wejo, with Wejo continuing as the surviving company (the “Wejo Merger” and, together with the TKB Merger, the “Business Combination”), so that, immediately following completion of the Business Combination (the “Closing”), each of Wejo and TKB will become a wholly-owned subsidiary of Holdco.
At the effective time of the Wejo Merger, by virtue of the Wejo Merger and without any action on the part of the holders of any shares of the capital stock of Wejo, each common share of Wejo par value $0.001 per share (each a “Wejo Common Share”) issued and outstanding immediately prior to the effective time of the Wejo Merger (other than (i) any Wejo Common Shares held in the treasury of Wejo or owned by TKB and (ii) any Wejo Common Shares held by shareholders of Wejo that have validly exercised dissenters rights) will be converted into the right to receive one (1) common share of Holdco, par value $0.001 per share (each a “Holdco Common Share”). Each warrant of Wejo (each a “Wejo Warrant”) issued and outstanding immediately prior to the effective time of the Wejo Merger will automatically and without any action on the part of the holder or beneficiary thereof be assumed by Holdco and automatically represent a warrant to acquire one (1) Holdco Common Share (each, a “Wejo Assumed Warrant”) and shall otherwise be subject to the same terms and conditions as applicable to the corresponding Wejo Warrant. Each option to acquire Wejo Common Shares (each a “Wejo Share Option”) and each Wejo restricted share unit (each a “Wejo RSU”) that is outstanding immediately prior to the effective time of the Wejo Merger, whether vested or unvested, will automatically and without any action on the part of the holder or beneficiary thereof be assumed by Holdco and converted into an option to purchase a number of Holdco Common Shares (a “Holdco Share Option”) or Holdco restricted share unit (each a “Holdco RSU”), as applicable, equal to the total number of Wejo Common Shares subject to the Wejo Share Option or Wejo RSU, as applicable, immediately prior to the effective time of the Wejo Merger, and shall otherwise be subject to the same terms and conditions (including vesting schedule) as applicable to the corresponding Wejo Share Option or Wejo RSU, as applicable.
By virtue of the TKB Merger and without any action on the part of the holders of any shares of the capital stock of TKB, (i) immediately prior to the effective time of the TKB Merger, each unit of TKB then outstanding and not previously separated (“TKB Units”) will be automatically separated into its component parts and the holder of each TKB Unit will be deemed to hold one class A ordinary share of TKB, par value $0.0001 per share (“TKB Class A

Share”) and one-half of one warrant to acquire TKB Class A Shares (“TKB Warrant”), (ii) to the extent not already converted into TKB Class A Shares, immediately prior to the effective time of the TKB Merger, each Class B ordinary share of TKB, par value $0.0001 per share (“TKB Class B Share” and together with the TKB Class A Shares, the “TKB Ordinary Shares”), will automatically be converted on a one-for-one basis into TKB Class A Shares, (iii) at the effective time of the TKB Merger, each TKB Class A Share issued and outstanding immediately prior to the effective time of the TKB Merger (including the TKB Class A Shares issued upon the separation of TKB Units and the conversion of TKB Class B Shares, but not including any TKB Class A Shares held by shareholders of TKB that have validly exercised redemption rights under TKB’s amended and restated memorandum and articles of association (the “Cayman Constitutional Documents”), any TKB Ordinary Shares held in the treasury of TKB or any TKB Ordinary Shares held by shareholders of TKB that have validly exercised dissenters rights pursuant to the Cayman Companies Act) will be automatically converted into the right to receive Holdco Common Shares based on a floating exchange ratio, and (iv) at the effective time of the TKB Merger, each TKB Warrant issued and outstanding immediately prior to the effective time of the TKB Merger will be assumed by Holdco and the exercise price and number of underlying Holdco Common Shares will be adjusted according to the exchange ratio (each, a “TKB Assumed Warrant” and together with the Wejo Assumed Warrants, the “Holdco Warrants”). The exchange ratio will be determined by dividing $11.25 by Wejo’s volume weighted average price per share for the fifteen (15) consecutive trading days immediately preceding the second trading day prior to the TKB shareholders meeting to be held in connection with the Business Combination, subject to a minimum exchange ratio of 3.75 and a maximum exchange ratio of 22.50, based on the collar maximum price of $3.00 and minimum price of $0.50 of Wejo, respectively.
TKB Units, TKB Class A Shares, and TKB Public Warrants are traded on the NASDAQ Global Market (NASDAQ-GM) under the symbols “USCTU,” “USCT” and “USCTW,” respectively. Wejo Common Shares and Wejo warrants are traded on the Nasdaq Global Select Market (NASDAQ-GS), under the symbols “WEJO” and “WEJOW,” respectively. The Holdco Common Shares, Wejo Assumed Warrants, and TKB Assumed Warrants are expected to be listed on the NASDAQ-GS under the symbols “WEJO” “WEJOW” and “WEJOX.” It is important for you to know that, at the time of the TKB Meeting (as defined below) and Wejo Special Meeting (as defined below), we may not have received from NASDAQ either confirmation of the listing of the Holdco Common Shares, Wejo Assumed Warrants, or TKB Assumed Warrants or that approval will be obtained prior to the consummation of the Business Combination, and it is possible that the listing condition to the consummation of the Business Combination may be waived by the parties to the Business Combination Agreement. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in this joint proxy statement/prospectus without such confirmation, and, further, it is possible that such confirmation may never be received and the Business Combination could still be consummated if such condition is waived and therefore the Holdco securities may not be listed on any nationally recognized securities exchange.
The following table shows the closing sale prices of TKB Class A Shares and Wejo Common Shares, respectively, on January 9, 2023, the trading day prior to the public announcement of the Business Combination, on January 10, 2023, the date of the public announcement of the Business Combination, and on                     , 2023, the most recent practicable trading day before the distribution of this joint proxy statement/prospectus. This table also shows the implied value of the consideration proposed for each TKB Class A Share as of each of those dates.

	TKB Class A Shares	Wejo Common Shares	Implied Value of Business Combination Consideration(1)
As of January 9, 2023	$10.33	$0.58	$10.52
As of January 10, 2023	$10.35	$0.60	$12.49
As of , 2023
__________________
(1)Calculated by multiplying the closing price of Wejo Common Shares on the relevant date by the applicable exchange ratio. Such applicable exchange ratio calculated by dividing $11.25 by the volume weighted average price per Wejo Common Share for the fifteen (15) consecutive trading days through January 9, 2023, which was $0.62, January 10, 2023, which was $0.54, and                , 2023 which was                 , as applicable.

The implied value of the Holdco Common Shares to be received by TKB shareholders presented above is for informational purposes only. The actual value of the Holdco Common Shares to be received by TKB shareholders will fluctuate with the market price of Wejo Common Shares and will be determined based on the volume weighted average price per share for the fifteen (15) consecutive trading days immediately preceding the second trading day prior to the TKB shareholders meeting to be held in connection with the Business Combination. You should obtain current price quotations for the Wejo Common Shares and the TKB Class A Shares.
TKB and Wejo will each hold extraordinary general meetings of their respective shareholders in connection with the proposed Business Combination (the “TKB Meeting” and the “Wejo Special Meeting,” respectively).
At the TKB Meeting, TKB shareholders will be asked to consider and vote on (1) the proposal, as an ordinary resolution, to adopt the Business Combination Agreement and the transactions contemplated therein (the “TKB Business Combination Proposal”), (2) the proposal, as a special resolution, to adopt and approve the TKB Plan of Merger (the “TKB Merger Proposal”) and (3) if presented, the proposal, as an ordinary resolution, to approve the adjournment of the TKB Meeting (the “TKB Adjournment Proposal”). The board of directors of TKB (the “TKB Board”) unanimously recommends that TKB shareholders vote “FOR” each of the proposals to be considered at the TKB Meeting. When you consider the recommendation of these proposals by the TKB Board, you should keep in mind that TKB’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination — Interests of TKB’s Board of Directors and Executive Officers in the Transaction” for a further discussion of these considerations.
At the Wejo Special Meeting, Wejo shareholders will be asked to consider and vote on (1) the proposal to adopt the Business Combination Agreement and the transactions contemplated therein (the “Wejo Business Combination Proposal”), and (2) the proposal to approve the adjournment of the Wejo Special Meeting (the “Wejo Adjournment Proposal”). The board of directors of Wejo (the “Wejo Board”) unanimously recommends that Wejo shareholders vote “FOR” each of the proposals to be considered at the Wejo Special Meeting. When you consider the recommendation of these proposals by the Wejo Board, you should keep in mind that Wejo’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination — Interests of Wejo’s Board of Directors and Executive Officers in the Transaction” for a further discussion of these considerations.
The Business Combination Agreement requires, as a condition to closing of the Business Combination and the other transactions contemplated by the Business Combination Agreement, that (i) TKB shareholders approve each of the TKB Business Combination Proposal and the TKB Merger Proposal and (ii) that Wejo shareholders approve the Wejo Business Combination Proposal. Each of the TKB Business Combination Proposal and the TKB Merger Proposal is cross-conditioned on the approval of the other. If any one of these proposals is not approved by TKB shareholders or Wejo shareholders, the Business Combination shall not be consummated. Neither the TKB Adjournment Proposal nor the Wejo Adjournment Proposal is conditioned upon the approval of any other proposals in the accompanying joint proxy statement/prospectus.
Only holders of record of TKB Ordinary Shares at the close of business on                     , 2023 (the “TKB Record Date”) are entitled to notice of and to vote at and to have their votes counted at the TKB Meeting and any adjournment of the TKB Meeting. Only holders of record of Wejo Common Shares at the close of business on                    , 2023 (the “Wejo Record Date”) are entitled to notice of and to vote at and to have their votes counted at the Wejo Special Meeting and any adjournment of the Wejo Special Meeting.
This joint proxy statement/prospectus and accompanying proxy cards are being provided to TKB’s shareholders and Wejo’s shareholders in connection with the solicitation of proxies to be voted at their respective meetings and at any adjournment of their respective meetings. Whether or not you plan to attend the TKB Meeting or Wejo Special Meeting, all of TKB’s shareholders and Wejo’s shareholders are urged to read this joint proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described under the heading “Risk Factors” beginning on page 80 of this joint proxy statement/prospectus.

Your vote on these matters, as well as other proposals, is very important, regardless of the number of shares you own. Whether or not you plan to attend your respective shareholder meeting in person, please promptly mark, sign and date the accompanying TKB proxy card or Wejo proxy card, as applicable, and return it in the enclosed postage-paid envelope or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card.
This document is (i) a prospectus related to the issuance by Holdco of Holdco Common Shares and Holdco Warrants in the Business Combination, (ii) a proxy statement for TKB to use in soliciting proxies for the TKB Meeting, (iii) a proxy statement for Wejo to use in soliciting proxies for the Wejo Special Meeting and (iv) a prospectus for the sale by the selling shareholders of Holdco Common Shares and Holdco Warrants received in the Business Combination. It is an important document containing answers to frequently asked questions and a summary description of the Business Combination, followed by more detailed information about TKB, Wejo, the proposed Business Combination and the Business Combination Agreement. We encourage you to read the entire joint proxy statement/prospectus carefully, in particular the “Risk Factors” section beginning on page 80 of the accompanying joint proxy statement/prospectus for a discussion of risks relevant to the Business Combination.
We look forward to the successful completion of the Business Combination.

Angela Blatteis	Richard Barlow
Co-Chief Executive Officer and Chief Financial Officer	Chief Executive Officer
TKB Critical Technologies 1	Wejo Group Limited
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Business Combination or any securities to be issued under this joint proxy statement/prospectus in the Business Combination or determined if the accompanying joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
The accompanying joint proxy statement/prospectus is dated                    , 2023 and is first being mailed to the shareholders of TKB and Wejo on or about                    , 2023.

TKB CRITICAL TECHNOLOGIES 1
400 Continental Blvd, Suite 600
El Segundo, California 90245
NOTICE OF EXTRAORDINARY GENERAL MEETING OF TKB TO BE HELD ON                    , 2023
TO THE SHAREHOLDERS OF TKB CRITICAL TECHNOLOGIES 1:
You are cordially invited to attend the extraordinary general meeting (the “TKB Meeting”) of TKB Critical Technologies 1, a Cayman Islands exempted company (“TKB”), to be held virtually at                    a.m. Eastern Time, on                    , 2023 via live webcast at                    . For the purposes of Cayman Islands law and the Cayman Constitutional Documents, the physical location of the TKB Meeting will be at the offices of White & Case LLP at 1221 Avenue of the Americas, New York, New York 10020. The TKB Meeting will be held for the following purposes:
Proposal No. 1 -  TKB Business Combination Proposal — To consider and vote upon a proposal to approve by way of ordinary resolution the adoption and approval of the Business Combination Agreement, dated as of January 10, 2023 (as amended on March 27, 2023, and as may be further amended, the “Business Combination Agreement”), by and among Wejo Group Limited, an exempted company limited by shares incorporated under the laws of Bermuda (“Wejo”), TKB, Green Merger Subsidiary Limited, an exempted company incorporated under the laws of the Cayman Islands and a direct, wholly-owned subsidiary of Wejo (“Merger Sub 1”) and, upon execution of the joinder to the Business Combination Agreement dated January 16, 2023, each of Wejo Holdings Ltd., an exempted company limited by shares incorporated under the laws of Bermuda and a direct, wholly-owned subsidiary of Wejo (“Holdco”) and Wejo Acquisition Company Ltd., an exempted company limited by shares incorporated under the laws of Bermuda and a direct, wholly-owned subsidiary of Holdco (“Merger Sub 2” and together with Merger Sub 1, the “Merger Subs”). On January 16, 2023, pursuant to the Business Combination Agreement, Wejo transferred all of its equity interests in Merger Sub 1 to Holdco. Pursuant to the Business Combination Agreement, (i) Merger Sub 1 will merge with and into TKB, with TKB continuing as the surviving company (the “TKB Merger”), and (ii) Merger Sub 2 will merge with and into Wejo, with Wejo continuing as the surviving company (the “Wejo Merger” and, together with the TKB Merger, the “Business Combination”), so that, immediately following completion of the Business Combination (the “Closing”), each of Wejo and TKB will become a wholly-owned subsidiary of Holdco, as described in more detail in the attached joint proxy statement/prospectus. A copy of the Business Combination Agreement is attached to the accompanying joint proxy statement/prospectus as Annex A-1 and Annex A-2. The full text of the resolution to be considered and if thought fit, passed and approved is as follows:
“RESOLVED, as an ordinary resolution, that TKB’s entry into the Business Combination Agreement, pursuant to which, among other things, (i) the TKB Merger will occur, and (ii) the Wejo Merger will occur, so that, immediately following the Closing, each of Wejo and TKB will become a wholly-owned subsidiary of Holdco, in accordance with the terms and subject to the conditions of the Business Combination Agreement, be approved, ratified and confirmed in all respects.”
Proposal No. 2 -  TKB Merger Proposal — To consider and vote upon a proposal to approve by way of special resolution the adoption and approval of the TKB Plan of Merger, by and among TKB, Merger Sub 1 and Holdco (The “TKB Plan of Merger”). A copy of the TKB Plan of Merger is attached to the accompanying joint proxy statement/prospectus as Annex H. The full text of the resolution to be considered and if thought fit, passed and approved is as follows:
“RESOLVED, as a special resolution that the TKB Merger and the TKB Plan of Merger, a copy of which is included as Annex H to the accompanying joint proxy statement/prospectus, and any and all transactions provided for in the TKB Plan of Merger, including, without limitation the TKB Merger, be approved and authorized in all respects.”
i

Proposal No. 3 -  TKB Adjournment Proposal — To consider and vote upon a proposal to approve by way of ordinary resolution the adjournment of the TKB Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the TKB Meeting or to provide additional time for TKB and Wejo to continue to attempt to satisfy the conditions to consummation of the Business Combination. The full text of the resolution to be considered and if thought fit, passed and approved is as follows:
“RESOLVED, as an ordinary resolution, that the adjournment of the TKB Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the TKB Meeting, or to provide additional time for TKB and Wejo to continue to attempt to satisfy the conditions to consummation of the Business Combination, be approved.”
At the TKB Meeting, TKB shareholders will be asked to consider and vote on (1) the TKB Business Combination Proposal, (2) the TKB Merger Proposal and (3) the TKB Adjournment Proposal, if presented. The TKB Board unanimously recommends that TKB shareholders vote “FOR” each of the proposals to be considered at the TKB Meeting. When you consider the recommendation of these proposals by the TKB Board, you should keep in mind that TKB’s sponsor, TKB Sponsor I, LLC (the “TKB Sponsor”) and TKB’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. For instance, the TKB Sponsor and TKB’s officers and directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidating TKB. See the sections of the accompanying joint proxy statement/prospectus entitled “The Business Combination — Interests of TKB’s Board of Directors and Executive Officers in the Transaction” and “The Business Combination — Wejo Voting Agreements” for a further discussion of these considerations.
Your vote on these matters is very important, regardless of the number of shares you own. The Business Combination Agreement requires, as a condition to closing of the Business Combination and the other transactions contemplated by the Business Combination Agreement, that TKB shareholders approve the TKB Business Combination Proposal and the TKB Merger Proposal. Whether or not you plan to attend the TKB Meeting virtually, please promptly mark, sign and date the accompanying proxy card and return it in the enclosed postage-paid envelope or authorize the individuals named on your proxy card to vote your shares by using the Internet as described in the instructions included with your proxy card. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the TKB Meeting and vote in person, obtain a valid proxy from your broker, bank or nominee.
Pursuant to the Amended and Restated Memorandum and Articles of Association of TKB (the “Cayman Constitutional Documents”), a holder of TKB Class A Shares initially issued as part of the TKB Units (such shares, the “Public Shares” and such holder, a “TKB Public Shareholder”) may request to redeem all or a portion of its Public Shares for cash if the Business Combination is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:
(i)(1) hold Public Shares or (2) hold Public Shares through TKB Units and elect to separate your TKB Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares;
(ii)submit a written request to Continental Stock Transfer & Trust Company, TKB’s transfer agent (“Transfer Agent”), including the legal name, phone number and address of the beneficial owner of the Public Shares for which redemption is requested, that TKB redeem all or a portion of your Public Shares for cash; and
(iii)tender or deliver your share certificates for Public Shares (if any) along with the redemption forms to the Transfer Agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on                     , 2023 (two business days before the scheduled date of the TKB Meeting) in order for their Public Shares to be redeemed. TKB Public Shareholders may elect to redeem Public Shares regardless of if or how they vote in respect of the TKB Business Combination Proposal or TKB Merger Proposal, and regardless of whether they hold Public Shares on the TKB Record Date. If the Business Combination is not consummated, the Public Shares will be returned to the respective holder, broker or bank.
If the Business Combination is consummated, and if a TKB Public Shareholder properly exercises its right to redeem all or a portion of the Public Shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to the Transfer Agent, TKB will redeem such Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of TKB’s IPO (the “Trust Account”) including interest earned on the Trust Account (net of taxes paid or payable, if any), calculated as of two business days prior to the consummation of the Business Combination (the “Redemption Price”). For illustrative purposes, as of March 31, 2023 this would have amounted to approximately $10.47 per Public Share. Prior to exercising redemption rights, TKB Public Shareholders should verify the market price of the TKB Class A Shares as they may receive higher proceeds from the sale of their Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the Redemption Price. TKB cannot assure shareholders that they will be able to sell their Public Shares in the open market, even if the market price per share is higher than the Redemption Price stated above, as there may not be sufficient liquidity in TKB Class A Shares when TKB Public Shareholders wish to sell their shares. If a TKB Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares. Any request to redeem Public Shares, once made, may be withdrawn at any time until the deadline for submitting redemption requests, which is two business days prior to the scheduled date of the TKB Meeting, and, thereafter, with TKB’s consent, until the Closing. If a holder of Public Shares delivers its shares in connection with an election to redeem and subsequently decides prior to the deadline for submitting redemption requests not to elect to exercise such rights, it may simply request that TKB instruct the Transfer Agent to return the shares (physically or electronically). The holder can make such request by contacting the Transfer Agent, at the address or email address listed in the accompanying joint proxy statement/prospectus. See “TKB Meeting — Redemption Rights” of the accompanying joint proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.
Notwithstanding the foregoing, a TKB Public Shareholder, together with any affiliate of such TKB Public Shareholder or any other person with whom such TKB Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares. Accordingly, if a TKB Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
Only holders of record of TKB Class A Shares and TKB Class B Shares (together, the “TKB Ordinary Shares”) at the close of business on                    , 2023 (the “TKB Record Date”) are entitled to notice of and to have their votes counted at the TKB Meeting and any adjournment of the TKB Meeting. The approval of each of the TKB Business Combination Proposal and the TKB Adjournment Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the TKB Ordinary Shares, who, being present in person or represented by proxy and entitled to vote at the TKB Meeting, vote at the TKB Meeting.
The approval of the TKB Merger Proposal requires a special resolution, being the affirmative vote of the holders of a majority of at least two-thirds of the TKB Ordinary Shares, who being present in person or represented by proxy and entitled to vote at an TKB Meeting, vote at the TKB Meeting.
The accompanying joint proxy statement/prospectus and proxy card are being provided to TKB’s shareholders in connection with the solicitation of proxies to be voted at the TKB Meeting and at any adjournment of the TKB Meeting. Whether or not you plan to attend the TKB Meeting, all of TKB’s shareholders are urged to read the accompanying joint proxy statement/prospectus, including the Annexes and the documents referred to therein and the information included or incorporated by reference herein, carefully and in their entirety. You should also carefully consider the risk factors described under the heading “Risk Factors” beginning on page 80 of the accompanying joint proxy statement/prospectus.
In connection with the Business Combination, certain related agreements have been or will be entered into on or prior to the closing of the Business Combination, including the A&R Registration Rights Agreement, the Sponsor Voting Agreement, and the Wejo Voting Agreement (each as defined in the accompanying joint proxy statement/prospectus). See “Business Combination Proposal — Related Agreements” and “Certain Relationships and Related Person Transactions” in the accompanying joint proxy statement/prospectus for more information.
The TKB Sponsor and each director and officer of TKB have agreed to, among other things, vote in favor of the Business Combination, and to waive their redemption rights in connection with the consummation of the Business Combination with respect to any TKB Ordinary Shares held by them. None of TKB Sponsor, or the TKB directors or officers received separate consideration for their waiver of redemption rights. As of the date of the accompanying joint proxy statement/prospectus, the TKB Sponsor and TKB’s independent directors own approximately 51% of the issued and outstanding TKB Ordinary Shares.
Whether or not you plan to attend the TKB Meeting, we urge you to read the accompanying joint proxy statement/prospectus (and any documents incorporated into the accompanying joint proxy statement/prospectus by reference) carefully. Please pay particular attention to the section entitled “Risk Factors” beginning on page 80 in the accompanying joint proxy statement/prospectus.

, 2023
By Order of the Board of Directors,

Philippe Tartavull
Executive Chairman of the Board of Directors
IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED “FOR” EACH OF THE PROPOSALS.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST SUBMIT A WRITTEN REQUEST, INCLUDING THE LEGAL NAME, PHONE NUMBER AND ADDRESS OF THE BENEFICIAL OWNER OF THE SHARES FOR WHICH REDEMPTION IS REQUESTED, TO TKB’S TRANSFER AGENT THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH AND DELIVER YOUR PUBLIC SHARES TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, AT LEAST TWO BUSINESS DAYS PRIOR TO THE SCHEDULED VOTE AT THE TKB MEETING, IN EACH CASE, IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE TKB MEETING — REDEMPTION RIGHTS” IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

WEJO GROUP LIMITED
Canon’s Court 22 Victoria Street
Hamilton HM12, D0, HM12 Bermuda
NOTICE OF SPECIAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON                    , 2023
TO THE SHAREHOLDERS OF WEJO GROUP LIMITED:
You are cordially invited to attend the special meeting (the “Wejo Special Meeting”) of Wejo Group Limited, a Bermuda exempted company limited by shares (“Wejo”) to be held completely virtual on                    , 2023 at 10:00 a.m. Eastern Time via live webcast at                     . The Wejo Special Meeting will be held for the following purposes:
Proposal No. 1 -  Wejo Business Combination Proposal – To approve and adopt the Business Combination Agreement, dated January 10, 2023 (as amended on March 27, 2023, and as may be further amended from time to time) and the transactions contemplated thereby, by and among Wejo, TKB Critical Technologies 1, a Cayman Island exempted company limited by shares (“TKB”), Green Merger Subsidiary Limited, a Cayman Islands exempted company limited by shares and a direct, wholly-owned subsidiary of Wejo (“Merger Sub 1”) and, upon execution of a joinder to the Business Combination Agreement, each of Wejo Holdings Ltd., a Bermuda exempted company limited by shares and a direct, wholly-owned subsidiary of Wejo (“Holdco”) and Wejo Acquisition Company Ltd., a Bermuda exempted company limited by shares and a direct, wholly-owned subsidiary of Holdco (“Merger Sub 2” and together with Merger Sub 1, the “Merger Subs”). On January 16, 2023, pursuant to the Business Combination Agreement, Wejo transferred all of its equity interests in Merger Sub 1 to Holdco. Pursuant to the Business Combination Agreement, (i) Merger Sub 1 will merge with and into TKB, with TKB continuing as the surviving company (the “TKB Merger”), following which each TKB ordinary share will be converted into the right to receive Holdco Common Shares based on a floating exchange ratio and (ii) Merger Sub 2 will merge with and into Wejo, with Wejo continuing as the surviving company (the “Wejo Merger” and, together with the TKB Merger, the “Business Combination”), following which each Wejo Common Share will be converted into the right to receive one Holdco Common Share, each Wejo Warrant will be assumed by Holdco and represent a warrant to acquire a Holdco Common Share, and each Wejo Share Option and Wejo RSU will be converted into a Holdco Share Option or a Holdco RSU, as applicable to purchase a number of Holdco Common Shares equal to the number of Wejo Common Shares subject to such Wejo Share Option or Wejo RSU, as applicable; so that, immediately following completion of the Business Combination, each of Wejo and TKB will become a wholly-owned subsidiary of Holdco. A copy of the Business Combination Agreement is attached to the accompanying joint proxy statement/prospectus as Annex A. The full text of the resolution to be considered and if thought fit, passed and approved is as follows:
“RESOLVED, that Wejo’s entry into the Business Combination Agreement, by and among Wejo Group Limited, an exempted company limited by shares incorporated under the laws of Bermuda (“Wejo”), TKB Critical Technologies 1, an exempted company incorporated under the laws of the Cayman Islands (“TKB”), Green Merger Subsidiary Limited, an exempted company incorporated under the laws of the Cayman Islands (“Merger Sub 1”), Wejo Holdings Ltd., an exempted company limited by shares incorporated under the laws of Bermuda (“Holdco”) and Wejo Acquisition Company Ltd., an exempted company limited by shares incorporated under the laws of Bermuda (“Merger Sub 2”), pursuant to which, among other things, (i) Merger Sub 1 will merge with and into TKB, with TKB continuing as the surviving company (the “TKB Merger”), and (ii) Merger Sub 2 will merge with and into Wejo, with Wejo continuing as the surviving company (the “Wejo Merger” and, together with the TKB Merger, the “Business Combination”), so that, immediately following completion of the Business Combination (the “Closing”), each of Wejo and TKB will become a wholly owned subsidiary of Holdco, in accordance with the terms and subject to the conditions of the Business Combination Agreement, be approved, ratified and confirmed in all respects.”
v

Proposal No. 2 -  Wejo Adjournment Proposal – To approve the adjournment of the Wejo Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Wejo Special Meeting to approve the Wejo Business Combination Proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Wejo shareholders.
“RESOLVED, that the adjournment of Wejo Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the special general meeting, or otherwise in connection with the Business Combination Agreement and the Wejo Merger.”
At the Wejo Special Meeting, Wejo shareholders will be asked to consider and vote on (1) the Wejo Business Combination Proposal, and (2) the Wejo Adjournment Proposal. Only holders of record of Wejo Common Shares at the close of business on                     , 2023 (the “Wejo Record Date”) are entitled to notice of and to have their votes counted at the Wejo Special Meeting and any adjournment thereof. The approval of each of the Wejo Business Combination Proposal and the Wejo Adjournment Proposal requires an affirmative vote of the holders of a majority of Wejo Common Shares, who, being present in person or by proxy and entitled to vote at a quorate general meeting.
In connection with the Business Combination, certain related agreements have been or will be entered into on or prior to the closing of the Business Combination, including the A&R Registration Rights Agreement, the Sponsor Voting Agreement, and the Wejo Voting Agreement (each as defined in the accompanying joint proxy statement/prospectus). See “Business Combination Proposal — Related Agreements” and “Certain Relationships and Related Person Transactions” in the accompanying proxy statement/prospectus for more information.
After careful consideration, the Wejo Board unanimously recommends that Wejo shareholders vote “FOR” each of the proposals to be considered at the Wejo Special Meeting. When you consider the recommendation of these proposals by the Wejo Board, you should keep in mind that Wejo’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. For example the continued service of certain directors and executive officers following the closing of the business combination; the treatment of restricted stock units, performance stock units, stock options and other equity-based awards in connection with the Business Combination; or the fact that Wejo’s existing directors and officers will be eligible for continued indemnification and continued coverage under Wejo’s directors’ and officers’ liability insurance policy after the Business Combination. See the section of the accompanying proxy statement/prospectus entitled “The Business Combination — Interests of Wejo’s Board of Directors and Executive Officers in the Transaction” for a further discussion of these considerations.
Your vote on these matters, as well as other proposals, is very important, regardless of the number of shares you own. The Business Combination Agreement requires, as a condition to closing of the Business Combination and the other transactions contemplated by the Business Combination Agreement, that Wejo shareholders approve the Business Combination Proposal. Whether or not you plan to attend the Wejo Special Meeting in person, please promptly mark, sign and date the accompanying proxy card and return it in the enclosed postage-paid envelope or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card.
This joint proxy statement/prospectus and accompanying proxy cards are being provided to Wejo’s shareholders in connection with the solicitation of proxies to be voted at the Wejo Special Meeting and at any adjournment thereof. Whether or not you plan to attend the Wejo Special Meeting, all of Wejo’s shareholders are urged to read this joint proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described under the heading “Risk Factors” beginning on page 80 of this joint proxy statement/prospectus.

, 2023	By Order of the Board of Directors,
/s/
Timothy Lee, Chairman of the Board of Directors
IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED “FOR” EACH OF THE PROPOSALS.

LEGAL MATTERS	294
EXPERTS	295
ENFORCEABILITY OF CIVIL LIABILITIES	296
APPRAISAL RIGHTS AND DISSENTERS’ RIGHTS	297
DELIVERY TO DOCUMENTS TO SHAREHOLDERS	300
WHERE YOU CAN FIND MORE INFORMATION	301
INDEX TO FINANCIAL STATEMENTS	F-1

REFERENCES TO ADDITIONAL INFORMATION
This joint proxy statement/prospectus incorporates important business and financial information about Wejo from other documents that Wejo has filed with the U.S. Securities and Exchange Commission (the “SEC”), and that are contained in or incorporated by reference into this joint proxy statement/prospectus. For a listing of documents incorporated by reference into this joint proxy statement/prospectus, please see the section entitled “Where You Can Find More Information” of this joint proxy statement/prospectus. This information is available for you free of charge to review through the SEC’s website at www.sec.gov.
Any person may request a copy of this joint proxy statement/prospectus and any of the documents incorporated by reference into this joint proxy statement/prospectus or other information concerning Wejo, without charge, by written or telephonic request directed to the appropriate company or its proxy solicitor at the following contacts:

For TKB shareholders:	For Wejo shareholders:
TKB Critical Technologies 1	Wejo Group Limited
400 Continental Blvd, Suite 600	Canon’s Court 22 Victoria Street
El Segundo, California 90245	Hamilton HM12, Bermuda
Tel: +1 310 426 2055	Tel: +44 8002 343065
Attention: Corporate Secretary	Attention: Corporate Secretary

MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, New York 10018
Call Collect: +1 212 929 5500
Call Toll-Free: +1 800 322 2885
Email: proxy@mackenziepartners.com
In order for you to receive timely delivery of the documents in advance of the TKB Meeting to be held on                     , 2023, or the Wejo Special Meeting to be held on                    , 2023, as applicable, you must request the information no later than seven calendar days prior to the applicable meeting.
The contents of the websites of the SEC, TKB, Wejo or any other entity (or the information which may be accessed through such websites) are not being incorporated into this joint proxy statement/prospectus. The URLs included in this joint proxy statement/prospectus are intended to be an inactive textual reference only. They are not intended to be an active hyperlink to the applicable website. The information about how you can obtain certain documents that are incorporated by reference into this joint proxy statement/prospectus at these websites is being provided only for your convenience.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS
This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by Holdco, constitutes a prospectus of Holdco under Section 5 of the U.S. Securities Act of 1933, as amended (the “Securities Act”), with respect to the Holdco Common Shares and Holdco Warrants to be issued to TKB shareholders and warrant holders and Wejo shareholders and warrant holders if the Business Combination described herein is consummated. This document also constitutes a joint proxy statement of TKB and Wejo under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) and a notice of meeting with respect to the TKB Meeting and a notice of meeting with respect to the Wejo Special Meeting.
This joint proxy statement/prospectus also registers under the Securities Act the potential resale of (i) Holdco Common Shares that may be received in the Business Combination by the selling shareholders identified in this joint proxy statement/prospectus under the heading “Selling Shareholders and Plan of Distribution” (including Holdco Common Shares that may be issued upon the exercise of TKB Assumed Warrants) and (ii) TKB Assumed Warrants held by the selling shareholders. Holdco will not receive any proceeds from any such offer or sale by the selling shareholders. Holdco could receive up to an aggregate of approximately $123,625,000 from the exercise of all TKB Assumed Warrants registered hereby, assuming the exercise in full of all such warrants for cash. Holdco expects to use the proceeds received from the cash exercise of the TKB Assumed Warrants, if any, for working capital and other general corporate purposes.
You should rely only on the information contained in, or incorporated by reference into, this joint proxy statement/prospectus. TKB and Wejo have not authorized anyone to provide you with information that is different from that contained in or incorporated by reference into this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated                    , 2023, and you should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date unless otherwise specifically provided herein.
Further, you should not assume that the Wejo information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this joint proxy statement/prospectus to TKB shareholders or Wejo shareholders nor the issuance by Holdco of the Holdco Common Shares or the Holdco Warrants pursuant to the Business Combination Agreement will create any implication to the contrary.
This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

TRADEMARKS
This joint proxy statement/prospectus contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this joint proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. TKB and Wejo do not intend their use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of either of them by, any other companies.
MARKET INDUSTRY AND OTHER DATA
In this joint proxy statement/prospectus, we present industry data, forecasts, information and statistics regarding the markets in which we compete, as well as our analysis of statistics, data and other information that we have derived from third parties, including independent consultant reports, publicly available information, various industry publications and other published industry sources. Independent consultant reports, industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable. Such information is supplemented where necessary with our own internal estimates and information obtained from discussions with our customers, taking into account publicly available information about other industry participants and our management’s judgment where information is not publicly available. This information appears in “Summary of the Joint Proxy Statement/Prospectus,” “Information About Wejo,” “Wejo’s Management’s Discussion and Analysis of Financial Condition and Results of Operation” and other sections of this joint proxy statement/prospectus.
Although we believe that these third-party sources are reliable, this belief does not guarantee the accuracy or completeness of this information, and we have not independently verified this information. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this joint proxy statement/prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates. Some market data and statistical information are also based on our good faith estimates, which are derived from Wejo’s management’s knowledge of our industry and such independent sources referred to above. Certain market, ranking and industry data included elsewhere in this joint proxy statement/prospectus, including the size of certain markets and our size or position and the positions of our competitors within these markets, including their services relative to its competitors, are based on estimates by us. These estimates have been derived from Wejo’s management’s knowledge and experience in the markets in which we operate, as well as information obtained from surveys, reports by market research firms, our customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which we operate and have not been verified by independent sources. Unless otherwise noted, all of our market share and market position information presented in this joint proxy statement/prospectus is an approximation. References herein to Wejo being a leader in a market or product category refer to Wejo’s belief that we have a leading market position in each specified market, unless the context otherwise requires. As there are no publicly available sources supporting this belief, it is based solely on Wejo’s internal analysis of our market position as compared to the estimated position of our competitors. In addition, the discussion herein regarding our various product lines is based on how we define the end markets for our products, which products may be either part of larger overall end markets or end markets that include other types of products and services.
Wejo’s internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which we operate and management’s understanding of industry conditions. Although we believe that such information is reliable, we have not had this information verified by any independent sources. Notwithstanding the foregoing, we are liable for the information in this joint proxy statement/prospectus.

PRESENTATION OF FINANCIAL INFORMATION
Holdco was incorporated by Wejo under the laws of Bermuda on January 9, 2023, for the purpose of consummating the Business Combination described herein. Holdco has no material assets and does not operate any businesses. Accordingly, no financial statements of Holdco have been included in this joint proxy statement/prospectus. The Business Combination will result in Holdco acquiring TKB and Wejo, and becoming the successor to, Wejo. The Business Combination involves (i) the TKB Merger, with an exchange of the TKB Ordinary Shares for Holdco Common Shares and the assumption by Holdco of the TKB Assumed Warrants, and (ii) the Wejo Merger, with an exchange of the Wejo Common Shares for Holdco Common Shares and the assumption by Holdco of the Wejo Assumed Warrants, in each case of (i) and (ii), as specified in the Business Combination Agreement and described in this joint proxy statement/prospectus. Following the Business Combination, both Wejo and TKB will be direct wholly-owned subsidiaries of Holdco. The Wejo Merger will be accounted for as a capital reorganization, and shall occur substantially concurrently with the TKB Merger which will be treated as a recapitalization with Wejo identified as accounting acquirer.

SELECTED DEFINITIONS
Unless otherwise indicated or the context otherwise requires, when used in this joint proxy statement/prospectus:
“Business Combination” means, jointly, the TKB Merger and the Wejo Merger.
“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands.
“Cayman Constitutional Documents” means TKB’s amended and restated memorandum and articles of association.
“Combination Period” means the period of time in which TKB has to consummate its initial business combination pursuant to the Cayman Constitutional Documents, which currently ends on June 29, 2023, subject to extension.
“Extension” means the extension of the date by which TKB is required to complete its initial business combination to June 29, 2023.
“Effective Time” means, jointly, the Wejo Effective Time and the TKB Effective Time.
“Founder Shares” means all of the 5,750,000 TKB Class B Shares issued prior to the consummation of the TKB IPO, of which, 5,650,000 TKB Class B Shares were converted into 5,650,000 TKB Class A Shares on a one-for-one basis effective as of January 18, 2023 and the remaining 100,000 TKB Class B Shares will be converted into 100,000 TKB Class A Shares immediately prior to the TKB Merger.
“Future PIPE” means the sale of securities of Holdco for the purpose of raising additional funds for the transactions contemplated by the Business Combination Agreement.
“GM” means General Motors Company.
“GM Blocker” means the “blocker” provision included in each of the GM Convertible Note and the GM Warrant, which prohibits the conversion of any portion of the GM Convertible Note or the exercise of any portion of the GM Warrant if, after giving effect to such conversion and/or exercise, the holder together with the other Attribution Parties (as defined in the GM Convertible Note and the GM Warrant) would beneficially own in excess of 19.99% of the outstanding Wejo Common Shares.
“GM Convertible Note” or “Wejo SCN” means the secured convertible note issued to GM Holdings in connection with the Securities Purchase Agreement on December 16, 2022, in an aggregate principal amount of $10,000,000.
“GM Entities” means, collectively, GM Holdings, GM and their affiliates.
“GM Holdings” means General Motors Holdings LLC.
“GM Warrant” means the warrants issued to GM Holdings in connection with the Securities Purchase Agreement on December 16, 2022.
“Holdco” means Wejo Holdings Ltd., an exempted company limited by shares incorporated under the laws of Bermuda and a direct, wholly-owned subsidiary of Wejo.
“Holdco Common Share” means each common share of Holdco, par value $0.001 per share.
“Holdco Warrants” means each warrant exercisable for Holdco Common Shares, and includes the Wejo Assumed Warrants and the TKB Assumed Warrants.
“Merger Sub 1” means Green Merger Subsidiary Limited, an exempted company incorporated under the laws of the Cayman Islands.

“Merger Sub 2” means Wejo Acquisition Company Ltd., an exempted company limited by shares incorporated under the laws of Bermuda.
“Merger Subs” means, jointly, Merger Sub 1 and Merger Sub 2.
“Public Shares” means the TKB Class A Shares which were initially issued as a component of the TKB Units.
“Redemption Rights” means, the right for a holder of Public Shares to demand that TKB redeems all or a portion of their Public Shares in accordance with the Cayman Constitutional Documents.
“Registration Rights Agreement” means the agreement to be entered concurrently with the Closing of the Business Combination among the TKB Insiders, the other holders of Holdco Common Shares party thereto and Holdco in the form which is attached to this joint proxy statement/prospectus as Annex F.
“RSU” means restricted share unit.
“Securities Purchase Agreement” means the agreement entered into with GM Holdings under which Wejo issued and sold to GM Holdings the Wejo SCN in the aggregate principal amount of $10.0 million, and the GM Warrants to acquire up to an aggregate amount of 1,190,476 common shares at an exercise price of $0.75112 per common share.
“Sponsor Voting Agreement” means the agreement entered into by and between Holdco, the Sponsor and certain other shareholders of TKB in connection with the execution of the Business Combination Agreement on January 10, 2023.
“Stout” means Stout Risius Ross, LLC, TKB’s fairness opinion provider.
“TKB” means TKB Critical Technologies 1, an exempted company incorporated under the laws of the Cayman Islands.
“TKB Board” means the board of directors of TKB.
“TKB Class A Share” means each class A ordinary share, par value $0.0001 per share, of TKB.
“TKB Class B Share” means each class B ordinary share, par value $0.0001 per share, of TKB.
“TKB Ordinary Shares” means, jointly, the TKB Class A Shares and the TKB Class B Shares.
“TKB Effective Time” means the time at which the TKB Merger becomes effective.
“TKB Insiders” means the TKB Sponsor and each independent director of TKB holding Founder Shares.
“TKB IPO” means the initial public offering of TKB Units.
“TKB Meeting” means the extraordinary general meeting to be held among the shareholders of TKB in relation to the Business Combination.
“TKB Merger” means the merger of Merger Sub 1 with and into TKB, with TKB continuing as the surviving company.
“TKB Private Warrant” means each whole warrant of TKB entitling the holder to purchase one TKB Class A Share per whole warrant, initially issued in a private placement occurring simultaneously with the TKB IPO.
“TKB Public Shareholder” means a holder of Public Shares.
“TKB Public Warrant” means each whole warrant of TKB entitling the holder to purchase one TKB Class A Share per whole warrant, initially issued as a component of the TKB Units.
“TKB Sponsor” means TKB Sponsor I, LLC.

“TKB Unit” means the units issued by TKB in the TKB IPO, each consisting of one TKB Class A Share and one-half of one TKB Public Warrant.
“TKB Warrants” means, jointly, the TKB Public Warrants and the TKB Private Warrants.
“Trust Account” means the trust account of TKB maintained by Continental Stock Transfer & Trust Company, acting as trustee, pursuant to the Trust Agreement.
“Trust Agreement” means the Investment Management Trust Agreement, dated October 26, 2021, by and between TKB and Continental Stock Transfer & Trust Company, acting as trustee (as it may be amended, including to accommodate the Extension).
“Wejo” means Wejo Group Limited, an exempted company limited by shares incorporated under the laws of Bermuda.
“Wejo Board” means the board of directors of Wejo.
“Wejo Common Shares” means common shares, par value $0.001 per common share, of Wejo.
“Wejo 2022 Annual Report” means Wejo’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on April 3, 2023.
“Wejo Effective Time” means the time at which the Wejo Merger becomes effective.
“Wejo Merger” means the merger of Merger Sub 2 with and into Wejo, with Wejo continuing as the surviving company.
“Wejo Special Meeting” means the extraordinary general meeting to be held among the shareholders of Wejo in relation to the Business Combination.
“Wejo Voting Agreement” means the agreement entered into by and between TKB and certain shareholders of Wejo in connection with the execution of the Business Combination Agreement on January 10, 2023.
“Wejo Warrant” means each warrant to purchase Wejo Common Shares issued and outstanding pursuant to the Wejo Warrant Agreement.
“Wejo PIPE Warrants” means the warrants issued in connection with the subscription agreements with various investors on July 27, 2022
“Legacy Wejo” means Wejo Limited (a private limited liability company incorporated under the laws of England and Wales on December 13, 2013).

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this joint proxy statement/prospectus may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact contained in this joint proxy statement/prospectus are forward-looking statements. Forward-looking statements with respect to TKB, Wejo and the Business Combination, include statements regarding the anticipated benefits of the Business Combination, the anticipated timing of the Potential Business Combination, the products and services offered by Wejo and the markets in which it operates (including future market opportunities), Wejo’s projected future results, future financial condition and performance and expected financial impacts of the Business Combination (including future revenue, pro forma enterprise value and cash balance), the satisfaction of closing conditions to the Business Combination and the level of redemptions of TKB’s shareholders, and Wejo’s expectations, intentions, strategies, assumptions or beliefs about future events, results of operations or performance or statements that do not solely relate to historical or current facts. These forward-looking statements generally are identified by the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “future,” “intend,” “may,” “opportunity,” “plan,” “potential,” “project,” “representative of,” “scales,” “should,” “strategy,” “valuation,” “will,” “will be,” “will continue,” “will likely result,” “would,” and similar expressions (or the negative versions of such words or expressions). Forward-looking statements are based on current assumptions, estimates, expectations, and projections of the management of TKB and Wejo and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this joint proxy statement/prospectus, including but not limited to:
•the risk that the Business Combination may not be completed in a timely manner or at all;
•the risk that the Business Combination may not be completed by TKB’s business combination deadline and the potential failure to obtain a further extension of the business combination deadline, if sought by TKB;
•the failure to satisfy the conditions to the consummation of the Business Combination;
•the lack of a fairness opinion delivered to the Wejo Board in determining whether or not to pursue the Business Combination;
•the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive agreements relating to the Business Combination;
•the effect of the announcement or pendency of the Business Combination on Wejo’s business relationships, operating results, performance and business generally;
•risks that the Business Combination disrupts current plans and operations of Wejo and the disruption of management's attention due to the Business Combination;
•the outcome of any legal proceedings that may be instituted against TKB or Wejo related to the Business Combination;
•the ability to maintain the listing of Wejo securities or to list Holdco securities on a national securities exchange;
•changes in the combined capital structure of TKB and Wejo following the Business Combination,
•changes in the competitive industries and markets in which Wejo operates or plans to operate;
•changes in laws and regulations affecting Wejo’s business;
•the ability to implement business plans, forecasts, and other expectations after the completion of the Business Combination, and identify and realize additional opportunities;
•risks related to the uncertainty of Wejo’s projected financial information;
•risks related to Wejo’s rollout of its business and the timing of expected business milestones;

•risks related to Wejo’s potential inability to achieve or maintain profitability and generate cash;
•current and future conditions in the global economy, including as a result of the impact of the COVID-19 pandemic, inflation, supply chain constraints, and other macroeconomic factors and their impact on Wejo, its business and markets in which it operates;
•the ability of Wejo to maintain relationships with customers, suppliers and others with whom Wejo does business;
•the potential inability of Wejo to manage growth effectively,
•the enforceability of Wejo’s intellectual property, including its patents and the potential infringement on the intellectual property rights of others;
•costs or unexpected liabilities related to the Business Combination and the failure to realize anticipated benefits of the Business Combination or to realize estimated pro forma results and underlying assumptions, including with respect to estimated shareholder redemptions;
•changes to the proposed structure of the Business Combination that may be required or are appropriate as a result of applicable laws or regulations;
•the ability to recruit, train and retain qualified personnel;
•the ability of Holdco to issue equity or obtain financing;
•Wejo’s ability to continue as a going concern;
•Wejo’s ability to successfully implement cost reduction initiatives; and
•other factors relating to the business, operations and financial performance of Wejo and its subsidiaries.
The foregoing list of factors that may affect the business, financial condition or operating results of TKB and/or Wejo is not exhaustive. Additional factors are set forth in their respective filings with the U.S. Securities and Exchange Commission (the “SEC”), and further information concerning TKB and Wejo may emerge from time to time. In particular, you should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of (a) this joint proxy statement/prospectus; (b) Wejo’s 2022 Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on April 3, 2023, and (c) other documents filed or to be filed by Wejo with the SEC. There may be additional risks that neither TKB nor Wejo presently knows or that TKB and Wejo currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. Readers are urged to consider these factors carefully in evaluating these forward-looking statements.
Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements. TKB and Wejo expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in their expectations with respect thereto or any change in events, conditions, or circumstances on which any statement is based, except as required by law, whether as a result of new information, future events, or otherwise. Neither TKB nor Wejo gives any assurance that either TKB, Wejo or the combined company will achieve its expectations.
Before any TKB shareholder or Wejo shareholder grants its proxy or instructs how its vote should be cast or votes on the proposals to be put to the TKB Meeting or the Wejo Special Meeting, as applicable, such shareholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this joint proxy statement/prospectus may adversely affect TKB or Wejo or their ability to consummate the Business Combination.

QUESTIONS AND ANSWERS ABOUT THE SHAREHOLDER MEETINGS AND THE BUSINESS COMBINATION
The following are some questions that you, as a shareholder of TKB or a shareholder of Wejo, may have regarding the Business Combination and the other matters being considered at the extraordinary general meetings of each company’s shareholders, and brief answers to those questions. You are urged to carefully read this joint proxy statement/prospectus and the other documents referred to in this joint proxy statement/prospectus in their entirety because this section may not provide all the information that is important to you regarding these matters. Additional important information is contained in the annexes to, and the documents incorporated by reference into, this joint proxy statement/prospectus. You may obtain the information incorporated by reference in this joint proxy statement/prospectus, without charge, by following the instructions under the section entitled “Where You Can Find More Information” of this joint proxy statement/prospectus.
Questions and Answers About the TKB Meeting

Q: Why am I receiving this joint proxy statement/prospectus?
A: TKB shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Business Combination Agreement and the Business Combination, and a proposal to approve the Plan of Merger. The Business Combination Agreement provides for, among other things, the merger of Merger Sub 1 with and into TKB, with TKB surviving the TKB Merger, and the merger of Merger Sub 2 with and into Wejo, with Wejo surviving the Wejo Merger, so that, immediately following the completion of the Business Combination, each of Wejo and TKB will become a wholly-owned subsidiary of Holdco in accordance with the terms and subject to the conditions of the Business Combination Agreement as more fully described elsewhere in this joint proxy statement/prospectus. See the section entitled “The Business Combination Agreement” for more detail.
A copy of the Business Combination Agreement is attached to this joint proxy statement/prospectus as Annex A and you are encouraged to read it in its entirety.
THE VOTE OF TKB SHAREHOLDERS IS IMPORTANT. TKB SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS JOINT PROXY STATEMENT/PROSPECTUS, INCLUDING THE ANNEXES AND THE FINANCIAL STATEMENTS OF TKB INCLUDED ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND OF WEJO, INCORPORATED BY REFERENCE INTO THIS JOINT PROXY STATEMENT/PROSPECTUS, CAREFULLY AND IN ITS ENTIRETY.

Q: What proposals are shareholders of TKB being asked to vote upon?
A: At the TKB Meeting, TKB is asking holders of TKB Ordinary Shares to consider and vote upon:
•The TKB Business Combination Proposal;
•The TKB Merger Proposal; and
•The TKB Adjournment Proposal, if presented.
If TKB shareholders do not approve the TKB Business Combination Proposal and the TKB Merger Proposal, then unless certain conditions in the Business Combination Agreement are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could be terminated and the Business Combination may not be consummated. See “The Business Combination Agreement” of this joint proxy statement/prospectus.
TKB will hold the TKB Meeting to consider and vote upon these proposals. This joint proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the TKB Meeting. Shareholders of TKB should read it carefully.
After careful consideration, the TKB Board has determined that each of (a) the TKB Business Combination Proposal, (b) the TKB Merger Proposal and (c) the TKB Adjournment Proposal, if presented, are in the best interests of TKB and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.
The existence of financial and personal interests of one or more of TKB’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of TKB and its shareholders and what they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, TKB’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination — Interests of TKB’s Board of Directors and Executive Officers in the Transaction” for a further discussion of these considerations.

Q: Are the proposals conditioned on one another?	A: Yes. The Business Combination is conditioned on the approval of the TKB Business Combination Proposal and the TKB Merger Proposal at the TKB Meeting. The TKB Business Combination Proposal and the TKB Merger Proposal are cross-conditioned on the approval of each other. The TKB Adjournment Proposal is not conditioned upon the approval of any other proposal.

Q: Why is TKB proposing the Business Combination?
A: TKB was incorporated to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, with one or more businesses or entities.
Wejo is a publicly traded holding company incorporated under the laws of Bermuda. Wejo is an emerging leader in the market of supporting an intelligent transport and mobility network (“Smart Mobility”), helping various business sectors through the collection, standardization and analysis of connected vehicle data. Connected vehicles contain hundreds of data sensors, emitting information such as location, speed, direction and events such as braking, temperature and weather conditions.
Based on its due diligence investigations of Wejo, and the industry in which it operates, including the financial and other information provided by Wejo in the course of TKB’s due diligence investigations, the TKB Board believes that the Business Combination with Wejo is in the best interests of TKB and its shareholders and presents an opportunity to increase shareholder value. However, there is no assurance of this. See “The Business Combination — TKB Board of Director’s Reasons for the Approval of the Business Combination” for additional information.
Although the TKB Board believes that the Business Combination with Wejo presents an attractive business combination opportunity and is in the best interests of TKB and its shareholders, the TKB Board did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the section entitled “The Business Combination — TKB Board’s Reasons for Approval of the Business Combination,” as well as in the sections entitled “Risk Factors — Risks Related to Wejo’s Business”.

Q: Do I have Redemption Rights?
A: If you are a holder of Public Shares, you have the right to request that TKB redeem all or a portion of your Public Shares for cash; provided that you follow the procedures and deadlines described elsewhere in this joint proxy statement/prospectus. TKB shareholders may elect to redeem all or a portion of the Public Shares held by them regardless of if or how they vote in respect of the TKB Business Combination Proposal or TKB Merger Proposal, and regardless of whether they hold Public Shares on the TKB Record Date. If you wish to exercise your Redemption Rights, please see the answer to the next question: “How do I exercise my Redemption Rights?”.
Notwithstanding the foregoing, a TKB shareholder, together with any affiliate of such TKB shareholder or any other person with whom such TKB shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares without TKB’s prior consent. Accordingly, if a TKB shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
All TKB Insiders have agreed to waive their Redemption Rights with respect to all of the Founder Shares in connection with the consummation of the Business Combination. The Founder Shares will be excluded from the pro rata calculation used to determine the per-share Redemption Price.

Q: How do I exercise my Redemption Rights?	A: If you are a TKB shareholder and wish to exercise your right to redeem the Public Shares, you must: (i) hold Public Shares or (ii) hold Public Shares through TKB Units and elect to separate your TKB Units into the underlying Public Shares and TKB Public Warrants prior to exercising your Redemption Rights with respect to the Public Shares; submit a written request to the Transfer Agent, including the legal name, phone number and address of the beneficial owner of the Public Shares for which redemption is requested, that TKB redeem all or a portion of your Public Shares for cash; and tender or deliver your share certificates for Public Shares (if any) along with the redemption forms to the Transfer Agent, physically or electronically through DTC. Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on 2023 (two business days before the scheduled date of the TKB Meeting) in order for their Public Shares to be redeemed. The address of the Transfer Agent is listed under the question “Who can help answer my questions?” of this joint proxy statement/prospectus. Holders of TKB Units must elect to separate the TKB Units into the underlying Public Shares and TKB Public Warrants prior to exercising Redemption Rights with respect to the Public Shares. If holders hold their TKB Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the TKB Units into the underlying Public Shares and TKB Public Warrants, or if a holder holds TKB Units registered in its own name, the holder must contact the Transfer Agent, directly and instruct them to do so. Notwithstanding the foregoing, a TKB shareholder together with any affiliate of such TKB shareholder or any other person with whom such TKB Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares without TKB’s prior consent. Accordingly, if a TKB shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash. TKB shareholders will be entitled to request that their Public Shares be redeemed for the Redemption Price. For illustrative purposes, as of March 31, 2023, this would have amounted to approximately $10.47 per issued and outstanding Public Share. However, the proceeds deposited in the Trust Account could become subject to the claims of TKB’s creditors, if any, which could have priority over the claims of the TKB shareholders. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the TKB Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your Redemption Rights.

Any request for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests, which is two business days prior to the scheduled date of the TKB Meeting, and thereafter, with TKB’s consent, until the Closing. Furthermore, if a holder of a Public Share tenders or delivers its share certificates (if any) along with the redemption forms in connection with an election of its Redemption Rights and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that TKB permit the withdrawal of the request for redemption and instruct the Transfer Agent, to return the share certificates (physically or electronically). The holder can make such request by contacting the Transfer Agent, at the address or email address listed in this joint proxy statement/prospectus. Any corrected or changed written exercise of Redemption Rights must be received by the Transfer Agent, at least two business days prior to the scheduled date of the TKB Meeting. No request for redemption will be honored unless the holder’s certificates for Public Shares (if any) along with the redemption forms have been tendered or delivered (either physically or electronically) to the Transfer Agent, at least two business days prior to the scheduled vote at the TKB Meeting. If a holder of Public Shares properly makes a request for redemption and the certificates for Public Shares (if any) along with the redemption forms are tendered or delivered as described above, then, if the Business Combination is consummated, TKB will redeem the Public Shares for a pro rata portion of funds deposited in the Trust Account including interest earned on the trust account (net of taxes paid or payable, if any), calculated as of two business days prior to the consummation of the Business Combination (the “Redemption Price”). If the Business Combination is not consummated, the Public Shares will be returned to the respective holder, broker or bank. If you are a holder of Public Shares and exercise your Redemption Rights, such exercise will not result in the loss of any Public Warrants that you may hold.

Q: If I am a holder of TKB Units, can I exercise Redemption Rights with respect to my TKB Units?	A: No. Holders of issued and outstanding TKB Units must elect to separate the TKB Units into the underlying Public Shares and TKB Public Warrants prior to exercising Redemption Rights with respect to the Public Shares. If you hold your TKB Units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the TKB Units into the underlying Public Shares and TKB Public Warrants, or if you hold TKB Units registered in your own name, you must contact the Transfer Agent, directly and instruct them to do so. You are requested to cause your Public Shares to be separated and tendered or delivered to the Transfer Agent, along with the redemption forms by 5:00 p.m., Eastern Time, on , 2023 (two business days before the scheduled date of the TKB Meeting) in order to exercise your Redemption Rights with respect to your Public Shares.

Q: If I am a holder of TKB Public Warrants, can I exercise redemption rights with respect to my TKB Public Warrants?
A: No. The holders of TKB Public Warrants have no redemption rights with respect to such securities.
As of January 27, 2023, there were 5,466,704 Public Shares outstanding. Assuming that no more than 2,733,352 Public Shares, representing 50% of the Public Shares outstanding, are redeemed for an aggregate payment of approximately $28.62 million from the Trust Account using a $10.47 per share redemption price as of March 31, 2023, which is a potential amount of redemptions, and assuming that each redeeming TKB shareholder holds one-half of one TKB Public Warrant for each Public Share being redeemed (representing the number of TKB Public Warrants included in each TKB Unit) and using the closing warrant price on NASDAQ Stock Market LLC (“NASDAQ”) of $0.03 as of January 9, 2023 (the trading day prior to the public announcement of the Business Combination Agreement), the aggregate fair value of TKB Public Warrants that can be retained by redeeming TKB shareholders is approximately $86,250. Assuming the maximum redemptions scenario, resulting in 3,380,739 Public Shares redeemed for an aggregate payment of approximately $37.61 million from the Trust Account, and assuming that each redeeming TKB shareholder holds one-half of one TKB Public Warrant for each Public Share being redeemed (representing the number of TKB Public Warrants included in each TKB Unit) and using the closing warrant price on Nasdaq of $0.03 as of January 9, 2023 (the trading day prior to the public announcement of the Business Combination Agreement), the aggregate fair value of TKB Public Warrants that can be retained by redeeming TKB shareholders is approximately $107,376. The actual market price of the TKB Public Warrants may be higher or lower on the date that warrant holders seek to sell such Public Warrants. Additionally, TKB cannot assure the holders of warrants that they will be able to sell their TKB Public Warrants in the open market as there may not be sufficient liquidity in such securities when warrant holders wish to sell their TKB Public Warrants. Further, while the level of redemptions of Public Shares will not directly change the value of the warrants because the warrants will remain outstanding regardless of the level of redemptions, as redemptions of Public Shares increase, the holder of Holdco Warrants following the Closing who exercises such Holdco Warrants will ultimately own a greater interest in Holdco because there would be fewer shares outstanding overall.

Q: What are the U.S. federal income tax consequences of exercising my redemption rights?	A: Holders of Public Shares who exercise their redemption rights to receive cash will be considered for U.S. federal income tax purposes to have made a sale or exchange of the tendered shares, or will be considered for U.S. federal income tax purposes to have received a distribution with respect to such shares that may be treated as: (i) dividend income, (ii) a non-taxable recovery of basis, or (iii) gain. See the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — Redemption of Public Shares” and “Material U.S. Federal Income Tax Considerations — Non-U.S. Holders — Non-U.S. Holders Exercising Redemption Rights with Respect to Public Shares.”

Q: Did the TKB Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?
A: Yes. Although the Cayman Constitutional Documents do not require the TKB Board to seek a third-party valuation or fairness opinion in connection with TKB’s initial business combination, the TKB Board received an opinion from Stout to the effect that, as of the date of such opinion and based upon and subject to the assumptions made, procedures followed, matters considered, and limitations and qualifications set forth therein, (i) the exchange ratio provided for in the TKB Merger, after giving effect to the Wejo Merger, pursuant to the terms of the Business Combination Agreement was fair, from a financial point of view, to the holders of Class A Shares, other than TKB Sponsor I, LLC (the “Sponsor”), holders of Class B Shares (which will be converted in the Class B Conversion), holders of Class A Shares issued in private placements or holders of any shares of TKB issued to the TKB Insiders or to underwriters or, in each case, their respective affiliates (collectively, the “Excluded Holders”), and (ii) Wejo had a fair market value equal to at least eighty percent (80%) of the balance of funds in TKB’s Trust Account (excluding deferred underwriting commissions and taxes payable on interest earned on the Trust Account. Please see the section entitled “The Business Combination — Opinion of Stout to the TKB Board.” The full text of the written opinion is attached to this joint proxy statement/prospectus as Annex G.

Q: How do the TKB Public Warrants differ from the TKB Private Warrants, and what are the related risks for any holders of TKB Public Warrants after the Business Combination?
A: The TKB Public Warrants are identical to the TKB Private Warrants in material terms and provisions, except that the TKB Private Warrants (including the TKB Class A Shares issuable upon exercise of the TKB Private Warrants) (i) are not redeemable by us and are exercisable on a cashless basis so long as they are held by TKB Insiders or their permitted transferees, (ii) may not be transferred, assigned or sold by the holders until 30 days after the Closing and (iii) are entitled to registration rights.
Following the Closing, Holdco may redeem your unexpired Holdco Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless. We have the ability to redeem outstanding Holdco Warrants at any time after they become exercisable and prior to their expiration, (i) at a price of $0.01 per Holdco Warrant; provided that the last reported sales price of Holdco Common Shares equals or exceeds $0.80 per share (assuming a 22.50 exchange ratio) or $4.80 per share (assuming a 3.75 exchange ratio) (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within a 30-trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption and; provided certain other conditions are met and (ii) at a price of $0.10 per Holdco Warrant; provided that the last reported sales price of Holdco Common Shares equals or exceeds $0.44 per share (assuming a 22.50 exchange ratio) or $2.67 per share (assuming a 3.75 exchange ratio) (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within a 30-trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption and provided certain other conditions are met. If and when the Holdco Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Holdco Warrants could force you (i) to exercise your Holdco Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Holdco Warrants at the then-current market price when you might otherwise wish to hold your Holdco Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Holdco Warrants are called for redemption, is likely to be substantially less than the market value of your Holdco Warrants.

Q: What happens to the funds deposited in the Trust Account after consummation of the Business Combination?
Following the closing of the IPO (including the exercise of the over-allotment option by the underwriters of the IPO), an amount equal to $234,600,000 ($10.20 per TKB Unit) of the net proceeds from the IPO and the sale of the TKB Private Warrants was placed in the Trust Account. As of December 31, 2022, funds in the Trust Account totaled approximately $237,987,827 and were comprised entirely of U.S. government treasury obligations with a maturity of 185 days or less or of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (a) the completion of a business combination (including the Closing), (b) the redemption of any Public Shares properly tendered in connection with a shareholder vote on the extension of the term of TKB’s existence beyond by the end of the Combination Period, and (c) the Redemption of all of the Public Shares if TKB is unable to complete a business combination the end of the Combination Period, subject to applicable law. The prospectus for TKB’s initial public offering and the Cayman Constitutional Documents initially provided that TKB had until January 29, 2023 to complete a business combination. On January 6, 2023, TKB filed a definitive proxy statement seeking approval from its shareholders at an extraordinary general meeting to be held on January 23, 2023, to extend the date by which TKB is required to complete its initial business combination to June 29, 2023 (“Extension”). TKB shareholders approved the Extension on January 27, 2023. In connection with the Extension, an aggregate of 17,533,296 Public Shares were redeemed for an aggregate redemption payment of approximately $181.9 million, leaving approximately $56.8 million in TKB’s Trust Account. As of March 31, 2023, funds in the Trust Account totaled approximately $57.2 million.
Upon consummation of the Business Combination, the funds deposited in the Trust Account will be released to pay holders of Public Shares who properly exercise their Redemption Rights, to pay transaction fees and expenses associated with the Business Combination and for working capital and general corporate purposes of Holdco following the Business Combination. See “Summary of the Joint Proxy Statement/Prospectus — Sources and Uses of Funds for the Business Combination.”

Q: What happens if a substantial number of the TKB shareholders vote in favor of the Business Combination Proposal and exercise their Redemption Rights?
A: TKB shareholders are not required to vote in respect of the Business Combination in order to exercise their Redemption Rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of TKB shareholders are reduced as a result of Redemptions by TKB shareholders. However, pursuant to the Cayman Constitutional Documents, TKB may not consummate the Business Combination unless TKB has net tangible assets of at least $5,000,001 immediately prior to, or upon the consummation of, the Business Combination, which condition is not waivable by TKB. Further, pursuant to the Business Combination Agreement, either party is entitled to terminate the Business Combination Agreement if in the reasonable and good faith assessment of Wejo or TKB, as applicable, available cash on hand at Wejo or available cash to be borrowed pursuant to binding contractual commitments from third parties, in such amounts that, together with (a) the net proceeds of amounts in the Trust Account (net of redemptions and transaction expenses), (b) any irrevocable and binding financing commitments entered into pursuant to the Business Combination Agreement and (c) any non-binding financing commitments or other sources of income that in the reasonable determination of Wejo or TKB, as applicable, are reasonably expected to be available following the Closing, will be sufficient to fund ordinary course working capital and other general corporate purposes of Wejo in accordance with its mid-term business plan. If such other financings together with the cash held in the Trust Account are not sufficient to meet the foregoing closing condition, TKB and Wejo each have the right to waive such closing condition under the Business Combination Agreement.
With fewer Public Shares and public shareholders, the trading market for Holdco Common Shares may be less liquid than the market for TKB Class A Shares was prior to consummation of the Business Combination and Holdco may not be able to meet the listing standards for Nasdaq or another national securities exchange.

Q: What underwriting fees are payable in connection with the Business Combination?	A: Pursuant to that certain underwriting agreement, dated October 29, 2021 (the “Underwriting Agreement”), by and between Jefferies LLC (“Jefferies”), acting individually and as representative of the several underwriters listed on Schedule I thereto, at the time of the IPO, TKB provided an upfront discount to the underwriters of its IPO of $3,850,000. In addition, pursuant to the Underwriting Agreement, the underwriters are entitled to a deferred underwriting discount of $8,800,000 payable upon the consummation of the Business Combination, which would be payable from the amounts held in the Trust Account.
The following table illustrates the effective underwriting discount on a percentage basis for Public Shares at each redemption level identified below, taking into account that the upfront discount will not be adjusted based on redemptions and the waiver of the deferred underwriting discount:

	Assuming No Redemptions	Assuming Maximum Redemptions
Unredeemed Public Shares	5,466,704	2,085,965
Trust Proceeds to Holdco (1)	$57,236,391	$21,840,054
Upfront Underwriting Discount	$3,850,000	$3,850,000
Deferred Underwriting Discount	$8,800,000	$8,800,000
Total Underwriting Discount	$12,650,000	$12,650,000
Total Underwriting Discount, as percentage of Trust Proceeds to Holdco	22.1%	57.9%
__________________
(1)Reflects approximately $10.47 per share which was in the Trust Account as of March 31, 2023.

Q: Do I have appraisal rights if I object to the proposed Business Combination?	A: There are no appraisal rights with respect to TKB Warrants. Under section 238 of the Cayman Companies Act, holders of TKB Ordinary Shares will have appraisal rights with respect to the TKB Merger. See the section entitled “Appraisal Rights and Dissenters’ Rights” for more information.

Q: How do I vote?
A: If you are a holder of record of TKB Ordinary Shares on the TKB Record Date for the TKB Meeting, you may vote in person (including virtually) at the TKB Meeting or by submitting a proxy for the TKB Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the TKB Meeting and vote in person, obtain a valid proxy from your broker, bank or nominee.

Q: If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?
A: No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this joint proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent, and you may need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or nominee as to how to vote your shares. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares and you should instruct your broker to vote your shares in accordance with directions you provide. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the TKB Meeting, and otherwise will have no effect on a particular proposal because each proposal requires the affirmative vote of a particular number of votes cast and an abstention is not a vote cast.

Q: When and where will the TKB Meeting be held?
A: The TKB Meeting will be held virtually at                   a.m. Eastern Time, on                    , 2023 via live webcast a                   . For the purposes of Cayman Islands law and the Cayman Constitutional Documents, the physical location of the TKB Meeting will be at the offices of White & Case LLP at 1221 Avenue of the Americas, New York, New York 10020.

Q: Who is entitled to vote at the TKB Meeting?
A: TKB has fixed                   , 2023 as the TKB Record Date for the TKB Meeting. If you were a shareholder of TKB at the close of business on                   , 2023, which is the “Record Date” for the TKB Meeting, you are entitled to vote on matters that come before the TKB Meeting. However, a shareholder may only vote his, her or their shares if he or she is present in person (including virtually) or is represented by proxy at the TKB Meeting.

Q: How many votes do I have?
A: TKB shareholders are entitled to one vote at the TKB Meeting for each TKB Ordinary Share held of record as of the TKB Record Date. As of the close of business on the TKB Record Date for the TKB Meeting, there were                    TKB Ordinary Shares issued and outstanding, of which                    were issued and outstanding Public Shares.

Q: What constitutes a quorum?
A: A quorum of TKB shareholders is necessary to hold a valid meeting. A quorum will be present at the TKB Meeting if the holders of a majority of the issued and outstanding TKB Ordinary Shares entitled to vote at the TKB Meeting are represented in person (including virtually) or by proxy or if a corporation or other non-natural person is represented by its duly authorized representative or proxy. As of the TKB Record Date for the TKB Meeting,                    TKB Ordinary Shares would be required to achieve a quorum.

Q: What vote is required to approve each proposal at the TKB Meeting?	A: TKB Business Combination Proposal — The approval of the TKB Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the TKB Ordinary Shares, who, being present in person (including virtually) or represented by proxy and entitled to vote at the TKB Meeting, vote at the TKB Meeting. TKB Merger Proposal — The approval of the TKB Merger Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds (2/3) of the TKB Ordinary Shares, who, being present in person (including virtually) or represented by proxy and entitled to vote at the TKB Meeting, vote at the TKB Meeting. TKB Adjournment Proposal — The approval of the TKB Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the TKB Ordinary Shares, who, being present in person (including virtually) or represented by proxy and entitled to vote at the TKB Meeting, vote at the TKB Meeting.

Q: What are the recommendations of the TKB Board?
A: The TKB Board believes that the TKB Business Combination Proposal and the other proposals to be presented at the TKB Meeting are in the best interest of TKB and TKB’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the TKB Business Combination Proposal, “FOR” the approval of the TKB Merger Proposal and “FOR” the approval of the TKB Adjournment Proposal, in each case, if presented at the TKB Meeting.
The existence of financial and personal interests of one or more of TKB’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of TKB and its shareholders and what they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, TKB’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination — Interests of TKB’s Board of Directors and Executive Officers in the Transaction”.

Q: How do the TKB Insiders intend to vote their TKB Ordinary Shares?	A: The TKB Insiders have agreed to vote all the Founder Shares and any Public Shares they may hold in favor of all the proposals being presented at the TKB Meeting. As of the date of this joint proxy statement/prospectus, the TKB Insiders own approximately 51% of the issued and outstanding TKB Ordinary Shares. The affirmative vote of a majority of TKB Ordinary Shares, voting together as a single class, who, being present in person (including virtually) or represented by proxy and entitled to vote at the TKB Meeting, vote at the TKB Meeting, will be required to approve the TKB Business Combination Proposal. As of the date of this joint proxy statement/prospectus, the Founder Shares represent approximately 51% of the outstanding TKB Ordinary Shares. Accordingly, the holders of the Founder Shares will be able to approve the TKB Business Combination Proposal even if no Public Shares are voted in favor of such proposal. The affirmative vote of at least two-thirds of the TKB Ordinary Shares, voting together as a single class, who, being present in person (including virtually) or represented by proxy and entitled to vote at the TKB Meeting, vote at the TKB Meeting, will be required to approve the TKB Merger Proposal. Accordingly, in addition to the Founder Shares, TKB will need 1,731,542 Public Shares (or about 15.4% of the outstanding TKB Ordinary Shares) to be voted in favor of the TKB Merger Proposal to approve such proposal. The existence of financial and personal interests of one or more of TKB’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of TKB and its shareholders and what they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, TKB’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination — Interests of TKB’s Board of Directors and Executive Officers in the Transaction”.

Q: May the TKB Sponsor or others take actions to incentivize non-redemption?
A: At any time at or prior to the Business Combination, (during a period when they are not then aware of any material non-public information) regarding TKB, Wejo, or their respective securities, the TKB Sponsor, Wejo or their respective directors, officers, advisors or affiliates may purchase Public Shares from institutional and other investors who vote, or indicate an intention to vote, against any of the TKB Business Combination Proposal or the TKB Merger Proposal, or who redeem, or indicate an intention to redeem, their Public Shares, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares and not redeem them or vote their Public Shares in favor of the TKB Business Combination Proposal or the TKB Merger Proposal. Any such non-redemption agreements may provide for an agreement by the investor (i) not to redeem the Public Shares it owns, or (ii) to sell such Public Shares to the TKB Sponsor, Wejo, or their respective directors, officers, advisors or affiliates or their respective affiliates, or (iii) to acquire Public Shares in the market or in privately negotiated transactions from other shareholders who redeem or indicate an intention to redeem, and to hold such Public Shares and not redeem them. Any such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of TKB Ordinary Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. In the event that the TKB Sponsor, Wejo or their respective directors, officers, advisors, or affiliates purchase shares in privately negotiated transactions from the TKB shareholders who have already elected to exercise their Redemption Rights, such selling shareholders would be required to revoke their prior elections to redeem their Public Shares.
Any Public Shares purchased by the TKB Sponsor or its affiliates as part of such agreements would be purchased at a price no higher than the redemption price for the Public Shares, which was approximately $10.47 per share on March 31, 2023. Any Public Shares so purchased would not be voted by the TKB Sponsor or its affiliates at the TKB Meeting and would not be redeemable by the TKB Sponsor or its affiliates. The purpose of such share purchases and other transactions would be to limit the number of Public Shares electing to redeem. While the nature of any such incentives has not been determined as of the date of this joint proxy statement/prospectus, they might include, without limitation, transfers of Founder Shares by the TKB Sponsor and/or the forfeiture of such shares by the TKB Sponsor and issuance of newly issued Holdco Common Shares or arrangements to protect such investors or holders against potential loss in value of their shares, including, the granting of put options and the transfer to such investors or holders of shares or warrants owned by the TKB Sponsor for nominal value.
Entering into any such arrangements may have a depressive effect on the price of the TKB Class A Shares (e.g., by giving a holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the TKB Meeting and would likely increase the chances that such proposals would be approved.
No agreements dealing with the above arrangements or purchases have been entered into as of the date of this joint proxy statement/prospectus. TKB will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Q: What happens if I sell my TKB Ordinary Shares before the TKB Meeting?
A: The TKB Record Date for the TKB Meeting is earlier than the date of the TKB Meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your Public Shares after the TKB Record Date, but before the TKB Meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the TKB Meeting but the transferee, and not you, will have the ability to redeem such shares, so long as such transferee takes the required steps to elect to redeem such shares at least two business days prior to the scheduled date of the TKB Meeting.

Q: How can I vote my shares without attending the TKB Meeting?
A: If you are a shareholder of record of TKB Ordinary Shares as of the close of business on the TKB Record Date, you can vote by proxy by mail by following the instructions provided in the enclosed proxy card or at the TKB Meeting. Please note that if you are a beneficial owner of TKB Ordinary Shares, you may vote by submitting voting instructions to your broker, bank or nominee, or otherwise by following instructions provided by your broker, bank or nominee. Telephone and internet voting will be available to beneficial owners. Please refer to the vote instruction form provided by your broker, bank or nominee.

Q: May I change my vote after I have mailed my signed proxy card?
A: Yes. Shareholders may send a later-dated, signed proxy card to TKB’s Co-Chief Executive Officer and Chief Financial Officer at TKB’s address set forth below so that it is received by TKB’s Co-Chief Executive Officer and Chief Financial Officer prior to the vote at the TKB Meeting (which is scheduled to take place on                    , 2023) or attend the TKB Meeting in person (including virtually) and vote. Shareholders also may revoke their proxy by sending a notice of revocation to TKB’s Chief Executive Officer, which must be received by TKB’s Chief Executive Officer prior to the vote at the TKB Meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q: What happens if I fail to take any action with respect to the TKB Meeting?
A: If you fail to take any action with respect to the TKB Meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a shareholder or warrant holder of Holdco. If you fail to take any action with respect to the TKB Meeting and the Business Combination is not approved, you will remain a shareholder or warrant holder of TKB. However, if you fail to vote with respect to the TKB Meeting, you will nonetheless be able to elect to redeem your Public Shares in connection with the Business Combination, so long as you take the required steps to elect to redeem your shares at least two business days prior to the scheduled date of the TKB Meeting.

Q: What happens if I vote against the Business Combination Proposal?
A: If you vote against the TKB Business Combination Proposal, but the TKB Business Combination Proposal still obtains the requisite shareholder approval described in this joint proxy statement/prospectus, then the TKB Business Combination Proposal will be approved and, assuming the approval of the other Condition Precedent Proposals, and the satisfaction or waiver of the other conditions to the closing of the Business Combination, the Business Combination will be consummated in accordance with the terms of the Business Combination Agreement.
If you vote against the TKB Business Combination Proposal and the TKB Business Combination Proposal does not obtain the requisite vote at the TKB Meeting, then the TKB Business Combination Proposal will fail and we will not consummate the Business Combination. If we do not consummate the TKB Business Combination Proposal, we may continue to try to complete a business combination with a different target business until June 29, 2023, or such later date as TKB shareholders may approve in accordance with the Cayman Constitutional Documents. If we fail to complete an initial business combination by June 29, 2023, then we will be required to dissolve and liquidate the Trust Account by returning then-remaining funds in the Trust Account to the TKB shareholders.

Q: What should I do with my share certificates, warrant certificates or unit certificates?
A: TKB shareholders who exercise their Redemption Rights must tender or deliver (either physically or electronically) their share certificates (if any) along with the redemption forms to the Transfer Agent, at least two business days prior to the scheduled date of the TKB Meeting.
Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on                   , 2023 (two business days before the scheduled date of the TKB Meeting) in order for their Public Shares to be redeemed.
Our warrant holders should not submit the certificates relating to their warrants. Public shareholders who do not elect to have their Public Shares redeemed for the pro rata share of the Trust Account should not submit the certificates relating to their Public Shares.

Q: What should I do if I receive more than one set of voting materials?	A: Shareholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your TKB Ordinary Shares.

Q: Who will solicit and pay the cost of soliciting proxies for the TKB Meeting?	A: TKB will pay the cost of soliciting proxies for the TKB Meeting. TKB has engaged to assist in the solicitation of proxies for the TKB Meeting. TKB has agreed to pay a fee of , plus disbursements. TKB will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of TKB Class A Shares for their expenses in forwarding soliciting materials to beneficial owners of TKB Class A Shares and in obtaining voting instructions from those owners. TKB’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q: Where can I find the voting results of the TKB Meeting?	A: The preliminary voting results will be expected to be announced at the TKB Meeting. TKB will publish final voting results of the TKB Meeting in a Current Report on Form 8-K within four business days after the TKB Meeting.

Q: Who can help answer my questions?
A: If you have questions about the Business Combination or if you need additional copies of the joint proxy statement/prospectus or the enclosed proxy card, you should contact:

You also may obtain additional information about TKB from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of Public Shares and you intend to seek Redemption, you will need to tender or deliver the certificates for your Public Shares (if any) along with the redemption forms (either physically or electronically) to the Transfer Agent, at the address below at least two business days prior to the scheduled date of the TKB Meeting. Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on                   , 2023 (two business days before the scheduled date of the TKB Meeting) in order for their Public Shares to be redeemed. If you have questions regarding the certification of your position or tendering or delivery of your share certificates (if any) along with the redemption forms, please contact:

Continental Stock Transfer & Trust Company 1 State Street, 30th Floor New York, New York 10004 Attention: SPAC Redemption Team Email: spacredemptionscontinentalstock.com
Questions and Answers About the Wejo Special Meeting

Q: Why am I receiving this joint proxy statement/prospectus?
A: You are receiving this joint proxy statement/prospectus because you have been identified as a shareholder of Wejo as of the Wejo record date, and you are entitled to vote at the Wejo Special Meeting to approve the matters set forth herein. This document serves as:
•a proxy statement of Wejo used to solicit proxies for the Wejo Special Meeting to vote on the matters set forth herein;
•a prospectus of Holdco used to offer Holdco Common Shares and Holdco Warrants to Wejo shareholders in exchange for Wejo Common Shares and Wejo warrants in the Business Combination; and
•a prospectus for the sale by the selling shareholders of Holdco Common Shares and Holdco Warrants received in the Business combination.

Q: What is being voted on at the Wejo Special Meeting?
A: Wejo shareholders are being asked to consider and vote upon a proposal to approve the Business Combination described in the accompanying joint proxy statement/prospectus, including (a) adopting the Business Combination Agreement, and (b) approving the other transactions contemplated by the Business Combination Agreement and related agreements described in the accompanying joint proxy statement/prospectus. See “Wejo Proposal #1 — The Business Combination Proposal.”
Wejo shareholders may also be asked to consider and vote upon the Wejo Adjournment Proposal, which is a proposal to adjourn the Wejo Special Meeting to a later date or dates to permit further solicitation and voting of proxies if, based upon the tabulated vote at the time of the Wejo Special Meeting, Wejo would not have been authorized to consummate the Business Combination. See “Wejo Proposal #2 — Wejo Adjournment Proposal.”
Wejo will hold the Wejo Special Meeting of its shareholders to consider and vote upon these proposals. This joint proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the Wejo Special Meeting. Wejo shareholders should read it carefully.

Q: When and where is the Wejo Special Meeting?	A: The Wejo Special Meeting will be held completely virtual on , 2023 at 10:00 a.m. Eastern Time via live webcast at .

Q: Can I attend the Wejo Special Meeting in person?	A: No, you will not be able to attend the Wejo Special Meeting in person. Wejo will be hosting the Wejo Special Meeting via live webcast on the Internet. The webcast will start at 10:00 a.m. Eastern Time on , 2023. Any shareholder can listen to and participate in the Wejo Special Meeting live via the Internet at . You will be able to attend the Wejo Special Meeting online and vote during the Wejo Special Meeting by visiting and entering the control number on your proxy card.

Q: What do I need in order to participate in the Wejo Special Meeting online?	A: You can attend the Wejo Special Meeting via the Internet by visiting . You will need the voter control number included on your proxy card in order to be able to vote your shares during the Wejo Special Meeting. If you do not have a voter control number, you will be able to listen to the meeting only, and you will not be able to vote during the Wejo Special Meeting.

Q: Are the Proposals conditioned on one another?	A: The Wejo Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this joint proxy statement/prospectus. It is important for you to note that in the event that the Wejo Business Combination Proposal does not receive the requisite vote for approval, then Wejo will not consummate the Business Combination.
The vote of shareholders is important. Wejo shareholders are encouraged to submit their completed proxy card as soon as possible after carefully reviewing this joint proxy statement/prospectus.

Q: How many votes do I have at the Wejo Special Meeting?	A: Wejo shareholders are entitled to one vote at the Wejo Special Meeting for each share of Wejo Common Shares held as of record as of , 2023, the record date for the Wejo Special Meeting (the “Wejo Record Date”). As of the close of business on the Wejo Record Date, there were Wejo Common Shares outstanding. The holders of Wejo Warrants have no voting rights with respect to such securities.

Q: What vote is required to approve the Proposals presented at the Wejo Special Meeting?
A: The following votes are required for each of the Proposals at the Wejo Special Meeting
•Wejo Business Combination Proposal: Wejo may consummate the Wejo Business Combination only if it is approved by the affirmative vote of holders of a majority of holders of Wejo Common Shares that are present and voting at a quorate general meeting.
•Wejo Adjournment Proposal: The approval of the Wejo Adjournment Proposal requires the affirmative vote of holders of a majority of holders of Wejo Common Shares that are present and voting at a quorate general meeting.

Q: What constitutes a quorum at the Wejo Special Meeting?	A: A quorum shall be present at the meeting of the Wejo shareholders if the holders of the outstanding Wejo Common Shares representing a majority of the voting power of all outstanding shares of Wejo Common Shares entitled to vote at such meeting are present in person or by proxy. In the absence of a quorum, the chair of the Wejo Special Meeting may adjourn the meeting until a quorum shall attend. As of the Wejo Record Date, Wejo Common Shares would be required to achieve a quorum.

Q: What rights do I have if I object to the proposed Business Combination?
A: To the extent available under the Bermuda Companies Act, the shares of each holder of Wejo Common Shares issued and outstanding as of the Wejo Record Date who did not vote in favor of the Business Combination, and has not been satisfied that it has been offered fair value for its Wejo Common Shares and who shall have validly complied with all other provisions of the Bermuda Companies Act concerning the right of holders of Wejo Common Shares to require appraisal of their Wejo Common Shares pursuant to Bermuda law (the “Wejo Dissenting Shares,” and the holders of such Wejo Dissenting Shares being the “Dissenting Wejo Shareholders”) shall be cancelled (but shall not entitle their holders to receive the Holdco Common Shares) and shall be converted into the right to receive the fair value thereof under Section 106 of the Bermuda Companies Act.
Dissenting Wejo Shareholders will have the right under Section 106(6) of the Bermuda Companies Act to apply to the Supreme Court of Bermuda for an appraisal of the fair value of its Wejo Common Shares within one month from the giving of notice convening the Wejo Special Meeting. The notice of the Special Meeting accompanying this joint proxy statement/prospectus constitutes such notice. The right to make this demand is known as “appraisal rights.” Shareholders of Wejo who wish to exercise their appraisal rights must: (i) not vote affirmatively in favor of the Business Combination and (ii) apply to the Supreme Court of Bermuda to appraise the fair value of such holder’s Wejo Common Shares within the requisite one-month period of the giving of the notice of the meeting at which the Business Combination will be voted upon. For additional information regarding appraisal rights, please see the section entitled “Appraisal Rights and Dissenters’ Rights” which includes the complete text of the applicable sections of the Bermuda Companies Act.
The Wejo Common Shares owned by any Dissenting Wejo Shareholder who fails to perfect or who effectively withdraws or otherwise loses their dissenters’ rights under the Bermuda Companies Act shall cease to be Wejo Dissenting Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Closing, the right to receive Holdco Common Shares.

Q: If I am a Wejo warrant holder, can I exercise dissenting rights with respect to my Wejo warrants?	A: No, the holders of Wejo warrants have no dissenting rights with respect to such securities.

Q: I am a Wejo Warrant holder — why am I receiving this joint proxy statement/prospectus?	A: Each warrant of Wejo issued and outstanding immediately prior to the effective time of the Wejo Merger will be assumed by Holdco and automatically represent a warrant to acquire one Holdco Common Share. This joint proxy statement/prospectus includes important information about Wejo and the business of Wejo and its subsidiaries following the consummation of the Business Combination. Since holders of Wejo warrants will become holders of Holdco Warrants and may become holders of Holdco Common Shares upon consummation of the Business Combination, we urge you to read the information contained in this joint proxy statement/prospectus carefully.

Q: Will Wejo RSUs be affected by the Business Combination?	A: At the Wejo Effective Time, each Wejo RSU, whether vested or unvested, that is outstanding immediately prior to the Wejo Effective Time will, without any required action on the part of the holder thereof, cease to represent a Wejo RSU and will be converted into a Holdco RSU on the same terms and conditions as were applicable to such Wejo RSU immediately prior to the effective time of the Business Combination. The number of Holdco shares subject to each Holdco RSU will equal the number of Wejo shares subject to such Wejo RSU immediately prior to the effective time of the Business Combination.

Q: Will Wejo Share Options be affected by the Business Combination?	A: At the Wejo Effective Time, each Wejo Share Option that is outstanding immediately prior to the Wejo Effective Time, whether vested or unvested, will, without any required action on the part of the holder thereof, cease to represent a Wejo Share Option and will be converted into a Holdco Share Option on the same terms and conditions as were applicable to such Wejo Share Option immediately prior to the effective time of the Business Combination. The number of Holdco shares subject to each Holdco Share Option will equal the number of Wejo shares subject to such Wejo Share Option immediately prior to the effective time of the Business Combination.

Q: What do I need to do now?	A: Wejo urges you to read carefully and consider the information contained in this joint proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a shareholder and/or warrant holder of Wejo. Wejo shareholders should then vote as soon as possible in accordance with the instructions provided in this joint proxy statement/prospectus and on the enclosed proxy card.

Q: How do I vote?	A: If you are a holder of record of Wejo Common Shares on the Wejo Record Date, you may vote remotely at the Wejo Special Meeting or by submitting a proxy for the Wejo Special Meeting. The Wejo Special Meeting will be a completely virtual meeting of shareholders, which will be conducted via live webcast. You will be able to attend the Wejo Special Meeting online, and vote during the Wejo Special Meeting by visiting and entering the control number on your proxy card. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the meeting and vote remotely, obtain a proxy from your broker, bank or nominee and a control number from Continental Stock Transfer & Trust Company, available once you have received your proxy by emailing proxy@continentalstock.com.

Q: If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?
A: No, under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-routine matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe the Proposals presented to the Wejo shareholders at the Wejo Special Meeting will be considered non-routine and, therefore, your broker, bank or nominee cannot vote your shares without your instruction on any of the Proposals presented at the Wejo Special Meeting. If you do not provide instructions with your proxy, your broker, bank or other nominee may deliver a proxy card expressly indicating that it is not voting your shares; this indication that a broker, bank or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the Wejo Special Meeting. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q: May I change my vote after I have mailed my signed proxy card?	A: Yes, Wejo shareholders of record may send a later-dated, signed proxy card to Wejo’s transfer agent at the address set forth at the end of this section so that it is received prior to the vote at the Wejo Special Meeting or attend the Wejo Special Meeting by visiting , entering the control number on your proxy card and voting, Wejo shareholders also may revoke their proxy by sending a notice of revocation to Wejo’s transfer agent, which must be received by Wejo’s transfer agent prior to the vote at the Wejo Special Meeting.

Q: What happens if I fail to take any action with respect to the Wejo Special Meeting?	A: If you fail to take any action with respect to the Wejo Special Meeting and the Business Combination is approved by Wejo shareholders and consummated, you will become a shareholder and/or warrant holder of Holdco. If you fail to take any action with respect to the Wejo Special Meeting and the Business Combination is not approved, you will continue to be a shareholder and/or warrant holder of Wejo.
Q: What should I do if I receive more than one set of voting materials?	A: Wejo shareholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Wejo Common Shares.

Q: What happens if I sell my Wejo Common Shares before the Wejo Special Meeting?	A: The Wejo Record Date for the Wejo Special Meeting is earlier than the date of the Wejo Special Meeting and earlier than the date the Business Combination is expected to be completed. If you transfer your shares after the Wejo Record Date, but before the Wejo Special Meeting date, unless you grant a proxy to the transferee, you will retain your right to vote at the Wejo Special Meeting.

Q: Is my vote important?
A: Your vote is very important, regardless of the number of Wejo Common Shares that you own. The approval of the Business Combination by the Wejo Special Meeting are conditions to the obligations of TKB and Wejo to complete the Business Combination.
If you do not return or submit your proxy or vote at the special meeting as provided in this joint proxy statement/prospectus, the effect will be the same as a vote “AGAINST” the Business Combination proposal, and will have no effect on the other Proposals of the Wejo Special Meeting.

Q: How does the Wejo Board recommend that I vote at the Wejo Special Meeting?
A: After careful consideration, the Wejo board of directors (the “Wejo Board”), unanimously recommends that you vote “FOR” the Wejo Business Combination Proposal and “FOR” the Wejo Adjournment Proposal.
When you consider the recommendations of the Wejo Board, Wejo shareholders should be aware that Wejo directors and executive officers have interests in the Business Combination that are different from, or in addition to, their interests as Wejo shareholders. These interests may include, among others, the continued service of certain directors and executive officers following the closing of the business combination; the treatment of restricted stock units, performance stock units, stock options and other equity-based awards in connection with the Business Combination; or the fact that Wejo’s existing directors and officers will be eligible for continued indemnification and continued coverage under Wejo’s directors’ and officers’ liability insurance policy after the Business Combination. For a more complete description of these interests, see the information provided in the section entitled “Interests of Wejo’s Board of Directors and Executive Officers in the Transaction” of this joint proxy statement/prospectus.

Q: What if during the check-in time or during the Wejo Special Meeting I have technical difficulties or trouble accessing the virtual meeting website?	A: Wejo will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website for the Wejo Special Meeting. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time for the Wejo Special Meeting, please call the technical support number found on the Wejo Special Meeting website.

Q: Where can I find the voting results of the Wejo Special Meetings?	A: The preliminary voting results for the Wejo Special Meeting will be announced at that Wejo Special Meeting. In addition, within four business days after completion of the Wejo Special Meeting, Wejo intends to file the final voting results with the SEC on a Current Report on Form 8-K.

Q: Who can help answer my questions?
A: If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card, you should contact Wejo’s proxy solicitor as follows:
MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, New York 10018
Individuals call toll-free: +1(800) 322-2885
Banks and brokers call: +1(212) 929-5500
Email: proxy@mackenziepartners.com
You may also obtain additional information about Wejo from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

Questions and Answers About the Business Combination

Q: Why am I receiving this joint proxy statement/prospectus?
A: You are receiving this joint proxy statement/prospectus because TKB, Wejo, Holdco, Merger Sub 1 and Merger Sub 2, have agreed to the Business Combination under the terms of the Business Combination Agreement that is described in, and is attached to, this joint proxy statement/prospectus as Annex A. On January 16, 2023, pursuant to the Business Combination Agreement, Wejo transferred all of its equity interests in Merger Sub 1 to Holdco. The Business Combination Agreement provides that, among other things, (i) Merger Sub 1 will merge with and into TKB, with TKB continuing as the surviving company, and (ii) Merger Sub 2 will merge with and into Wejo, with Wejo continuing as the surviving company, so that, immediately following completion of the Business Combination, each of Wejo and TKB will become a wholly-owned subsidiary of Holdco.
In order to consummate the Business Combination, among other factors, each of the TKB Meeting and the Wejo Special Meeting must approve the Business Combination.
This joint proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the TKB Meeting and the Wejo Special Meeting. You should read this joint proxy statement/prospectus and its annexes carefully and in their entirety.

Q: Why are TKB and Wejo proposing the Business Combination?
A: TKB is a blank check company formed as a Cayman Islands exempted company for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to as TKB’s initial business combination. TKB completed its initial public offering of its securities on October 29, 2021.
Wejo is a publicly traded holding company incorporated under the laws of Bermuda. Wejo is an emerging leader in the market of supporting an intelligent transport and mobility network (“Smart Mobility”), helping various business sectors through the collection, standardization and analysis of connected vehicle data. Connected vehicles contain hundreds of data sensors, emitting information such as location, speed, direction and events such as braking, temperature and weather conditions. This data, as used by Wejo, creates intelligence, in near real-time and historically, which is unavailable from any other source.
Wejo provides software and technology solutions to various market verticals in combination with services that utilize ingested and standardized connected vehicle and other high volume, high value datasets, through its proprietary cloud software and analytics platform, Wejo Neural Edge (which includes its Wejo ADEPT platform). Wejo’s sector solutions, primarily delivered in the North America and Europe, provide valuable insights to its customers in public and private organizations, including, but not limited to, automotive original equipment manufacturers, first tier (“Tier 1”) automotive suppliers, fleet management companies, departments of transportation, retailers, mapping companies, universities, insurance companies, advertising firms, construction firms and research departments. In particular, these solutions can be used to unlock unique insights about mobility journeys, city planning, electric vehicle (“EV”) usage, driver safety, audience and media measurement and more. Over the next several years, Wejo expects to further expand its platform to ingest data globally from numerous additional OEMs and other valuable data sources, enabling the expansion into additional market verticals and geographic regions, as well as provide broader and deeper business insights to its OEM, Tier 1 and Fleet preferred partners.

For a discussion of TKB’s and Wejo’s reasons for the Business Combination, please see the section entitled “The Business Combination—Recommendation of the SPAC Board of Directors and SPAC’s Reasons for the Business Combination” and “—Recommendation of the Wejo Board and Wejo’s Reasons for the Business Combination” in this joint proxy statement/prospectus. Consummation of the Business Combination is conditioned on its approval by the TKB Meeting and the Wejo Special Meeting. If either of the TKB Meeting or the Wejo Special Meeting does not approve the Business Combination, we will not consummate such transaction.

Q: What will happen in the Business Combination?
A: At the Closing, (i) Merger Sub 1 will merge with and into TKB, with TKB continuing as the surviving company, and (ii) Merger Sub 2 will merge with and into Wejo, with Wejo continuing as the surviving company, so that, immediately following completion of the Business Combination, each of Wejo and TKB will become a wholly-owned subsidiary of Holdco.
In particular, among other transactions, at the effective time of the Wejo Merger, by virtue of the Wejo Merger and without any action on the part of the holders of any shares of the capital stock of Wejo, each Wejo Common Share issued and outstanding immediately prior to the effective time of the Wejo Merger (other than (i) any Wejo Common Shares held in the treasury of Wejo or owned by TKB and (ii) any Wejo Common Shares held by shareholders of Wejo that have validly exercised dissenters rights) will be converted into the right to receive one (1) Holdco Common Share. Each Wejo Warrant issued and outstanding immediately prior to the effective time of the Wejo Merger will automatically and without any action on the part of the holder or beneficiary thereof be assumed by Holdco and automatically represent one (1) Wejo Assumed Warrant and shall otherwise be subject to the same terms and conditions as applicable to the corresponding Wejo Warrant. Each Wejo Share Option and Wejo RSU that is outstanding immediately prior to the effective time of the Wejo Merger, whether vested or unvested, will automatically and without any action on the part of the holder or beneficiary thereof be assumed by Holdco and converted into a Holdco Share Option or Holdco RSU, as applicable, equal to the total number of Wejo Common Shares subject to the Wejo Share Option or Wejo RSU, as applicable, immediately prior to the effective time of the Wejo Merger, and shall otherwise be subject to the same terms and conditions (including vesting schedule) as applicable to the corresponding Wejo Share Option or Wejo RSU, as applicable.
By virtue of the TKB Merger and without any action on the part of the holders of any shares of the capital stock of TKB, (i) immediately prior to the effective time of the TKB Merger, each TKB Unit then outstanding and not previously separated will be automatically separated into its component parts and the holder of each TKB Unit will be deemed to hold one TKB Class A Share and one-half of one TKB Warrant, (ii) to the extent not already converted into TKB Class A Shares, immediately prior to the effective time of the TKB Merger, each TKB Class B Share, will automatically be converted on a one-for-one basis into TKB Class A Shares, (iii) at the effective time of the TKB Merger, each TKB Class A Share issued and outstanding immediately prior to the effective time of the TKB Merger (including the TKB Class A Shares issued upon the separation of TKB Units and the conversion of TKB Class B Shares, but not including any TKB Class A Shares held by shareholders of TKB that have validly exercised redemption rights under the Cayman Constitutional Documents, any TKB Class A Shares held in the treasury of TKB or any TKB Class A Shares held by shareholders of TKB that have validly exercised dissenters rights) will be converted into the right to receive Holdco Common Shares based on a floating exchange ratio, and (iv) at the effective time of the TKB Merger, each TKB Warrant issued and outstanding immediately prior to the effective time of the TKB Merger will be assumed by Holdco and the exercise price and number of underlying Holdco Common Shares will be adjusted according to the exchange ratio. The exchange ratio will be determined by dividing $11.25 by Wejo’s volume weighted average price per share for the fifteen (15) consecutive trading days immediately preceding the second trading day prior to the TKB Meeting, subject to a minimum exchange ratio of 3.75 and a maximum exchange ratio of 22.50, based on the collar maximum price of $3.00 and minimum price of $0.50 of Wejo, respectively.

Q: What equity stake will the current shareholders of TKB and Wejo hold in the post-combination company after the closing?
A: Upon consummation of the Business Combination, Holdco will become a new public company and TKB and Wejo will become wholly-owned subsidiaries of Holdco. TKB shareholders and Wejo shareholders will all be security holders of Holdco. See the section entitled “Beneficial Ownership of Securities”
The following table illustrates varying ownership levels in Holdco immediately following the consummation of the Business Combination as per the assumptions of the redemption scenarios indicated.

Ownership of Holdco Common Shares, excluding the impact of the Holdco Warrants

	Assuming an Exchange Ratio of 22.50				Assuming an Exchange Ratio of 3.75
	No Redemptions Scenario		Maximum Redemptions Scenario (1)		No Redemptions Scenario		Maximum Redemptions Scenario (1)
	Holdco Common Shares	% Holdco Common Shares	Holdco Common Shares	% Holdco Common Shares	Holdco Common Shares	% Holdco Common Shares	Holdco Common Shares	% Holdco Common Shares
TKB Public Shareholders(2)	123,000,840	34.0%	46,934,213	16.4%	20,500,140	13.5%	7,822,369	5.6%
TKB Sponsor and directors(3)	129,375,000	35.7%	129,375,000	45.3%	21,562,500	14.2%	21,562,500	15.5%
Wejo shareholders(4)	109,461,562	30.3%	109,461,562	38.3%	109,461,562	72.3%	109,461,562	78.9%
Total Shares Outstanding	361,837,402	100.0%	285,770,775	100.0%	151,524,202	100.0%	138,846,431	100.0%
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(1)Reflects the redemption of 3,380,739 Public Shares resulting in 2,085,965 Public Shares outstanding immediately prior to the TKB Effective Time, which is a redemption scenario that could occur. This scenario is based on the condition set forth in the TKB Cayman Constitutional Documents which requires that the net tangible assets of TKB immediately prior to or upon consummation of the Business Combination be not less than $5,000,001. After applying an exchange ratio of 22.50 and 3.75, such 2,085,965 Public Shares will be exchanged for 46,934,213 and 7,822,369 Holdco Common Shares, respectively.
(2)Reflects Holdco Common Shares issuable upon the exchange of TKB Class A Shares held by TKB public shareholders. Excludes 258,750,000 and 43,125,000 Holdco Common Shares underlying TKB Assumed Warrants held by TKB Public Shareholders, after applying an exchange ratio of 22.50 and 3.75, respectively, in both redemption scenarios.
(3)Reflects Holdco Common Shares issuable upon the exchange of 5,650,000 TKB Class A Shares held by the Sponsor and 100,000 TKB Class B Shares held by TKB’s independent directors. Excludes 241,875,000 and 40,312,500 Holdco Common Shares underlying TKB Assumed Warrants held by the Sponsor, after applying an exchange ratio of 22.50 and 3.75, respectively, in both redemption scenarios. Does not reflect potential forfeitures by TKB Sponsor pursuant to the Sponsor Voting Agreement. Pursuant to the Sponsor Voting Agreement, Sponsor shall, immediately prior to, and subject to the Closing, forfeit up to an aggregate of 1,725,000 Founder Shares and 3,225,000 TKB Private Warrants (which shall be inclusive of any Founder Shares and TKB Private Warrants that Sponsor has agreed to forfeit in favor of the Forward Purchasers) as Sponsor may determine in its sole discretion (collectively, the “Sponsor Inducement Securities”), in order to secure the financing commitments referred to in the Business Combination Agreement or private investments in public equity of TKB, non-redemptions of Public Shares from existing TKB shareholders; provided that with respect to any Sponsor Inducement Securities that are not forfeited by Sponsor at or prior to the Closing, 50% of such non-forfeited Sponsor Inducement Securities shall be transferred to Wejo effective immediately upon Closing.
(4)Reflects Holdco Common Shares issuable upon the exchange of Wejo Common Shares. In all redemption scenarios, does not include the following dilutive securities outstanding as of December 31, 2022 (i) 11,500,000 Wejo Common Shares exercisable in respect of 11,500,000 Wejo Public Warrants, (ii) 6,600,000 Wejo Exchangeable Rights (the “Wejo Exchangeable Rights”) that Wejo assumed as part of the business combination with Virtuoso, each of which entitles the holder to exchange one Wejo Exchangeable Right for one Wejo Common Shares at an exercise price of $11.50 per Wejo Common Share, subject to adjustment, or cash, at Wejo Bermuda’s option, (iii) 11,329,141 Wejo Common Shares exercisable in respect of 3,776,380 Wejo PIPE Warrants, (iv) 6,000,000 Earn-out shares with a specified price of $15.00 per share for the first earn-out period, $18.00 per share for the second earn-out period, $21.00 per share for the third earn-out period and $24.00 per share for the fourth earn-out period, (v) 2,009,136 Wejo Share Options outstanding to purchase an equivalent number of Wejo Common Shares as of December 31, 2022 under the Wejo 2021 Equity Incentive Plan, such Wejo Share Options vest through 2025, and (vi) 11,444,846 Wejo RSUs outstanding as of December 31, 2022 under the Wejo 2021 Equity Incentive Plan, such Wejo RSUs vest through 2025, of which, 6,747,335 Wejo RSUs vest through 2025 and 4,697,511 vest upon the satisfaction of certain conditions. (vii) an aggregate amount of up to 1,190,476 Wejo Common Shares that may be acquired by GM Holdings, at its option, at an exercise price of $0.75112 per Wejo Common Share, subject to certain adjustments and the GM Blocker pursuant to the GM Warrant, and (viii) an aggregate amount of up to 12,449,734 Wejo Common Shares that may be acquired by GM Holdings, at its option, at a conversion price of $0.80323 per Wejo Common Share, subject to certain adjustments and the GM Blocker, pursuant to the GM Convertible Note.

Additional Sources of Dilution(5)

	Assuming an Exchange Ratio of 22.50				Assuming an Exchange Ratio of 3.75
	No Redemptions Scenario		Maximum Redemptions Scenario (1)		No Redemptions Scenario		Maximum Redemptions Scenario (1)
	Holdco Common Shares	% Dilution (6)	Holdco Common Shares	% Dilution (6)	Holdco Common Shares	% Dilution (6)	Holdco Common Shares	% Dilution (6)
TKB Assumed Warrants – TKB Public Warrants	258,750,000	41.7%	258,750,000	47.5%	43,125,000	22.2%	43,125,000	23.7%
TKB Assumed Warrants – TKB Private Warrants (7)	241,875,000	40.1%	241,875,000	45.8%	40,312,500	21.0%	40,312,500	22.5%
Wejo Assumed Warrants – Wejo Public Warrants	11,500,000	3.1%	11,500,000	3.9%	11,500,000	7.1%	11,500,000	7.6%
Wejo GM Convertible Note	12,449,734	3.3%	12,449,734	4.2%	12,449,734	7.6%	12,449,734	8.2%
Wejo GM Warrant	1,190,476	0.3%	1,190,476	0.4%	1,190,476	0.8%	1,190,476	0.9%
Wejo Earnout Shares	6,000,000	1.6%	6,000,000	2.1%	6,000,000	3.8%	6,000,000	4.1%
Wejo Assumed Warrants – Wejo Private Warrants	10,376,380	2.8%	10,376,380	3.5%	10,376,380	6.4%	10,376,380	7.0%
Wejo Share Options	2,009,136	0.6%	2,009,136	0.7%	2,009,136	1.3%	2,009,136	1.4%
Wejo RSUs	11,444,846	3.1%	11,444,846	3.9%	11,444,846	7.0%	11,444,846	7.6%
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(5)Represents the number of Holdco Common Shares issuable upon the exercise of all outstanding TKB Assumed Warrants, Wejo Assumed Warrants, and other potential sources of dilution.
(6)To illustrate the potential dilutive impacts to non-redeeming TKB Public Shareholders, the percentage dilution is calculated as the number of Holdco Common Shares issuable upon exercise of the dilutive instrument divided by the sum of (i) the total Holdco Common Shares to be outstanding immediately following the Closing giving effect to the applicable exchange ratio of 22.5 or 3.75, respectively, and (ii) the Holdco Common Shares to be issued upon exercise of the dilutive instrument.
(7)Does not reflect potential forfeitures by TKB Sponsor pursuant to the Sponsor Voting Agreement. Pursuant to the Sponsor Voting Agreement, Sponsor shall, immediately prior to, and subject to the Closing, forfeit up to an aggregate of 1,725,000 Founder Shares and 3,225,000 TKB Private Warrants (which shall be inclusive of any Founder Shares and TKB Private Warrants that Sponsor has agreed to forfeit in favor of the Forward Purchasers) as Sponsor may determine in its sole discretion, in order to secure the financing commitments referred to in the Business Combination Agreement or private investments in public equity of TKB, non-redemptions of Public Shares from existing TKB shareholders; provided that with respect to any Sponsor Inducement Securities that are not forfeited by Sponsor at or prior to the Closing, 50% of such non-forfeited Sponsor Inducement Securities shall be transferred to Wejo effective immediately upon Closing.
Pro Forma Share Impact from Sources of Dilution(8)

	Assuming an Exchange Ratio of 22.50				Assuming an Exchange Ratio of 3.75
	No Redemptions Scenario		Maximum Redemptions Scenario(8)		No Redemptions Scenario		Maximum Redemptions Scenario(8)
	Proceeds	per share (9)	Proceeds	per share (9)	Proceeds	per share (9)	Proceeds	per share (9)
TKB Assumed Warrants – TKB Public Warrants	$132,250,000	$0.21	$132,250,000	$0.24	$132,250,000	$0.68	$132,250,000	$0.73
TKB Assumed Warrants – TKB Private Warrants	$123,625,000	$0.20	$123,625,000	$0.23	$123,625,000	$0.64	$123,625,000	$0.69
Wejo GM Warrants	$894,190	$—	$894,190	$—	$894,190	$0.01	$894,190	$0.01
Wejo Share Options	$18,966,000	$0.05	$18,966,000	$0.07	$18,966,000	$0.12	$18,966,000	$0.13
Wejo Assumed Warrants – Wejo Public Warrants	$132,250,000	$0.35	$132,250,000	$0.44	$132,250,000	$0.81	$132,250,000	$0.88
Wejo Assumed Warrants – Wejo Private Warrants	$81,808,000	$0.22	$81,808,000	$0.28	$81,808,000	$0.51	$81,808,000	$0.55
__________________
(8)For the purposes of the sensitivity analysis and each potential source of dilution, the approximate amount of proceeds from the exercise of each dilutive instrument is shown. Proceeds are additive to the book value of equity of Holdco with no other adjustments assumed to the Holdco book value equity in the analysis above. The dollar per share impact is calculated as the incremental impact to book value per equity of Holdco resulting from each potential source of dilution and related proceeds on an individual basis. For the TKB Assumed Warrants, proceeds reflect an exercise price of $0.51 and $3.07 after applying an exchange ratio of 22.50 and 3.75, respectively, consistent with the TKB Warrant Agreement. For the Wejo Public Warrants, proceeds reflect an exercise price of $11.50, consistent with the Wejo Warrant Agreement. For the Wejo PIPE Warrants, proceeds reflect an exercise price of $1.564345 consistent with the private placement agreement. For the Wejo Share Options, proceeds reflect a weighted average exercise price of $9.44 per Wejo Share Option. For the Wejo GM Warrants, proceeds reflect an exercise price of $0.75112 consistent with the Securities Purchase Agreement. Wejo Earnout Shares, Wejo

Exchangeable Rights, GM Convertible Note and Wejo RSUs are not included in this table as proceeds are not allocated to these instruments.
(9)The per-share impact from sources of dilution is calculated as the amount of proceeds from the exercise of each dilutive instrument divided by the sum of (i) total Holdco Common Shares outstanding and (ii) the Holdco Common Shares issued upon exercise of the dilutive instrument.

Q: How has the announcement of the Business Combination affected the trading price of the TKB Units, TKB Class A Shares and TKB Warrants?	A: On January 9, 2023, the trading day prior to the public announcement of the Business Combination, TKB’s Units, TKB Class A Shares and TKB Public Warrants closed at $10.30, $10.33 and $0.03, respectively. On April 10, 2023, the most recent practicable trading day prior to the date of this joint proxy statement/prospectus, TKB’s Units, TKB Class A Shares and TKB Public Warrants closed at $10.40, $10.40 and $0.18, respectively.

Q: How has the announcement of the Business Combination affected the trading price of the Wejo Common Shares and Wejo warrants?	A: On January 9, 2023, the trading day prior to the public announcement of the Business Combination, Wejo Common Shares and Wejo warrants closed at $0.58 and $0.04, respectively. On April 10, 2023, the most recent practicable trading day prior to the date of this joint proxy statement/prospectus, Wejo Common Shares and Wejo warrants closed at $0.40 and $0.05, respectively.

Q: Will new financing be obtained in connection with the Business Combination?
A: Pursuant to the Business Combination Agreement, a condition for Closing is that, in the reasonable and good faith assessment of each Wejo and TKB, at the Effective Time, there is available cash on hand at Wejo or available cash to be borrowed pursuant to binding contractual commitments from third parties, in such amounts that, together with (A) the net proceeds of amounts in the Trust Account (net of Transaction Expenses and following the TKB Share Redemption), (B) any irrevocable and binding financing commitments entered into pursuant to the Business Combination Agreement and (C) any non-binding financing commitments or other sources of income that in the reasonable determination of Wejo are reasonably expected to be available following the Closing, will be sufficient to fund ordinary course working capital and other general corporate purposes of the Company in accordance with its mid-term business plan. TKB and Wejo are actively seeking additional financing through a Future PIPE and other financings to meet such condition under the Business Combination Agreement. As of March 31, 2023, Wejo entered into a non-binding letter of intent with a strategic investor to anchor the PIPE with a potential $20.0 million investment. However, if such Future PIPE and other financings together with the cash held in the Trust Account are not sufficient to meet the foregoing closing condition, TKB and Wejo can either waive such closing condition under the Business Combination Agreement or elect to terminate the Business Combination pursuant to the terms of the Business Combination Agreement. The unaudited pro forma combined financial information presents the Business Combination with no Future PIPE.

Q: What conditions must be satisfied to complete the Business Combination?
A: There are a number of closing conditions to the Business Combination, including, but not limited to, the following:
•Approval of the Extension by the holders of TKB shareholders (which was approved on January 27, 2023);
•Approval of the TKB proposals herein by the holders of TKB Ordinary Shares;
•Approval of the Wejo proposals herein by the holders of Wejo Common Shares;
•Absence of any adverse law or order promulgated, entered, enforced, enacted or issued by any governmental entity that prohibits, the consummation of the Business Combination or the other transactions contemplated by the Business Combination Agreement;
•The Holdco Common Shares, Wejo Assumed Warrants and TKB Assumed Warrants being approved for listing on the NASDAQ, subject to official notice of issuance;
•This Registration Statement on Form S-4 having become effective; Absence of any pending action by any governmental entity that challenges or seeks to enjoin the Business Combination or the other transactions contemplated by the Business Combination Agreement; Subject to certain materiality exceptions, the accuracy of certain representations and warranties of each of Wejo, Holdco, Merger Sub 1 and Merger Sub 2, on one hand, and TKB, on the other hand, contained in the Business Combination Agreement and the compliance by each party with the covenants contained therein;
•TKB Sponsor having delivered to Wejo a counterpart of the Registration Rights Agreement duly executed by the TKB Sponsor, the TKB Sponsor’s members and its or their transferees and the two individuals designated in writing by the Sponsor to be appointed as directors of Wejo following the Closing pursuant to the Business Combination Agreement (the “TKB Sponsor Director Nominees”);
•Holdco having delivered to the TKB Sponsor a counterpart of the Registration Rights Agreement duly executed by Holdco;
•No material adverse effect on Wejo or TKB;
•There being, at the Effective Time, available cash on hand at Wejo or available cash to be borrowed pursuant to binding contractual commitments from third parties, in such amounts that, together with other sources of proceeds identified in the Business Combination Agreement, it will be sufficient to fund ordinary course working capital and other general corporate purposes of the Company in accordance with its mid-term business plan;
•Wejo having complied in all material respects with its obligations under the Business Combination Agreement with respect to the issues specifically identified therein; and
•Wejo having fully terminated the Common Stock Purchase Agreement dated February 14, 2022 by and between Wejo and CF Principal Investments LLC without any further liability to Wejo or its affiliates (including, after the Closing, Holdco) and provided evidence thereof to TKB.

For a summary of all the conditions that must be satisfied or waived prior to the completion of the Business Combination, see “The Business Combination Agreement—Conditions to Consummation of the Business Combination.”

Q: What happens if the Business Combination is not consummated?
A: If TKB does not consummate the Business Combination with Wejo (or another initial business combination) by June 29, 2023 (or such later date as may be approved by TKB Shareholders), TKB must cease operations, redeem each of its Public Shares for their pro rata portion of the funds in the Trust Account including interest earned on the trust account (net of taxes paid or payable, if any, and up to $100,000 for dissolution expenses) (approximately $10.47 per share as of March 31, 2023) and following such redemptions, dissolve and liquidate its Trust Account, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
If the Business Combination Proposal is not approved by either of the TKB shareholders or the Wejo shareholders or if the Business Combination is not completed for any other reason, Wejo will remain an independent public company and Wejo Common Shares will continue to be listed and traded on the NASDAQ-GS.
If the Business Combination Agreement is terminated under specified circumstances, either TKB or Wejo may be required to pay or cause to be paid to the other party a termination fee of $4,000,000. Additionally, Wejo may be required to reimburse TKB up to $1,000,000 of expenses plus an additional amount not to exceed $500,000 on account of interest or repayment premiums on any principal amount of certain loans if the Business Combination Agreement is terminated in certain circumstances. See the section entitled “The Business Combination Agreement—Termination Fees” of this joint proxy statement/prospectus for a more detailed discussion of the termination fees.

Q: When do you expect the Business Combination to be completed?
A: The Business Combination will be consummated as promptly as practicable (and in any event no later than 9:00 a.m. Eastern Time on the third (3rd) business day) following the satisfaction, or waiver, of the conditions precedent to Closing set forth in the Business Combination Agreement, including the approval of the Business Combination by the TKB Meeting and the Wejo Special Meeting or as otherwise agreed by the parties to the Business Combination Agreement. For a description of the conditions for the completion of the Business Combination, see “The Business Combination Agreement—Conditions to Consummation of the Business Combination.”

Q: Who will be on the board of directors of Holdco following the Business Combination?
A: The Business Combination Agreement provides that the Holdco Board shall consist of nine (9) directors, of whom (i) two (2) individuals meeting the NASDAQ independence requirements will be designated in writing by the TKB Sponsor, and (ii) seven (7) individuals will be designated in writing by Wejo.
Immediately following the consummation of the Business Combination, it is expected that the Holdco Board shall be composed as follows:
Richard Barlow
Lawrence Burns
John T. Maxwell
Timothy Lee
Samuel Hendel
Ann M. Schwister
Angela Blatteis
Philippe Tartavull
Additional Wejo Director

Q: Who will be the executive officers of Holdco immediately following the Business Combination?
A: Immediately following the consummation of the Business Combination, the executive management team of Holdco is expected to be composed solely of the members of Wejo’s executive management team prior to the Business Combination (which shall hold such positions until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with Holdco Bye-Laws) as follows:
Richard Barlow – Chief Executive Officer
John T. Maxwell – Chief Financial Officer
Mina Bhama - General Counsel and Company Secretary
Benoit Joly - Chief Commercial Officer
Sarah J. Larner - Executive Vice President of Strategy and Innovation
Den Power - Chief People Officer
David Jack - Chief Technology Officer

Q: What are the material U.S. federal income tax considerations of the Business Combination to Holders of TKB Securities?
A: It is intended that the TKB Merger and the Wejo Merger, together, constitute an integrated transaction that qualifies as a tax-deferred exchange under Section 351(a) of the Code.
Assuming such qualification, a U.S. holder (as defined below under “Material U.S. Federal Income Tax Considerations”) with no Public Warrants that receives Holdco Common Shares in exchange for Public Shares in the TKB Merger should not recognize any gain or loss on such exchange. In such case, the aggregate adjusted tax basis of the Holdco Common Shares received in the TKB Merger by such a U.S. holder will be equal to the adjusted tax basis of the Public Shares exchanged therefore. The holding period of the Holdco Common Shares received will include the holding period during which the Public Shares exchanged therefore were held by such U.S. holder.
If the TKB Merger qualifies as an exchange under Section 351 of the Code and not as a “reorganization” under Section 368(a) of the Code, a U.S. holder that receives Holdco Common Shares in exchange for Public Shares and whose Public Warrants automatically convert into Holdco Public Warrants in the TKB Merger should recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such holder and (ii) the fair market value of the Holdco Public Warrants received by such holder in such exchange. To determine the amount of gain, if any, that such a U.S. holder must recognize, the holder must compute the amount of gain or loss realized as a result of the TKB Merger on a share-by-share and warrant-by-warrant basis, as described further below under “Material U.S. Federal Income Tax Consideration — U.S. Holders — Tax Consequences of the Business Combination to Holders of TKB Securities.” U.S. holders should discuss with their tax advisors potential alternative characterizations with respect to the exchange of Public Warrants for Holdco Public Warrants.

If the TKB Merger qualifies as an exchange governed only by Section 351 of the Code and not as a “reorganization” under Section 368(a) of the Code, a U.S. holder with no Public Shares whose Public Warrants automatically convert into Holdco Public Warrants in the TKB Merger will recognize gain or loss upon such exchange equal to the difference between the fair market value of the Holdco Public Warrants received and such U.S. holder’s adjusted basis in its Public Warrants. A U.S. holder’s basis in its Holdco Public Warrants received in the TKB Merger will equal the fair market value of the Holdco Public Warrants. A U.S. holder’s holding period in its Holdco Public Warrants will begin on the day after the TKB Merger.
If the TKB Merger qualifies as a “reorganization” under Section 368(a) of the Code as well as an exchange under Section 351 of the Code, a U.S. holder that receives Holdco Common Shares in exchange for Public Shares and whose Public Warrants automatically convert into Holdco Public Warrants should not recognize any gain or loss upon the exchange. In such case, a U.S. holder’s tax basis in the Holdco Common Shares and the Holdco Public Warrants received should be equal to the U.S. holder’s basis in the Public Shares and Public Warrants exchanged therewith, and the holding period of the Holdco Common Shares and Holdco Public Warrants should include the holding period during which the Public Shares and the Public Warrants exchanged therewith were held by such U.S. holder. However, it is unclear whether the requirements of Section 368 of the Code can be satisfied.
Even if the TKB Merger otherwise qualifies as an exchange described in Section 351 of the Code and/or as a “reorganization” under Section 368(a) of the Code, U.S. holders may be required to recognize gain (but not loss) on account of the application of the passive foreign investment company rules, as described in more detail under “Material U.S. Federal Income Tax Consideration — U.S. Holders — Application of the Passive Foreign Investment Company Rules to Holders of TKB Securities in the Business Combination.”
For additional discussion of the U.S. federal income tax treatment of the Business Combination, see the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — Tax Consequences of the Business Combination to Holders of TKB Securities” and “Material U.S. Federal Income Tax Considerations — Non-U.S. Holders — Tax Consequences of the Business Combination to Non-U.S. Holders.”

Q: What are the U.S. federal income tax consequences of exercising my redemption rights?	A: Holders of Public Shares who exercise their redemption rights to receive cash will be considered for U.S. federal income tax purposes to have made a sale or exchange of the tendered shares, or will be considered for U.S. federal income tax purposes to have received a distribution with respect to such shares that may be treated as: (i) dividend income, (ii) a non-taxable recovery of basis, or (iii) gain. See the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — Redemption of Public Shares” and “Material U.S. Federal Income Tax Considerations — Non-U.S. Holders — Non-U.S. Holders Exercising Redemption Rights with Respect to Public Shares.”

Q: What are the material U.S. federal income tax considerations of the Business Combination to Holders of Wejo Securities?
A: It is intended that (i) the Wejo Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) the TKB Merger and the Wejo Merger, together, constitute an integrated transaction that qualifies as a tax-deferred exchange under Section 351(a) of the Code.
Assuming such qualification, a U.S. holder that receives Holdco Common Shares in exchange for Wejo common shares and whose Wejo warrants automatically convert into Holdco Public Warrants should not recognize any gain or loss upon the exchange. In such case, a U.S. holder’s tax basis in the Holdco Common Shares and the Holdco Public Warrants received should be equal to the U.S. holder’s basis in the Wejo common shares and Wejo warrants exchanged therefor, and the holding period of the Holdco Common Shares and Holdco Public Warrants should include the holding period during which the Wejo common shares and the Wejo warrants exchanged therefor were held by such U.S. holder.
For additional discussion of the U.S. federal income tax treatment of the Business Combination, see the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — Tax Consequences of the Business Combination to Holders of Wejo Securities,” and “Material U.S. Federal Income Tax Considerations — Non-U.S. Holders — Tax Consequences of the Business Combination to Non-U.S. Holders.”

Q: What are the Bermuda income tax considerations of the Business Combination?
A: Currently, there is no Bermuda income, corporate or profits tax or withholding tax, capital gains tax or capital transfer tax, estate or inheritance tax payable by holders of our securities in respect of dividends or returns of capital or the disposition of such securities, other than shareholders ordinarily resident in Bermuda, if any.
Holdco has received an assurance from the Ministry of Finance of Bermuda granting an exemption, until March 31, 2035, from the imposition of tax under any applicable Bermuda law computed on profits or income or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax in each case in respect of Holdco or any of its operations or to our securities, debentures, or other obligations of Holdco; provided that such exemption shall not prevent the application of any such tax or duty to such persons as are ordinarily resident in Bermuda and holding such securities, debentures, or other obligations of Holdco and shall not prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 or otherwise payable in relation to land in Bermuda leased to Holdco.
Holdco is not required under Bermuda law to make any deduction or withholding for or account of any tax from any dividend or distribution to be made in accordance with the terms of Holdco securities.
The summary above is qualified in its entirety by the more detailed discussion provided in the section entitled “Material Tax Considerations — Bermuda Tax Considerations.”

Q: What are the Cayman income tax considerations of the Business Combination?
A: The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to TKB or TKB shareholders levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by TKB. There are no exchange control regulations or currency restrictions in the Cayman Islands.
Payments of dividends and capital in respect of TKB Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of TKB Ordinary Shares, nor will gains derived from the disposal of TKB Ordinary Shares be subject to Cayman Islands income or corporation tax.
No stamp duty is payable in respect of the issue of TKB Ordinary Shares or on an instrument of transfer in respect of TKB Ordinary Shares.
The summary above is qualified in its entirety by the more detailed discussion provided in the section entitled “Material Tax Considerations — Cayman Tax Considerations.”

Q: Will the Holdco Common Shares and Holdco Warrants trade on an exchange?
A: TKB Units, TKB Class A Shares, and TKB Warrants are traded on the Nasdaq Global Market (NASDAQ-GM) under the symbols “USCTU,” “USCT” and “USCTW,” respectively. Wejo Common Shares and Wejo warrants are traded on the Nasdaq Global Select Market (NASDAQ-GS), under the symbols “WEJO” and “WEJOW,” respectively. The Holdco Common Shares, Wejo Assumed Warrants, and TKB Assumed Warrants are expected to be listed on the NASDAQ-GS under the symbols “WEJO,” “WEJOW” and “WEJOX,” respectively.
It is important for you to know that, at the time of the TKB Meeting and Wejo Special Meeting, we may not have received from Nasdaq either confirmation of the listing of the Holdco Common Shares, Wejo Assumed Warrants, or TKB Assumed Warrants or that approval will be obtained prior to the consummation of the Business Combination, and it is possible that the listing condition to the consummation of the Business Combination may be waived by the parties to the Business Combination Agreement. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in this joint proxy statement/prospectus without such confirmation, and, further, it is possible that such confirmation may never be received and the Business Combination could still be consummated if such condition is waived and therefore the Holdco securities may not be listed on any nationally recognized securities exchange.

Q: What if I hold shares in both TKB and Wejo?	A: If you are both a TKB shareholder and a Wejo shareholder, you will receive two separate packages of proxy materials. A vote cast as a TKB shareholder will not count as a vote cast as a Wejo shareholder, and a vote cast as a Wejo shareholder will not count as a vote cast as a TKB shareholder. Therefore, please submit separate proxies for your of TKB Ordinary Shares and your Wejo Common Shares.

Q: What risks should I consider in deciding whether to vote in favor of the Business Combination?
A: You should carefully review the section titled “Risk Factors” beginning on page 80 of this joint proxy statement/prospectus and the documents included and incorporated by reference herein, which set forth certain risks and uncertainties related to the Business Combination, risks and uncertainties to which Holdco’s business will be subject, and risks and uncertainties to which each of TKB and Wejo, as independent companies, are subject.

SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS
This summary highlights selected information included in this joint proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire joint proxy statement/prospectus and its annexes and the other documents to which we refer to understand the Business Combination fully before you decide how to vote. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions under the section entitled “Where You Can Find More Information” of this joint proxy statement/prospectus.
Parties to the Business Combination
TKB
TKB is a blank check company incorporated as a Cayman Islands exempted company on April 20, 2021. TKB was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. TKB is an early stage and emerging growth company and, as such, TKB is subject to all of the risks associated with early stage and emerging growth companies.
TKB’s principal executive office is located at 400 Continental Blvd, Suite 600, El Segundo, California 90245. Its telephone number is +1 (310) 426 2055. TKB’s corporate website address is https://www.tkbtech.com/. TKB’s website and the information contained on, or that can be accessed through, the website are not deemed to be incorporated by reference in, and are not considered part of, this joint proxy statement/prospectus.
Wejo Group Limited (Wejo)
Wejo is a publicly traded holding company incorporated under the laws of Bermuda. Wejo provides software and technology solutions to various market verticals in combination with services that utilize ingested and standardized connected vehicle and other high volume, high value datasets, through its proprietary cloud software and analytics platform, Wejo Neural Edge (which includes our Wejo ADEPT platform). Wejo’s sector solutions, primarily delivered in the North America and Europe, provide valuable insights to its customers in public and private organizations, including, but not limited to, automotive original equipment manufacturers, Tier 1 automotive suppliers, fleet management companies, departments of transportation, retailers, mapping companies, universities, insurance companies, advertising firms, construction firms and research departments. In particular, these solutions can be used to unlock unique insights about mobility journeys, city planning, electric vehicle usage, driver safety, audience and media measurements and more.
Wejo’s principal executive offices are located at Canon’s Court, 22 Victoria Street, Hamilton, HM12, Bermuda. Its telephone number is +44 (0) 800 234 3065.
Wejo Holdings Ltd. (Holdco)
Holdco is a newly formed exempted company limited by shares incorporated under the laws of Bermuda and a wholly-owned subsidiary of Wejo formed for the sole purpose of participating in the transactions contemplated hereby, including to effect the Wejo Merger. The Wejo Merger will be accounted for as a capital reorganization whereby Holdco will be the successor to Wejo (in its capacity as accounting predecessor, the “Accounting Predecessor”).
The mailing address of Holdco’s principal executive offices is Canon’s Court, 22 Victoria Street, Hamilton, HM12, Bermuda.
Green Merger Subsidiary Limited (Merger Sub 1)
Green Merger Subsidiary Limited (Merger Sub 1) is an exempted company incorporated under the laws of the Cayman Islands on January 5, 2023, incorporated solely for the purposes of effectuating the TKB Merger described herein. On January 16, 2023, Wejo transferred all of its equity interests in Merger Sub 1 to Holdco such that Merger Sub 1 is a direct, wholly-owned subsidiary of Holdco. Merger Sub 1 owns no material assets and does not operate any business. The mailing address of Merger Sub 1’s principal executive offices is at 21-23 Quay Street, Manchester, England, M3 4AE, United Kingdom.
Wejo Acquisition Company Limited (Merger Sub 2)
Wejo Acquisition Company Limited (Merger Sub 2) is a newly formed exempted company limited by shares incorporated under the laws of Bermuda and a wholly-owned subsidiary of Holdco formed for the sole purpose of effecting the Wejo Merger. The mailing address of Merger Sub 2’s principal executive offices are located at Canon’s Court, 22 Victoria Street, Hamilton, HM12, Bermuda.
The Business Combination
The Business Combination Agreement
On January 10, 2023, Wejo entered into the Business Combination Agreement with TKB, Merger Sub 1 and, upon execution of a joinder to the Business Combination Agreement, dated January 16, 2023, each of Holdco and Merger Sub 2.
At the time of entry into the Business Combination Agreement, (i) each of Holdco and Merger Sub 1 were wholly-owned, direct subsidiaries of Wejo and (ii) Merger Sub 2 was a wholly-owned, direct subsidiary of Holdco. On January 16, 2023, and pursuant to the terms of the Business Combination Agreement, Wejo contributed to Holdco all of its right, title and interest to its equity interest in Merger Sub 1, such that Merger Sub 1 became a wholly-owned, direct subsidiary of Holdco.
Pursuant to the Business Combination Agreement and subject to the satisfaction or waiver of the terms and conditions specified therein, (i) Merger Sub 1 will merge with and into TKB, with TKB continuing as the surviving company and a wholly-owned subsidiary of Holdco and (ii) Merger Sub 2 will merge with and into Wejo, with Wejo continuing as the surviving company and a wholly-owned subsidiary of Holdco so that, immediately following Closing, each of Wejo and TKB will be a wholly-owned subsidiary of Holdco.
The terms and conditions of the Business Combination are contained in the Business Combination Agreement, which is attached to this joint proxy statement/prospectus as Annex A. We encourage you to read the Business Combination Agreement carefully and in its entirety, as it is the legal document that governs the Business Combination.
Amendment No. 1 to the Business Combination Agreement
On March 27, 2023, Wejo and TKB entered into Amendment No. 1 to the Business Combination Agreement (the “Amendment”). The Amendment amends the Business Combination Agreement as follows: (i) to permit TKB to create, assume or incur any indebtedness, guarantee indebtedness of another, or repay, redeem or repurchase such indebtedness, provided that TKB has first requested in writing that Wejo provides an alternative form of financing to TKB in an amount reasonably requested by TKB and Wejo subsequently fails to provide a binding and irrevocable commitment for such financing through third party sources of financing or otherwise on or before the earlier of three (3) Business Days or five (5) days from the date of such request, (ii) to require Wejo to pay the TKB Expense Reimbursement (x) if the Business Combination Agreement is terminated upon the mutual written consent of Wejo and TKB, (y) if the Business Combination Agreement is terminated by TKB in order to enter into a definitive agreement providing for a TKB Superior Proposal, and (z) if Holdco fails to file or confidentially submit the Registration Statement with the U.S. Securities and Exchange Commission (the “SEC”) on or before April 17, 2023, in addition to certain previously agreed terminations of the Business Combination Agreement by Wejo, (iii) to include repayment of the principal amount on loans entered into by TKB or Sponsor in compliance with the Business Combination Agreement as an amount subject to the TKB Expense Reimbursement, (iv) to increase the amount of the TKB Expense Reimbursement from $250,000 to $1,000,000, plus an additional $500,000 on account of interest or repayment premiums on principal amounts of loans entered into by TKB or Sponsor in compliance with the Business Combination Agreement, (v) to require Wejo to pay the TKB Expense Reimbursement within three (3) Business Days following the termination of the Business Combination Agreement, (vi) to clarify that in no event shall Wejo be obligated to pay the TKB Expense Reimbursement on more than one occasion, and (vii) to modify the definition of TKB Transaction Expenses to include payment of loans entered into by TKB or Sponsor as set forth on a schedule to the Amendment or as approved by Wejo.
The terms and conditions of the Amendment are contained in the Amendment, which is attached to this joint proxy statement/prospectus as Annex A-2. We encourage you to read the Amendment carefully and in its entirety,
Structure of the Business Combination
The following simplified diagrams illustrate the steps required to complete the Business Combination.

On January 5, 2023, Wejo incorporated Merger Sub 1 for the sole purpose of effecting the TKB Merger, with a nominal amount of cash necessary for the formation of Merger Sub 1.

Wejo Shareholders
Wejo Warrant Holders
Wejo
1
Merger Sub 1

On January 11, 2023, Wejo incorporated Holdco for sole purpose of entering into the transactions contemplated by the Business Combination Agreement and becoming the publicly traded holding company for Wejo and TKB, with a nominal amount of cash necessary for the formation of Holdco.

On January 16, 2023, Wejo contributed all the equity interests in Merger Sub 1 to Holdco.

On January 16, 2023, Holdco incorporated Merger Sub 2 for the sole purpose of effecting the Wejo Merger, with a nominal amount of cash necessary for the formation of Merger Sub 2.

Wejo Shareholders
Wejo Warrant Holders
Wejo
Holdco
3
Merger Sub 1
Merger Sub 2

On the Closing Date:

Merger Sub 1 shall merge with and into TKB, with TKB surviving as a wholly owned subsidiary of Holdco.

The TKB Ordinary Shares and the TKB Warrants shall be converted into the right to receive Holdco Common Shares and TKB Assumed Warrants.

Merger Sub 2 shall merge with and into Wejo, with Wejo surviving as a wholly owned subsidiary of Holdco.

The Wejo Common Shares and the Wejo Warrants shall be converted into the right to receive Holdco Common Shares and Wejo Assumed Warrants.

TKB Shareholders
TKB Warrant Holders
Wejo Shareholders
Wejo Warrant Holders
Exchange of Wejo Common Shares and Wejo Warrants
5b
TKB
Wejo
Exchange of TKB Ordinary Shares and TKB Warrants
4b
5a
Wejo Merger
Holdco
4a
TKB Merger
Merger Sub 1
Merger Sub 2

As a consequence, the final structure of Wejo once the Business Combination is executed would be as follows:

TKB Warrant Holders
TKB Shareholders
Wejo Shareholders
Wejo Warrant Holders
Holdco
TKB
Wejo

Effects of the Business Combination
Wejo Merger
At the Wejo Effective Time, by virtue of the Wejo Merger and without any action on the part of the holders of any shares of the capital stock of Wejo, each Wejo Common Share issued and outstanding immediately prior to the effective time of the Wejo Merger (other than (i) any Wejo Common Shares held in the treasury of Wejo or owned by TKB and (ii) any Wejo Common Shares held by shareholders of Wejo that have validly exercised dissenters rights) will be converted into the right to receive one (1) Holdco Common Share. Each Wejo Warrant issued and outstanding immediately prior to the effective time of the Wejo Merger will automatically and without any action on the part of the holder or beneficiary thereof be assumed by Holdco and automatically represent one (1) Wejo Assumed Warrant and shall otherwise be subject to the same terms and conditions as applicable to the corresponding Wejo Warrant. Each Wejo Share Option and Wejo RSU that is outstanding immediately prior to the effective time of the Wejo Merger, whether vested or unvested, will automatically and without any action on the part of the holder or beneficiary thereof be assumed by Holdco and converted into a Holdco Share Option or Holdco RSU, as applicable, equal to the total number of Wejo Common Shares subject to the Wejo Share Option or Wejo RSU, as applicable, immediately prior to the effective time of the Wejo Merger, and shall otherwise be subject to the same terms and conditions (including vesting schedule) as applicable to the corresponding Wejo Share Option or Wejo RSU, as applicable.
TKB Merger
By virtue of the TKB Merger and without any action on the part of the holders of any shares of the capital stock of TKB, (i) immediately prior to the effective time of the TKB Merger, each TKB Unit then outstanding and not previously separated will be automatically separated into its component parts and the holder of each TKB Unit will be deemed to hold one TKB Class A Share, and one-half of one TKB Warrant, (ii) to the extent not already converted into TKB Class A Shares, immediately prior to the effective time of the TKB Merger, each TKB Class B Share will automatically be converted on a one-for-one basis into TKB Class A Shares, (iii) at the effective time of the TKB Merger, each TKB Class A Share issued and outstanding immediately prior to the effective time of the TKB Merger (including the TKB Class A Shares issued upon the separation of TKB Units and the conversion of TKB Class B Shares, but not including any TKB Class A Shares held by shareholders of TKB that have validly exercised redemption rights under the Cayman Constitutional Documents, any TKB Class A Shares held in the treasury of TKB or any TKB Class A Shares held by shareholders of TKB that have validly exercised dissenters rights) will be converted into the right to receive Holdco Common Shares based on a floating exchange ratio, and (iv) at the effective time of the TKB Merger, each TKB Warrant issued and outstanding immediately prior to the effective time of the TKB Merger will be assumed by Holdco and the exercise price and number of underlying Holdco Common Shares will be adjusted according to the exchange ratio. The exchange ratio will be determined by dividing $11.25 by Wejo’s volume weighted average price per share for the fifteen (15) consecutive trading days immediately preceding the second trading day prior to the TKB Meeting, subject to a minimum exchange ratio of 3.75 and a maximum exchange ratio of 22.50, based on the collar maximum price of $3.00 and minimum price of $0.50 of Wejo, respectively.
SPAC underwriting fees as a percentage of IPO proceeds net of redemptions table
Pursuant to the Underwriting Agreement, at the time of the IPO, TKB provided an upfront discount to the underwriters of its IPO of $3,850,000. In addition, pursuant to the Underwriting Agreement, the underwriters are entitled to a deferred underwriting discount in an aggregate of $8,800,000 upon the consummation of the Business Combination, which would be payable from the amounts held in the Trust Account.
The following table illustrates the effective underwriting discount on a percentage basis for Public Shares at each redemption level identified below, taking into account that the upfront discount will not be adjusted based on redemptions:

	Assuming No Redemptions	Assuming Maximum Redemptions
Unredeemed Public Shares	5,466,704	2,085,965
Trust Proceeds to Holdco (1)	$57,236,391	$21,840,054
Upfront Underwriting Discount	$3,850,000	$3,850,000
Deferred Underwriting Discount	$8,800,000	$8,800,000
Total Underwriting Discount	$12,650,000	$12,650,000
Total Underwriting Discount, as percentage of Trust Proceeds to Holdco	22.1%	57.9%
__________________
(1)Reflects approximately $10.47 per share which was in the Trust Account as of March 31, 2023.
Transfer Restrictions
The Holdco Common Shares and Holdco Warrants issued to TKB and Wejo shareholders and warrant holders will not be subject to transfer restrictions following Closing.
Ownership of Holdco After the Business Combination
Ownership of Holdco Common Shares, excluding the impact of the Holdco Warrants

	Assuming an Exchange Ratio of 22.50				Assuming an Exchange Ratio of 3.75
	No Redemptions Scenario		Maximum Redemptions Scenario (1)		No Redemptions Scenario		Maximum Redemptions Scenario (1)
	Holdco Common Shares	% Holdco Common Shares	Holdco Common Shares	% Holdco Common Shares	Holdco Common Shares	% Holdco Common Shares	Holdco Common Shares	% Holdco Common Shares
TKB Public Shareholders (2)	123,000,840	34.0%	46,934,213	16.4%	20,500,140	13.5%	7,822,369	5.6%
TKB Sponsor and directors (3)	129,375,000	35.7%	129,375,000	45.3%	21,562,500	14.2%	21,562,500	15.5%

Wejo shareholders (4)	109,461,562	30.3%	109,461,562	38.3%	109,461,562	72.3%	109,461,562	78.9%
Total Shares Outstanding	361,837,402	100.0%	285,770,775	100.0%	151,524,202	100.0%	138,846,431	100.0%
__________________
(1)Reflects the redemption of 3,380,739 Public Shares resulting in 2,085,965 Public Shares outstanding immediately prior to the TKB Effective Time, which is a redemption scenario that could occur. This scenario is based on the condition set forth in the TKB Cayman Constitutional Documents which requires that the net tangible assets of TKB immediately prior to or upon consummation of the Business Combination be not less than $5,000,001. After applying an exchange ratio of 22.50 and 3.75, such 2,085,965 Public Shares will be exchanged for 46,934,213 and 7,822,369 Holdco Common Shares, respectively.
(2)Reflects Holdco Common Shares issuable upon the exchange of TKB Class A Shares held by TKB public shareholders. Excludes 258,750,000 and 43,125,000 Holdco Common Shares underlying TKB Assumed Warrants held by TKB Public Shareholders, after applying an exchange ratio of 22.50 and 3.75, respectively, in both redemption scenarios.
(3)Reflects Holdco Common Shares issuable upon the exchange of 5,650,000 TKB Class A Shares held by the Sponsor and 100,000 TKB Class B Shares held by TKB’s independent directors. Excludes 241,875,000 and 40,312,500 Holdco Common Shares underlying TKB Assumed Warrants held by the Sponsor, after applying an exchange ratio of 22.50 and 3.75, respectively, in both redemption scenarios. Does not reflect potential forfeitures by TKB Sponsor pursuant to the Sponsor Voting Agreement. Pursuant to the Sponsor Voting Agreement, Sponsor shall, immediately prior to, and subject to the Closing, forfeit up to an aggregate of 1,725,000 Founder Shares and 3,225,000 TKB Private Warrants (which shall be inclusive of any Founder Shares and TKB Private Warrants that Sponsor has agreed to forfeit in favor of the Forward Purchasers) as Sponsor may determine in its sole discretion (collectively, the “Sponsor Inducement Securities”), in order to secure the financing commitments referred to in the Business Combination Agreement or private investments in public equity of TKB, non-redemptions of Public Shares from existing TKB shareholders; provided that with respect to any Sponsor Inducement Securities that are not forfeited by Sponsor at or prior to the Closing, 50% of such non-forfeited Sponsor Inducement Securities shall be transferred to Wejo effective immediately upon Closing.
(4)Reflects Holdco Common Shares issuable upon the exchange of Wejo Common Shares. In all redemption scenarios, does not include the following dilutive securities outstanding as of December 31, 2022 (i) 11,500,000 Wejo Common Shares exercisable in respect of 11,500,000 Wejo Public Warrants, (ii) 6,600,000 Wejo Exchangeable Rights that Wejo assumed as part of the business combination with Virtuoso, each of which entitles the holder to exchange one Wejo Exchangeable Right for one Wejo Common Shares at an exercise price of $11.50 per Wejo Common Share, subject to adjustment, or cash, at Wejo Bermuda’s option, (iii) 11,329,141 Wejo Common Shares exercisable in respect of 3,776,380 Wejo PIPE Warrants, (iv) 6,000,000 Earn-out shares with a specified price of $15.00 per share for the first earn-out period, $18.00 per share for the second earn-out period, $21.00 per share for the third earn-out period and $24.00 per share for the fourth earn-out period, (v) 2,009,136 Wejo Share Options outstanding to purchase an equivalent number of Wejo Common Shares as of December 31, 2022 under the Wejo 2021 Equity Incentive Plan, such Wejo Share Options vest through 2025, and (vi) 11,444,846 Wejo RSUs outstanding as of December 31, 2022 under the Wejo 2021 Equity Incentive Plan, such Wejo RSUs vest through 2025, of which, 6,747,335 Wejo RSUs vest through 2025 and 4,697,511 vest upon the satisfaction of certain conditions. (vii) an aggregate amount of up to 1,190,476 Wejo Common Shares that may be acquired by GM Holdings, at its option, at an exercise price of $0.75112 per Wejo Common Share, subject to certain adjustments and the GM Blocker pursuant to the GM Warrant, and (viii) an aggregate amount of up to 12,449,734 Wejo Common Shares that may be acquired by GM Holdings, at its option, at a conversion price of $0.80323 per Wejo Common Share, subject to certain adjustments and the GM Blocker, pursuant to the GM Convertible Note.
Additional Sources of Dilution(5)

	Assuming an Exchange Ratio of 22.50				Assuming an Exchange Ratio of 3.75
	No Redemptions Scenario		Maximum Redemptions Scenario (1)		No Redemptions Scenario		Maximum Redemptions Scenario (1)
	Holdco Common Shares	% Dilution (6)	Holdco Common Shares	% Dilution (6)	Holdco Common Shares	% Dilution (6)	Holdco Common Shares	% Dilution (6)
TKB Assumed Warrants – TKB Public Warrants	258,750,000	41.7%	258,750,000	47.5%	43,125,000	22.2%	43,125,000	23.7%
TKB Assumed Warrants – TKB Private Warrants (7)	241,875,000	40.1%	241,875,000	45.8%	40,312,500	21.0%	40,312,500	22.5%
Wejo Assumed Warrants – Wejo Public Warrants	11,500,000	3.1%	11,500,000	3.9%	11,500,000	7.1%	11,500,000	7.6%
Wejo GM Convertible Note	12,449,734	3.3%	12,449,734	4.2%	12,449,734	7.6%	12,449,734	8.2%
Wejo GM Warrants	1,190,476	0.3%	1,190,476	0.4%	1,190,476	0.8%	1,190,476	0.9%
Wejo Earnout Shares	6,000,000	1.6%	6,000,000	2.1%	6,000,000	3.8%	6,000,000	4.1%
Wejo Assumed Warrants – Wejo Private Warrants	10,376,380	2.8%	10,376,380	3.5%	10,376,380	6.4%	10,376,380	7.0%
Wejo Share Options	2,009,136	0.6%	2,009,136	0.7%	2,009,136	1.3%	2,009,136	1.4%
Wejo RSUs	11,444,846	3.1%	11,444,846	3.9%	11,444,846	7.0%	11,444,846	7.6%
__________________
(5)Represents the number of Holdco Common Shares issuable upon the exercise of all outstanding TKB Assumed Warrants, Wejo Assumed Warrants, and other potential sources of dilution.

(6)To illustrate the potential dilutive impacts to non-redeeming TKB Public Shareholders, the percentage dilution is calculated as the number of Holdco Common Shares issuable upon exercise of the dilutive instrument divided by the sum of (i) the total Holdco Common Shares to be outstanding immediately following the Closing giving effect to the applicable exchange ratio of 22.5 or 3.75, respectively, and (ii) the Holdco Common Shares to be issued upon exercise of the dilutive instrument.
(7)Does not reflect potential forfeitures by TKB Sponsor pursuant to the Sponsor Voting Agreement. Pursuant to the Sponsor Voting Agreement, Sponsor shall, immediately prior to, and subject to the Closing, forfeit up to an aggregate of 1,725,000 Founder Shares and 3,225,000 TKB Private Warrants (which shall be inclusive of any Founder Shares and TKB Private Warrants that Sponsor has agreed to forfeit in favor of the Forward Purchasers) as Sponsor may determine in its sole discretion, in order to secure the financing commitments referred to in the Business Combination Agreement or private investments in public equity of TKB, non-redemptions of Public Shares from existing TKB shareholders; provided that with respect to any Sponsor Inducement Securities that are not forfeited by Sponsor at or prior to the Closing, 50% of such non-forfeited Sponsor Inducement Securities shall be transferred to Wejo effective immediately upon Closing.
Pro Forma Share Impact from Sources of Dilution(8)

	Assuming an Exchange Ratio of 22.50				Assuming an Exchange Ratio of 3.75
	No Redemptions Scenario		Maximum Redemptions Scenario(8)		No Redemptions Scenario		Maximum Redemptions Scenario(8)
	Proceeds	per share (9)	Proceeds	per share (9)	Proceeds	per share (9)	Proceeds	per share (9)
TKB Assumed Warrants – TKB Public Warrants	$132,250,000	$0.21	$132,250,000	$0.24	$132,250,000	$0.68	$132,250,000	$0.73
TKB Assumed Warrants – TKB Private Warrants	$123,625,000	$0.20	$123,625,000	$0.23	$123,625,000	$0.64	$123,625,000	$0.69
Wejo GM Warrants	$894,190	$—	$894,190	$—	$894,190	$0.01	$894,190	$0.01
Wejo Share Options	$18,966,000	$0.05	$18,966,000	$0.07	$18,966,000	$0.12	$18,966,000	$0.13
Wejo Assumed Warrants – Wejo Public Warrants	$132,250,000	$0.35	$132,250,000	$0.44	$132,250,000	$0.81	$132,250,000	$0.88
Wejo Assumed Warrants – Wejo Private Warrants	$81,808,000	$0.22	$81,808,000	$0.28	$81,808,000	$0.51	$81,808,000	$0.55
__________________
(8)For the purposes of the sensitivity analysis and each potential source of dilution, the approximate amount of proceeds from the exercise of each dilutive instrument is shown. Proceeds are additive to the book value of equity of Holdco with no other adjustments assumed to the Holdco book value equity in the analysis above. The dollar per share impact is calculated as the incremental impact to book value per equity of Holdco resulting from each potential source of dilution and related proceeds on an individual basis. For the TKB Assumed Warrants, proceeds reflect an exercise price of $0.51 and $3.07 after applying an exchange ratio of 22.50 and 3.75, respectively, consistent with the TKB Warrant Agreement. For the Wejo Public Warrants, proceeds reflect an exercise price of $11.50, consistent with the Wejo Warrant Agreement. For the Wejo PIPE Warrants, proceeds reflect an exercise price of $1.564345 consistent with the private placement agreement. For the Wejo Share Options, proceeds reflect a weighted average exercise price of $9.44 per Wejo Share Option. For the Wejo GM Warrants, proceeds reflect an exercise price of $0.75112 consistent with the Securities Purchase Agreement. Wejo Earnout Shares, Wejo Exchangeable Rights, GM Convertible Note and Wejo RSUs are not included in this table as proceeds are not allocated to these instruments.
(9)The per-share impact from sources of dilution is calculated as the amount of proceeds from the exercise of each dilutive instrument divided by the sum of (i) total Holdco Common Shares outstanding and (ii) the Holdco Common Shares issued upon exercise of the dilutive instrument.
For more information, see “Unaudited Pro Forma Combined Financial Information.”
Board of Directors and Management of Holdco Following the Business Combination
The Business Combination Agreement provides that the Holdco Board shall consist of nine (9) directors, of whom (i) two (2) individuals meeting the NASDAQ independence requirements will be designated in writing by the TKB Sponsor, and (ii) seven (7) individuals will be designated in writing by Wejo. Immediately following the consummation of the Business Combination, it is expected that the Holdco Board shall be composed as follows: Richard Barlow, Lawrence Burns, John T. Maxwell, Timothy Lee, Samuel Hendel, Ann M. Schwister, Angela Blatteis, Philippe Tartavull, and one additional Director to be appointed by Wejo.
Immediately following the consummation of the Business Combination, the executive management team of Holdco is expected to be composed solely of the members of Wejo’s executive management team prior to the Business Combination (which shall hold such positions until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with Holdco Bye-Laws) as follows: Richard Barlow, Chief Executive Officer, John T. Maxwell, Chief Financial Officer, Mina Bhama, General Counsel,

Benoit Joly, Chief Commercial Officer, Sarah J. Larner, Executive Vice President of Strategy and Innovation, Den Power, Chief People Officer, and David Jack, Chief Technology Officer.
Regulatory Approvals
Wejo and TKB have agreed to cooperate and use reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the Business Combination Agreement. The parties have determined that the Business Combination is not reportable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, referred to in this document as the HSR Act. Thus, the Business Combination is not subject to the termination or expiration of any waiting period under the HSR Act.
Conditions to the Consummation of the Business Combination
The Closing is subject to customary closing conditions, including, among others, (i) approval of the transaction by TKB’s shareholders and Wejo’s shareholders, (ii) approval of the Extension by TKB’s shareholders (which was approved on January 27, 2023), (iii) subject to certain materiality exceptions, the accuracy of the representations and warranties made by Holdco, Wejo, the Merger Subs, and TKB, respectively, and compliance by Holdco, Wejo, the Merger Subs and TKB with their respective obligations under the Business Combination Agreement, (iv) declaration of the effectiveness by the Securities and Exchange Commission (the “SEC”) of the Registration Statement on Form S-4 to be filed by Holdco (the “Registration Statement”), (v) the absence of any governmental order, statute, rule or regulation or governmental action enjoining or prohibiting the consummation of the Business Combination, (vi) approval of Holdco Common Shares and warrants issued as consideration in the Business Combination for listing on NASDAQ Stock Market subject to official notice of issuance, (vii) the absence of any material adverse effect that is continuing with respect to TKB and Wejo, (viii) the termination of the equity facility dated February 14, 2022 between CF Principal Investments LLC, a Delaware limited liability company, and Wejo (such equity facility was terminated effective as of December 19, 2022) and (ix) there being at Closing, in the reasonable and good faith assessment of Wejo or TKB, as applicable, available cash on hand at Wejo or available cash to be borrowed pursuant to binding contractual commitments from third parties, in such amounts that, together with (A) the net proceeds of amounts in the Trust Account (net of redemptions and transaction expenses), (B) any irrevocable and binding financing commitments entered into pursuant to the Business Combination Agreement and (C) any non-binding financing commitments or other sources of income that in the reasonable determination of Wejo or TKB, as applicable, are reasonably expected to be available following the Closing, will be sufficient to fund ordinary course working capital and other general corporate purposes of Wejo in accordance with its mid-term business plan.
Termination of the Business Combination Agreement; Termination Fees; Expenses
Termination
The Business Combination Agreement may be terminated and the Business Combination and the other transactions contemplated thereby may be abandoned at any time prior to the effective time by mutual written consent of Wejo and TKB. In addition, either Wejo or TKB may terminate the Business Combination Agreement if (i) the Business Combination is not consummated by 11:59 p.m. in New York City on August 31, 2023; (ii) the requisite approval of Wejo Shareholders (the “Wejo Shareholder Approval”) or the requisite approval of TKB shareholders (the “TKB Shareholder Approval”) is not obtained; (iii) TKB’s shareholders have not approved the Extension; or (iv) any applicable law or governmental order, injunction, decree or ruling that prohibits, prevents, restrains, or makes illegal the consummation of the Mergers or other transactions contemplated by the Business Combination Agreement is in effect and becomes final and non-appealable, and the failure in any material respect to fulfill any covenant or agreement contained in the Business Combination Agreement by the party seeking termination has not been the primary cause of or has resulted in the entry, enactment, promulgation, enforcement or issuance of such applicable law or governmental order.
Further, subject to the terms and conditions of the Business Combination Agreement, Wejo may terminate the Business Combination Agreement in the event that, among other things, (i) TKB has breached any of its representations and warranties or failed to perform any of its covenants or other agreements under the Business Combination Agreement, which breach or failure would give rise to the failure of certain conditions to consummate the Business Combination and which cannot be cured by the earlier of (x) 30 business days following written notice to TKB by Wejo of such breach or (y) the business day prior to August 31, 2023; (ii) at any time prior to obtaining the TKB Shareholder Approval, upon a change of recommendation by the TKB Board other than in response to an intervening event; (iii) at any time prior to obtaining the TKB Shareholder Approval, upon a change of recommendation by the TKB Board in response to an intervening event; (iv) Wejo enters into a definitive agreement with respect to a superior proposal at any time prior to obtaining the Wejo Shareholder Approval, as described in the Business Combination Agreement, provided that Wejo has complied with its non-solicitation obligations under the Business Combination Agreement and paid the applicable termination fee described below; or (v) within five business days following the expiration of the five business-day period set forth in the Business Combination Agreement if TKB fails to deliver the fully executed Sponsor Voting Agreement.
Subject to the terms and conditions of the Business Combination Agreement, TKB may terminate the Business Combination Agreement in the event that, among other things, (i) Holdco, Wejo or Merger Sub have breached any of their representations or warranties or failed to perform any of their covenants or other agreements contained in the Business Combination Agreement, which breach or failure would give rise to the failure of certain conditions to consummate the Business Combination and cannot be cured by the earlier of (x) 30 business days following written notice to Wejo by TKB of such breach or (y) the business day prior to August 31, 2023; (ii) at any time prior to obtaining the Wejo Shareholder Approval, upon a change of recommendation by the Wejo Board other than in response to an intervening event; (iii) at any time prior to obtaining the Wejo Shareholder Approval, upon a change of recommendation by the Wejo Board in response to an intervening event; (iv) TKB enters into at any time prior to obtaining the TKB Shareholder Approval, in order to enter into a definitive agreement providing for a TKB Superior Proposal; provided that TKB (i) has complied with its non-solicit obligations under the Business Combination Agreement and (ii) substantially concurrently with or prior to (and as a condition to) the termination of the Business Combination Agreement, TKB pays to Wejo the TKB Termination Fee; or (v) within five business days following the expiration of the five business-day period set forth in the Business Combination Agreement if Wejo fails to comply with certain of its obligations under the Business Combination Agreement with respect to Holdco and Merger Subs.
Termination Fees
Wejo will be required to pay TKB a termination fee of $4,000,000 in the event that the Business Combination Agreement is terminated (i) by Wejo in order to enter into a definitive agreement with respect to a superior proposal at any time prior to obtaining Wejo Shareholder Approval, (ii) by TKB, at any time prior to obtaining the Wejo Shareholder Approval, upon a Wejo Board Recommendation Change other than in response to an intervening event, and (iii) (A) by Wejo or TKB if the Wejo Shareholder Approval is not obtained, or by Wejo or TKB if the TKB Shareholder Approval is not obtained (but only when either party may also terminate because the Wejo Shareholder Approval is not obtained), or (B) by Wejo or TKB because the Business Combination is not consummated by 11:59 p.m. in New York City on August 31, 2023, in each (A) and (B) only if Wejo (x) has received a competing proposal that has been publicly proposed or disclosed and not publicly withdrawn prior to the time of the shareholders’ meeting of Wejo approving the Business Combination (a “Public Company Acquisition Proposal”) and (y) before the date that is six (6) months after the date of termination of the Business Combination Agreement, Wejo or any subsidiary consummates, or enters into a definitive and binding agreement, which subsequently results in the consummation of, a transaction or series of related transactions that would constitute a competing proposal under the Business Combination Agreement, subject to certain conditions. In no event will TKB be entitled to receive more than one termination fee.
In addition, Wejo will pay TKB or its designee for any reasonable and documented fees and out-of-pocket expenses of TKB or Sponsor, incurred or payable in connection with the transactions contemplated by the Business Combination Agreement, including (x) any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of TKB, and (y) any principal amount on loans entered into by TKB or Sponsor in compliance with the Business Combination Agreement, for up to a maximum aggregate amount of $1,000,000 in respect of (x) and (y), plus an additional amount not to exceed $500,000 on account of interest or repayment premiums on any principal amount of loans entered into by TKB or Sponsor in compliance with the Business Combination Agreement, if the Business Combination Agreement is terminated by (i) mutual written consent of Wejo and TKB, (ii) Wejo for any reason other than (A) any applicable law or governmental order prohibiting, preventing, restraining or making illegal the consummation of the Mergers or the other transactions contemplated by the Business Combination Agreement, (B) any material breach by TKB of its representations, warranties, covenants or other agreements contained in the Business Combination Agreement, and (C) any change of recommendation by the TKB Board for any reason other than in response to an intervening event, or (iii) TKB in order to enter into a definitive agreement providing for a TKB Superior Proposal. In addition, Wejo will also pay for any reasonable and documented fees and out-of-pocket expenses of TKB or Sponsor if this Registration Statement is not filed or confidentially submitted with the SEC on or before April 17, 2023, other than for any reason attributable to TKB.
For more information about Termination of the Business Combination Agreement, Termination Fees and Expenses, see “The Business Combination Agreement.”
Related Agreements
Wejo Voting Agreement
On January 10, 2023, in connection with the execution of the Business Combination Agreement, certain shareholders of Wejo beneficially owning approximately 14.69% of the issued and outstanding Wejo Common Shares entered into the Wejo Voting Agreement with TKB.
Pursuant to the Wejo Voting Agreement, such Wejo shareholders have agreed, among other things, to vote or cause to be voted any issued and outstanding common shares of Wejo beneficially owned by such shareholders (or that may otherwise become beneficially owned by them prior to obtaining the Wejo Shareholder Approval) (the “Wejo Covered Shares”) at every shareholders’ meeting of Wejo during the term of the Wejo Voting Agreement (i) in favor of (A) a proposal to approve the Wejo Merger and the other transactions contemplated by the Business Combination Agreement and (B) all of the matters, actions and proposals that would reasonably be expected to facilitate the consummation of the Wejo Merger and the other transactions contemplated by the Business Combination Agreement, including any proposal to adjourn or postpone any meeting of the Wejo shareholders to a later date if there are not sufficient votes to approve the proposals necessary to consummate the Wejo Merger and the other transactions contemplated by the Business Combination Agreement; provided that no Wejo shareholder will be required to vote in favor of any waiver, modification or amendment to the terms of the Business Combination Agreement that would be less favorable in any material respect to such Wejo shareholder than the Business Combination Agreement attached as an exhibit to this report (excluding any amendments affecting Wejo shareholders who are directors, officers or employees of Wejo in their capacities as such); and (ii) against (A) any competing acquisition proposal and (B) any amendments to the Wejo’s organizational documents (other than as required to effect the Wejo Merger and the other transactions contemplated by the Business Combination Agreement) or any other proposal or transaction that would reasonably be expected to (1) impede, frustrate, interfere with, delay, postpone or materially adversely affect in any manner the Wejo Merger and the other transactions contemplated by the Business Combination Agreement, (2) change, in any manner, the voting rights of any class of share capital of Wejo, (3) result in any condition to the consummation of the Wejo Merger and the other transactions contemplated by the Business Combination Agreement not being fulfilled or (4) result in a breach of any covenant, representation or warranty or other obligation or agreement of Wejo under the Business Combination Agreement or Wejo shareholder under the Wejo Voting Agreement in any material respect.
TKB Sponsor Voting Agreement
On January 10, 2023, in connection with the execution of the Business Combination Agreement, the TKB Insiders entered into the Sponsor Voting Agreement with Wejo.
Pursuant to the Sponsor Voting Agreement, such TKB Insiders have agreed, among other things, to vote or cause to be voted any issued and outstanding Subject Securities (as defined therein) beneficially owned by such shareholders (or that may otherwise become beneficially owned by them prior to obtaining the TKB Shareholder Approval) at every shareholders’ meeting of TKB during the term of the Sponsor Voting Agreement (i) in favor of (A) a proposal to approve the TKB Merger and the other transactions contemplated by the Business Combination Agreement and (B) all of the matters, actions and proposals that would reasonably be expected to facilitate the consummation of the TKB Merger and the other transactions contemplated by the Business Combination

Agreement, including any proposal to adjourn or postpone any meeting of shareholders of TKB to a later date if there are not sufficient votes to approve the proposals necessary to consummate the TKB Merger and the other transactions contemplated by the Business Combination Agreement; and (ii) against (A) any competing acquisition proposal and any other proposal, action or transaction that would reasonably be expected to impede, frustrate, prevent or nullify the TKB Merger or the Business Combination Agreement, and (B) any amendments to TKB’s Cayman Constitutional Documents (other than as required to effect the TKB Merger and the other transactions contemplated by the Business Combination Agreement) or any other proposal or transaction that would reasonably be expected to (1) impede, frustrate, interfere with, delay, postpone or materially adversely affect in any manner the TKB Merger and the other transactions contemplated by the Business Combination Agreement, (2) change, in any manner, the voting rights of any class of share capital of TKB, (3) result in any condition to the consummation of the TKB Merger and the other transactions contemplated by the Business Combination Agreement not being fulfilled or (4) result in a breach of any covenant, representation or warranty or other obligation or agreement of TKB under the Business Combination Agreement or any TKB Shareholder under the Sponsor Voting Agreement in any material respect. Further, each TKB Insider has agreed not to redeem any of its TKB Ordinary Shares in connection with the TKB Merger or the TKB Extension Approval.
Further, pursuant to the Sponsor Voting Agreement, Sponsor shall, immediately prior to, and subject to the Closing, forfeit and surrender irrevocably for no consideration and without any further action by any party, up to an aggregate amount equal to 1,725,000 Founder Shares and 3,225,000 TKB Private Warrants (which shall be inclusive of any Sponsor Inducement Securities), as Sponsor may determine in its sole discretion, in order to secure the financing commitments referred to in the Business Combination Agreement or private investments in public equity of TKB, non-redemptions of TKB ordinary shares from existing TKB shareholders and private investments in public equity of TKB; provided that with respect to any Sponsor Inducement Securities that are not forfeited by Sponsor at or prior to the Closing, 50% of such non-forfeited Sponsor Inducement Securities shall be transferred to Wejo effective immediately upon Closing.
As of the date of this joint proxy statement/prospectus, the TKB Insiders subject to the Sponsor Voting Agreement beneficially own approximately 51% of the issued and outstanding TKB ordinary shares.
In addition, each TKB Insider has agreed that, with limited exceptions provided therein, during the period from the date of the Sponsor Voting Agreement until termination thereof, he, she or it will not transfer, directly or indirectly, any Subject Securities.
Registration Rights Agreement
At the Closing, Holdco, Wejo, TKB, the Sponsor and certain other security holders of TKB, will enter into the Registration Rights Agreement, pursuant to which, upon completion of the Business Combination, the Holdco Common Shares, Holdco Warrants and certain other registrable securities described therein held by the Sponsor and the other security holders of TKB party thereto will bear customary registration rights.
The Future PIPE
Pursuant to the Business Combination Agreement, a condition for Closing is that, in the reasonable and good faith assessment of each Wejo and TKB, at the Effective Time, there is available cash on hand at Wejo or available cash to be borrowed pursuant to binding contractual commitments from third parties, in such amounts that, together with (A) the net proceeds of amounts in the Trust Account (net of Transaction Expenses and following the TKB Share Redemption), (B) any irrevocable and binding financing commitments entered into pursuant to the Business Combination Agreement and (C) any non-binding financing commitments or other sources of income that in the reasonable determination of Wejo are reasonably expected to be available following the Closing, will be sufficient to fund ordinary course working capital and other general corporate purposes of the Company in accordance with its mid-term business plan. TKB and Wejo are actively seeking additional financing through a Future PIPE and other financings to meet such condition under the Business Combination Agreement. As of March 31, 2023, Wejo entered into a non-binding letter of intent with a strategic investor to anchor the PIPE with a potential $20.0 million investment. However, if such Future PIPE and other financings together with the cash held in the Trust Account are not sufficient to meet the foregoing closing condition, TKB and Wejo can either waive such closing condition under the Business Combination Agreement or elect to terminate the Business Combination pursuant to the terms of the Business Combination Agreement. The unaudited pro forma combined financial information presents the Business Combination with no Future PIPE.
The Proposals to be Submitted at the TKB Meeting
The TKB Business Combination Proposal
As discussed in this joint proxy statement/prospectus, TKB is asking its shareholders to approve by ordinary resolution and adopt the Business Combination Agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A. The Business Combination Agreement provides for, among other things, the Merger of Merger Sub 1 with and into TKB, with TKB surviving the TKB Merger, and the Merger of Merger Sub 2 with Wejo, with Wejo surviving the Wejo Merger, so that, immediately following the completion of the Business Combination, each of Wejo and TKB will become a wholly-owned subsidiary of Holdco in accordance with the terms and subject to the conditions of the Business Combination Agreement as more fully described elsewhere in this joint proxy statement/prospectus. After consideration of the factors identified and discussed in the section entitled “The Business Combination — TKB Board’s Reasons for Approval of the Business Combination,” the TKB Board concluded that the Business Combination met the requirements disclosed in the prospectus for the IPO. For more information about the transactions contemplated by the Business Combination Agreement, see “The Business Combination Agreement.”
The TKB Merger Proposal
TKB is asking its shareholders to approve by special resolution a separate proposal to authorize the adoption and approval of the TKB Plan of Merger. For additional information, see “The TKB Merger Proposal.”
The TKB Adjournment Proposal
If, based on the tabulated vote, there are not sufficient votes at the time of the TKB Meeting to approve one or more of the proposals at the TKB Meeting or otherwise in connection with the Business Combination Agreement and the TKB Merger, the TKB Board may submit a proposal to the shareholders to approve by way of an ordinary resolution the adjournment of the TKB Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies. For additional information, see “The TKB Adjournment Proposal.”
The TKB Meeting
Date, Time and Place of the TKB Meeting
The TKB Meeting will be held virtually at                   a.m. Eastern Time, on                   , 2023 via live webcast at                   . For the purposes of Cayman Islands law and the Cayman Constitutional Documents, the physical location of the TKB Meeting will be at the offices of White & Case LLP at 1221 Avenue of the Americas, New York, New York 10020.
Registering for the TKB Meeting
Any shareholder wishing to attend the TKB Meeting virtually should register for the TKB Meeting by                   , 2023 at                   . To register for the TKB Meeting, please follow these instructions as applicable to the nature of your ownership of TKB Ordinary Shares:
•If your shares are registered in your name with the Transfer Agent and you wish to attend the online-only meeting, go to                   , enter the 12-digit control number included on your proxy card or notice of the TKB Meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the TKB Meeting you will need to log back into the TKB Meeting site using your control number. Pre-registration is recommended, but is not required in order to attend virtually. If you would like to attend in person at the physical location of the TKB Meeting, at the offices of White & Case LLP, 1221 Avenue of the Americas, New York, NY 10021, you must pre-register.

•Beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the TKB Meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their Public Shares and email a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial shareholders who email a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the online TKB Meeting. After contacting the Transfer Agent, a beneficial holder will receive an email prior to the TKB Meeting with a link and instructions for entering the TKB Meeting online. Beneficial shareholders should contact the Transfer Agent at least five business days prior to the TKB Meeting date in order to ensure access.
Voting Power; TKB Record Date
TKB shareholders will be entitled to vote or direct votes to be cast at the TKB Meeting if they owned TKB Ordinary Shares at the close of business on                    , 2023 which is the TKB Record Date. Shareholders will have one vote for each TKB Ordinary Share owned at the close of business on the TKB Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. TKB Warrants do not have voting rights. As of the close of business on the TKB Record Date, there were              TKB Ordinary Shares issued and outstanding, of which              were issued and outstanding Public Shares, with the rest being held by the TKB Insiders.
Quorum and Vote of TKB Shareholders
A quorum of TKB shareholders is necessary to hold a valid meeting. A quorum will be present at the TKB Meeting if the holders of a majority of the issued and outstanding shares entitled to vote at the TKB Meeting are represented in person (including virtually) or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the TKB Meeting and otherwise will have no effect on a particular proposal because each proposal requires the affirmative vote of a particular number of votes cast and an abstention is not a vote cast.
As of the TKB Record Date,                    TKB Ordinary Shares would be required to achieve a quorum.
The TKB Insiders have agreed to vote all of their TKB Ordinary Shares in favor of the proposals being presented at the TKB Meeting. As of the date of this joint proxy statement/prospectus, the TKB Insiders own approximately 51% of the issued and outstanding TKB Ordinary Shares.
The proposals presented at the TKB Meeting require the following votes:
•TKB Business Combination Proposal — The approval of the TKB Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the TKB Ordinary Shares, who, being present in person (including virtually) or represented by proxy and entitled to vote at the TKB Meeting, vote at the TKB Meeting.
•TKB Merger Proposal — The approval of the TKB Merger Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds (2/3) of the TKB Ordinary Shares, who, being present in person (including virtually) or represented by proxy and entitled to vote at the TKB Meeting, vote at the TKB Meeting.
•TKB Adjournment Proposal — The approval of the TKB Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the TKB Ordinary Shares, who, being present in person (including virtually) or represented by proxy and entitled to vote at the TKB Meeting, vote at the TKB Meeting.
Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the TKB Meeting and otherwise will have no effect on a particular proposal because each proposal requires the affirmative vote of a particular number of votes cast and an abstention is not a vote cast.

TKB Board’s Recommendation to Shareholders of TKB
The TKB Board believes that the Business Combination Proposal and the other proposals to be presented at the TKB Meeting are in the best interest of TKB and TKB’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the TKB Business Combination Proposal, “FOR” the approval of the TKB Merger Proposal and “FOR” the approval of the TKB Adjournment Proposal, in each case, if presented to the TKB Meeting.
The existence of financial and personal interests of one or more of TKB’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of TKB and its shareholders and what they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, TKB’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination — Interests of TKB’s Board of Directors and Executive Officers in the Transaction.”
TKB Board’s Reasons for Approval of the Business Combination
TKB was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The TKB Board sought to do this by utilizing the networks and industry experience of the TKB Sponsor and management to identify, acquire and operate one or more businesses.
As described under “Background to the Business Combination,” the TKB Board, in evaluating the Business Combination, consulted with TKB’s management and legal advisors. In reaching its unanimous decision to approve the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, the TKB Board considered a range of factors, including the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the proposed combination, the TKB Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The TKB Board contemplated its decision as in the context of all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of TKB’s reasons for approving the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”
The TKB Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following: Wejo’s technology; Wejo’s demonstrated revenue growth; Wejo’s margin expansion; Wejo’s strong platform with high-quality assets; TKB’s due diligence on Wejo; synergistic acquisition opportunities; commitment of Wejo’s owners; reasonableness of the exchange ratio; Wejo’s platform that supports further growth initiatives; Wejo’ total addressable market; Wejo’s financial condition; Wejo’s experienced and proven management team; the opinion of Stout rendered to the TKB Board on January 9, 2023 (which was subsequently confirmed by delivery of Stout’s written opinion addressed to the TKB Board dated January 9, 2023) to the effect that (a) the Exchange Ratio provided for in the Business Combination was fair, from a financial point of view, to holders of TKB Class A Shares other than Excluded Holders and (b) Wejo had a fair market value equal to at least eighty percent (80%) of the balance of funds in TKB’s Trust Account (excluding deferred underwriting commissions and taxes payable on interest earned on the Trust Account). See the section titled “The Business Combination — Opinion of Stout.” The TKB Board also took into consideration the factors set forth in “The Business Combination  — TKB Board’s Reasons for Approval of the Business Combination.”
The TKB Board also considered a variety of uncertainties, risks and other potentially negative factors relating to the Business Combination, including, but not limited to, the following: macroeconomic risks, the risks that the potential benefits of the Business Combination may not be fully achieved, redemptions by TKB shareholders, complexities related to the shareholder votes, litigation and threats of litigation and broader macro risks, including the impact of inflation, and the potential for downturns in the industry in which Wejo operates. The TKB Board considered the other issues and risks set forth in “Risk Factors — Risks Related to Wejo.”
In addition to considering the factors described above, the TKB Board also considered that some officers and directors of TKB might have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of TKB’s shareholders. TKB’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the TKB Board, the Business Combination Agreement and the transactions contemplated thereby, including the Mergers.
The TKB Board concluded that the potential benefits that it expected TKB and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the TKB Board unanimously determined that the Business Combination Agreement, and the transactions contemplated thereby, including the Mergers, were in the best interests of TKB and its shareholders.
For more information about the TKB Board’s decision-making process concerning the Business Combination, please see the section entitled “The Business Combination  — TKB Board’s Reasons for Approval of the Business Combination.”
Opinion of Stout to the TKB Board
On January 9, 2023, Stout orally rendered its opinion to the TKB Board (which was subsequently confirmed in writing by delivery of Stout’s written opinion addressed to the TKB Board dated January 9, 2023), as to (i) the fairness, from a financial point of view, to the holders of Class A Shares, other than the Sponsor, holders of Class B Shares (which will be converted in the Class B Conversion), holders of Class A Shares issued in private placements or holders of any shares of TKB issued to the TKB Insiders or to underwriters or, in each case, their respective affiliates (collectively, the “Excluded Holders”), of the Exchange Ratio provided for in the TKB Merger, after giving effect to the Wejo Merger, pursuant to the Agreement, and (ii) whether Wejo has an aggregate fair market value equal to at least 80% of the balance of the funds held in the trust account established by TKB for the benefit of its TKB Public Shareholders (excluding the deferred underwriting commissions and taxes payable on the interest earned on the trust account) (the “Trust Account Balance”).
Stout’s opinion was directed to the TKB Board (in its capacity as such) and only addressed the fairness, from a financial point of view, as of the date thereof, to the holders of Class A Shares (other than the Excluded Holders) of the Exchange Ratio provided for in the TKB Merger, after giving effect to the Wejo Merger, pursuant to the Agreement and whether Wejo had an aggregate fair market value equal to at least 80% of the Trust Account Balance and did not address any other aspect or implication of any other agreement, arrangement or understanding. The summary of Stout’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex G to this joint proxy statement/prospectus and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Stout in connection with the preparation of its opinion. However, neither Stout’s opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/ prospectus are intended to be, and do not constitute, advice or a recommendation to the TKB Board, TKB, Wejo, any security holder or any other person as to how to act or vote or make any election with respect to any matter relating to the Transaction or otherwise, including, without limitation, whether holders of Class A Shares should redeem their shares in connection with the Transaction.
Satisfaction of 80% Test
NASDAQ rules require that TKB’s initial business combination must be with one or more target businesses that together have an aggregate fair market value equal to at least 80% of the value of the funds in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the funds held in the Trust Account) at the time of the execution of a definitive agreement for TKB’s initial business combination. As of January 9, 2023, the trading day prior to the public announcement of the Business Combination, the fair value of the funds held in the Trust Account was approximately $237.9 million (excluding deferred underwriting commissions and taxes payable on the income earned on the funds held in the Trust Account at that time), and 80% thereof represents approximately $190.3 million. Based on the enterprise value of Wejo of $164.4 million to $268.4 million (when considering both the Selected Companies and Discounted Cash Flow Analyses performed by Stout), the TKB Board determined that this requirement was met.
Redemption Rights
Pursuant to the Cayman Constitutional Documents, a TKB Public Shareholder may request that TKB redeem all or a portion of its Public Shares for cash if the Business Combination is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:
i.(1) hold Public Shares or (2) hold Public Shares through TKB Units and elect to separate your TKB Units into the underlying Public Shares and Public Warrants prior to exercising your Redemption Rights with respect to the Public Shares;
ii.submit a written request to the Transfer Agent, including the legal name, phone number and address of the beneficial owner of the Public Shares for which redemption is requested that TKB redeem all or a portion of your Public Shares for cash; and
iii.tender or deliver the certificates for your Public Shares (if any) along with the redemption forms to the Transfer Agent physically or electronically through DTC.
Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on                   , 2023 (two business days before the scheduled date of the TKB Meeting) in order for their Public Shares to be redeemed.
TKB shareholders may elect to redeem all or a portion of the Public Shares held by them regardless of if or how they vote in respect of the TKB Business Combination Proposal or TKB Merger Proposal, and regardless of whether they hold Public Shares on the TKB Record Date. Holders of TKB Units must elect to separate Units held by them into the underlying Public Shares and Public Warrants prior to exercising their Redemption Rights with respect to the Public Shares. If the Business Combination is not consummated, the Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a TKB shareholder properly exercises its right to redeem all or a portion of the Public Shares that it holds and timely tenders or delivers the certificates for its shares (if any) along with the redemption forms to the Transfer Agent, TKB will redeem such Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account including interest earned on the trust account (net of taxes paid or payable, if any), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of March 31, 2023, this would have amounted to approximately $10.47 per issued and outstanding Public Share. If a TKB shareholder exercises its Redemption Rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares. See “TKB Meeting — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.
Notwithstanding the foregoing, a TKB shareholder, together with any affiliate of such TKB shareholder or any other person with whom such TKB shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares without TKB’s prior consent. Accordingly, if a TKB shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
Holders of the TKB Public Warrants will not have Redemption Rights with respect to the TKB Public Warrants.
TKB Shareholders’ Appraisal Rights and Dissenters’ Rights
For more information regarding TKB shareholders’ appraisal rights and dissenters’ rights, see the section entitled “Appraisal Rights and Dissenters’ Rights.”

Proxy Solicitation of TKB Shareholders
Proxies may be solicited by mail, telephone or in person. TKB has engaged                 to assist in the solicitation of proxies.
If a shareholder grants a proxy, it may still vote its shares in person (including virtually) if it revokes its proxy before the TKB Meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “TKB Meeting — Revoking Your Proxy.”
Special Shareholder Meeting of Wejo
The Wejo Special Meeting will be held completely virtual on                   , 2023 at 10:00 a.m. Eastern Time via live webcast at                   .
Proposals to be Put to the Shareholders of Wejo at the Special Shareholder Meeting
Wejo shareholders are being asked to consider and vote upon a proposal to approve the Business Combination described in the accompanying joint proxy statement/prospectus, including (a) adopting the Business Combination Agreement, and (b) approving the other transactions contemplated by the Business Combination Agreement and related agreements described in the accompanying joint proxy statement/prospectus. See “Wejo Proposal #1 — The Business Combination Proposal.”
Wejo shareholders may also be asked to consider and vote upon the Wejo Adjournment Proposal, which is a proposal to adjourn the Wejo Special Meeting to a later date or dates to permit further solicitation and voting of proxies if, based upon the tabulated vote at the time of the Wejo Special Meeting, Wejo would not have been authorized to consummate the Business Combination. See “Wejo Proposal #2 — Wejo Adjournment Proposal.”
Recommendation of the Wejo Board
The Wejo Board believes that the Wejo Business Combination Proposal and the other proposals to be presented at the Wejo Special Meeting are in the best interest of Wejo and Wejo’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Wejo Business Combination Proposal and “FOR” the approval of the Wejo Adjournment Proposal, in each case, if presented to the Wejo Special Meeting.
The existence of financial and personal interests of one or more of Wejo’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of Wejo and its shareholders and what they may believe is best for themselves in determining to recommend that shareholders vote for the proposals. In addition, Wejo’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination — Interests of Wejo’s Board of Directors and Executive Officers in the Transaction.”
Wejo Board’s Reasons for the Approval of the Business Combination
The Wejo Board carefully evaluated, discussed and considered such factors and information it has deemed necessary or appropriate (including the various commercial, tax, financial and legal due diligence conducted) in order to properly reach a fully informed conclusion regarding the advisability of the Business Combination Agreement, the Business Combination and the other transactions contemplated by the Business Combination Agreement. In arriving at its determination, the Wejo Board consulted with and received the advice of its outside financial and legal advisors, discussed certain issues with Wejo’s management and considered a wide and complex range of factors weighing positively in favor of the Business Combination, including the non-exhaustive list of material factors and benefits of the Business Combination described under “The Business Combination—Recommendations of the Wejo Board” and “Wejo’s Reasons for the Business Combination/Share Issuance,” each of which the Wejo Board believed supported its determination and recommendation.
The Wejo Board also identified and considered a number of other matters, some of which are countervailing factors and risks to Wejo and its shareholders, relating to the Business Combination and the Business Combination Agreement.

After careful consideration of all such factors, the Wejo Board unanimously determined (i) there would be significant benefit to Wejo and to its corporate group, as a result of Wejo entering into the Business Combination Agreement and the related transaction documents, performing the actions contemplated thereby, and from undertaking the obligations of Wejo in connection therewith; and (ii) that, for such reasons, it would be in Wejo’s best interests and in the best interests of Wejo’s shareholders and for the purposes of its business for Wejo to enter into, execute, deliver and perform its obligations under the Business Combination Agreement and the related transaction documents.
In addition to considering the factors described above, the Wejo Board also considered that some officers and directors of Wejo might have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of Wejo’s shareholders. Wejo’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the Wejo Board, the Business Combination Agreement and the transactions contemplated thereby, including the Mergers.
In view of the wide variety of factors considered by the Wejo Board in connection with its evaluation of the Business Combination and the complexity of these matters, the Wejo Board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative or specific weights or values to any of the factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Wejo Board. Rather, the Wejo Board considered all of these factors as a whole and made its recommendation based on the totality of the information available to the Wejo Board, including discussions with, and questioning of, Wejo’s management and its legal and financial advisors. In considering the factors discussed above, individual members of the Wejo Board may have given different weights to different factors and the factors are not presented in any order of priority.
This explanation of the Wejo Board’s reasons to recommend that Wejo’s shareholders vote in favor of the Wejo Business Combination Proposal presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”
For more information about the Wejo Board’s decision-making process concerning the Business Combination, please see the section entitled “The Business Combination  — Wejo Board’s Reasons for Approval of the Business Combination.”
Proxy Solicitation of Wejo Shareholders
Wejo will bear the cost of its solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to the beneficial owners of outstanding Wejo Common Shares. Wejo may solicit proxies via the Internet, or by mail, personal interview, email or telephone. Wejo has retained MacKenzie Partners, Inc., a proxy solicitation firm, to assist it in the solicitation of proxies for the special general meeting and will pay MacKenzie Partners, Inc. a fee of approximately                 plus costs and expenses. In addition, Wejo has agreed to indemnify MacKenzie Partners, Inc. against certain liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions). Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.
Wejo’s Appraisal Rights and Dissenters’ Rights
To the extent available under the Bermuda Companies Act, each holder of Wejo Common Shares issued and outstanding as of the Wejo Record Date who did not vote in favor of the Business Combination, and has not been satisfied that it has been offered fair value for its Wejo Common Shares and who shall have validly complied with all other provisions of the Bermuda Companies Act concerning the right of holders of Wejo Common Shares to require appraisal of their Wejo Common Shares pursuant to Bermuda law shall be cancelled (but shall not entitle their holders to receive the Holdco Common Shares) and shall be converted into the right to receive the fair value thereof under Section 106 of the Bermuda Companies Act.

Dissenting Wejo Shareholders will have the right under Section 106(6) of the Bermuda Companies Act to apply to the Supreme Court of Bermuda for an appraisal of the fair value of its Wejo Common Shares within one month from the giving of notice convening the Wejo Special Meeting. The notice of the Special Meeting accompanying this joint proxy statement/prospectus constitutes such notice. The right to make this demand is known as “appraisal rights.” Shareholders of Wejo who wish to exercise their appraisal rights must: (i) not vote affirmatively in favor of the Business Combination and (ii) apply to the Supreme Court of Bermuda to appraise the fair value of such holder’s Wejo Common Shares within the requisite one-month period of the giving of the notice of the meeting at which the Business Combination will be voted upon. For additional information regarding appraisal rights, please see the section entitled “Appraisal Rights and Dissenters’ Rights”.
Interests of TKB Directors and Officers in the Business Combination
In considering the recommendation of the TKB Board to vote in favor of the TKB Business Combination Proposal and TKB Merger Proposal, TKB shareholders should be aware that, aside from their interests as shareholders, the TKB Sponsor and TKB’s officers and directors have interests in consummating a Business Combination that are different from, or in addition to, those of other shareholders generally. TKB’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, in recommending to shareholders that they approve the Business Combination and in agreeing to vote their shares in favor of a Business Combination. TKB Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:
•If the TKB Business Combination Proposal and TKB Merger Proposal are not approved and a Business Combination is not consummated by the end of the Combination Period, or such later date that may be approved by TKB shareholders, TKB will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and the Board, dissolving and liquidating. In such event, the Founder Shares held by the TKB Sponsor and TKB’s directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to the IPO, or approximately $0.004 per share, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of $                    based upon the closing price of $                   per share on NASDAQ on the TKB Record Date.
•Simultaneously with the consummation of the IPO, the TKB Sponsor purchased 10,750,000 Private Placement Warrants, each exercisable to purchase one Ordinary Share at $11.50 per share beginning 30 days after the completion of a Business Combination, at a price of $1.00 per warrant for an aggregate of $10,750,000 in a private placement. Such Private Placement Warrants have an aggregate market value of approximately $                   based upon the closing per warrant price of $                   on NASDAQ on the TKB Record Date. The Private Placement Warrants and Ordinary Shares underlying the Private Placement Warrants will become worthless if TKB does not consummate a business combination by the end of the Combination Period or such later date that may be approved by TKB shareholders in accordance with the Cayman Constitutional Documents.
•The TKB Sponsor and TKB’s directors and officers paid significantly less for their Founder Shares and Private Placement Warrants than other TKB Public Shareholders and holders of Public Warrants paid for their Public Shares and Public Warrants purchased in the IPO or shares or warrants purchased in the open market thereafter. Even if the trading price of the Ordinary Shares were as low as $1.87 per share, the aggregate market value of the Founder Shares alone (without taking into account the value of the Private Placement Warrants) would be approximately equal to the initial investment in the Company by the TKB Sponsor and TKB’s officers and directors. As a result, if a Business Combination is completed, the TKB Sponsor, officers and directors are likely to be able to make a substantial profit on their investment in us even at a time when the Ordinary Shares have lost significant value. On the other hand, if the Business Combination Proposals are not approved and the Company liquidates without completing a Business Combination before the end of the Combination Period, the TKB Sponsor, officers and directors will lose their entire investment in us.

•As disclosed in the prospectus for TKB’s IPO, the members of TKB’s management team and its directors have also invested in TKB Sponsor by subscribing for units issued by TKB Sponsor. Through their investment in TKB Sponsor, these officers and directors will share in a portion of any appreciation in Founder Shares and TKB Private Warrants, provided that TKB successfully completes a business combination.
•The TKB Sponsor has agreed that it will be liable to TKB, if and to the extent any claims by a vendor for services rendered or products sold to TKB, or a prospective target business with which TKB has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below: (i) $10.20 per Public Share; or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under TKB’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.
•The Cayman Constitutional Documents contain a waiver of the corporate opportunity doctrine, and there could have been Business Combination targets that would have been appropriate for a combination with TKB but were not offered due to a TKB director’s duties to another entity. TKB does not believe that the waiver of the corporate opportunity doctrine in the Cayman Constitutional Documents interfered with its ability to identify an acquisition target.
•TKB’s existing directors and officers will be eligible for continued indemnification and continued coverage under TKB’s directors’ and officers’ liability insurance policy after the Business Combination and pursuant to the Business Combination Agreement and indemnification agreements entered into with such directors and officers in connection with the IPO.
•Pursuant to the Registration Rights Agreement, the TKB Insiders will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the Holdco Common Shares and Holdco Warrants held by such parties following the consummation of the Business Combination.
•Angela Blatteis and Philippe Tartavull will become directors of Holdco after the closing of the Business Combination. As such, in the future they will receive any cash fees, stock options or stock awards that the Holdco Board determines to pay to its non-executive directors.
•TKB’s officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on TKB’s behalf, such as identifying and investigating possible business targets and business combinations. However, if TKB fails to consummate a business combination within the Combination Period, they will not have any claim against the Trust Account for reimbursement. Accordingly, TKB may not be able to reimburse these expenses if the Business Combination or another business combination, is not completed within the Combination Period. As of April 10, 2023, there was approximately $100,000 of reimbursable out-of-pocket expenses.
•Following the Closing, the TKB Sponsor would be entitled to the repayment of any working capital loans and advances that have been made to TKB and remain outstanding. As of April 10, 2023, the Sponsor has made an aggregate of $500,000 of advances to TKB, corresponding to $250,000 of the funds received in connection with the Wejo Assignment and the $250,000 draw-down under the Phelan Note. If TKB does not complete the Business Combination, under the Business Combination Agreement, in certain circumstances Wejo would be required to reimburse TKB for up to $1,000,000 of transaction expenses plus an additional $500,000 on account of interest or repayment premiums on principal amounts of loans entered into by TKB or TKB Sponsor in compliance with the Business Combination Agreement. TKB may also use a portion of the working capital held outside the Trust Account to repay any then outstanding working capital loans or advances, but no proceeds held in the Trust Account would be used to repay the working capital loans or advances.

The TKB Insiders have agreed to, among other things, vote in favor of the Business Combination, regardless of how the TKB Public Shareholders vote. As of the date of this joint proxy statement/prospectus, the TKB Insiders own approximately 51% of the issued and outstanding TKB Ordinary Shares.
The personal and financial interests of the TKB Sponsor as well as TKB’s directors and officers may have influenced their motivation in identifying and selecting Wejo as a business combination target, completing an initial business combination with Wejo and influencing the operation of the business following the Closing. In considering the recommendations of the TKB Board to vote for the proposals, TKB shareholders should consider these interests.
Interests of Wejo’s Directors and Officers in the Business Combination
In considering the recommendation of the Wejo Board to vote in favor of the Business Combination Proposal, Wejo shareholders should be aware that, aside from their interests as shareholders, Wejo’s officers and directors have interests in consummating the Business Combination that are different from, or in addition to, those of other shareholders generally. Wejo’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, in recommending to shareholders that they approve the Business Combination and in agreeing to vote their shares in favor of a Business Combination. Wejo shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:
•continued service of certain directors and executive officers following the closing of the Business Combination;
•the treatment of restricted stock units, performance stock units, stock options and other equity-based awards in connection with the Business Combination; and
•Wejo’s existing directors and officers will be eligible for continued indemnification and continued coverage under Wejo’s directors’ and officers’ liability insurance policy after the Business Combination and pursuant to the Business Combination Agreement and indemnification agreements entered into with such directors and officers in connection with the initial public offering of Wejo.
The existence of financial and personal interests of one or more of Wejo’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of Wejo and its shareholders and what they may believe is best for themselves in determining to recommend that shareholders vote for the proposals. In addition, Wejo’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.
The personal and financial interests of Wejo’s directors and officers may have influenced their motivation in identifying and selection TKB as a partner for a business combination and influencing the operation of the business of Wejo following the Closing. In considering the recommendations of the Wejo Board to vote for the proposals, Wejo shareholders should consider these interests.
Potential Purchases of Public Shares and/or Public Warrants
At any time at or prior to the Business Combination, during a period when they are not then aware of any material non-public information regarding TKB, Wejo or their respective securities, the TKB Sponsor, Wejo, or their respective directors, officers, advisors or affiliates may purchase Public Shares from institutional and other investors who vote, or indicate an intention to vote, against any of the TKB Business Combination Proposal or the TKB Merger Proposal, or who redeem or indicate an intention to redeem their Public Shares, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares and not redeem them or vote their Public Shares in favor of the TKB Business Combination Proposal or the TKB Merger Proposal. Any such non-redemption agreements may provide for an agreement by the investor (i) not to redeem the Public Shares it owns, or (ii) to sell such Public Shares to the TKB Sponsor, Wejo, or their respective directors, officers, advisors or affiliates or their respective affiliates, or (iii) to acquire Public Shares in the market or in privately negotiated transactions from other shareholders who redeem or indicate an intention to redeem, and to hold such Public Shares and not redeem them.

Any such purchase may include a contractual acknowledgement that such shareholder, although still the record holder of TKB Ordinary Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. In the event that the Sponsor, Wejo or their respective directors, officers, advisors or affiliates purchase shares in privately negotiated transactions from TKB shareholders who have already elected to exercise their Redemption Rights, such selling shareholder would be required to revoke their prior elections to redeem their Public Shares.
Any Public Shares purchased by the TKB Sponsor or its affiliates as part of such agreements would be purchased at a price no higher than the redemption price for the Public Shares, which was approximately $10.47 per share as of March 31, 2023. Any Public Shares so purchased would not be voted by the TKB Sponsor or its affiliates at the TKB Meeting and would not be redeemable by the TKB Sponsor or its affiliates. The purpose of such share purchases and other transactions would be to limit the number of Public Shares electing to redeem. While the nature of any such incentives has not been determined as of the date of this joint proxy statement/prospectus, they might include, without limitation, transfers of Founder Shares or TKB Private Warrants by the TKB Sponsor and/or the forfeiture of such shares or warrants by the TKB Sponsor, or arrangements to protect such holders against potential loss in value of their shares, the granting of put options and the transfer to such investors or holders of shares or warrants owned by the TKB Sponsor for nominal value.
Entering into any such arrangements may have a depressive effect on the price of the TKB Class A Shares (e.g., by giving a holder the ability to effectively purchase shares at a price lower than market, such holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the TKB Meeting and would likely increase the chances that such proposals would be approved.
No agreements dealing with the above arrangements or purchases have been entered into as of the date of this joint proxy statement/prospectus. TKB will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the TKB Business Combination Proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
Sources and Uses of Funds for the Business Combination

Sources and Uses (U.S. in million)	@ $0.50 Wejo stock price	@ $3.00 Wejo stock price
Cash in Trust Account and Future PIPE(1)	$100.00	$100.00
Wejo Cash on Balance Sheet(2)	8.63	8.63
Wejo Rollover(3)	60.45	362.72
Total Sources	$169.08	$471.35

Wejo Rollover(3)	$60.45	$362.72
Holdco Cash to Balance Sheet(4)	88.73	88.73
Estimated Transaction Expenses	19.90	19.90
Total Uses	$169.08	$471.35
__________________
(1)Represents an estimate of total proceeds to be raised through, and that will remain at Holdco after, closing of the Business Combination and Future PIPE, before transaction costs. TKB and Wejo are actively seeking additional financing through a Future PIPE, as of the date of this joint proxy statement/prospectus, no binding commitment exists with respect to any Future PIPE. See “—The Future PIPE.”
(2)Represents Wejo cash balance as of December 31, 2022.
(3)Represents the product of the 109,461,562 outstanding shares of Wejo at December 31, 2022 and 11,444,846 RSUs multiplied by the respective stock price noted in each column.
(4)Represents the sum of the cash in the Trust Account and Future PIPE and the cash on Wejo’s balance sheet after estimated transaction expenses of $19.9 million.

Material U.S. Federal Tax Considerations of the Business Combination
For a description of certain material U.S. federal income tax considerations relating to the Business Combination, the exercise of redemption rights in respect of Public Shares, and the ownership and disposition of Holdco Common Shares and Holdco Public Warrants, see the section entitled “Material U.S. Federal Income Tax Considerations.”
Material Bermuda Tax Considerations of the Business Combination
For a discussion summarizing the Bermuda tax considerations of the Business Combination, see “Material Tax Considerations — Bermuda Tax Considerations.”
Material Cayman Tax Considerations of the Business Combination
For a discussion summarizing the Cayman Islands tax considerations of the Business Combination, see “Material Tax Considerations — Cayman Tax Considerations.”
Accounting Treatment of the Business Combination
The TKB Merger will be accounted for as a recapitalization as TKB was not recognized as a business under U.S. GAAP given it consisted primarily of cash held in a trust account. Under this method of accounting, the ongoing financial statements of Holdco will reflect the net assets of TKB at historical cost, with no additional goodwill recognized. The recapitalization will be immediately followed by the Wejo Merger. The Wejo Merger will be accounted for as a capital reorganization whereby Holdco will become the successor to the Accounting Predecessor. The acquisition of Accounting Predecessor will be accounted for as a capital reorganization whereby Holdco becomes the successor to the Accounting Predecessor. The capital reorganization by Holdco of the Accounting Predecessor will be considered a common control transaction and accounted for as a pooling of interests, whereby the historical values of the assets and liabilities of the Accounting Predecessor were the same before and after the Wejo Merger.
Listing of Holdco Securities; Delisting and Deregistration of TKB Securities and Wejo Securities
The Holdco Common Shares, the Wejo Assumed Warrants and TKB Assumed Warrants are expected to be listed for trading on the NASDAQ-GS. Upon the completion of the TKB Merger, the TKB Units, TKB Class A Shares and TKB Warrants are expected to be delisted from the NASDAQ-GM and subsequently deregistered under the Exchange Act in accordance with applicable securities laws. Upon the completion of the Wejo Merger, the Wejo Common Shares and Wejo warrants are expected to be delisted from the NASDAQ-GS and subsequently deregistered under the Exchange Act in accordance with applicable securities laws.
Comparison of Shareholders’ Rights
If the Business Combination is successfully completed, holders of TKB Ordinary Shares and Wejo Common Shares will become holders of Holdco Common Shares, and holders of TKB Warrants and Wejo warrants will become holders of warrants to purchase Holdco Common Shares, and their rights as shareholders will be governed by Holdco’s organizational documents. There are also differences between the laws governing TKB, a Cayman Islands company, and Holdco, a Bermuda company. Please see the section entitled “Comparison of Shareholders’ Rights.”
Wejo Recent Developments
Private Placement of Second Lien Note and Warrant
On February 27, 2023, Wejo entered into that certain Securities Purchase Agreement (the “Second Lien SPA”) with certain investor (the “Second Lien Noteholder”), pursuant to which Wejo issued and sold to such Second Lien Noteholder a secured, non-convertible note in the aggregate principal amount of $3,684,210 (the “Second Lien Note”) for a purchase price of $3,500,000. The Second Lien SPA requires Wejo to issue a Wejo Warrant to acquire Wejo Common Shares (the “Second Lien Warrant”) upon the occurrence of a Subsequent Financing (as defined below) (the issuance of the Second Lien Note and Wejo’s obligation to issue the Second Lien Warrant upon a Subsequent Financing together being referred to as the “Second Lien Offering”). Wejo’s obligations under the Second Lien Note are secured by a second lien on certain assets of its subsidiaries, which are the same assets that are subject to first lien security interests under the GM Convertible Note, namely certain assets of Wejo Limited and the shares held by Wejo Bermuda in Wejo Limited (collectively, the “Second Lien Collateral”). The Second Lien Note accrues compounding interest at the rate of 10.0% per annum, which will be payable in cash, in arrears semi-annually in accordance with the terms of the Second Lien Note. If Wejo effects, directly or indirectly, an offering of any shares of any kind of its securities in a financing completed during the one-year period following the issuance of the Second Lien Note, then it must issue the Second Lien Noteholder a warrant exercisable for such number of Wejo Common Shares determined by dividing $3,850,000 by the closing price of Wejo Common Shares as of the date of such issuance. The Second Lien Note initially was supposed to mature on March 29, 2023 (the “Second Lien Note Maturity Date”). At the Second Lien Noteholder’s option at any time during the 20-business day period following certain fundamental transactions, the Second Lien Noteholder may require Wejo to redeem all or any part of the outstanding principal and accrued but unpaid interest of the Second Lien Note, in whole or in part, at a price of 120% of the then-outstanding principal amount plus all accrued and unpaid interest.
On February 27, 2023, GM consented to the Second Lien Offering and agreed to amend the GM Convertible Note, solely to add additional events of default, and except for such amendment, the GM Convertible Note remains unchanged and in full force and effect.
On March 28, 2023, Wejo and the Second Lien Noteholder executed that certain First Amendment to Secured Note (the “Second Lien Note Amendment”) under which they agreed to extend the Second Lien Note Maturity Date under the Second Lien Note to April 17, 2023 in exchange for an extension fee in the amount of $368,421, representing 10% of the principal amount of the Second Lien Note. Except for such amendments in the Second Lien Note Amendment, the Second Lien Note remains unchanged and in full force and effect.
Arma Settlement Agreement
On April 1, 2021, Arma, filed a lawsuit against Wejo in the High Court of Justice, Business and Property Courts of England & Wales, Commercial Court (KBD) (claim no. CL-2021- 000201) (the “Lawsuit”) and amended the claim on December 23, 2021. In the Lawsuit, Arma Partners LLP (“Arma”) claimed a declaration from the Court that Arma is entitled to remuneration arising from a successful acquisition of Wejo Limited, and certain fundraising events that occurred during 2021 and 2020. As of December 31, 2022, the maximum damages claimed by Arma were approximately $16.0 million.
On March 3, 2023, Wejo and Arma entered into that certain Deed of Settlement (the “Settlement Agreement”) under which the parties resolved the Lawsuit. Under the Settlement Agreement, (i) Wejo Limited has agreed to pay Arma $3.25 million (inclusive of all costs and interest and resolving any future claims) in several installments over a 28-month period commencing on April 3, 2023, subject to acceleration and adjustment of the payment schedule based on the achievement by Wejo of certain qualifying financing transactions, and (ii) the parties agreed to jointly seek a stay of the Lawsuit except for the purpose of carrying out the terms of the Settlement Agreement, with the understanding that such proceedings may be reinstated if any terms of the Settlement Agreement are breached. Wejo has fully accrued $1.4 million in Accrued expenses and other current liabilities and $1.8 million in Other non-current liability on the audited Consolidated Balance Sheets as of December 31, 2022 for the settlement.
Private Placement of Unsecured Note and Warrant
On March 21, 2023, Wejo issued and sold to Tim Lee, Wejo’s Chairman of its Board, an unsecured note (the “Unsecured Note”) in the aggregate principal amount of $2,000,000. The Unsecured Note requires Wejo to issue a Wejo Warrant to acquire Wejo Common Shares upon the occurrence of a Subsequent Financing (as defined below). Wejo intends to use the proceeds from the Unsecured Note Offering for general corporate purposes. The Unsecured Note matures on May 22, 2023. The Unsecured Note does not accrue interest, but Wejo must pay a redemption premium of 110% on the outstanding principal amount of the Unsecured Note at its maturity. The Unsecured Note provides for customary affirmative and negative covenants, and events of default. If an event of default occurs, the noteholder thereof may demand, upon written notice to Wejo, the repayment of the principal of the Unsecured Note, together with the redemption premium, within five business days of the delivery of receipt of such written notice. If Wejo effects, directly or indirectly, an offering of any shares of capital stock, convertible securities, rights, options, warrants or any other kind of its securities in a financing completed during the one-year period following the issuance of the Unsecured Note (a “Subsequent Financing”) then Wejo must issue to the holder of the Unsecured Note a five-year warrant exercisable for such number of Wejo Common Shares determined by dividing 100% of the principal amount of the Unsecured Note by the closing price of the Wejo Common Shares as reported by NASDAQ on the trading day immediately prior to the issuance of the securities in a Subsequent Financing, subject to a floor price equal to the higher of the closing bid price of the Wejo Common Shares and the “NASDAQ Minimum Price” (as defined in NASDAQ Rule 5635) as of issue date of the Unsecured Note, at an exercise price per share equal to 110% of the closing bid price of the Wejo Common Shares as reported by NASDAQ on the trading day immediately prior to the Subsequent Financing, subject to a floor price equal to the higher of the closing bid price of the Wejo Common Shares and the NASDAQ Minimum Price as of the issue date of the Unsecured Note.
Cost-Cutting Initiative
On March 22, 2023, the Board of Directors of Wejo approved a plan to reduce Wejo’s workforce by approximately 40 employees, representing approximately 16% of Wejo’s total current global workforce. This decision was based on cost-reduction initiatives intended to reduce operating expenses. As of March 22, 2023, Wejo estimated that it will pay approximately $1.8 million in connection with the reduction in workforce, which consists of notice period and severance payments, previously accrued compensation expenses, and other related costs. Wejo expects that these charges will be incurred in the second and third quarters of 2023, and that the reduction in workforce will be substantially complete in the third quarter of 2023, subject to local law and consultation requirements. The charges Wejo expects to incur are subject to assumptions, including local law requirements, and actual charges may differ from the estimate disclosed above.
Summary of Risk Factors
In evaluating the proposals to be presented at the TKB Meeting and Wejo Special Meeting, TKB shareholders and Wejo shareholders should carefully read this joint proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors” as well as the risks described in the sections entitled “Risk Factors” in the Wejo 2022 Annual Report. Some of the risks related to Holdco, TKB and Wejo are summarized below:
•Holdco has no operating or financial history, and its results of operations may differ significantly from the unaudited pro forma financial data included in this joint proxy statement/prospectus.
•During the pre-closing period, TKB and Wejo are prohibited from entering into certain transactions that might otherwise be beneficial to TKB, Wejo or their respective shareholders.
•Uncertainties about the Business Combination during the pre-closing period may cause a loss of key management personnel and other key employees of Wejo, or may cause customers, suppliers or strategic partners to delay or defer decisions concerning Wejo.
•Members of TKB’s and Wejo’s management and certain directors of TKB and Wejo have interests in the Business Combination that are different from, or in addition to, your interests.
•The consummation of the Business Combination is contingent upon the satisfaction of a number of conditions and the Business Combination may not be completed.
•The ability of TKB Public Shareholders to exercise redemption rights may not allow us to complete the Business Combination, fund Wejo’s business or optimize the capital structure of Holdco.
•Wejo will require additional financing to fund its operations or growth and failure to obtain such financing may result in the restructure or abandonment of the Business Combination.
•Wejo, as well as its independent registered public accounting firm, have expressed substantial doubt about Wejo’s ability to continue as a going concern.

•Wejo’s cash and other sources of liquidity may not be sufficient to fund its operations or pay its debts as they become due in the next twelve months.
•The rights of Holdco shareholders and warrant holders may differ from the rights of TKB shareholders and warrant holders and from the rights of Wejo shareholders and warrant holders.
•The exchange ratio is floating and could materially change.
•Legal proceedings in connection with the Business Combination could delay or prevent its completion.
•The market price for Holdco securities following the completion of the Business Combination may be affected by new unknown factors.
•The Business Combination will divert significant management resources of TKB and Wejo, which could have an adverse effect on TKB’s and Wejo’s respective businesses, financial results, and/or market prices.
•Wejo shareholders may experience significant dilution, which may result in a reduced influence by Wejo shareholders in Wejo’s management.
•Certain Wejo controlling shareholders and TKB Sponsor and certain of its affiliates have agreed to vote in favor of the Business Combination, regardless of how our TKB Public Shareholders vote.
•If the Business Combination’s benefits do not meet the expectations of investors, shareholders or financial analysts, the market price of Holdco’s securities may decline.
•TKB and Wejo have incurred and will incur significant transaction and transition costs in connection with the Business Combination.
•The market for Holdco securities may be volatile following the Closing of the Business Combination.
•There can be no assurance that Holdco Common Shares will be approved for listing on NASDAQ following the Closing, or that Holdco will be able to comply with the continued listing standards of NASDAQ.
•The TKB Assumed Warrants may never be in the money, and may expire worthless.
•TKB may not be able to complete its initial business combination within the Combination Period, in which case, and unless the Combination Period is further extended, TKB would wound up and would redeem public shares and liquidate.
•Holders in excess of 15% of TKB Class A Shares, will lose the ability to redeem all such shares in excess of 15% of TKB Class A Shares.
•TKB shareholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. Therefore, to liquidate your investment, you may be forced to sell your Public Shares or Public Warrants, potentially at a loss.
•If third parties bring claims against TKB, the proceeds held in the Trust Account could be reduced.
•TKB shareholders may be held liable for claims by third parties against TKB to the extent of distributions received by them upon redemption of their shares.
•The SEC has recently issued proposed rules to regulate special purpose acquisition companies and actions taken in connection with such proposals may increase our costs and otherwise affect our ability to complete the Business Combination.
•If TKB is deemed to be an investment company for purposes of the Investment Company Act, TKB would be required to institute burdensome compliance requirements and TKB’s activities would be severely restricted, and, as a result, TKB may abandon our efforts to consummate the Business Combination and liquidate. To mitigate the risk of that result, TKB intends to liquidate the securities held in the Trust Account prior to the 24-month anniversary of the IPO Registration Statement and instead hold all funds in the Trust Account in cash or an interest-bearing bank deposit account, which may earn less interest than we otherwise would have if the Trust Account had remained invested in U.S. government securities or money market funds.
•If the TKB Adjournment Proposal is not approved, and a quorum is present but an insufficient number of votes have been obtained to approve the TKB Business Combination Proposal and TKB Merger Proposal, the TKB Board will not have the ability to adjourn the TKB Meeting to permit the Business Combination to be approved.
Emerging Growth Company
Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
This may make comparison of Holdco’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Holdco will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of Wejo’s initial public offering, (b) in which we have total annual revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF WEJO
The following tables present summary historical financial information of Wejo for the periods and as of the dates indicated. Wejo’s summary consolidated statements of operations and comprehensive loss information for the years ended December 31, 2022, and 2021, and summary consolidated balance sheet information as of December 31, 2022 and 2021, are derived from Wejo’s audited consolidated financial statements.
Wejo’s audited consolidated financial statements for the years ended December 31, 2022, and 2021, and as of December 31, 2022 and 2021, are contained in the Wejo 2022 Annual Report. The Wejo 2022 Annual Report is incorporated by reference into this joint proxy statement/prospectus.
Wejo’s historical results are not necessarily indicative of the results that may be expected in any future period. The summary historical financial information below should be read in conjunction with Wejo Management’s Discussion and Analysis of Financial Condition and Results of Operations and Wejo’s consolidated financial statements and the notes related thereto included in the Wejo 2022 Annual Report, which is incorporated by reference into this joint proxy statement/prospectus. For additional information, see the section titled “Where You Can Find More Information.”

	Year Ended December 31,
	2022	2021
(in thousands, except share and per share amounts)
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
Revenue, net	$8,396	$2,566
Costs and operating expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below)	7,739	3,583
Technology and development	33,893	26,265
Sales and marketing	20,569	22,920
General and administrative	62,104	104,144
Depreciation and amortization	4,037	4,411
Total costs and operating expenses	128,342	161,323
Loss from operations	(119,946)	(158,757)
Interest expense	(5,249)	(9,597)
Other expense, net	(33,645)	(49,067)
Loss before taxation	(158,840)	(217,421)
Income tax expense	(413)	(357)
Net loss	(159,253)	$(217,778)
Other comprehensive income:
Foreign currency exchange translation adjustment	12,607	2,541
Total comprehensive loss	$(146,646)	$(215,237)
Net loss per common share - basic and diluted	$(1.58)	$(5.00)
Weighted-average common shares – basic and diluted	100,795,106	43,553,504

	As of December 31,
	2022	2021
(in thousands, except share and per share amounts)
CONSOLIDATED BALANCE SHEETS
Assets
Current assets:
Cash	$8,626	$67,322
Accounts receivable, net	4,264	1,416
Forward Purchase Agreement	2,687	45,611
Prepaid expenses and other current assets	6,727	17,518
Total current assets	22,304	131,867
Property and equipment, net	474	651
Operating lease right-of-use asset	452	—
Intangible assets, net	7,337	9,489
Other assets	566	—
Total assets	$31,133	$142,007
Liabilities and Shareholders’ (Deficit) Equity
Current liabilities:
Accounts payable, including due to related party of $967 and $1,464, respectively	$21,851	$15,433
Accrued expenses and other current liabilities	26,599	21,089
Current portion of operating lease liability	431	—
Secured Convertible Notes	11,390	—
Income tax payable	—	282
Total current liabilities	60,271	36,804
Non-current liabilities:
Long term portion of operating lease liability	21	—
Warrant liability - Securities Purchase Agreement	343	—
Long term debt, net of unamortized debt discount and debt issuance costs	36,426	33,705
Public Warrants	594	12,650
Exchangeable Right liability	403	11,154
Other non-current liability	1,838	—
Total liabilities	99,896	94,313
Commitments and contingencies
Shareholders’ (deficit) equity
Common shares, $0.001 par value, 634,000,000 shares authorized; 109,461,562 and 93,950,205 shares issued and outstanding as of, December 31, 2022 and December 31, 2021, respectively	109	94
Additional paid in capital	445,478	415,304
Accumulated deficit	(529,204)	(369,951)
Accumulated other comprehensive income	14,854	2,247
Total shareholders’ (deficit) equity	(68,763)	47,694
Total liabilities and shareholders’ (deficit) equity	$31,133	$142,007

SUMMARY HISTORICAL FINANCIAL INFORMATION OF TKB
The following tables present summary historical financial information of TKB for the periods and as of the dates indicated. TKB’s summary statements of operations information for the year ended December 31, 2022 and for the period from April 20, 2021 (inception) through December 31, 2021, and summary balance sheet information as of December 31, 2022 and 2021, are derived from TKB’s audited financial statements.
TKB’s financial statements as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and for the period from April 20, 2021 (inception) through December 31, 2021 are included elsewhere in this joint proxy statement/prospectus.
TKB’s historical results are not necessarily indicative of the results that may be expected in any future period. The summary historical financial information below should be read in conjunction with TKB Management’s Discussion and Analysis of Financial Condition and Results of Operations and TKB’s financial statements and the notes related thereto included elsewhere in this joint proxy statement/prospectus.

	Year Ended December 31,	For the Period from April 20, 2021 (inception) through December 31,
	2022	2021
STATEMENTS OF OPERATIONS
Net income	$11,245,341	$8,644,188
Basic and diluted weighted average shares outstanding, Class A ordinary shares	23,000,000	5,772,549
Basic and diluted net income per share, Class A ordinary shares	$0.39	$0.79
Basic and diluted weighted average shares outstanding, Class B ordinary shares	5,750,000	5,207,843
Basic and diluted net income per share, Class B ordinary shares	$0.39	$0.79
STATEMENTS OF CASH FLOWS
Net cash used in operating activities	$(606,240)	$(837,851)
Net cash used in investing activities	$—	$(234,600,000)
Net cash (used in) provided by financing activities	$(20,085)	$236,188,413
Non-cash investing and financing activities
Initial classification of Class A ordinary shares subject to possible redemption	$—	$199,300,207
Initial measurement of public warrants and private placement warrants	$—	$21,137,500
Deferred underwriting fee payable	$—	$8,800,000
Re-measurement of Class A ordinary shares subject to possible redemption	$3,387,827	$35,299,793

	December 31,
	2022	2021

BALANCE SHEETS
Total Current Assets	$460,312	$1,167,322
TOTAL ASSETS	$238,448,139	$236,094,004
Total Current Liabilities	1,659,635	353,666
Warrant liabilities	482,825	10,680,000
Deferred underwriter fee payable	8,800,000	8,800,000
Total Liabilities	$10,942,460	$19,833,666
Commitments and Contingencies (Note 8)
Class A ordinary shares subject to possible redemption; $0.0001 par value; 200,000,000 shares authorized; 23,000,000 shares issued and outstanding at redemption value of $10.26 and $10.20 per share at December 31,2022 and December 31, 2021, respectively	237,987,827	234,600,000
SHAREHOLDERS’ DEFICIT
Preference shares, $0.0001 par value; 1,000,000 shares authorized; no issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; no shares issued and outstanding (excluding 23,000,000 shares subject to possible redemption)	—	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 5,750,000 shares issued and outstanding at December 31, 2022 and December 31, 2021	575	575
Additional paid-in capital	—	—
Accumulated deficit	(10,482,723)	(18,340,237)
Total Shareholders’ Deficit	(10,482,148)	(18,339,662)
LIABILITIES, CLASS A SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT	$238,448,139	$236,094,004

SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
Holdco are providing the following summary unaudited pro forma combined financial information that has been prepared in accordance with Article 11 of Regulation S-X which requires pro forma adjustments that depict the accounting for the transaction (“Transaction Accounting Adjustments”).
The summary unaudited pro forma combined balance sheet as of December 31, 2022, combines the audited consolidated balance sheet of the Accounting Predecessor as of December 31, 2022, and the audited balance sheet of TKB as of December 31, 2022, on a pro forma basis, as if the Business Combination had been consummated on December 31, 2022. The summary unaudited pro forma combined statements of operations and comprehensive loss information for the year ended December 31, 2022, combine the audited consolidated statement of operations and comprehensive loss of the Accounting Predecessor for the year ended December 31, 2022, and audited statement of operations of TKB for the year ended December 31, 2022, on a pro forma basis, as if the Business Combination had been consummated on January 1, 2022, the beginning of the earliest period presented.
The historical financial information of the Accounting Predecessor was derived from Wejo’s audited consolidated financial statements contained in the Wejo 2022 Annual Report , which is incorporated by reference into this joint proxy statement/prospectus. The historical financial information of TKB was derived from the Audited Financial Statements of TKB as of December 31, 2022 and the TKB 2022 Audited Financial Statements for the year ended December 31, 2022, which are included elsewhere in this joint proxy statement/prospectus.
This information should be read together with the Unaudited Pro Forma Combined Financial Statements and the accompanying notes thereto, Wejo Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Accounting Predecessor’s consolidated financial statements and the notes related thereto included in the Wejo 2022 Annual Report, as applicable, which are incorporated by reference into this joint proxy statement/prospectus, and TKB Management’s Discussion and Analysis of Financial Condition and Results of Operations and TKB’s financial statements and the notes related thereto as of and for the year ended December 31, 2022, included elsewhere in this joint proxy statement/prospectus
Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the Unaudited Pro Forma Combined Financial Information are described in the accompanying notes. If the actual facts are different than these assumptions and estimates, then the Unaudited Pro Forma Combined Financial Information will be different and those changes could be material. The Unaudited Pro Forma Combined Financial Information has been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated. Further, the Unaudited Pro Forma Combined Financial Information does not purport to project the future operating results or financial position of Holdco following the consummation of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of this Unaudited Pro Forma Combined Financial Information and are subject to change as additional information becomes available and analyses are performed.

Unaudited Pro Forma Combined Balance Sheet as of December 31, 2022
(In thousands, except share and per share amounts)

	TKB (Historical)	Accounting Predecessor (Historical)	Redemption of TKB Class A shares	Transaction Accounting Adjustments	Pro Forma Combined (Assuming no redemptions)	Accounting Adjustments (Assuming maximum redemption)	Pro Forma Combined (Assuming maximum redemption)
ASSETS
Cash	$124	$8,626	$—	$23,514	$32,264	$(30,911)	$1,353
Forward Purchase Agreement	—	2,687	—	—	2,687	—	2,687
Accounts receivable, net	—	4,264	—	—	4,264	—	4,264
Prepaid expenses and other current assets	336	6,727	—	—	7,063	—	7,063
Total current assets	460	22,304	—	23,514	46,278	(30,911)	15,367
Property and equipment, net	—	474	—	—	474	—	474
Intangible assets, net	—	7,337	—	—	7,337	—	7,337
Operating lease right-of-use-assets	—	452	—	—	452	—	452
Other assets	—	566	—	—	566	—	566
Investments held in Trust account	237,988	—	(181,144)	(56,844)	—	—	—
Total assets	$238,448	$31,133	$(181,144)	$(33,330)	$55,107	$(30,911)	$24,196

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current Liabilities:
Accounts payable, including due to related party of $967	$—	$21,851	$—	$—	$21,851	$—	$21,851
Current portion of operating lease liability	—	431	—	—	431	—	431
Secured Convertible Notes	—	11,390	—	(11,390)	—	4,257	4,257
Accrued expenses and other current liabilities	1,659	26,599	—	(2,273)	25,985	—	25,985
Total current liabilities	1,659	60,271	—	(13,663)	48,267	4,257	52,524
Public warrants	—	594	—	—	594	—	594
Long term debt, net of unamortized debt discount and debt issuance costs	—	36,426	—	—	36,426	—	36,426
Long term portion of operating lease liability	—	21	—	—	21	—	21
Exchangeable Right Liability	—	403	—	—	403	—	403
Warrant liability - GM Securities Purchase Agreement	—	343	—	—	343	—	343
Other non-current liability	—	1,838	—	—	1,838	—	1,838

Warrant liabilities	483	—	—	—	483	—	483
Deferred underwriting fee	8,800	—	—	(8,800)	—	—	—
Total liabilities	10,942	99,896	—	(22,463)	88,375	4,257	92,632
Common shares subject to possible redemption (Temporary equity)	237,988	—	(181,144)	(56,844)	—	—	—
Commitments and contingencies
Shareholders' (deficit) equity
TKB Class A Shares	—	—	1	(1)	—	—	—
TKB Class B Shares	1	—	(1)	—	—	—	—
Holdco common shares	—	—	—	343	343	(71)	272
Wejo Common Shares	—	109	—	(109)	—	—	—
Additional paid-in capital	—	445,478	—	37,326	482,804	(35,281)	447,523
Accumulated other comprehensive income	—	14,854	—	—	14,854	—	14,854
Accumulated deficit	(10,483)	(529,204)	—	8,418	(531,269)	184	(531,085)
Total shareholders' deficit	(10,482)	(68,763)	—	45,977	(33,268)	(35,168)	(68,436)

Total liabilities, temporary equity and shareholders' deficit	$238,448	$31,133	$(181,144)	$(33,330)	$55,107	$(30,911)	$24,196

Unaudited Pro Forma Combined Statement of Operations and Comprehensive Loss for the Year Ended December 31, 2022
(In thousands, except share and per share amounts)

	TKB (Historical)	Accounting Predecessor (Historical)	Transaction Accounting Adjustments	Pro Forma Combined (Assuming no redemptions	Accounting Adjustments (Assuming maximum redemption)	Pro Forma Combined (Assuming maximum redemption)
Revenue, net	$—	$8,396	$—	$8,396	$—	$8,396
Costs and operating expenses
Cost of revenue (exclusive of depreciation and amortization shown separately below)	—	7,739	—	7,739	—	7,739
General and administrative	2,336	62,104	—	64,440	—	64,440
Sales and marketing	—	20,569	—	20,569	—	20,569
Technology and development	—	33,893	—	33,893	—	33,893
Depreciation and amortization	—	4,037	—	4,037	—	4,037
Total cost and operating expenses	2,336	128,342	—	130,678	—	130,678
Loss from operations	(2,336)	(119,946)	—	(122,282)	—	(122,282)
Interest income	3,384	—	(3,384)	—	—	—
Interest expense	—	(5,249)	(1,430)	(6,679)	—	(6,679)
Change in fair value of warrant liabilities	10,197	—	—	10,197	—	10,197
Other expense, net	—	(33,645)	(684)	(34,329)	228	(34,101)
Income (loss) before taxation	11,245	(158,840)	(5,498)	(153,093)	228	(152,865)
Income tax expense	—	(413)	—	(413)	—	(413)
Net income (loss)	11,245	(159,253)	(5,498)	(153,506)	228	(153,278)
Other comprehensive income	—	12,607	—	12,607	—	12,607
Total comprehensive income (loss)	$11,245	$(146,646)	$(5,498)	$(140,899)	228	$(140,671)
Basic and diluted weighted average share outstanding, class A ordinary shares	23,000,000
Basic and diluted net income per share, class A ordinary shares	$0.39
Basic and diluted weighted average share outstanding, class B ordinary shares	5,750,000
Basic and diluted net income per share, class B ordinary shares	$0.39
Weighted average shares outstanding, basic and diluted		100,795,106		342,992,169		272,605,536
Basic and diluted income (loss) per share		$(1.58)		$(0.45)		$(0.56)

RISK FACTORS
You should carefully review and consider the following risk factors and the other information contained in this joint proxy statement/prospectus, including the financial statements and notes to the financial statements included or incorporated by reference herein and the matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements,” as well as the risk factors described in the Wejo 2022 Annual Report, in evaluating the Business Combination and the proposals to be voted on at the TKB Meeting or Wejo Special Meeting, as applicable to you. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of Holdco following the Business Combination. The risk factors described below disclose both material and other risks, and are not intended to be exhaustive and are not the only risks facing Holdco, Wejo or TKB. Additional risks not currently known to Holdco, Wejo or TKB or that any of the foregoing currently deem to be immaterial, or which are not identified because they are generally common to businesses, also may materially adversely affect our respective businesses, financial conditions, results of operations and cash flows in future periods. You are encouraged to perform your own investigation with respect to our business, financial condition and prospects.
Risk Factors Relating to the Business Combination
Holdco has no operating or financial history, and its results of operations may differ significantly from the unaudited pro forma financial data included in this document.
Holdco has been recently incorporated and has no operating history and no revenues. This joint proxy statement/prospectus includes unaudited pro forma combined financial statements for Holdco. The unaudited pro forma combined statement of operations and comprehensive loss of Holdco combines the historical audited consolidated statement of operations and comprehensive loss of Wejo for the year ended December 31, 2022 and the audited statement of operations of TKB for the year ended December 31, 2022. The unaudited pro forma combined balance sheet of Holdco combines the historical balance sheets of TKB and Wejo as of December 31, 2022, and gives pro forma effect to the Business Combination as if it had been consummated on such date.
The unaudited pro forma combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the Business Combination been consummated on the dates indicated above, or the future consolidated results of operations or financial position of Holdco. Accordingly, Holdco’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma combined financial statements included in this document.
The COVID-19 pandemic may trigger an economic crisis which may delay or prevent the consummation of the Business Combination.
In December 2019, the COVID-19 outbreak was reported in China, and, in March 2020, the World Health Organization declared it a pandemic. Since being initially reported in China, the coronavirus has spread to over 150 countries and every state in the U.S. Given the ongoing and dynamic nature of the COVID-19 crisis, it is difficult to predict the impact on the business of TKB, Wejo and Holdco, and there is no guarantee that efforts by TKB, Wejo and Holdco to address the adverse impact of COVID-19 will be effective. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and actions taken to contain the coronavirus or its impact, among others. If either TKB or Wejo is unable to recover from a business disruption on a timely basis, the Business Combination and Holdco’s business and financial conditions and results of operations following the completion of the Business Combination would be adversely affected. The Business Combination may also be delayed and adversely affected by the coronavirus outbreak and become more costly. Each of TKB, Wejo and Holdco may also incur additional costs to remedy damages caused by such disruptions, which could adversely affect its financial condition and results of operations.

During the pre-closing period, TKB and Wejo are prohibited from entering into certain transactions that might otherwise be beneficial to TKB, Wejo or their respective shareholders.
Until the earlier of the consummation of the Business Combination or termination of the Business Combination Agreement, TKB and Wejo are subject to certain limitations on the operations of their businesses. See “The Business Combination Agreement—Covenants and Agreements.” The limitations on TKB’s and Wejo’s conduct of their businesses during this period could have the effect of delaying or preventing other strategic transactions and may, in some cases, make it impossible to pursue business opportunities that are available only for a limited time.
Uncertainties about the Business Combination during the pre-closing period may cause a loss of key management personnel and other key employees.
Wejo is dependent on the experience and industry knowledge of its key management personnel and other key employees to operate its business and execute its business plans. Holdco’s success following the Business Combination will depend in part upon its ability to retain Wejo’s existing key management personnel and other key employees and attract new management personnel and other key employees. During the pre-closing period, current and prospective employees of Wejo may experience uncertainty about their roles with Holdco after the Business Combination, which may adversely affect the ability of Holdco to retain or attract management personnel and other key employees.
Members of TKB’s and Wejo’s management and certain directors of TKB and Wejo have interests in the Business Combination that are different from, or in addition to, your interests.
Executive officers of TKB negotiated the terms of the business combination agreement with Wejo, and the board of directors of TKB and Wejo approved the Business Combination, and each board recommended that its respective shareholders vote to approve and adopt the Business Combination Agreement and the transactions described therein. In considering the information contained in this joint proxy statement/prospectus, you should be aware that some members of TKB’s management, Wejo’s management and certain members of the TKB Board and the Wejo Board have economic and other interests in the Business Combination that are different from, or in addition to, the interests of TKB shareholders. You should also be aware that some members of Wejo’s management and certain members of Wejo’s Board have economic interests in the Business Combination different from, or in addition to, your interests as a shareholder of Wejo. These economic and other interests of the officers and directors of TKB and Wejo, and entities affiliated with them, may have influenced the decisions of the TKB Board and/or the Wejo Board to approve the Business Combination. Please see “The Business Combination—Interests of TKB’s Board of Directors and Executive Officers in the Transaction” and “The Business Combination—Interests of Wejo’s Board of Directors and Executive Officers in the Transaction.”
Since TKB’s Anchor Investors have an indirect beneficial interest in Founder Shares held by TKB Sponsor, a conflict of interest may arise in determining whether a particular target business is appropriate for TKB’s initial business combination.
Three Anchor Investors and their related funds purchased an aggregate of approximately $57 million of the TKB Units sold in the IPO. None of the Anchor Investors expressed an interest in purchasing more than 9.9% of the TKB Units sold in the IPO. The Anchor Investors were allocated to and purchased a total of 5.7 million Units or 24.78% of the TKB Units sold in the IPO. In addition, subject to each Anchor Investor purchasing 100% of the TKB Units allocated to it, in connection with the closing of the IPO, the Sponsor sold membership interests reflecting an allocation of Founder Shares and TKB Private Warrants to each Anchor Investor, representing an aggregate of 1,173,000 Founder Shares and 1,505,000 TKB Private Warrants to all Anchor Investors. In connection with the Business Combination, TKB Sponsor agreed to forfeit 30% of its Founder Shares and 30% of its TKB Private Warrants in favor of the Anchor Investors. A portion of such forfeitures will apply to the Founder Shares and TKB Private Warrants indirectly held by the Anchor Investors.
The Anchor Investors, through their interests in the Sponsor, will share in any appreciation of the Founder Shares and TKB Private Warrants; assuming that TKB successfully completes an initial business combination. Accordingly, the Anchor Investors’ interests in the Founder Shares and TKB Private Warrants held by TKB Sponsor may provide them with an incentive to vote any Public Shares they own in favor of an initial business combination, and make a substantial profit on such interests, even if the initial business combination is with a target that ultimately declines in value and is not profitable for other TKB Public Shareholders.
The consummation of the Business Combination is contingent upon the satisfaction of a number of conditions, including certain conditions that are outside of TKB’s and Wejo’s control. As a result, one or more conditions to Closing of the Business Combination may not be satisfied and the Business Combination may not be completed.
The consummation of the Business Combination is subject to risks and uncertainties, including, but not limited to, the risks that the conditions to the Business Combination are not satisfied, or if possible, waived, including, among others, (i) approval of the transaction by TKB’s shareholders and Wejo’s shareholders, (ii) approval of the Extension by TKB’s shareholders (which was approved on January 27, 2023), (iii) absence of any adverse law or order promulgated, entered, enforced, enacted or issued by any governmental entity, that prohibits the consummation of the Business Combination or the other transactions contemplated by the Business Combination Agreement, (iv) the Holdco Common Shares, Wejo Assumed Warrants and TKB Assumed Warrants being approved for listing on NASDAQ, subject to official notice of issuance, (v) this Registration Statement on Form S-4 having become effective, (vi) absence of any pending action by any governmental entity that challenges or seeks to enjoin the Business Combination or the other transactions contemplated by the Business Combination Agreement, (vii) subject to certain materiality exceptions, the accuracy of certain representations and warranties of each of Wejo, Holdco, Merger Sub 1 and Merger Sub 2, on one hand, and TKB, on the other hand, contained in the Business Combination Agreement and the compliance by each party with the covenants contained therein, (viii) TKB Sponsor having delivered to Wejo a counterpart of the Registration Rights Agreement duly executed by the TKB Sponsor, the TKB Sponsor’s members and its or their transferees and the two individuals designated in writing by the Sponsor Director Nominees, (ix) Holdco having delivered to the TKB Sponsor a counterpart of the Registration Rights Agreement duly executed by Holdco; (x) no material adverse effect on Wejo or TKB, (xi) there being, at the Effective Time, available cash on hand at Wejo or available cash to be borrowed pursuant to binding contractual commitments from third parties, in such amounts that, together with (A) the net proceeds of amounts in the Trust Account (net of redemptions and transaction expenses), (B) any irrevocable and binding financing commitments entered into pursuant to the Business Combination Agreement, and (C) any non-binding financing commitments or other sources of income that in the reasonable determination of Wejo or TKB, as applicable, are reasonably expected to be available following the Closing, it will be sufficient to fund ordinary course working capital and other general corporate purposes of Wejo in accordance with its mid-term business plan, and (xii) Wejo having complied in all material respects with its obligations under the Business Combination Agreement with respect to the issues specifically identified therein. Certain of these conditions are beyond the control of TKB and/or Wejo. Neither TKB nor Wejo can predict whether and when these other conditions will be satisfied. TKB and Wejo cannot provide any assurance that the Business Combination will be completed or that there will not be a delay in the completion of the Business Combination. If the Business Combination is not completed as a result of failure by the parties to satisfy any conditions precedent, TKB’s and Wejo’s respective businesses may each be materially and adversely affected.
The ability of TKB Public Shareholders to exercise redemption rights with respect to a large number of Public Shares may not allow us to complete the Business Combination, have sufficient cash available to fund Wejo’s business or optimize the capital structure of Holdco.
At the time of entering into the Business Combination Agreement, TKB and Wejo did not know how many TKB Public Shareholders may exercise their redemption rights, and therefore, needed to structure the transaction based on their expectations as to the number of shares that will be submitted for redemption. While there is no minimum cash condition to the completion of the Business Combination, the Business Combination is conditioned on there being at Closing, in the reasonable and good faith assessment of Wejo and or TKB, as applicable, available cash on hand at Wejo or available cash to be borrowed pursuant to binding contractual commitments from third parties, in such amounts that, together with (A) the net proceeds of amounts in the Trust Account (net of redemptions and transaction expenses), (B) any irrevocable and binding financing commitments entered into pursuant to the Business Combination Agreement and (C) any non-binding financing commitments or other sources of income that in the reasonable determination of Wejo or TKB, as applicable, are reasonably expected to be available following the Closing, will be sufficient to fund ordinary course working capital and other general corporate purposes of Wejo in accordance with its mid-term business plan. TKB and Wejo can either waive such closing condition under the Business Combination Agreement or elect to terminate the Business Combination pursuant to the terms of the Business Combination Agreement.
In the event that the number of Public Shares being redeemed is greater than the number of Public Shares assumed to be redeemed by TKB and Wejo, the amount of cash available for use by Wejo following Closing will be less than approximately $17.5 million as otherwise presented (and based upon the assumptions) under the maximum redemptions scenario in the section entitled “Unaudited Pro Forma Combined Financial Information.” The exercise of redemption rights with respect to a large number of Public Shares may result in insufficient cash available to fund Wejo’s business, and may render TKB and Wejo unable to take such actions as may be desirable in order to optimize the capital structure of Holdco upon consummation of the Business Combination. If the Trust Account proceeds that would be available to Wejo following the redemption deadline are less than expected, Wejo will have less cash available to pursue its anticipated growth strategies and new initiatives. As a result, Holdco’s results of operations and financial condition may be worse than projected.
Wejo will require additional financing to fund its operations or growth. If TKB and Wejo are unable to obtain additional financing, they may be compelled to restructure or abandon the Business Combination.
Wejo requires additional financing to fund its operations and growth. The Business Combination is intended to be a source of financing for Wejo, and TKB and Wejo intend to enter into one or more financing agreements in connection with the consummation of the Business Combination. We cannot assure you that such financing will be available on acceptable terms, if at all. The failure to secure additional financing could have a material adverse effect on the continued development or growth of Wejo’s business. None of TKB’s or Wejo’s respective officers, directors or shareholders is required to provide any financing in connection with or after the Business Combination. Further, to the extent that additional financing proves to be unavailable when needed, TKB and Wejo may be compelled to either restructure the transaction or abandon the Business Combination. If TKB is unable to complete the Business Combination, TKB Public Shareholders may only receive their pro rata portion of the funds in the trust account that are available for distribution to TKB Public Shareholders, and TKB warrants will expire worthless.
Wejo, as well as its independent registered public accounting firm, have expressed substantial doubt about Wejo’s ability to continue as a going concern.
Wejo’s independent registered public accounting firm included an explanatory paragraph in its report on Wejo’s consolidated financial statements for the years ended December 31, 2022 and 2021 with respect to substantial doubt over Wejo’s ability to continue as a going concern. As Wejo makes investments to increase the markets and customers it serves, Wejo expects its operating losses to increase until Wejo reaches the necessary scale to generate cash profits from operations. Wejo has incurred operating losses and negative cash flows from operations since inception and expects to continue incurring losses for the foreseeable future. In addition, as of December 31, 2022, Wejo’s current liabilities exceeded its current assets by $38.0 million. As such, Wejo will be required to raise additional capital to fund its operations and continue to implement certain expense reduction measures. There can be no assurance that Wejo will be able to (i) obtain additional financing on terms acceptable to Wejo, on a timely basis or at all, (ii) successfully implement necessary expense reduction measures, or (iii) grow its revenues.
As described in detail in Note 1 to Wejo’s consolidated financial statements for the years ended December 31, 2022 and 2021 included in the Wejo 2022 Annual Report and in Item 7, Management Discussion and Analysis in the Wejo 2022 Annual Report, Wejo spent significant effort in 2022 and early 2023 identifying and optimizing alternative capital pathways to fund operations for the long-term, culminating with Wejo raising over $38.0 million of bridge capital during that period. Over that time, Wejo has also implemented and continues to implement various expense reduction measures. In addition, Wejo entered into the Business Combination Agreement and is pursuing the potential Future PIPE because it anticipates those transactions would provide Wejo with the capital required through to cash flow breakeven, which is expected to occur by mid-2024, assuming revenue and expense reduction targets are met. As part of this long-term capital strategy, Wejo has been contacting strategic and other investors to fund the Future PIPE in connection with the Business Combination or otherwise from which it expects to raise in the range of $50 to $75 million. Between the closing of the Business Combination and the Future PIPE, Wejo expects to raise at least $100 million net of transaction costs on the closing of those transactions, if they occur. Wejo is also in the process of negotiating additional debt or equity financing transactions to ensure that Wejo has sufficient cash to continue its operations through to the consummation of these transactions.
Because the Business Combination is subject to various closing and other conditions, there can be no guarantee that the transaction will close. No legally binding agreements are yet in place for the Future PIPE or for bridge financing to continue Wejo’s operations through to the closing of those transaction, and therefore there can be no assurances that any of such transactions will close.
Wejo’s forecasts indicate that, despite Wejo’s entry into the debt and equity financing transactions discussed above, Wejo’s business can now only continue to operate in the short term without raising such additional new financing such as would be provided by those transaction in process as discussed above. Certain of such financing plans are outside Wejo’s control and may not materialize. During this period, Wejo’s Board continues to be mindful of its fiduciary duties in the zone of insolvency and has sought the advice of insolvency experts in the key jurisdictions in which it operates to ensure it remains compliant with those obligations and any applicable regulations. If Wejo has exhausted all options and no longer has a reasonable expectation of obtaining sufficient new funding, a filing for bankruptcy or administration would occur.
Based on the foregoing, management has concluded there is substantial doubt regarding Wejo's ability to continue as a going concern within one year from the issuance date of Wejo’s 2022 audited consolidated financial statements. The audited consolidated financial statements of Wejo included in the Wejo 2022 Annual Report incorporated by reference in this joint proxy statement/prospectus have been prepared assuming that Wejo will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. Such audited consolidated financial statements do not reflect any adjustments relating to the recoverability and reclassification of assets and liabilities that might be necessary from the outcome of this uncertainty.
The rights of Holdco shareholders and warrant holders may differ from the rights of TKB shareholders and warrant holders, and these differences may make the Holdco Common Shares and Holdco warrants less attractive to you.
Upon the completion of the Business Combination, TKB shareholders will become Holdco shareholders and TKB warrant holders will hold warrants exercisable for Holdco Common Shares. The rights of Holdco shareholders will be governed by the organizational documents of Holdco. The rights associated with TKB Ordinary Shares and TKB Warrants are different from the rights associated with Holdco Common Shares and Holdco Warrants. Please see “Comparison of Rights of Holders of Holdco Common Shares and TKB Ordinary Shares.”
Bermuda law and the Holdco organizational documents will contain certain provisions, including anti-takeover provisions, that limit the ability of shareholders to take certain actions and could delay or discourage takeover attempts that shareholders may consider favorable.
The Holdco Bye-Laws, as well as Bermuda law, contain provisions that may discourage, delay or prevent a merger, amalgamation, acquisition, or other change in control that shareholders may consider favorable, including transactions in which you might otherwise receive a premium for common shares. These provisions may also prevent or frustrate attempts by our shareholders to replace or remove our management.
Holdco corporate governance documents include provisions:
•authorizing blank check preference shares, which could be issued without shareholder approval and with voting, liquidation, dividend and other rights superior to our common shares; providing that any action required or permitted to be taken by our shareholders must be taken at a duly called annual or special meeting of such shareholders and may not be taken by any consent in writing by such shareholders;
•requiring, to the fullest extent permitted by applicable law, advance notice of shareholder proposals for business to be conducted at meetings of our shareholders and for shareholder-proposed nominations of candidates for election to our board of directors;

•establishing a classified board of directors, so that not all members of our board are elected at one time, with the election of directors requiring only a plurality of votes cast;
•providing that certain actions required or permitted to be taken by our shareholders, including amendments to the Holdco Bye-Laws and certain specified corporate transactions, may be effected only with the approval of our board of directors, in addition to any other vote required by the Holdco Bye-Laws and/or applicable law;
•prohibit us from engaging in a business combination with a person who acquires at least 10% of our common shares for a period of three years from the date such person acquired such common shares, unless approved by our board of directors and authorized at an annual or special meeting of shareholders by the affirmative vote of at least two-thirds of our issued and outstanding voting shares that are not owned by such person, subject to certain exceptions; and
•providing that directors may be removed by shareholders only by resolution with cause upon the affirmative vote of at least two-thirds of our issued and outstanding voting shares. The existence of the foregoing provisions and anti-takeover measures could limit the price that investors might be willing to pay in the future for common shares. They could also deter potential acquirers of Wejo, thereby reducing the likelihood that you could receive a premium for your common shares in an acquisition.
The exchange ratio is floating and will fluctuate and could materially change in the event of any change in Wejo’s share price.
By virtue of the TKB Merger and without any action on the part of the holders of any shares of the capital stock of TKB, (i) immediately prior to the effective time of the TKB Merger, each TKB Unit then outstanding and not previously separated will be automatically separated into its component parts and the holder of each TKB Unit will be deemed to hold one TKB Class A Share, and one-half of one TKB Warrant, (ii) to the extent not already converted into TKB Class A Shares, immediately prior to the effective time of the TKB Merger, each TKB Class B Share will automatically be converted on a one-for-one basis into TKB Class A Shares, (iii) at the effective time of the TKB Merger, each TKB Class A Share issued and outstanding immediately prior to the effective time of the TKB Merger (including the TKB Class A Shares issued upon the separation of TKB Units and the conversion of TKB Class B Shares, but not including any TKB Class A Shares held by shareholders of TKB that have validly exercised redemption rights under the Cayman Constitutional Documents, any TKB Class A Shares held in the treasury of TKB or any TKB Class A Shares held by shareholders of TKB that have validly exercised dissenters rights) will be converted into the right to receive Holdco Common Shares based on a floating exchange ratio, and (iv) at the effective time of the TKB Merger, each TKB Warrant issued and outstanding immediately prior to the effective time of the TKB Merger will be assumed by Holdco and the exercise price and number of underlying Holdco Common Shares will be adjusted according to the exchange ratio. The exchange ratio will be determined by dividing $11.25 by Wejo’s volume weighted average price per share for the fifteen (15) consecutive trading days immediately preceding the second trading day prior to the TKB Meeting, subject to a minimum exchange ratio of 3.75 and a maximum exchange ratio of 22.50, based on the collar maximum price of $3.00 and minimum price of $0.50 of Wejo, respectively.
Wejo is using its equity to purchase TKB ordinary shares for a value that is equal to $11.25 per share. The number of Holdco Common Shares issued to the TKB shareholders will be determined by a collar on Wejo’s share price ranging from $0.50-$3.00 during the Pricing Period. At the low end of the collar range, each TKB Ordinary Share will be exchanged for $11.25 in value assuming a price of $0.50 per Wejo share, or effectively 22.50 Holdco Common Shares. At the high end of the collar range, each TKB ordinary share will be exchanged for $11.25 in value assuming a price of $3.00 per Wejo share, or effectively 3.75 Holdco Common Shares. Each TKB warrant will be assumed by Holdco and the exercise price and number of underlying Holdco Common Shares will be adjusted according to the exchange ratio.
Share price changes may result from a variety of factors, including, among others, general market and economic conditions, changes in TKB’s or Wejo’s respective businesses, operations and prospects, reductions or changes in U.S. government spending or budgetary policies, market assessments of the likelihood that the mergers will be completed, interest rates, general market, industry and economic conditions and other factors generally affecting the respective prices of TKB’s ordinary shares or Wejo’s common shares, federal, state and local legislation, governmental regulation and legal developments in the industry segments in which Wejo operates, and the timing of the Business Combination. Many of these factors are beyond TKB’s and Wejo’s control, and neither TKB nor Wejo are permitted to terminate the Business Combination Agreement solely due to a decline in the market price of the common shares of the other party. You are urged to obtain current market quotations for TKB ordinary shares and Wejo Common Shares in determining whether to vote for the adoption of the Business Combination Proposal. In addition, see the section entitled “Market Price, Ticker Symbol and Dividend Information” of this joint proxy statement/prospectus.
Legal proceedings in connection with the Business Combination, the outcomes of which are uncertain, could delay or prevent the completion of the Business Combination.
Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into business combination or similar agreements and/or their officers and directors alleging, among other things, that the proxy statement/prospectus filed in connection with such business combination contains false and misleading statements and/or omits material information concerning the business combination. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on TKB’s and Wejo’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the Business Combination, then that injunction may delay or prevent the Business Combination from being completed or from being completed within the expected timeframe, which may adversely affect TKB’s and Wejo’s respective businesses, financial condition and results of operation.
Although no such lawsuits have yet been filed in connection with the Business Combination, it is possible that such actions may arise and, if such actions do arise, they generally seek, among other things, injunctive relief and an award of attorneys’ fees and expenses. Defending such lawsuits could require TKB and/or Wejo to incur significant costs and draw the attention of TKB’s and Wejo’s management teams away from the Business Combination. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the Business Combination is consummated may adversely affect the combined company’s business, financial condition, results of operations and cash flows. Such legal proceedings could delay or prevent the Business Combination from becoming effective within the agreed-upon timeframe.
The grant and future exercise of registration rights may adversely affect the market price of Holdco Common Shares upon consummation of the Business Combination.
Pursuant to the Registration Rights Agreement to be entered into in connection with the Business Combination and which is described elsewhere in this joint proxy statement/prospectus, the Holdco, Wejo, the TKB Sponsor, certain existing holders of TKB and other parties listed therein can each demand that Holdco registers certain Holdco Common Shares, Holdco Warrants and other registrable securities held by them under certain circumstances and will each also have piggy-back registration rights for these securities in connection with certain registrations of securities that Holdco undertakes. The registration of these securities will permit the public sale of such securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of Holdco Common Shares post-Business Combination.
There has been no prior public trading of the Holdco Common Shares.
Until trading on NASDAQ, if approved, commences after the consummation of the Business Combination, there has been no public trading market for the Holdco Common Shares. There can be no assurance that an active trading market for the Holdco Common Shares will develop, or, if developed, can be sustained or will be liquid following the Closing of the Business Combination. If an active trading market is not developed or maintained, the liquidity and trading price of the Holdco Common Shares could be adversely affected and the price volatility of the Holdco Common Shares could increase. An illiquid market for the Holdco Common Shares may result in lower market prices and increased volatility, which could materially adversely affect the value of an investment in the Holdco Common Shares.

The market price for Holdco Common Shares and Holdco Warrants following the completion of the Business Combination may be affected by factors different from, or in addition to, those that historically have affected or currently affect the market prices of shares of TKB ordinary shares and TKB Warrants and Wejo Common Shares and Wejo Warrants.
Upon consummation of the Business Combination, TKB and Wejo shareholders and warrant holders will hold Holdco Common Shares and/or Holdco Warrants, as applicable. TKB is a blank check company and Wejo is an operating company, and, accordingly, the results of operations of Holdco will be affected by some factors that are different from those currently or historically affecting the results of operations of TKB and Wejo.
Until the completion of the Business Combination or the termination of the Business Combination Agreement in accordance with its terms, TKB and Wejo are each prohibited from entering into certain transactions and taking certain actions that might otherwise be beneficial to TKB or Wejo and their respective shareholders.
From and after the date of the Business Combination Agreement and prior to completion of the Business Combination, the Business Combination Agreement restricts TKB and Wejo from taking specified actions without the consent of the other party and requires that the business of each company and its respective subsidiaries be conducted in all material respects in the ordinary course of business consistent with past practice. These restrictions may prevent TKB or Wejo from making appropriate changes to their respective businesses or organizational structures or from pursuing attractive business opportunities that may arise prior to the completion of the Business Combination, and could have the effect of delaying or preventing other strategic transactions. Adverse effects arising from the pendency of the Business Combination could be exacerbated by any delays in consummation of the Business Combination or termination of the Business Combination Agreement.
Failure to attract, motivate and retain executives and other key employees could diminish the anticipated benefits of the Business Combination.
The success of the Business Combination will depend in part on the retention of personnel critical to the business and operations of Wejo due to, for example, their technical skills or management expertise. Current and prospective employees of Wejo may experience uncertainty about their future role with Wejo until strategies with regard to these employees’ roles in Holdco are announced or executed, which may impair Wejo’s ability to attract, retain and motivate key management, sales, marketing, technical and other personnel prior to and following the Business Combination. If Wejo is unable to retain personnel who are critical to the successful future operations of Wejo, Wejo could face disruptions in its operations, loss of existing customers or loss of sales to existing customers, loss of key information, expertise or know-how, and unanticipated additional recruitment and training costs. In addition, the loss of key personnel could diminish the anticipated benefits of the Business Combination.
If key employees of Wejo depart, the combined company’s business following the Business Combination may be harmed. Furthermore, the combined company may have to incur significant costs in identifying, hiring and retaining replacements for departing employees and may lose significant expertise and talent relating to the business of Wejo, and Holdco’s ability to realize the anticipated benefits of the Business Combination may be adversely affected. In addition, there could be disruptions to or distractions for the workforce and management associated with activities of labor unions in connection with the Business Combination. No assurance can be given that Holdco will be able to attract or retain key employees of Wejo to the same extent that it has been able to attract or retain its own employees in the past.
The Business Combination, and uncertainty regarding the Business Combination, may cause customers, suppliers or strategic partners to delay or defer decisions concerning Wejo and adversely affect each company’s ability to effectively manage their respective businesses.
The Business Combination will happen only if the stated conditions are met, including the relevant shareholder approvals, among other conditions. Many of the conditions are outside the control of TKB and Wejo, and both parties also have certain rights to terminate the Business Combination Agreement. Accordingly, there may be uncertainty regarding the completion of the Business Combination. This uncertainty may cause customers, suppliers, vendors, strategic partners or others that deal with Wejo to delay or defer entering into contracts with Wejo or making other decisions concerning Wejo or could cause such customers, suppliers, vendors, strategic partners or others to seek to change or cancel existing business relationships with Wejo, which could negatively affect their respective businesses. Any delay or deferral of those decisions or changes in existing agreements could have an adverse impact on the business of Wejo, regardless of whether the Business Combination is ultimately completed.
Whether or not the Business Combination is completed, the announcement and pendency of the Business Combination will divert significant management resources to complete the Business Combination, which could have an adverse effect on TKB’s and Wejo’s respective businesses, financial results, and/or market prices.
Whether or not the Business Combination is completed, the announcement and pendency of the Business Combination could cause disruptions in the businesses of TKB and Wejo by directing the attention of management of each of TKB and Wejo toward the completion of the Business Combination. TKB and Wejo have each diverted significant management resources in an effort to complete the Business Combination and is subject to restrictions contained in the Business Combination agreement on the conduct of their respective businesses in the period prior to the completion of the Business Combination. If the Business Combination is not completed, TKB and Wejo will have incurred significant costs, including the diversion of management resources, for which they will have received little or no benefit.
Warrants and other shares underlying equity awards, could increase the number of shares eligible for future resale in the public market and result in dilution to the shareholders of Holdco.
As of April 10, 2023, TKB had outstanding (i) 11,500,000 TKB Public Warrants exercisable for 11,500,000 TKB Class A Shares at $11.50 per share, and (ii) 10,750,000 TKB Private Warrants exercisable for 10,750,000 TKB Class A Shares at $11.50 per share. As of December 31, 2022, Wejo had (i) 11,500,000 Wejo Common Shares exercisable in respect of 11,500,000 Wejo Public Warrants, (ii) 6,600,000 Wejo Exchangeable Rights that Wejo assumed as part of the business combination with Virtuoso, each of which entitles the holder to exchange one Wejo Exchangeable Right for one Wejo Common Shares at an exercise price of $11.50 per Wejo Common Share, subject to adjustment, or cash, at Wejo Bermuda’s option, (iii) 11,329,141 Wejo Common Shares exercisable in respect of 3,776,380 Wejo PIPE Warrants, (iv) 6,000,000 Earn-out shares with a specified price of $15.00 per share for the first earn-out period, $18.00 per share for the second earn-out period, $21.00 per share for the third earn-out period and $24.00 per share for the fourth earn-out period, (v) 2,009,136 Wejo Share Options outstanding to purchase an equivalent number of Wejo Common Shares as of December 31, 2022 under the Wejo 2021 Equity Incentive Plan, such Wejo Share Options vest through 2025, and (vi) 11,444,846 Wejo RSUs outstanding as of December 31, 2022 under the Wejo 2021 Equity Incentive Plan, such Wejo RSUs vest through 2025, of which, 6,747,335 Wejo RSUs vest through 2025 and 4,697,511 vest upon the satisfaction of certain conditions. (vii) an aggregate amount of up to 1,190,476 Wejo Common Shares that may be acquired by GM Holdings, at its option, at an exercise price of $0.75112 per Wejo Common Share, subject to certain adjustments and the GM Blocker pursuant to the GM Warrant, and (viii) an aggregate amount of up to 12,449,734 Wejo Common Shares that may be acquired by GM Holdings, at its option, at a conversion price of $0.80323 per Wejo Common Share, subject to certain adjustments and the GM Blocker, pursuant to the GM Convertible Note.
At the effective time of the Business Combination, (i) each Wejo warrant issued and outstanding immediately prior to the effective time of the Wejo Merger will be assumed by Holdco and automatically represent a warrant to acquire one Holdco Common Share, (ii) each share option of Wejo that is outstanding immediately prior to the effective time of the Wejo Merger, whether vested or unvested, shall automatically and without any action on the part of the holder or beneficiary thereof be assumed by Holdco and converted into an option to purchase a number of Holdco Common Shares equal to the total number of common shares of Wejo subject to the share option immediately prior to the effective time of the Wejo Merger, and shall otherwise be subject to the same terms and conditions (including vesting schedule) as applicable to the corresponding share option of Wejo, and (iii) each TKB warrant issued and outstanding immediately prior to the effective time of the TKB Merger will be assumed by Holdco and the exercise price and number of underlying Holdco Common Shares will be adjusted according to the exchange ratio.
To the extent the trading price of Holdco Common Shares exceeds the applicable exercise price for the Holdco Warrants, the Holdco Common Shares issued upon exercise of any of Holdco Warrants will result in dilution to the then-existing holders of Holdco Common Shares and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of the Holdco Common Shares.
Wejo shareholders may experience significant dilution as a consequence of, among other transactions, the issuance of Holdco Common Shares as consideration in the Business Combination and the Future PIPE. Having a minority share position may reduce the influence that Wejo shareholders have on our management.
Ownership in Holdco following the consummation of the Business Combination is subject to significant uncertainty, including as a result of the trading price of Wejo Common Shares, the applicable exchange ratio, the exercise of redemption rights by TKB shareholders, among others. In most of the potential scenarios, Wejo shareholder may experience significant dilution. In addition, upon consummation of the Business Combination, the rights of TKB and Wejo shareholders and warrant holders will be governed by the Holdco Charter and Bye-Laws. Upon consummation of the Business Combination, each TKB shareholder and each Wejo shareholder will become a shareholders of Holdco with a percentage ownership of Holdco that is smaller than such shareholder’s percentage ownership of TKB or Wejo, as applicable, immediately prior to the Business Combination. As of the date of this joint proxy statement/prospectus, based on a 22.50 exchange ratio and the estimated number of shares of TKB and Wejo that will be outstanding immediately prior to the completion of the Business Combination, TKB and Wejo estimate that (i) holders of Public Shares as of immediately prior to the completion of the Business Combination will hold, in the aggregate, approximately 34.0% (assuming no TKB redemptions and no dissenting TKB shareholders) and 16.4% (assuming maximum TKB redemptions and no dissenting TKB shareholders) of the issued and outstanding Holdco Common Shares (based on fully diluted shares outstanding of Holdco including equity awards (using the treasury stock method)) immediately following the completion of the Business Combination, (ii) the TKB Insiders will hold approximately 35.7% (assuming no TKB redemptions and no dissenting TKB shareholders) and 45.3% (assuming maximum TKB redemptions and no dissenting TKB shareholders) of the issued and outstanding Holdco Common Shares (based on fully diluted shares outstanding of Holdco including equity awards (using the treasury stock method)) immediately following the completion of the Business Combination, and (iii) and holders of Wejo Common Shares as of immediately prior to the completion of the Business Combination will hold, in the aggregate, approximately 30.3% (assuming no TKB redemptions and no dissenting TKB shareholders) and 38.3% (assuming maximum TKB redemptions and no dissenting TKB shareholders) of the issued and outstanding Holdco Common shares (based on fully diluted shares outstanding of Holdco including equity awards (using the treasury stock method)) immediately following the completion of the Business Combination. Using a 3.75 exchange ratio and the estimated number of shares of TKB and Wejo that will be outstanding immediately prior to the completion of the Business Combination, TKB and Wejo estimate that (i) holders of Public Shares as of immediately prior to the completion of the Business Combination will hold, in the aggregate, approximately 13.5% (assuming no TKB redemptions and no dissenting TKB shareholders) and 5.6% (assuming maximum TKB redemptions and no dissenting TKB shareholders) of the issued and outstanding Holdco Common Shares (based on fully diluted shares outstanding of Holdco including equity awards (using the treasury stock method)) immediately following the completion of the Business Combination, (ii) the TKB Insiders will hold approximately 14.2% (assuming no TKB redemptions and no dissenting TKB shareholders) and 15.5% (assuming maximum TKB redemptions and no dissenting TKB shareholders) of the issued and outstanding Holdco Common Shares (based on fully diluted shares outstanding of Holdco including equity awards (using the treasury stock method)) immediately following the completion of the Business Combination, and (iii) and holders of Wejo Common Shares as of immediately prior to the completion of the Business Combination will hold, in the aggregate, approximately 72.3% (assuming no TKB redemptions and no dissenting TKB shareholders) and 78.9% (assuming maximum TKB redemptions and no dissenting TKB shareholders) of the issued and outstanding Holdco Common shares (based on fully diluted shares outstanding of Holdco including equity awards (using the treasury stock method)) immediately following the completion of the Business Combination.
TKB’s and Wejo’s directors and officers will have discretion in agreeing to changes or waivers to the terms of the Business Combination Agreement which may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interest of the TKB or Wejo shareholders.
In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require TKB and Wejo to agree to amend the Business Combination

Agreement, to consent to certain actions taken by TKB and/or Wejo or to waive rights that either TKB or Wejo is entitled to under the Business Combination Agreement. Such events have arisen and could continue to arise because of changes in the course of Wejo’s business, a request by TKB and/or Wejo to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Wejo’s business and would entitle TKB to terminate the Business Combination Agreement. In any of such circumstances, TKB and/or Wejo may grant its consent or waive those rights in accordance with the Business Combination Agreement. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what they may believe is best for TKB or Wejo, as applicable, and what they may believe is best for themselves in determining whether or not to take the requested action.
Certain Wejo controlling shareholders have agreed to vote in favor of the Business Combination, regardless of how the other Wejo shareholders vote.
Certain Wejo controlling shareholders have agreed to vote any Wejo common share owned by them in favor of the Business Combination. Wejo shareholders that have entered into Voting Agreements collectively own Wejo Common Shares equal to approximately 20% of Wejo’s issued and outstanding common shares in the aggregate. Accordingly, it is more likely that the necessary shareholder approval will be received for the Business Combination in the Wejo Special Meeting than would be the case if Wejo controlling shareholders agreed to vote any common shares owned by them in accordance with the majority of the votes cast by the public shareholders of Wejo.
TKB Insiders have agreed to vote in favor of the Business Combination, regardless of how the TKB Public Shareholders vote.
TKB Sponsor and the other TKB Insiders have agreed to vote any TKB Ordinary Share owned by them in favor of the Business Combination. TKB Sponsor and the other TKB Insiders that have entered into Voting Agreements collectively own TKB Ordinary Shares equal to approximately 51% of TKB’s issued and outstanding ordinary shares in the aggregate. Approval of the TKB Business Combination Proposal requires the affirmative vote of a majority of TKB Ordinary Shares, voting together as a single class, who, being present in person (including virtually) or represented by proxy and entitled to vote at the TKB Meeting, vote at the TKB Meeting. Accordingly, the TKB Sponsor and TKB Insiders will be able to approve the TKB Business Combination Proposal even if no Public Shares are voted in favor of such proposal. The TKB Merger Proposal requires the affirmative vote of at least two-thirds of the TKB Ordinary Shares, voting together as a single class, who, being present in person (including virtually) or represented by proxy and entitled to vote at the TKB Meeting, vote at the TKB Meeting. Accordingly, in addition to the Founder Shares, TKB will need 1,731,542 Public Shares (or about 15.4% of the outstanding TKB Ordinary Shares) to be voted in favor of the TKB Merger Proposal to approve such proposal.
Accordingly, it is more likely that the necessary shareholder approval will be received for the Business Combination in the TKB Meeting than would be the case if the TKB Sponsor and TKB Insiders agreed to vote any ordinary shares owned by them in accordance with the majority of the votes cast by the TKB public shareholders.
Activities taken by the Sponsor or its affiliates to increase the likelihood of approval of the Business Combination Proposal and other proposals could have a depressive effect on the TKB securities, Wejo securities or Holdco securities.
At any time prior to the Business Combination, during a period when they are not then aware of any material non-public information regarding TKB, Wejo or their respective securities, the TKB Sponsor, Wejo, or the equity holders of TKB or Wejo and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the TKB Business Combination Proposal or TKB Merger Proposal, or who redeem, or indicate an intention to redeem, their Public Shares, or they may enter into transactions with such investors and others to provide them with incentives to acquire TKB Ordinary Shares or vote their shares in favor of the TKB Business Combination Proposal or TKB Merger Proposal. Any such non-redemption agreements may provide for an agreement by the investor (i) not to redeem the Public Shares it owns, or (ii) to sell such Public Shares to the TKB Sponsor, Wejo, or their respective directors, officers, advisors or affiliates or their respective affiliates, or (iii) to acquire Public Shares in the market or in privately negotiated transactions from other shareholders who redeem or indicate an intention to redeem, and to hold such Public Shares and not redeem them. Any such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of TKB Ordinary Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. In the event that the Sponsor, Wejo or their respective directors, officers, advisors or affiliates purchase shares in privately negotiated transactions from TKB shareholders who have already elected to exercise their Redemption Rights, then such selling shareholder would be required to revoke their prior elections to redeem their Public Shares.
Any Public Shares purchased by the Sponsor or its affiliates would be purchased at a price no higher than the redemption price for the Public Shares, which was approximately $10.47 per share as of March 31, 2023. Any Public Shares so purchased would not be voted by the Sponsor or its affiliates at the TKB Meeting and would not be redeemable by the Sponsor or its affiliates. The purpose of such share purchases and other transactions would be to decrease the number of redemptions. In the event that shares are purchased from TKB Public Shareholders who have already elected to exercise their redemption rights, then such shareholders would be required to revoke their prior elections to redeem their Public Shares.
While the exact nature of any such incentives has not been determined as of the date of this joint proxy statement/prospectus, they might include, without limitation, transfers by the Sponsor of Founder Shares or TKB Private Warrants to non-redeeming shareholders, or arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by the Sponsor for nominal value. Entering into any such arrangements may have a depressive effect on the TKB securities, Wejo securities or Holdco securities. For example, as a result of these arrangements, an investor may have the ability to effectively purchase TKB Ordinary Shares at a price lower than market value and may therefore be more likely to sell the TKB Ordinary Shares he owns, either prior to or immediately after the TKB Meeting.
If such transactions are effected, the consequence could be to cause the Business Combination to be completed, in circumstances where such would not otherwise be obtained. In addition, if such purchases are made, the public “float” of the Holdco Common Shares following the Business Combination and the number of beneficial holders of Holdco securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of Holdco securities on NASDAQ or another national securities exchange or reducing the liquidity of the trading market for the Holdco Common Shares.
No agreements dealing with the above arrangements or purchases have been entered into as of the date of this joint proxy statement/prospectus. TKB will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
The unaudited pro forma combined financial information included in this document may not be indicative of what our actual financial position or results of operations would have been.
The unaudited pro forma combined financial information for Holdco following the Business Combination in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Holdco’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated and under the assumptions so indicated. See the section entitled “Unaudited Pro Forma Combined Financial Information” for more information.
If the Business Combination’s benefits do not meet the expectations of investors, shareholders or financial analysts, the market price of Holdco’s securities may decline.
If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of TKB and Wejo securities prior to the Closing may decline. The market values of TKB and Wejo securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this joint proxy statement/prospectus, or the date on which our shareholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of Holdco securities could contribute to the loss of all or part of your investment. Accordingly, the market price of Wejo Common Shares in the Business Combination may not be indicative of the price that will prevail for Holdco Common Shares in the trading market following the Business Combination. If an active market for Holdco securities develops and continues, the trading price of Holdco securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in TKB, Wejo and Holdco securities and such securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of such securities may not recover and may experience a further decline.
TKB and Wejo have incurred and will incur significant transaction and transition costs in connection with the Business Combination.
TKB and Wejo have incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination. All expenses incurred in connection with the Business Combination, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid at Closing, out of the funds in the Trust Account, which may leave diminished funds for the operation of Wejo’s business following Closing. See “Unaudited Prospective Pro Forma Financial Information” for more information.
If Wejo, TKB or Holdco is or becomes characterized as a passive foreign investment company for U.S. federal income tax purposes, U.S. shareholders and warrant holders of Wejo, TKB, and Holdco may suffer adverse tax consequences.
If TKB or Holdco is or becomes a passive foreign investment company (“PFIC”) for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder (as defined below under “Material U.S. Federal Income Tax Considerations”) of Public Shares or Public Warrants or, following the Business Combination, Holdco Securities, the U.S. holder may be subject to adverse U.S. federal income tax consequences and may be subject to additional reporting requirements.
Based on the composition of its income and assets, TKB believes that it will likely be considered a PFIC for the taxable year that includes the Business Combination. Please see the sections entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — Application of the Passive Foreign Investment Company Rules to the Business Combination” and “Material U.S. Federal Income Tax Considerations — U.S. Holders — Application of the Passive Foreign Investment Company Rules to the Redemption of Public Shares.” U.S. holders are urged to consult their tax advisors regarding the possible application of the PFIC rules to holders of Public Shares or Public Warrants.
Wejo does not expect to be a PFIC for U.S. federal income tax purposes for the taxable year that includes the Business Combination. U.S. holders are urged to consult their tax advisors regarding the possible application of the PFIC rules to holders of Wejo common shares or Wejo warrants.
Holdco is not currently expected to be treated as a PFIC for U.S. federal income tax purposes for the taxable year of the Business Combination or for any future taxable year. However, this a factual determination that must be made annually at the close of each taxable year and, thus, is subject to change. Accordingly, there can be no assurance that Holdco will not be treated as a PFIC in the taxable year of the Business Combination or for any future taxable year. Holdco’s U.S. counsel expresses no opinion with respect to Holdco’s PFIC status for any taxable year. In addition, Holdco does not expect to provide U.S. holders with a PFIC annual information statement for any taxable year, which PFIC annual information statement is required for a U.S. holder to make a QEF Election (as defined below) with respect to PFIC stock. Please see the section entitled “Material U.S. Federal Income Tax Considerations — Ownership and Disposition of Holdco Common Shares and Holdco Public Warrants by U.S. Holders — Passive Foreign Investment Company Rules” for a more detailed discussion with respect to Holdco’s potential PFIC status. U.S. holders are urged to consult their tax advisors regarding the possible application of the PFIC rules to holders of Holdco Securities.

The failure of Silicon Valley Bank and recent turmoil in the banking industry may negatively impact TKB’s and Wejo’s ability to complete the Business Combination.
Actual events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions, or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. On March 10, 2023, the California Department of Financial Protection and Innovation closed Silicon Valley Bank (“SVB”) and appointed Federal Deposit Insurance Corporation (the “FDIC”) receiver. Similarly, on March 12, 2023, Signature Bank and Silvergate Capital Corp. were each swept into receivership. Although depositors at SVB received access to their funds, uncertainty and liquidity concerns in the broader financial services industry remain. Inflation and rapid increases in interest rates have led to a decline in the trading value of previously issued government securities with interest rates below current market interest rates. The U.S. Department of Treasury, FDIC and Federal Reserve Board have announced a program to provide up to $25 billion of loans to financial institutions secured by such government securities held by financial institutions to mitigate the risk of potential losses on the sale of such instruments. However, widespread demands for customer withdrawals or other needs of financial institutions for immediate liquidity may exceed the capacity of such program. There is no guarantee that the U.S. Department of Treasury, FDIC and Federal Reserve Board will provide access to uninsured funds in the future in the event of the closure of other banks or financial institutions in a timely fashion or at all.
Wejo does not have any deposits with Silicon Valley Bank, Silvergate Capital, or Signature Bank. However, Wejo, like any other business entity with business banking needs, could have financial exposure to bank failures if Wejo has deposits at financial institutions or transactional relationships with financial institutions that fail. Financial exposure includes any exposure which could negatively affect Wejo’s business, financial condition, results of operations, or business prospects. Placing funds on deposit at financial institutions always presents a risk. The risk is compounded because Wejo may keep deposits at insured depository institutions above the $250,000 threshold as it may not be practicable to have accounts at multiple insured depository institutions to keep deposits below the $250,000 threshold.
While we do not believe Wejo will be directly affected, the ultimate outcome of these events, and whether further regulatory actions will be taken, cannot be predicted. The extent to which these events impact the Business Combination will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning similarly situated financial institutions. In addition, investor concerns regarding the U.S. or international financial systems could impact the Business Combination as it may face a material decline in favorable commercial terms or available funding. This may make it more challenging for TKB and Wejo to consummate the Business Combination. Further, TKB’s and Wejo’s ability to consummate the Business Combination may be dependent on the ability to raise equity and debt financing, which may be impacted by these events.
Risk Factors Relating to the Ownership of Holdco Common Shares and Holdco Warrants
The terms and conditions of Holdco Common Shares and Holdco Warrants will be substantially the same as those of Wejo immediately prior to the consummation of the Business Combination (see “Description of Holdco Securities”), as a result, in addition to the risks described below, you should carefully consider the risk factors, described in “Risk Factors—Risk Related to Our Common Shares, Organizational Structure and Governance” in Item 1A, Part I, in the Wejo 2022 Annual Report.
Holdco does not expect to declare any dividends in the foreseeable future.
After the completion of the Business Combination, Wejo does not anticipate declaring any cash dividends in respect of Holdco Common Shares in the foreseeable future. Consequently, investors may need to rely on sales of their shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

The market for Holdco securities may be volatile following the Closing of the Business Combination.
Following the consummation of the Business Combination, the price of Holdco securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. The price of Holdco securities after the Business Combination can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if Holdco securities are not listed on, or become delisted from, NASDAQ for any reason, and are quoted on the OTC markets, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if Holdco securities were quoted or listed on NASDAQ or another national securities exchange. You may be unable to sell your Holdco securities unless a market can be established or sustained.
The market price of Holdco Common Shares after the consummation of the transactions contemplated by the Business Combination Agreement may be affected by factors different from those currently affecting the prices of TKB Class A Shares and Wejo Common Shares.
Upon consummation of the transactions contemplated by the Business Combination Agreement, holders of TKB Class A Shares and Wejo Common Shares will become holders of Holdco Common Shares. Upon consummation of the transactions contemplated by the Business Combination Agreement, Holdco’s results of operations will depend upon the performance of Holdco’s businesses, which are likely to be affected by factors that are different from those currently affecting the results of operations of TKB and of Wejo.
There can be no assurance that Holdco Common Shares that will be issued in connection with the Business Combination will be approved for listing on NASDAQ following the Closing, or that Holdco will be able to comply with the continued listing standards of NASDAQ.
TKB Class A Shares, TKB Units and TKB Warrants are currently listed on NASDAQ-GM and Wejo Common Shares and Wejo warrants are listed on the NASDAQ-GS. In connection with the Closing, we intend to apply to list Holdco Common Shares, Wejo Assumed Warrants, and TKB Assumed Warrants on the NASDAQ-GS upon the Closing under the symbols “WEJO,” “WEJOW,” and “WEJOX,” respectively. Approval of Holdco Common Shares, TKB Assumed Warrants and Wejo Assumed Warrants for listing, and their continued eligibility for such listing may depend on many factors some of which may not be under Holdco’s control. As part of the application process, we are required to provide evidence that we are able to meet the initial listing requirements of NASDAQ-GS, which are more rigorous than the continued listing requirements of such market. Holdco’s ability to meet these listing requirements may depend, in part, on the number of TKB Class A Shares that are redeemed in connection with the Business Combination or dissenting holders of TKB Ordinary Shares or Wejo Common Shares. Listing requirements may depend on factors outside of the control of registrants. For example, on January 18, 2023, Wejo received a notice from the Listing Qualifications Staff of NASDAQ informing Wejo that, based upon the closing bid price of Wejo’s Common Shares for the last 30 consecutive business days, Wejo no longer met the requirement to maintain a minimum bid price of $1.00 per share, as set forth in NASDAQ Listing Rule 5450(a)(1). Wejo was granted 180 calendar days to cure that situation. Similar events in respect of which Holdco may not have control may occur in the future in case Holdco is listed in NASDAQ. Holdco’s application has not yet been approved, and may not be approved if we are unable to provide evidence satisfactory to NASDAQ-GS that Holdco will meet these listing requirements. If, after the Business Combination, NASDAQ delists Holdco’s Common Shares from trading on its exchange for failure to meet the listing standards, Holdco and its shareholders and warrant holders could face significant material adverse consequences including:
•a limited availability of market quotations for Holdco securities;
•reduced liquidity for Holdco securities;
•a determination that Holdco Common Shares are “penny stock” which will require brokers trading in Holdco Common Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for Holdco securities;
•limited news and analyst coverage; and

•a decreased ability to issue additional securities or obtain additional financing in the future.
Holdco’s issuance of additional capital stock in connection with financings, acquisitions, investments, stock incentive plans or otherwise will dilute all other stockholders.
Holdco expects to issue additional capital stock in the future that will result in dilution to all other stockholders. Holdco expects to grant equity awards to employees, directors, and consultants under its stock incentive plans. Holdco expects to raise capital through equity financings in the future. As part of its business strategy, Holdco may acquire or make investments in complementary companies, products, or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional capital stock may cause stockholders to experience significant dilution of their ownership interests and the per share value of Holdco securities to decline.
A market for Holdco’s securities may not develop, which would adversely affect the liquidity and price of Holdco’s securities.
An active trading market for Holdco’s securities following the Business Combination may never develop or, if developed, may not be sustained. In addition, the price of Holdco’s securities after the Business Combination could vary due to general economic conditions and forecasts, its general business condition and the release of its financial reports. You may be unable to sell your securities unless a market can be established or sustained.
The sale of all of the securities registered for resale hereunder and future sales of substantial amounts of our securities in the public market (including the Holdco Common Shares issuable upon exercise of Holdco Warrants), or the perception that such sales may occur, could cause Holdco’s share price to decline.
The Holdco Common Shares offered for resale by the selling shareholders in this joint proxy statement/prospectus represent approximately 51.3% percent of the TKB Ordinary Shares outstanding as of April 10, 2023, or approximately 35.7% of the Holdco Common Shares that will be outstanding as of the Closing (assuming no redemptions, an exchange ratio of 22.50, and no exercise of any Holdco Warrants or options).
The securities being offered by the selling shareholders hereby represent approximately 35.7% of the total Holdco Common Shares and approximately 48.3% of the total TKB Assumed Warrants expected to be outstanding as of the Closing (using the maximum exchange ratio of 22.50 pursuant to the Business Combination Agreement and assuming no redemptions of Public Shares).
The TKB Assumed Warrants offered for resale by the Selling Holders in this joint proxy statement/prospectus represent approximately 48.3% percent of the TKB Warrants outstanding as of April 10, 2023, or approximately 48.3% of the Holdco Warrants that will be outstanding as of the Closing (assuming an exchange ratio of 22.50 and no exercise of any Holdco Warrants). The sale of all of these securities in the public market, or the perception that holders of a large number of securities intend to sell their securities, could reduce the market price of TKB Ordinary Shares or TKB Warrants prior to the Business Combination or the Holdco Common Shares or Holdco Warrants after the Business Combination.
The shares and warrants offered for resale hereunder will not be subject to lock-up following the Closing. As such, sales of a substantial number of Holdco Common Shares and Holdco Warrants in the public market could occur at any time following the Closing. Such sales, or the perception that such sales could occur, could cause the market price of the Holdco Common Shares or Holdco Warrants to decline.
Furthermore, as previously disclosed, the Sponsor paid the nominal price of $0.004 per share for the Founder Shares. Given the differential in the purchase price that the Sponsor paid for the Founder Shares as compared to the price of TKB Ordinary Shares as of                 , 2023, the TKB Record Date, which was $                 per share, and the $10.00 per unit price paid in TKB’s IPO, the holders of the Founder Shares may earn a positive rate of return on their investment even if other holders of TKB ordinary shares experience a negative rate of return. As a result, the holders of the Founder Shares may be incentivized to sell such securities when others are not.

Holders of TKB Assumed Warrants may only be able to exercise their warrants on a “cashless basis” under certain circumstances, and if a warrant holder does so, it will receive fewer Holdco Common Shares from such exercise than if it were to exercise such warrants for cash.
In connection with the Business Combination, each TKB warrant issued and outstanding immediately prior to the effective time of the TKB Merger will be assumed by Holdco and the exercise price and number of underlying Holdco Common Shares will be adjusted according to the exchange ratio. The Warrant Agreement governing the TKB Assumed Warrants will provide that in the following circumstances holders of warrants who seek to exercise their warrants will not be permitted to do so for cash and will, instead, be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act: (i) if the Holdco Shares issuable upon exercise of the warrants are not registered under the Securities Act in accordance with the terms of the warrant agreement; (ii) if Holdco has so elected and the Holdco Common Shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act; and (iii) if Holdco has so elected and calls the warrants for redemption. If you exercise your TKB Assumed Warrants on a cashless basis, you would pay the warrant exercise price by surrendering the warrants for that number of Holdco Common Shares equal to the quotient obtained by dividing (x) the product of the number of Holdco Common Shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) of Holdco Common Shares over the exercise price of the warrants by (y) the fair market value. The “fair market value” for purposes of this calculation is the average last reported sale price of the Holdco Common Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable. As a result, you would receive fewer Holdco Common Shares from such exercise than if you were to exercise such warrants for cash.
Holdco may amend the terms of the TKB Assumed Warrants, the Wejo Assumed Warrants and/or and forward purchase warrants (if any are issued), as applicable, in a manner that may be adverse to holders thereof with the approval by the holders of at least 50% of the then outstanding TKB Assumed Warrants, Wejo Assumed Warrants or forward purchase warrants (if any are issueed), respectively. As a result, the exercise price of your Holdco Warrants could be increased, the exercise period could be shortened and the number of Holdco Common Shares purchasable upon exercise of a Holdco Warrant could be decreased, all without your approval.
Each of the TKB Assumed Warrants and the Wejo Assumed Warrants were issued in registered form under its applicable warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and TKB and Wejo, respectively, and then assumed by Holdco pursuant to a separate assumption agreement. Each applicable warrant agreement provides that the terms of the warrants issued thereunder may be amended without the consent of any holder to cure any ambiguity or correct any defective provision but requires the approval by the holders of at least 50% of the then outstanding TKB Assumed Warrants, Wejo Assumed Warrants or forward purchase warrants (if any are issued), respectively, to make any change that adversely affects the interests of the registered holders of TKB Assumed Warrants, Wejo Assumed Warrants and/or forward purchase warrants (if any are issued), as applicable. Accordingly, Holdco may amend the terms of the TKB Assumed Warrants, Wejo Assumed Warrants, and/or forward purchase warrants (if any are issued), as applicable, in a manner adverse to a holder if holders of at least 50% of the then outstanding TKB Assumed Warrants, Wejo Assumed Warrants, or forward purchase warrants (if any are issued), respectively. Although Holdco’s ability to amend the terms of the TKB Assumed Warrants, Wejo Assumed Warrants and/or forward purchase warrants (if any are issued), as applicable, with the consent of at least 50% of the then outstanding TKB Assumed Warrants, Wejo Assumed Warrants or forward purchase warrants (if any are issued), respectively, is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or shares (at a ratio different than initially provided), shorten the exercise period or decrease the number of Holdco Common Shares purchasable upon exercise of a warrant.

The TKB Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with Holdco.
The TKB Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the TKB Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection (a) to such exclusive jurisdiction and (b) that such courts represent an inconvenient forum.
Notwithstanding the foregoing, these provisions of the TKB Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any TKB Assumed Warrants shall be deemed to have notice of and to have consented to the forum provisions in the TKB Warrant Agreement. If any action, the subject matter of which is within the scope the forum provisions of the TKB Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York, or a foreign action, in the name of any holder of our warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions, or an enforcement action, and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.
This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Holdco, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the TKB Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, Holdco may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect Holdco’s business, financial condition and results of operations and result in a diversion of the time and resources of Holdco’s management and board of directors.
Holdco may redeem your unexpired TKB Assumed Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
Holdco will have the ability to redeem the outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant; provided that the last reported sale price of Holdco Common Shares equals or exceeds $0.80 per share (assuming a 22.50 exchange ratio) or $4.80 per share (assuming a 3.75 exchange ratio) (as adjusted for the exchange ratio in the Business Combination and any other adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30-trading-day period ending on the third trading day prior to proper notice of such redemption and; provided that certain other conditions are met. None of the TKB Private Warrants will be redeemable by Holdco in these circumstances for so long as they are held by the Sponsor or its permitted transferees. If and when the TKB Assumed Warrants become redeemable by Holdco, Holdco may exercise its redemption right even if Holdco is unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, Holdco may redeem the warrants even if the holders are otherwise unable to exercise the warrants. Redemption of the outstanding TKB Assumed Warrants could force you to (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, we expect would be substantially less than the market value of your warrants.
In addition, Holdco will have the ability to redeem the outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant, upon a minimum of 30 days’ prior written notice of redemption; provided that the last reported sale price of our Holdco Common Shares equals or exceeds $0.44 per share (assuming a 22.50 exchange ratio) or $2.67 per share (assuming a 3.75 exchange ratio) (as adjusted for the exchange ratio in the Business Combination and any other adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30-trading-day period ending on the third trading day prior to proper notice of such redemption and; provided that certain other conditions are met, including that holders will be able to exercise their warrants prior to redemption for a number of Holdco Common Shares determined based on the redemption date and the fair market value of Holdco Common Shares. The value received upon exercise of the warrants (i) may be less than the value the holders would have received if they had exercised their warrants at a later time when the underlying share price is higher and (ii) may not compensate the holders for the value of the warrants, including because the number of Holdco Common Shares received is capped at 0.361 shares per warrant (subject to adjustment for the exchange ratio in the Business Combination) irrespective of the remaining life of the warrants.
A provision of the TKB Warrant Agreement may make it more difficult for TKB to consummate the Business Combination.
If: (i) TKB issues additional TKB Class A Shares or equity-linked securities for capital raising purposes in connection with the closing of its initial business combination at an issue price or effective issue price of less than $9.20 per TKB Class A Share (with such issue price or effective issue price to be determined in good faith by the TKB Board and, in the case of any such issuance to the TKB Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds (including from such issuances and the IPO), and interest thereon, available for the funding of the Business Combination on the date of the consummation of the Business Combination (net of redemptions) and (z) the volume weighted average trading price of TKB Class A Shares during the 20-trading-day period starting on the trading day prior to the day on which TKB consummates the Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the TKB Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
Even if TKB consummates the Business Combination, there is no guarantee that the TKB Assumed Warrants will ever be in the money, and they may expire worthless.
Upon consummation of the Business Combination, the Holdco will assume the TKB Warrants. The exercise price for the TKB Assumed Warrants and the number of Holdco Common Shares issuable upon the exercise of the TKB Assumed Warrants will be adjusted by the exchange ratio. There is no guarantee that the TKB Assumed Warrants, following the Business Combination, will ever be in the money prior to their expiration, and as such, the TKB Assumed Warrants may expire worthless.
The TKB warrants are accounted for as a warrant liability and are recorded at fair value with any changes in fair value each period reported in earnings, which may have an adverse effect on the market price of TKB’s or Holdco’s securities.
TKB currently has 22,250,000 warrants outstanding. TKB accounts for these warrants as a warrant liability, which means that TKB records them at fair value with any changes in fair value each period reported in earnings as determined by us based upon a valuation report obtained from an independent third-party valuation firm. The impact of changes in fair value on earnings may have an adverse effect on the market price of TKB’s securities prior to the Business Combination or Holdco’s securities following the Business Combination, including as a result of increased volatility in TKB’s or Holdco’s earnings due to fluctuations in the value of the warrants as well as increased costs associated with obtaining such valuations.
Holdco may become subject to taxation in Bermuda after March 31, 2035, which could have a significant and negative effect on our business and results of operations.
Currently there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or by our shareholders in respect of the Holdco Common Shares. Wejo

Group Limited has obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax will not, until March 31, 2035, be applicable to us or to any of our operations or to our shares, debentures or other obligations. Given the limited duration of any assurance by the Minister of Finance, Holdco cannot be certain that Holdco will not be subject to any Bermuda taxes after March 31, 2035. Our business and results of operations could be significantly and negatively affected if Holdco were to become subject to taxation in Bermuda.
Risk Factors Relating to the Failure to Consummate the Business Combination
The Business Combination may be delayed or may not be completed and the Business Combination Agreement may be terminated in accordance with its terms, which could negatively impact TKB and/or Wejo.
The Business Combination is subject to a number of conditions that must be satisfied, some of which are beyond the control of TKB and/or Wejo, and may not be satisfied or waived in a timely manner or at all, and, accordingly, the Business Combination may be delayed or not completed. Any delay in completing the Business Combination could cause the companies not to realize, or to be delayed in realizing, some or all of the benefits that TKB and Wejo expect to achieve if the Business Combination is successfully completed within its expected time frame. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the business combination, see the section entitled “The Business Combination Agreement — Conditions to the Consummation of the Business Combination” of this joint proxy statement/prospectus.
Additionally, either TKB or Wejo may terminate the Business Combination Agreement under certain limited circumstances, including, among other reasons, if the mergers are not completed by 11:59 p.m. in New York City on August 31, 2023. In addition, if the Business Combination Agreement is terminated under certain limited circumstances specified in the Business Combination Agreement, either party may be required to pay the other party a termination fee of $4,000,000. Additionally, Wejo may be required to reimburse TKB up to $1,000,000 of expenses plus an additional amount not to exceed $500,000 on account of interest or repayment premiums on any principal amount of certain loans if the Business Combination Agreement is terminated in certain circumstances. See the section entitled “The Business Combination Agreement—Termination of the Business Combination Agreement” of this joint proxy statement/prospectus and the section entitled “The Business Combination Agreement—Termination Fees” of this joint proxy statement/prospectus for a more complete discussion of the circumstances under which the Business Combination Agreement could be terminated and when a termination fee may be payable by Wejo or TKB.
If the Business Combination is not completed for any reason, including as a result of a failure to obtain the required Wejo Shareholder Approval or the required TKB Shareholder Approval, the ongoing businesses of TKB and Wejo may be adversely affected and, without realizing any of the benefits of having completed the business combination, TKB and Wejo would be subject to a number of risks, including the following:
•each company may experience negative reactions from the financial markets, including negative impacts on its stock price;
•each company may experience negative reactions from its suppliers, customers and employees;
•each company will be required to pay its respective costs relating to the Business Combination, such as financial advisory, legal and accounting costs and associated fees and expenses, including, if applicable, a termination fee (with certain exceptions), whether or not the mergers are completed;
•matters relating to the Business Combination including integration planning will require substantial commitments of time and resources by TKB management and Wejo management, which could otherwise have been devoted to day-to-day operations or to other opportunities that may have been beneficial to TKB or Wejo, as applicable, as an independent company;

•the price of TKB Units, TKB Class A Shares and TKB Warrants, and Wejo Common Shares and Wejo warrants may significantly decline to the extent that the current market price reflects a market assumption that the Business Combination will be completed; and
•some costs related to the Business Combination must be paid by both parties whether or not the Business Combination is completed. Furthermore, Wejo and TKB may receive negative reactions from TKB shareholders, Wejo shareholders and employees of both companies.
If TKB does not consummate the Business Combination with Wejo (or another initial business combination) by June 29, 2023 (or such later date as may be approved by TKB Shareholders), TKB must cease operations, redeem each of its Public Shares for their pro rata portion of the funds in the Trust Account including interest earned on the trust account (net of taxes paid or payable, if any, and up to $100,000 for dissolution expenses) (approximately $10.47 per share as of March 31, 2023) and following such redemptions, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
Risk Factors Relating to TKB
TKB’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about TKB’s ability to continue as a “going concern.”
As of December 31, 2022, TKB had $124,237 cash and working capital deficit of $1,199,323. Further, TKB has incurred and expects to continue to incur significant costs in pursuit of our financing and acquisition plans. TKB’s plans to raise capital and to consummate the Business Combination may not be successful. These conditions raise substantial doubt about TKB’s ability to continue as a going concern. Management’s plans to address this need for capital are discussed in the TKB financial statements included elsewhere in this joint proxy statement/prospectus. The TKB financial statements contained in this joint proxy statement/prospectus do not include any adjustments that might result from the outcome of this uncertainty.
TKB’s management identified a material weakness in TKB’s internal control over financial reporting. If TKB is unable to develop and maintain an effective system of internal control over financial reporting, TKB may not be able to accurately report its results of operations and financial condition accurately and in a timely manner, which may adversely affect investor confidence and materially and adversely affect TKB’s business and operating results.
On February 11, 2022, the audit committee of the TKB Board, after consultation with TKB management, concluded that TKB’s audited balance sheet as of October 29, 2021 (the “Audited Balance Sheet”), included as Exhibit 99.1 to TKB’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 4, 2021, contained an error relating to the value of the TKB Class A Shares subject to redemption, which should have been recorded as $234,600,000 ($10.20 per share) instead of $230,000,000 ($10.00 per share). In light of this error, it was determined that the Audited Balance Sheet should be no longer be relied upon, and TKB filed a restated audited balance sheet. As part of such restatement process, TKB identified a material weakness in its internal controls over financial reporting related to the accounting for complex financial instruments (including redeemable equity instruments as described above). As a result of this material weakness, TKB management concluded that its internal control over financial reporting was not effective as of December 31, 2021, March 31, 2022, June 30, 2022, September 30, 2022 and December 31, 2022.
In light of the material weakness identified and the resulting restatement, TKB’s co-principal executive officers and principal financial and accounting officer performed additional post-closing review procedures in connection with TKB’s annual report for the year ended December 31, 2021, including reviewing historical filings and consulting with subject matter experts related to the accounting for complex financial instruments. TKB’s management has also retained an additional consultant as of March 2022 to provide additional review and accounting expertise. TKB’s management has expended, and will continue to expend, a substantial amount of effort and resources for the remediation and improvement of its internal control over financial reporting. While TKB has processes to properly identify and evaluate the appropriate accounting technical pronouncements and other literature for all significant or unusual transactions, TKB has improved, and will continue to improve, these processes to ensure that the nuances of such transactions are effectively evaluated in the context of the increasingly complex accounting standards. The elements of TKB’s remediation plan can only be accomplished over time, and TKB can offer no assurance that these initiatives will ultimately have the intended effects.
Further, TKB can give no assurance that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if TKB is successful in strengthening its controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of TKB’s financial statements.
A material weakness could limit TKB’s ability to prevent or detect a misstatement of its accounts or disclosures that could result in a material misstatement of its annual or interim financial statements. If TKB’s financial statements are not accurate, investors may not have a complete understanding of TKB’s operations. Likewise, if TKB’s financial statements are not filed on a timely basis, TKB could be subject to sanctions or investigations by NASDAQ, the SEC or other regulatory authorities. In either case, there could result a material adverse effect on TKB’s business. Failure to timely file will cause TKB to be ineligible to utilize short form registration statements on Form S-3 (once available), which may impair TKB’s ability to obtain capital in a timely fashion to execute its business strategies. Ineffective internal controls could also cause investors to lose confidence in TKB’s reported financial information, which could have a negative effect on the trading price of the Holdco Common Shares. TKB cannot assure you that the measures taken to date, or any measures that TKB may take in the future, will be sufficient to avoid potential future material weaknesses.
TKB may not have sufficient funds to consummate the Business Combination.
As of December 31, 2022, TKB had $124,237 in cash and a working capital deficit of $1,199,323. Further, TKB has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. TKB will need to raise additional capital through loans or additional investments from the Sponsor or its officers, directors, or third parties. TKB may not be able to obtain such additional financing on acceptable terms or at all. These factors, among others, raise substantial doubt about TKB’s ability to continue as a going concern. The financial statements contained elsewhere in this joint proxy statement/prospectus do not include any adjustments that might result from TKB’s inability to continue as a going concern.
If TKB is required to seek additional capital, it would need to borrow funds from the Sponsor or other third parties to operate or it may be forced to liquidate. None of such persons is under any obligation to advance funds to TKB in such circumstances. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to TKB upon completion of the Business Combination. If TKB is unable to consummate the Business Combination because it does not have sufficient funds available, TKB will be forced to cease operations and liquidate the Trust Account. Consequently, TKB Public Shareholders may receive less than $10.20 per share and their Public Warrants may expire worthless.
TKB shareholders approved an extension to the Combination Period to June 29, 2023 and in connection with such extension, an aggregate of 17,533,296 Public Shares were redeemed for an aggregate redemption payment of approximately $181.9 million, leaving approximately $56.8 million in TKB’s Trust Account. There are no assurances that the funds remaining in the Trust Account after the Extension will enable TKB to complete an initial Business Combination.
TKB shareholders approved an extension to the Combination Period to June 29, 2023 and in connection with such extension, an aggregate of 17,533,296 Public Shares were redeemed for an aggregate redemption payment of approximately $181.9 million, leaving approximately $56.8 million in TKB’s Trust Account. There are no assurances that the funds remaining in the Trust Account after the Extension will enable TKB to complete an initial Business Combination.

TKB may not be able to complete its initial business combination within the Combination Period, in which case, unless a further amendment to TKB’s Cayman Constitutional Documents is approved to extend the Combination Period, TKB would cease all operations except for the purpose of winding up and would redeem public shares and liquidate.
TKB may not be able to complete the Business Combination with Wejo, or another initial business combination, by the end of the Combination Period, which currently ends on June 29, 2023. TKB’s ability to complete its initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein, including the impact of events such as the war between Russia and Ukraine and the continued impact of outbreaks of COVID-19 in both in the U.S. and globally. If TKB has not completed its initial business combination within such time period or during any extended period of time that it may have to consummate an initial business combination as a result of an amendment to the TKB Cayman Constitutional Documents, TKB: (i) will cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter subject to lawfully available funds therefor, redeem 100% of the Public Shares in consideration of a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the total number of then issued and outstanding Public Shares, which redemption will completely extinguish rights of the holders of Public Shares (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of TKB’s remaining shareholders and the Board in accordance with applicable law, liquidate and dissolve, subject in each case to TKB’s obligations under Cayman Islands law, to provide for claims of creditors and other requirements of applicable law.
If you or a “group” of shareholders are deemed to hold in excess of 15% of TKB Class A Shares, you will lose the ability to redeem all such shares in excess of 15% of TKB Class A Shares.
TKB’s Cayman Constitutional Documents provide that a TKB Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares sold in our initial public offering without our prior consent, which we refer to as the “Excess Shares.” A shareholder’s inability to redeem the Excess Shares will reduce its influence over TKB’s ability to complete the Business Combination and such shareholder could suffer a material loss on its investment if the shareholder sells Excess Shares in open market transactions.
TKB shareholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. Therefore, to liquidate your investment, you may be forced to sell your Public Shares or Public Warrants, potentially at a loss.
TKB Public Shareholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (i) our completion of an initial business combination, and then only in connection with those Public Shares that such shareholder properly elected to redeem, subject to the limitations and on the conditions described herein; (ii) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend TKB’s Cayman Constitutional Documents (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of Public Shares if we do not complete our initial business combination by June 29, 2023 or (B) with respect to any other material provisions relating to shareholders’ rights or pre-business combination activity; and (iii) the redemption of Public Shares if TKB is unable to complete an initial business combination by June 29, 2023, subject to applicable law and as further described herein. In no other circumstances will a Public Shareholders have any right or interest of any kind in the Trust Account. Holders of Warrants will not have any right to the proceeds held in the Trust Account with respect to the Warrants. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares or Public Warrants, potentially at a loss.

If third parties bring claims against TKB, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.20 per share.
TKB’s placing of funds in the Trust Account may not protect those funds from third-party claims against TKB. Although TKB will seek to have all vendors, service providers (except for our independent registered public accounting firm), prospective target businesses and other entities with which TKB does business execute agreements with TKB waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of TKB Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against TKB’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, TKB management will consider whether competitive alternatives are reasonably available to TKB and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of the company under the circumstances. The underwriters of our initial public offering as well as our registered independent public accounting firm will not execute agreements with us waiving such claims to the monies held in the trust account.
Examples of possible instances where TKB may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of Public Shares, if TKB is unable to complete the Business Combination or another initial business combination within the Combination Period, or upon the exercise of a shareholder’s redemption rights in connection with the Business Combination, TKB will be required to provide for payment of claims of creditors that were not waived that may be brought against TKB within the 10 years following redemption. Accordingly, the per-share redemption amount received by TKB Public Shareholders could be less than the $10.20 per public share initially held in the trust account, due to claims of such creditors. Pursuant to the letter agreement the form of which is filed as an exhibit to the registration statement filed in connection with TKB’s initial public offering, TKB Sponsor has agreed that it will be liable to TKB if and to the extent any claims by a third party for services rendered or products sold to TKB, or a prospective target business with which TKB has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.20 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.20 per share due to reductions in the value of the trust assets, less taxes payable; provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. However, TKB has not asked TKB Sponsor to reserve for such indemnification obligations, nor have we independently verified whether TKB Sponsor has sufficient funds to satisfy its indemnity obligations, and we believe that TKB Sponsor’s only assets are securities of TKB. Therefore, TKB cannot assure you that TKB Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced to less than $10.20 per public share. In such event, TKB may not be able to complete the Business Combination, and TKB Public Shareholders would receive such lesser amount per share in connection with any redemption of your Public Shares. None of TKB’s officers or directors will indemnify TKB for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
TKB’s directors may decide not to enforce the indemnification obligations of TKB Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to TKB Public Shareholders.
In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.20 per share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the Trust Account if less than $10.20 per share due to reductions in the value of the trust assets, in each case less taxes payable, and TKB Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, TKB’s independent directors would determine whether to take legal action against TKB Sponsor to enforce its indemnification obligations. While TKB currently expects that its independent directors would take legal action on TKB’s behalf against TKB Sponsor to enforce its indemnification obligations to TKB, it is possible that TKB’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If TKB’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to TKB Public Shareholders may be reduced below $10.20 per share.
If, after TKB distributes the proceeds in the trust account to TKB Public Shareholders, TKB files a bankruptcy, winding-up or insolvency petition or an involuntary bankruptcy, winding-up or insolvency petition is filed against TKB that is not dismissed, a bankruptcy or insolvency court may seek to recover such proceeds, and the members of TKB’s board of directors may be viewed as having breached their fiduciary duties to TKB’s creditors, thereby exposing the members of the TKB Board and TKB to claims of punitive damages.
If, after TKB distributes the proceeds in the Trust Account to our TKB Public Shareholders, TKB files a bankruptcy, winding-up or insolvency petition or an involuntary bankruptcy, winding-up or insolvency petition is filed against TKB that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by TKB shareholders. In addition, TKB’s board of directors may be viewed as having breached its fiduciary duty to TKB’s creditors and/or having acted in bad faith, by paying TKB Public Shareholders from the Trust Account prior to addressing the claims of creditors, thereby exposing themselves and TKB to claims of punitive damages.
If, before distributing the proceeds in the trust account to TKB Public Shareholders, TKB files a bankruptcy, winding-up or insolvency petition or an involuntary bankruptcy, winding-up or insolvency petition is filed against TKB that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of TKB shareholders and the per-share amount that would otherwise be received by TKB shareholders in connection with TKB’s liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to TKB Public Shareholders, TKB files a bankruptcy, winding-up or insolvency petition or an involuntary bankruptcy, winding-up or insolvency petition is filed against TKB that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law and may be included in TKB’s bankruptcy estate and subject to the claims of third parties with priority over the claims of TKB shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by TKB shareholders in connection with TKB’s liquidation may be reduced.
TKB shareholders may be held liable for claims by third parties against TKB to the extent of distributions received by them upon redemption of their shares.
If TKB is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that, immediately following the date on which the distribution was made, TKB was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover some or all amounts received by TKB shareholders. Furthermore, TKB directors may be viewed as having breached their fiduciary duties to us or TKB’s creditors and/or may have acted in bad faith, thereby exposing themselves and TKB to claims, by paying TKB Public Shareholders from the Trust Account prior to addressing the claims of creditors. TKB cannot assure you that claims will not be brought against TKB for these reasons. TKB and its directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of TKB’s share premium account while TKB was unable to pay its debts as they fell due in the ordinary course of business would be guilty of an offense and may be liable for a fine and to imprisonment for five years in the Cayman Islands.

The SEC has recently issued proposed rules to regulate special purpose acquisition companies. Certain of the procedures that we, Wejo, or others may determine to undertake in connection with such proposals may increase our costs and the time needed to complete the Business Combination and may constrain the circumstances under which we could complete the Business Combination.
On March 30, 2022, the SEC issued proposed rules (the “SPAC Rule Proposals”) relating, among other items, to disclosures in SEC filings in connection with business combination transactions between special purpose acquisition companies (“SPACs”) such as us and private operating companies; the financial statement requirements applicable to transactions involving shell companies; the use of projections in SEC filings in connection with proposed business combination transactions; the potential liability of certain participants in proposed business combination transactions; and the extent to which SPACs could become subject to regulation under the Investment Company Act of 1940, as amended (the “Investment Company Act”), including a proposed rule that would provide SPACs a safe harbor from treatment as an investment company if they satisfy certain conditions that limit a SPAC’s duration, asset composition, business purpose and activities. The SPAC Rule Proposals have not yet been adopted and may be adopted in the proposed form or in a different form that could impose additional regulatory requirements on SPACs.
Certain of the procedures that we, Wejo, or others may determine to undertake in connection with the SPAC Rule Proposals, or pursuant to the SEC’s views expressed in the SPAC Rule Proposals, may increase the costs and time of negotiating and completing the Business Combination, and may make it more difficult to complete the Business Combination.
If TKB is deemed to be an investment company for purposes of the Investment Company Act, TKB would be required to institute burdensome compliance requirements and TKB’s activities would be severely restricted, and, as a result, TKB may abandon our efforts to consummate the Business Combination and liquidate. To mitigate the risk of that result, TKB intends to liquidate the securities held in the Trust Account prior to the 24-month anniversary of the IPO Registration Statement and instead hold all funds in the Trust Account in cash or an interest-bearing bank deposit account, which may earn less interest than we otherwise would have if the Trust Account had remained invested in U.S. government securities or money market funds.
As described further above, the SPAC Rule Proposals relate, among other matters, to the circumstances in which SPACs such as TKB could potentially be subject to the Investment Company Act and the regulations thereunder. The SPAC Rule Proposals would provide a safe harbor for such companies from the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act; provided that a SPAC satisfies certain criteria, including a limited time period to announce and complete a business combination. Specifically, to comply with the safe harbor, the SPAC Rule Proposals would require a company to file a report on Form 8-K announcing that it has entered into an agreement with a target company for a business combination no later than 18 months after the effective date of its registration statement for its initial public offering (the “IPO Registration Statement”). The company would then be required to complete a business combination no later than 24 months after the effective date of the IPO Registration Statement.
There is currently uncertainty concerning the applicability of the Investment Company Act to a SPAC. While the funds in the Trust Account have, since TKB’s IPO, been held only in U.S. government securities within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or money market funds meeting certain conditions of Rule 2a-7 of the Investment Company Act, it is possible that a claim could be made that TKB has been operating as an unregistered investment company, including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act. If TKB is deemed to be an investment company and subject to compliance with and regulation under the Investment Company Act, TKB’s activities would be severely restricted and we might be forced to abandon our efforts to complete an initial business combination and instead be required to liquidate TKB. If TKB is required to liquidate TKB, shareholders would not be able to realize the benefits of owning shares in Wejo or any other successor operating business, including the potential appreciation in the value of TKB Ordinary Shares and warrants following such a transaction, and TKB warrants would expire worthless. In addition, TKB would be subject to additional burdensome regulatory requirements and expenses for which TKB has not allotted funds.

To mitigate the risk of being deemed an investment company under the Investment Company Act, TKB intends to liquidate the securities held in the Trust Account prior to the 24-month anniversary of the IPO Registration Statement, and instead hold all funds in the Trust Account in cash or an interest-bearing bank deposit account, which may earn less interest than TKB otherwise would have if the Trust Account had remained invested in U.S. government securities or money market funds. This may mean that the amount of funds available for redemption would not increase, or would only minimally increase, thereby reducing the dollar amount TKB Public Shareholders would receive upon any redemption or liquidation of TKB. Alternatively, if TKB believes it may be deemed to be an investment company under the Investment Company Act, TKB may abandon our efforts to consummate the Business Combination and instead liquidate.
In addition, even prior to the 24-month anniversary of the effective date of its IPO Registration Statement, TKB may be deemed to be an investment company. The longer that the funds in the Trust Account are held in short-term U.S. government securities or in money market funds invested exclusively in such securities, there is a greater risk that TKB may be considered an unregistered investment company, in which case TKB may be required to liquidate. For so long as the funds in the Trust Account are held in short-term U.S. government securities or in money market funds invested exclusively in such securities, the risk that TKB may be considered an unregistered investment company and required to liquidate is greater than that of a special purpose acquisition company that has elected to liquidate such investments and to hold all funds in its Trust Account in cash (i.e., in one or more bank accounts).
Risks Related to the TKB Adjournment Proposal
If the TKB Adjournment Proposal is not approved, and a quorum is present but an insufficient number of votes have been obtained to approve the TKB Business Combination Proposal and TKB Merger Proposal, the TKB Board will not have the ability to adjourn the TKB Meeting to a later date in circumstances where such adjournment is necessary to permit the Business Combination to be approved.
If, at the TKB Meeting, the TKB Board determines that it would be in the best interests of TKB to adjourn the TKB Meeting to give TKB more time to consummate the Business Combination for whatever reason (such as if the TKB Business Combination Proposal or TKB Merger Proposal is not approved, or if additional time is needed to fulfill other closing conditions), the TKB Board will seek approval to adjourn the TKB Meeting to a later date or dates. If the TKB Adjournment Proposal is not approved, and a quorum is present but an insufficient number of votes have been obtained to approve the TKB Business Combination Proposal or the TKB Merger Proposal, the TKB Board will not have the ability to adjourn the TKB Meeting to a later date in order to solicit further votes or take other steps to cause the conditions to the Business Combination to be satisfied. In such event, the Business Combination would not be completed.
Risk Factors Related to Wejo’s Business
Wejo’s business will continue to be subject to the risks described in the sections entitled “Risk Factors” in the Wejo 2022 Annual Report and in other documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

COMPARATIVE MARKET PRICE, TICKER SYMBOL AND DIVIDEND INFORMATION
Wejo
Market Price and Ticker Symbol
Wejo Common Shares and warrants are each traded on the NASDAQ under the symbols “WEJO” and “WEJOW” respectively. The Wejo Common Shares and warrants began public trading on November 19, 2021 upon consummation of the business combination with Virtuoso. Prior to such date, the Virtuoso units had traded on the NASDAQ under the ticker symbol “VOSO” since January 26, 2021, the date in which Virtuoso consummated its initial public offering.
The closing price of Wejo Common Shares and warrants on January 9, 2023, the trading day prior to the public announcement of the Business Combination, was $0.58 and $0.04, respectively. As of April 10, 2023, the most recent practicable trading day immediately prior to the initial filing date of this joint proxy statement/prospectus, the closing price for each Wejo common share and warrant was $0.40 and $0.05, respectively.
Dividends of Wejo Securities
Wejo has not paid any cash dividends on its common shares to date and does not intend to declare or pay cash dividends prior to the completion of the Business Combination or in the foreseeable future. See “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities—Dividend Policy” in Item 5, Part II, in the Wejo 2022 Annual Report.
In addition, Wejo has entered and may enter into credit agreements or other borrowing arrangements in the future that will restrict its ability to declare or pay cash dividends or make distributions on its capital stock. Any future determination regarding the declaration and payment of dividends will be at the discretion of the Wejo board of directors and will depend on then-existing conditions, including Wejo’s results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors the board of directors of Wejo deems relevant.
TKB
Market Price and Ticker Symbol
The TKB Units, TKB Class A Shares and TKB Public Warrants are each traded on NASDAQ-GM under the symbols “USCTU,” “USCT” and “USCTW,” respectively. The TKB Units began public trading on October 27, 2021, and the TKB Class A Shares and TKB Public Warrants began public trading on December 17, 2021.
Market price information regarding the TKB Class B Shares is not provided here because there is no established public trading market for the TKB Class B Shares.
The closing price of the TKB Units, TKB Class A Shares and TKB Public Warrants on January 9, 2023, the trading day prior to the public announcement of the execution of the Business Combination Agreement, was $10.30, $10.33 and $0.03, respectively. As of April 10, 2023, the most recent practicable trading day immediately prior to the initial filing date of this joint proxy statement/prospectus, the closing price for the TKB Units, TKB Class A Shares and TKB Public Warrants was $10.40, $10.40 and $0.18, respectively.
Comparative Market Value of Securities
The following table shows the closing prices of TKB Class A Shares and Wejo Common Shares as reported on January 9, 2023, the trading day prior to public announcement of the Business Combination, on January 10, 2023, the date of the public announcement of the Business Combination, and on , 2023, the most recent practicable trading day before the distribution of this joint proxy statement/prospectus. This table also shows the implied value of the merger consideration proposed for each share of TKB Class A Share.

	TKB Class A Shares	Wejo Common Shares	Implied Value of Business Combination Consideration(1)
As of January 9, 2023	$10.33	$0.58	$10.52
As of January 10, 2023	$10.35	$0.60	$12.49
As of , 2023
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(1)Calculated by multiplying the closing price of Wejo Common Shares on the relevant date by the applicable exchange ratio. Such applicable exchange ratio calculated by dividing $11.25 by the volume weighted average price per Wejo Common Share for the fifteen (15) consecutive trading days through January 9, 2023, which was $0.62, January 10, 2023, which was $0.54, and , 2023 which was , as applicable.
The implied value of the Holdco Common Shares to be received by TKB shareholders presented above is for informational purposes only. The actual value of the Holdco Common Shares to be received by TKB shareholders will fluctuate with the market price of Wejo Common Shares and will be determined based on the volume weighted average price per share for the fifteen (15) consecutive trading days immediately preceding the second trading day prior to the TKB Meeting.
Because the market prices of Wejo Common Shares and warrants, TKB Units, TKB Class A Shares and TKB Public Warrants are subject to fluctuation and could vary at any time before the Business Combination, the number and market value of Holdco Common Shares and Holdco Warrants that each of the Wejo shareholders and warrant holders and TKB unit holders, shareholders and warrant holders, respectively, will be entitled to receive in the Business Combination may increase or decrease. Holders of Wejo Common Shares and warrants, TKB Units, TKB Class A Shares and TKB Public Warrants should obtain current market quotations for their securities and review carefully the other information contained or incorporated by reference in this joint proxy statement/prospectus and other documents filed with the SEC. For additional information, please the section titled “Where You Can Find More Information.”

EXTRAORDINARY GENERAL MEETING OF TKB
General
TKB is furnishing this joint proxy statement/prospectus to its shareholders as part of the solicitation of proxies by the TKB Board for use at the TKB Meeting, and at any adjournment or postponement thereof. This joint proxy statement/prospectus provides TKB shareholders with information they need to know to be able to vote or direct their vote to be cast at the TKB Meeting.
Date, Time and Place of the TKB Meeting
The TKB Meeting will be held virtually at                   a.m. Eastern Time, on                    , 2023 via live webcast at                   . For the purposes of Cayman Islands law and the Cayman Constitutional Documents, the physical location of the TKB Meeting will be at the offices of White & Case LLP at 1221 Avenue of the Americas, New York, New York 10020.
Purpose of the TKB Meeting
At the TKB Meeting, TKB is asking holders of TKB Ordinary Shares to consider and vote upon:
•the TKB Business Combination Proposal. A copy of the Business Combination Agreement is attached to this joint proxy statement/prospectus as Annex A;
•the TKB Merger Proposal. A copy of the Plan of Merger is attached to this joint proxy statement/prospectus as Annex H; and
•if presented, the TKB Adjournment Proposal.
Each of the TKB Business Combination Proposal and TKB Merger Proposal is cross-conditioned on the approval of the other. The TKB Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this joint proxy statement/prospectus.
Recommendation of the TKB Board
The TKB Board believes that the TKB Business Combination Proposal, the TKB Merger Proposal and the TKB Adjournment Proposal are in the best interest of TKB and TKB’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the TKB Business Combination Proposal, “FOR” the approval of the TKB Merger Proposal, and “FOR” the approval of the TKB Adjournment Proposal, if presented at the TKB Meeting.
The existence of financial and personal interests of one or more of TKB’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of TKB and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, TKB’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination — Certain Benefits of TKB’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.
Record Date; Who is Entitled to Vote
TKB shareholders will be entitled to vote or direct votes to be cast at the TKB Meeting if they owned TKB Ordinary Shares at the close of business on                   , 2023, which is the “Record Date” for the TKB Meeting. Shareholders will have one vote for each TKB Ordinary Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. TKB Warrants do not have voting rights. As of the close of business on the TKB Record Date, there were                    TKB Ordinary Shares issued and outstanding, of which                   were issued and outstanding Public Shares, with the rest being held by the TKB Insiders.

The Insiders have agreed to, among other things, vote in favor of the Business Combination and waive their Redemption Rights in connection with the consummation of the Business Combination with respect to any TKB Ordinary Shares held by them. The TKB Ordinary Shares held by the Insiders will be excluded from the pro rata calculation used to determine the per-share Redemption Price. As of the date of this joint proxy statement/prospectus, the TKB Insiders own approximately 51% of the issued and outstanding TKB Ordinary Shares.
Quorum
A quorum of TKB shareholders is necessary to hold a valid meeting. The presence, in person (including virtually) or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy, at the TKB Meeting of the holders of a majority of the outstanding TKB Ordinary Shares entitled to vote as of the Record Date at the TKB Meeting shall constitute a quorum for the conduct of business at the TKB Meeting. As of the Record Date for the TKB Meeting,                    TKB Ordinary Shares would be required to achieve a quorum.
Abstentions and Broker Non-Votes
Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to TKB but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares voted on the matter. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. TKB believes all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction.
Vote Required for Approval
The approval of the TKB Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the TKB Ordinary Shares, who, being present in person (including virtually) or by proxy and entitled to vote at the TKB Meeting, vote at the TKB Meeting. The approval of the TKB Merger Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds (2/3) of the TKB Ordinary Shares entitled to vote, who, being present in person (including virtually) or represented by proxy and entitled to vote at the TKB Meeting, vote at the TKB Meeting. Each of the TKB Business Combination Proposal and TKB Merger Proposal are cross-conditioned upon the approval of each other.
The approval of the TKB Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the TKB Ordinary Shares, who, being present in person (including virtually) or represented by proxy and entitled to vote at the TKB Meeting, vote at the TKB Meeting. The TKB Adjournment Proposal is not conditioned upon any other proposal.
Voting Your Shares
Each TKB Class A Share and each TKB Class B Share that you own in your name entitles you to one vote. Your proxy card shows the number of TKB Ordinary Shares that you own.
If you are a record owner of your shares, there are two ways to vote your TKB Ordinary Shares at the TKB Meeting:
You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by TKB’s board “FOR” the approval of the TKB Business Combination Proposal, “FOR” the approval of the TKB Merger Proposal, and “FOR” the approval of the TKB Adjournment Proposal, if presented to the TKB Meeting. Votes received after a matter has been voted upon at the TKB Meeting will not be counted.

You Can Attend the TKB Meeting and Vote in Person.
•If your shares are registered in your name with the Transfer Agent and you wish to attend the TKB Meeting in person (including virtually), go to                    , enter the 12-digit control number included on your proxy card or notice of the TKB Meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the TKB Meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to attend virtually. If you would like to attend in person at the physical location of the TKB Meeting, at the offices of White & Case LLP, 1221 Avenue of the Americas, New York, NY 10021, you must pre-register.
•Beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the TKB Meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their TKB Ordinary Shares and email a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial shareholders who email a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the TKB Meeting. After contacting the Transfer Agent, a beneficial holder will receive an email prior to the TKB Meeting with a link and instructions for entering the TKB Meeting. Beneficial shareholders should contact the Transfer Agent at least five business days prior to the TKB Meeting date in order to ensure access.
If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the meeting and vote in person or online and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way TKB can be sure that the broker, bank or nominee has not already voted your shares.
Revoking Your Proxy
If you are a TKB shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:
•you may send another proxy card with a later date;
•you may notify Angela Blatteis, Co-Chief Executive Officer and Chief Financial Officer of TKB, in writing before the meeting that you have revoked your proxy; or
•you may attend the TKB Meeting, revoke your proxy, and vote, as indicated above.
If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.
Who Can Answer Your Questions About Voting Your Shares
If you are a shareholder and have any questions about how to vote or direct a vote in respect of your TKB Ordinary Shares, you may contact                 , our proxy solicitor, by calling                 , or banks and brokers can call collect at                 , or by emailing                 .
Redemption Rights
Pursuant to the Cayman Constitutional Documents, a TKB Public Shareholder may request of TKB that TKB redeem all or a portion of its Public Shares for cash if the Business Combination is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:
(a)(i) hold Public Shares or (ii) hold Public Shares through TKB Units and elect to separate your TKB Units into the underlying Public Shares and TKB Public Warrants prior to exercising your Redemption Rights with respect to the Public Shares;

(b)submit a written request to the Transfer Agent, including the legal name, phone number and address of the beneficial owner of the Public Shares for which redemption is requested that TKB redeem all or a portion of your Public Shares for cash; and
(c)tender or deliver the certificates for your Public Shares (if any) along with the redemption forms to the Transfer Agent, physically or electronically through DTC.
Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on                   , 2023 (two business days before the scheduled date of the TKB Meeting) in order for their Public Shares to be redeemed.
TKB Public Shareholders may elect to redeem all or a portion of the Public Shares held by them, regardless of if or how they vote in respect of the TKB Business Combination Proposal or TKB Merger Proposal, and regardless of whether they hold Public Shares on the TKB Record Date. Holders of TKB Units must elect to separate Units held by them into the underlying Public Shares and Public Warrants prior to exercising their Redemption Rights with respect to the Public Shares. If the Business Combination is not consummated, the Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a TKB Public Shareholder properly exercises its Redemption Rights to redeem all or a portion of the Public Shares that it holds and timely tenders or delivers the certificates for its shares (if any) along with the redemption forms to the Transfer Agent, TKB will redeem such Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account including interest earned on the Trust Account (net of taxes paid or payable, if any), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes as of March 31, 2023, this would have amounted to approximately $10.47 per issued and outstanding Public Share. If a TKB Public Shareholder exercises its Redemption Rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares.
If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or tendered or delivered electronically. Public Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or tendering or delivering them through DTC’s DWAC (deposit withdrawal at custodian) system. The Transfer Agent will typically charge the tendering broker $80 and it would be up to the broker to decide whether to pass this cost on to the redeeming shareholder. In the event the Business Combination is not consummated this may result in an additional cost to shareholders for the return of their Public Shares.
Any request for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with TKB’s consent, until the Closing. Furthermore, if a holder of a Public Share tenders or delivers its share certificates (if any) along with the redemption forms in connection with an election of its Redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that TKB permit the withdrawal of the Redemption request and instruct the Transfer Agent to return the certificate (physically or electronically). The holder can make such request by contacting the Transfer Agent at the address or email address listed in this joint proxy statement/prospectus.
Any corrected or changed written exercise of Redemption Rights must be received by the Transfer Agent at least two business days prior to the vote taken on the TKB Business Combination Proposal at the TKB Meeting. No request for Redemption will be honored unless the holder’s Public Shares have been tendered or delivered (either physically or electronically) to the Transfer Agent at least two business days prior to the scheduled vote at the TKB Meeting.
Notwithstanding the foregoing, a TKB Public Shareholder, together with any affiliate of such TKB Public Shareholder or any other person with whom such TKB Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares without TKB’s prior consent. Accordingly, if a TKB Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The TKB Insiders have agreed to, among other things, vote in favor of the Business Combination and waive their Redemption Rights in connection with the consummation of the Business Combination with respect to any TKB Ordinary Shares held by them. The TKB Ordinary Shares held by the TKB Insiders will be excluded from the pro rata calculation used to determine the per-share Redemption Price. As of the date of this joint proxy statement/prospectus, the TKB Insiders own approximately 51% of the issued and outstanding TKB Ordinary Shares.
Holders of TKB Warrants will not have Redemption Rights with respect to the warrants.
The closing price of Public Shares on                    , 2023, the most recent practicable date prior to the date of this joint proxy statement/prospectus, was $                   . As of March 31, 2023, funds in the Trust Account totaled approximately $57.2 million and were comprised entirely of U.S. government treasury obligations with a maturity of 185 days or less or of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, or approximately $10.00 per issued and outstanding TKB Public Share.
Prior to exercising Redemption Rights, TKB Public Shareholders should verify the market price of the Public Shares as they may receive higher proceeds from the sale of their Public Shares in the public market than from exercising their Redemption Rights if the market price per share is higher than the Redemption Price. TKB cannot assure its shareholders that they will be able to sell their Public Shares in the open market, even if the market price per share is higher than the Redemption Price, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their Public Shares.
TKB Shareholders Appraisal Rights and Dissenters’ Rights
Under section 238 of the Cayman Companies Act, holders of TKB Ordinary Shares will have the right to dissent from the TKB Merger. In this this joint proxy statement/prospectus, these rights are sometimes referred to as “appraisal rights” or “dissenters’ rights”. Holders of TKB Ordinary Shares wishing to exercise such dissenters’ rights and make a demand for payment of the ‘fair value’ for their TKB Ordinary Shares must give written notice of their objection to the TKB Merger to TKB prior to the TKB Meeting, or at the TKB Meeting but before the vote on the Business Combination and follow the procedures set out in Section 238 of the Cayman Companies Act.
TKB shareholders should, however, take note of the following:
(a)                   a holder of TKB Ordinary Shares who dissents must elect to dissent in respect of all of their TKB Ordinary Shares and will lose their right to exercise Redemption Rights as described herein; and
(b)                   these appraisal rights may subsequently be lost and extinguished, including where the parties determine to delay the consummation of the TKB Merger in order to invoke the limitation on rights of dissenters under section 239(1) of the Cayman Companies Act, in which event any TKB shareholder who has sought to exercise dissent rights would receive the merger consideration comprising Holdco Common Shares in accordance with the terms of the Business Combination Agreement.
The TKB Board are of the view that the ‘fair value’ of the TKB Ordinary Shares for the purposes of these appraisal rights will be equal to their redemption value and, accordingly, any holder of TKB Ordinary Shares who wishes to dissent from the Business Combination should exercise their Redemption Rights rather than any appraisal rights.
See the section entitled “Appraisal Rights and Dissenters’ Rights” for more information.
Proxy Solicitation
TKB is soliciting proxies on behalf of the TKB Board. This solicitation is being made by mail but also may be made by telephone or in person. TKB and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. TKB will file with the SEC all scripts and other electronic communications as proxy soliciting materials. TKB will bear the cost of the solicitation.

TKB has engaged                 to assist in the solicitation process and will pay                 a fee of                 , plus disbursements.
TKB will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. TKB will reimburse them for their reasonable expenses.

SPECIAL MEETING OF SHAREHOLDERS OF WEJO
General
This joint proxy statement/prospectus is being mailed on or about                    , 2023 to holders of record of Wejo Common Shares as of the close of business on                    , 2023 and constitutes notice of the Wejo Special Meeting in conformity with the requirements of Bermuda and the bye-laws of Wejo, which are referred to as the Wejo bye-laws. Wejo shareholders are encouraged to read the entire document carefully, including the annexes to and documents incorporated by reference into this document, for more detailed information regarding the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement.
Date, Time and Place
The Wejo Special Meeting will be held completely virtual on                     , 2023 at 10:00 Eastern Time via live webcast at                    .
Purpose of the Wejo Special General Meeting
At the Special General Meeting, TKB is asking holders of TKB Ordinary Shares to consider and vote upon:
Proposal No. 1 -  Wejo Business Combination Proposal - to approve and adopt the Business Combination Agreement, dated January 10, 2023 (as it may be amended from time to time) and the transactions contemplated thereby, by and among Wejo, TKB Critical Technologies 1, a Cayman Island exempted company limited by shares, Green Merger Subsidiary Limited, a Cayman Islands exempted company limited by shares and a direct, wholly-owned subsidiary of Wejo and, upon execution of a joinder to the Business Combination Agreement, each of Wejo Holdings Ltd., a Bermuda exempted company limited by shares and a direct, wholly-owned subsidiary of Wejo and Wejo Acquisition Company Ltd., a Bermuda exempted company limited by shares and a direct, wholly-owned subsidiary of Holdco. Pursuant to the Business Combination Agreement, (i) on January 16, 2023, Wejo transferred all of its equity interests in Merger Sub 1 to Holdco; (ii) Merger Sub 1 will merge with and into TKB, with TKB continuing as the surviving company, following which each TKB ordinary share will be converted into the right to receive Holdco common shares based on a floating exchange ratio; and (iii) Merger Sub 2 will merge with and into Wejo, with Wejo continuing as the surviving company (the “Wejo Merger” and, together with the TKB Merger, the “Business Combination”), following which each common share of Wejo will be converted into the right to receive one Holdco Common Share, each Wejo Warrant will be assumed by Holdco and represent a warrant to acquire a Holdco Common Share, and each Wejo Share Option and Wejo RSU will be converted into a Holdco Share Option or a Holdco RSU, as applicable to purchase a number of Holdco Common Shares equal to the number of Wejo Common Shares subject to such Wejo Share Option or Wejo RSU, as applicable; so that, immediately following completion of the Business Combination, each of Wejo and TKB will become a wholly-owned subsidiary of Holdco.
Proposal No. 2 -  Wejo Adjournment Proposal - to approve the adjournment of the Wejo Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Wejo Special Meeting to approve the Wejo business combination proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Wejo shareholders.
Recommendation of the Wejo Board of Directors
The Wejo Board unanimously recommends that Wejo shareholders vote:
•Wejo Proposal #1: “FOR” the Wejo Business Combination Proposal; and
•Wejo Proposal #2: “FOR” the Wejo Adjournment Proposal.

After careful consideration, the Wejo Board (1) adopted and approved the Business Combination Agreement and the consummation of the transactions upon the terms and conditions set forth in the Business Combination Agreement, (2) determined that the terms of the Business Combination Agreement, the mergers and the other transactions are fair to, and in the best interests of, Wejo and its shareholders, (3) directed that the Wejo proposals be submitted to the shareholders of Wejo for adoption, (4) recommended that the shareholders of Wejo approve the Wejo proposals and (5) declared that the Wejo proposals are advisable.
See also the section entitled “The Business Combination” of this joint proxy statement/prospectus for additional information.
Record Date and Quorum
The record date to determine who is entitled to receive notice of and to vote at the Wejo Special Meeting is                   , 2023. As of the close of business on the Wejo Record Date, there were                 of Wejo Common Shares outstanding. The holders of Wejo warrants have no voting rights with respect to such securities.
A quorum of shareholders is necessary to conduct the Wejo Special Meeting. The holders of the outstanding Wejo Common Shares representing a majority of the voting power of all outstanding shares of Wejo Common Shares entitled to vote at such meeting are present in person or by proxy. In the absence of a quorum, the chair of the Wejo Special Meeting may adjourn the meeting until a quorum shall attend. As of the Wejo Record Date,                   shares of Wejo Common Shares would be required to achieve a quorum.
Required Vote
The following votes are required for each of the Proposals at the Wejo Special Meeting:
•Wejo Business Combination Proposal: Wejo may consummate the Wejo Business Combination only if it is approved by the affirmative vote of holders of a majority of holders of Wejo Common Shares that are present and voting at a quorate general meeting.
•Wejo Adjournment Proposal: The approval of the Wejo Adjournment Proposal requires the affirmative vote of holders of a majority of holders of Wejo Common Shares that are present and voting at a quorate general meeting.
Voting Procedures
Any holder of record of Wejo Common Shares on the Wejo Record Date may vote remotely at the Wejo Special Meeting or by submitting a proxy for the Wejo Special Meeting. The Wejo Special Meeting will be a completely virtual meeting of shareholders, which will be conducted via live webcast. You will be able to attend the Wejo Special Meeting online, and vote during the Wejo Special Meeting by visiting                   and entering the control number on your proxy card. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope.
If you hold shares in “street name” with a broker, bank or other custodian, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the meeting and vote remotely, obtain a proxy from your broker, bank or nominee and a control number from Continental Stock Transfer & Trust Company, available once you have received your proxy by emailing proxy@continentalstock.com.
Shares for which a broker does not have the authority to vote are recorded as “broker non-votes” and are not counted in the vote by stockholders. Thus, if you hold your shares in street name and you do not instruct your broker on how to vote at the Special Meeting, votes may not be cast on your behalf. Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the Wejo Special Meeting.

Treatment of Abstentions Failure to Vote
Abstentions are considered present for purposes of establishing a quorum. Abstentions will have the same effect as a vote “AGAINST” the Proposals.
Revocability of Proxies and Changes to a Wejo Shareholder’s Vote
Wejo shareholders of record may send a later-dated, signed proxy card to Wejo’s transfer agent at the address set forth at the end of this section so that it is received prior to the vote at the Wejo Special Meeting or attend the Wejo Special Meeting by visiting                   , entering the control number on your proxy card and voting. Shareholders also may revoke their proxy by sending a notice of revocation to Wejo’s transfer agent, which must be received by Wejo’s transfer agent prior to the vote at the Wejo Special Meeting.
Solicitation of Proxies
Wejo will bear the cost of its solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to the beneficial owners of outstanding Wejo Common Shares. Wejo may solicit proxies via the Internet, or by mail, personal interview, email or telephone. Wejo has retained MacKenzie Partners, Inc., a proxy solicitation firm, to assist it in the solicitation of proxies for the special general meeting and will pay MacKenzie Partners, Inc. a fee of approximately                 plus costs and expenses. In addition, Wejo has agreed to indemnify MacKenzie Partners, Inc. against certain liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions). Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.
Attending the Wejo Special Shareholder Meeting
Shareholders can attend the Wejo Special Meeting via the Internet by visiting                    . You will need the voter control number included on your proxy card in order to be able to vote your shares during the Wejo Special Meeting. If you do not have a voter control number, you will be able to listen to the meeting only, and you will not be able to vote during the Wejo Special Meeting.
Appraisal Rights
To the extent available under the Bermuda Companies Act, the shares of each holder of Wejo Common Shares issued and outstanding as of the Wejo Record Date who did not vote in favor of the Business Combination, and has not been satisfied that it has been offered fair value for its Wejo Common Shares and who shall have validly complied with all other provisions of the Bermuda Companies Act concerning the right of holders of Wejo Common Shares to require appraisal of their Wejo Common Shares pursuant to Bermuda law, shall be cancelled (but shall not entitle their holders to receive the Holdco Common Shares) and shall be converted into the right to receive the fair value thereof under Section 106 of the Bermuda Companies Act.
Dissenting Wejo Shareholders will have the right under Section 106(6) of the Bermuda Companies Act to apply to the Supreme Court of Bermuda for an appraisal of the fair value of their Wejo Common Shares within one month from the giving of notice convening the Wejo Special Meeting. The notice of the Special Meeting accompanying this joint proxy statement/prospectus constitutes such notice. The right to make this demand is known as “appraisal rights.” Shareholders of Wejo who wish to exercise their appraisal rights must: (i) not vote affirmatively in favor of the Business Combination and (ii) apply to the Supreme Court of Bermuda to appraise the fair value of such holder’s Wejo Common Shares within the requisite one-month period of the giving of the notice of the meeting at which the Business Combination will be voted upon. For additional information regarding appraisal rights, please see the section entitled “Appraisal Rights and Dissenters’ Rights” which includes the complete text of the applicable sections of the Bermuda Companies Act.
The Wejo Common Shares owned by any Dissenting Wejo Shareholder who fails to perfect or who effectively withdraws or otherwise loses its dissenters’ rights under the Bermuda Companies Act shall cease to be Wejo

Dissenting Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Closing, the right to receive Holdco Common Shares.
Wejo Shares Held by Wejo Officers and Directors
The following table sets forth certain information with respect to holdings of Wejo Common Shares by (i) shareholders who beneficially owned more than 5% of the outstanding Wejo Common Shares and (ii) each of Wejo’s directors (which includes all nominees), each of Wejo’s executive officers and all directors and executive officers of Wejo as a group as of December 31, 2022, unless otherwise indicated.
The number of shares beneficially owned by each shareholder is determined under rules issued by the SEC and includes voting or investment power with respect to securities. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Unless otherwise indicated, the address of all listed shareholders is c/o Wejo Group Limited, Canon’s Court, 22 Victoria Street, Hamilton, H12, D0, HM12. Each of the shareholders listed has sole voting and investment power with respect to the shares beneficially owned by the shareholder unless noted otherwise.
We have based our calculation of the percentage of beneficial ownership on 109,461,562 Wejo Common Shares outstanding as of December 31, 2022, as disclosed in the Wejo 2022 Annual Report.

	Number of shares beneficially owned	Percentage of shares beneficially owned
5% or Greater Shareholders
General Motors Entities (1)	22,438,927	19.99%
Apollo Entities (2)	5,585,583	5.10%
Sompo Holdings, Inc. (3)	10,301,760	9.21%
Richard Barlow (4)	8,640,380	7.89%
Executive Officers and Directors
Diarmid Ogilvy (5)	3,096,097	2.83%
Timothy E. Lee (6)	3,480,933	3.18%
John T. Maxwell (7)	312,169	*
Mina Bhama (8)	342,889	*
Den Power (9)	215,351	*
Sarah J. Larner (10)	370,373	*
Samuel Hendel (11)	277,328	*
Ann M. Schwister (12)	133,017	*
David Jack	—	*
Lawrence Burns (12)	133,017	*
Benoit Joly	17,083	*
All executive officers and directors as a group (12 individuals)	17,018,637	15.54%
__________________
*Beneficial ownership of less than 1%.
(1)Reflects beneficial ownership by the GM Entities as of December 22, 2022, as reported on Schedule 13G/A filed with the SEC on December 22, 2022 (the “GM Schedule 13G/A”), reporting shared voting and shared dispositive power over (i) 18,781,681 Wejo Common Shares, (ii) the GM Convertible Note issued on December 16, 2022, in an aggregate principal amount of $10,000,000 and convertible, in whole or in part, at the option of GM Holdings into up to 12,449,734 Wejo Common Shares, at a conversion price of $0.80323 per Wejo Common Share, subject to adjustment and subject to the GM Blocker described below, and (iii) the GM Warrant issued on December 16, 2022, exercisable, in whole or in part, at the option of GM Holdings, to purchase up to 1,190,476 Wejo Common Shares at an exercise price of $0.75112 per Wejo Common Share, subject to adjustment and subject to GM Blocker described below. Each of the GM Convertible Note and the GM Warrant contains a “blocker” provision, which prohibits the conversion of any portion of the GM Convertible Note or the exercise of any portion of the GM Warrant if, after giving effect to such conversion and/or exercise, the holder together with the other Attribution Parties (as defined in the GM Convertible Note and the GM Warrant) would beneficially own in excess of 19.99% of the outstanding Wejo Common Shares. As of the date of the GM Schedule 13G/A, based on 108,593,517 Wejo Common Shares outstanding (as reported in Wejo’s Quarterly Report on Form 10-Q, filed with the SEC on November 21, 2022), and 18,781,681 Wejo Common Shares owned by GM Holdings and any Attribution Parties, the GM Convertible Note could be converted, and the GM Warrant could be exercised, for an aggregate of up to 3,657,246 Wejo Common Shares. Accordingly, the GM Schedule 13G/A reported beneficial ownership by the GM Entities of an aggregate of 22,438,927 Wejo Common Shares. The business address of the GM Entities is 300 Renaissance Center, Detroit, MI, 48265.
(2)Reflects beneficial ownership of, shared voting, and shared dispositive power for the following entities (collectively, the “Apollo Entities”) as reported on Schedule 13G/A filed with the SEC on February 14, 2023: (i) Apollo Atlas Master Fund, LLC (“Atlas”) - 223,331; (ii) Apollo Atlas Management, LLC (“Atlas Management”) - 223,331; (iii) Apollo PPF Credit Strategies, LLC (“PPF Credit Strategies”) - 595,711; (iv) Apollo Credit Strategies Master Fund Ltd. (“Credit Strategies”) - 2,532,303; (v) Apollo ST Fund Management LLC (“ST Management”) - 2,532,303; (vi) Apollo ST Operating LP (“ST Operating”) - 2,532,303; (vii) Apollo ST Capital LLC (“ST Capital”) - 2,532,303; (viii) ST Management Holdings, LLC (“ST Management Holdings”) - 2,532,303; (ix) Apollo A-N Credit Fund (Delaware), L.P. (“A-N Credit”) - 0; (x) Apollo A-N Credit Management, LLC (“A-N Credit Management”) - 0; (xi) Apollo SPAC Fund I, L.P. (“SPAC Fund I”) - 2,234,238; (xii) Apollo SPAC Management I, L.P. (“SPAC Management I”) - 2,234,238; (xiii) Apollo SPAC Management I GP, LLC (“SPAC Management I GP”) - 2,234,238; (xiv) Apollo Capital Management, L.P. (“Capital Management”) - 5,585,583; (xv) Apollo Capital Management GP, LLC (“Capital Management GP”) - 5,585,583; (xvi) Apollo Management Holdings, L.P. (“Management Holdings”) - 5,585,583 and (xvii) Apollo Management Holdings GP, LLC (“Management Holdings GP”) - 5,585,583, each as of December 31, 2022. None of the Apollo Entities have sole power to vote or direct the vote or sole power to dispose or to direct the disposition of any of their holdings reported. The business address of each of Atlas, PPF Credit Strategies, A-N Credit, and SPAC Fund I is One Manhattanville Road, Suite 201, Purchase, New York 10577. The business address of Credit Strategies is c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman, KY-9008, Cayman Islands. The business address of each of Atlas Management, ST Management, ST Operating, ST Capital, ST Management Holdings, A-N Credit Management, SPAC Management I, SPAC Management I GP, Capital Management, Capital Management GP, Management Holdings, and Management Holdings GP is 9 W. 57th Street, 43rd Floor, New York, New York 10019.
(3)Reflects beneficial ownership by Sompo Holdings, Inc. (“Sompo”) as of July 29, 2022, as reported on Schedule 13G filed with the SEC on July 29, 2022, including (a) 500,000 Wejo Common Shares held directly by Sompo, (b) 7,351,320 Wejo Common Shares acquired by SOMPO Light Vortex, Inc. (“SLV” and, together with Sompo, the “Sompo Entities”), a direct wholly-owned subsidiary of Sompo, in a private placement on July 29, 2022, and (c) 2,450,440 Wejo Common Shares subject to an outstanding Wejo Warrant exercisable by SLV within 60 days of July 29, 2022, and reporting sole voting and dispositive power over 500,000 Wejo Common Shares and shared voting and dispositive power over 9,801,760 Wejo Common Shares. The business address of the Sompo Entities is 26-1 Nishi-Shinjuku 1-chome, Shinjuku-ku, 160-8338, Tokyo, Japan.
(4)Reflects beneficial ownership by Mr. Barlow as of December 31, 2022, as reported on Schedule 13G/A filed with the SEC on February 3, 2023, reporting sole voting and dispositive power over 8,640,380 Wejo Common Shares, including a Wejo Warrant exercisable, in whole or in part, at the option of Mr. Barlow, to purchase up to 49,009 Wejo Common Shares at an exercise price of $1.564345 per Wejo Common Share.
(5)Includes 80,210 Wejo Common Shares held by Fleury Capital Ltd. Mr. Ogilvy resigned from Wejo’s Board of Directors effective as of February 28, 2023.
(6)Includes (a) 107,634 Wejo Common Shares held by Calibogue Capital Fund One LLC, as to which Mr. Lee has shared voting and investment power and in respect of which Mr. Lee disclaims such beneficial ownership, and (b) a Wejo Warrant exercisable, in whole or in part, at the option of Mr. Lee, to purchase up to 24,504 Wejo Common Shares at an exercise price of $1.564345 per Wejo Common Share.
(7)Includes (a) 156,583 Wejo Common Shares that can be acquired upon the exercise of options exercisable on December 31, 2022, or within 60 days thereafter; (b) a Wejo Warrant exercisable, in whole or in part, at the option of Mr. Maxwell, to purchase up to 12,252 Wejo Common Shares at an exercise price of $1.564345 per Wejo Common Share; and (c) the following securities held by Mr. Maxwell’s wife, which he is deemed to indirectly beneficially own: (i) 36,757 Wejo Common Shares; and (ii) a Wejo Warrant exercisable, in whole or in part, at the option of Mrs. Maxwell, to purchase up to 12,252 Wejo Common Shares at an exercise price of $1.564345 per Wejo Common Share.
(8)Includes 87,500 Wejo Common Shares that can be acquired upon the exercise of options exercisable on December 31, 2022, or within 60 days thereafter.
(9)Includes 87,500 Wejo Common Shares that can be acquired upon the exercise of options exercisable on December 31, 2022, or within 60 days thereafter.
(10)Includes 109,375 Wejo Common Shares that can be acquired upon the exercise of options exercisable on December 31, 2022, or within 60 days thereafter.
(11)Includes a Wejo Warrant exercisable, in whole or in part, at the option of Mr. Hendel, to purchase up to 12,252 Wejo Common Shares at an exercise price of $1.564345 per Wejo Common Share.
(12)Includes a Wejo Warrant exercisable, in whole or in part, at the option of Ms. Schwister or Mr. Burns, as applicable, to purchase up to 24,504 Wejo Common Shares at an exercise price of $1.564345 per Wejo Common Share.

Assistance
If you need assistance voting or in completing your proxy card or have questions regarding the Wejo Special Meeting, please contact               , the proxy solicitation agent for Wejo:

Email:

Call Collect:

Toll-Free:

TKB PROPOSAL #1: TKB BUSINESS COMBINATION PROPOSAL
TKB is asking its shareholders to approve by ordinary resolution the adoption and approval of the Business Combination Agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A. The Business Combination Agreement provides for, among other things, the Merger of Merger Sub 1 with and into TKB, with TKB surviving the TKB Merger, and the Merger of Merger Sub 2 with Wejo, with Wejo surviving the Wejo Merger, so that, immediately following the completion of the Business Combination, each of Wejo and TKB will become a wholly-owned subsidiary of Holdco in accordance with the terms and subject to the conditions of the Business Combination Agreement as more fully described elsewhere in this joint proxy statement/prospectus.
Upon the completion of the Business Combination, TKB shareholders will become Holdco shareholders and TKB warrant holders will hold warrants exercisable for Holdco Common Shares. The rights of Holdco shareholders will be governed by the organizational documents of Holdco. The rights associated with TKB Ordinary Shares and TKB Warrants are different from the rights associated with Holdco Common Shares and Holdco Warrants. Please see “Comparison of Rights of Holders of Holdco Common Shares and TKB Ordinary Shares.”
TKB shareholders should carefully read this joint proxy statement/prospectus in its entirety for more detailed information concerning the TKB Merger and the Business Combination. Please see the sections entitled “The Business Combination,” “The Business Combination Agreement,” and “Related Agreements” for additional information about the TKB Merger and Business Combination and a summary of certain terms of the Business Combination Agreement and related agreements. You are urged to read carefully the Business Combination Agreement in its entirety before voting on the TKB Business Combination Proposal.
Vote Required for Approval
The Closing is conditioned on approval of the TKB Business Combination Proposal. Additionally, each of the TKB Business Combination Proposal and the TKB Merger Proposal is cross-conditioned on the approval of each other. If any one of these proposals is not approved by TKB shareholders, the Business Combination shall not be consummated.
The approval of the TKB Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the TKB Ordinary Shares, who, being present in person (including virtually) or represented by proxy and entitled to vote at the TKB Meeting, vote at the TKB Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the TKB Meeting and otherwise will have no effect on the TKB Business Combination Proposal because the TKB Business Combination Proposal requires the affirmative vote of a majority of votes cast and an abstention and broker non-vote is not a vote cast.
Full Text of Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that TKB’s entry into the Business Combination Agreement, pursuant to which, among other things, (i) the TKB Merger will occur, and (ii) the Wejo Merger will occur, so that, immediately following the Closing, each of Wejo and TKB will become a wholly-owned subsidiary of Holdco, in accordance with the terms and subject to the conditions of the Business Combination Agreement, be approved, ratified and confirmed in all respects.”
Recommendation of the TKB Board
THE TKB BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE TKB BUSINESS COMBINATION PROPOSAL.
The existence of financial and personal interests of TKB’s directors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of TKB and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination — Certain Benefits of TKB’s Directors and Officers and Others in the Business Combination” for a further discussion.

TKB PROPOSAL #2: TKB MERGER PROPOSAL
TKB is asking its shareholders to approve by special resolution the adoption and approval of the TKB Plan of Merger, a copy of which is attached to this joint proxy statement/prospectus as Annex H.
TKB shareholders should carefully read this joint proxy statement/prospectus in its entirety for more detailed information concerning the TKB Merger. Please see the sections entitled “The Business Combination,” “The Business Combination Agreement,” and “Related Agreements” for additional information about the TKB Merger and Business Combination and a summary of certain terms of the Business Combination Agreement and related agreements. You are urged to read carefully the Business Combination Agreement in its entirety before voting on the TKB Merger Proposal.
Vote Required for Approval
The Closing is conditioned on approval of the TKB Merger Proposal. Additionally, each of the TKB Business Combination Proposal and the TKB Merger Proposal is cross-conditioned on the approval of each other. If any one of these proposals is not approved by TKB shareholders, the Business Combination shall not be consummated.
The approval of the TKB Merger Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds (2/3) of the TKB Ordinary Shares, who, being present in person (including virtually) or represented by proxy and entitled to vote at the TKB Meeting, vote at the TKB Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the TKB Meeting and otherwise will have no effect on the TKB Merger Proposal because the TKB Merger Proposal requires the affirmative vote of a majority of at least two-thirds (2/3) of votes cast and an abstention and broker non-vote is not a vote cast.
Full Text of Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as a special resolution that the TKB Merger and the TKB Plan of Merger, a copy of which is included as Annex H to the accompanying joint proxy statement/prospectus, and any and all transactions provided for in the TKB Plan of Merger, including, without limitation the TKB Merger, be approved and authorized in all respects.”
Recommendation of the TKB Board
THE TKB BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE TKB MERGER PROPOSAL.
The existence of financial and personal interests of TKB’s directors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of TKB and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination — Certain Benefits of TKB’s Directors and Officers and Others in the Business Combination” for a further discussion.

TKB PROPOSAL #3: TKB ADJOURNMENT PROPOSAL
The TKB Adjournment Proposal allows the TKB Board to submit a proposal to approve, by ordinary resolution, the adjournment of the TKB Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that, based on the tabulated votes, there are not sufficient votes at the time of the TKB Meeting to approve one or more of the proposals at the TKB Meeting, or otherwise in connection with the Business Combination Agreement and the TKB Merger. The purpose of the TKB Adjournment Proposal is to permit further solicitation of proxies and votes and to provide additional time for the Sponsor, TKB and their members and shareholders, respectively, to make purchases of TKB Ordinary Shares or other arrangements that would increase the likelihood of consummating the Business Combination. See “The Business Combination — Interests of TKB’s Board of Directors and Executive Officers in the Transaction”.
Consequences if the TKB Adjournment Proposal is Not Approved
If the TKB Adjournment Proposal is presented to the TKB Meeting and is not approved by the TKB shareholders, the TKB Board may not be able to adjourn the TKB Meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the TKB Meeting to approve the TKB Business Combination Proposal and TKB Merger Proposal, or otherwise in connection with the Business Combination Agreement and the TKB Merger. In such events, the Business Combination would not be completed.
Vote Required for Approval
The approval of the TKB Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the TKB Ordinary Shares, who, being present in person (including virtually) or represented by proxy and entitled to vote at the TKB Meeting, vote at the TKB Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the TKB Meeting and otherwise will have no effect on the TKB Adjournment Proposal because the TKB Adjournment Proposal requires the affirmative vote of a majority of votes cast and an abstention and broker non-vote is not a vote cast.
The TKB Adjournment Proposal is not conditioned upon any other proposal.
Full Text of Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the adjournment of the TKB Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the TKB Meeting, or to provide additional time for TKB and Wejo to continue to attempt to satisfy the conditions to consummation of the Business Combination, be approved.”
Recommendation of the TKB Board
THE TKB BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE TKB ADJOURNMENT PROPOSAL.
The existence of financial and personal interests of TKB’s directors may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of TKB and its shareholders and what they may believe is best for themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination — Interests of TKB’s Board of Directors and Executive Officers in the Transaction” for a further discussion.

WEJO PROPOSAL #1: WEJO BUSINESS COMBINATION PROPOSAL
Wejo is asking its shareholders to approve and adopt the Business Combination Agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A. The Business Combination Agreement provides for, among other things, the merger of Merger Sub 1 with and into TKB, with TKB surviving the TKB Merger, and the merger of Merger Sub 2 with Wejo, with Wejo surviving the Wejo Merger, so that, immediately following the completion of the Business Combination, each of Wejo and TKB will become a wholly-owned subsidiary of Holdco in accordance with the terms and subject to the conditions of the Business Combination Agreement as more fully described elsewhere in this joint proxy statement/prospectus.
Upon the completion of the Business Combination, Wejo shareholders will become Holdco shareholders and Wejo warrant holders will hold warrants exercisable for Holdco Common Shares. The rights of Holdco shareholders will be governed by the organizational documents of Holdco. The rights associated with Wejo Common Shares and warrants are different from the rights associated with Holdco Common Shares and Holdco Warrants. Please see “Comparison of Rights of Holders of Holdco Common Shares and TKB Common Shares.”
Wejo shareholders should carefully read this joint proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement. Please see the sections entitled “The Business Combination,” “The Business Combination Agreement,” and “Related Agreements” for additional information and a summary of certain terms of the Business Combination Agreement and related agreements. You are urged to read carefully the Business Combination Agreement in its entirety before voting on the Wejo Business Combination Proposal.
Vote Required for Approval
The Closing is conditioned on approval of the Wejo Business Combination Proposal.
The approval of the Wejo Business Combination Proposal requires an affirmative vote of the holders of a majority of Wejo Common Shares that are present and voting at a quorate general meeting. Abstentions, while considered present for the purposes of establishing a quorum, will have the same effect as a vote against the Proposals.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, that Wejo’s entry into the Business Combination Agreement, by and among Wejo Group Limited, an exempted company limited by shares incorporated under the laws of Bermuda (“Wejo”), TKB Critical Technologies 1, an exempted company incorporated under the laws of the Cayman Islands (“TKB”), Green Merger Subsidiary Limited, an exempted company incorporated under the laws of the Cayman Islands (“Merger Sub 1”), Wejo Holdings Ltd., an exempted company limited by shares incorporated under the laws of Bermuda (“Holdco”) and Wejo Acquisition Company Ltd., an exempted company limited by shares incorporated under the laws of Bermuda (“Merger Sub 2”), pursuant to which, among other things, (i) Merger Sub 1 will merge with and into TKB, with TKB continuing as the surviving company (the “TKB Merger”), and (ii) Merger Sub 2 will merge with and into Wejo, with Wejo continuing as the surviving company (the “Wejo Merger” and, together with the TKB Merger, the “Business Combination”), so that, immediately following completion of the Business Combination (the “Closing”), each of Wejo and TKB will become a wholly owned subsidiary of Holdco, in accordance with the terms and subject to the conditions of the Business Combination Agreement, be approved, ratified and confirmed in all respects.”
Recommendation of the Wejo Board
THE WEJO BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE WEJO BUSINESS COMBINATION PROPOSAL.
The existence of financial and personal interests of Wejo’s directors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of Wejo and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination — Interests of Wejo’s Board of Directors and Executive Officers in the Transaction” for a further discussion.

WEJO PROPOSAL #2 - WEJO ADJOURNMENT PROPOSAL
The Adjournment Proposal allows the Wejo Board to approve the adjournment of the Wejo Special Meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient votes at the time of the Wejo Special Meeting to approve the Wejo Business Combination Proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Wejo shareholders. The purpose of the Wejo Adjournment Proposal is to permit further solicitation of proxies and votes and to provide additional time for Wejo and its shareholders to make arrangements that would increase the likelihood of obtaining a favorable vote on the proposals to be put to the Wejo Special Meeting. See “The Business Combination — Interests of TKB’s Board of Directors and Executive Officers in the Transaction”.
Consequences if the Wejo Adjournment Proposal is Not Approved
If the Wejo Adjournment Proposal is presented to the Wejo Special Meeting and is not approved by the Wejo shareholders, the Wejo Board may not be able to adjourn the Wejo Special Meeting to a later date in the event that there are not sufficient votes at the time of the Wejo Special Meeting to approve the Business Combination Proposal, or otherwise in connection with the Business Combination Agreement. In such events, the Business Combination would not be completed.
Vote Required for Approval
The approval of the Wejo Adjournment Proposal requires an affirmative vote of the holders of a majority of the Wejo Common Shares, who, being present in person or by proxy and entitled to vote at the Wejo Special Meeting, vote at the Special Meeting. Abstentions, while considered present for the purposes of establishing a quorum, will have the same effect as a vote against the Proposals.
The Adjournment Proposal is not conditioned upon any other proposal.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, that the adjournment of Wejo Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the special general meeting, or otherwise in connection with the Business Combination Agreement and the Wejo Merger.”
Recommendation of the Wejo Board
THE WEJO BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE WEJO ADJOURNMENT PROPOSAL.
The existence of financial and personal interests of Wejo’s directors may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of Wejo and its shareholders and what they may believe is best for themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “The Business Combination — Interests of Wejo’s Board of Directors and Executive Officers in the Transaction” for a further discussion.

THE BUSINESS COMBINATION
The following is a description of material aspects of the Business Combination. While Wejo and TKB believe that the following description covers the material terms of the Business Combination, the description may not contain all of the information that is important to you. You are encouraged to read carefully this entire joint proxy statement/prospectus, including the text of the Business Combination Agreement attached to this joint proxy statement/prospectus as Annex A, for a more complete understanding of the Business Combination. In addition, important business and financial information about each of Wejo and TKB is included in or incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” of this joint proxy statement/prospectus.
The Business Combination Agreement
On January 10, 2023, Wejo entered into the Business Combination Agreement with TKB, Merger Sub 1 and, upon execution of a joinder to the Business Combination Agreement, dated January 16, 2023, each of Holdco and Merger Sub 2.
At the time of entry into the Business Combination Agreement, (i) each of Holdco and Merger Sub 1 were wholly-owned, direct subsidiaries of Wejo and (ii) Merger Sub 2 was a wholly-owned, direct subsidiary of Holdco. On January 16, 2023, and pursuant to the terms of the Business Combination Agreement, Wejo contributed to Holdco all of its right, title and interest to its equity interest in Merger Sub 1, such that Merger Sub 1 became a wholly-owned, direct subsidiary of Holdco.
On March 27, 2023, Wejo and TKB entered into the Amendment, which amended the Business Combination Agreement as follows: (i) to permit TKB to create, assume or incur any indebtedness, guarantee indebtedness of another, or repay, redeem or repurchase such indebtedness, provided that TKB has first requested in writing that Wejo provides an alternative form of financing to TKB in an amount reasonably requested by TKB and Wejo subsequently fails to provide a binding and irrevocable commitment for such financing through third party sources of financing or otherwise on or before the earlier of three (3) Business Days or five (5) days from the date of such request, (ii) to require Wejo to pay for the TKB Expense Reimbursement (x) if the Business Combination Agreement is terminated upon the mutual written consent of Wejo and TKB, (y) if the Business Combination Agreement is terminated by TKB in order to enter into a definitive agreement providing for a TKB Superior Proposal, or (z) if Holdco fails to file or confidentially submit the Registration Statement with the SEC on or before April 17, 2023, in addition to certain previously agreed terminations of the Business Combination Agreement by Wejo, (iii) to include repayment of the principal amount on loans entered into by TKB or Sponsor in compliance with the Business Combination Agreement as an amount subject to the TKB Expense Reimbursement, (iv) to increase the amount of the TKB Expense Reimbursement from $250,000 to $1,000,000, plus an additional $500,000 on account of interest or repayment premiums on principal amounts of loans entered into by TKB or Sponsor in compliance with the Business Combination Agreement, (v) to require Wejo to pay the TKB Expense Reimbursement within three (3) Business Days following the termination of the Business Combination Agreement, (vi) to clarify that in no event shall Wejo be obligated to pay the TKB Expense Reimbursement on more than one occasion, and (vii) to modify the definition of TKB Transaction Expenses to include payment of loans entered into by TKB or Sponsor as set forth on a schedule to the Amendment or as approved by Wejo.
Pursuant to the Business Combination Agreement and subject to the satisfaction or waiver of the terms and conditions specified therein, (i) Merger Sub 1 will merge with and into TKB, with TKB continuing as the surviving company and a wholly-owned subsidiary of Holdco and (ii) Merger Sub 2 will merge with and into Wejo, with Wejo continuing as the surviving company and a wholly-owned subsidiary of Holdco so that, immediately following Closing, each of Wejo and TKB will be a wholly-owned subsidiary of Holdco.
Structure of the Business Combination
At the time of entry into the Business Combination Agreement, (i) each of Holdco and Merger Sub 1 were wholly-owned, direct subsidiaries of Wejo and (ii) Merger Sub 2 was a wholly-owned, direct subsidiary of Holdco. On January 16, 2023, and pursuant to the terms of the Business Combination Agreement, Wejo contributed to

Holdco all of its right, title and interest to its equity interest in Merger Sub 1, such that Merger Sub 1 became a wholly-owned, direct subsidiary of Holdco.
At the effective time of the TKB Merger, upon the terms and subject to the conditions of the Business Combination Agreement and TKB Plan of Merger, and in accordance with the Cayman Companies Act, Merger Sub 1 will merge with and into TKB. As a result of the TKB Merger, the separate corporate existence of Merger Sub 1 will cease and TKB will continue as the surviving company and a wholly-owned subsidiary of Holdco. In addition, following the TKB Merger, TKB will (i) continue to be governed by the laws of the Cayman Islands, (ii) continue to have a registered office in the Cayman Islands, and (iii) succeed to and assume all of the rights, properties and obligations of Merger Sub 1 and TKB in accordance with the Cayman Companies Act. In exchange for the TKB Merger, the shareholders of TKB as of the effective time of the TKB Merger will be entitled to the TKB Merger Consideration as further described in section “—Business Combination Consideration” below.
At the effective time of the Wejo Merger, upon the terms and subject to the conditions of the Business Combination Agreement and Wejo Plan of Merger, and in accordance with the Bermuda Companies Act, Merger Sub 2 will merge with and into Wejo. As a result of the Wejo Merger, the separate corporate existence of Merger Sub 2 will cease and Wejo will continue as the surviving company and a wholly-owned subsidiary of Holdco. In addition, following the Wejo Merger, Wejo will (i) continue to be governed by the laws of Bermuda, (ii) continue to have a registered office in Bermuda, and (iii) succeed to and assume all of the rights, properties and obligations of Merger Sub 2 and Wejo in accordance with the laws of Bermuda. In exchange for the Wejo Merger, the shareholders of Wejo as of the effective time of the Wejo Merger will be entitled to the Wejo Merger Consideration as further described in the section “—Business Combination Consideration” below.
Effects of the Business Combination
Effect on TKB Share Capital
Immediately prior to the effective time of the TKB Merger, (i) each TKB Unit then outstanding and not previously separated will be automatically separated into its component parts and the TKB Unit holder will be deemed to hold one TKB Class A Share and one-half of a TKB Public Warrant in accordance with the terms of the applicable TKB Unit, which underlying TKB Class A Shares and TKB Public Warrants will be converted at the effective time of the TKB Merger as described below, and (ii) each TKB Class B Share will be automatically converted into one TKB Class A Share.
At the effective time of the TKB Merger, by virtue of the TKB Merger and without any action on the part of the holders of any TKB Ordinary Shares, each TKB Ordinary Share issued and outstanding immediately prior to the effective time (other than (i) any TKB Class A Shares held by shareholders of TKB that have validly exercised redemption rights under the Cayman Constitutional Documents, (ii) any TKB Ordinary Shares held in the treasury of TKB and (iii) any TKB Ordinary Shares held by shareholders of TKB that have validly exercised dissenters’ rights pursuant to the Cayman Companies Act) will be automatically converted into the right to receive a number of validly issued, fully paid and nonassessable Holdco Common Shares based on a floating exchange ratio. The exchange ratio will be determined by dividing $11.25 by Wejo’s volume weighted average price per share for the 15 consecutive trading days immediately preceding the second trading day prior to the TKB Meeting to be held in connection with the Business Combination, subject to a minimum exchange ratio of 3.75 and a maximum exchange ratio of 22.50, based on the collar maximum price of $3.00 and minimum price of $0.50 of Wejo, respectively. In the event that a holder of TKB Ordinary Shares converted pursuant to the TKB Merger is entitled to receive a fraction of a Holdco Common Share then the number of Holdco Common Shares issuable to such holder shall be rounded up or down to the nearest whole Holdco Common Share. No cash consideration will be payable to the holders of TKB Ordinary Shares as a result of the TKB Merger.
At the effective time of the TKB Merger, (i) any TKB Class A Shares held by shareholders of TKB that have validly exercised redemption rights under the Cayman Constitutional Documents will be cancelled and each holder of such redeeming shares will cease to have any rights with respect to such shares except the right to be paid a pro rata share of the Redemption Price in accordance with the Cayman Constitutional Documents, (ii) any TKB Ordinary Shares held in the treasury of TKB will be cancelled and no consideration will be payable with respect thereto and (iii) any TKB Ordinary Shares held by shareholders of TKB that have validly exercised dissenters’ rights pursuant to the Cayman Companies Act will be cancelled and each holder of such dissenting shares will cease to have any rights with respect to such shares except the rights granted by section 238 of the Cayman Companies Act.
At the effective time of the TKB Merger, each TKB Warrant that is outstanding and unexercised immediately prior to the effective time of the TKB Merger will cease to represent a TKB Warrant in respect of TKB Ordinary Shares and will be assumed by Holdco and automatically represent a warrant to acquire Holdco Common Shares. The number of Holdco Common Shares subject to each TKB Assumed Warrant will be equal to the product of (i) the number of TKB Ordinary Shares subject to such TKB Warrant immediately prior to the effective time of the TKB Merger multiplied by (ii) the Exchange Ratio. The exercise price of each TKB Assumed Warrant will be equal to the quotient of (x) the per share exercise price of such TKB Warrant immediately prior to the effective time of the TKB Merger divided by (y) the Exchange Ratio, which quotient shall be rounded to the nearest whole cent. Holdco will assume each TKB Warrant in accordance with its terms and, following the effective time of the TKB Merger, each TKB Assumed Warrant will continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the applicable TKB Warrant immediately prior to the effective time of the TKB Merger.
Effect on Wejo Share Capital
At the Wejo Effective Time, by virtue of the Wejo Merger and without any action on the part of the holders of any Wejo Common Shares, each Wejo Common Share issued and outstanding immediately prior to the effective time of the Wejo Merger (other than (i) any Wejo Common Shares held in the treasury of Wejo or owned by TKB and (ii) any Wejo Common Shares held by shareholders of Wejo that have validly exercised dissenters’ rights pursuant to Bermuda law) will be converted into the right to receive one validly issued, fully paid and nonassessable Holdco Common Share.
At the effective time of the Wejo Merger, (i) any Wejo Common Shares held in the treasury of Wejo or owned by TKB and (ii) any Wejo Common Shares held by shareholders of Wejo that have validly exercised dissenters’ rights, will be cancelled and no consideration will be payable with respect thereto.
At the Wejo Effective Time, each Wejo Warrant that is outstanding and unexercised immediately prior to the effective time of the Wejo Merger will cease to represent a Wejo Warrant in respect of Wejo Common Shares and will be assumed by Holdco and automatically represent a warrant to acquire one Holdco Common Share. Holdco will assume each Wejo Warrant in accordance with its terms and, following the effective time of the Wejo Merger, each Wejo Assumed Warrant will continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the applicable Wejo Warrant immediately prior to the effective time of the Wejo Merger.
At the Wejo Effective Time, each Wejo RSU Award that is outstanding immediately prior to the effective time of the Wejo Merger, whether vested or unvested, will be automatically, and without any required action on the part of any holder or beneficiary thereof, converted into a Holdco RSU Award in respect of that number of Holdco Common Shares equal to the total number of Wejo Common Shares subject to the Wejo RSU Award immediately prior to the effective time of the Wejo Merger. Each Holdco RSU Award will be subject to the same terms and conditions (including the vesting schedule) as applicable to the corresponding Wejo RSU Award immediately prior to the effective time of the Wejo Merger. Further, any Wejo RSU Award that will settle in accordance with its terms upon the effective time of the Wejo Merger will, automatically and without any required action on the part of any holder or beneficiary thereof, be cancelled immediately prior to the effective time of the Wejo Merger, and, in exchange therefor, each such holder thereof will receive, as soon as reasonably practicable thereafter, (i) a number of Holdco Common Shares equal to the total number of Wejo Common Shares subject to the Wejo RSU Award immediately prior to the effective time of the Wejo Merger, less any applicable withholding taxes, and rounded down to the nearest whole share, or (ii) if provided for by the award agreement governing the relevant Wejo RSU Award, a mix of Holdco Common Shares and cash as required by such award agreement, with an aggregate value equal to that which the Wejo RSU Award holder would have received if he or she received exclusively Holdco Common Shares in respect to such Wejo RSU Award.

At the Wejo Effective Time, each Wejo Share Option that is outstanding immediately prior to the Wejo Effective Time, whether vested or unvested, will be automatically, and without any required action on the part of any holder or beneficiary thereof, converted into a Holdco Share Option in respect of that number of Holdco Common Shares equal to the total number of Wejo Common Shares subject to the Wejo Share Option immediately prior to the effective time of the Wejo Merger. Each Holdco Share Option will be subject to the same terms and conditions (including the vesting schedule) as applicable to the corresponding Wejo Share Option immediately prior to the effective time of the Wejo Merger.
Pro Forma Ownership Tables
Ownership of Holdco Common Shares, excluding the impact of the Holdco Warrants

	Assuming an Exchange Ratio of 22.50				Assuming an Exchange Ratio of 3.75
	No Redemptions Scenario		Maximum Redemptions Scenario (1)		No Redemptions Scenario		Maximum Redemptions Scenario (1)
	Holdco Common Shares	% Holdco Common Shares	Holdco Common Shares	% Holdco Common Shares	Holdco Common Shares	% Holdco Common Shares	Holdco Common Shares	% Holdco Common Shares
TKB Public Shareholders (2)	123,000,840	34.0%	46,934,213	16.4%	20,500,140	13.5%	7,822,369	5.6%
TKB Sponsor and directors (3)	129,375,000	35.7%	129,375,000	45.3%	21,562,500	14.2%	21,562,500	15.5%
Wejo shareholders (4)	109,461,562	30.3%	109,461,562	38.3%	109,461,562	72.3%	109,461,562	78.9%
Total Shares Outstanding	361,837,402	100.0%	285,770,775	100.0%	151,524,202	100.0%	138,846,431	100.0%
__________________
(1)Reflects the redemption of 3,380,739 Public Shares resulting in 2,085,965 Public Shares outstanding immediately prior to the TKB Effective Time, which is a redemption scenario that could occur. This scenario is based on the condition set forth in the TKB Cayman Constitutional Documents which requires that the net tangible assets of TKB immediately prior to or upon consummation of the Business Combination be not less than $5,000,001. After applying an exchange ratio of 22.50 and 3.75, such 2,085,965 Public Shares will be exchanged for 46,934,213 and 7,822,369 Holdco Common Shares, respectively.
(2)Reflects Holdco Common Shares issuable upon the exchange of TKB Class A Shares held by TKB public shareholders. Excludes 258,750,000 and 43,125,000 Holdco Common Shares underlying TKB Assumed Warrants held by TKB Public Shareholders, after applying an exchange ratio of 22.50 and 3.75, respectively, in both redemption scenarios.
(3)Reflects Holdco Common Shares issuable upon the exchange of 5,650,000 TKB Class A Shares held by the Sponsor and 100,000 TKB Class B Shares held by TKB’s independent directors. Excludes 241,875,000 and 40,312,500 Holdco Common Shares underlying TKB Assumed Warrants held by the Sponsor, after applying an exchange ratio of 22.50 and 3.75, respectively, in both redemption scenarios. Does not reflect potential forfeitures by TKB Sponsor pursuant to the Sponsor Voting Agreement. Pursuant to the Sponsor Voting Agreement, Sponsor shall, immediately prior to, and subject to the Closing, forfeit up to an aggregate of 1,725,000 Founder Shares and 3,225,000 TKB Private Warrants (which shall be inclusive of any Founder Shares and TKB Private Warrants that Sponsor has agreed to forfeit in favor of the Forward Purchasers) as Sponsor may determine in its sole discretion (collectively, the “Sponsor Inducement Securities”), in order to secure the financing commitments referred to in the Business Combination Agreement or private investments in public equity of TKB, non-redemptions of Public Shares from existing TKB shareholders; provided that with respect to any Sponsor Inducement Securities that are not forfeited by Sponsor at or prior to the Closing, 50% of such non-forfeited Sponsor Inducement Securities shall be transferred to Wejo effective immediately upon Closing.
(4)Reflects Holdco Common Shares issuable upon the exchange of Wejo Common Shares. In all redemption scenarios, does not include the following dilutive securities outstanding as of December 31, 2022 (i) 11,500,000 Wejo Common Shares exercisable in respect of 11,500,000 Wejo Public Warrants, (ii) 6,600,000 Wejo Exchangeable Rights that Wejo assumed as part of the business combination with Virtuoso, each of which entitles the holder to exchange one Wejo Exchangeable Right for one Wejo Common Shares at an exercise price of $11.50 per Wejo Common Share, subject to adjustment, or cash, at Wejo Bermuda’s option, (iii) 11,329,141 Wejo Common Shares exercisable in respect of 3,776,380 Wejo PIPE Warrants, (iv) 6,000,000 Earn-out shares with a specified price of $15.00 per share for the first earn-out period, $18.00 per share for the second earn-out period, $21.00 per share for the third earn-out period and $24.00 per share for the fourth earn-out period, (v) 2,009,136 Wejo Share Options outstanding to purchase an equivalent number of Wejo Common Shares as of December 31, 2022 under the Wejo 2021 Equity Incentive Plan, such Wejo Share Options vest through 2025, and (vi) 11,444,846 Wejo RSUs outstanding as of December 31, 2022 under the Wejo 2021 Equity Incentive Plan, such Wejo RSUs vest through 2025, of which, 6,747,335 Wejo RSUs vest through 2025 and 4,697,511 vest upon the satisfaction of certain conditions. (vii) an aggregate amount of up to 1,190,476 Wejo Common Shares that may be acquired by GM Holdings, at its option, at an exercise price of $0.75112 per Wejo Common Share, subject to certain adjustments and the GM Blocker pursuant to the GM Warrant, and (viii) an aggregate amount of up to 12,449,734 Wejo Common Shares that may be acquired by GM Holdings, at its option, at a conversion price of $0.80323 per Wejo Common Share, subject to certain adjustments and the GM Blocker, pursuant to the GM Convertible Note.

Additional Sources of Dilution(5)

	Assuming an Exchange Ratio of 22.50				Assuming an Exchange Ratio of 3.75
	No Redemptions Scenario		Maximum Redemptions Scenario (1)		No Redemptions Scenario		Maximum Redemptions Scenario (1)
	Holdco Common Shares	% Dilution (6)	Holdco Common Shares	% Dilution (6)	Holdco Common Shares	% Dilution (6)	Holdco Common Shares	% Dilution (6)
TKB Assumed Warrants – TKB Public Warrants	258,750,000	41.7%	258,750,000	47.5%	43,125,000	22.2%	43,125,000	23.7%
TKB Assumed Warrants – TKB Private Warrants (7)	241,875,000	40.1%	241,875,000	45.8%	40,312,500	21.0%	40,312,500	22.5%
Wejo Assumed Warrants – Wejo Public Warrants	11,500,000	3.1%	11,500,000	3.9%	11,500,000	7.1%	11,500,000	7.6%
Wejo GM Convertible Note	12,449,734	3.3%	12,449,734	4.2%	12,449,734	7.6%	12,449,734	8.2%
Wejo GM Warrants	1,190,476	0.3%	1,190,476	0.4%	1,190,476	0.8%	1,190,476	0.9%
Wejo Earnout Shares	6,000,000	1.6%	6,000,000	2.1%	6,000,000	3.8%	6,000,000	4.1%
Wejo Assumed Warrants – Wejo Private Warrants	10,376,380	2.8%	10,376,380	3.5%	10,376,380	6.4%	10,376,380	7.0%
Wejo Share Options	2,009,136	0.6%	2,009,136	0.7%	2,009,136	1.3%	2,009,136	1.4%
Wejo RSUs	11,444,846	3.1%	11,444,846	3.9%	11,444,846	7.0%	11,444,846	7.6%
__________________
(5)Represents the number of Holdco Common Shares issuable upon the exercise of all outstanding TKB Assumed Warrants, Wejo Assumed Warrants, and other potential sources of dilution.
(6)To illustrate the potential dilutive impacts to non-redeeming TKB Public Shareholders, the percentage dilution is calculated as the number of Holdco Common Shares issuable upon exercise of the dilutive instrument divided by the sum of (i) the total Holdco Common Shares to be outstanding immediately following the Closing giving effect to the applicable exchange ratio of 22.5 or 3.75, respectively, and (ii) the Holdco Common Shares to be issued upon exercise of the dilutive instrument.
(7)Does not reflect potential forfeitures by TKB Sponsor pursuant to the Sponsor Voting Agreement. Pursuant to the Sponsor Voting Agreement, Sponsor shall, immediately prior to, and subject to the Closing, forfeit up to an aggregate of 1,725,000 Founder Shares and 3,225,000 TKB Private Warrants (which shall be inclusive of any Founder Shares and TKB Private Warrants that Sponsor has agreed to forfeit in favor of the Forward Purchasers) as Sponsor may determine in its sole discretion, in order to secure the financing commitments referred to in the Business Combination Agreement or private investments in public equity of TKB, non-redemptions of Public Shares from existing TKB shareholders; provided that with respect to any Sponsor Inducement Securities that are not forfeited by Sponsor at or prior to the Closing, 50% of such non-forfeited Sponsor Inducement Securities shall be transferred to Wejo effective immediately upon Closing.
Pro Forma Share Impact from Sources of Dilution(8)

	Assuming an Exchange Ratio of 22.50				Assuming an Exchange Ratio of 3.75
	No Redemptions Scenario		Maximum Redemptions Scenario(8)		No Redemptions Scenario		Maximum Redemptions Scenario(8)
	Proceeds	per share (9)	Proceeds	per share (9)	Proceeds	per share (9)	Proceeds	per share (9)
TKB Assumed Warrants – TKB Public Warrants	$132,250,000	$0.21	$132,250,000	$0.24	$132,250,000	$0.68	$132,250,000	$0.73
TKB Assumed Warrants – TKB Private Warrants	$123,625,000	$0.20	$123,625,000	$0.23	$123,625,000	$0.64	$123,625,000	$0.69
Wejo GM Warrants	$894,190	$—	$894,190	$—	$894,190	$0.01	$894,190	$0.01
Wejo Share Options	$18,966,000	$0.05	$18,966,000	$0.07	$18,966,000	$0.12	$18,966,000	$0.13
Wejo Assumed Warrants – Wejo Public Warrants	$132,250,000	$0.35	$132,250,000	$0.44	$132,250,000	$0.81	$132,250,000	$0.88
Wejo Assumed Warrants – Wejo Private Warrants	$81,808,000	$0.22	$81,808,000	$0.28	$81,808,000	$0.51	$81,808,000	$0.55
__________________
(8)For the purposes of the sensitivity analysis and each potential source of dilution, the approximate amount of proceeds from the exercise of each dilutive instrument is shown. Proceeds are additive to the book value of equity of Holdco with no other adjustments assumed to the Holdco book value equity in the analysis above. The dollar per share impact is calculated as the incremental impact to book value per equity of Holdco resulting from each potential source of dilution and related proceeds on an individual basis. For the TKB Assumed Warrants, proceeds reflect an exercise price of $0.51 and $3.07 after applying an exchange ratio of 22.50 and 3.75, respectively, consistent with the TKB Warrant Agreement. For the Wejo Public Warrants, proceeds reflect an exercise price of $11.50, consistent with the Wejo Warrant Agreement. For the Wejo PIPE Warrants, proceeds reflect an exercise price of $1.564345 consistent with the private placement agreement.

For the Wejo Share Options, proceeds reflect a weighted average exercise price of $9.44 per Wejo Share Option. For the Wejo GM Warrants, proceeds reflect an exercise price of $0.75112 consistent with the Securities Purchase Agreement. Wejo Earnout Shares, Wejo Exchangeable Rights, GM Convertible Note and Wejo RSUs are not included in this table as proceeds are not allocated to these instruments.
(9)The per-share impact from sources of dilution is calculated as the amount of proceeds from the exercise of each dilutive instrument divided by the sum of (i) total Holdco Common Shares outstanding and (ii) the Holdco Common Shares issued upon exercise of the dilutive instrument.
For more information, see “Unaudited Pro Forma Combined Financial Information.”
SPAC Underwriting Fees as a Percentage of IPO Proceeds Net of Redemptions
Pursuant to the Underwriting Agreement, at the time of the IPO, TKB provided an upfront discount to the underwriters of its IPO of $3,850,000. In addition, pursuant to the Underwriting Agreement, the underwriters are entitled to a deferred underwriting discount in an aggregate of $8,800,000 upon the consummation of the Business Combination, which would be payable from the amounts held in the Trust Account.
The following table illustrates the effective underwriting discount on a percentage basis for Public Shares at each redemption level identified below, taking into account that the upfront discount will not be adjusted based on redemptions:

	Assuming No Redemptions	Assuming Maximum Redemptions
Unredeemed Public Shares	5,466,704	2,085,965
Trust Proceeds to Holdco (1)	$57,236,391	$21,840,054
Upfront Underwriting Discount	$3,850,000	$3,850,000
Deferred Underwriting Discount	$8,800,000	$8,800,000
Total Underwriting Discount	$12,650,000	$12,650,000
Total Underwriting Discount, as percentage of Trust Proceeds to Holdco	22.1%	57.9%
__________________
(1)Reflects approximately $10.47 per share which was in the Trust Account as of March 31, 2023.
Background of the Business Combination
TKB is a blank check company incorporated as a Cayman Islands exempted company on April 20, 2021, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which it refers to throughout this proxy statement/prospectus as its initial business combination. The proposed Business Combination with Wejo is the result of an active search for a potential initial business combination, whereby TKB evaluated a large number of potential targets using TKB’s network and the investing, operating and transaction experience of TKB’s management team, advisors and the TKB Board. The terms of the Business Combination are the result of arm’s-length negotiations between representatives of TKB and representatives of Wejo over the course of approximately four months. The following is a brief discussion of the background of these negotiations, the Business Combination Agreement and related transaction documents and the Business Combination.
TKB completed its initial public offering (“IPO”) of its securities on October 29, 2021. Prior to the consummation of the IPO, neither TKB nor anyone on its behalf contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with TKB. After the IPO, representatives of TKB, TKB management and members of the TKB Board contacted, and were contacted by, a number of individuals, entities and third-party financial advisors with respect to acquisition opportunities.
After the IPO, TKB commenced an active search for prospective businesses and assets to acquire, with a focus on industries and segments that provide critical technologies in the industrial base supply chain recognized by the United States Government as necessary to maintain the United States’ technological superiority and national security. TKB reviewed hundreds of potential targets. In evaluating potential businesses to acquire, TKB generally looked for acquisition targets that had an enterprise value of at least $700 million, as TKB believed companies of this size would have established differentiated technology that may provide support for proven fundamentals and a roadmap to an established customer base. TKB further looked for those transactions that it believed, if entered into, would be well-received by the public markets and TKB’s shareholders. In particular, TKB generally sought to identify companies that (i) had a differentiated technology with difficult-to-replicate intellectual property, (ii) provided a solution that is critical to the United States industrial base supply chain, (iii) had established customer relationships and sustainable revenue with a robust long-term growth outlook, and (iv) had stable and strong management team and readiness to become public. TKB also sought to identify companies that it believed would benefit from the expertise of TKB’s operating partners. While this criteria generally guided TKB’s search for a business combination target, these criteria and guidelines were not intended to be exhaustive, and TKB’s management and the TKB Board retained discretion to review other considerations, factors, criteria and guidelines that they deemed relevant.
In connection with their evaluation of potential initial business combination opportunities, Angela Blatteis, the Co-Chief Executive Officer, Chief Financial Officer and Director of TKB, Greg Klein, Co-Chief Executive Officer and Director of TKB, and Philippe Tartavull, Executive Chair and Director of TKB, together with their advisors and other representatives of TKB:
•developed a list of business combination candidates;
•held conversations with numerous potential targets and their management and/or stakeholders either initiated by them or by the potential target or its sponsor;
•identified and evaluated a number of potential target opportunities, including a combination with Wejo, prior to focusing its efforts on a business combination transaction with Wejo; and
•in connection with evaluating such opportunities, representatives of TKB met and conducted preliminary discussions with representatives of, and commenced initial preliminary due diligence on, such potential target opportunities.
In connection with the search, TKB contacted more than 350 business combination candidates with respect to the business combination opportunity. During the search process, TKB entered into 104 non-disclosure agreements and provided initial draft letters of intent to 20 business combination candidates other than Wejo, 5 of which were executed. The business combination candidates came from a variety of industries, including software, financial technology, energy storage and power management, military and aerospace, aviation, security, AI, microelectronics, wireless communications, data security, advanced manufacturing, oil and gas, and mining.
TKB executed letters of intent with three different companies in the aviation industry, one company in the cybersecurity industry, and one company in the quantum-computing industry.
The first company that TKB executed a letter of intent with was in the cybersecurity industry. TKB decided not to move forward with such company due to its belief upon performing preliminary due diligence that the company requires additional traction prior to TKB providing it with the capital it could require. The second company that TKB executed a letter of intent with was in the quantum computing industry. TKB decided not to move forward with such company because it had nominal revenue and TKB believed that TKB shareholders would not be supportive of a potential transaction with such company. The third company that TKB executed a letter of intent with was a private charter company. Upon its preliminary due diligence, TKB determined that the company’s infrastructure was not ready to become public. The fourth company that TKB executed a letter of intent with was in the air cargo and aviation maintenance industry. Upon performing due diligence, TKB decided that it could not become comfortable with the financial projections and the management and decided not to move forward with such company. The fifth company that TKB executed a letter of intent with was a gyrocopter company. After performing preliminary due diligence on its technology and management, TKB decided not to move forward with such company.
Throughout 2022, the Wejo Board and members of Wejo management periodically discussed, reviewed and considered potential business opportunities and corporate transactions with a number of counterparties with a view to strengthen Wejo’s financial and strategic position and enhance shareholder value. Among other things, since February 2022, representatives of Wejo, including Richard Barlow, Wejo’s Chief Executive Officer and director, and John Maxwell, Wejo’s Chief Financial Officer and director, engaged repeatedly with representatives of a strategic third party (the “Third Party”) to explore a potential business combination with Wejo. Following approval by the Wejo Board, on April 29, 2022, Wejo submitted a non-binding indication of interest, which was rejected by the Third Party.
On July 6, 2022, Edward Chen from Carnegie Park Capital (“Carnegie Park”) presented to TKB the concept of merging with a target that is already a public company, with the concept being that a public entity might benefit from the cash in TKB’s Trust Account. Between July 7, 2022 and August 2, 2022, TKB, with the help of Jefferies, JP Morgan Securities LLC (“JPM”), Cohen & Co. (“Cohen”) and parties with merger arbitrage expertise, concentrated on finding a viable public target company, that met TKB’s thesis criteria, with solid management and upside potential, in addition to conducting its own search for potential candidates. Carnegie Park did not and is not expected to receive any fee, commission or other compensation, nor was it engaged to provide any services in connection the consummation of the Business Combination.
On August 4, 2022, Wejo and the Third Party re-engaged in discussions with a view to a potential strategic business combination. That same day Mr. Chen presented to representatives of Wejo the opportunity of pursuing a business combination with a special purpose acquisition company. During the month of August, management and directors, including Mr. Maxwell and Diarmid Ogilvy, met with Mr. Chen to review the proposed deal structure of the combination with a potential special purpose acquisition company.
On August 31, 2022, Mr. Maxwell met with another special purpose acquisition company (the “Alternative SPAC”) to explore potential capital raising strategies including discussing a potential combination with this company. After entering a non-disclosure agreement, management and Alternative SPAC held several meetings enabling the company to complete due diligence on Wejo’s business for purposes of considering a potential combination with Wejo.
On September 12, 2022, the Wejo Board and members of Wejo management met to discuss and approve the terms of a revised non-binding indication of interest to be submitted to the Third Party. In that same meeting, the Wejo Board formed a transaction committee comprised of Samuel Hendel (Chair), Mr. Barlow, Mr. Maxwell, Ann Schwister, Larry Burns and Diarmid Ogilvy to oversee discussions with the Third Party and explore other transactions with special purpose acquisition companies or other investors in addition to, or in lieu of, a strategic business combination with the Third Party. In addition, the Wejo Board discussed various alternatives to fund Wejo’s working capital and other general corporate purposes, including by merging with a special purpose acquisition company.
On September 13, 2022, Wejo submitted a non-binding revised indication of interest to the Third Party, which was subsequently rejected.
On September 28, 2022, Mr. Chen introduced Mr. Maxwell to TKB management in an email. TKB management and representatives of Wejo agreed for TKB to send a non-disclosure agreement (“NDA”) to Wejo and to have an introductory meeting.
On September 29, 2022, Wejo and TKB executed the NDA.
On September 30, 2022, TKB and Wejo had their first meeting via teleconference during which the parties discussed a potential business combination, its structure and timing, as well as a potential capital raise.
Also on September 30, 2022, representatives from TKB, representatives from Wejo and representatives from Winston & Strawn LLP (“Winston & Strawn”), counsel to TKB at the time, had a meeting via teleconference during which the parties reviewed the potential financial model and a precedent business combination with a similar structure. From September 30, 2022 to October 7, 2022, there were numerous calls, emails and virtual meetings among TKB management, Wejo management and the financial and legal advisors of both of the companies. Discussions included the proposed structure of a potential business combination between Wejo and TKB and key terms of importance from the respective perspectives of TKB management and their financial advisors, and Wejo management and their financial advisors.
On October 7, 2022, TKB sent a draft letter of intent to Wejo. The letter of intent contemplated that TKB would merge with and into a newly formed subsidiary of Wejo, with the TKB Ordinary Shares being exchanged for a number of newly issued Wejo Common Shares equal to the quotient obtained by dividing $11.25 by Wejo’s weighted average stock price calculated over a specified number of trading days ending, at the mutual agreement of TKB and Wejo, either prior to the date of the TKB Meeting or 20 trading days after TKB shareholder approval of the Business Combination (the “Initial Exchange Ratio”), which was subject to a ceiling and floor of 9.00 and 3.4615, respectively, representing an issue price per Wejo Common Share of between $1.25 and $3.25, respectively (the “October 7 Collar”). The Initial Exchange Ratio was intended to provide TKB shareholders with a premium in the transaction to their pro rata portion of the cash in TKB’s Trust Account and the October 7 Collar was intended to allocate the dilution risks among TKB shareholders and Wejo shareholders based on Wejo’s historical trading prices during the prior six-month period. The Wejo Common Shares to be issued in the transaction would not be subject to contractual lock-up restrictions. The letter of intent contemplated that the Sponsor would forfeit an aggregate of 1,725,000 Founder Shares and that Wejo would terminate its existing equity facility in order to reduce execution risk of a merger transaction. The transaction contemplated by the letter of intent was expected to deliver approximately $100 million in cash from the Trust Account, net of expenses. The letter of intent provided for no seats to TKB on the post-combination company board of directors. Further, the letter of intent provided that, to the extent Wejo uses a fiduciary out under Bermuda law, Wejo would be required to pay a cash termination fee to TKB of $9 million.
On October 11, 2022, representatives of Skadden, Arps, Slate, Meagher & Flom (UK) LLP (“Skadden”), counsel to Wejo, sent a revised draft of the letter of intent to TKB, which required TKB to obtain irrevocable and binding commitments from the Forward Purchasers in an aggregate amount of not less than $100 million, included as a closing condition that TKB deliver at least $100 million of cash net of expenses at transaction closing, and provided that Wejo would not terminate its equity facility unless at least $65 million of cash was delivered by TKB at closing. The revised letter of intent also removed the dollar amount of the potential termination fee, instead providing for a customary cash termination fee in the event that Wejo exercised its fiduciary out. Skadden and Wejo also asked for more information from TKB regarding the proposed forfeiture of Founder Shares by the Sponsor in order to evaluate level of forfeitures.
On October 13, 2022, Wejo informed TKB management that it had chosen to pursue a potential business combination with the Alternative SPAC. TKB’s conversations with Wejo ended because, on October 14, 2022, Wejo entered into a letter of intent with such Alternative SPAC, including exclusivity with respect to a business combination with a special purpose acquisition company.
On October 14, 2022, the Wejo Board met with members of Wejo management to discuss the status of negotiations with each of the Third Party and Alternative SPAC. In that meeting, the Wejo Board, among other things, resolved to continue discussions with the Third Party and Alternative SPAC.
On October 19, 2022, the TKB Board met via teleconference to discuss several potential business combination targets, including Wejo. The TKB Board also discussed the process for obtaining shareholder approval of an extension to the deadline for TKB to complete an initial business combination.
On October 24, 2022, Alternative SPAC communicated to Wejo that it was terminating the letter of intent after discussions with Wejo management on October 23, 2022, regarding the viability of Alternative SPACs approach to the business combination. Thereafter, Wejo submitted a further revised non-binding indication of interest to the Third Party reflecting the latest discussions between the parties and their respective advisors. In addition, Wejo engaged Jefferies and Citigroup Global Markets Inc. as co-lead financial advisors in connection with a potential strategic business combination with the Third Party.
On October 28, 2022, following the termination of its exclusivity period with the Alternative SPAC, Wejo re-engaged with TKB through email, followed by a teleconference.

On October 29, 2022, in a teleconference, Wejo informed TKB that they would not enter into exclusivity with any party until after November 14, 2022, the expected date of their earnings announcement, stating they would like to leave their options open.
On October 30, 2022, TKB sent a new letter of intent to Wejo (the “LOI”). The LOI contemplated an enterprise value between $286 million and $503 million, based on the Initial Exchange Ratio and a revised collar with a ceiling of 9.00 and an undetermined floor, respectively, representing an issue price per Wejo Common Share between $1.25 and $5.00, respectively (the “October 30 Collar”) and a PIPE Investment of $50 million. The October 30 Collar was based on Wejo’s historical trading prices during the prior eight-month period. The LOI provided that the Sponsor would be required to forfeit 1,725,000 Founder Shares and 100% of its Private Warrants; provided that the Sponsor would be able to retain 50% of its Private Warrants in the event that Wejo consummates a PIPE in an aggregate amount of at least $50 million prior to or contemporaneous with signing a definitive business combination agreement. The LOI also included a non-binding condition precedent to consummation of the transaction requiring that TKB deliver at least $65 million of cash at closing, comprised of the total gross proceeds from TKB’s Trust Account (net of cash required for redemptions and transaction expenses) and proceeds from a PIPE. Additionally, the LOI contemplated that the parties would mitigate potential dilution by requiring Wejo to terminate its existing equity facility and not allow dilution under the Forward Purchase Agreement with Apollo.
On October 31, 2022, instead of negotiating the LOI as discussed as the purpose for that teleconference call, Wejo introduced the possibility of negotiating a three-way transaction among TKB, Wejo, and the Third Party. Wejo’s proposal contemplated Wejo acquiring all outstanding shares of the Third Party, resulting in the shareholders of such Third Party acquiring a 49% ownership stake in Wejo, and immediately following such transaction the combined company would complete a further business combination with TKB. After discussion, Wejo and Skadden planned to prepare and deliver to TKB within 48 hours a next steps plan and calculation of the expected dilution in the proposed three-way transaction.
Also on October 31, 2022, Wejo provided TKB with key due diligence items, including certain vendor and customer contacts, backlog information, revenue by customer detail, list of cost reductions, employee headcount by department and debt agreements.
On November 3, 2022, TKB management, Wejo management, and Mr. Chen had a meeting via teleconference to discuss whether the parties should continue to negotiate the LOI as a two-way transaction or whether to negotiate a three-way transaction with the Third Party. During the teleconference, Wejo indicated that they would like to publicly announce a three-way transaction simultaneously with their earnings release on November 14, 2022. Shortly thereafter, Wejo shared with TKB management that it did not believe it advisable to consummate both mergers at the same time and that Wejo needed to focus solely on the transaction with the Third Party. Wejo management informed TKB that they would not pursue a transaction with TKB, at least until after the merger with the Third Party was consummated.
On November 14, 2022, the announcement of Wejo’s earnings and investor call was delayed to November 16, 2022.
On November 18, 2022, the TKB Board met via teleconference, with representatives of Jefferies present. Jefferies presented a SPAC market update and TKB management provided the TKB Board an update on the potential business combination with Wejo, and informed the TKB Board that Wejo intended to pursue a transaction with the Third Party and that Wejo had terminated its negotiations with TKB. TKB management also provided the TKB Board with an update on other potential business combination targets in the pipeline.
On November 25, 2022, Wejo and the Third Party terminated discussions on a potential strategic business combination after the Third Party communicated to Wejo its intention to engage in alternative transactions.
On November 28, 2022, Wejo management requested to meet with TKB via teleconference. During that meeting, Wejo management informed TKB that they would like to move forward with TKB and the parties agreed to meet in Los Angeles in order to discuss the revised structure of the proposed business combination. On that same day, TKB requested additional due diligence items from Wejo and sent comments to the draft LOI to Wejo, including with respect to the Initial Exchange Ratio and October 30 Collar, an expected total cash of $100 million following closing, a minimum of $65 million of which would come from the Trust Account, the Sponsor’s forfeiture of Founder Shares and Private Warrants, and the contemplated PIPE and bridge financing.
On November 29, 2022, Wejo sent an email to TKB including comments on the revised LOI. Wejo’s comments related to the pricing period, transaction structuring matters in light of the applicable legal requirement on TKB, timing of TKB obtaining approval of its shareholders of an extension to the deadline for TKB to complete an initial business combination, and a minimum cash condition of $65 million. In addition to the forfeiture of 30% of Founder Shares provided for in previous drafts of the LOI, Wejo requested a forfeiture of 50% of the Private Placement Warrants. Wejo did not comment on the collar or the equity value.
On November 30, 2022, TKB management met with Stout Risius Ross, LLC (“Stout”) to discuss TKB potentially retaining Stout to deliver a fairness opinion with respect to a potential transaction with Wejo. On December 1, 2022, Stout entered into an NDA with TKB and TKB provided Stout with confidential information relating to Wejo and the potential transaction.
On December 1, 2022, Mr. Maxwell and Mr. Barlow met with TKB management and Mr. Chen in Beverly Hills, California, at which meeting the parties agreed to continue negotiating the potential business combination. During the same meeting, Wejo agreed to introduce TKB to the chairman of the Wejo Board and some of its key partners.
Also on December 2, 2022, Wejo sent a revised LOI to TKB. The revised LOI revised the Initial Exchange Ratio to be equal to the quotient obtained by dividing $11.25 by Wejo’s weighted average stock price calculated over a specified number of trading days ending, at the mutual agreement of TKB and Wejo, either prior to the date of the TKB Meeting or 15 trading days immediately preceding the second trading day prior to the date of the TKB Meeting (the “Exchange Ratio”), which was subject to a ceiling and floor of 15.00 and 3.75 representing an issue price per Wejo Common Share between $0.75 and $3.00 (the “December 2 Collar”). The December 2 Collar was based on Wejo’s historical trading prices during the prior six-month period. Wejo’s revised LOI provided that the parties would use best efforts to obtain binding commitments for an aggregate of $50 million of PIPE financing, with up to $20 million of such financing to be funded at or shortly after announcement of the entry into a definitive business combination agreement. The revised LOI also provided that the Sponsor would forfeit up to 30% of its Founder Shares and Private Warrants in connection with obtaining the Extension and financing commitments, and that the parties would share equally any additional commercial incentives needed to secure the Extension or financing. The revised LOI removed the financing as a condition precedent to consummating the transaction.
On December 5, 2022, Wejo management shared a detailed presentation with TKB of its customers, products and business. On that same day, at a meeting of the Wejo Board, members of Wejo management provided an update on discussions with TKB and presented the terms of the revised LOI.
On December 6, 2022, TKB sent a further revised version of the LOI to Wejo, which provided that Wejo would be required to receive $20 million of bridge financing to have adequate funding through closing of the potential transaction, and that the parties would use their respective best efforts to ensure that the proceeds of the transaction from the Trust Account and private financings are at least $50 million. The LOI clarified the Sponsor forfeiture of 30% of its Founder Shares and Private Warrants, noting that such forfeited amounts would be inclusive of shares and warrants already required to be forfeited by the Sponsor to certain anchor investors, and to the extent that the entire forfeited amount is not needed for the transaction, Wejo and TKB would share equally in the remaining unused Founder Shares and Private Warrants from the forfeiture pool. Further, separate from the 30% Founder Shares and Private Warrants to be forfeited by the Sponsor, the revised LOI provided that Wejo would be required to offer incentives as necessary to induce bridge financing and other financing commitments.
On December 7, 2022, TKB management and Wejo management met through teleconference to discuss the revised draft of the LOI. On that same day, Wejo sent a revised draft of the LOI to TKB, which clarified Wejo’s efforts to obtain bridge financing and added that Wejo would amend the terms of its existing equity incentive plan to authorize or reserve for future issuance shares representing up to 15% of the total outstanding Wejo Common Shares following Closing.

On December 8, 2022, TKB management and Wejo management met through teleconference to discuss the financial model of the proposed business combination. On that same day, Wejo sent a further revised version of the LOI to TKB, which added a customary exclusivity clause requiring the parties to negotiate exclusively with each other for a period of 30 days after the LOI was signed, and modified the circumstances in which each party would be required to bear the expenses of the other party. In addition, the Wejo Board met that day to approve the terms of the LOI and to continue negotiating the terms of a proposed business combination with TKB.
On December 9, 2022, the TKB Board met via teleconference. Among other items, TKB management discussed TKB’s business, the proposed financial structure of the transaction, the likely timeline of the transaction, certain risks of the proposed transaction, including the fact that Wejo would need to secure bridge financing prior to closing and uncertainties in the PIPE market, and discussed certain potential benefits of the proposed transaction, including Wejo’s market position and path to profitability and the fact that the post-combination company shares would not be subject to transfer restrictions following closing. Following discussion, the TKB Board authorized TKB to execute the LOI and continue negotiating the Business Combination with Wejo.
Accordingly, on December 9, 2022, TKB and Wejo executed the LOI (which was dated as of December 8, 2022), which outlined in broad and non-binding terms the proposed business combination between TKB and Wejo, including an Exchange Ratio subject to the December 2 Collar. The LOI contemplated that the Sponsor would forfeit up to 30% of its Founder Shares and Private Warrants in connection with obtaining the Extension and certain funding commitments. To the extent that the entire 30% is not required to be forfeited to support the transaction, Wejo and TKB would share equally in the remaining unused Founder Shares and Private Warrants from the forfeiture pool. The LOI also included a proposed PIPE amount of at least $50 million and binding provisions for an exclusivity period of sixty calendar days during which time the two companies agreed to proceed with due diligence and work towards a definitive business combination agreement.
On December 12, 2022, representatives from Skadden delivered to the new counsel of TKB, White & Case LLP (“White & Case”), an initial draft of the Business Combination Agreement, reflecting the terms set forth in the executed LOI.
On December 13, 2022, TKB management and Wejo management met to develop the future merged company’s fundamental strategic investor plan.
From December 13, 2022 through December 21, 2022, Wejo and its legal and financial continued to produce due diligence materials, which were reviewed by TKB and its legal and financial advisors. From December 21, 2022 through January 4, 2023, all parties continued to work on due diligence.
On December 15, 2022, White & Case was granted access to the virtual data room (the “VDR”) to conduct legal due diligence. Over the next several weeks, White & Case provided supplemental due diligence requests to Wejo and Skadden, as it conducted legal due diligence on Wejo and its subsidiaries.
On December 19, 2022, at the direction of the TKB Board, TKB management executed an engagement letter with Stout which provides that Stout would provide an opinion to the TKB Board as to the fairness, from a financial point of view, to the unaffiliated public holders of TKB Class A Shares of the exchange ratio provided in the proposed transaction and as to whether the fair market value of Wejo is in excess of 80% of the value held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) (the “80% test”).
On December 19, 2022, representatives from White & Case delivered to representatives from Skadden a revised draft of the Business Combination Agreement, which included, among other things, (i) the requirement that Sponsor enter into a voting and support agreement; (ii) revisions to the representations and warranties of both TKB and Wejo regarding their respective businesses and operations; (iii) revisions to covenants regarding the conduct of business of both Wejo and TKB between signing and closing; (iv) the requirement that TKB officers and directors be indemnified post-closing; (v) that unless inconsistent with its fiduciary duties, TKB would not take any action to solicit any offers relating to an alternative business combination during the period between signing and closing; (vi) the ability for the TKB Board to make a change in its recommendation to its shareholders with respect to the transaction upon receipt of a superior proposal or in response to an intervening event; (vii) inclusion of covenants (a)

regarding the Trust Account, (b) that TKB and Wejo use best efforts to obtain financing during the interim period in an aggregate amount of not less than $50,000,000, (c) that Wejo will take all actions necessary to terminate the Wejo equity plan and approve and adopt an incentive equity plan in a form to be agreed to by Wejo and TKB (d) that TKB obtain the approval of its shareholders to obtain an extension to the deadline for TKB to complete an initial business combination; (viii) a closing condition that each of Wejo and TKB determine that, at closing, the available cash at Wejo or available cash to be borrowed by Wejo, including any proceeds from the Trust Account (following the exercise of Redemption Rights by TKB Public Shareholders) and any additional financings completed prior to closing, will be sufficient to fund the ordinary course working capital and other general corporate purposes of Wejo; (ix) a mutual termination right if the extension approval is not obtained by January 29, 2023; (x) a termination right in favor of TKB if there is a change of recommendation by the Wejo Board; and (xi) a termination fee to be paid by Wejo in certain instances.
On December 23, 2022, representatives from White & Case provided the initial draft of the Registration Rights Agreement to representatives from Skadden. On the same day, White & Case conducted due diligence calls with representatives of Skadden with respect to antitrust matters.
On December 27, 2022, representatives from Skadden delivered to representatives from White & Case a revised draft of the Business Combination Agreement, which included, among other things: (i) revised representations and warranties regarding TKB’s and Wejo’s respective businesses and operations; (ii) an escrow provision whereby TKB would deposit a cash amount equal to the termination fee into escrow prior to making an adverse recommendation change; (iii) a termination right to Wejo in the event that the amount of cash in the TKB Trust Account is less than $100,000,000 following any redemptions in connection with TKB’s Extension Shareholders’ Meeting; (iv) a revised closing condition that each of Wejo and TKB determine that, at closing, Wejo would receive available cash, exclusively from net proceeds in the Trust Account (net of transaction expenses and following the exercise of Redemption Rights by TKB Public Shareholders) and irrevocable and binding financings completed prior to closing, in an amount sufficient to fund the ordinary course working capital and other general corporate purposes of Wejo for a period of 12-months after the Closing Date; (v) a termination right in favor Wejo if there is a change of recommendation by the TKB Board; and (vi) a termination fee to be paid by TKB in certain instances.
Also on December 27, 2022, the TKB Board met via teleconference and reviewed and discussed the status of the Business Combination Agreement, in consultation with representatives of White & Case. Representatives of White & Case gave a presentation to the TKB Board on the directors’ fiduciary duties. After this teleconference, the TKB Board determined that TKB should continue negotiating the Business Combination. On that same day, the Wejo Board met with members of Wejo management to discuss the status of negotiations and the terms of the Business Combination Agreement.
On December 28, 2022, Wejo management held a due diligence call and made a presentation to representatives of TKB and its financial and legal advisors by videoconference, during which Wejo and TKB discussed commercial and operational aspects of Wejo’s business. Also on December 28, 2022, Wejo management held a due diligence call and made a presentation to representatives of TKB and its financial and legal advisors by videoconference, during which Wejo and TKB discussed the technological and intellectual property-related aspects of Wejo’s business. On the same day, White & Case conducted due diligence calls with Wejo management and representatives of Skadden with respect to intellectual property matters.
On December 29, 2022, Wejo management held a due diligence call and made a presentation to representatives of TKB and its financial and legal advisors by videoconference, during which Wejo and TKB discussed financial aspects of Wejo’s business. On the same day, representatives from Skadden and White & Case met via teleconference to discuss certain open issues under the Business Combination Agreement, including issues around the sufficiency of cash condition, termination rights and termination fees.
On December 30, 2022, TKB management and Jeff Warshaw, CEO of Virtuoso Acquisition Corp., a special purpose acquisition company that completed a business combination with Wejo in November 2021, met to discuss Mr. Warshaw’s insights on Wejo’s performance, culture and results.

On January 2, 2023, representatives from White & Case delivered to representatives from Skadden a revised draft of the Business Combination Agreement, which, among other things, (i) eliminated the previously proposed escrow provision; (ii) removed the termination right in the event that the amount of cash in the Trust Account is less than $100,000,000 following any redemptions in connection with the TKB Extension Shareholders’ Meeting; (iii) revised the condition that Trust Account proceeds be sufficient to operate Wejo’s business to remove the proposed 12 month tail period; (iv) added certain termination rights in favor of TKB and Wejo and (v) removed the requirement that TKB be required to pay a termination fee in certain instances.
On January 4, 2023, representatives from Skadden delivered to representatives from White & Case a revised draft of the Business Combination Agreement, which included, among other things, (i) covenants that TKB not amend the Wejo Voting Agreement during the period between signing and closing and that Wejo not amend the Sponsor Voting Agreement during the period between signing and closing; (ii) additional revisions to the sufficiency of cash condition to clarify that any proceeds in the Trust Account (net of transaction expenses and following the TKB Share Redemptions) and irrevocable and binding financings completed prior to closing will be sufficient to fund ordinary course working capital and other general corporate purposes in accordance with Wejo’s mid-term business plan; (iii) additional revisions to termination rights; and (iv) that the termination fee amounts to be paid by Wejo and TKB, respectively, be equal to $4,000,000.
On January 4, 2023, representatives from Skadden delivered to representatives from White & Case a revised draft of the Registration Rights Agreement and the initial draft of the Wejo Voting Agreement.
On January 5, 2023, TKB and Wejo discussed certain tax implications of the structure of the Business Combination on TKB and Wejo shareholders and proposed that the structure be revised from a reverse triangular merger to a double dummy structure. Thereafter, representatives from White & Case and Skadden agreed to revise the Business Combination Agreement to reflect a double dummy structure.
Also on January 5, 2023, the TKB Board met via teleconference and reviewed and discussed the Business Combination Agreement and the other transaction documents in consultation with representatives of White & Case. In addition, representatives of White & Case gave a presentation to the TKB Board on the directors’ fiduciary duties. In the same teleconference, Stout reviewed its preliminary financial analyses and responded to questions from the TKB Board. TKB management notified the TKB Board that the parties had agreed to adjust the transaction consideration “collar” for the Business Combination Agreement and were discussing certain changes to the transaction structure. Further, during this teleconference, each TKB Board member confirmed his, her or their independence with respect to the proposed Business Combination. After this teleconference, the TKB Board determined that TKB should continue negotiating the Business Combination.
On January 6, 2023, representatives from White & Case delivered to representatives from Skadden a revised draft of the Registration Rights Agreement.
On January 7, 2023, White & Case provided TKB with a legal due diligence report summarizing key findings of White & Case’s legal due diligence review of Wejo and its business.
On January 8, 2023, the TKB Board met via teleconference and reviewed and discussed the status of the Business Combination Agreement and the other transaction documents in consultation with representatives from White & Case. In the same teleconference, representatives from Jefferies discussed the potential PIPE process with the TKB Board.
On January 8, 2023, representatives from White & Case delivered to representatives from Skadden a revised draft of the Business Combination Agreement, which, among other things, (i) implemented the terms of the revised structure; (ii) revised the transaction consideration collar to reflect that the Exchange Ratio would be subject to a ceiling and floor of 22.50 and 3.75 representing an issue price per Wejo Common Share between $0.50 and $3.00 (the “Collar”), which was based on Wejo’s historical trading prices during the prior eight-month period; (iii) revised the share exchange procedures such that all exchanges would be accomplished electronically through the transfer agents of Wejo and TKB; (iv) revised certain termination rights and termination fee payments; and (v) included the requirement that Wejo reimburse TKB for expenses in certain instances upon termination.

On January 9, 2023, the TKB Board met via teleconference and reviewed and discussed the Business Combination Agreement and the other transaction documents in consultation with representatives from White & Case. Representatives of White & Case gave a presentation to the TKB Board on the directors’ fiduciary duties and provided an overview of legal due diligence findings and a summary of the Business Combination Agreement and the ancillary agreements (copies of which were provided to all of the members of the TKB Board in advance of the meeting). During discussions with its advisors, the TKB Board asked, and the advisors answered, questions about the matters presented. Following this discussion, Stout presented its financial analyses (which were preliminarily presented at a prior meeting of the TKB Board). Thereafter, Stout rendered its oral opinion to the TKB Board (which was later confirmed in writing by delivery of Stout’s written opinion addressed to the TKB Board dated January 9, 2023) to the effect that, based upon and subject to the assumptions made, procedures followed, matters considered, and limitations and qualifications set forth in such opinion: (a) the Exchange Ratio provided for in the Business Combination was fair, from a financial point of view, to holders of TKB Class A Shares other than Excluded Holders and (b) Wejo had a fair market value equal to at least eighty percent (80%) of the balance of funds in TKB’s Trust Account (excluding deferred underwriting commissions and taxes payable on interest earned on the Trust Account). The TKB Board considered the fairness opinion as well as the factors discussed in the section titled “—TKB Board’s Reasons for the Business Combination” below and the proposed resolutions approving the Business Combination Agreement, the other transaction documents and the transactions contemplated thereby. After this teleconference, on January 9, 2023, the TKB Board by unanimous written consent determined that the Business Combination is fair to and in the best interest of TKB and TKB’s shareholders, determined that the valuation of Wejo in the Business Combination exceeds the 80% test, approved the Business Combination Agreement and related agreements, and recommended that TKB Shareholders approve the Business Combination Proposals and, if presented to shareholders, the TKB Adjournment Proposal.
On January 9, 2023, the Wejo Board and members of Wejo management met via teleconference to review and consider the terms and conditions of the Business Combination Agreement and the other transaction documents in consultation with representatives from Skadden. Representatives from Skadden gave a presentation to the Wejo Board on key terms of the Business Combination Agreement and the other transaction documents (including the Wejo Voting Agreement and Sponsor Voting Agreement), copies of which were provided to all of the members of the Wejo Board in advance of the meeting. During that presentation, members of the Wejo Board asked, and representatives from Skadden and members of Wejo management answered, questions about the matters presented. Following such discussion, after considering the factors discussed in the section titled “—Wejo Board’s Reasons for the Business Combination” below, the Wejo Board unanimously resolved to, among others (i) approve the terms of the Business Combination Agreement and the other transaction documents, (ii) authorize the execution of the Business Combination Agreement and the other transaction documents, (iii) submit the Wejo Merger and the other transactions contemplated by the Business Combination Agreement to the shareholders of Wejo for their consideration and approval at the Wejo Shareholders’ Meeting, and (iv) recommend that the shareholders of Wejo approve the Wejo Merger and the other transactions contemplated by the Business Combination Agreement and, if presented to such shareholders, the Wejo Adjournment Proposal.
On January 9, 2023, representatives from Skadden delivered to representatives from White & Case a revised draft of the Business Combination Agreement, which, among other things, revised the parties’ respective termination rights. That same day representatives from White & Case delivered to Skadden a revised draft of the Wejo Voting Agreement and the initial draft of the Sponsor Voting Agreement. Later that day, representatives from Skadden sent a revised draft of the Sponsor Voting Agreement to the representatives from White & Case and representatives from White & Case sent a revised draft of the Sponsor Voting Agreement to representatives from Skadden.
On January 9, 2023, TKB engaged Jefferies to act as TKB’s exclusive financial advisor and exclusive capital markets advisor in connection with the Business Combination and its sole and exclusive placement agent in connection with one or more financings. In connection with such engagement, TKB agreed to pay Jefferies customary fees and expense reimbursements for such services contingent upon the closing of the PIPE Investment.
On January 10, 2023, representatives from Skadden delivered a final draft of the Registration Rights Agreement and Sponsor Voting Agreement and representatives from White & Case delivered a final draft of the Wejo Voting Agreement.

On January 10, 2023, Skadden and White & Case exchanged revised drafts of the Business Combination Agreement reflecting, among other things, (i) changes to the interim operating covenants, including the ability for Wejo to hire and dismiss employees and issue share options and RSUs during the period between signing and closing, (ii) termination rights in favor of TKB in the event that Wejo fails to contribute the equity interests of Merger Sub 1 to Holdco or if Holdco fails to adopt its organizational documents, in each case, within five business days following the date of the Business Combination Agreement, and (iii) termination rights in favor of Wejo in the event that TKB fails to deliver the fully executed Sponsor Voting Agreement within five business days following the date of the Business Combination Agreement.
On January 10, 2023, TKB and Wejo executed the Business Combination Agreement, the Wejo Sponsor Agreement, and the Sponsor Voting Agreement. Concurrently with the execution of the transaction agreements, TKB and Wejo issued a joint press release announcing the execution of the Business Combination Agreement and the contemplated Business Combination.
On January 16, 2023, Holdco and Merger Sub 2 executed joinders to the Business Combination Agreement.
TKB shareholders approved the Extension on January 27, 2023. In connection with the Extension, an aggregate of 17,533,296 Public Shares were redeemed for an aggregate redemption payment of approximately $181.9 million, leaving approximately $56.8 million in TKB’s Trust Account.
On March 27, 2023, TKB and Wejo entered into the Amendment. The Amendment amends the Business Combination Agreement as follows: (i) to permit TKB to create, assume or incur any indebtedness, guarantee indebtedness of another, or repay, redeem or repurchase such indebtedness, provided that TKB has first requested in writing that Wejo provides an alternative form of financing to TKB in an amount reasonably requested by TKB and Wejo subsequently fails to provide a binding and irrevocable commitment for such financing through third party sources of financing or otherwise on or before the earlier of three (3) Business Days or five (5) days from the date of such request, (ii) to require Wejo to pay the TKB Expense Reimbursement (x) if the Business Combination Agreement is terminated upon the mutual written consent of Wejo and TKB, (y) if the Business Combination Agreement is terminated by TKB in order to enter into a definitive agreement providing for a TKB Superior Proposal, and (z) if Holdco fails to file or confidentially submit the Registration Statement with the SEC on or before April 17, 2023, in addition to certain previously agreed terminations of the Business Combination Agreement by Wejo, (iii) to include repayment of the principal amount on loans entered into by TKB or Sponsor in compliance with the Business Combination Agreement as an amount subject to the TKB Expense Reimbursement, (iv) to increase the amount of the TKB Expense Reimbursement from $250,000 to $1,000,000, plus an additional $500,000 on account of interest or repayment premiums on principal amounts of loans entered into by TKB or Sponsor in compliance with the Business Combination Agreement, (v) to require Wejo to pay the TKB Expense Reimbursement within three (3) Business Days following the termination of the Business Combination Agreement, (vi) to clarify that in no event shall Wejo be obligated to pay the TKB Expense Reimbursement on more than one occasion, and (vii) to modify the definition of TKB Transaction Expenses to include payment of loans entered into by TKB or Sponsor as set forth on a schedule to the Amendment or as approved by Wejo.
TKB Board’s Reasons for Approval of the Business Combination
As detailed above, the prospectus for the TKB IPO identified the general criteria and guidelines that TKB believed would be important in evaluating prospective target businesses, although TKB also indicated it may enter into a business combination with a target business that does not meet these criteria and guidelines. While Wejo did not meet all of the criteria and guidelines that were identified in the TKB IPO prospectus, following extensive due diligence conducted by TKB’s management and its advisors, and following detailed discussions with Wejo, TKB believed Wejo to be an attractive business combination target.
The TKB Board, in evaluating the Business Combination, consulted with TKB’s management and legal and financial advisors. In unanimously determining (a) that the terms and conditions of the Business Combination Agreement and the Business Combination contemplated thereby, are advisable and in the best interests of TKB and TKB’s shareholders and (b) to recommend that TKB’s shareholders adopt and approve the Business Combination Agreement, the TKB Board considered the factors discussed below. In light of the number and wide variety of factors, the TKB Board did not consider it practicable to and did not attempt to quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The TKB Board viewed its position as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of TKB’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”
In considering the Business Combination, the TKB Board gave weight to the following factors:
•Wejo’s Technology. The TKB Board believes Wejo is a leader in the connected vehicle data industry. As of December 31, 2022, Wejo processed over 20.1 trillion data points, had 29 OEM, Tier 1 and fleet partners representing over 40% of the connected vehicles in the U.S., had 13.9 million vehicles live on its platform, and was present in 4 geographies and has no competition that matched those milestones;
•Demonstrated Revenue Growth. Wejo has delivered strong operational results, with the expectation that 2022 revenues have grown between 200% and 300%, which included contracts with U.S. state Departments of Transportation, and Wejo built its first major OEM SaaS relationship;
•Margin Expansion. Based on Wejo’s product mix and contribution margins, it is expected that Wejo will expand margins substantially while accelerating revenue. Further commercial, operational and cost structure improvements could significantly increase EBITDA growth and margin expansion. Wejo is targeting expansion into real-time traffic updates, audience and media measurement, end-to-end insurance and fleet management services in 2023 and remote diagnostics, roadside assistance, car sharing and rental, and payments in 2024 and beyond;
•Strong Platform with High Quality Assets. Wejo has a proprietary platform, Wejo Neural Edge (which includes its Wejo ADEPT platform), a cloud-based software and analytics platform that makes sharing and accessing a large volume of connected vehicle data simpler, by simplifying and standardizing data sets to maximize the insights gleaned from connected vehicle data to create a more robust mobility experience for drivers, and generate value for vehicle manufacturers and other adjacent businesses. Wejo’s real-time traffic insights app marries historical data that covers 95% of U.S. roads with accurate real-time traffic insights;
•Due Diligence. TKB’s management and advisors conducted significant due diligence examinations of Wejo, including conducting commercial, technological, financial and legal due diligence, and conducting discussions with Wejo’s management and TKB’s financial, tax and legal advisors concerning such due diligence examination of Wejo;
•Synergistic Acquisition Opportunities. The TKB Board believes that there are various incremental acquisition opportunities to expand and enhance Wejo’s platform which could increase EBITDA growth. Wejo’s strong platform and recurring cash flow support add-on acquisitions in vertical markets, as well as transformative acquisitions to address whitespace opportunities;
•Commitment of Wejo’s Owners. The TKB Board believes that the current shareholders of Wejo continuing to own a substantial percentage of the post-combination company on a pro forma basis reflects such shareholders’ belief in and commitment to the continued growth prospects of Wejo going forward;
•Reasonableness of Exchange Ratio. Following a review of the financial data provided to TKB and TKB’s due diligence, the TKB Board considered the Exchange Ratio to be fair to the unaffiliated TKB shareholders;
•Platform Supports Further Growth Initiatives. Wejo’s platform supports expansion of its footprint with existing customers, new customers and growth into new markets and geographic regions to meet its revenue growth forecasts;

•Financial Condition. The TKB Board also considered factors such as Wejo’s historical financial results, outlook, financial plan and debt structure. In considering these factors, the TKB Board reviewed Wejo’s recent performance, the current prospects for growth if Wejo achieves its business plans and various historical and current balance sheet items;
•Wejo Management Team. Wejo has an experienced management team, all of whom intend to remain with Wejo following the Closing; and
•Stout Fairness Opinion to the TKB Board. The Stout financial analysis and fairness opinion delivered to the TKB Board during its meeting held on January 9, 2023 to the effect that, subject to and based upon the assumptions made, procedures followed, matters considered and limitations and qualifications set forth therein (i) the Exchange Ratio provided for in the transaction was fair, from a financial point of view, to holders of TKB Class A Shares other than Excluded Holders and (ii) Wejo had an aggregate fair market value of at least 80% of the balance of the funds held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account).
The TKB Board also considered a variety of uncertainties, risks and other potentially negative factors concerning the Business Combination including, but not limited to, the following:
•Wejo’s Limited Operating History. Evaluating Wejo’s current business and predicting its future performance is difficult based upon limited historical data and a changing market;
•Profitability, Costs Savings and Growth Initiatives May Not be Achieved. Wejo may not become profitable for several years according to Wejo’s financial model. Further, the financial model assumes Wejo will continue to experience rapid growth. If the growth objectives of Wejo’s long-term growth strategy are not fully achieved or are not achieved within the expected timeframe, or if such growth requires additional costs, Wejo may not meet its projections and the value of the post-closing company’s stock may be materially adversely affected;
•Wejo’s Capital Needs. Wejo will need additional capital to operate in the short term. If the Business Combination does not deliver the expected amount of capital (whether due to larger than expected redemptions by TKB Public Shareholders or the failure to secure additional financing or otherwise), Wejo’s business may be adversely affected;
•Changing Technology & Regulations. The risk that changing technology and regulatory landscape in the industry in which Wejo operates may materially adversely affect Wejo’s business;
•Macroeconomic Risks. Macroeconomic uncertainty, including the potential impact of inflation, tightening monetary policy, global supply chain disruptions and the COVID-19 pandemic on the combined company’s revenues;
•Benefits May Not Be Achieved. The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;
•Redemption Risk. If a significant number of TKB’s shareholders elect to redeem their Public Shares prior to the consummation of the Business Combination, such redemptions may make the Business Combination more difficult or impossible to complete, or may leave Wejo following the Closing with insufficient cash to operate its business without additional financing;
•Shareholder Vote. The risk that TKB’s shareholders or Wejo’s shareholders may fail to provide the respective votes necessary to effect the Business Combination;
•Closing Conditions. The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within TKB’s control;
•Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

•Liquidation of TKB. The risks and costs to TKB if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in TKB being unable to effect an initial business combination by June 29, 2023 (or such later date as may be approved by TKB shareholders); and
•Fees and Expenses. The fees and expenses associated with completing the Business Combination.
The TKB Board concluded that the potential benefits that it expected TKB and TKB’s shareholders to achieve as a result of the Business Combination outweighed the potentially negative and other factors associated with the Business Combination. The TKB Board also noted that the TKB’s shareholders would have a substantial economic interest in the combined company (depending on the level of TKB’s shareholders that sought redemption of Public Shares and on the Exchange Ratio). Accordingly, the TKB Board unanimously determined that the Business Combination and the transactions contemplated by the Business Combination Agreement, were advisable and in the best interests of TKB and its shareholders.
Recommendations of the Wejo Board and Wejo’s Reasons for the Business Combination / Share Issuance
At its meeting on January 9, 2023, after careful consideration and discussion, the Wejo Board determined that: (i) there would be significant benefit to Wejo and to its corporate group, as a result of Wejo entering into the Business Combination Agreement and the related transaction documents, performing the actions contemplated thereby, and from undertaking the obligations of Wejo in connection therewith; and (ii) that, for such reasons, it would be in Wejo’s best interests and in the best interests of Wejo’s shareholders and for the purposes of its business for Wejo to enter into, execute, deliver, and perform its obligations under the Business Combination Agreement and the related transaction documents.
As a result, subject to the applicable provisions of the Wejo Bye-Laws and the Business Combination Agreement, the Wejo Board resolved, among others, that the Business Combination and the other transactions contemplated by the Business Combination Agreement, as appropriate, be submitted to the shareholders of Wejo, for their consideration and approval, at the Wejo Special Meeting, and recommended that the shareholders of Wejo vote in favor of the approval and adoption of the Business Combination Agreement, the Business Combination and the other transactions contemplated by the Business Combination Agreement, all upon the terms and subject to the conditions set forth in the Business Combination Agreement. The Wejo Board unanimously recommends that you vote “FOR” the Business Combination Proposal.
The Wejo Board carefully evaluated, discussed and considered such factors and information it has deemed necessary or appropriate (including the various commercial, tax, financial and legal due diligence conducted) in order to properly reach a fully informed conclusion regarding the advisability of the Business Combination Agreement, the Business Combination and the other transactions contemplated by the Business Combination Agreement. In arriving at its determination, the Wejo Board consulted with and received the advice of its outside financial and legal advisors, discussed certain issues with Wejo’s management and considered a wide and complex range of factors weighing positively in favor of the Business Combination, including the following non-exhaustive list of material factors and benefits of the Business Combination, each of which the Wejo Board believed supported its determination and recommendation:
Strategic Rationale
•The Wejo Board considered that the proposed Business Combination strengthens Wejo’s cash position after the Closing to support Wejo’s strong growth and drive toward profitability.
•The Wejo Board considered after exploring and pursuing multiple options that under current market conditions this transaction offers the highest quantum of capital at the lowest cost with significant potential to solve, along with any other capital raised prior to Closing, its short- and longer-term capital requirements.
•The Wejo Board considered that, in light of the current challenging market conditions, no alternative financings were available to Wejo within the time constraints imposed by limited liquidity.

•The Wejo Board considered that the TKB Board, management and anchor investors provide value to the Wejo’s business taking into account the TKB management familiarity with Wejo’s business, strategy, industry, assets and prospects and its diligence on Wejo’s business.
•The Wejo Board considered that the Business Combination is expected to eliminate liquidity concerns alleviating Wejo’s most significant overhang, which is expected to have a positive impact on the price and liquidity of Wejo Common Shares even withstanding dilution.
•The Wejo Board considered that, based on current assumptions and projections, as compared to Wejo on a stand-alone basis, the Wejo Board reasonably believes that following the Business combination, Wejo would be more likely to:
◦Achieve the value creation from its long-term commercial objectives;
◦Reach profitability sooner;
◦Have greater annual profitability;
◦Seek and obtain financing, giving it sufficient liquidity with longer-dated maturity to enable Wejo to manage and grow its business; and
◦Improve share price and liquidity of Wejo Common Shares.
•The Wejo Board considered the transparency to the cost of capital and downside and dilution protection that the collar structure of the transaction provides, allowing Holdco to issue less shares and reduce dilution to existing shareholders the higher Wejo shares trade during the fifteen (15) consecutive trading days immediately preceding the second trading day prior to the TKB shareholders meeting to be held in connection with the Business Combination.
•The Wejo Board considered that the structure of the Business Combination results in an entity that is equal to Wejo in all material respects, including with respect to corporate governance, rights, obligations and remedies of security holders, among others.
•The Wejo Board considered that the Business Combination would not preclude possible future business combination transactions.
•The terms of the Business Combination Agreement, as described in “Description of the Business Combination Agreement,” which Wejo Board generally viewed as favorable to Wejo given, among other things, that:
◦Wejo would be permitted to continue to pursue and complete certain financing transactions that would not impair or delay the ability of Wejo to complete the Business Combination; and
◦The exchange ratio is subject to a maximum ceiling.
•The Wejo Board considered the fact that Holdco Common Shares are being registered with the SEC under both the Securities Act and the Exchange Act and that Holdco is applying for listing of such shares on the NASDAQ-GS, which, taken together, should provide the vast majority of Wejo’s shareholders with a continued opportunity for liquidity.
Likelihood of Consummation
•The Wejo Board considered the fact that limited regulatory and third-party approvals are required as a condition to consummation of the transaction.
•The Wejo Board considered the fact that certain significant shareholders Wejo have entered into the Wejo Voting Agreements with TKB, pursuant to which such shareholders have expressed their support of the proposed Business Combination and have agreed to vote in favor of approval of the Business Combination

Agreement, the proposed Business Combination and the other transactions contemplated by the Business Combination Agreement.
•The Wejo Board considered the fact that the TKB Insiders have entered into the Sponsor Voting Agreements with Wejo, pursuant to which such TKB Insiders have expressed their support of the proposed Business Combination and have agreed to vote in favor of approval of the Business Combination Agreement, the proposed Business Combination and the other transactions contemplated by the Business Combination Agreement.
Terms of the Business Combination Agreement.
•The Wejo Board considered that the Business Combination Agreement contains terms that were the product of arm’s-length negotiation and are reasonable under the circumstances.
•The Wejo Board considered the terms of the Business Combination Agreement, including the parties’ respective representations, warranties and covenants, the conditions to their respective obligations to complete the Business Combination and the ability of the respective parties to terminate the Business Combination Agreement. The Wejo Board noted that the termination fee provisions of the Business Combination Agreement could have the effect of discouraging competing proposals for a business combination between Wejo and a third party, but that such provisions are customary for transactions of this size and type. The Wejo Board considered that the amount of the termination fee, which amount is equal to $4 million, was towards the low end of the range for transactions of this type.
•The Wejo Board considered the limited number and nature of the conditions to TKB’s obligation to consummate the Business Combination, the limited risk of non-satisfaction of such conditions and the likelihood that the Business Combination will be consummated on a timely basis.
•The Wejo Board considered that the Business Combination Agreement permits Wejo and the Wejo Board to respond to a competing proposal that the Wejo Board determines is a Superior Proposal, subject to certain restrictions imposed by the Business Combination Agreement and the requirement that Wejo pay the termination fee in the event that Wejo terminates the Business Combination Agreement to accept a Superior Proposal, and also permits the Wejo Board to change its recommendation in favor of the Business Combination in response to certain unforeseen or unforeseeable intervening events.
Participation in Future Growth. The Wejo Board considered that Wejo’s current shareholders will continue to have a meaningful opportunity to participate in any possible growth and profits of Holdco following the consummation of the Business Combination.
Structure; Wejo Shareholder Approval. The Wejo Board considered that the transaction will result in detailed public disclosure and a substantial period of time prior to the convening of the shareholder meeting to consider the approval and adoption of the Wejo Business Combination Proposal during which a competing proposal could be brought forth.
The Wejo Board also considered that the affirmative vote of a majority of the Wejo shares present and voting at the Wejo meeting is necessary for the completion of the Business Combination.
Risks Related to the Consummation of the Business Combination. The Wejo Board also identified and considered a number of other matters, some of which are countervailing factors and risks to Wejo and its shareholders, relating to the Business Combination and the Business Combination Agreement, including the following:
The Wejo Board considered the possibility that the proposed Business Combination might not be consummated and the fact that, if the proposed Business Combination is not consummated, (i) Wejo’s directors, senior management and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the proposed Business Combination, (ii) Wejo will have incurred significant transaction costs, (iii) Wejo’s continuing business relationships with business partners and employees may be adversely affected, (iv) the trading price of Wejo shares could be adversely affected and (v) the market’s perceptions of Wejo’s prospects could be adversely affected;
Inability to Solicit Other Acquisition Proposals. The Wejo Board considered that, subject to certain exceptions, the Business Combination Agreement precludes Wejo from soliciting alternative acquisition proposals and requires Wejo to pay to TKB a termination fee of $4 million if the Business Combination Agreement is terminated under certain circumstances, including a termination of the Business Combination Agreement by Wejo to accept a Superior Proposal. These factors might have the effect of discouraging other parties from making competing proposals that might be more advantageous to Wejo’s shareholders than the proposed Business Combination. The Wejo Board also considered the right afforded to TKB under the Business Combination Agreement to re-negotiate the terms of the Business Combination Agreement in response to a Superior Proposal may discourage other parties that might otherwise have an interest in a business combination with, or an acquisition of, Wejo.
Risks that Wejo Will Not Perform as Expected. The Wejo Board considered the risk that Wejo will not realize the expected revenue or operating results or business prospects at all or within the expected timeframes, the significant costs that Wejo will incur and the potential dilution of the stockholders of Wejo as a result of fundraising to support commercialization and future growth.
Effect of Public Announcement. The Wejo Board considered the effect of the public announcement of Wejo entering into the Business Combination Agreement on its operations, including its relationships with customers and employees and the potential adverse effects on its financial results as a result of that disruption, the possibility of any litigation in respect of the Business Combination Agreement or the transactions contemplated thereby, including the Business Combination, and the possible volatility, at least in the short term, of the trading price of Wejo shares or TKB Ordinary Shares resulting from the Business Combination announcement.
Transaction Costs. The Wejo Board considered the fact that Wejo has incurred and will continue to incur significant transaction costs and expenses in connection with the Business Combination, regardless of whether the Business Combination is consummated, including the possible costs associated with any related litigation.
Opportunity Costs and Interim Operating Covenants. The Wejo Board considered that the focus and resources of Wejo management may become diverted from other important business opportunities and operational matters while working to implement the Business Combination, which could adversely affect its business. The Wejo Board also considered the restrictions on the conduct of Wejo’s business during the pendency of the Business Combination, which may delay or prevent Wejo from undertaking potential business opportunities that may arise or may negatively affect its ability to attract, retain and motivate key personnel.
Improvement in Conditions of Capital Markets. The Wejo Board considered the fact that, in the near future, conditions in the debt or equity capital markets could possibly permit Wejo to access capital on more favorable terms than at present or as provided for under the Business Combination Agreement.
Potential Conflicts of Interest. The Wejo Board considered the risk that certain of Wejo’s directors and executive officers may have interests in the transactions contemplated by the Business Combination Agreement, including the Business Combination, as individuals that are in addition to, or that may be different from, the interests of its shareholders. See the section entitled “The Business Combination—Interests of Wejo’s Directors and Executive Officers in the Business Combination.”
Other Risks. The Wejo Board considered the other risks in connection with its evaluation of the proposed Business Combination, including the risks of the type and nature described under “Risk Factors” and the matters described under “Cautionary Statement Regarding Forward-Looking Statements.”
The foregoing discussion of the factors considered by the Wejo Board is not intended to be exhaustive, but rather includes the material factors considered by the Wejo Board. The Wejo Board unanimously determined (i) there would be significant benefit to Wejo and to its corporate group, as a result of Wejo entering into the Business Combination Agreement and the related transaction documents, performing the actions contemplated thereby, and from undertaking the obligations of Wejo in connection therewith; and (ii) that, for such reasons, it would be in Wejo’s best interests and in the best interests of Wejo’s shareholders and for the purposes of its business for Wejo to enter into, execute, deliver, and perform its obligations under the Business Combination Agreement and the related transaction documents.
As a result, subject to the applicable provisions of the Wejo Bye-Laws and the Business Combination Agreement, the Wejo Board resolved, among others, that the Business Combination and the other transactions contemplated by the Business Combination Agreement, as appropriate, be submitted to the shareholders of Wejo, for their consideration and approval, at the Wejo Special Meeting, and recommended that the shareholders of Wejo vote in favor of the approval and adoption of the Business Combination Agreement, the Business Combination and the other transactions contemplated by the Business Combination Agreement, all upon the terms and subject to the conditions set forth in the Business Combination Agreement. The Wejo Board unanimously recommends that you vote “FOR” the Business Combination Proposal.
In view of the wide variety of factors considered by the Wejo Board in connection with its evaluation of the Business Combination and the complexity of these matters, the Wejo Board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative or specific weights or values to any of the factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Wejo Board. Rather, the Wejo Board considered all of these factors as a whole and made its recommendation based on the totality of the information available to the Wejo Board, including discussions with, and questioning of, Wejo’s management and its legal and financial advisors. In considering the factors discussed above, individual members of the Wejo Board may have given different weights to different factors and the factors are not presented in any order of priority.
This explanation of the Wejo Board’s reasons to recommend that Wejo’s shareholders vote in favor of the Wejo Business Combination Proposal presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”
Wejo Unaudited Prospective Financial Information
The unaudited prospective financial information was requested by, and disclosed to, TKB in December 2022 for use as a component in its overall evaluation of Wejo and is included in this joint proxy statement/prospectus for the purpose of providing TKB shareholders with all of the material information considered by the TKB Board. As described further below, following the TKB Board’s approval of the Business Combination, Wejo prepared revised unaudited prospective financial information to reflect changes to certain key assumptions used with respect to the initial unaudited prospective financial information.
The unaudited prospective financial information set forth below is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly different than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year.
While presented in this joint proxy statement/prospectus with numeric specificity, the unaudited prospective financial information set forth in below was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of TKB’s or Wejo’s senior management, including, among other things, the matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” TKB and Wejo believe the assumptions in the unaudited prospective financial information were reasonable at the time they were prepared, given the information that TKB and Wejo had at the time. However, important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to Wejo’s business, industry performance, the regulatory environment, and general business and economic conditions. The unaudited prospective financial information also reflects assumptions as to certain business decisions that are subject to change. The unaudited prospective financial information was not prepared with a view toward public disclosure or compliance with the published guidelines of the SEC but, in the view of TKB’s and Wejo’s senior management, was prepared on a reasonable basis, reflected the best available estimates and judgments at the time of preparation, and presented, to the best of TKB and Wejo senior management’s knowledge and belief, the expected course of action and the expected future financial performance of Wejo. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial information.
Neither TKB’s nor Wejo’s respective independent registered public accounting firms, nor any other independent accountants, have compiled, reviewed, examined, performed any other assurance procedures, or expressed any opinion or any other form of assurance with respect to the unaudited prospective financial information prepared by Wejo contained herein, nor have they expressed any opinion or any other form of assurance on such information or its attainability, and assume no responsibility for, and disclaim any association with, the unaudited prospective financial information in this joint proxy statement/prospectus. The reports of TKB and Wejo’s respective independent registered public accounting firms included or incorporated by reference in this joint proxy statement/prospectus relate to TKB and Wejo’s respective historical audited consolidated financial statements and do not extend to the unaudited prospective financial information and should not be read to do so.
The inclusion of the below information should not be regarded as an indication that TKB, Wejo or any other recipient of this information considered or now considers it to be necessarily predictive of actual future results. This unaudited prospective financial information, if at all, should only be evaluated together with the historic information and any other information provided in this joint proxy statement/prospectus.
Except as required by applicable securities laws, neither TKB nor Wejo intends to make publicly available any update or other revision to the unaudited prospective financial information of Wejo. The unaudited prospective financial information does not take into account any circumstances or events occurring after the date that such information was prepared. Despite having prepared revisions to the unaudited prospective financial information initially presented to TKB for purposes of evaluating Wejo, none of Wejo, TKB or any other person undertakes any obligation to further update or otherwise revise such revised unaudited prospective financial information to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the revised forecasts are shown to be in error.
Wejo has not warranted the accuracy, reliability, appropriateness or completeness of any of the forecasts to anyone, including to TKB. Neither TKB, Wejo nor any of their respective affiliates, officers, directors, advisors or other representatives has made or makes any representation to any TKB shareholder or Wejo shareholder or any other person regarding ultimate performance compared to the information contained in the prospective financial information or that financial and operating results will be achieved.
Although certain of the measures included in the prospective financial information have not been prepared in accordance with U.S. GAAP, the unaudited prospective financial information is being disclosed to comply with the anti-fraud and other liability provisions of the federal securities laws and, as such, the financial measures included therein are excluded from the definition of non-GAAP financial measures under applicable SEC rules and are therefore not subject to Item 10(e) of Regulation S-K and Regulation G. Accordingly, Wejo has not provided a reconciliation of the financial measures.
Initial Unaudited Prospective Financial Information
Prior to approval by the TKB Board of the Business Combination and the execution of the Business Combination Agreement and the related agreements, Wejo’s senior management prepared and provided TKB with certain internal, forward-looking, unaudited prospective financial information, for the years ended December 31, 2023 through 2025 in connection with the TKB Board’s evaluation of the Business Combination. Wejo does not, as a matter of course, make public projections as to future revenue, earnings or other results, other than public net revenue and Adjusted EBITDA guidance for the then-current operational year. Wejo’s senior management prepared such financial information based on its judgement and assumptions regarding the future financial performance of Wejo.

On December 15, 2022, Wejo management provided certain unaudited prospective financial information to TKB for Wejo for 2023-2025, based solely on its internal estimates, as follows:

(U.S. in million)	2023E	2024E	2025E
Net Revenue	$20.0 - 30.0	$75.0	$170.0
Adjusted EBITDA (1)	$(60.0) - (70.0)	$(36.0)	$33.0
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(1)Adjusted EBITDA is defined as loss from operations excluding: (1) share-based payments to employees and third party vendors; (2) depreciation of equipment and amortization of intangible assets; (3) transaction-related bonuses and costs, and (4) restructuring charges, when applicable.
Revised Unaudited Prospective Financial Information
On March 23, 2023, Wejo management announced an update to its financial projections as a result of changes it made in the operations of the business and updated this unaudited prospective financial information to the market for 2023-2025, based solely on its internal estimates, as follows:

(U.S. in million)	2023E	2024E	2025E
Net Revenue	$20.0 - 30.0	$80.0 - 100.0	$170.0
Adjusted EBITDA (1)	$(45.0) - (55.0)	$0.0 - 10.0	$32.0
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(1)Adjusted EBITDA is defined as loss from operations excluding: (1) share-based payments to employees and third party vendors; (2) depreciation of equipment and amortization of intangible assets; (3) transaction-related bonuses and costs, and (4) restructuring charges, when applicable.
Wejo’s management believes that the revised unaudited prospective financial information better reflects the potential future performance of Wejo. TKB reviewed the revised unaudited prospective financial information and is encouraged by the operational steps that Wejo is taking to accelerate its path to profitability.
Presentation of Unaudited Prospective Financial Information
This internal, forward-looking, unaudited prospective financial information was prepared by Wejo on the basis of historical performance, contractual commitments for revenue and costs, pipeline of new customer activity and plans for resources needed to support the revenue growth, product development and other key initiatives of Wejo.
When projecting net revenue growth from 2022 to 2023, Wejo considered the following factors:
•Wejo has been accurate in projecting net revenue in its first year as a public company. At the start of 2022, net revenue was originally projected to be $10 million plus and the final issued guidance, was in the range of $8 to $10 million as of the transaction announcement on January 9, 2023; rationale for the lower range being the timing and recognition of two customer deals potentially shifting from late 2022 into early 2023. Final net revenue was $8.4 million for 2022.
•Growth rates achieved in 2022 are projected to continue in 2023. The growth rate from 2021 to 2022 was 227%, with most of the net revenue in 2022 being in traffic management and automotive SaaS, which was launched in late 2021. This growth rate was in the predicted range of 200% to 300%. Growth rates have largely been as predicted for 2022.
•Net revenue at the start of 2023 is highly visible as a result of existing customer contracted revenue at the end of 2022 and a strong pipeline of new customers. As Wejo evaluated net revenue for 2023, Wejo considered contracted revenue from existing customers at the end of 2022 which makes up 33% to just under 50% of 2023 projected net revenue range and probability of success adjusted revenue from the pipeline of potential new customers to be signed in 2023. In addition, Annual Recurring Revenue (“ARR”) at the end of 2022 was $8.4 million, reflecting continued focus on products that drive higher value, longer-term customer contracts of a recurring nature.

•Wejo has plans to expand to new products in 2023. The addition of new product areas: insurance and audience, media measurement in Wejo Data Marketplace.
•Net revenue growth in 2024 and 2025 will be around 100% - 250%, with higher growth in 2024 than in 2025 due to growth of the new product areas and geographies accelerating as they scale. Wejo expects its contracted revenue will continue to grow and ARR will expand significantly as a result of its core business and the introduction of the new products and geographies noted above.
Adjusted EBITDA projections reflect the growth in net revenue, and tight management of Wejo’s cost base focused on generation of revenue in high profit margin opportunities. In 2022 and in 2023, as noted previously, Wejo has taken wide reaching measures to reduce its cost base, with large expense reductions in data acquisition, cloud, human resources, and public company support, reducing cash burn 30% to 40% during 2022 and further reductions of about 50% over the course of 2023. Expenses in 2023, 2024, and 2025 were projected using contracted arrangements for key components of the cost structure including data acquisition, cloud, technology related costs and human resources. Growth in costs were driven primarily by growth in revenue from new customers added, new products launched, and new geographies entered. In addition, data acquisition costs included new OEM, fleet and tier 1 data relationships being added to the ADEPT platform during this timeframe. Cloud costs increase with the growth in data relationships and vehicles on platform, as well as customer related activity. Growth in human resources is primarily expected to be in development and technology as well as commercial areas. General and administrative functions are not expected to need expansion as the business grows.
Opinion of Stout to the TKB Board
On January 9, 2023, Stout orally rendered its opinion to the TKB Board (which was subsequently confirmed in writing by delivery of Stout’s written opinion addressed to the TKB Board dated January 9, 2023), as to (i) the fairness, from a financial point of view, to the holders of Class A Shares, other than the Excluded Holders, of the Exchange Ratio provided for in the TKB Merger, after giving effect to the Wejo Merger, pursuant to the Agreement, and (ii) whether Wejo has an aggregate fair market value equal to at least 80% of the Trust Account Balance.
Stout’s opinion was directed to the TKB Board (in its capacity as such) and only addressed the fairness, from a financial point of view, as of the date thereof, to the holders of Class A Shares (other than the Excluded Holders) of the Exchange Ratio provided for in the TKB Merger, after giving effect to the Wejo Merger, pursuant to the Agreement and whether Wejo had an aggregate fair market value equal to at least 80% of the Trust Account Balance and did not address any other aspect or implication of any other agreement, arrangement or understanding. The summary of Stout’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex G to this joint proxy statement/prospectus and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Stout in connection with the preparation of its opinion. However, neither Stout’s opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/ prospectus are intended to be, and do not constitute, advice or a recommendation to the TKB Board, TKB, Wejo, any security holder or any other person as to how to act or vote or make any election with respect to any matter relating to the Transaction or otherwise, including, without limitation, whether holders of Class A Shares should redeem their shares in connection with the Transaction.
Stout’s opinion was intended to be utilized by the TKB Board as only one input to consider in its process of analyzing the Transaction. No opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. Stout was not requested to opine as to, and its opinion did not in any manner address, the following: (i) the underlying business decision of TKB, its security holders, the TKB Board, or any other party to proceed with or effect the Transaction; (ii) the merits of the Transaction relative to any alternative business strategies that may have existed for TKB or any other party or the effect of any other transactions in which TKB or any other party might have engaged; (iii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the Transaction or otherwise (except as expressly addressed in Stout’s opinion), including, without limitation, the Sponsor Voting Agreement, the Class B Conversion or the voting and support agreement to be entered into by certain shareholders of Wejo; (iv) the potential dilutive or other effects of the Holdco Common Shares to be issued in the Transaction, warrants to purchase TKB Ordinary Shares, any securities issued to investors in any Future PIPE or other financing, or any other aspect of the Transaction; (v) the appropriate capital structure of TKB, Wejo or Holdco, or whether TKB, Wejo or Holdco should be issuing debt or equity securities or a combination of both in the Transaction, or the form, structure or any aspect or terms of any debt or equity financing for the Transaction (including, without limitation, any Future PIPE financing) or the likelihood of obtaining such financing; (vi) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of TKB, or to any other party, not specifically addressed in Stout’s opinion, including, without limitation, the fairness of the Exchange Ratio to the Excluded Holders; (vii) the fairness of the Exchange Ratio to the Excluded Holders relative to the fairness of the Exchange Ratio to the holders of Class A Shares other than the Excluded Holders, or vice versa; (viii) the solvency, creditworthiness or fair value of TKB, Wejo, Holdco or any other participant in the Transaction under any applicable laws relating to bankruptcy, insolvency or similar matters; or (ix) how the TKB Board, TKB, TKB’s security holders or any other person should act with respect to the Transaction. With TKB’s consent, (i) Stout did not conduct any financial analyses to evaluate the ordinary shares of TKB, for purposes of comparison with the Holdco Common Shares to be issued in the Transaction or otherwise, and Stout assumed that each ordinary share of TKB had a value of $10.00 (which assumption did not take into account dilution from the Holdco Common Shares to be issued in the Transaction, warrants to purchase TKB Ordinary Shares, or any securities issued to investors in any PIPE or other financing and did not reflect or purport to reflect the amount of cash per ordinary share of TKB to be available to Holdco or Wejo on the consummation of the Transaction), and (ii) Stout assumed, for purposes of its analyses and opinion, a fixed value for the Exchange Ratio equal to the Maximum Exchange Ratio, based on recent trading prices of Wejo Common Shares as of the date of Stout’s opinion. In addition, with TKB’s consent, Stout evaluated whether Wejo had an aggregate fair market value equal to at least 80% of the Trust Account Balance based solely on a comparison of (i) the balance of such funds as provided to Stout by TKB and (ii) the implied enterprise value reference ranges Stout believed were indicated by its financial analyses of Wejo. Stout made no representation as to any legal matter or as to the sufficiency of said methodologies or any other assumptions or considerations set forth in its opinion for any purpose other than setting forth the scope of its opinion.
The TKB Board acknowledged that Stout was not engaged to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction, the assets, businesses or operations of TKB, Wejo, Holdco or any other party, or any alternatives to the Transaction, or (b) negotiate the terms of the Transaction.
In connection with its opinion, Stout made such reviews, analyses, and inquiries as it deemed necessary and appropriate under the circumstances. The principal sources of information used in performing Stout’s analysis included, but were not limited to:
•Wejo’s audited consolidated financial statements for the fiscal years ended December 31, 2019 through 2021;
•Wejo’s internally prepared, unaudited financial statements for the eleven-month period ended November 30, 2021 and the eleven-month period ended November 30, 2022;
•A draft, dated January 8, 2023, of the Agreement;
•Wejo’s three-year financial forecast for the fiscal years ending December 2023 through 2025, which were prepared by Wejo management (the “Wejo Projections”) and as adjusted by TKB management (the “Adjusted Projections”);
•A review of certain publicly available business and financial information relating to Wejo that Stout deemed to be relevant;
•A review of publicly available financial data of certain publicly traded companies that Stout deemed relevant;

•Solely for informational purposes, a review of publicly available information regarding certain merger and acquisition transactions that Stout deemed relevant;
•Discussions with TKB and Wejo’s management and certain of their respective representatives concerning the business, industry, history, and prospects of Wejo, the Transaction and related matters;
•A review of a certificate from senior management of TKB containing, among other things, representations regarding the accuracy of the information, data, and other material (financial or otherwise) provided to Stout by or on behalf of TKB; and
•Such other analyses and such other facts and data as Stout deemed appropriate.
Stout’s opinion was premised on the assumption that the assets, liabilities, financial condition, and prospects of Wejo as of the date of such opinion had not changed materially since November 30, 2022, the date of the most recent financial statements made available to Stout. In rendering its opinion, Stout assumed and relied upon the accuracy and completeness of all financial and other information that was publicly available, furnished by TKB or Wejo, or otherwise reviewed by or discussed with Stout without independent verification of such information and Stout assumed and relied upon the representations and warranties contained in the draft Agreement Stout reviewed. At TKB’s direction (i) Stout assumed, without independent verification, that the Wejo Projections were prepared in good faith by management of Wejo, that the adjustments thereto were prepared in good faith by management of TKB, and that the Wejo Projections and the Adjusted Projections reflected the best currently available estimate of the managements of Wejo and TKB, respectively, as to the future financial results of Wejo, and (ii) Stout used and relied upon the Adjusted Projections in arriving at its opinion. Stout was not engaged to assess the reasonableness or achievability of the Wejo Projections, the Adjusted Projections, or the respective assumptions upon which they were based, and Stout expressed no view as to the Wejo Projections, the Adjusted Projections, or such assumptions. Stout assumed that the Transaction would be consummated on the terms described in the Agreement, without any waiver of any material terms or conditions by the parties to the Agreement.
Stout did not conduct a physical inspection of Wejo’s facilities or assets. Stout assumed, with TKB’s consent, that the final executed form of the Agreement would not differ from the draft of the Agreement that Stout had examined, that the conditions to the Transaction as set forth in the Agreement would be satisfied, and that the Transaction would be consummated on a timely basis in the manner contemplated by the Agreement. Stout’s opinion was necessarily based on business, economic, market, and other conditions as they existed and could be evaluated by Stout at the date of its opinion. It should be noted that although subsequent developments may affect its opinion, Stout does not have any obligation to update, revise, or reaffirm its opinion. Stout reserves the right, however, to withdraw, revise, or modify its opinion based upon additional information that may be provided to or obtained by Stout after the issuance of its opinion that suggests, in Stout’s judgment, a material change in the assumptions upon which its opinion was based.
Stout conducted its analyses at the request of the TKB Board to provide a particular perspective of the Transaction. In so doing, Stout did not form a conclusion as to whether any individual analysis, when considered independently of the other analyses conducted by Stout, supported, or failed to support its opinion. Stout did not specifically rely or place any specific weight on any individual analysis. Rather, Stout deemed that the analyses, taken as a whole, supported Stout’s conclusion and its opinion. Accordingly, Stout believes that the analyses must be considered in their entirety, and that selecting portions of the analyses or the factors considered, without considering all analyses and factors together, could create an imperfect view of the processes underlying the analyses performed by Stout in connection with the preparation of its opinion.
Stout’s opinion was furnished for the use and benefit of the TKB Board in connection with the Transaction, and was not intended to, and did not, confer any rights or remedies upon any other person, and was not intended to be used, and may not be used, for any other purpose, without Stout’s express, prior written consent. Stout received a fee for the provision of its opinion to the TKB Board, however Stout’s compensation for providing the opinion was neither based upon nor contingent on the conclusions reached in the opinion or the consummation of the proposed Transaction. In addition, TKB, and subject to the consummation of the Transaction, Wejo, have agreed to indemnify Stout for certain liabilities arising out of the engagement.

Stout was not requested to opine to, and its opinion did not address, the fairness of the amount or nature of the compensation to any of TKB’s or Wejo’s officers, directors or employees, or class of such persons, relative to the Exchange Ratio provided for in the Transaction or otherwise. The issuance of Stout’s opinion was approved by a committee of Stout authorized to approve opinions of such nature.
In performing its analyses, Stout considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company or business used in Stout’s analyses for comparative purposes is identical to Wejo, and an evaluation of the results of those analyses is not entirely mathematical. The estimates contained in the Adjusted Projections and the implied reference range values indicated by Stout’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of TKB and Wejo. Much of the information used in, and accordingly the results of, Stout’s analyses are inherently subject to substantial uncertainty.
Stout’s opinion was only one of many factors considered by the TKB Board in evaluating the proposed Transaction. Neither Stout’s opinion nor its analyses were determinative of the Exchange Ratio or of the views of the TKB Board or management with respect to the Transaction or the Exchange Ratio. The type and amount of consideration payable in the Transaction was determined through negotiation between TKB and Wejo, and the decision to enter into the Agreement was solely that of the TKB Board.
Financial Analyses
In preparing its opinion to the TKB Board, Stout performed a variety of analyses, including those described below. The summary of Stout’s analyses is not a complete description of the analyses underlying Stout’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative, and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Stout’s opinion nor its underlying analyses are readily susceptible to summary description. Stout arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Stout’s overall conclusion with respect to fairness, Stout did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Stout believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies, and factors, without considering all analyses, methodologies, and factors, could create a misleading or incomplete view of the processes underlying Stout’s analyses and opinion.
The following is a summary of the material financial analyses performed by Stout in connection with the preparation of its opinion and reviewed with the TKB Board on January 9, 2023. The order of the analyses does not represent relative importance or weight given to those analyses by Stout. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Stout’s analyses.
For purposes of its analyses, Stout reviewed a number of financial metrics, including enterprise value, which generally is the value as of a specified date of the relevant company’s outstanding equity securities (taking into account outstanding options and other securities convertible, exercisable or exchangeable into or for equity securities of the company) plus the amount of its net debt (the amount of its outstanding indebtedness, non-convertible preferred stock, capital lease obligations and non-controlling interests less the amount of cash and cash equivalents on its balance sheet).
Unless the context indicates otherwise, enterprise values used in the selected companies’ analysis described below were calculated using the closing prices of the common stock of the selected companies listed below as of

January 6, 2023. The estimates of the future financial performance of Wejo relied upon for the financial analyses described below were based on the Adjusted Projections. The estimates of the future financial performance of the selected companies listed below were based on publicly available research analyst estimates for those companies.
Assumed Exchange Ratio. For purposes of its financial analyses, with TKB’s consent, Stout assumed a fixed value for the Exchange Ratio equal to the Maximum Exchange Ratio of 22.5 as provided by the Agreement, based on recent trading prices of Wejo Common Shares as of the date of Stout’s opinion.
Calculation of Implied Exchange Ratio Reference Ranges. The implied exchange ratio reference ranges shown below were calculated using a value of $11.25 per Class A Share, based on the value ascribed to the Class A Shares pursuant to the exchange ratio formulation in the Agreement, which was higher, and therefore more conservative, than the assumed value of $10.00 per Class A Share.
Assumed Trust Account Cash Balance. For purposes of its financial analyses, with TKB’s consent, Stout assumed the Trust Account Cash Balance to be $237.9 million as of January 9, 2023.
Selected Companies Analysis. Stout reviewed certain financial data for selected companies with publicly traded equity securities that Stout deemed relevant for purposes of analysis. These companies were selected because they were deemed to be similar to Wejo in one or more respects, including, the nature of their businesses or the industries in which they operate.
The financial data reviewed included:
a.Enterprise value as a multiple of estimated net revenue for the 2023 calendar year, or “CY 2023E” net revenue; and
b.Enterprise value as a multiple of estimated net revenue for the 2024 calendar year, or “CY 2024E” net revenue.
The selected companies and corresponding financial data included the following:

Enterprise Value to Net Revenue
	CY 2023E	CY 2024E
Alteryx, Inc.	3.86x	3.29x
Datadog, Inc.	8.75x	6.47x
Elastic N.V.	3.43x	2.76x
Palantir Technologies Inc.	4.70x	3.80x
Samsara Inc.	6.20x	4.85x
Snowflake Inc.	11.90x	8.45x
Splunk Inc.	3.91x	3.30x

Enterprise Value to Net Revenue
	CY 2023E	CY 2024E
Low	3.43x	2.76x
High	11.90x	8.45x
Median	4.70x	3.80x
Mean	6.11x	4.70x
Taking into account the results of the selected companies analysis, Stout applied selected multiple ranges of 6.00x to 7.00x CY 2023E net revenue and 2.50x to 3.50x CY 2024E net revenue to corresponding financial data for Wejo. The selected companies analysis using a CY 2023E net revenue multiple indicated an implied adjusted enterprise value (enterprise value plus cash and cash equivalents) reference range for Wejo of approximately $186.4 million to $216.4 million, an implied equity value reference range per Wejo Common Share of approximately $1.29 to $1.57, and, after taking into account the one-to-one exchange ratio provided for in the Wejo Merger and the ascribed value of $11.25 per TKB Class A Share, an implied number of Holdco Common Shares to be received per Class A Share in the TKB Merger of 7.17 to 8.72 shares, as compared to the assumed Exchange Ratio of 22.5 Holdco Common Shares for each Class A Share. Further, the selected companies analysis using a CY 2024E net revenue multiple indicated an implied adjusted enterprise value reference range for Wejo of approximately $193.4 million to $268.4 million, an implied equity value reference range per Wejo Common Share of approximately $1.35 to $2.04, and, after taking into account the one-to-one exchange ratio provided for in the Wejo Merger and the ascribed value of $11.25 per TKB Class A Share, an implied number of Holdco Common Shares to be received per Class A Share of 5.51 to 8.33 shares, as compared to the assumed Exchange Ratio of 22.5 Holdco Common Shares for each Class A Share.
Discounted Cash Flow Analysis. Stout performed a discounted cash flow analysis of Wejo based on the Adjusted Projections. Stout applied a range of terminal value multiples of 3.75x to 4.25x to Wejo’s estimated CY2025E net revenue and discount rates ranging from 32.50% to 37.50%. The discounted cash flow analysis indicated an implied adjusted enterprise value reference range for Wejo of approximately $164.4 million to $227.4 million, an implied equity value reference range per Wejo Common Share of approximately $1.09 to $1.67, and, after taking into account the one-to-one exchange ratio provided for in the Wejo Merger and the ascribed value of $11.25 per TKB Class A Share, an implied number of Holdco Common Shares to be received per Class A Share of 6.74 to 10.32 shares, as compared to the assumed Exchange Ratio of 22.5 Holdco Common Shares for each Class A Share.
Implied Value Reference Range of Wejo Compared to Trust Account Balance
Stout also compared the overall implied adjusted enterprise value reference range indicated by its financial analyses for Wejo of $164.4 million to $268.4 million (when considering both the selected companies and discounted cash flow analyses described above under the heading “—Financial Analyses”) to the Trust Account Balance of $237.9 million, for purposes of its analysis and opinion, which indicated that Wejo had an aggregate fair market value equal to at least 80.0 percent of the Trust Account Balance, which was approximately $190.3 million.
Other Matters
Stout was engaged by the TKB Board to provide an opinion to the TKB Board as to the fairness, from a financial point of view, to the holders of Class A Shares, other than the Excluded Holders, of the Exchange Ratio provided for in the TKB Merger, after giving effect to the Wejo Merger, pursuant to the Agreement, and (ii) whether Wejo had an aggregate fair market value equal to at least 80% of the Trust Account Balance. The TKB Board engaged Stout based on Stout’s experience and reputation. Stout is regularly engaged to render financial opinions in connection with mergers, acquisitions, divestitures, leveraged buyouts, and for other purposes. Pursuant to its engagement by TKB, Stout became entitled to an aggregate fee of $250,000 for its services, of which $100,000 became payable to Stout upon its retention by TKB and $150,000 was earned by Stout upon the delivery of its opinion and payable upon the first to occur of the consummation of the Transaction, the consummation of an alternative initial business combination involving TKB, and the termination of the Transaction. TKB has also agreed to reimburse Stout for certain expenses, and provided a $20,000 retainer for such expenses, and to indemnify Stout, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of, or related to Stout’s engagement. Wejo has agreed to guarantee the obligations of TKB under Stout’s engagement letter subject to and contingent upon the consummation of the Transaction.
Satisfaction of 80% Test
NASDAQ rules require that TKB’s initial business combination must be with one or more target businesses that together have an aggregate fair market value equal to at least 80% of the value of the funds in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the funds held in the Trust Account) at the time of the execution of a definitive agreement for TKB’s initial business combination. As of January 9, 2023, the trading day prior to the public announcement of the Business Combination, the fair value of the funds held in the Trust Account was approximately $237.9 million (excluding deferred underwriting commissions and taxes payable on the income earned on the funds held in the Trust Account at that time), and 80% thereof represents approximately $190.3 million. Based on the enterprise value of Wejo of $164.4 million to $268.4 million (when considering both the Selected Companies and Discounted Cash Flow Analyses performed by Stout), the TKB Board determined that this requirement was met.
Interests of TKB’s Board of Directors and Executive Officers in the Transaction
In considering the recommendation of the TKB Board to vote in favor of the TKB Business Combination Proposal and TKB Merger Proposal, TKB shareholders should be aware that, aside from their interests as shareholders, the TKB Sponsor and TKB’s officers and directors have interests in consummating the Business Combination that are different from, or in addition to, those of other shareholders generally. TKB’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, in recommending to shareholders that they approve the Business Combination and in agreeing to vote their shares in favor of a Business Combination. TKB Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:
•If the TKB Business Combination Proposal and TKB Merger Proposal are not approved and a Business Combination is not consummated by the end of the Combination Period, or such later date that may be approved by TKB shareholders, TKB will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and the Board, dissolving and liquidating. In such event, the Founder Shares held by the TKB Sponsor and TKB’s directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to the IPO, or approximately $0.004 per share, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of $                   based upon the closing price of $                   per share on NASDAQ on the TKB Record Date.
•Simultaneously with the consummation of the IPO, the TKB Sponsor purchased 10,750,000 Private Placement Warrants, each exercisable to purchase one Ordinary Share at $11.50 per share beginning 30 days after the completion of a Business Combination, at a price of $1.00 per warrant for an aggregate of $10,750,000 in a private placement. Such Private Placement Warrants have an aggregate market value of approximately $                   based upon the closing per warrant price of $                    on NASDAQ on the TKB Record Date. The Private Placement Warrants and Ordinary Shares underlying the Private Placement Warrants will become worthless if TKB does not consummate a business combination by the end of the Combination Period or such later date that may be approved by TKB shareholders in accordance with the Cayman Constitutional Documents.
•The TKB Sponsor and TKB’s directors and officers paid significantly less for their Founder Shares and Private Placement Warrants than other TKB Public Shareholders and holders of Public Warrants paid for their Public Shares and Public Warrants purchased in the IPO or shares or warrants purchased in the open market thereafter. Even if the trading price of the Ordinary Shares were as low as $1.87 per share, the aggregate market value of the Founder Shares alone (without taking into account the value of the Private Placement Warrants) would be approximately equal to the initial investment in the Company by the TKB Sponsor and TKB’s officers and directors. As a result, if a Business Combination is completed, the TKB Sponsor, officers and directors are likely to be able to make a substantial profit on their investment in us even at a time when the Ordinary Shares have lost significant value. On the other hand, if the Business Combination Proposals are not approved and the Company liquidates without completing a Business Combination before the end of the Combination Period, the TKB Sponsor, officers and directors will lose their entire investment in us.
•As disclosed in the prospectus for TKB’s IPO, the members of TKB’s management team and its directors have also invested in TKB Sponsor by subscribing for units issued by TKB Sponsor. Through their investment in TKB Sponsor, these officers and directors will share in a portion of any appreciation in Founder Shares and TKB Private Warrants, provided that TKB successfully completes a business combination.

•The TKB Sponsor has agreed that it will be liable to TKB, if and to the extent any claims by a vendor for services rendered or products sold to TKB, or a prospective target business with which TKB has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below: (i) $10.20 per Public Share; or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under TKB’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.
•The Cayman Constitutional Documents contain a waiver of the corporate opportunity doctrine, and there could have been Business Combination targets that would have been appropriate for a combination with TKB but were not offered due to a TKB director’s duties to another entity. TKB does not believe that the waiver of the corporate opportunity doctrine in the Cayman Constitutional Documents interfered with its ability to identify an acquisition target.
•TKB’s existing directors and officers will be eligible for continued indemnification and continued coverage under TKB’s directors’ and officers’ liability insurance policy after the Business Combination and pursuant to the Business Combination Agreement and indemnification agreements entered into with such directors and officers in connection with the IPO.
•Pursuant to the Registration Rights Agreement, the TKB Insiders will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the Holdco Common Shares and Holdco Warrants held by such parties following the consummation of the Business Combination.
•Angela Blatteis and Philippe Tartavull will become directors of Holdco after the closing of the Business Combination. As such, in the future they will receive any cash fees, stock options or stock awards that the Holdco Board determines to pay to its non-executive directors.
•TKB’s officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on TKB’s behalf, such as identifying and investigating possible business targets and business combinations. However, if TKB fails to consummate a business combination within the Combination Period, they will not have any claim against the Trust Account for reimbursement. Accordingly, TKB may not be able to reimburse these expenses if the Business Combination or another business combination, is not completed within the Combination Period. As of April 10, 2023, there were approximately $100,000 of reimbursable out-of-pocket expenses.
•Following the Closing, the TKB Sponsor would be entitled to the repayment of any working capital loans and advances that have been made to TKB and remain outstanding. As of April 10, 2023, the Sponsor has made an aggregate of $500,000 of advances to TKB, corresponding to $250,000 of the funds received in connection with the Wejo Assignment and the $250,000 draw-down under the Phelan Note. If TKB does not complete the Business Combination, under the Business Combination Agreement, in certain circumstances Wejo would be required to reimburse TKB for up to $1,000,000 of transaction expenses plus an additional $500,000 on account of interest or repayment premiums on principal amounts of loans entered into by TKB or TKB Sponsor in compliance with the Business Combination Agreement. TKB may also use a portion of the working capital held outside the Trust Account to repay any then outstanding working capital loans or advances, but no proceeds held in the Trust Account would be used to repay the working capital loans or advances.
The Insiders have agreed to, among other things, vote in favor of the Business Combination, regardless of how the TKB Public Shareholders vote. As of the date of this joint proxy statement/prospectus, the Insiders own approximately 51% of the issued and outstanding TKB Ordinary Shares.

Interests of Wejo’s Board of Directors and Executive Officers in the Transaction
In considering the recommendation of the Wejo Board to vote in favor of the Business Combination Proposal, Wejo shareholders should be aware that, aside from their interests as shareholders, Wejo’s officers and directors have interests in consummating the Business Combination that are different from, or in addition to, those of other shareholders generally. Wejo’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, in recommending to shareholders that they approve the Business Combination and in agreeing to vote their shares in favor of a Business Combination. Wejo shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:
•continued service of certain directors and executive officers following the closing of the business combination;
•the treatment of restricted stock units, performance stock units, stock options and other equity-based awards in connection with the Business Combination; and
•Wejo’s existing directors and officers will be eligible for continued indemnification and continued coverage under Wejo’s directors’ and officers’ liability insurance policy after the Business Combination and pursuant to the Business Combination Agreement and indemnification agreements entered into with such directors and officers in connection with the initial public offering of Wejo.
The existence of financial and personal interests of one or more of Wejo’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of Wejo and its shareholders and what they may believe is best for themselves in determining to recommend that shareholders vote for the proposals. In addition, Wejo’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.
The personal and financial interests of Wejo’s directors and officers may have influenced their motivation in identifying and selection TKB as a partner for a business combination and influencing the operation of the business of Wejo following the Closing. In considering the recommendations of the Wejo Board to vote for the proposals, Wejo shareholders should consider these interests.
Wejo Voting Agreements
Pursuant to the Wejo Voting Agreements, Richard Barlow, John T. Maxwell, Timothy Lee, Samuel Hendel, Sarah Larner, Mina Bhama and Diarmid Ogilvy agreed to, among other things, vote in favor of the Business Combination, regardless of how the other shareholders vote. As of the date of this joint proxy statement/prospectus, this group of shareholders own approximately 14.7% of the issued and outstanding Wejo Common Shares. In addition, to the extent each such individual holds Wejo RSUs that will, by their terms, vest in connection with the consummation of the transactions contemplated by the Business Combination Agreement to the extent that it constitutes a “Change in Control” for purposes of the Wejo Equity Plan, to waive, in writing, his, her or their rights to such vesting (such that the applicable Wejo RSU Award will convert into a Holdco RSU Award and remain outstanding and eligible to vest in accordance with its terms as though the transactions contemplated by the Business Combination Agreement had not occurred).
Holdco Board Following the Business Combination
Pursuant to the Business Combination Agreement, at the effective time of the Business Combination upon completion of the Business Combination, the Holdco Board will consist of nine members, of whom two individuals meeting the NASDAQ independence requirements will be designated in writing by the TKB Sponsor, and seven individuals will be designated in writing by Wejo. See “Board of Directors and Management of Holdco Following the Business Combination—Board of Directors” in this joint proxy statement/prospectus.

Management of Holdco Following the Business Combination
It is expected that the executive officers and other members of the existing Wejo senior management shall continue as executive officers and members of the senior management of Holdco. See “Board of Directors and Management of Holdco Following the Business Combination—Executive Officers” in this joint proxy statement/prospectus.
Treatment of Outstanding Equity Awards
Certain of Wejo’s executive officers, directors and designees to the pre-closing Holdco Board hold Wejo Share Options and Wejo RSUs under the Wejo Equity Plan. These awards will be converted into corresponding share-based awards of Holdco, on substantially the same terms and conditions as were applicable to the corresponding Wejo share-based award prior to the Business Combination. The completion of the Business Combination is not expected to constitute a “Change in Control” or similar term for purposes of any such Wejo Equity Plan outstanding.
At the effective time of the Business Combination, each Wejo Share Option and each Wejo RSU, whether vested or unvested, that is outstanding immediately prior to the effective time of the Business Combination will, without any required action on the part of the holder thereof, cease to represent a Wejo Share Option or Wejo RSU and will be converted into a Holdco Share Option or Holdco RSU, respectively, on the same terms and conditions as were applicable to such Wejo Share Option or Wejo RSU immediately prior to the effective time of the Business Combination. The number of Holdco shares subject to each Holdco Share Option or Holdco RSU will equal the number of Wejo shares subject to the corresponding Wejo Share Option or Wejo RSU immediately prior to the effective time of the Business Combination.
Potential Purchases of Public Shares and Public Warrants
At any time at or prior to the Business Combination, during a period when they are not then aware of any material non-public information regarding TKB, Wejo, or their respective securities, the TKB Sponsor, Wejo, or their respective directors, officers, advisors or affiliates may purchase Public Shares from institutional and other investors who vote, or indicate an intention to vote, against any of the TKB Business Combination Proposal or the TKB Merger Proposal, or who redeem or indicate an intention to redeem their Public Shares, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares and not redeem them or vote their Public Shares in favor of the TKB Business Combination Proposal or the TKB Merger Proposal. Any such non-redemption agreements may provide for an agreement by the investor (i) not to redeem the Public Shares it owns, or (ii) to sell such Public Shares to the TKB Sponsor, Wejo, or their respective directors, officers, advisors or affiliates or their respective affiliates, or (iii) to acquire Public Shares in the market or in privately negotiated transactions from other shareholders who redeem or indicate an intention to redeem, and to hold such Public Shares and not redeem them. Any such purchase may include a contractual acknowledgement that such shareholder, although still the record holder of TKB Ordinary Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. In the event that the Sponsor, Wejo or their respective directors, officers, advisors or affiliates purchase shares in privately negotiated transactions from TKB shareholders who have already elected to exercise their Redemption Rights, such selling shareholder would be required to revoke their prior elections to redeem their Public Shares.
Any Public Shares purchased by the TKB Sponsor or its affiliates as part of such agreements would be purchased at a price no higher than the redemption price for the Public Shares, which was approximately $10.47 per share as of March 31, 2023. Any Public Shares so purchased would not be voted by the TKB Sponsor or its affiliates at the TKB Meeting and would not be redeemable by the TKB Sponsor or its affiliates. The purpose of such share purchases and other transactions would be to limit the number of Public Shares electing to redeem. While the nature of any such incentives has not been determined as of the date of this joint proxy statement/prospectus, they might include, without limitation, transfers of Founder Shares or TKB Private Warrants by the TKB Sponsor and/or the forfeiture of such shares or warrants by the TKB Sponsor, or arrangements to protect such holders against potential loss in value of their shares, the granting of put options and the transfer to such investors or holders of shares or warrants owned by the TKB Sponsor for nominal value.

Entering into any such arrangements may have a depressive effect on the price of the TKB Class A Shares (e.g., by giving a holder the ability to effectively purchase shares at a price lower than market, such holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the TKB Meeting and would likely increase the chances that such proposals would be approved.
No agreements dealing with the above arrangements or purchases have been entered into as of the date of this joint proxy statement/prospectus. TKB will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the TKB Business Combination Proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
Regulatory Approvals Required for the Transaction
Wejo and TKB have agreed to cooperate and use reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the Business Combination Agreement. The parties have determined that the Business Combination is not reportable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, referred to in this document as the HSR Act. Thus, the Business Combination is not subject to the termination or expiration of any waiting period under the HSR Act.
Sources and Uses of Funds for the Business Combination

Sources and Uses (U.S. in million)	@ $0.50 Wejo stock price	@ $3.00 Wejo stock price
Cash in Trust Account and Future PIPE(1)	$100.00	$100.00
Wejo Cash on Balance Sheet(2)	8.63	8.63
Wejo Rollover (3)	60.45	362.72
Total Sources	$169.08	$471.35

Wejo Rollover(3)	$60.45	$362.72
Holdco Cash to Balance Sheet(4)	88.73	88.73
Estimated Transaction Expenses	19.90	19.90
Total Uses	$169.08	$471.35
__________________
(1)Represents an estimate of total proceeds to be raised through, and that will remain at Holdco after, closing of the Business Combination and Future PIPE, before transaction costs. TKB and Wejo are actively seeking additional financing through a Future PIPE, as of the date of this joint proxy statement/prospectus, no binding commitment exists with respect to any Future PIPE. See “Summary of the Joint Proxy Statement/Prospectus—The Future PIPE.”
(2)Represents Wejo cash balance as of December 31, 2022.
(3)Represents the product of the 109,461,562 outstanding shares of Wejo at December 31, 2022 and 11,444,846 RSUs multiplied by the respective stock price noted in each column.
(4)Represents the sum of the cash in the Trust Account and Future PIPE and the cash on Wejo’s balance sheet after estimated transaction expenses on $19.9 million.
Certain Engagements
Jefferies was originally engaged by TKB to act as sole book-running manager in the IPO and as representative of the several underwriters of the IPO, and TKB provided an upfront discount to the underwriters of its IPO of $3,850,000. Pursuant to the IPO underwriting agreement, the underwriters are entitled to a deferred underwriting discount of $8,800,000 payable upon the consummation of the Business Combination.
TKB also engaged Jefferies to act as exclusive financial advisor and exclusive capital markets advisor in connection with the Business Combination and to act as sole and exclusive placement agent in the PIPE Investment, and Jefferies will receive customary fees and expense reimbursements for such services contingent upon the closing of the PIPE Investment.
Wejo separately engaged Jefferies as sales agent and/or principal for certain open market sales, and Jefferies will receive customary fees and expense reimbursements for such services.
In addition, Jefferies (together with its affiliates) is a full service financial institution engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investing, hedging, market making, brokerage and other financial and non-financial activities and services. In addition, Jefferies and its affiliates may provide investment banking and other commercial dealings to TKB, Wejo and their respective affiliates in the future, for which they would expect to receive customary compensation.
In addition, in the ordinary course of its business activities, Jefferies and its affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of TKB or Wejo, or their respective affiliates. Jefferies and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Appraisal Rights and Dissenters’ Rights
For a discussion summarizing Appraisal Rights and Dissenters’ Rights, see “Appraisal Rights and Dissenters’ Rights.”
Accounting Treatment of the Business Combination
The TKB Merger will be accounted for as a recapitalization as TKB was not recognized as a business under U.S. GAAP given it consisted primarily of cash held in a trust account. Under this method of accounting, the ongoing financial statements of Holdco will reflect the net assets of TKB at historical cost, with no additional goodwill recognized. The recapitalization will be immediately followed by the Wejo Merger. The Wejo Merger will be accounted for as a capital reorganization whereby Holdco will be the successor to the Accounting Predecessor. The acquisition of Accounting Predecessor will be accounted for as a capital reorganization whereby Holdco becomes the successor to the Accounting Predecessor. The capital reorganization by Holdco of the Accounting Predecessor will be considered a common control transaction and accounted for as a pooling of interests, whereby the historical values of the assets and liabilities of the Accounting Predecessor were the same before and after the Wejo Merger.
Listing of Holdco Securities; Delisting and Deregistration of TKB Securities and Wejo Securities
The Holdco Common Shares, Wejo Assumed Warrants, and TKB Assumed Warrants to be issued in the Business Combination are expected to be listed for trading on the NASDAQ-GS. Upon the completion of the TKB Merger, the TKB Units, TKB Class A Shares and TKB Warrants are expected to be delisted from the NASDAQ-GM and subsequently deregistered under the Exchange Act in accordance with applicable securities laws. Upon the completion of the Wejo Merger, the Wejo Common Shares and warrants are expected to be delisted from the NASDAQ-GS and subsequently deregistered under the Exchange Act in accordance with applicable securities laws.

THE BUSINESS COMBINATION AGREEMENT
The following description sets forth the principal terms of the Business Combination Agreement, which is attached as Annex A and is incorporated by reference into this joint proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the Business Combination Agreement and not by this description, which is summary by nature. This description does not purport to be complete and is qualified in its entirety by reference to the complete text of the Business Combination Agreement. You are encouraged to read the Business Combination Agreement carefully and in its entirety, as well as this joint proxy statement/prospectus and any documents incorporated by reference herein, before making any decisions regarding any of the proposals described in this joint proxy statement/prospectus. This section is intended to provide you with information regarding the terms of the Business Combination Agreement. Accordingly, the representations, warranties, covenants and other agreements in the Business Combination Agreement should not be read alone, and you should read the information provided elsewhere in this joint proxy statement/prospectus and in the public filings Wejo and TKB make with the SEC, as described in the section entitled “Where You Can Find More Information” of this joint proxy statement/prospectus.
Explanatory Note Regarding the Business Combination Agreement
The Business Combination Agreement, dated as of January 10, 2023 (as it may be amended from time to time) and this summary of terms are included to provide you with information regarding the terms of the Business Combination Agreement. Factual disclosures about Wejo and TKB, respectively, contained in this joint proxy statement/prospectus or in the public reports of Wejo and TKB filed with the SEC may supplement, update or modify the factual disclosures about Wejo and TKB contained in the Business Combination Agreement. The representations, warranties and covenants made in the Business Combination Agreement by Wejo and TKB were qualified and subject to important limitations agreed to by Wejo and TKB in connection with negotiating the terms of the Business Combination Agreement. In particular, in your review of the representations and warranties contained in the Business Combination Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the Business Combination Agreement may have the right not to consummate the Business Combination if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Business Combination Agreement, and were not intended by the parties to the Business Combination Agreement to be a characterization of the actual state of facts or condition of Wejo or TKB, except as expressly stated in the Business Combination Agreement. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in the confidential disclosure schedules that Wejo and TKB each delivered in connection with the Business Combination Agreement, which disclosures were not reflected in the Business Combination Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the Business Combination Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this joint proxy statement/prospectus or in the respective public filings made by each of Wejo or TKB with the SEC.
Additional information about Wejo and TKB may be found elsewhere in this joint proxy statement/prospectus and in the public filings Wejo and TKB make with the SEC. See the section entitled “Where You Can Find More Information” of this joint proxy statement/prospectus.
Business Combination Agreement
On January 10, 2023, Wejo entered into the Business Combination Agreement with TKB, Merger Sub 1 and, upon execution of a joinder to the Business Combination Agreement, dated January 16, 2023, each of Holdco and Merger Sub 2.
At the time of entry into the Business Combination Agreement, (i) each of Holdco and Merger Sub 1 were wholly-owned, direct subsidiaries of Wejo and (ii) Merger Sub 2 was a wholly-owned, direct subsidiary of Holdco.

On January 16, 2023, and pursuant to the terms of the Business Combination Agreement, Wejo contributed to Holdco all of its right, title and interest to its equity interest in Merger Sub 1, such that Merger Sub 1 became a wholly-owned, direct subsidiary of Holdco.
On March 27, 2023, TKB and Wejo entered into Amendment. The Amendment amends the Business Combination Agreement as follows: (i) to permit TKB to create, assume or incur any indebtedness, guarantee indebtedness of another, or repay, redeem or repurchase such indebtedness, provided that TKB has first requested in writing that Wejo provides an alternative form of financing to TKB in an amount reasonably requested by TKB and Wejo subsequently fails to provide a binding and irrevocable commitment for such financing through third party sources of financing or otherwise on or before the earlier of three (3) Business Days or five (5) days from the date of such request, (ii) to require Wejo to pay the TKB Expense Reimbursement (x) if the Business Combination Agreement is terminated upon the mutual written consent of Wejo and TKB, (y) if the Business Combination Agreement is terminated by TKB in order to enter into a definitive agreement providing for a TKB Superior Proposal, and (z) if Holdco fails to file or confidentially submit the Registration Statement with the SEC on or before April 17, 2023, in addition to certain previously agreed terminations of the Business Combination Agreement by Wejo, (iii) to include repayment of the principal amount on loans entered into by TKB or Sponsor in compliance with the Business Combination Agreement as an amount subject to the TKB Expense Reimbursement, (iv) to increase the amount of the TKB Expense Reimbursement from $250,000 to $1,000,000, plus an additional $500,000 on account of interest or repayment premiums on principal amounts of loans entered into by TKB or Sponsor in compliance with the Business Combination Agreement, (v) to require Wejo to pay the TKB Expense Reimbursement within three (3) Business Days following the termination of the Business Combination Agreement, (vi) to clarify that in no event shall Wejo be obligated to pay the TKB Expense Reimbursement on more than one occasion, and (vii) to modify the definition of TKB Transaction Expenses to include payment of loans entered into by TKB or Sponsor as set forth on a schedule to the Amendment or as approved by Wejo.
Pursuant to the Business Combination Agreement and subject to the satisfaction or waiver of the terms and conditions specified therein, (i) Merger Sub 1 will merge with and into TKB, with TKB continuing as the surviving company and a wholly-owned subsidiary of Holdco and (ii) Merger Sub 2 will merge with and into Wejo, with Wejo continuing as the surviving company and a wholly-owned subsidiary of Holdco so that, immediately following Closing, each of Wejo and TKB will be a wholly-owned subsidiary of Holdco.
Closing and Effective Time of the Business Combination
Unless the Business Combination Agreement is terminated, the Closing will take place on the Closing Date to be agreed upon by Holdco, Wejo and TKB, which shall be no later than the third business day following the satisfaction or (to the extent permitted by applicable law) waiver of all of the conditions to Closing described below under the section entitled “Conditions to Consummation of the Business Combination” (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver (to the extent permitted in the Business Combination Agreement), of those conditions), or on such other date as Holdco, Wejo and TKB may mutually agree in writing.
On the Closing Date, (i) each of TKB and Merger Sub 1 will (and Holdco will cause Merger Sub 1 to), in coordination with each other, cause the executed TKB Plan of Merger and other documents required to effect the TKB Merger to be filed with the Cayman Registrar, and (ii) each of Wejo and Merger Sub 2 will (and Holdco will cause Merger Sub 2 to), in coordination with each other, cause the required documents required to effect the Wejo Merger to be filed with the Registrar of Companies in Bermuda. The parties to the Business Combination Agreement agreed that the time at which the Wejo Merger becomes effective (the “Wejo Effective Time”) will be the same time as the time at which the TKB Merger becomes effective (the “TKB Effective Time” and, together with the Wejo Effective Time, the “Effective Time”).
Immediately prior to the TKB Effective Time, (i) each TKB Class B Shares will be automatically converted into one TKB Class A Share and (ii) each TKB Unit then outstanding and not previously separated will be automatically separated into its component parts and the holder thereof will be deemed to hold on TKB Class A Share and one-half of a TKB Public Warrant.

Transfer Agent
Prior to the Effective Time, Holdco will engage Continental Stock Transfer & Trust Company (the “Transfer Agent”) as its transfer agent in connection with the Business Combination. At the TKB Effective Time, Holdco will instruct the Transfer Agent to issue Holdco Common Shares in book entry form to the record holders of TKB Units, TKB Class A Shares and TKB Class B Shares entitled to receive such Holdco Common Shares pursuant to the Business Combination Agreement. At the Wejo Effective Time, Holdco will instruct the Transfer Agent to issue Holdco Common Shares in book entry form to the record holders of Wejo Common Shares entitled to receive such Holdco Common Shares pursuant to the Business Combination Agreement. At the Effective time all electronic or book-entry positions representing Wejo Securities and TKB Securities will be cancelled.
Business Combination Consideration
Consideration to TKB Shareholders
At the TKB Effective Time:
(A)immediately following the separation of each TKB Unit and the conversion of the TKB Class B Shares as described above, each TKB Ordinary Share issued and outstanding immediately prior to the TKB Effective Time (other than (i) any TKB Class A Shares held by shareholders of TKB that have validly exercised redemption rights under the Cayman Constitutional Documents, (ii) any TKB Ordinary Shares held in the treasury of TKB and (iii) any TKB Ordinary Shares held by shareholders of TKB that have validly exercised dissenters’ rights pursuant to the Cayman Companies Act) will be automatically converted into and represent the right to receive a number of validly issued, fully paid and nonassessable Holdco Common Shares equal to the quotient obtained by dividing (i) $11.25 by (ii) the volume weighted average price per common share of Wejo on NASDAQ for the fifteen consecutive trading days immediately preceding the second trading day prior to the Wejo Shareholders’ Meeting to be held in connection with the Business Combination, subject to a minimum exchange ratio of 3.75 and a maximum exchange ratio of 22.50, based on the collar maximum price of $3.00 and minimum price of $0.50 of Wejo, respectively;
(B)(i) any TKB Class A Shares held by shareholders of TKB that have validly exercised redemption rights under the Cayman Constitutional Documents will be cancelled and each holder of such redeeming shares will cease to have any rights with respect to such shares except the right to be paid a pro rata share of the Redemption Price in accordance with the Cayman Constitutional Documents, (ii) any TKB Ordinary Shares held in the treasury of TKB will be cancelled and no consideration will be payable with respect thereto and (iii) any TKB Ordinary Shares held by shareholders of TKB that have validly exercised dissenters’ rights pursuant to the Cayman Companies Act will be cancelled and each holder of such dissenting shares will cease to have any rights with respect to such shares except the rights granted by section 238 of the Cayman Companies Act; and
(C)each TKB Warrant that is outstanding and unexercised immediately prior to the TKB Effective Time will cease to represent a TKB Warrant in respect of TKB Class A Shares and will be assumed by Holdco and automatically represent a warrant to acquire Holdco Common Shares (each, a “TKB Assumed Warrant”). The number of Holdco Common Shares subject to each TKB Assumed Warrant will be equal to the product of (i) the number of TKB Ordinary Shares subject to such TKB Warrant immediately prior to the TKB Effective Time multiplied by (ii) the Exchange Ratio. The exercise price of each TKB Assumed Warrant will be equal to the quotient of (x) the per share exercise price of such TKB Warrant immediately prior to the TKB Effective Time divided by (y) the Exchange Ratio, which quotient shall be rounded to the nearest whole cent.
Consideration to Wejo Shareholders
At the Wejo Effective Time:
(A)each Wejo Common Share issued and outstanding immediately prior to the Wejo Effective Time (other than (i) any Wejo Common Shares held in the treasury of Wejo or owned by TKB and (ii) any Wejo

Common Shares held by shareholders of Wejo that have validly exercised dissenters’ rights pursuant to Bermuda law) will be converted into the right to receive one validly issued, fully paid and nonassessable Holdco Common Share;
(B)(i) any Wejo Common Shares held in the treasury of Wejo or owned by TKB and (ii) any Wejo Common Shares held by shareholders of Wejo that have validly exercised dissenters’ rights, will be cancelled and no consideration will be payable with respect thereto; and
(C)each Wejo Warrant that is outstanding and unexercised immediately prior to the Wejo Effective Time will cease to represent a Wejo Warrant in respect of Wejo Common Shares and will be assumed by Holdco and automatically represent a warrant to acquire one Holdco Common Share (each, a “Wejo Assumed Warrant”).
Treatment of Wejo RSU Awards
At the Wejo Effective Time, each Wejo RSU Award that is outstanding immediately prior to the Wejo Effective Time, whether vested or unvested, will be automatically, and without any required action on the part of any holder or beneficiary thereof, converted into a restricted stock unit award (a “Holdco RSU Award”) in respect of that number of Holdco Common Shares equal to the total number of Wejo Common Shares subject to the Wejo RSU Award immediately prior to the Wejo Effective Time. Each Holdco RSU Award will be subject to the same terms and conditions (including the vesting schedule) as applicable to the corresponding Wejo RSU Award immediately prior to the Wejo Effective Time. Further, any Wejo RSU Award that will settle in accordance with its terms upon the Wejo Effective Time will, automatically and without any required action on the part of any holder or beneficiary thereof, be cancelled immediately prior to the Wejo Effective Time, and, in exchange therefor, each such holder thereof will receive, as soon as reasonably practicable thereafter, (i) a number of Holdco Common Shares equal to the total number of Wejo Common Shares subject to the Wejo RSU Award immediately prior to the Wejo Effective Time, less any applicable withholding taxes, and rounded down to the nearest whole share, or (ii) if provided for by the award agreement governing the relevant Wejo RSU Award, a mix of Holdco Common Shares and cash as required by such award agreement, with an aggregate value equal to that which the Wejo RSU Award holder would have received if he or she received exclusively Holdco Common Shares in respect to such Wejo RSU Award.
Treatment of Wejo Share Options
At the Wejo Effective Time, each Wejo Share Option that is outstanding immediately prior to the Wejo Effective Time, whether vested or unvested, will be automatically, and without any required action on the part of any holder or beneficiary thereof, converted into a Holdco Share Option in respect of that number of Holdco Common Shares equal to the total number of Wejo Common Shares subject to the Wejo Share Option immediately prior to the effective time of the Wejo Merger. Each Holdco Share Option will be subject to the same terms and conditions (including the vesting schedule) as applicable to the corresponding Wejo Share Option immediately prior to the effective time of the Wejo Merger.
Withholding
TKB, the Transfer Agent, Wejo, Holdco, the Wejo Surviving Company, the TKB Surviving Company and any other person who has any obligation to deduct or withhold from any amount or consideration payable pursuant to the Business Combination Agreement (each such person, a “Withholding Agent”) will be entitled to deduct and withhold from any amount or consideration payable or otherwise deliverable pursuant to the Business Combination Agreement such amounts as are required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. tax law or under any applicable laws. To the extent such amounts are so deducted or withheld, such amounts will be timely paid over to the applicable governmental authority, and will be treated for all purposes under the Business Combination Agreement as having been paid to the person in respect of which such deduction and withholding was made by the Withholding Agent, and the Transfer Agent or other applicable Withholding Agent (if any) will furnish as promptly as practicable such person with a documentation evidencing such tax withholding or deduction.

No Fractional Shares
No certificate or scrip representing fractional Holdco Common Shares will be issued in the Business Combination upon the surrender for exchange of TKB Ordinary Shares. In the event that a holder of TKB Ordinary Shares converted pursuant to the TKB Merger, is entitled to receive a fraction of a Holdco Common Share (after aggregating all shares represented by the TKB Ordinary Shares), then the number of Holdco Common Shares issuable to such holder will be rounded up or down to the nearest whole Holdco Common Share (with .5 being rounded up).
Representations and Warranties
The Business Combination Agreement contains representations and warranties of Wejo, TKB, Holdco and each Merger Sub, made solely for the benefit of (i) in the case of Wejo, Holdco and each Merger Sub, TKB; and (ii) in the case of TKB, Wejo, Holdco and each Merger Sub. The representations and warranties are, in certain cases, subject to specified exceptions and materiality, Wejo Material Adverse Effect (see “—Wejo Material Adverse Effect” below), TKB Material Adverse Effect (see “—TKB Material Adverse Effect” below), knowledge and other qualifications contained in the Business Combination Agreement and may be further modified and limited by the disclosure schedules to the Business Combination Agreement and by certain information set forth in the SEC reports filed or furnished by Wejo or TKB before the signing date of the Business Combination Agreement, excluding, in each case, any disclosures in such SEC reports set forth under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and any other disclosures that are predictive, cautionary or forward-looking in nature.
The Business Combination Agreement contains customary representations and warranties of Wejo, Holdco, Merger Sub 1 and Merger Sub 2 relating to, among other things, and subject to customary materiality and knowledge qualifiers, due organization and qualification; subsidiaries; due authorization and approvals, performance and enforceability against Wejo of the Business Combination Agreement; absence of conflicts; the consent, approval or authorization of governmental authorities; pre-transaction capitalization; SEC reports and financial statements; absence of material adverse effect and certain developments; title to properties; tax matters; contracts and absence of defaults; intellectual property, data protection, cybersecurity and information technology matters; litigation and proceedings; absence of undisclosed liabilities; governmental consents; benefit plans; insurance; environmental matters; transactions with affiliates; brokers’ fees; compliance with laws; labor matters; customers and suppliers; anti-corruption, sanctions and export control matters; statements made in the Registration Statement on Form S-4 of the Company; no activity of Holdco and Merger Subs; and no outside reliance.
In addition, the Business Combination Agreement contains representations and warranties of TKB relating to, among other things, and subject to customary materiality and knowledge qualifiers, due organization and qualification; authorization, performance and enforceability against TKB of the Business Combination Agreement; absence of conflicts; pre-transaction capitalization; SEC reports and financial statements; absence of material adverse effect and certain developments; tax matters; litigation and proceedings; absence of business activities; governmental consents; transactions with affiliates; brokers’ fees; compliance with laws; labor matters; statements made in the Registration Statement on Form S-4 of the Company; NASDAQ stock market quotation; financial ability and trust account; fairness opinion of the fairness opinion provider; and no outside reliance.
Wejo Material Adverse Effect
The Business Combination Agreement provides that a “Wejo Material Adverse Effect” means any change, effect, event, occurrence, state of facts, development, circumstance or condition which, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse effect on the financial condition, business or operations of Wejo and its subsidiaries (taken as a whole); or (ii) prevents or materially impedes, interferes with, hinders or delays the consummation of the Wejo Merger or the other transactions contemplated by the Business Combination Agreement by Wejo or Merger Sub. The parties have agreed that none of the following will be deemed, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been or will be, a Wejo Material Adverse Effect:
(A)any changes in Bermuda, the United Kingdom, the United States or other jurisdiction, regional, global or international economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions;
(B)any changes in conditions, practices, guidelines, policies, requirements or standards in any industry or market in which Wejo operates;
(C)any changes in political, geopolitical, regulatory or legislative conditions in Bermuda, the United Kingdom, the United States or any other country or region of the world;
(D)any changes after the date of the Business Combination Agreement in GAAP or the interpretation thereof;
(E)any changes after the date of the Business Combination Agreement in applicable law or the interpretation thereof;
(F)any failure by Wejo to meet any internal or published projections, estimates or expectations of revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Wejo to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of “Wejo Material Adverse Effect” may be taken into account);
(G)any acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters, epidemics or pandemics (including COVID-19) or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of the Business Combination Agreement;
(H)the execution and delivery of the Business Combination Agreement, the identity of Wejo, any subsidiary of Wejo, or TKB, the pendency or consummation of the Business Combination Agreement, the Wejo Merger and the other transactions contemplated by the Business Combination Agreement (including the effect thereof on the relationships with current or prospective customers, suppliers, distributors, partners, financing sources, employees or sales representatives), or the public announcement of the Business Combination Agreement or the transactions contemplated thereby, including any litigation arising out of or relating to the Business Combination Agreement or any of the transactions contemplated thereby, in each case only to the extent resulting from the execution and delivery of the Business Combination Agreement, the identity of Wejo, any subsidiary of Wejo, or TKB, the pendency or consummation of the Business Combination Agreement, the Wejo Merger and the other transactions contemplated by the Business Combination Agreement, or the public announcement of the Business Combination Agreement and the transactions contemplated thereby, as applicable; (provided that this subsection (H) will not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution and delivery of the Business Combination Agreement, the pendency or consummation of the Business Combination Agreement, the Wejo Merger and any other transaction contemplated by the Business Combination Agreement or to address the consequences of litigation);
(I)any changes in Wejo’s share price or the trading volume of the Wejo Common Shares or any change in the ratings or ratings outlook for Wejo (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of “Wejo Material Adverse Effect” may be taken into account); or
(J)any changes, effects, events, occurrences, state of facts, developments, circumstances or conditions known to TKB as of the date of the Business Combination Agreement.

To the extent that any change, effect, event, occurrence, state of facts, development, circumstance or condition referred to in the foregoing clauses (A), (B), (C), (D), (E) and (G) has a disproportionate adverse effect on Wejo and its subsidiaries (taken as a whole), relative to other companies operating in the industry in which Wejo and its subsidiaries operate, then only the incremental disproportionate adverse effect will be taken into account for the purpose of determining whether a Wejo Material Adverse Effect exists or has occurred.
TKB Material Adverse Effect
The Business Combination Agreement provides that a “TKB Material Adverse Effect” means any change, effect, event, occurrence, state of facts, development, circumstance or condition which, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse effect on the financial condition, business or operations of TKB; or (ii) prevents or materially impedes, interferes with, hinders or delays the consummation of the TKB Merger or the other transactions contemplated by the Business Combination Agreement by TKB. The parties have agreed that none of the following will be deemed, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been or will be, a TKB Material Adverse Effect:
(A)any changes in the Cayman Islands, the United States or other jurisdiction, regional, global or international economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions;
(B)any changes in conditions, practices, guidelines, policies, requirements or standards in any industry or market in which TKB operates;
(C)any changes in political, geopolitical, regulatory or legislative conditions in the Cayman Islands, the United States or any other country or region of the world;
(D)any changes after the date of the Business Combination Agreement in GAAP or the interpretation thereof;
(E)any changes after the date of the Business Combination Agreement in applicable law or the interpretation thereof;
(F)the consummation and effects of the TKB Share Redemptions;
(G)any acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters, epidemics or pandemics (including COVID-19) or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of the Business Combination Agreement;
(H)the execution and delivery of the Business Combination Agreement, the identity of Wejo, any subsidiary of Wejo, or TKB, the pendency or consummation of the Business Combination Agreement, the TKB Merger and the other transactions contemplated by the Business Combination Agreement, or the public announcement of the Business Combination Agreement or the transactions contemplated thereby, including any litigation arising out of or relating to the Business Combination Agreement or any of the transactions contemplated thereby, in each case only to the extent resulting from the execution and delivery of the Business Combination Agreement, the identity of Wejo, any subsidiary of Wejo, or TKB, the pendency or consummation of the Business Combination Agreement, the TKB Merger and the other transactions contemplated by the Business Combination Agreement, or the public announcement of the Business Combination Agreement and the transactions contemplated thereby, as applicable; (provided that this subsection (H) will not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution and delivery of the Business Combination Agreement, the pendency or consummation of the Business Combination Agreement, the TKB Merger and any other transaction contemplated by the Business Combination Agreement or to address the consequences of litigation);

(I)any changes in TKB’s share price or the trading volume of the TKB Securities or any change in the ratings or ratings outlook for TKB (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of “TKB Material Adverse Effect” may be taken into account);
(J)to the extent that it does not prevent or materially impede, hinder or delay the consummation of the TKB Merger or the other transactions contemplated by the Business Combination Agreement, any suspension of trading in or delisting of any TKB Security by NASDAQ in and of itself;
(K)any change, effect, event, occurrence, state of facts, development, circumstance or condition known to TKB as of the date of the Business Combination Agreement; or
(L)the changes, events, occurrences, state of facts, developments, circumstances or conditions effects of any TKB Share Redemptions.
To the extent that any change, effect, event, occurrence, state of facts, development, circumstance or condition referred to in the foregoing clauses (A), (B), (C), (D), (E) and (G) has a disproportionate adverse effect on TKB relative to other companies operating in the industry in which TKB operates, then only the incremental disproportionate adverse effect will be taken into account for the purpose of determining whether a TKB Material Adverse Effect exists or has occurred.
Covenants and Agreements
Conduct of TKB’s Business Pending the TKB Merger
During the period from the date of the Business Combination Agreement and the earlier of the Effective Time and the termination of the Business Combination Agreement, and except (i) as otherwise consented to by Wejo in writing; (ii) as disclosed in the disclosure schedules or SEC reports of TKB; (iii) as required by applicable law; (iv) for any actions or measures reasonably required in response to COVID-19; or (v) as otherwise explicitly required by the Business Combination Agreement, TKB (x) will conduct its business in the ordinary course in a manner consistent with past practice in all material respects and use commercially reasonable best efforts to preserve intact its business organization and keep available the services of its current directors and officers; and (y) will not do any of the following:
•except in connection with the Extension, change, modify or amend the TKB Cayman Constitutional Documents or the Trust Agreement;
•declare or pay any dividends on or make other distributions (whether in cash, shares or property) in respect of any of its share capital or other equity interests, other than to provide eligible TKB Shareholders with the opportunity to effect TKB Share Redemptions as required by the TKB Cayman Constitutional Documents;
•subdivide, consolidate, reclassify, recapitalize, split, combine or exchange or enter into any similar transaction with respect to any of its share capital or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its respective shares or other equity interests;
•repurchase, redeem or otherwise acquire any TKB Securities, other than to provide eligible TKB Shareholders with the opportunity to effect TKB Share Redemptions as required by the TKB Cayman Constitutional Documents;
•issue, deliver or sell, or authorize, propose or reserve for issuance, delivery or sale, or otherwise dispose of or encumber, any TKB Securities;
•create, assume or incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, or repay, redeem or repurchase any such indebtedness, unless TKB has first requested in writing that Wejo provides an alternative form of financing to TKB in an amount reasonably requested by TKB, and Wejo fails to provide a binding and irrevocable commitment for such financing through third party sources of financing or otherwise on or before the earlier of three (3) Business Days or five (5) days from the date of such request;
•make any loans, advances or capital contributions to, or any investments in, any other person;
•directly or indirectly acquire (x) by amalgamating, merging or consolidating with, or by purchasing assets of, or by any other manner, any division, business or equity interest of any person (including in a transaction involving a tender or exchange offer, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction) or (y) any material assets;
•implement or adopt any material change in its accounting policies other than as may be required by applicable law or GAAP and as concurred with by TKB’s independent registered public accounting firm;
•pay, loan or advance (other than the payment of compensation, directors’ fees or reimbursement of expenses in the ordinary course of business consistent with past practice or indemnification pursuant to any indemnification agreements in effect as of the date hereof), any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement with, any of its officers or directors or any affiliate of any of its officers or directors;
•except as in the ordinary course of business consistent with past practice, form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof, or enter into any new line of business, in each case that is material to TKB;
•(i) make or change any material tax election; (ii) adopt or change any annual tax accounting period; (iii) file any material amended tax return; (iv) settle or compromise any material claim, investigation, audit or controversy relating to taxes; (v) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of taxes; (vi) enter into any material closing agreement with respect to any tax; (vii) surrender or forfeit any right to claim a material tax refund; or (viii) apply for or enter into a ruling from any tax authority with respect to taxes, other than the tax rulings pursuant to the Business Combination Agreement and other than tax rulings in TKB’s ongoing course of business; in each case, outside of the ordinary course of business consistent with past practice;
•knowingly take or cause to be taken, or knowingly fail to take or cause to be taken, any action, where such action or failure to act could reasonably be expected to prevent or impede the Intended U.S. Tax Treatment in connection with the Business Combination;
•(A) to the extent such amount is material to the business of TKB, pay, discharge, settle or satisfy any claims, suit, action, investigation, indictment or information, or administrative, arbitration or other proceeding, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of debts, liabilities and obligations, whether accrued or fixed, absolute or contingent or matured or unmatured, including those arising under any law and those arising under any contract: (1) reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) included in the SEC Reports of TKB or (2) incurred in the ordinary course of business consistent with past practice or; (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of material value;
•enter into any agreement, understanding or arrangement with respect to the voting of its equity securities; or
•authorize, or commit or agree to take, any of the foregoing actions.
Conduct of Wejo’s Business Pending the Wejo Merger
During the period from the date of the Business Combination Agreement and the earlier of the Effective Time and the termination of the Business Combination Agreement, and except (i) as otherwise consented to by TKB in writing, (ii) as disclosed in the disclosure schedules or SEC reports of Wejo, (iii) as required by applicable law, (iv) for any actions or measures reasonably required in response to COVID-19, or (v) as otherwise explicitly required by the Business Combination Agreement, (x) Wejo will, and will cause each of its subsidiaries, Holdco and each Merger Sub to, conduct their respective businesses in the ordinary course of business in a manner consistent with past practice in all material respects, (y) Wejo will, and will cause each of its subsidiaries to, use their respective commercially reasonable best efforts to preserve intact their business organizations, to preserve their assets and properties in good repair and condition, to keep available the services of their current directors, officers and key employees (other than where termination of such services is for cause), and to preserve, in all material respects, the current relationships of Wejo and its subsidiaries with customers, suppliers, licensors, licensees, distributors and other persons with which Wejo or any of its subsidiaries has material business dealings; and (z) Wejo will not, and will not permit any of its subsidiaries to, do any of the following:
•change, modify or amend the Wejo Organizational Documents or the organizational documents of any subsidiary of Wejo;
•declare or pay any dividends on or make other distributions (whether in cash, shares or property) in respect of any of its share capital or other equity interests (other than dividends or distributions made by any wholly-owned subsidiary of Wejo to Wejo or any other wholly-owned subsidiary of Wejo);
•subdivide, consolidate, reclassify, recapitalize, split, combine or exchange or enter into any similar transaction with respect to any of its share capital or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its respective shares or other equity interest;
•repurchase, redeem or otherwise acquire any Wejo Common Shares;
•except as required by applicable law, adopt, negotiate, terminate, or enter into any collective bargaining agreement, labor union contract, trade union agreement or other works council agreement applicable to the employees of Wejo or any of its subsidiaries;
•issue, deliver or sell, or authorize, propose or reserve for issuance, delivery or sale, or otherwise dispose of or encumber, any Wejo Common Shares or shares of any subsidiary of Wejo, or any other equity interests in Wejo or any subsidiary of Wejo or securities, notes, instruments, options or warrants convertible or exercisable for the foregoing, other than (A) the issuance of shares upon the exercise or settlement, as applicable, of Wejo Share Options, Wejo RSUs and Wejo Warrants, in each case, in accordance with their respective terms as of the date of the Business Combination Agreement and the terms thereof; or (B) grants of Wejo Share Options and Wejo RSUs in the ordinary course of business consistent with Wejo’s existing equity grant policy;
•create, assume or incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, or repay, redeem or repurchase any such indebtedness;
•make any loans, advances or capital contributions to, or any investments in, any other person (other than loans or advances between Wejo and any subsidiary of Wejo);
•(A) sell, assign, lease, license (other than, with respect to intellectual property, non-exclusive licenses granted in the ordinary course of business consistent with past practice), sell and leaseback, mortgage, pledge or otherwise encumber or dispose of any assets or properties (other than commercially reasonable, routine intellectual property prosecution and maintenance actions, such as abandonment and claim narrowing conducted, in the ordinary course of business), that are material, individually or in the aggregate, to Wejo and the subsidiaries of Wejo (taken as whole) or (B) enter into, modify or amend any lease of property, except for modifications or amendments that are not materially adverse to Wejo or any subsidiary of Wejo;
•directly or indirectly acquire (x) by amalgamating, merging or consolidating with, or by purchasing assets of, or by any other manner, any division, business or equity interest of any person (including in a transaction involving a tender or exchange offer, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction) or (y) or dispose of any material assets;

•implement or adopt any material change in its accounting policies other than as may be required by applicable law or GAAP and as concurred with by Wejo’s independent registered public accounting firm;
•except as expressly required by the terms of any Wejo Benefit Plan in effect on the date of the Business Combination Agreement or applicable law: (A) grant to any service provider of Wejo or any subsidiary of Wejo any new or increased compensation or benefits (including incentive, severance, change-in-control or retention compensation), other than in accordance with Wejo’s budget for the year ended December 31, 2023; (B) establish, enter into, materially modify, materially amend or terminate any Wejo Benefit Plan (or any plan, policy, program, practice, arrangement or agreement that would be a Wejo Benefit Plan if in existence on the date of the Business Combination Agreement); (C) take any action to accelerate the time of vesting or payment of any material compensation or benefits under any Wejo Benefit Plan or otherwise; (D) terminate the employment or services of any employee or service provider of Wejo or any subsidiary of Wejo, other than for cause; or (E) hire, engage or promote any employee or service provider of Wejo or any subsidiary of Wejo, other than in accordance with Wejo’s budget for the year ended December 31, 2023;
•waive, release, amend or fail to enforce, in any material respect, the restrictive covenant obligations of any employee or material service provider of Wejo or any subsidiary of Wejo;
•modify or amend in any material respect or terminate or cancel or waive, release or assign any material rights or claims with respect to, any material contract or lease of Wejo or any subsidiary of Wejo or enter into any agreement or contract that would qualify as a material contract or lease of Wejo or any subsidiary of Wejo, except in the ordinary course of business consistent with past practice;
•pay, loan or advance (other than the payment of compensation, directors’ fees or reimbursement of expenses in the ordinary course of business consistent with past practice or indemnification pursuant to any indemnification agreements in effect as of the date of the Business Combination Agreement) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement with, any of its officers or directors or any affiliate of any of its officers or directors;
•except as in the ordinary course of business consistent with past practice, form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof (other than in the ordinary course of business consistent with past practice) or enter into any new line of business, in each case that is material to Wejo and its subsidiaries, taken as a whole;
•(a) make or change any material tax election; (b) adopt or change any annual tax accounting period; (c) file any material amended tax return; (d) settle or compromise any material claim, investigation, audit or controversy relating to taxes; (e) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of taxes; (f) enter into any material closing agreement with respect to any tax; (g) surrender or forfeit any right to claim a material tax refund; or (h) apply for or enter into a ruling from any tax authority with respect to taxes, other than the tax rulings pursuant to the Business Combination Agreement and other than tax rulings in Wejo’s or any of its subsidiaries’ ongoing course of business; in each case, outside of the ordinary course of business consistent with past practice;
•knowingly take or cause to be taken, or knowingly fail to take or cause to be taken, any action, where such action or failure to act could reasonably be expected to prevent or impede the intended U.S. Tax Treatment;
•(A) to the extent such amount is material to the business of Wejo or any applicable subsidiary of Wejo, commence, waive, pay, discharge, settle or satisfy any claims, suit, action, investigation, indictment or information, or administrative, arbitration or other proceeding, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of debts, liabilities and obligations, whether accrued or fixed, absolute or contingent or matured or unmatured, including those arising under any law and those arising under any contract: (1) reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) included in the SEC reports of Wejo or (2) incurred in the ordinary course of business consistent with past practice, or, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of material value;
•make, incur or agree to make or incur, or authorize, any new out-of-pocket capital expenditures in excess of $100,000, individually, or $1,000,000, in the aggregate;
•authorize, recommend, propose or announce an intention to adopt a scheme of arrangement or a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of Wejo;
•fail to maintain its books, accounts and records in all material respects in the ordinary course of business;
•enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;
•fail to take any action necessary or advisable to protect or maintain the intellectual property of Wejo or any subsidiary of Wejo (excluding commercially reasonable routine patent and trademark prosecution and maintenance actions, such as abandonment and claim narrowing conducted in the ordinary course of business consistent with past practices), as to which Wejo or any subsidiary of Wejo has the necessary prosecution rights, in each case, that is material to the conduct of the business of Wejo or any subsidiary of Wejo as currently conducted and planned by Wejo or the relevant subsidiary of Wejo to be conducted, including the prosecution of all pending applications for patents and trademarks, the filing of any documents or other information or the payment of any maintenance or other fees related thereto (excluding commercially reasonable routine patent and trademark prosecution and maintenance actions, such as abandonment and claim narrowing conducted in the ordinary course of business consistent with past practices);
•fail to renew or maintain material existing insurance policies or comparable replacement policies in each case that are material to Wejo or any subsidiary of Wejo; or
•authorize, or commit or agree to take, any of the foregoing actions.
Other Covenants and Agreements
The Business Combination Agreement contains other covenants and agreements, including, among other things, the following:
•TKB will (a) as promptly as practicable after the date of the Business Combination Agreement, and in accordance with applicable law and the TKB Cayman Constitutional Documents, establish a record date for, give, publish notice of, convene, hold and schedule a meeting of the TKB Shareholders (the “Extension Shareholders’ Meeting”) as promptly as practicable to consider the adoption and approval of a proposal to extend the date by which TKB must consummate a Business Combination, pursuant to the TKB Cayman Constitutional Documents, to June 29, 2023 and (b) use reasonable best efforts to obtain approval of such Extension proposal at the Extension Shareholders Meeting (such approval, the “Extension Approval”).
•At or prior to the Effective Time, Wejo will take all actions necessary to terminate the Wejo equity plan effective as of and subject to the occurrence of the Effective Time and Holdco will approve and adopt an incentive equity plan in a form to be agreed to by Wejo and TKB, which will provide for a post-Effective Time available pool of Holdco Common Shares equal to fifteen percent (15%) of the fully diluted Holdco Common Shares;
•Wejo will make the best commercial efforts to cause, as of immediately prior to the Effective Time, certain individuals who hold Wejo RSUs that will, by their terms, vest in connection with the consummation of the transactions contemplated by the Business Combination Agreement, to waive, in writing, his, her or their rights to such vesting (such that the applicable Wejo RSUs will convert into Holdco RSUs and remain outstanding and eligible to vest in accordance with their terms as though the transactions contemplated by the Business Combination Agreement had not occurred);

•Wejo and TKB agree to provide the other party with reasonable access during normal business hours and upon reasonable notice during the period commencing on the date of the Business Combination Agreement and continuing until the earlier of (i) termination of the Business Combination Agreement or (ii) the Effective Time, to their respective properties, books, contracts, commitments, personnel, financial and operating data and records as the other party may reasonably request, subject to the obligations contained in the existing confidentiality agreement;
•Wejo and TKB will give prompt written notice to the other party of the occurrence of certain matters as described in the Business Combination Agreement;
•Wejo and TKB will make, in cooperation with the other party and to the extent applicable, all necessary filings, forms, declarations, registrations, notifications, and notices with governmental authorities under applicable laws;
•Wejo and TKB will provide prompt written notice to the other party of any shareholder litigation relating to the Mergers, the Business Combination Agreement or any other transaction contemplated thereby;
•Wejo and TKB will prepare and file with the SEC a joint proxy statement relating to the Wejo Shareholder Approval and the TKB Shareholder Approval and take other necessary actions with respect thereto;
•From the date of the execution of the Business Combination Agreement through the Effective Time, each of TKB and Wejo will use its reasonable best efforts to satisfy the NASDAQ listing covenant;
•Each of Wejo and TKB will use commercially reasonable best efforts to consummate the Mergers;
•Wejo and TKB agree to the use of the Trust Account proceeds; and
•Each of Wejo and TKB will use its reasonable best efforts to obtain irrevocable and binding financing commitments, in an aggregate amount of not less than $50,000,000.
Indemnification; Directors’ and Officers’ Insurance
The parties agreed that (i) all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of TKB (the “TKB D&O Indemnified Persons”), as provided in the Cayman Constitutional Documents or under any indemnification or other similar agreements between any TKB D&O Indemnified Person and TKB, in each case as disclosed in the disclosure schedules of TKB; and (ii) all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of Wejo (the “Wejo D&O Indemnified Persons”), as provided in the organizational documents of Wejo or under any indemnification or other similar agreements between any Wejo D&O Indemnified Person and Wejo, in each of (i) and (ii) as in effect on the date of the Business Combination Agreement, will survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable law.
For not less than six years from and after the Effective Time, Holdco will, and will cause the TKB Surviving Company to, indemnify and hold harmless all TKB D&O Indemnified Persons to the same extent such TKB D&O Indemnified Persons are indemnified as of the date of the Business Combination Agreement pursuant to the Cayman Constitutional Documents, and any indemnification or other similar agreements, if any, in existence on the date of the Business Combination Agreement and disclosed in the disclosure schedules of TKB, with any TKB D&O Indemnified Persons, for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, and to indemnify and hold harmless such TKB D&O Indemnified Persons to the fullest extent permitted by Law for acts or omissions occurring in connection with the approval of the Business Combination Agreement and the consummation of the transactions contemplated thereby. Holdco will provide, for an aggregate period of not less than six years from the Effective Time, all TKB D&O Indemnified Persons with D&O insurance that provides coverage for events occurring prior to the Effective Time that is substantially equivalent to, and in any event not less favorable in the aggregate than, that offered by TKB’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage.

Prior to the Effective Time, Holdco will purchase a six-year “tail” prepaid D&O insurance policy on terms, conditions, retentions and limits of liability no less advantageous to the TKB D&O Indemnified Persons than the existing directors’ and officers’ liability insurance maintained by TKB so long as the annual premiums of such policy do not exceed three-hundred and fifty percent (350%) of the annual amount paid by TKB for coverage during its current coverage period; provided that if the annual premium of such insurance coverage exceeds such amount, Holdco will be required to obtain a “tail” policy with the greatest coverage available, for a cost not exceeding such amount, from insurance carriers with the same or better credit rating as TKB’s current D&O liability insurance carriers.
For not less than six years from and after the Effective Time, Holdco will, and will cause the Wejo Surviving Company to, indemnify and hold harmless all Wejo D&O Indemnified Persons, to the same extent such Wejo D&O Indemnified Persons are indemnified as of the date of the Business Combination Agreement pursuant to the organizational documents of Wejo, and any indemnification or other similar agreements, if any, in existence on the date of the Business Combination Agreement, with any Wejo D&O Indemnified Persons for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, and to indemnify and hold harmless such Wejo D&O Indemnified Persons to the fullest extent permitted by law for acts or omissions occurring in connection with the approval of the Business Combination Agreement and the consummation of the transactions contemplated thereby. Holdco will provide, for an aggregate period of not less than six years from the Effective Time, all Wejo D&O Indemnified Persons with a D&O insurance that is substantially equivalent to, and in any event not less favorable in the aggregate than, that offered by Wejo’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage.
Prior to the Effective Time, Holdco will purchase a six-year “tail” prepaid D&O insurance policy on terms, conditions, retentions and limits of liability no less advantageous to the Wejo D&O Indemnified Persons than the existing D&O liability insurance maintained by Wejo so long as the annual premiums of such policy do not exceed three-hundred and fifty percent (350%) of the annual amount paid by Wejo for coverage during its current coverage period; provided that if the annual premium of such insurance coverage exceeds such amount, Holdco will be required to obtain a “tail” policy with the greatest coverage available for a cost not exceeding such amount from insurance carriers with the same or better credit rating as Wejo’s current D&O liability insurance carriers.
On the Closing Date or as soon as reasonably practicable thereafter, Holdco will enter into customary indemnification agreements with each Sponsor Director Nominee and Wejo Director Nominee on the same terms as those set forth in the indemnification agreements entered into by Wejo with its current directors, which indemnification agreements will continue to be effective following the Closing.
No Solicitation
Neither Wejo nor TKB is permitted to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or take any other action designed to, or which is reasonably expected to, facilitate, any Wejo Acquisition Proposal or TKB Acquisition Proposal, as applicable; (ii) enter into any agreement with respect to a Wejo Acquisition Proposal or TKB Acquisition Proposal, as applicable; (iii) enter into, continue or otherwise participate in any discussions or negotiations regarding, respond to inquiries or proposals by any person with respect to, or knowingly furnish to any person any non-public information with respect to, or knowingly cooperate with, any proposal that constitutes, or is reasonably expected to lead to, any Wejo Acquisition Proposal or TKB Acquisition Proposal, as applicable; (iv) waive or release any person from, forebear in the enforcement of, or amend any confidentiality, standstill or similar contract or any confidentiality or standstill provisions of any other contract, unless its board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that such counterparty is reasonably capable of making a Wejo Acquisition Proposal or TKB Acquisition Proposal, as applicable, that is reasonably expected to lead to a Wejo Superior Proposal or TKB Superior Proposal, as applicable, and the failure to take action would reasonably be expected to be inconsistent with the board’s fiduciary duties under Bermuda or Cayman law, respectively.
Wejo and TKB also agreed to immediately cease and cause to be terminated all existing discussions or negotiations with any person with respect to any proposal that constitutes, or is reasonably expected to lead to, a

Wejo Acquisition Proposal or TKB Acquisition Proposal, as applicable, and request the prompt return or destruction of all confidential information previously furnished.
However, if, at any time prior to obtaining shareholder approval in connection with the Business Combination, Wejo or TKB receives a bona fide written Wejo Acquisition Proposal or TKB Acquisition Proposal, as applicable, from a third party, which such party’s board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes, or is reasonably expected to lead to, a Wejo Superior Proposal or TKB Superior Proposal, as applicable, such party may, if such party’s board determines (after receiving the advice of outside counsel) that failure to take action would reasonably be expected to be inconsistent with its fiduciary duties under Bermuda or Cayman law, respectively, after written notice to the other party:
•furnish information to the third party pursuant to a customary confidentiality agreement; provided that (i) such agreement is not less restrictive of such third party than the confidentiality agreement between Wejo and TKB; (ii) such confidentiality agreement expressly provides the right for Wejo or TKB, as applicable, to comply with the terms of the Business Combination Agreement and (iii) all information so provided has previously been provided to Wejo or TKB, as applicable; and
•participate in discussions or negotiations with the third party making such Wejo Acquisition Proposal or TKB Acquisition Proposal, as applicable.
The Business Combination Agreement provides that a “Wejo Superior Proposal” means an unsolicited bona fide Wejo Acquisition Proposal; (provided that, for purposes of this definition, references to fifteen percent (15%) in the definition of “Wejo Acquisition Proposal” will be deemed to be references to fifty percent (50%)) which the Wejo Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be (i) more favorable to the shareholders of Wejo from a financial point of view than the Wejo Merger, taking into account all relevant factors (including, without limitation, the possible impact of any TKB Share Redemptions and all the terms and conditions of such proposal and the Business Combination Agreement (including any changes to the terms of the Business Combination Agreement proposed by TKB in response to such offer or otherwise)) and (ii) reasonably capable of being completed as proposed, taking into account all financial, legal, regulatory and other aspects of such proposal, including its conditions.
The Business Combination Agreement provides that a “TKB Superior Proposal” means an unsolicited bona fide TKB Acquisition Proposal which the TKB Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be (i) more favorable to the shareholders of TKB from a financial point of view than the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal and the Business Combination Agreement (including any changes to the terms of the Business Combination Agreement proposed by Wejo in response to such offer or otherwise)) and (ii) reasonably capable of being completed as proposed, taking into account all financial, legal, regulatory and other aspects of such proposal, including its conditions.
No Change of Board Recommendations
The Wejo Board has unanimously recommended that its shareholders vote “FOR” the Wejo Business Combination Proposal and the TKB Board has unanimously recommended that its shareholders vote “FOR” the TKB Business Combination Proposal and TKB Merger Proposal.
Wejo and TKB agreed that, except as otherwise set forth in the Business Combination Agreement, neither the Wejo Board, the TKB Board nor any committees of such boards will (i) (A) withdraw (or qualify or modify in a manner adverse to the other party), or publicly propose to withdraw (or qualify or modify in a manner adverse to the other party), the adoption, approval, recommendation or declaration of advisability by such board or committee of such board the Business Combination Agreement, the Wejo Merger and the TKB Merger, as applicable, and the transactions contemplated thereby or (B) recommend, adopt, approve or declare advisable, or propose publicly to recommend, adopt, approve or declare advisable, any Wejo Acquisition Proposal or TKB Acquisition Proposal, as applicable or (ii) adopt, approve, recommend or declare advisable, or propose to adopt, approve, recommend or declare advisable, or allow Wejo or TKB to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or is reasonably expected to lead to, any Wejo Acquisition Proposal or TKB Acquisition Proposal, as applicable, subject to the terms set out in the Business Combination Agreement.
Permitted Change of Board Recommendation—Superior Proposal
At any time prior to obtaining shareholder approval in connection with the Business Combination, the Wejo Board or TKB Board, as applicable, may make a change of recommendation following receipt of a Wejo Acquisition Proposal or TKB Acquisition Proposal, as applicable (which did not result from a breach of Wejo’s or TKB’s non-solicit obligations under the Business Combination Agreement), that the Wejo Board or TKB Board, as applicable, determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes a Wejo Superior Proposal or TKB Superior Proposal, as applicable, only if the Wejo Board or TKB Board determines in good faith (after consultation with outside counsel) that failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under Bermuda or Cayman law, as applicable. Neither Wejo nor TKB will not be entitled to exercise their right to make a change of recommendation until after the fourth business day following the other party’s receipt of written notice advising that the Wejo Board or TKB Board, as applicable, intends to make a change of recommendation and specifying the reasons therefor, including the terms and conditions of any Wejo Superior Proposal or TKB Superior Proposal that is the basis of the proposed action by the Wejo Board or TKB Board; (provided that any amendment to any material term of such Wejo Superior Proposal or TKB Superior Proposal will require a new written notice and a new four business-day period). In determining whether to make a change of recommendation, the Wejo Board or TKB Board will take into account any changes to the terms of the Business Combination Agreement proposed by Wejo or TKB, as applicable, in response to a change of recommendation notice or otherwise, and if requested by the other party, Wejo or TKB will engage during the foregoing four business day period in good faith negotiations with the other party regarding any changes to the terms of the Business Combination Agreement proposed by such other party.
In addition, Wejo and TKB shall promptly advise each other orally and in writing (and in any case within 48 hours) of the receipt of any Wejo Acquisition Proposal or TKB Acquisition Proposal, as applicable, or any inquiry that is reasonably expected to lead to any Wejo Acquisition Proposal or TKB Acquisition Proposal, the material terms and conditions of any such proposal or inquiry (including any changes thereto) and the identity of the person making any such proposal or inquiry. Further, Wejo and TKB will (A) keep the other party fully and promptly informed of the status and material details (including any change to any material term thereof) of any such proposal or inquiry and (B) provide the other party promptly after receipt or delivery thereof with copies of any written proposal and draft documentation sent or provided to Wejo, on one hand, or TKB or Sponsor, on the other hand, from any person that describes any of the terms or conditions of any such proposal or inquiry.
Nothing contained in the Business Combination Agreement will prevent Wejo or TKB from taking and disclosing to their respective shareholders a position contemplated by Rule 14(e)-2(a) or Rule 14(d)-9 promulgated under the Exchange Act or from making any disclosure to their respective shareholders if, in the good faith judgment of the Wejo Board or TKB Board, as applicable, after consultation with outside counsel, failure to so disclose would be reasonably expected to be inconsistent with its fiduciary duties under Bermuda or Cayman Law, as applicable; provided that if any such disclosure has the effect of withdrawing or adversely modifying the Wejo Board’s or TKB Board’s recommendation to vote for the Business Combination and the transactions contemplated by the Business Combination Agreement, such disclosure will be deemed to be a change of board recommendation for purposes of the Business Combination Agreement.
Permitted Change of Board Recommendation—Intervening Event
From and after the initial filing of the Registration Statement with the SEC and prior to obtaining shareholder approval in connection with the Business Combination, the Wejo Board or TKB Board, as applicable, may make a change of recommendation in response to an “intervening event,” only if such board determines in good faith (after consultation with outside counsel) that failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under Bermuda or Cayman Law, as applicable. Wejo or TKB will not be entitled to exercise its right to make a change of recommendation until after the fourth business day following the other party’s receipt of written notice advising that the Wejo Board or TKB Board, as applicable, intends to make a change of recommendation and specifying the reasons therefor. In determining whether to make a change of recommendation, the Wejo Board or TKB Board will take into account any changes to the terms of the Business Combination Agreement proposed by Wejo or TKB, as applicable, in response to a change of recommendation notice or otherwise, and if requested by the other party, Wejo or TKB will engage during the foregoing four business-day period in good faith negotiations with the other party regarding any changes to the terms of the Business Combination Agreement proposed by such other party.
The Business Combination Agreement provides that an “intervening event” means either Wejo’s or TKB’s, as applicable, reasonable and good faith assessment, that at the Effective Time, Wejo will not have available cash on hand or available cash to be borrowed pursuant to binding contractual commitments from third parties, in such amounts that, together with (i) the net proceeds of amounts in the Trust Account (net of Transaction Expenses and following the TKB Share Redemption); (ii) any irrevocable and binding financing commitments entered into pursuant to the Business Combination Agreement; and (iii) any non-binding financing commitments or other sources of income that in the reasonable determination of Wejo are reasonably expected to be available following the Closing, sufficient to fund ordinary course working capital and other general corporate purposes of Wejo in accordance with Wejo’s mid-term business plan.
Conditions to Consummation of the Business Combination
The consummation of the Business Combination is subject to customary closing conditions, including:
•the Extension Approval having been obtained;
•(A) adoption and approval of the Business Combination Agreement, the TKB Merger and the other transactions contemplated by the Business Combination Agreement as an ordinary resolution by the affirmative vote of holders of a simple majority of the TKB Ordinary Shares that are present in person or by proxy and voting at a quorate general meeting and (B) adoption and approval of the TKB Plan of Merger as a special resolution by the affirmative vote of holders of a majority of at least two-thirds of the TKB Ordinary Shares that are present in person or by proxy and voting at a quorate general meeting;
•adoption and approval of the Wejo Merger and the other transactions contemplated by the Business Combination Agreement by the affirmative vote of the majority of holders of the Wejo common shares that are present and voting at a quorate general meeting of shareholders of Wejo;
•absence of any adverse law or order promulgated, entered, enforced, enacted or issued by any governmental entity that prohibits, prevents, restraints or makes illegal the consummation of the Business Combination or the other transactions contemplated by the Business Combination Agreement;
•the Holdco Common Shares, Wejo Assumed Warrants and TKB Assumed Warrants being approved for listing on the NASDAQ, subject to official notice of issuance;
•the SEC having declared effective the Registration Statement (as such term is defined in the Business Combination Agreement);
•absence of any pending action by any governmental entity that challenges or seeks to enjoin the Business Combination or the other transactions contemplated by the Business Combination Agreement;
•subject to certain materiality exceptions, the accuracy of certain representations and warranties of each of Wejo, Holdco, Merger Sub 1 and Merger Sub 2, on one hand, and TKB, on the other hand, contained in the Business Combination Agreement and the compliance by each party with the covenants contained therein;
•absence of a material adverse effect with respect to each of Wejo and TKB;
•Sponsor having delivered to Wejo a counterpart of the Registration Rights Agreement duly executed by Sponsor, the Sponsor’s members and its or their transferees and the Sponsor Director Nominees;

•Holdco having delivered to Sponsor a counterpart of the Registration Rights Agreement duly executed by Holdco;
•there being, in the reasonable and good faith assessment of each Wejo and TKB, at the Effective Time, available cash on hand at Wejo or available cash to be borrowed pursuant to binding contractual commitments from third parties, in such amounts that, together with (A) the net proceeds of amounts in the Trust Account (net of Transaction Expenses and following the TKB Share Redemption); (B) any irrevocable and binding financing commitments entered into pursuant to the Business Combination Agreement; and (C) any non-binding financing commitments or other sources of income that in the reasonable determination of Wejo are reasonably expected to be available following the Closing, will be sufficient to fund ordinary course working capital and other general corporate purposes of the Company in accordance with its mid-term business plan;
•the Sponsor Director Nominees being appointed to the Holdco Board;
•Wejo having complied in all material respects with its obligations under the Business Combination Agreement with respect to (A) causing Holdco to adopt the organizational documents in the form agreed between Wejo and TKB,;(B) contributing to Holdco all of its right, title and interest to its equity interests in Merger Sub 1, free and clear of all Liens, such that Merger Sub 1 becomes a wholly-owned subsidiary of Holdco; (C) causing Holdco to approve and adopt the Business Combination Agreement, authorize the Mergers, the issuance of the TKB Merger Consideration and the Wejo Merger Consideration and the other Transaction Agreements to which each Merger Sub is a party, as the sole shareholder of Merger Sub 1 and Merger Sub 2; and (D) causing the sole director of Merger Sub 2 to approve and adopt the Business Combination Agreement, authorize the Wejo Merger and the other Transaction Agreements to which Merger Sub 2 is a party and recommend the approval and adoption of the Business Combination Agreement and the transactions contemplated thereby to Holdco as the sole shareholder of Merger Sub 2;
•Wejo having fully terminated the Common Stock Purchase Agreement dated February 14, 2022 by and between Wejo and CF Principal Investments LLC without any further liability to Wejo or its affiliates (including, after the Closing, Holdco) and provided evidence thereof to TKB;
•TKB having delivered to Wejo, a certificate dated as of the Closing Date and signed by the chief executive officer and chief financial officer of TKB, to the effect that certain conditions specified in the Business Combination Agreement are satisfied; and
•Wejo having delivered to TKB, a certificate dated as of the Closing Date and signed by the chief executive officer and chief financial officer of Wejo, to the effect that certain conditions specified in the Business Combination Agreement are satisfied.
Termination of the Business Combination Agreement
The Business Combination Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of the approval of the Wejo Shareholders or TKB Shareholders:
•by mutual written consent of Wejo and TKB;
•by either Wejo or TKB:
◦if the Business Combination has not been consummated by 11:59 p.m. in New York City on August 31, 2023, and the failure in any material respect to fulfill any covenant or agreement contained in the Business Combination Agreement by the party seeking termination has not been the primary cause of or has resulted in the failure of the Business Combination to be consummated on or by such date;
◦if the Wejo Shareholder Approval is not obtained at the Wejo Shareholders’ Meeting and, if Wejo is the party seeking termination, the failure to obtain such vote was not caused by or related to Wejo’s material breach of the Business Combination Agreement;

◦if the TKB Shareholder Approval is not obtained at the TKB Shareholders’ Meeting and, if TKB is the party seeking termination, the failure to obtain such vote was not caused by or related to TKB’s material breach of the Business Combination Agreement;
◦if the Extension Approval is not obtained at the Extension Shareholders’ Meeting or any adjournment or postponement thereof; and
◦if any applicable law or governmental order prohibiting, preventing, restraining or making illegal the consummation of the Mergers or the other transactions contemplated by the Business Combination Agreement is in effect and becomes final and non-appealable, and the failure in any material respect to fulfill any covenant or agreement contained in the Business Combination Agreement by the party seeking termination has not been the primary cause of or has resulted in the entry, enactment, promulgation, enforcement or issuance of such applicable law or governmental order;
•by Wejo:
◦if TKB has breached any of its representations and warranties or failed to perform any of its covenants or other agreements contained in the Business Combination Agreement, which breach or failure would give rise to the failure of certain conditions to consummate the Business Combination and which cannot be cured by the earlier of (i) 30 business days following written notice to TKB by Wejo of such breach or (ii) the business day prior to August 31, 2023;
◦at any time prior to obtaining the TKB Shareholder Approval, upon a change of recommendation by the TKB Board other than in response to an intervening event;
◦at any time prior to obtaining the TKB Shareholder Approval, upon a change of recommendation by the TKB Board in response to an intervening event;
◦at any time prior to obtaining the Wejo Shareholder Approval, in order to enter into a definitive agreement providing for a Wejo Superior Proposal; provided that Wejo (i) has complied with its non-solicit obligations under the Business Combination Agreement and (ii) substantially concurrently with or prior to (and as a condition to) the termination of the Business Combination Agreement, Wejo pays to TKB the Wejo Termination Fee; or
◦within five business days following the expiration of the five business-day period set forth in the Business Combination Agreement if TKB fails to deliver the fully executed Sponsor Voting Agreement.
•by TKB:
◦if Holdco, Wejo or Merger Subs have breached any of their representations or warranties or failed to perform any of their covenants or other agreements contained in the Business Combination Agreement, which breach or failure would give rise to the failure of certain conditions to consummate the Business Combination and cannot be cured by the earlier of (i) 30 business days following written notice to Wejo by TKB of such breach or (ii) the business day prior to August 31, 2023;
◦at any time prior to obtaining the Wejo Shareholder Approval, upon a change of recommendation by the Wejo Board other than in response to an intervening event;
◦at any time prior to obtaining the Wejo Shareholder Approval, upon a change of recommendation by the Wejo Board in response to an intervening event;
◦at any time prior to obtaining the TKB Shareholder Approval, in order to enter into a definitive agreement providing for a TKB Superior Proposal; provided that TKB (i) has complied with its non-solicit obligations under the Business Combination Agreement and (ii) substantially concurrently with or prior to (and as a condition to) the termination of the Business Combination Agreement, TKB pays to Wejo the TKB Termination Fee; or

◦within five business days following the expiration of the five business-day period set forth in the Business Combination Agreement if Wejo fails to comply with certain of its obligations under the Business Combination Agreement with respect to Holdco and Merger Subs.
If the Business Combination Agreement is terminated pursuant to its terms, the Business Combination Agreement will be terminated and have no further effect, the obligations of the parties thereunder will terminate and there will be no liability on the part of any party thereto except as expressly set forth therein.
Termination Fees
Wejo Termination Fee
Wejo will be required to pay TKB a termination fee of $4,000,000 (the “Wejo Termination Fee”) in the event that the Business Combination Agreement is terminated (i) by Wejo in order to enter into a definitive agreement with respect to a Wejo Superior Proposal at any time prior to obtaining Wejo Shareholder Approval; (ii) by TKB, at any time prior to obtaining Wejo Shareholder Approval, upon a change of recommendation by the Wejo Board other than in response to an intervening event; and (iii) (A) by Wejo or TKB if the Wejo Shareholder Approval is not obtained, or by Wejo or TKB if the TKB Shareholder Approval is not obtained (but only when either party may also terminate because the Wejo Shareholder Approval is not obtained); or (B) by Wejo or TKB because the Business Combination is not consummated by 11:59 p.m. in New York City on August 31, 2023, in each (A) and (B) only if Wejo (x) has received a Wejo Acquisition Proposal that has been publicly proposed or disclosed and not publicly withdrawn prior to the time of the Wejo Shareholders’ Meeting and (y) before the date that is six months after the date of termination of the Business Combination Agreement, Wejo or any of its subsidiaries consummates, or enters into a definitive and binding agreement, which subsequently results in the consummation of, a transaction or series of related transactions that would constitute a Wejo Acquisition Proposal under the Business Combination Agreement; provided that (1) on the date of termination, all of the conditions set forth in the Business Combination Agreement (other than obtaining Wejo Shareholder Approval or there being sufficient available cash at Wejo or cash to be borrowed to comply with Wejo’s mid-term business plan) must have been satisfied or, with respect to those conditions that by their nature are to be satisfied at the Closing, be capable of being satisfied at the Closing if the Closing occurred on such termination date and (2) for purposes of this subsection (iii), the references to “fifteen percent (15%)” in the definition of Wejo Acquisition Proposal will be deemed to be references to “fifty percent (50%).” In no event will TKB be entitled to receive more than one termination fee.
In addition, Wejo will pay TKB or its designee for any reasonable and documented fees and out-of-pocket expenses of TKB or Sponsor, incurred or payable in connection with the transactions contemplated by the Business Combination Agreement, including (x) any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of TKB, and (y) any principal amount on loans entered into by TKB or Sponsor in compliance with the Business Combination Agreement, for up to a maximum aggregate amount of $1,000,000 in respect of (x) and (y), plus an additional amount not to exceed $500,000 on account of interest or repayment premiums on any principal amount of loans entered into by TKB or Sponsor in compliance with the Business Combination Agreement (the “TKB Expense Reimbursement”), if the Business Combination Agreement is terminated by (i) mutual written consent of Wejo and TKB, (ii) Wejo for any reason other than (A) any applicable law or governmental order prohibiting, preventing, restraining or making illegal the consummation of the Mergers or the other transactions contemplated by the Business Combination Agreement, (B) any material breach by TKB of its representations, warranties, covenants or other agreements contained in the Business Combination Agreement, and (C) any change of recommendation by the TKB Board for any reason other than in response to an intervening event, or (iii) TKB in order to enter into a definitive agreement providing for a TKB Superior Proposal. In addition, Wejo will also pay for any reasonable and documented fees and out-of-pocket expenses of TKB or Sponsor if this Registration Statement is not filed or confidentially submitted with the SEC on or before April 17, 2023, other than for any reason attributable to TKB.
TKB Termination Fee
TKB will be required to pay Wejo a termination fee of $4,000,000 (the “TKB Termination Fee”) in the event that the Business Combination Agreement is terminated (i) by TKB in order to enter into a definitive agreement with respect to a TKB Superior Proposal at any time prior to obtaining TKB Shareholder Approval; (ii) by Wejo, at any time prior to obtaining TKB Shareholder Approval, upon a change of recommendation by the TKB Board other than in response to an intervening event; and (iii) (A) by TKB or Wejo if the TKB Shareholder Approval is not obtained, or by TKB or Wejo if the Wejo Shareholder Approval is not obtained (but only when either party may also terminate because the TKB Shareholder Approval is not obtained), or (B) by TKB or Wejo because the Business Combination is not consummated by 11:59 p.m. in New York City on August 31, 2023, in each (A) and (B) only if TKB (x) has received a TKB Acquisition Proposal that has been publicly proposed or disclosed and not publicly withdrawn prior to the time of the TKB Shareholders’ Meeting and (y) before the date that is six months after the date of termination of the Business Combination Agreement, TKB or any of its affiliates consummates, or enters into a definitive and binding agreement, which subsequently results in the consummation of, a transaction or series of related transactions that would constitute a TKB Acquisition Proposal under the Business Combination Agreement; provided that on the date of termination all of the conditions set forth in the Business Combination Agreement (other than obtaining TKB Shareholder Approval or there being sufficient available cash at Wejo or cash to be borrowed to comply with Wejo’s mid-term business plan) must have been satisfied or, with respect to those conditions that by their nature are to be satisfied at the Closing, be capable of being satisfied at the Closing if the Closing occurred on such termination date. In no event will Wejo be entitled to receive more than one termination fee.
Fees and Expenses
Other than with respect to the TKB Expense Reimbursement, if it is owed, all fees and expenses incurred in connection with the Business Combination Agreement, the Transaction Agreements and the transactions contemplated therein, including the fees and disbursements of counsel, financial advisors and accountants, will be paid, whether or not the Mergers are consummated, by the party incurring such fees or expenses; provided that (i) filing fees, costs and expenses incurred in connection with any regulatory or other filings, notifications or documentation will be borne by Wejo (excluding fees and disbursements of counsel, financial advisors, accountants and other advisors), and (ii) if the Closing occurs, all expenses payable by Wejo and TKB in connection with the Mergers and the other transactions contemplated by the Business Combination Agreement will be payable by Wejo or Merger Subs and may be paid from the Trust Account.
Amendments and Waivers
The Business Combination Agreement may be amended by Wejo and TKB, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Mergers by the shareholders of Wejo and TKB, provided that after any approval of the transactions contemplated by the Business Combination Agreement by the shareholders of Wejo and TKB, there may not be, without further approval of such shareholders, any amendment of the Business Combination Agreement that by applicable law requires the further approval of such shareholders. No amendment to the Business Combination Agreement will be made after the Effective Time. The Business Combination Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
At any time prior to the Effective Time, whether before or after the TKB Shareholders’ Meeting and the Wejo Shareholders’ Meeting, any party to the Business Combination Agreement may (i) extend the time for the performance of any of the covenants, obligations or other acts of any other party thereto or (ii) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations. Any agreement on the part of a party to the Business Combination Agreement to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party by its duly authorized officer. The failure of any party to the Business Combination Agreement to assert any of its rights thereunder or otherwise will not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

No Third-Party Beneficiaries
Except as otherwise set forth in the Business Combination Agreement with respect to the covenants related to indemnification and director and officer insurance, the Business Combination Agreement is not intended to confer upon any other person any rights or remedies or benefits of any nature whatsoever thereunder.
Specific Performance
Under the Business Combination Agreement, the parties agreed that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of the Business Combination Agreement (including failure to take such actions as are required of it hereunder to consummate the Mergers or the other transactions contemplated by the Business Combination Agreement) were not performed in accordance with their specific terms or were otherwise breached. The parties to the Business Combination Agreement therefore agreed that the parties will be entitled to seek an injunction or injunctions to prevent or remedy any breaches or threatened breaches of the Business Combination Agreement and to enforce specifically the terms and provisions of the Business Combination Agreement, in each case in accordance with the terms of the Business Combination Agreement, this being in addition to any other remedy to which the parties are entitled at law or in equity.
Governing Law
The Business Combination Agreement is governed by, and construed in accordance with, the laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

RELATED AGREEMENTS
Wejo Voting Agreement
In connection with the execution of the Business Combination Agreement, on January 10, 2023, certain shareholders of Wejo (the “Wejo Voting Parties”) entered into a Voting Agreement with TKB (the “Wejo Voting Agreement”). Pursuant to the Wejo Voting Agreement, each Wejo Voting Party agreed, among other things, to vote or cause to be voted any issued and outstanding Wejo Common Shares beneficially owned by such party (or that may otherwise become beneficially owned by them prior to obtaining the Wejo Shareholder Approval) (the “Wejo Covered Shares”) at every shareholders’ meeting of Wejo during the term of the Wejo Voting Agreement (i) in favor of (A) a proposal to approve the Wejo Merger and the other transactions contemplated by the Business Combination Agreement and (B) all of the matters, actions and proposals that would reasonably be expected to facilitate the consummation of the Wejo Merger and the other transactions contemplated by the Business Combination Agreement, including any proposal to adjourn or postpone any shareholders’ meeting of Wejo to a later date if there are not sufficient votes to approve the proposals necessary to consummate the Wejo Merger and the other transactions contemplated by the Business Combination Agreement; provided that no Wejo Voting Party will be required to vote in favor of any waiver, modification or amendment to the terms of the Business Combination Agreement that would be less favorable in any material respect to such party than the Business Combination Agreement attached as an annex to this Registration Statement (excluding any amendments affecting any Wejo Voting Party who is a director, officer or employee of Wejo in its capacity as such); and (ii) against (A) any competing acquisition proposal and (B) any amendments to Wejo’s organizational documents (other than as required to effect the Wejo Merger and the other transactions contemplated by the Business Combination Agreement) or any other proposal or transaction that would reasonably be expected to (1) impede, frustrate, interfere with, delay, postpone or materially adversely affect in any manner the Wejo Merger and the other transactions contemplated by the Business Combination Agreement, (2) change, in any manner, the voting rights of any class of share capital of Wejo, (3) result in any condition to the consummation of the Wejo Merger and the other transactions contemplated by the Business Combination Agreement not being fulfilled, or (4) result in a breach of any covenant, representation or warranty or other obligation or agreement of Wejo under the Business Combination Agreement or the Wejo Voting Party under the Wejo Voting Agreement in any material respect.
As of January 10, 2023, the Wejo Voting Parties subject to the Wejo Voting Agreement beneficially own approximately fourteen point seven percent (14.7%) of the issued and outstanding Wejo Common Shares.
In addition, each Wejo Voting Party agreed that, with limited exceptions provided in the Wejo Voting Agreement, during the period from the date of the Wejo Voting Agreement until termination thereof, he, she, they or it will not transfer, directly or indirectly, any Wejo Covered Shares.
The foregoing description of the Wejo Voting Agreement does not purport to be complete and is qualified in its entirety by the full text of the form of Wejo Voting Agreement, which is attached hereto as Annex E.
Sponsor Voting Agreement
In connection with the execution of the Business Combination Agreement, on January 10, 2023, Sponsor and certain other shareholders of TKB (collectively, the “Relevant TKB Shareholders”) entered into a Voting Agreement with Wejo (the “Sponsor Voting Agreement”).
Pursuant to the Sponsor Voting Agreement, such Relevant TKB Shareholders agreed, among other things, to vote or cause to be voted any issued and outstanding Subject Securities (as defined therein) beneficially owned by such shareholders (or that may otherwise become beneficially owned by them prior to obtaining the TKB Shareholder Approval) at every shareholders’ meeting of TKB during the term of the Sponsor Voting Agreement (i) in favor of (A) the Extension (B) a proposal to approve the TKB Merger and the other transactions contemplated by the Business Combination Agreement and (C) all of the matters, actions and proposals that would reasonably be expected to facilitate the consummation of the TKB Merger and the other transactions contemplated by the Business Combination Agreement, including any proposal to adjourn or postpone any meeting of shareholders of TKB to a later date if there are not sufficient votes to approve the proposals necessary to consummate the TKB Merger and the other transactions contemplated by the Business Combination Agreement; provided that no Relevant TKB

Shareholder will be required to vote in favor of any waiver, modification or amendment to the terms of the Business Combination Agreement that would be less favorable in any material respect to such Relevant TKB Shareholder than the Business Combination Agreement attached as an annex to this Registration Statement; and (ii) against (A) any competing acquisition proposal, and (B) any amendments to TKB’s organizational documents (other than as required to effect the TKB Merger and the other transactions contemplated by the Business Combination Agreement) or any other proposal or transaction that would reasonably be expected to (1) impede, frustrate, interfere with, delay, postpone or materially adversely affect in any manner the TKB Merger and the other transactions contemplated by the Business Combination Agreement; (2) change, in any manner, the voting rights of any class of share capital of TKB; (3) result in any condition to the consummation of the TKB Merger and the other transactions contemplated by the Business Combination Agreement not being fulfilled; or (4) result in a breach of any covenant, representation or warranty or other obligation or agreement of TKB under the Business Combination Agreement or any TKB Shareholder under the Sponsor Voting Agreement in any material respect. Further, each Relevant TKB Shareholder has agreed not to redeem any of its TKB Ordinary Shares in connection with the TKB Merger or the TKB Extension Approval.
Further, pursuant to the Sponsor Voting Agreement, Sponsor will, immediately prior to, and subject to the Closing, forfeit and surrender irrevocably for no consideration and without any further action by any party up to an aggregate amount equal to 1,725,000 TKB Class B Shares and 3,225,000 TKB Private Warrants, which shall be inclusive of any Sponsor Inducement Securities, as Sponsor may determine in its sole discretion, in order to secure the financing commitments referred to in the Business Combination Agreement; provided that with respect to any Sponsor Inducement Securities that are not forfeited by Sponsor at or prior to the Closing, fifty percent (50%) of such non-forfeited Sponsor Inducement Securities will be transferred to Wejo effective immediately upon Closing.
As of the date of this proxy statement/prospectus, the Relevant TKB Shareholders subject to the Sponsor Voting Agreement beneficially own approximately 51% of the issued and outstanding TKB Ordinary Shares.
In addition, each Relevant TKB Shareholder has agreed that, with limited exceptions provided in the Sponsor Voting Agreement, during the period from the date of the Sponsor Voting Agreement until termination thereof, he, she, they or it will not transfer, directly or indirectly, any Subject Securities (as defined therein).
The foregoing description of the Sponsor Voting Agreement does not purport to be complete and is qualified in its entirety by the full text of the form of Sponsor Voting Agreement, which is attached hereto as Annex D.
Registration Rights Agreement
Concurrently with the Closing of the Business Combination, the TKB Insiders will enter into a registration rights agreement, the form of which is attached to this joint proxy statement/prospectus as Annex F (the “Registration Rights Agreement”), which will supersede the registration rights agreement entered into on October 26, 2021, in connection with TKB, pursuant to which the parties thereto have been granted certain customary registration rights with respect to their respective securities in Holdco. These holders will also be entitled to certain piggy-back registration rights. Holdco will bear the expenses incurred in connection with the filing of any registration statements.
Under the Registration Rights Agreement, Holdco will indemnify the holders against any losses or damages resulting from any untrue statement or omission or alleged untrue statement or omission of a material fact in any registration statement, prospectus, or preliminary prospectus or any amendment thereof, pursuant to which the holders sell their equity securities, unless such liability arose from the holders’ misstatement or omission.
Future PIPE
Pursuant to the Business Combination Agreement, a condition for Closing is that, in the reasonable and good faith assessment of each Wejo and TKB, at the Effective Time, there is available cash on hand at Wejo or available cash to be borrowed pursuant to binding contractual commitments from third parties, in such amounts that, together with (A) the net proceeds of amounts in the Trust Account (net of Transaction Expenses and following the TKB Share Redemption), (B) any irrevocable and binding financing commitments entered into pursuant to the Business Combination Agreement and (C) any non-binding financing commitments or other sources of income that in the reasonable determination of Wejo are reasonably expected to be available following the Closing, will be sufficient to fund ordinary course working capital and other general corporate purposes of the Company in accordance with its mid-term business plan. TKB and Wejo are actively seeking additional financing through a Future PIPE and other financings to meet such condition under the Business Combination Agreement. As of March 31, 2023, Wejo entered into a non-binding letter of intent with a strategic investor to anchor the PIPE with a potential $20.0 million investment. However, if such Future PIPE and other financings together with the cash held in the TKB Trust Account are not sufficient to meet the foregoing closing condition, TKB and Wejo can either waive such closing condition under the Business Combination Agreement or elect to terminate the Business Combination pursuant to the terms of the Business Combination Agreement. The unaudited pro forma combined financial information presents the Business Combination with no Future PIPE.

MATERIAL TAX CONSIDERATIONS
Material U.S. Federal Income Tax Considerations
This section describes the material U.S. federal income tax considerations of (i) TKB shareholders electing to have their Public Shares redeemed for cash if the Business Combination is completed, (ii) the Business Combination, and (iii) the ownership and disposition of Holdco Common Shares and Holdco Public Warrants (collectively, the “Holdco Securities”) acquired pursuant to the Business Combination. This discussion applies only to Wejo common shares, Wejo warrants (together with Wejo common shares, the “Wejo Securities”), Public Shares, Public Warrants (together with Public Shares, the “TKB Securities”), and Holdco Securities held as capital assets for U.S. federal income tax purposes (generally, property held for investment) and does not discuss all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances or status, including alternative minimum tax and Medicare contribution tax consequences, or holders who are subject to special rules, including:
•the Sponsor, and any directors or officers of TKB, and their respective affiliates;
•dealers or traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
•tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax deferred accounts;
•banks or other financial institutions, underwriters, insurance companies, real estate investment trusts or regulated investment companies;
•U.S. expatriates or former long-term residents of the United States;
•persons that own (directly, indirectly, or by attribution) 5% or more (by vote or value) of the stock of Wejo, TKB, or Holdco (except as specifically addressed herein);
•partnerships or other pass-through entities or arrangements for U.S. federal income tax purposes, or beneficial owners of partnerships or other pass-through entities or arrangements;
•persons holding Wejo Securities, TKB Securities, or Holdco Securities as part of a straddle, hedging or conversion transaction, constructive sale, or other arrangement involving more than one position;
•persons required to accelerate the recognition of any item of gross income with respect to Wejo Securities, TKB Securities, or Holdco Securities as a result of such income being recognized on an applicable financial statement;
•U.S. holders (as defined below) whose functional currency is not the U.S. dollar;
•persons that received Wejo Securities, TKB Securities, or Holdco Securities as compensation for services;
•U.S. holders that hold Wejo Securities, TKB Securities, or Holdco Securities in connection with a trade or business conducted outside the United States;
•persons subject to the market-to-market tax accounting rules;
•governments or agencies or instrumentalities thereof;
•U.S. holders (as defined below) who own both Wejo Securities and TKB Securities; or
•controlled foreign corporations or passive foreign investment companies.
If a partnership (or other entity or arrangement classified as a partnership or other pass-through entity for U.S. federal income tax purposes) is the beneficial owner of Wejo Securities, TKB Securities, or Holdco Securities, the

U.S. federal income tax treatment of a partner, member or other beneficial owner in such partnership or other pass-through entity generally will depend on the status of the partner, member or other beneficial owner and the activities of the partnership or other pass-through entity. Partnerships owning Wejo Securities, TKB Securities, or Holdco Securities and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the Business Combination and of owning and disposing of Wejo Securities, TKB Securities, and Holdco Securities.
This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”), published rulings by the U.S. Internal Revenue Service (the “IRS”) and court decisions, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. This discussion is necessarily general and does not address all aspects of U.S. federal income taxation, including the effect of the U.S. federal alternative minimum tax, or U.S. federal estate and gift tax, or any state, local or non-U.S. tax laws to a holder of Wejo Securities, TKB Securities, or Holdco Securities. None of TKB, Wejo, or Holdco has sought or intends to seek any rulings from the IRS regarding the Business Combination. There is no assurance that the IRS will not take positions concerning the tax consequences of the Business Combination or the other matters discussed herein that are different from those discussed below, or that any such different positions would not be sustained by a court.
For purposes of this discussion, because any TKB Unit consisting of one Public Share and one-half of a Public Warrant is separable at the option of the holder, the holder of a TKB Unit generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying Public Share and one-half of a Public Warrant components, and the discussion below with respect to actual holders of Public Shares and Public Warrants also should apply to holders of TKB Units (as the deemed owners of the underlying Public Shares and Public Warrants that constitute the TKB Units). Under this treatment, the separation of a TKB Unit in connection with the consummation of the Business Combination generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. Holders of Public Shares and Public Warrants are urged to consult their tax advisors concerning the U.S. federal, state, local and any foreign tax consequences of the transactions contemplated by the Business Combination (including any redemption of Public Shares for cash) with respect to any Public Shares and Public Warrants held through a TKB Unit (including alternative characterizations of a TKB Unit).
ALL HOLDERS OF WEJO SECURITIES AND TKB SECURITIES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE BUSINESS COMBINATION AND CONSIDERATIONS RELATING TO THE OWNERSHIP AND DISPOSITION OF HOLDCO SECURITIES, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. TAX LAWS.
U.S. Holders
The section applies to you if you are a U.S. holder. For purposes of this discussion, a U.S. holder means a beneficial owner of Wejo Securities, TKB Securities, or Holdco Securities that is, for U.S. federal income tax purposes:
•an individual who is a citizen or resident of the United States;
•a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•an estate whose income is subject to U.S. federal income tax regardless of its source; or
•a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Tax Consequences of the Business Combination to Holders of TKB Securities
This section is subject to the discussion below under “— Application of the Passive Foreign Investment Company Rules to the Business Combination.”
It is intended that the TKB Merger and the Wejo Merger, together, constitute an integrated transaction that qualifies as a tax-deferred exchange under Section 351(a) of the Code. However, the closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel regarding the U.S. federal income tax treatment of the Business Combination, and none of TKB, Wejo, or Holdco intends to request a ruling from the IRS regarding such treatment. Accordingly, no assurance can be given that the IRS will not challenge the qualification of the Business Combination as a tax-deferred exchange under Section 351(a) of the Code or that a court will not sustain such a challenge by the IRS. If such a challenge were sustained, and the TKB Merger did not otherwise qualify as a tax-deferred “reorganization” under Section 368(a) of the Code, then the exchange of Public Shares for Holdco Common Shares would be a taxable exchange, and the tax consequences described herein will be materially different from those described below. The remainder of this discussion assumes that the Business Combination qualifies as a tax-deferred exchange under Section 351(a) of the Code.
Assuming such qualification as an exchange described in Section 351 of the Code, a U.S. holder with no Public Warrants that receives Holdco Common Shares in exchange for Public Shares in the TKB Merger should not recognize any gain or loss on such exchange. In such case, the aggregate adjusted tax basis of the Holdco Common Shares received in the TKB Merger by such a U.S. holder will be equal to the adjusted tax basis of the Public Shares exchanged therefor. The holding period of the Holdco Common Shares received will include the holding period during which the Public Shares exchanged therefor were held by such U.S. holder.
The appropriate U.S. federal income tax treatment of Public Warrants received in the TKB Merger is uncertain because, as described below, it is unclear whether the TKB Merger, in addition to qualifying as an exchange described in Section 351 of the Code, will also qualify as a “reorganization” under Section 368(a) of the Code. If the TKB Merger qualifies as an exchange governed only by Section 351 of the Code and not as a reorganization under Section 368(a) of the Code, a U.S. holder with no Public Shares whose Public Warrants automatically convert into Holdco Public Warrants in the TKB Merger should recognize gain or loss upon such exchange equal to the difference between the fair market value of the Holdco Public Warrants received and such U.S. holder’s adjusted basis in its Public Warrants. A U.S. holder’s basis in its Holdco Public Warrants received in the TKB Merger will equal the fair market value of the Holdco Public Warrants. A U.S. holder’s holding period in its Holdco Public Warrants will begin on the day after the TKB Merger. If the TKB Merger qualifies as a reorganization under Section 368(a) of the Code as well as an exchange under Section 351 of the Code, a U.S. holder with no Public Shares whose Public Warrants automatically convert into Holdco Public Warrants in the TKB Merger should not recognize gain or loss upon such exchange. In such case, a U.S. holder’s adjusted tax basis in the Holdco Public Warrants received should be equal to the holder’s adjusted tax basis in the Public Warrants exchanged therefor, and the holding period of the Holdco Public Warrants should include the holding period during which the Public Warrants exchanged therefor were held by such holder.
If the TKB Merger qualifies under Section 351 of the Code and not under Section 368(a) of the Code, a U.S. holder that receives Holdco Common Shares in exchange for Public Shares and whose Public Warrants automatically convert into Holdco Public Warrants in the TKB Merger should recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such holder and (ii) the fair market value of the Holdco Public Warrants received by such holder in such exchange. To determine the amount of gain, if any, that such U.S. holder must recognize, the holder must compute the amount of gain or loss realized as a result of the TKB Merger on a share-by-share and warrant-by-warrant basis by allocating the aggregate fair market value of (i) the Holdco Common Shares and (ii) the Holdco Public Warrants received by such U.S. holder among the Public Shares and Public Warrants owned by such U.S. holder immediately prior to the TKB Merger in proportion to their fair market values. Any loss realized by a U.S. holder would not be recognized. In this case, the holding period of the Holdco Common Shares received in the TKB Merger will include the holding period during which the Public Shares exchanged therefor were held by such U.S. holder, and the holding period of Holdco Public Warrants received in the TKB Merger will begin on the day after the TKB Merger. In addition, a U.S. holder’s adjusted tax basis in the Holdco Public Warrants received should be equal to the fair market value of such Holdco Public Warrants, and a

U.S. holder’s adjusted tax basis in its Holdco Common Shares generally should equal the tax basis of the Public Shares exchanged therefor, reduced by the fair market value of the Holdco Public Warrants received and increased by any gain recognized.
If the TKB Merger qualifies as a reorganization under Section 368(a) of the Code as well as an exchange under Section 351 of the Code, a U.S. holder that receives Holdco Common Shares in exchange for Public Shares and whose Public Warrants automatically convert into a Holdco Public Warrants in the TKB Merger should not recognize any gain or loss upon the exchange. In such case, a U.S. holder’s tax basis in the Holdco Common Shares and the Holdco Public Warrants received generally should be equal to the U.S. holder’s basis in the Public Shares and Public Warrants exchanged therefor, and the holding period of the Holdco Common Shares and Holdco Public Warrants will include the holding period during which the Public Shares and Public Warrants exchanged therefor were held by such U.S. holder. However, there are many requirements that must be satisfied in order for the TKB Merger to qualify as a “reorganization” under Section 368(a) of the Code. For example, it is unclear as a matter of law whether an entity that may not have a historic business, such as TKB, can satisfy the “continuity of business enterprise” requirement under Section 368 of the Code. In addition, reorganization treatment could be adversely affected by events or actions that occur prior to or at the time of the TKB Merger, some of which are outside the control of TKB. For example, the requirements for reorganization treatment could be affected by the magnitude of Public Share redemptions that occur in connection with the Business Combination.
U.S. holders who own Public Warrants should discuss with their tax advisors potential alternative characterizations with respect to the exchange of Public Warrants for Holdco Public Warrants.
U.S. holders who own TKB Securities are urged to consult with their tax advisors regarding the tax treatment of their Public Shares and Public Warrants in connection with the Business Combination.
Application of the Passive Foreign Investment Company Rules to Holders of TKB Securities in the Business Combination
If TKB is a PFIC, U.S. holders who own TKB Securities may be required to recognize gain with respect to their exchange of Public Shares for Holdco Common Shares and Public Warrants for Holdco Public Warrants pursuant to the TKB Merger, even if such exchange would not otherwise require such U.S. holder to recognize gain pursuant to the rules discussed above.
A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business received from unrelated persons) and gains from the disposition of passive assets. The determination of whether a foreign corporation is a PFIC is made annually. Pursuant to a “startup exception,” a foreign corporation will not be a PFIC for the first taxable year the foreign corporation has gross income (the “startup year”) if (1) no predecessor of the foreign corporation was a PFIC; (2) the foreign corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the startup year; and (3) the foreign corporation is not in fact a PFIC for either of those years.
TKB believes that it likely will not be eligible for the startup exception and, based on the composition of its income and assets, believes that TKB will likely be considered a PFIC for the taxable year that includes the Business Combination.
Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging warrants of a PFIC for newly issued warrants in connection with a “reorganization” under Section 368(a) of the Code) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been proposed with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations would require gain recognition to U.S. holders of Public Shares (regardless of the qualification of the TKB Merger as an exchange under Section 351 of the Code or as a “reorganization” under Section 368(a) of the Code) and Public Warrants (regardless of the qualification of the TKB Merger as a “reorganization” under Section 368(a) of the Code) as a result of the Business Combination if:
(i)TKB were classified as a PFIC at any time during such U.S. holder’s holding period for such Public Shares or Public Warrants;
(ii)In the case of Public Shares, the U.S. holder had not timely made (a) a QEF Election (as defined below) for the first taxable year in which the U.S. holder owned such Public Shares or in which TKB was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) an MTM Election (as defined below) with respect to such Public Shares. Currently, applicable Treasury Regulations provide that neither a QEF Election nor an MTM Election can be made with respect to warrants; and
(iii) the PFIC-for-PFIC Exception (defined below) does not apply.
The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of TKB. Under these rules:
•the U.S. holder’s gain will be allocated ratably over the U.S. holder’s holding period for such U.S. holder’s Public Shares or Holdco Public Warrants;
•the amount of gain allocated to the U.S. holder’s taxable year in which the U.S. holder recognized the gain, or to the period in the U.S. holder’s holding period before the first day of the first taxable year in which TKB was a PFIC, will be taxed as ordinary income;
•the amount of gain allocated to other taxable years (or portions thereof) of the U.S. holder and included in such U.S. holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. holder without regard to the U.S. holder’s other items of income and loss for such year; and
•an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. holder in respect of the tax attributable to each such other taxable year (described in the third bullet above) of such U.S. holder.
U.S. holders of Public Shares that have not made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election (each as defined below) may, pursuant to the proposed Treasury Regulations, be subject to taxation with respect to their Public Shares under the PFIC rules in the manner set forth above. A U.S. holder of Public Shares that made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election with respect to its Public Shares is referred to herein as an “Electing Shareholder” and a U.S. holder of Public Shares that is not an Electing Shareholder is referred to herein as a “Non-Electing Shareholder.”
The application of the PFIC rules to U.S. holders of Public Warrants is unclear. Proposed Treasury Regulations issued under the PFIC rules generally treat an “option” (which would include a Public Warrant) to acquire the stock of a PFIC as stock of the PFIC, while final Treasury Regulations issued under the PFIC rules provide that the QEF Election does not apply to options and no MTM Election (as defined below) is currently available with respect to options. Therefore, it is possible that the proposed Treasury Regulations, if finalized in their current form, would apply to cause gain recognition to a U.S. holder on the exchange of Public Warrants for Holdco Public Warrants in connection with the Business Combination, even if the TKB Merger qualifies as a “reorganization” under Section 368(a) of the Code.
It is difficult to predict whether, in what form and with what effective date, proposed Treasury Regulations will be adopted as final Treasury Regulations or how any such final Treasury Regulations would apply.

Any gain recognized by a Non-Electing Shareholder of Public Shares (regardless of the qualification of the TKB Merger as an exchange under Section 351 of the Code or as a “reorganization” under Section 368(a) of the Code) or a U.S. holder of Public Warrants (regardless of the qualification of the TKB Merger as a “reorganization” under Section 368(a) of the Code) as a result of the Business Combination pursuant to the PFIC rules generally would be taxable income to such U.S. holder, taxed under the PFIC rules in the manner set forth above, with no corresponding receipt of cash.
Notwithstanding the foregoing, if (1) TKB was a PFIC for any tax year during which a U.S. holder held Public Shares or Public Warrants and (2) Holdco is also a PFIC for the tax year that includes the day after the effective date of the Business Combination, then the proposed Treasury Regulations generally provide that the special rules described above requiring recognition of gain in what would otherwise be a non-recognition transaction will not apply to the exchange of Public Shares for Holdco Common Shares and Public Warrants for Holdco Public Warrants, as applicable, pursuant to the Business Combination. For purposes of this discussion, this exception is referred to as the “PFIC-for-PFIC Exception.” In addition, to qualify for the PFIC-for-PFIC Exception, proposed Treasury Regulations require a U.S. holder to report certain information to the IRS on Form 8621 together with such U.S. holder’s U.S. federal income tax return for the tax year in which the Business Combination occurs.
ALL U.S. HOLDERS OF TKB SECURITIES ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE BUSINESS COMBINATION, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.
The impact of the PFIC rules on a U.S. holder of Public Shares will depend on whether such U.S. holder has made a timely and effective election to treat TKB as a “qualified electing fund” under Section 1295 of the Code (a “QEF Election”) for the taxable year that is the first year in such U.S. holder’s holding period of Public Shares during which TKB qualified as a PFIC or, if in a later taxable year, such U.S. holder made a QEF Election along with a purging election.
A QEF Election is made on a shareholder-by-shareholder basis and may be revoked only with the consent of the IRS. A U.S. holder generally makes a QEF Election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the taxable year of such U.S. holder to which the election relates. Retroactive QEF Elections generally may be made only by filing a protective statement with a U.S. holder’s U.S. federal income tax return and if certain other conditions are met or with the consent of the IRS. U.S. holders of Public Shares should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF Election under their particular circumstances.
One type of purging election creates a deemed sale of the U.S. holder’s Public Shares at their then fair market value and requires the U.S. holder to recognize gain pursuant to the purging election subject to the special PFIC tax and interest charge rules described above. As a result of any such purging election, the U.S. holder would increase the adjusted tax basis in its Public Shares by the amount of the gain recognized and, solely for purposes of the PFIC rules, would have a new holding period in its Public Shares. U.S. holders of Public Shares are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.
A U.S. holder’s ability to make a timely and effective QEF Election (or a QEF Election along with a purging election) with respect to TKB is contingent upon, among other things, the provision by TKB of a PFIC annual information statement to such U.S. holder. If TKB determines that it is a PFIC for any taxable year, TKB will endeavor to provide to a U.S. holder upon request such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. holder to make and maintain a QEF election, but there can be no assurance that TKB will timely provide such required information. In addition, there is no assurance that TKB will have timely knowledge of its status as a PFIC in the future or of the required information to be provided. An Electing Shareholder generally would not be subject to the adverse PFIC rules discussed above with respect to their Public Shares, except in connection with any Public Warrants held by such Electing Shareholder. As a result, such an Electing Shareholder generally should not recognize income, gain or loss as a result of the Business Combination, except in connection with any Public Warrants held by such Electing Shareholder.

The impact of the PFIC rules on a U.S. holder of Public Shares may also depend on whether such U.S. holder has made a mark-to-market election under Section 1296 of the Code (an “MTM Election”). U.S. holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may elect to mark such stock to its market value if such stock is “marketable stock” (generally, stock that is regularly traded on a national securities exchange that is registered with the SEC). No assurance can be given that the Public Shares are considered to be marketable stock for purposes of the MTM Election or whether the other requirements of this election are satisfied. If such an election is available and has been made by U.S. holders of Public Shares, such U.S. holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed herein with respect their Public Shares in connection with the Business Combination, except in connection with any Public Warrants held by such Electing Shareholder. Instead, in general, the U.S. holder will include as ordinary income each year the excess, if any, of the fair market value of its Public Shares at the end of its taxable year over its adjusted basis in its Public Shares. These amounts of ordinary income would not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains. The U.S. holder also will generally recognize an ordinary loss in respect of the excess, if any, of its adjusted basis in its Public Shares over the fair market value of its Public Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the MTM Election). The U.S. holder’s basis in its Public Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Public Shares will be treated as ordinary income. Special tax rules may also apply if a U.S. holder makes an MTM Election for a taxable year after the first taxable year in which such U.S. holder holds (or is deemed to hold) Public Shares and for which TKB is treated as a PFIC. An MTM Election is not available with respect to warrants, including the Public Warrants.
If made, an MTM Election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless the Public Shares ceased to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consented to the revocation of the election. U.S. holders are urged to consult their own tax advisors regarding the availability and tax consequences of an MTM Election with respect to the Holdco Common Shares under their particular circumstances.
A U.S. holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. holder may have to file an IRS Form 8621 (whether or not a QEF Election or MTM Election is made) and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS and may result in significant penalties.
THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE, INCLUDING THE APPLICATION OF THE RULES ADDRESSING OVERLAPS IN THE PFIC RULES. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), AN MTM ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND WHETHER AND HOW ANY OVERLAP RULES APPLY, AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION OR OVERLAP RULE AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.
Redemption of Public Shares
This section is subject to the discussion below under “— Application of the Passive Foreign Investment Company Rules to the Redemption of Public Shares.”
In the event that a U.S. holder of Public Shares exercises such holder’s right to have such holder’s Public Shares redeemed pursuant to the redemption provisions described herein, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of such stock pursuant to Section 302 of the Code or whether the U.S. holder will be treated as receiving a corporate distribution. Whether that redemption qualifies for sale treatment will depend largely on the total number of Public Shares treated as held by the U.S. holder (including any Public Shares constructively owned by the U.S. holder as a result of, among other things, owning Public Warrants) relative to all of the shares of TKB stock both before and after the redemption. The redemption of stock generally will be treated as a sale of the stock (rather than as a corporate distribution) if the redemption is “substantially disproportionate” with respect to the U.S. holder, results in a “complete termination” of the U.S. holder’s interest in TKB or is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.
In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also stock that is constructively owned by such U.S. holder. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock the U.S. holder has a right to acquire by exercise of an option, which generally would include Public Shares that could be acquired pursuant to the exercise of Public Warrants. In order to meet the substantially disproportionate test, the percentage of TKB’s outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of Public Shares must, among other requirements, be less than 80% of the percentage of TKB’s outstanding voting stock actually and constructively owned by such U.S. holder immediately before the redemption. There will be a complete termination of a U.S. holder’s interest if either all the stock in TKB actually and constructively owned by the U.S. holder is redeemed or all the stock in TKB actually owned by the U.S. holder is redeemed and the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. The redemption of the Public Shares will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in TKB. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in TKB will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of a redemption of its Public Shares.
If the redemption qualifies as a sale of stock by the U.S. holder under Section 302 of the Code, the U.S. holder generally will be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the Public Shares redeemed. Such gain or loss should be treated as capital gain or loss and generally would be long-term capital gain or loss if the U.S. holder’s holding period for such shares exceeds one year. It is unclear, however, whether the redemption rights of a U.S. holder with respect to the Public Shares may suspend the running of the applicable holding period for this purpose. Net short-term capital gain generally is taxed at regular ordinary income tax rates. Long-term capital gain recognized by non-corporate U.S. holders may be taxed at reduced rates. The deductibility of capital losses is subject to limitations. A U.S. holder’s tax basis in such holder’s Public Shares generally will equal the cost of such shares. A U.S. holder that purchased TKB Units would have been required to allocate the cost between the Public Shares and the Public Warrants comprising the TKB Units based on their relative fair market values at the time of the purchase.
If the redemption does not qualify as a sale of stock under Section 302 of the Code, then the U.S. holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from TKB’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Special rules apply to dividends received by U.S. holders that are taxable corporations. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in such U.S. holder’s Public Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Public Shares. After the application of the foregoing rules, any remaining tax basis of the U.S. holder in the redeemed Public Shares will be added to the U.S. holder’s adjusted tax basis in its remaining Public Shares, or if the Public Shares actually owned by such U.S. holder are completely redeemed, to such U.S. holder’s basis in its Public Warrants or possibly to the basis of Public Shares constructively owned by such U.S. holder. Rules similar to those discussed below under “Ownership and Disposition of Holdco Securities by U.S. Holders — Sale, Exchange, Redemption or Other Taxable Disposition of Holdco Securities” generally apply to a U.S. holder whose Public Shares are redeemed to the extent the proceeds of such redemption are treated as gain realized on the sale or other disposition of such Public Shares.
U.S. holders of Public Shares should consult with their tax advisors as to the tax consequences of any redemption of Public Shares, including with respect to their holding period in the Public Shares and other matters relevant to obtaining reduced rates of taxation on redemption proceeds treated as dividends for U.S. federal income tax purposes.
Application of the Passive Foreign Investment Company Rules to the Redemption of Public Shares
As discussed above under the heading “— Application of the Passive Foreign Investment Company Rules to Holders of TKB Securities in the Business Combination,” TKB believes that it will likely be considered a PFIC for the taxable year that includes the Business Combination.
Assuming TKB is a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder of Public Shares and that such U.S. holder did not timely make (a) a QEF Election for the first taxable year in which such U.S. holder owned such Public Shares or in which TKB was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) an MTM Election with respect to such Public Shares, such U.S. holder generally will be subject to the rules described below with respect to a redemption of its Public Shares.
Under these rules:
•the U.S. holder’s gain or excess distribution will be allocated ratably over the U.S. holder’s holding period for such U.S. holder’s Public Shares;
•the amount allocated to the U.S. holder’s taxable year in which the U.S. holder recognized the gain or received the excess distribution, or to the period in the U.S. holder’s holding period before the first day of the first taxable year in which TKB was a PFIC, will be taxed as ordinary income;
•the amount allocated to other taxable years (or portions thereof) of the U.S. holder and included in such U.S. holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. holder without regard to the U.S. holder’s other items of income and loss for such year; and
•an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. holder in respect of the tax attributable to each such other taxable year (described in the third bullet above) of such U.S. holder.
As discussed above, the impact of the PFIC rules on a U.S. holder of Public Shares will depend on whether the U.S. holder has made a timely and effective QEF Election for the taxable year that is the first year in the U.S. holder’s holding period of Public Shares during which TKB qualified as a PFIC (or, if in a later taxable year, the U.S. holder made a QEF Election along with a purging election) or if the U.S. holder has made an MTN Election. See the discussion above under the heading “— Application of the Passive Foreign Investment Company Rules to Holders of TKB Securities in the Business Combination,” for a description of the consequences to a U.S. holder of making the foregoing elections, which may mitigate the adverse consequences under the PFIC rules as a result of the redemption of a U.S. holder’s Public Shares.
A U.S. holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. holder may have to file an IRS Form 8621 (whether or not a QEF Election or MTM Election is made) and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS and may result in significant penalties.
THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE, INCLUDING THE RULES RELATING TO CONTROLLED FOREIGN CORPORATIONS. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), AN MTM ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND WHETHER IT WOULD BE DESIRABLE TO MAKE SUCH AN ELECTION.

Tax Consequences of the Business Combination to Holders of Wejo Securities
It is intended that (i) the Wejo Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) the TKB Merger and the Wejo Merger, together, constitute an integrated transaction that qualifies as a tax-deferred exchange under Section 351(a) of the Code. However, the closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel regarding the U.S. federal income tax treatment of the Business Combination, and none of TKB, Wejo, or Holdco intends to request a ruling from the IRS regarding such treatment. Accordingly, no assurance can be given that the IRS will not challenge the qualification of the Wejo Merger as a “reorganization” under Section 368(a) of the Code or the Business Combination as a tax-deferred exchange under Section 351(a) of the Code or that a court will not sustain such a challenge by the IRS. If the IRS were to successfully challenge the status of the Wejo Merger as a Section 351(a) exchange or a reorganization under Section 368(a) of the Code, the tax consequences to U.S. holders of Wejo Securities would differ from those set forth in this proxy statement/prospectus, and U.S. holders of Wejo Securities could be subject to U.S. federal income tax upon the receipt of Holdco Securities in the Wejo Merger.
If the Wejo Merger qualifies as a reorganization under Section 368(a) of the Code as well as an exchange under Section 351 of the Code, a U.S. holder that receives Holdco Common Shares in exchange for Wejo common shares and whose Wejo warrants automatically convert into a Holdco Public Warrants in the Wejo Merger should not recognize any gain or loss upon the exchange. In such case, a U.S. holder’s tax basis in the Holdco Common Shares and the Holdco Public Warrants received generally should be equal to the U.S. holder’s basis in the Wejo common shares and Wejo warrants exchanged therefor, and the holding period of the Holdco Common Shares and Holdco Public Warrants will include the holding period during which the Wejo common shares and Wejo warrants exchanged therefor were held by such U.S. holder. However, there are many requirements that must be satisfied in order for the Wejo Merger to qualify as a “reorganization” under Section 368(a) of the Code. U.S. holders of Wejo Securities should consult their tax advisors regarding the qualification of the Wejo Merger as a “reorganization” under Section 368(a) of the Code.
If the Wejo Merger qualifies as an exchange governed only by Section 351 of the Code and not as a reorganization under Section 368(a) of the Code, a U.S. holder with no Wejo common shares whose Wejo warrants automatically convert into Holdco Public Warrants in the Wejo Merger should recognize gain or loss upon such exchange equal to the difference between the fair market value of the Holdco Public Warrants received and such U.S. holder’s adjusted basis in its Wejo warrants. A U.S. holder’s basis in its Holdco Public Warrants received in the Wejo Merger will equal the fair market value of the Holdco Public Warrants. A U.S. holder’s holding period in its Holdco Public Warrants will begin on the day after the Wejo Merger. If the Wejo Merger qualifies as a reorganization under Section 368(a) of the Code as well as an exchange under Section 351 of the Code, a U.S. holder with no Wejo common shares whose Wejo warrants automatically convert into Holdco Public Warrants in the Wejo Merger should not recognize gain or loss upon such exchange. In such case, a U.S. holder’s adjusted tax basis in the Holdco Public Warrants received should be equal to the holder’s adjusted tax basis in the Wejo warrants exchanged therefor, and the holding period of the Holdco Public Warrants should include the holding period during which the Wejo warrants exchanged therefor were held by such holder.
If the Wejo Merger qualifies under Section 351 of the Code and not under Section 368(a) of the Code, a U.S. holder that receives Holdco Common Shares in exchange for Wejo common shares and whose Wejo warrants automatically convert into Holdco Public Warrants in the Wejo Merger should recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such holder and (ii) the fair market value of the Holdco Public Warrants received by such holder in such exchange. To determine the amount of gain, if any, that such U.S. holder must recognize, the holder must compute the amount of gain or loss realized as a result of the Wejo Merger on a share-by-share and warrant-by-warrant basis by allocating the aggregate fair market value of (i) the Holdco Common Shares and (ii) the Holdco Public Warrants received by such U.S. holder among the Wejo common shares and Wejo warrants owned by such U.S. holder immediately prior to the Wejo Merger in proportion to their fair market values. Any loss realized by a U.S. holder would not be recognized. In this case, the holding period of the Holdco Common Shares received in the Wejo Merger will include the holding period during which the Wejo common shares exchanged therefor were held by such U.S. holder, and the holding period of Holdco Public Warrants received in the Wejo Merger will begin on the day after the Wejo Merger. In addition, a U.S. holder’s adjusted tax basis in the Holdco Public Warrants received should be equal to the fair market value of such Holdco

Public Warrants, and a U.S. holder’s adjusted tax basis in its Holdco Common Shares generally should equal the tax basis of the Wejo common shares exchanged therefor, reduced by the fair market value of the Holdco Public Warrants received and increased by any gain recognized.
U.S. holders who own Wejo Securities are urged to consult with their tax advisors regarding the tax treatment of their Wejo common shares and Wejo warrants in connection with the Business Combination.
Ownership and Disposition of Holdco Securities by U.S. Holders
Distributions on Holdco Common Shares
This section is subject to further discussion under “— Passive Foreign Investment Company Rules” below.
Distributions paid by Holdco out of its current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will be taxable to a U.S. holder as dividend income. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the U.S. holder’s basis in the Holdco Common Shares and thereafter as capital gain. However, Holdco does not intend to maintain calculations of its earnings and profits in accordance with U.S. federal income tax accounting principles. U.S. holders should therefore assume that any distribution by Holdco with respect to its shares will be treated as ordinary dividend income. Such dividends will not be eligible for the dividends-received deduction allowed to U.S. corporations with respect to dividends received from other U.S. corporations.
Dividends received by non-corporate U.S. holders (including individuals) from a “qualified foreign corporation” may be eligible for reduced rates of taxation as “qualified dividend income,” provided that certain holding period requirements and other conditions are satisfied. For these purposes, Holdco generally should be treated as a qualified foreign corporation if the Holdco Common Shares are readily tradable on an established securities market in the United States and Holdco is not a PFIC for the taxable year in which it pays a dividend or for the preceding taxable year. See discussion below under “— Passive Foreign Investment Company Rules.” There can be no assurance that Holdco Common Shares will be considered “readily tradable” on an established securities market in any taxable year. U.S. Treasury guidance indicates that shares listed on NASDAQ (which Holdco Common Shares are expected to be) will be considered readily tradable on an established securities market in the United States. However, there can be no assurance that Holdco Common Shares will be considered readily tradable on an established securities market in future years. Non-corporate U.S. holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (concerning the deduction for investment interest expense) will not be eligible for the reduced rates of taxation, regardless of Holdco’s status as a qualified foreign corporation.
Dividends on Holdco Common Shares will generally constitute foreign source income for foreign tax credit limitation purposes. Subject to certain conditions and limitations, non-refundable withholding taxes, if any, on dividends paid by Holdco may be treated as foreign taxes eligible for credit against a U.S. holder’s U.S. federal income tax liability under the U.S. foreign tax credit rules. However, as a result of recent changes to the U.S. foreign tax credit rules, a withholding tax generally will need to satisfy certain additional requirements in order to be considered a creditable tax for a U.S. holder. Holdco has not determined whether these requirements have been met and, accordingly, no assurance can be given that any withholding tax on dividends paid by Holdco will be creditable. For purposes of calculating the U.S. foreign tax credit, if dividends paid by Holdco constitute qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by a fraction, the numerator of which is the reduced rate applicable to qualified dividend income and the denominator of which is the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by Holdco with respect to the Holdco Common Shares generally will constitute “passive category income” but could, in the case of certain U.S. holders, constitute “general category income.” In lieu of claiming a foreign tax credit, a U.S. holder may deduct foreign taxes in computing their taxable income, subject to generally applicable limitations under U.S. federal income tax law. The rules governing the U.S. foreign tax credit are complex. U.S. holders should consult their tax advisors regarding the availability of the U.S. foreign tax credit under their particular circumstances.
Sale, Exchange, Redemption or Other Taxable Disposition of Holdco Securities
This section is subject to further discussion under “— Passive Foreign Investment Company Rules” below.
A U.S. holder generally would recognize gain or loss on any sale, exchange, redemption or other taxable disposition of Holdco Common Shares or Holdco Public Warrants in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. holder’s adjusted tax basis in such Holdco Common Shares or such Holdco Public Warrants, as applicable. Any gain or loss recognized by a U.S. holder on a taxable disposition of Holdco Securities generally will be capital gain or loss. A non-corporate U.S. holder, including an individual, who has held the Holdco Securities for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations. Any such gain or loss recognized generally will be treated as U.S. source gain or loss. In the event any non-U.S. tax (including withholding tax) is imposed upon such sale or other disposition, a U.S. holder’s ability to claim a foreign tax credit for such non-U.S. tax is subject to various limitations and restrictions. U.S. holders should consult their tax advisors regarding the ability to claim a foreign tax credit.
Exercise or Lapse of a Holdco Public Warrant
This section is subject to further discussion under “— Passive Foreign Investment Company Rules” below.
A U.S. holder generally will not recognize gain or loss upon the acquisition of a Holdco Common Share on the exercise of a Holdco Public Warrant for cash. A U.S. holder’s initial tax basis in its Holdco Common Shares received upon exercise of the Holdco Public Warrant generally would be an amount equal to the sum of the U.S. holder’s tax basis in the Holdco Public Warrant exchanged therefor and the exercise price. The U.S. holder’s holding period for a Holdco Common Share received upon exercise of the Holdco Public Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Holdco Public Warrant and will not include the period during which the U.S. holder held the Holdco Public Warrant. If a Holdco Public Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the Holdco Public Warrant. The deductibility of capital losses is subject to limitations.
The tax consequences of a cashless exercise of a Holdco Public Warrant are not clear under current U.S. federal income tax law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. holder’s basis in the Holdco Common Shares received should equal the holder’s basis in the Holdco Public Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, a U.S. holder’s holding period in the Holdco Common Shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Holdco Public Warrants and will not include the period during which the U.S. holder held the Holdco Public Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Holdco Common Shares would include the holding period of the Holdco Public Warrants exercised therefor.
It is also possible that a cashless exercise of a Holdco Public Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized, in which case U.S. holders may be taxable in a manner similar to the manner set forth above under “— Sale, Exchange, Redemption or Other Taxable Disposition of Holdco Securities.” In such event, a U.S. holder could be deemed to have surrendered a number of Holdco Public Warrants having a value equal to the aggregate exercise price of the total number of Public Warrants to be exercised (the “surrendered warrants”). The U.S. holder would generally recognize capital gain or loss with respect to the surrendered warrants in an amount equal to the difference between (i) the fair market value of the surrendered warrants and (ii) the U.S. holder’s tax basis in the surrendered warrants. In this case, a U.S. holder’s aggregate tax basis in the Holdco Common Shares received would equal the sum of (i) such U.S. holder’s tax basis in the Holdco Public Warrants exercised and (ii) the aggregate exercise price of such Holdco Public Warrants. A U.S. holder’s holding period for the Holdco Common Shares received in such case generally would commence on the date following the date of exercise (or possibly the date of exercise) of the Holdco Public Warrants and will not include the period during which the U.S. holder held the Holdco Public Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, including when a U.S. holder’s holding period would commence with respect to the Holdco Common Share received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise of Holdco Public Warrants.
Possible Constructive Distributions
The terms of each Holdco Public Warrant provide for an adjustment to the number of Holdco Common Shares for which the Holdco Public Warrant may be exercised or to the exercise price of the Holdco Public Warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. holder of a Holdco Public Warrant would, however, be treated as receiving a constructive distribution from Holdco if, for example, the adjustment increases such U.S. holders’ proportionate interest in Holdco’s assets or earnings and profits (e.g., through an increase in the number of Holdco Common Shares that would be obtained upon exercise or through a decrease in the exercise price of the Holdco Public Warrants), which adjustment may be made as a result of a distribution of cash or other property to the holders of our Holdco Common Shares. Such constructive distribution to a U.S. holder of Holdco Public Warrants would be treated as if such U.S. holder had received a cash distribution from Holdco generally equal to the fair market value of such increased interest (taxed as described above under “— Distributions on Holdco Common Shares”).
Passive Foreign Investment Company Rules
A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes, among other things, dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of assets giving rise to passive income.
Holdco is not expected to be a PFIC for U.S. federal income tax purposes for the taxable year of the Business Combination or for any future taxable year, but this conclusion is a factual determination made annually and, thus, is subject to change. There can be no assurance, however, that Holdco will not be treated as a PFIC in the taxable year of the Business Combination or for any future taxable year. In addition, Holdco’s U.S. counsel expresses no opinion with respect to Holdco’s PFIC status for any taxable year.
It is not entirely clear how various aspects of the PFIC rules apply to the Holdco Public Warrants. Section 1298(a)(4) of the Code provides that, to the extent provided in Treasury Regulations, any person who has an option to acquire stock in a PFIC shall be considered to own such stock in the PFIC for purposes of the PFIC rules. No final Treasury Regulations are currently in effect under Section 1298(a)(4) of the Code. However, proposed Treasury Regulations under Section 1298(a)(4) of the Code have been promulgated with a retroactive effective date (the “Proposed PFIC Option Regulations”). Each U.S. holder is urged to consult its tax advisors regarding the possible application of the Proposed PFIC Option Regulations to an investment in the Holdco Public Warrants. Solely for discussion purposes, the following discussion assumes that the Proposed PFIC Option Regulations will apply to the Holdco Public Warrants.
Although Holdco’s PFIC status is determined annually, an initial determination that Holdco is a PFIC generally will apply for subsequent years to a U.S. holder who held Holdco Securities while Holdco was a PFIC, whether or not Holdco meets the test for PFIC status in those subsequent years. If Holdco is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder of Holdco Securities and, in the case of Holdco Common Shares, the U.S. holder did not make either a timely MTM Election or a QEF Election for Holdco’s first taxable year as a PFIC in which the U.S. holder held (or was deemed to hold) Holdco Common Shares, as described below, such U.S. holder generally will be subject to special rules with respect to (i) any gain recognized by the U.S. holder on the sale or other disposition of its Holdco Securities (which may include gain realized by reason of transfers of Holdco Securities that would otherwise qualify as non-recognition transactions for U.S. federal income tax purposes) and (ii) any “excess distribution” made to the U.S. holder (generally, any distributions to such U.S. holder during a taxable year of the U.S. holder that are greater than 125% of the average annual distributions received by such U.S. holder in respect of the Holdco Common Shares during the three preceding taxable years of such U.S. holder or, if shorter, the portion of such U.S. holder’s holding period for such Holdco Common Shares that preceded the taxable year of the distribution) (together, the “excess distribution rules”).
Under the excess distribution rules:
•the U.S. holder’s gain or excess distribution will be allocated ratably over the U.S. holder’s holding period for the Holdco Securities;
•the amount allocated to the U.S. holder’s taxable year in which the U.S. holder recognized the gain or received the excess distribution, or to the period in the U.S. holder’s holding period before the first day of Holdco’s first taxable year in which Holdco is a PFIC, will be taxed as ordinary income;
•the amount allocated to other taxable years (or portions thereof) of the U.S. holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. holder without regard to the U.S. holder’s other items of income and loss for such year; and
•an additional amount equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. holder with respect to the tax attributable to each such other taxable year of the U.S. holder.
In general, if Holdco is determined to be a PFIC, a U.S. holder may be able to avoid the excess distribution rules described above with respect to Holdco Common Shares (but, under current law, not the Holdco Public Warrants) by making a timely and valid QEF Election (if eligible to do so) to include in income its pro rata share of Holdco’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. holder in which or with which Holdco’s taxable year ends. A U.S. holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF Election rules, but if deferred, any such taxes will be subject to an interest charge. In order to comply with the requirements of a QEF Election, a U.S. holder must receive a PFIC annual information statement from Holdco. Because Holdco does not expect to provide U.S. holders with a PFIC annual information statement for any taxable year, the QEF Election will not be available to U.S. holders with respect to their Holdco Common Shares.
Alternatively, if a U.S. holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable stock, the U.S. holder may make an MTM Election with respect to such shares for such taxable year. If the U.S. holder makes a valid MTM Election for the first taxable year of the U.S. holder in which the U.S. holder holds (or is deemed to hold) Holdco Common Shares and for which Holdco is determined to be a PFIC, such U.S. holder generally will not be subject to the excess distribution rules described above with respect to its Holdco Common Shares. Instead, in general, the U.S. holder will include as ordinary income in each taxable year the excess, if any, of the fair market value of its Holdco Common Shares at the end of its taxable year over its adjusted basis in its Holdco Common Shares. These amounts of ordinary income would not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains. The U.S. holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis in its Holdco Common Shares over the fair market value of its Holdco Common Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the MTM Election). The U.S. holder’s basis in its Holdco Common Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Holdco Common Shares will be treated as ordinary income. Under current law, an MTM Election may not be made with respect to Holdco Public Warrants.
The MTM Election is available only for stock that is regularly traded on a national securities exchange that is registered with the SEC, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. It is expected that Holdco Common Shares will be listed on NASDAQ, but there can be no assurance that Holdco Common Shares will continue to be so listed or will be “regularly traded” for purposes of these rules. If made, an MTM Election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless the Holdco Common Shares ceased to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consented to the revocation of the election. U.S. holders are urged to consult their tax advisors regarding the availability and tax consequences of an MTM Election with respect to Holdco Common Shares under their particular circumstances.
If Holdco is a PFIC and, at any time, has a foreign subsidiary that is classified as a PFIC, U.S. holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if Holdco receives a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC or the U.S. holders otherwise are deemed to have disposed of an interest in the lower-tier PFIC. Holdco does not expect to cause any lower-tier PFIC to provide to a U.S. holder the information that may be required to make or maintain a QEF Election with respect to the lower-tier PFIC. An MTM Election generally would not be available with respect to such lower-tier PFIC. U.S. holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.
A U.S. holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. holder, may have to file an IRS Form 8621 (whether or not a QEF Election or MTM Election is made) and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS.
The rules dealing with PFICs and with QEF Elections, purging elections, and MTM Elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. holders of Holdco Securities should consult their tax advisors concerning the application of the PFIC rules to Holdco Securities under their particular circumstances.
Tax Reporting
Certain U.S. holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property (including cash) to Holdco. Substantial penalties may be imposed on a U.S. holder that fails to comply with this reporting requirement, and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. Furthermore, certain U.S. holders who are individuals and certain entities will be required to report information with respect to such U.S. holder’s investment in “specified foreign financial assets” on IRS Form 8938 (Statement of Specified Foreign Financial Assets), subject to certain exceptions. Specified foreign financial assets generally include any financial account maintained with a non-U.S. financial institution and should also include Holdco Securities if they are not held in an account maintained with a U.S. financial institution. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties, and the period of limitations on assessment and collection of U.S. federal income taxes may be extended in the event of a failure to comply. U.S. holders are urged to consult their tax advisors regarding the foreign financial asset and other reporting obligations and their application to an investment in Holdco Securities.
Non-U.S. Holders
The section applies to you if you are a non-U.S. holder. For purposes of this discussion, a non-U.S. holder means a beneficial owner of Wejo Securities, TKB Securities, or Holdco Securities that is for U.S. federal income tax purposes:
•a nonresident alien individual, other than certain former citizens and residents of the United States;
•a foreign corporation (or other foreign entity taxable as a corporation for U.S. federal income tax purposes); or
•a foreign estate or trust that is not a U.S. holder;
but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition of Wejo Securities, TKB Securities, or Holdco Securities. A holder that is such an individual should consult its tax advisor regarding the U.S. federal income tax consequences of the sale or other disposition of Wejo Securities, TKB Securities, or Holdco Securities.
Non-U.S. Holders Exercising Redemption Rights with Respect to Public Shares
The characterization for U.S. federal income tax purposes of the redemption of a non-U.S. holder’s Public Shares generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s Public Shares, as described above under “U.S. Holders — Redemption of Public Shares.” Any redeeming non-U.S. holder generally will not be subject to U.S. federal income tax on any gain recognized as a result of the redemption and will not be able to utilize a loss in computing such non-U.S. holder’s U.S. federal income tax liability unless one of the exceptions described below under “— Ownership and Disposition of Holdco Securities by Non-U.S. Holders” applies in respect of such gain or loss. Any amount characterized as a dividend will be taxable as described below under “— Ownership and Disposition of Holdco Securities by Non-U.S. Holders.”
Tax Consequences of the Business Combination to Non-U.S. Holders
Any non-U.S. holder generally will not be subject to U.S. federal income tax on any gain recognized as a result of the Wejo Merger or the TKB Merger and will not be able to utilize a loss in computing such non-U.S. holder’s U.S. federal income tax liability unless one of the exceptions described below under “— Ownership and Disposition of Holdco Securities by Non-U.S. Holders” applies in respect of such gain or loss.
Ownership and Disposition of Holdco Securities by Non-U.S. Holders
A non-U.S. holder of Holdco Securities will not be subject to U.S. federal income tax, subject to the discussion below under “— Information Reporting and Backup Withholding,” or U.S. federal withholding tax on any dividends received on Holdco Common Shares or any gain recognized on a sale or other disposition of Holdco Common Shares (including any distribution in excess of Holdco’s current and accumulated earnings and profits to the extent it exceeds the adjusted basis in the non-U.S. holder’s Holdco Common Shares) or Holdco Public Warrants unless the dividend or gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable tax treaty, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States.
Dividends and gains that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, in the case of a non-U.S. holder that is a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.
The U.S. federal income tax treatment of a non-U.S. holder’s exercise of a Holdco Public Warrant, or the lapse of a Holdco Public Warrant held by a non-U.S. holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a Holdco Public Warrant by a U.S. holder, as described under “— U.S. Holders — Exercise or Lapse of a Holdco Public Warrant,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a non-U.S. holder’s gain on the sale or other disposition of the Holdco Securities.
Information Reporting and Backup Withholding
Dividend payments with respect to Wejo common shares, Public Shares and Holdco Common Shares and proceeds from the sale, exchange or redemption of Wejo common shares, Public Shares or Holdco Securities may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A non-U.S. holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s United States federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.
Bermuda Tax Considerations
The following is a discussion on certain Bermuda income tax consequences of an investment in Holdco’s securities and the Business Combination. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Bermuda law.
Tax Assurance
Currently, there is no Bermuda income, corporate or profits tax or withholding tax, capital gains tax or capital transfer tax, estate or inheritance tax payable by holders of our securities in respect of dividends or returns of capital or the disposition of such securities, other than shareholders ordinarily resident in Bermuda, if any.
Holdco has received an assurance from the Ministry of Finance of Bermuda granting an exemption, until March 31, 2035, from the imposition of tax under any applicable Bermuda law computed on profits or income or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax in each case in respect of Holdco or any of its operations or to our securities, debentures, or other obligations of Holdco, provided that such exemption shall not prevent the application of any such tax or duty to such persons as are ordinarily resident in Bermuda and holding such securities, debentures, or other obligations of Holdco and shall not prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 or otherwise payable in relation to land in Bermuda leased to Holdco.
Withholding Taxes
Holdco is not required under Bermuda law to make any deduction or withholding for or account of any tax from any dividend or distribution to be made in accordance with the terms of Holdco securities.
Other Taxes
There is no stamp duty, registration, documentary or any similar tax or duty of any kind payable in Bermuda in connection with the issuance or transfer of Holdco securities.
Cayman Tax Considerations
Cayman Islands taxation
The following is a discussion on certain Cayman Islands income tax consequences of an investment in our securities. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.
Under Existing Cayman Islands Laws
Payments of dividends and capital in respect of TKB Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of TKB Ordinary Shares nor will gains derived from the disposal of TKB Ordinary Shares be subject to Cayman Islands income or corporate tax. The Cayman Islands currently has no income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax.
No stamp duty is payable in respect of the issue of TKB Ordinary Shares or on an instrument of transfer in respect of TKB Ordinary Shares.

TKB has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has applied for and received an undertaking from the Financial Secretary of the Cayman Islands in the following form:
The Tax Concessions Act (As Revised) Undertaking as to Tax Concessions
In accordance with the Tax Concessions Act (As Revised) with the following undertaking is hereby given to TKB Critical Technologies 1 (“the Company”).
1.That no law which is hereafter enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and
2.In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:
◦On or in respect of the shares, debentures or other obligations of the Company;
OR
◦by way of the withholding in whole or part, of any relevant payment as defined in The Tax Concessions Act.
These concessions shall be for a period of twenty years from the date hereof.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
Introduction
Holdco are providing the following unaudited pro forma combined financial information that has been prepared in accordance with Article 11 of Regulation S-X which requires pro forma Transaction Accounting Adjustments.
The unaudited pro forma combined balance sheet as of December 31, 2022, combines the audited consolidated balance sheet of the Accounting Predecessor as of December 31, 2022, and the audited balance sheet of TKB as of December 31, 2022, on a pro forma basis, as if the Business Combination had been consummated on December 31, 2022. The unaudited pro forma combined statement of operations and comprehensive loss for the year ended December 31, 2022, combine the audited consolidated statement of operations and comprehensive loss of the Accounting Predecessor for the year ended December 31, 2022, and audited statement of operations of TKB for the year ended December 31, 2022, on a pro forma basis, as if the Business Combination had been consummated on January 1, 2022, the beginning of the earliest period presented.
The historical financial information of the Accounting Predecessor was derived from Wejo’s audited consolidated financial statements contained in the Wejo 2022 Annual Report, which is incorporated by reference into this joint proxy statement/prospectus. The historical financial information of TKB was derived from the Audited Financial Statements of TKB as of December 31, 2022, which is included elsewhere in this joint proxy statement/prospectus. This information should be read together with the accompanying notes to the Unaudited Pro Forma Combined Financial Statements, Wejo Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Accounting Predecessor’s consolidated financial statements and the notes related thereto included in the Wejo 2022 Annual Report, as applicable, which is incorporated by reference into this joint proxy statement/prospectus, and TKB Management’s Discussion and Analysis of Financial Condition and Results of Operations and TKB’s financial statements and the notes related thereto as of and for the year ended December 31, 2022, included elsewhere in this joint proxy statement/prospectus.
Description of the Transaction
On January 10, 2023, TKB and the Accounting Predecessor entered into a Business Combination Agreement to effectuate the Business Combination. The transaction is effectuated as follows:
(i)The Accounting Predecessor incorporated two wholly-owned subsidiaries, Holdco and Merger Sub 1. Holdco incorporated a wholly owned subsidiary, Merger Sub 2. Prior to the TKB Merger, on January 16, 2023, Wejo transferred all of its equity interests in Merger Sub 1 to Holdco so that Merger Sub 1 became a wholly owned subsidiary of Holdco.
(ii)The TKB Merger will occur, whereby Merger Sub 1 will merge with and into TKB, with TKB continuing as the surviving company and the wholly-owned subsidiary of Holdco and the existing shareholders of TKB shall be entitled to the exchange consideration as described below.
(iii)The Wejo Merger will occur, whereby Merger Sub 2 will merge with and into the Accounting Predecessor, with the Accounting Predecessor continuing as the surviving company and wholly-owned subsidiary of Holdco and the existing shareholders of Accounting Predecessor shall be entitled to the exchange consideration as described below.
(iv)Immediately following completion of the Business Combination, Holdco becomes the publicly traded company with Accounting Predecessor and TKB as its wholly-owned subsidiaries.
The terms of exchange will be as follows:
•Each TKB Ordinary Share issued and outstanding immediately prior to the TKB Merger shall be automatically converted into and represent the right to receive a number of Holdco Common Shares equal to the exchange ratio. The “exchange ratio” shall mean an amount equal to the quotient (rounded to the nearest whole cent, with .05 being rounded up) obtained by dividing $11.25 by the Average Accounting Predecessor Share price; provided, however, that if the average Accounting Predecessor Share Price is (x)

greater than 3.00, the Exchange Ratio shall be 3.75 or if it is (y) less than 0.50, the Exchange Ratio shall be 22.50. “Average Accounting Predecessor Share Price” means the volume weighted average price per Accounting Predecessor Common Share (rounded to the nearest whole cent, with .05 being rounded up) on NASDAQ (as reported by Bloomberg L.P. or, if not reported thereby, by another authoritative source mutually agreed by the parties) for the 15 consecutive trading days immediately preceding the second trading day prior to the date of the TKB Meeting.
•Each Accounting Predecessor Common Share issued and outstanding immediately prior to the Accounting Predecessor Effective Time (other than Accounting Predecessor Excluded Shares and Accounting Predecessor Dissenting Shares) shall be automatically converted into and represent the right to receive one validly issued, fully paid and non-assessable Holdco Common Share.
•Each TKB Warrant that is outstanding and unexercised shall be assumed by Holdco and automatically represent a TKB Assumed Warrant. The number of Holdco Common Shares subject to each such TKB Assumed Warrant shall be equal to the product (rounded to the nearest whole number, with 0.5 being rounded up) of (x) the number of TKB Ordinary Shares subject to such TKB Warrant immediately prior to the TKB Effective Time multiplied by (y) the exchange ratio, and the exercise price of each such TKB Assumed Warrant shall be equal to the quotient of (1) the per-share exercise price of such TKB Warrant immediately prior to the TKB Effective Time divided by (2) the exchange ratio, which quotient shall be rounded to the nearest whole cent (with .05 being rounded up).
•Each Wejo Warrant that is outstanding and unexercised shall be assumed by Holdco and automatically represent a warrant to acquire one Wejo Assumed Warrant.
On January 6, 2023, TKB filed an Extension Proxy Statement for an extraordinary general meeting of its shareholders which was held on January 23, 2023, adjourned and reconvened on January 27, 2023, to extend the date by which TKB must complete an initial business combination to June 29, 2023. The number of TKB Class A Shares tendered for redemption was 17,533,296. Following the effectiveness of the extension, TKB had 11,116,704 TKB Class A Shares outstanding, of which the Sponsor holds 5,650,000 shares (which were converted from TKB Class B shares as discussed in Footnote 1 to the Unaudited Pro Forma Combined Financial Statements). There are currently 100,000 TKB Class B Shares currently outstanding which will be converted to TKB Class A Shares immediately prior to the closing of the Business Combination. The impact of the redemptions is shown under the column “Redemption of TKB Class A shares” on the Unaudited Pro Forma Combined Balance Sheet as of December 31, 2022.
Pursuant to those certain subscription agreements executed between the Sponsor and the Forward Purchasers, Sponsor shall irrevocably forfeit and surrender for no consideration and without any further action of any party up to an aggregate amount equal to 1,725,000 TKB Class B Shares and 3,225,000 TKB Private Warrants, which shall be inclusive of any TKB Class B Shares and TKB Private Warrants that Sponsor has agreed to forfeit in favor of the Forward Purchasers. Such forfeitures would result in a change to the ownership of the TKB Class B Shares and TKB private warrants but not reduce the total TKB Ordinary Shares or TKB Warrants outstanding. As such, there is no impact to the total number of TKB Ordinary Shares or TKB Warrants outstanding, reflected in the Unaudited Pro Forma Combined Financial Statements included herein.
Pursuant to the Business Combination Agreement, a condition for Closing is that, in the reasonable and good faith assessment of each Wejo and TKB, at the Effective Time, there is available cash on hand at Wejo or available cash to be borrowed pursuant to binding contractual commitments from third parties, in such amounts that, together with (A) the net proceeds of amounts in the Trust Account (net of Transaction Expenses and following the TKB Share Redemption), (B) any irrevocable and binding financing commitments entered into pursuant to the Business Combination Agreement and (C) any non-binding financing commitments or other sources of income that in the reasonable determination of Wejo are reasonably expected to be available following the Closing, will be sufficient to fund ordinary course working capital and other general corporate purposes of the Company in accordance with its mid-term business plan. TKB and Wejo are actively seeking additional financing through a Future PIPE and other financings to meet such condition under the Business Combination Agreement. As of March 31, 2023 Wejo entered into a non-binding letter of intent with a strategic investor to anchor the PIPE with a potential $20.0 million investment. However, if such Future PIPE and other financings together with the cash held in the Trust Account are not sufficient to meet the foregoing closing condition, TKB and Wejo can either waive such closing condition under the Business Combination Agreement or elect to terminate the Business Combination pursuant to the terms of the Business Combination Agreement. The unaudited pro forma combined financial information presents the Business Combination with no Future PIPE.
Anticipated Accounting Treatment
The Wejo Merger will be accounted for as a capital reorganization whereby Holdco will be the successor to the Accounting Predecessor because the Wejo Merger will be considered a common control transaction and accounted for using the as-if pooling-of-interests method described in ASC 805-50, whereby the historical values of the assets and liabilities of the Accounting Predecessor will be the same before and after the transaction.
The TKB Merger will be accounted for as a reverse recapitalization whereby Holdco issued shares in exchange for the net monetary assets of TKB accompanied by a recapitalization. Under this method of accounting, the ongoing financial statements of Holdco will reflect the net assets of TKB at historical cost, with no additional goodwill recognized.
Holdco has elected to provide the unaudited pro forma combined financial information under two different redemption scenarios below, which produce different allocations of total equity between holders of the common shares. As described in greater detail below in Basis of Presentation, the first scenario, or “no redemption scenario,” assumes that none of TKB’s public stockholders will exercise their right to have their common shares redeemed for cash, the second scenario, or “maximum redemption scenario,” assumes that holders of the maximum number of TKB’s Public Shares that could be redeemed for cash while still leaving sufficient cash available to consummate the Business Combination, will exercise their right to have their common shares redeemed for cash. Refer to Note 1 on “Basis of Preparation” for further details on different redemption scenarios used in pro forma. TKB and Holdco are currently discussing potential Future PIPE and bridge financing arrangements which can change the available cash. However, such anticipated transactions are not yet probable at this time and therefore have not been included in the pro forma financial information. Refer to “Information About Wejo” in this joint proxy statement/prospectus for further details.

Unaudited Pro Forma Combined Balance Sheet as of December 31, 2022
(In thousands, except share and per share amounts)

	TKB (Historical)	Accounting Predecessor (Historical)	Redemption of TKB Class A shares	Transaction Accounting Adjustments		Pro Forma Combined (Assuming no redemptions)	Accounting Adjustments (Assuming maximum redemption)		Pro Forma Combined (Assuming maximum redemption)
ASSETS
Cash	$124	$8,626	$—	$23,514	3(a)	$32,264	$(30,911)	3(a)	$1,353
Forward Purchase Agreement	—	2,687	—	—		2,687	—		2,687
Accounts receivable, net	—	4,264	—	—		4,264	—		4,264
Prepaid expenses and other current assets	336	6,727	—	—		7,063	—		7,063
Total current assets	460	22,304	—	23,514		46,278	(30,911)		15,367
Property and equipment, net	—	474	—	—		474	—		474
Intangible assets, net	—	7,337	—	—		7,337	—		7,337
Income tax receivables	—	—	—	—		—	—		—
Operating lease right-of-use-assets	—	452	—	—		452	—		452
Other assets	—	566	—	—		566	—		566
Investments held in Trust account	237,988	—	(181,144)	(56,844)	3(a)(1)	—	—	3(a)(1)	—
Total assets	$238,448	$31,133	$(181,144)	$(33,330)		$55,107	$(30,911)		$24,196

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current Liabilities:
Accounts payable, including due to related party of $967	$—	$21,851	$—	$—		$21,851	$—		$21,851
Current portion of operating lease liability	—	431	—	—		431	—		431
Secured Convertible Notes	—	11,390	—	(11,390)	3(a)4	—	4,257	3(a)(4)	4,257
Accrued expenses and other current liabilities	1,659	26,599	—	(2,273)	3(g)	25,985	—	3(g)	25,985
Total current liabilities	1,659	60,271	—	(13,663)		48,267	4,257		52,524
Public warrants	—	594	—	—		594	—		594
Long term debt, net of unamortized debt discount and debt issuance costs	—	36,426	—	—		36,426	—		36,426
Long term portion of operating lease liability	—	21	—	—		21	—		21
Exchangeable Right Liability	—	403	—	—		403	—		403
Warrant liability - GM Securities Purchase Agreement	—	343	—	—		343	—		343
Other non-current liability	—	1,838	—	—		1,838	—		1,838

Warrant liabilities	483	—	—	—		483	—		483
Deferred underwriting fee	8,800	—	—	(8,800)	3(a)(3)	—	—	3(a)(3)	—
Total liabilities	10,942	99,896	—	(22,463)		88,375	4,257		92,632
Common shares subject to possible redemption (Temporary equity)	237,988	—	(181,144)	(56,844)	3(b)	—	—	3(b)	—
Commitments and contingencies
Shareholders' deficit
TKB Class A Shares	—	—	1	(1)	3(c)	—	—	3(c)	—
TKB Class B Shares	1	—	(1)	—		—	—		—
Holdco common shares	—	—	—	343	3(d)	343	(71)	3(d)	272
Wejo Common Shares	—	109	—	(109)		—	—		—
Additional paid-in capital	—	445,478	—	37,326	3(e)	482,804	(35,281)	3(e)	447,523
Accumulated other comprehensive income	—	14,854	—	—		14,854	—		14,854
Accumulated deficit	(10,483)	(529,204)	—	8,418	3(f)	(531,269)	184	3(f)	(531,085)
Total shareholders' deficit	(10,482)	(68,763)	—	45,977		(33,268)	(35,168)		(68,436)

Total liabilities, temporary equity and shareholders' deficit	$238,448	$31,133	$(181,144)	$(33,330)		$55,107	$(30,911)		$24,196

Unaudited Pro Forma Combined Statement of Operations and Comprehensive Loss for the Year Ended December 31, 2022
(In thousands, except share and per share amounts)

	TKB (Historical)	Accounting Predecessor (Historical)	Transaction Accounting Adjustments		Pro Forma Combined (Assuming no redemptions	Accounting Adjustments (Assuming maximum redemption)		Pro Forma Combined (Assuming maximum redemption)
Revenue, net	$—	$8,396	$—		$8,396	$—		$8,396
Costs and operating expenses
Cost of revenue (exclusive of depreciation and amortization shown separately below)	—	7,739	—		7,739	—		7,739
General and administrative	2,336	62,104	—		64,440	—		64,440
Sales and marketing	—	20,569	—		20,569	—		20,569
Technology and development	—	33,893	—		33,893	—		33,893
Depreciation and amortization	—	4,037	—		4,037	—		4,037
Total cost and operating expenses	2,336	128,342	—		130,678	—		130,678
Loss from operations	(2,336)	(119,946)	—		(122,282)	—		(122,282)
Interest income	3,384	—	(3,384)	3(h)	—	—	3(h)	—
Interest expense	—	(5,249)	(1,430)	3(a)	(6,679)	—		(6,679)
Change in fair value of warrant liabilities	10,197	—	—		10,197	—		10,197
Other expense, net	—	(33,645)	(684)	3(a)6	(34,329)	228	3(a)4	(34,101)
Income (loss) before taxation	11,245	(158,840)	(5,498)		(153,093)	228		(152,865)
Income tax expense	—	(413)	—		(413)	—		(413)
Net income (loss)	11,245	(159,253)	(5,498)		(153,506)	228		(153,278)
Other comprehensive income	—	12,607	—		12,607	—		12,607
Total comprehensive income (loss)	$11,245	$(146,646)	$(5,498)		$(140,899)	$228		$(140,671)
Basic and diluted weighted average share outstanding, class A ordinary shares	23,000,000
Basic and diluted net income per share, class A ordinary shares	$0.39
Basic and diluted weighted average share outstanding, class B ordinary shares	5,750,000
Basic and diluted net income per share, class B ordinary shares	$0.39
Weighted average shares outstanding, basic and diluted		100,795,106			342,992,169			272,605,536
Basic and diluted income (loss) per share		$(1.58)			$(0.45)			$(0.56)

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
Note 1 — Basis of Presentation
The Business Combination will be accounted based on the note the “Anticipated Accounting Treatment” presented above.
The Unaudited Pro forma Combined Balance Sheet as of December 31, 2022, assumes that the Business Combination occurred on December 31, 2022. The Unaudited Pro forma Combined Statements of Operations and Comprehensive Loss for the year ended December 31, 2022, presents the pro forma effect of the Business Combination as if it had been completed on January 1, 2022. These periods are presented on the basis of the Accounting Predecessor being the accounting acquirer.
The Unaudited Pro Forma Combined Balance Sheet as of December 31, 2022 has been prepared using, and should be read in conjunction with, the following:
•the Accounting Predecessor’s audited consolidated balance sheet as of December 31, 2022 and the related notes, incorporated by reference in this joint proxy statement/prospectus; and
•TKB’s audited balance sheet as of December 31, 2022 and the related notes, included elsewhere in this joint proxy statement/prospectus.
The Unaudited Pro Forma Combined Statement of Operations and Comprehensive Loss for the year ended December 31, 2022 has been prepared using, and should be read in conjunction with, the following:
•the Accounting Predecessor’s audited consolidated statement of operations and comprehensive loss for the year ended December 31, 2022 and the related notes, incorporated by in this joint proxy statement/prospectus; and
•TKB’s audited statement of operations for the year ended December 31, 2022 and the related notes, included elsewhere in this joint proxy statement/prospectus.
Management has made significant estimates and assumptions in its determination of the pro forma adjustments (“Transaction Accounting Adjustments”). As the unaudited pro forma combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The unaudited pro forma combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. The unaudited pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated.
The unaudited pro forma combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of Holdco. They should be read in conjunction with the audited financial statements and notes thereto of each of TKB and Accounting Predecessor included or incorporated by reference in this joint proxy statement/prospectus.
The unaudited pro forma financial information has been prepared using the exchange ratio of 20.82 which has been calculated based on the weighted average trading price of last fifteen (15) consecutive trading days through March 31, 2023 which is $0.54. The exchange ratio can change significantly based on the changes in the share price of the Accounting Predecessor.
The unaudited pro forma combined financial information does not reflect the income tax effects of the pro forma adjustments. Management believes this unaudited pro forma combined financial information to not be meaningful given the combined company has incurred significant losses during the historical periods presented.

The column “Redemption of TKB Class A Shares” depicts the adjustment to cash available pursuant to the redemption of their TKB Class A Shares on January 27, 2023. The number of TKB Class A Shares tendered for redemption was 17,533,296. Further, 5,650,000 Sponsor shares were converted to TKB Class A Shares. The vote was completed on January 18, 2023. As a result of the redemptions, TKB has 11,116,704 TKB Class A Shares outstanding, of which the Sponsor holds 5,650,000 shares. The impact of the redemptions is shown under the column “Redemption of TKB Class A shares” on the Unaudited Pro Forma Combined Balance Sheet as of December 31, 2022.
The unaudited pro forma combined financial statements contained herein assumes that TKB’s shareholders approve the Business Combination. TKB’s Public Shareholders may elect to redeem their TKB Class A Shares for cash even if they approve the Business Combination. TKB cannot predict how many of its TKB Public Shareholders will exercise their right to have their TKB Class A Shares redeemed for cash. Therefore, Holdco has elected to provide the unaudited pro forma combined financial information under two different redemption scenarios below, which produce different allocations of total equity between holders of the common shares. Refer to footnote (3) in the table below for an explanation of how the total shares to be issued were calculated and a sensitivity to changes in share price.
•Assuming No Redemptions – This scenario assumes that none of TKB’s Public Shareholders will exercise their right to have their TKB Class A Shares redeemed for cash.
•Assuming Maximum Redemptions – This scenario assumes that holders of the maximum number of Public Shares that could be redeemed for cash while still leaving sufficient cash available to consummate the Business Combination, will exercise their right to have their Public Shares redeemed for cash. This scenario is based on the condition, laid out in the organizational documents of TKB, which requires that the net tangible assets of TKB cannot be less than $5,000,001 as on the date of business combination. Accordingly, the maximum permitted number of 3,380,739 TKB Class A Shares which can be redeemed have been considered as redeemed by the shareholders of TKB which has been calculated taking into consideration the transaction costs and operating expenses expected to be incurred by TKB through the date of the Business Combination.
Both scenarios consider the redemption of 17,533,296 shares already made by the shareholders in accordance with the extraordinary general meeting of TKB’s shareholders which was completed on January 27, 2023.
Pursuant to the Business Combination Agreement, a condition for Closing is that, in the reasonable and good faith assessment of each Wejo and TKB, at the Effective Time, there is available cash on hand at Wejo or available cash to be borrowed pursuant to binding contractual commitments from third parties, in such amounts that, together with (A) the net proceeds of amounts in the Trust Account (net of Transaction Expenses and following the TKB Share Redemption), (B) any irrevocable and binding financing commitments entered into pursuant to the Business Combination Agreement and (C) any non-binding financing commitments or other sources of income that in the reasonable determination of Wejo are reasonably expected to be available following the Closing, will be sufficient to fund ordinary course working capital and other general corporate purposes of the Company in accordance with its mid-term business plan. TKB and Wejo are actively seeking additional financing through a Future PIPE and other financings to meet such condition under the Business Combination Agreement. As of March 31, 2023 Wejo entered into a non-binding letter of intent with a strategic investor to anchor the PIPE with a potential $20.0 million investment. However, if such Future PIPE and other financings together with the cash held in the Trust Account are not sufficient to meet the foregoing closing condition, TKB and Wejo can either waive such closing condition under the Business Combination Agreement or elect to terminate the Business Combination pursuant to the terms of the Business Combination Agreement. The unaudited pro forma combined financial information presents the Business Combination with no Future PIPE.
The actual results are subject to change based on changes in Wejo’s share price based on the Exchange Ratio and cash available in the Trust Account but otherwise will be within the parameters described by the two scenarios. However, there can be no assurance regarding which scenario will be closest to the actual results.

The following table summarizes the pro forma shares outstanding at Closing on a combined basis assuming an Exchange Ratio of 20.82 based on the 15-day volume weighted average price (VWAP) of $0.54 of Wejo Common Shares through March 31, 2023:

	Assuming No Redemptions		Assuming Maximum Redemptions
	Number of Outstanding Shares	Percentage of Outstanding Shares	Number of Outstanding Shares	Percentage of Outstanding Shares
Accounting Predecessor Stockholders (1)	109,461,562	31.9%	109,461,562	40.2%
TKB Sponsor and Directors (2)(5)	119,714,400	34.9%	119,714,400	43.9%
Former TKB Class A Public Shareholders (3)(4)	113,816,207	33.2%	43,429,574	15.9%
Total	342,992,169	100.0%	272,605,536	100.0%
__________________
(1)Reflects Holdco Common Shares issuable upon the exchange of Wejo Common Shares. In all redemption scenarios, does not include the following dilutive securities outstanding as of December 31, 2022 (i) 11,500,000 Wejo Common Shares exercisable in respect of 11,500,000 Wejo Public Warrants, (ii) 6,600,000 Wejo Exchangeable Rights that Wejo assumed as part of the business combination with Virtuoso, each of which entitles the holder to exchange one Wejo Exchangeable Right for one Wejo Common Shares at an exercise price of $11.50 per Wejo Common Share, subject to adjustment, or cash, at Wejo Bermuda’s option, (iii) 11,329,141 Wejo Common Shares exercisable in respect of 3,776,380 Wejo PIPE Warrants, (iv) 6,000,000 Earn-out shares with a specified price of $15.00 per share for the first earn-out period, $18.00 per share for the second earn-out period, $21.00 per share for the third earn-out period and $24.00 per share for the fourth earn-out period, (v) 2,009,136 Wejo Share Options outstanding to purchase an equivalent number of Wejo Common Shares as of December 31, 2022 under the Wejo 2021 Equity Incentive Plan, such Wejo Share Options vest through 2025, and (vi) 11,444,846 Wejo RSUs outstanding as of December 31, 2022 under the Wejo 2021 Equity Incentive Plan, such Wejo RSUs vest through 2025, of which, 6,747,335 Wejo RSUs vest through 2025 and 4,697,511 vest upon the satisfaction of certain conditions. (vii) an aggregate amount of up to 1,190,476 Wejo Common Shares that may be acquired by GM Holdings, at its option, at an exercise price of $0.75112 per Wejo Common Share, subject to certain adjustments and the GM Blocker pursuant to the GM Warrants, and (viii) an aggregate amount of up to 12,449,734 Wejo Common Shares that may be acquired by GM Holdings, at its option, at a conversion price of $0.80323 per Wejo Common Share, subject to certain adjustments and the GM Blocker, pursuant to the GM Convertible Note.
(2)Represents Founder Shares held by the Sponsor and TKB’s independent directors.
(3)On January 6, 2023, TKB filed an Extension Proxy Statement for an extraordinary general meeting of its shareholders to be held on January 23, 2023 to consider and act upon a proposal to extend the date by which TKB must complete an initial business combination to June 29, 2023. The number of Class A Ordinary Shares tendered for redemption prior to the redemption deadline was 17,533,296. Following the effectiveness of the extension, TKB had 11,116,704 Class A Ordinary Shares outstanding, of which the TKB Sponsor holds 5,650,000 shares and 100,000 Class B Ordinary Shares held by the TKB independent directors. Converted using the Exchange Ratio of 20.82 based on the 15-day VWAP of $0.54 of Wejo Common Shares through March 31, 2023.
If the share price of Wejo rose by 10 cents, the Accounting Predecessor Stockholders would hold 35.7% in Holdco under minimum redemption scenario and 44.3% in the maximum redemption scenario.

	Assuming No Redemptions		Assuming Maximum Redemptions
	Number of Outstanding Shares	Percentage of Outstanding Shares	Number of Outstanding Shares	Percentage of Outstanding Shares
Accounting Predecessor Stockholders (1)	109,461,562	35.7%	109,461,562	44.3%
TKB Sponsor and Directors (2)(5)	101,027,500	33.0%	101,027,500	40.9%
Former TKB Class A Public Shareholders (3)(4)	96,049,989	31.3%	36,650,405	14.8%
Total	306,539,051	100.0%	247,139,467	100.0%
______________
(4)Does not include 11,500,000 or 10,750,000 TKB Assumed Warrants representing the right to purchase one Holdco Common Share at a price of $11.25 per share based on the Exchange Ratio of 20.82 using the 15-day VWAP through March 31, 2023 of $0.54 per Wejo Common Share.
(5)Does not include the impact of the Sponsor Voting Agreement, pursuant to which the Sponsor shall, immediately prior to, and subject to the Closing, forfeit up to an aggregate of 1,725,000 Founder Shares and 3,225,000 TKB Private Warrants (which shall be inclusive of any Founder Shares and TKB Private Warrants that Sponsor has agreed to forfeit in favor of the Forward Purchasers) as Sponsor may determine in its sole discretion (collectively, the “Sponsor Inducement Securities”), in order to secure the financing commitments referred to in the Business Combination Agreement or private investments in public equity of TKB, non-redemptions of Public Shares from existing TKB shareholders; provided that with respect to any Sponsor Inducement Securities that are not forfeited by Sponsor at or prior to the Closing, 50% of such non-forfeited Sponsor Inducement Securities shall be transferred to Wejo effective immediately upon Closing.

Note 2 — Conforming Accounting Policies
During the preparation of the unaudited pro forma combined financial information, management performed an initial review of the accounting policies of TKB to determine if differences in accounting policies require reclassification or adjustment. As a result of that review, management did not become aware of any material differences between the accounting policies of the two companies, other than certain reclassifications necessary to conform TKB to the Accounting Predecessor’s financial statement presentation. These reclassifications are described in Note 4 below. When management completes a final review of TKB’s accounting policies, additional differences may be identified that, when conformed, could have a material impact on the unaudited pro forma combined financial information.
Note 3 — Adjustments to Unaudited Pro Forma Combined Financial Information
The unaudited pro forma combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.
The pro forma combined financial information does not include an income tax adjustment. Upon closing of the Business Combination, it is likely that the combined company will record a valuation allowance against the total U.S. and state deferred tax assets as the recoverability of the tax assets is uncertain. The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the combined company filed consolidated income tax returns during the periods presented.
Transaction Accounting Adjustments
The transaction accounting adjustments included in the unaudited pro forma combined balance sheet as of December 31, 2022 are as follows:
3(a)Represents transaction accounting adjustments to cash and cash equivalents:

(Dollars in thousands)	Transaction Accounting Adjustments (Assuming No Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Redemptions)
TKB cash held in Trust Account (1)	$56,844	—
Future PIPE	—	—
Payment of transaction costs (2)(6)	(11,100)	—
Payment of deferred underwriting fees (3)	(8,800)	—
Repayment of GM Convertible Note (4)(6)	(12,000)	4,485
Repayment of interest on Bridge Financing	(1,430)	—
Redemption of TKB Public Shareholders (5)	—	(35,396)
Total transaction accounting adjustments	$23,514	(30,911)
__________________
(1)Represents the reclassification of cash held in the Trust Account to cash and cash equivalents that becomes available following the Business Combination and excludes $0.78 million of interest earned prior to redemption.
(2)Represents payment of other transaction costs of $3.53 million incurred by Accounting Predecessor for legal, financial advisory and other professional fees incurred in consummating the Business Combination. The unaudited pro forma combined balance sheet reflects Accounting Predecessor costs as a reduction of cash with a corresponding decrease in additional paid-in capital of $2.88 million, accrued liabilities of $0.61 million and accumulated deficit of $0.03 million. Additionally, this includes transaction costs incurred by TKB in the amount of $7.57 million cash with a corresponding decrease in additional paid-in capital of $5.86 million, accrued liabilities of $1.66 million and accumulated deficit of $0.05 million.
(3)Represents payment of deferred underwriting fees incurred as part of TKB’s IPO committed to be paid upon the consummation of the Business Combination.

(4)Represents the repayment obligations under the GM Secured Note. The repayment obligations differ based on the total capital raised by the Accounting Predecessor. Under the No Redemption scenario $12.0 million is payable to GM Holdings which includes $11.39 million which was the fair value of the GM Secured Note at December 31, 2022 and a loss of $0.61 million on a change in the fair value of the note upon repayment. Under the Maximum Redemption scenario the amount payable to GM Holdings is reduced by $4.49 million, which includes $4.26 million applied to the fair value of the GM Secured Note and a reduction of $0.23 million of the loss related to the change in the fair value of the note upon repayment.
(5)Reflects the maximum redemptions scenario in which 3,380,739 of TKB Class A Shares are redeemed for $35.40 million at a redemption price of $10.47 per share, of which $35.28 million is recorded as a decrease in additional paid-in capital, $0.07 million as a decrease to Holdco shares at $0.001 par value and $0.05 million decrease in accumulated deficit for the transaction costs allocated to the warrant liability.
(6)Reflects the $0.61 million loss on the change in the fair value of the GM Secured Note referred to in (4), above and $0.07 million of the Transaction costs from (2) above.
3(b)Represents the reclassification of $56.84 million of Public Shares subject to possible redemption from mezzanine equity to permanent equity. The unaudited pro forma combined balance sheet reflects the reclassification with a corresponding increase of $56.84 million to additional paid in-capital and an increase of $0.003 million to TKB Class A Shares.
3(c)The following table represents the impact of the Business Combination on TKB Class A Shares:

(Dollars in thousands)	Transaction Accounting Adjustments (Assuming No Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions)
TKB Class A Shares (1)	—	—
Conversion of TKB Class B Shares into TKB Class A Shares (2)	(1)	—
Conversion of TKB Class A Shares into Holdco Common Shares 3(b)	—	—
Total transaction accounting adjustments	(1)	—
__________________
(1)Represents the reclassification of approximately 5,466,704 and 2,085,965 shares of TKB Class A Shares not previously redeemed by TKB shareholders to permanent equity at a par value of $0.0001 in the No Redemption and Maximum Redemption scenarios, respectively.
(2)The adjustment converts par value of TKB’s Class B Ordinary Shares to Class A Shares as a result of Business Combination
3(d)The following table represents the impact of the Business Combination on Holdco Common Shares:

(Dollars in thousands)	Transaction Accounting Adjustments (Assuming No Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions)
Conversion and Recapitalization of TKB Ordinary Shares and Wejo Common Shares (1)	343	—
Redemption of TKB Public Shareholders (2)	—	(71)
Total transaction accounting adjustments	343	(71)
__________________
(1)Represents the reclassification of approximately 11,116,704 shares of TKB Class A Shares to 231,448,618 Holdco Common Shares at a par value of $0.0001 and of 109,461,562 shares of Accounting Predecessor to 109,461,562 Holdco Common Shares.
(2)Represents the maximum redemption scenario where 3,380,739 TKB Class A Shares are redeemed.

3(e)The following table represents the impact of the Business Combination on additional paid-in capital:

(Dollars in thousands)	Transaction Accounting Adjustments (Assuming No Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions)
Payment of transaction costs – Wejo 3(a)(2)	(2,887)	—
Reclassification of TKB’s redeemable shares	56,844	—
Payment of transaction costs – TKB 3(a)(2)	(5,865)	—
Elimination of historical TKB accumulated deficit (1)	(10,533)	—
Conversion and Recapitalization of TKB 3(c)(1)	(233)	—
Redemption of TKB Public Shareholders	—	(35,281)
Total transaction accounting adjustments	37,326	(35,281)
__________________
(1)Reflects the reclassification of TKB’s historical accumulated deficit to additional paid-in-capital in connection with the consummation of the Business Combination.
3(f)Reflects the reclassification of TKB’s historical accumulated deficit to additional paid in-capital in connection with the consummation of the Business Combination and the premium on the repayment of Bridge Financing.
3(g)Reflects the transaction cost incurred as of December 31, 2022, recorded within accrued expenses and other current liabilities.
3(h)Reflects the reversal of money market interest received from the funds held in trust account.
Note 4 — Net loss per Share
Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2022. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented.

	Year ended December 31, 2022
(U.S. dollars in thousands, except share data)	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Net Loss	$(153,506)	$(153,278)
Weighted average shares outstanding — basic and diluted	342,992,169	272,605,536
Net loss per share — basic and diluted	(0.45)	(0.56)
Accounting Predecessor Stockholder	109,461,562	109,461,562
TKB Sponsor and Directors	119,714,400	119,714,400
Former TKB Class A Public Shareholders	113,816,207	43,429,574
Future PIPE Investors	—	—
Total	342,992,169	272,605,536

Wejo and TKB potentially dilutive securities, which include stock options and warrants, have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted-average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to shareholders is the same. The following potentially dilutive securities have been excluded from the calculation of diluted net loss per share due to their anti-dilutive effect:

	Year ended December 31, 2022
	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Wejo Public Warrants to purchase common shares	11,500,000	11,500,000
Wejo Exchangeable Rights	6,600,000	6,600,000
Wejo Earn-out shares	6,000,000	6,000,000
Wejo RSUs	11,444,846	11,444,846
Wejo Share Options	2,009,136	2,009,136
Wejo PIPE Warrants	3,776,380	3,776,380
Wejo GM Convertible Note	12,449,734	12,449,734
Wejo GM Warrants to purchase common shares related to GM Securities Purchase Agreement	1,190,476	1,190,476
TKB Public Warrants to purchase TKB Class A ordinary shares	11,500,000	11,500,000
TKB Private Warrants to purchase TKB Class A ordinary shares	10,750,000	10,750,000
Total	77,220,572	77,220,572

INFORMATION ABOUT TKB
Unless the context otherwise requires, all references in this section to “we,” “us” or “our” refer to TKB prior to the consummation of the Business Combination.
Overview
We are a blank check company incorporated on April 20, 2021, as a Cayman Islands exempted company for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses or entities.
On October 29, 2021, we consummated our initial public offering of 23,000,000 TKB Units, including 3,000,000 TKB Units that were issued pursuant to the underwriters’ exercise of their over-allotment option in full, at $10.00 per TKB Unit, generating gross proceeds of $230,000,000. Simultaneously with the closing of our initial public offering, we consummated the sale of 10,750,000 TKB Private Warrants at a price of $1.00 per TKB Private Warrant in a private placement to our Sponsor, generating proceeds of $10,750,000.
A total of $234,600,000 of the proceeds from the initial public offering of TKB Units and the sale of the TKB Private Warrants were placed in a U.S.-based trust account at J.P. Morgan Chase Bank, N.A. maintained by Continental Stock Transfer & Trust Company, acting as trustee.
The prospectus for TKB’s initial public offering and the Cayman Constitutional Documents initially provided that TKB had 15 months from the consummation of the initial public offering (or until January 29, 2023 (or up to 24 months if such date is extended as described in the prospectus relating to the IPO)) to complete a business combination. On January 6, 2023, TKB filed a definitive proxy statement seeking approval from its shareholders at an extraordinary general meeting, to be held on January 23, 2023, to extend the date by which TKB is required to complete its initial business combination to June 29, 2023. TKB shareholders approved the Extension on January 27, 2023. In connection with the Extension, an aggregate of 17,533,296 Public Shares were redeemed for an aggregate redemption payment of approximately $181.9 million, leaving approximately $56.8 million in TKB’s Trust Account.
The TKB Units, TKB Class A Shares and TKB Public Warrants are each traded on the NASDAQ Global Market under the symbols “USCTU,” “USCT” and “USCTW,” respectively. The TKB Units commenced public trading on October 27, 2021, and the TKB Class A Shares and TKB Public Warrants commenced separate public trading on December 17, 2021.
Initial Business Combination
NASDAQ rules require that we must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of our signing a definitive agreement in connection with our initial business combination. We refer to this as the eighty percent (80%) of fair market value test. The fair market value of the target or targets will be determined by our board of directors based upon one or more standards generally accepted by the financial community (such as actual and potential sales, earnings, cash flow and/or book value). Even though our board of directors will rely on generally accepted standards, our board of directors will have discretion to select the standards employed. In addition, the application of the standards generally involves a substantial degree of judgment. Accordingly, investors will be relying on the business judgment of the board of directors in evaluating the fair market value of the target or targets. Additionally, pursuant to NASDAQ rules, any initial business combination must be approved by a majority of our independent directors.
The TKB Board determined that the eighty percent (80%) fair market value test was met in connection with the Business Combination. The TKB Board unanimously approved TKB’s entry into the Business Combination.

Shareholder Approval of the Business Combination
We are seeking shareholder approval of the Business Combination at the TKB Meeting, at which shareholders may elect to redeem their Public Shares, regardless of if or how they vote in respect of the TKB Business Combination Proposal or the TKB Merger Proposal, and regardless of whether they hold Public Shares on the TKB Record Date into their pro rata portion of the Trust Account including interest earned on the trust account (net of taxes paid or payable, if any), calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us (net of taxes payable).
The amount in the trust account is anticipated to be approximately $               per public share, as of the TKB Record Date. The per share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters of the TKB IPO. The TKB Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares and Public Shares they may hold in connection with the completion of our initial business combination.
The TKB Sponsor and each independent director of TKB holding Founder Shares (“TKB Insiders”) have entered into the Sponsor Voting Agreement, pursuant to which they agreed to, among other things, vote in favor of the Business Combination Agreement and the transactions contemplated thereby, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any Public Shares held by them. As of the date of this joint proxy statement/prospectus, the TKB Sponsor and TKB Insiders own approximately 51% of the issued and outstanding TKB Ordinary Shares.
Limitations on Redemptions
The Cayman Constitutional Documents provide that in no event will we redeem our Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001. Further, pursuant to the Cayman Constitutional Documents, a TKB Public Shareholder, together with any affiliate of such TKB Public Shareholder or any other person with whom such TKB Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares. Accordingly, if a TKB Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than fifteen percent (15%) of the Public Shares, then any such shares in excess of that fifteen percent (15%) limit would not be redeemed for cash.
In addition, the Business Combination Agreement imposes a requirement at Closing, that in the reasonable and good faith assessment of Wejo or TKB, as applicable, available cash on hand at Wejo or available cash to be borrowed pursuant to binding contractual commitments from third parties, in such amounts that, together with (A) the net proceeds of amounts in the Trust Account (net of redemptions and transaction expenses), (B) any irrevocable and binding financing commitments entered into pursuant to the Business Combination Agreement and (C) any non-binding financing commitments or other sources of income that in the reasonable determination of Wejo or TKB, as applicable, are reasonably expected to be available following the Closing, will be sufficient to fund ordinary course working capital and other general corporate purposes of Wejo in accordance with its mid-term business plan. In the event that the aggregate cash consideration we would be required to pay for all Public Shares that are validly submitted for redemption plus any amount required to fund ordinary course working capital and other general corporate purposes in accordance with the mid-term business plan, exceeds the aggregate amount of cash available to us, TKB and Wejo can either waive such closing condition under the Business Combination Agreement or elect to terminate the Business Combination pursuant to the terms of the Business Combination Agreement. If the Business Combination Agreement is terminated, we would not redeem any shares in connection with the Business Combination, and all TKB Class A Shares submitted for redemption will be returned to the holders thereof.
Redemption of Public Shares and Liquidation if No Initial Business Combination
The prospectus for TKB’s initial public offering and the Cayman Constitutional Documents initially provided that TKB had until January 29, 2023, to complete a business combination. On January 6, 2023, TKB filed a definitive proxy statement seeking approval from its shareholders at an extraordinary general meeting, to be held on

January 23, 2023, to extend the date by which TKB is required to complete its initial business combination to June 29, 2023. TKB shareholders approved the Extension on January 27, 2023. In connection with the Extension, an aggregate of 17,533,296 Public Shares were redeemed for an aggregate redemption payment of approximately $181.9 million, leaving approximately $56.8 million in TKB’s Trust Account.
If we are unable to complete our initial business combination by June 29, 2023, or during any extended period of time that we may have to consummate an initial business combination as a result of an amendment to the Cayman Constitutional Documents (the “Combination Period”), we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish TKB Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) above, to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire, worthless, if we fail to complete our initial business combination within the required time period.
The TKB Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if we fail to complete our initial business combination during the Combination Period. However, if the TKB Sponsor, officers or directors acquire Public Shares, they will be entitled to liquidating distributions from the trust account with respect to such Public Shares if we fail to complete our initial business combination within the Combination Period.
TKB Sponsor, officers and directors have also agreed, pursuant to a letter agreement with us, that they will not propose any amendment to the Cayman Constitutional Documents to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem one-hundred percent (100%) of our Public Shares if we do not complete our initial business combination within the Combination Period or with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, unless we provide our TKB Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, divided by the number of then-outstanding Public Shares. However, we may not redeem our Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001. If this optional redemption right is exercised with respect to an excessive number of Public Shares such that we cannot satisfy the net tangible asset requirement, we would not proceed with the amendment or the related redemption of our Public Shares at such time.
We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from the proceeds of our initial public offering and private placement held outside the Trust Account, although we cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay taxes, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those dissolution costs and expenses.
The proceeds deposited in the Trust Account could become subject to the claims of our creditors, which would have higher priority than the claims of our TKB Public Shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be substantially less than the estimated $               per share calculated as of the TKB Record Date. See “Risk Factors — Risks Related to the Business Combination and TKB— If third parties bring claims against TKB, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by TKB Public Shareholders may be less than $10.20 per share” and other risk factors contained herein. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.
Although we will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses, and other entities with which we do business, execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our TKB Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will consider whether competitive alternatives are reasonably available to us and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of TKB under the circumstances. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver, or in cases where management is unable to find a service provider willing to execute a waiver. The underwriters of our initial public offering and our independent registered public accounting firm have not executed agreements with us waiving such claims to the monies held in the trust account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. In order to protect the amounts held in the trust account, our TKB Sponsor has agreed that it will be liable to us if and to the extent that any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.20 per Public Share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.20 per public share due to reductions in the value of the trust assets, less taxes payable; provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable), nor will it apply to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. However, we have not asked our TKB Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the TKB Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that the TKB Sponsor’s only assets are securities of TKB. Therefore, we cannot assure you that our TKB Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the trust account, the funds available for our initial business combination and redemptions could be reduced to less than $10.20 per Public Share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.20 per Public Share and (ii) the actual amount per Public Share held in the trust account as of the date of the liquidation of the trust account if less than $10.20 per Public Share due to reductions in the value of the trust assets, in each case less taxes payable, and our TKB Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our TKB Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our TKB Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.20 per Public Share. See “Risk Factors — Risks Related to the Business Combination and TKB— If third parties bring claims against TKB, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by TKB Public Shareholders may be less than $10.20 per share” and other risk factors contained herein.

We will seek to reduce the possibility that the TKB Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. The TKB Sponsor will also not be liable as to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our trust account could be liable for claims made by creditors.
If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, we cannot assure you we will be able to return $10.20 per Public Share to our TKB Public Shareholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our shareholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and TKB to claims of punitive damages, by paying TKB Public Shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
Our TKB Public Shareholders will be entitled to receive funds from the trust account only (i) in the event of the redemption of our Public Shares if we do not complete our initial business combination within the Combination Period, (ii) in connection with a shareholder vote to amend our Cayman Constitutional Documents to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem one-hundred percent (100%) of our Public Shares if we do not complete our initial business combination within the Combination Period or with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity or (iii) if they redeem their respective shares for cash upon the completion of our initial business combination. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. Further, a shareholder’s voting in connection with an extension of the Combination Period or the Business Combination alone will not result in a shareholder’s redeeming its shares to us for an applicable pro rata share of the trust account. Such shareholder must have also exercised its redemption rights described above. These provisions of our Cayman Constitutional Documents, like all provisions of our Cayman Constitutional Documents, may be amended with a shareholder vote.
Comparison of Redemption or Purchase Prices in Connection with Our Initial Business Combination and if We Fail to Complete Our Initial Business Combination
The following table compares the redemptions and other permitted purchases of Public Shares that may take place in connection with the completion of our initial business combination and if we are unable to complete our initial business combination within the Combination Period.

	Redemptions in Connection with our Initial Business Combination	Other Permitted Purchases of Public Shares by our Affiliates	Redemptions if we fail to Complete an Initial Business Combination
Calculation of redemption price	Public shareholders may redeem their Public Shares for cash equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of the initial business combination (which is initially anticipated to be $10.20 per share), including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, divided by the number of then outstanding public shares, subject to the limitation that no redemptions will take place if all of the redemptions would cause our net tangible assets to be less than $5,000,001.	The Sponsor, the Sponsor, TKB’s directors, officers, advisors or their affiliates may purchase Public Shares in privately negotiated transactions or in the open market either prior to or following completion of our initial business combination. If they engage in such transactions, they will be restricted from making any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act. We do not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules. At any time at or prior to the Business Combination, when they are not in possession of material non-public information, the TKB Sponsor, the Wejo Shareholders or their respective directors, officers, advisors or respective affiliates may purchase Public Shares from institutional and other investors who vote or indicate an intention to vote against the Business Combination Proposal or the Merger Proposal or elect to redeem, or indicate an intention to redeem, their Public Shares. Entering into any such arrangements may have a depressive effect on the price of TKB Ordinary Shares. If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. As of the date of this joint proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder.	If we are unable to complete our initial business combination within the Combination Period, we will redeem all Public Shares at a per-share price, payable in cash, equal to the aggregate amount, then on deposit in the trust account (which is anticipated to be approximately $10.20 per share), including interest earned on the funds held in the trust account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding Public Shares.
Impact to remaining shareholders	The redemptions in connection with our Business Combination will reduce the book value per share for our remaining shareholders, who will bear the burden of the deferred underwriting commissions and interest withdrawn in order to pay our taxes (to the extent not paid from amounts accrued as interest on the funds held in the trust account).	If the permitted purchases described above are made, there would be no impact to our remaining shareholders because the purchase price would not be paid by us.	The redemption of our Public Shares if we fail to complete our initial business combination will reduce the book value per share for the shares held by our TKB Insiders, who will be our only remaining shareholders after such redemptions.

Competition
If TKB succeeds in effecting the Business Combination, there will be competition from Wejo’s competitors. TKB cannot assure you that, subsequent to the Business Combination, Wejo will have the resources or ability to compete effectively. See “Information About Wejo — Competition.”
Employees
We currently have three executive officers: Mr. Philippe Tartavull (Executive Chairman), Mr. Greg Klein (Co-Chief Executive Officer) and Ms. Angela Blatteis (Co-Chief Executive Officer and Chief Financial Officer). These individuals are not obligated to devote any specific number of hours to our matters, but they have devoted and will continue to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full-time employees prior to the completion of our initial business combination.
Properties
We do not own any real estate or other physical properties materially important to our operation. We currently maintain our principal executive offices at 400 Continental Blvd, Suite 600, El Segundo, CA 90245 and our telephone number is +1 310 426 2055. Our executive offices are provided to us by the TKB Sponsor. We have agreed to pay the TKB Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. We consider our current office space adequate for our current operations.
Legal Proceedings
To the knowledge of our management, there is no litigation currently pending against us, any of our officers or directors in their capacity as such or against any of our property.
Corporate Information
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.
In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.
We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our ordinary shares held by non-affiliates equaled or exceeded $250 million as of the end of that fiscal year’s second fiscal quarter, or (2) our annual revenues equaled or exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates equaled or exceeded $700 million as of the end of that fiscal year’s second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.
Our executive offices are located at 400 Continental Blvd, Suite 600, El Segundo, CA 90245 and our phone number is +1 310 426 2055. Our corporate website address is www.tkbtech.com. Our website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this joint proxy statement/prospectus. You should not rely on any such information in making your decision whether to invest in our securities.
Directors, Executive Officers and Corporate Governance
Officers and Directors

Name	Age	Position
Angela Blatteis	62	Co-Chief Executive Officer, Chief Financial Officer, Director
Greg Klein	56	Co-Chief Executive Officer, Director
Philippe Tartavull	65	Executive Chairman
Frank Levinson	69	Director
Michael Herson	57	Director
Ryan O’Hara	54	Director
William Zerella	66	Director
Angela Blatteis serves as our Co-Chief Executive Officer, Chief Financial Officer and a Director. Angela has over 30 years of experience in private equity and investment banking. She has served as a Managing Partner of TKB Capital since 2019. Prior to TKB Capital, Angela served as Co-Founder, CEO, and CFO of Soupure from 2014 to 2019, a startup food company that distributed soup to consumers and businesses. From 1996 to 2015, Angela served as Managing Director (1996-2012) and Ambassador (2012-2015) of The Gores Group (“Gores”), a global investment firm. During her time at Gores, Angela led several high-profile acquisitions and divestitures, including the Verifone transaction in which Gores sold Verifone to GTCR LLC, a private equity firm, and then Gores and GTCR took Verifone public (NYSE: PAY). She was also actively involved in taking Anker Systems (AIM: ANK) public through the London Alternative Investment Market. While at Gores, Angela also co-headed Global Equity Capital, a Gores-related entity, in which she completed highly successful transactions, including Sound Design Technologies, Scovill Fasteners, the take-private transaction of The Clark Group (AMEX: GLA), and the take-private transaction and subsequent merger of Halifax Corporation (OTPCK: HALX) with another enterprise logistics business that was purchased as a carve-out from Northrop Grumman. Prior to Gores, Angela worked in investment banking focusing on mergers, acquisitions, bankruptcies, and risk arbitrage at First Boston and Cowen & Company from 1987 to 1991. She served on the board of directors at Interlink Electronics (NASDAQ:LINK) (2013-2020) and Hyperspace (2005-2006). Angela has also served on the Advisory Council to the Dean for the University of Chicago - Booth School of Business since 2012, is currently a council member for GLG Associates, and was previously on the Advisory Board of First Foundation’s Los Angeles based private bank. She earned an M.B.A. in Finance from the University of Chicago - Booth School of Business and a B.A. in Economics from the University of California at Berkeley. Angela was selected to serve on our board due to her extensive experience with acquisitions and divestitures of both public and private companies.
Greg Klein serves as our Co-Chief Executive Officer and a Director. Greg is a serial entrepreneur with over 35 years of deep operational experience building scalable and sustainable companies in the industrials, software, engineering services, supply chain, payments, and marketing services sectors. Greg co-founded TKB Capital in 2017 and has been a Managing Partner since then. From 2000 to 2017, he founded and led KleinPartners Capital Corporation, a middle-market investment firm that acquired, scaled, and sold businesses with operations in North America, Europe, Asia, and the Middle East. Greg has completed 30 transactions and divestitures, including EPEC LLC, in which, as Executive Chairman, the team experienced exponential sales growth, transforming EPEC LLC from a low tech regional printed circuit board manufacturing company into a global engineered products technology company. Prior to KleinPartners Capital Corporation, he founded and sold multiple companies by the age of 35, including Premiere Marketing, which was listed twice on the INC 500 Fastest Growing Companies and was originally listed at #64, when Greg was 25 years old. Greg is a co-founder and Chairman Emeritus of YPO Pacific Gold, a global leadership community of chief executives. He most recently served as Chairman of EPEC LLC (2002-2021) and is a director of multiple non-profit businesses. He earned his B.A. from the University of California at Los Angeles. Greg was chosen to serve on our board due to his experience in building and divesting companies across the technology industry.
Philippe Tartavull serves as our Executive Chairman. Philippe has over 35 years of experience leading public and private global technology companies in the infrastructure, industrials, payments and telecommunications, convergence of technologies, hardware, and software sectors. Since 2017, Mr. Tartavull has served as a member of the board of trustees of the American University in Paris. He co-founded TKB Capital in 2017 and has been a managing partner since then. From 2012 through 2016, Philippe served as President and CEO of Xura/Comverse, Comverse Network Systems (“Xura”), where he helped to transform Xura into a leading provider of software and systems for value-added services through a number of divestitures and acquisitions. Through this process, Xura was sold to a private equity firm. Prior to Xura, he served as CEO, President, and Director of Hypercom Corporation (NYSE:HYC) (2007-2011), during which Hypercom doubled revenues though organic growth and strategic transactions with the acquisition of the European headquartered Thales POS division. Hypercom was sold to VeriFone (NYSE: PAY) in 2011. Prior to Hypercom Corporation, Philippe was the President and CEO of Oberthur Technologies USA (now called IDEMIA) from 1998 to 2007, in which he worked to significantly grow revenue and expand Oberthur into new verticals, namely security and telecommunications through organic growth and through the integration of a subsidiary of De La Rue USA. Prior to IDEMIA, Philippe served as President and CEO of Syesca USA, a Thales Company and provider of system integration and mission critical software for the transportation and utility industries, from 1988 to 1998. Philippe has served on the board of public and private companies including Composecure, which completed its merger with Roman DBDR Tech Acquisition Corp., a special purpose acquisition company, in December 2021 (2015-2021); Hypercom Corporation (2007-2011); XURA/Comverse, MRV Communications (OTCQB:MRVC) (2009-2011); and Wilcox Inc. (1996-1998), which is now a part of Thales USA, Inc. He earned his M.B.A. from the Institut d’Administration des Entreprises, Sorbonne University, his M.S. in Engineering from École Nationale Supérieure des Pétroles et des Moteurs, and his B.S. in Engineering from SUPMECA (previously named Centre d’Études Supérieures des Techniques Industrielles).
Frank Levinson serves on our board of directors. Frank is an active venture investor, seasoned entrepreneur, and inventor on over 50 patents, with experience in fiber optic components, communication networks, optical sensing, and various areas of “clean tech.” Since 2010, Frank has served as general partner and been an active investor with Phoenix Venture Partners (“PVP”), an investment firm that focuses on material science and photonic innovation companies. Frank also serves as the Managing Director of Small World Group Ventures LLC. Prior to PVP, Frank co-founded and served as CTO and Chairman of Finisar Corporation (NASDAQ:FNSR), an optical communications component company, from 1988 to 2008 and led the company from self-funding to its IPO in 1999. Finisar was acquired by II-IV Incorporated in 2019. His other previous roles include Optical Systems Manager of Ericsson Raynet (1985-1988) and Technical Staff Member of Bell Labs (1980-1984). Frank’s previous and current board experience includes Fabrinet (NYSE:FN) (2001-present), Sentinel Monitor Systems (2015-present), Rapsodo (2015-2021), Vixar (2006-2018), and Interlink Electronics (NASDAQ:LINK) (2014-2020). He earned a Ph.D. and an M.A. in Astronomy from the University of Virginia and a B.S. in Mathematics and Physics from Butler University. Frank was chosen to serve on our board due to his vast experience with both public and private technology companies.
Michael Herson serves on our board of directors. Since 1995, Michael has served as President and Chief Executive Officer of American Defense International, Inc., which is a Washington D.C. based defense government affairs firm providing lobbying, business development, and strategic consulting to over 80 clients in the United States and overseas. He has been quoted as a political and defense expert in many national and Washington publications such as The Wall Street Journal, The New York Times, The Washington Post, The Boston Globe, Businessweek, Investor’s Business Daily, The Huffington Post, Politico, The Hill, and Roll Call and has been interviewed on National Public Radio, XM Talk Radio 168. He is also a regular guest on the Defense & Aerospace Report podcast. Defense News has recognized him as one of the Top 100 influential people in U.S. Defense and The Hill newspaper named him as one of the top lobbyists in Washington. Michael has also served as a member of the board of directors of the Bronx Freedom Fund from 2013 to 2020. Michael earned a B.A. in American Government from Georgetown University, a J.D. from Rutgers University School of Law, and an M.S. in National Security Studies from Georgetown University. He also serves on the board of many national security and defense-related organizations as well as charitable organizations and was awarded the Secretary of Defense Medal for Outstanding Public Service in 1993. Michael was chosen to serve on our board due to his considerable experience in the defense industry.
Ryan O’Hara serves on our board of directors. Ryan has extensive leadership and general management experience across a range of technology, internet, e-commerce, media, entertainment, sports, and consumer product companies, including serving as CEO for three companies: Shutterfly (2019), Realtor.com (2015-2019), and Topps Company (2010-2013). Ryan has a deep understanding of product, content, corporate development, business operations and strategy, M&A, advertising sales, packaged goods, and profit and loss management. Ryan is currently a board member at Offerpad Solutions Inc. (NYSE: OPAD) (2021-present), Thryv Holdings (NASDAQ:THRY) (2020-present) and Stanford Longevity Center (2020-present). Previously, Ryan held public company board seats at REA (ASX: REA) (2017-2019) and Shutterfly (NASDAQ: SFLY) (2019), and was also a private board observer at Matterport (2017-2019). Ryan holds a Directors Certificate from Harvard Business School. He earned an M.B.A in Business Administration and General Management from Harvard Business School and a B.A. in Economics at Stanford University where he was a member of the NCAA runner-up Men’s Volleyball Team. Ryan was chosen to serve on our board due to his management experience in the technology sector.
William Zerella serves on our board of directors. William is an accomplished financial executive and business operator with over 20 years of experience building and scaling companies through an IPO, including leading three companies through a public listing. He currently serves as CFO of ACV Auctions (NASDAQ: ACVA), a vehicle dealer auction technology platform, and previously served as CFO for Luminar Technologies (NASDAQ:LAZR) (2018-2020), FitBit (NYSE:FIT) (2014-2018), Vocera Communications (NYSE:VCRA) (2011-2014), Force10 Networks (acquired by Dell) (2006-2011), and Infinera Corporation (NASDAQ: INFN) (2004-2006). He has served as on the board of directors for GroundTruth (2016-2021) and Chaserg Technology Acquisition Corporation (2018-2020). He earned an M.B.A. in Finance from New York University - Stern School of Business and a B.S. in Accounting from the New York Institute of Technology. William was selected to serve on our board due to his experience serving as CFO on numerous publicly traded entities.
Number and Terms of Office of Officers and Directors
Our board of directors consists of seven members and is divided into three classes, with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual general meeting) serving a three-year term. The term of office of the first class of directors, consisting of Frank Levinson and Ryan O’Hara, will expire at our first annual general meeting. The term of office of the second class of directors, consisting of Michael Herson and William Zerella, will expire at the second annual general meeting. The term of office of the third class of directors, consisting of Angela Blatteis, Greg Klein and Philippe Tartavull, will expire at the third annual general meeting.
Prior to the completion of an initial business combination, any vacancy on the board of directors may be filled by a nominee chosen by holders of a majority of the TKB Class B Shares. In addition, prior to the completion of an initial business combination, holders of a majority of the TKB Class B Shares may remove a member of the board of directors for any reason.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. The TKB Board is authorized to appoint officers as it deems appropriate pursuant to our Cayman Constitutional Documents.
Committees of the Board of Directors
Our board of directors has two standing committees: an audit committee and a compensation committee. Each of our audit committee and our compensation committee is composed solely of independent directors. Subject to phase-in rules, the rules of NASDAQ and Rule 10A-3 under the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of NASDAQ require that the compensation committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that has been approved by our board and has the composition and responsibilities described below. The charter of each committee is available on our website.
Audit Committee
We have established an audit committee of the board of directors. William Zerella, Michael Herson and Frank Levinson serve as members of our audit committee, and William Zerella chairs the audit committee. All members of our audit committee are independent of and unaffiliated with the TKB Sponsor.
Our board of directors has determined that each member of the audit committee is financially literate and that William Zerella qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.
We have adopted an audit committee charter, which details the principal functions of the audit committee, including:
•assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, and (4) the performance of our internal audit function and independent registered public accounting firm; the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by us;
•pre-approving all audit and non-audit services to be provided by the independent registered public accounting firm or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures; reviewing and discussing with the independent registered public accounting firm all relationships the auditors have with us in order to evaluate their continued independence;
•setting clear policies for audit partner rotation in compliance with applicable laws and regulations; obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent registered public accounting firm’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;
•meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and
•reviewing with management, the independent, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.
Compensation Committee
We have established a compensation committee of the board of directors. Frank Levinson, Ryan O’Hara, and William Zerella serve as members of our compensation committee, and Frank Levinson chairs the compensation committee.
We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:
•reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;
•reviewing and making recommendations to our board of directors with respect to the compensation, and any incentive compensation and equity-based plans that are subject to board approval of all of our other officers;
•reviewing our executive compensation policies and plans;
•implementing and administering our incentive compensation equity-based remuneration plans;
•assisting management in complying with our proxy statement and annual report disclosure requirements;
•all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;
•producing a report on executive compensation to be included in our annual proxy statement; and
•reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.
Notwithstanding the foregoing, as indicated above, other than the payment to an affiliate of the TKB Sponsor of $10,000 per month for office space, utilities and secretarial and administrative support and reimbursement of expenses, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing shareholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.
The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by NASDAQ and the SEC.
Director Nominations
We do not have a standing nominating committee though we intend to form a nominating and corporate governance as and when required to so by law or NASDAQ rules. In accordance with Rule 5605(e)(2) of the NASDAQ rules, a majority of the independent directors may recommend a director nominee for selection by our board of directors. Our board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Ryan O’Hara, Michael Herson, Frank Levinson and William Zerella. In accordance with Rule 5605(e)(1)(A) of the NASDAQ rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.
The board of directors will also consider director candidates recommended for nomination by our shareholders during such times as they are seeking proposed nominees to stand for election at the next annual general meeting (or, if applicable, an extraordinary general meeting). Our shareholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in the Cayman Constitutional Documents.
We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders.
Advisors to the Board of Directors
We formed an advisory board comprised of four members, which appointments took effect upon the closing of our initial public offering. Such individuals assist our management team with sourcing and evaluating business opportunities and devising plans and strategies to optimize any business that we acquire. The advisors are neither paid nor reimbursed for any out-of-pocket expenses in connection with the search of acquisition targets before or after the consummation of our initial business combination. We have not currently entered into any formal arrangements or agreements with the members of our advisory board to provide services to us and they will have no fiduciary obligations to present business opportunities to us.
Code of Ethics
TKB has adopted a code of ethics applicable to its directors, officers and employees (“Code of Ethics”). If we make any amendments to our Code of Ethics other than technical, administrative or other non-substantive amendments, or grant any waiver, including any implicit waiver, from a provision of the Code of Ethics applicable to our principal executive officer, principal financial officer principal accounting officer or controller or persons performing similar functions requiring disclosure under applicable SEC or NASDAQ rules, we will disclose the nature of such amendment or waiver on our website. The information included on our website is not incorporated by reference into this joint proxy statement/prospectus or in any other report or document we file with the SEC, and any references to our website are intended to be inactive textual references only.
Availability of Documents
We filed a copy of our form of Code of Ethics, our audit committee charter and our compensation committee charter as exhibits to the registration statement filed in connection with our initial public offering. You may also review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. See the section entitled “Where You Can Find More Information” of this joint proxy statement/prospectus.
Executive Compensation
Executive Officer and Director Compensation
None of our executive officers or directors have received any cash compensation for services rendered to us. Commencing on the date that our securities were first listed on NASDAQ through the earlier of consummation of our initial business combination and our liquidation, we pay, and will continue to pay, an affiliate of the TKB Sponsor $10,000 per month for office space, secretarial and administrative services provided to members of our management team. In addition, the TKB Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to the TKB Sponsor, executive officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made from funds held outside the trust account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no cash compensation of any kind, including finder’s and consulting fees, will be paid by TKB to the TKB Sponsor, executive officers and directors, or any of their respective affiliates, prior to completion of our initial business combination. Our directors have each received 25,000 Class B Shares as compensation for their service.
After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in this joint proxy statement/prospectus. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed Business Combination, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.
We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF TKB
References to “TKB,” “our,” “us” or “we” refer to TKB Critical Technologies 1. The following discussion and analysis of TKB’s financial condition and results of operations should be read in conjunction with the audited financial statements and the notes thereto contained elsewhere in this joint proxy statement/prospectus.
The following discussion and analysis should be read in conjunction with the financial statements and related notes of TKB, included elsewhere in this joint proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this joint proxy statement/prospectus.
Overview
We are a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.
Recent Events
Extension
On January 27, 2023, TKB received shareholder approval to amend its Cayman Constitutional Documents to extend the date by which it must complete an initial business combination from January 29, 2023 to June 29, 2023. TKB shareholders also approved an amendment to the Trust Agreement to make a corresponding extension to the date by which TKB must commence liquidation of the Trust Account from January 29, 2023 to June 29, 2023. In connection with the vote to approve the Extension, the holders of 17,533,296 TKB Class A Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.38 per share, for an aggregate redemption amount of approximately $181.9 million. After the satisfaction of such redemptions, the balance in TKB’s Trust Account is approximately $56.8 million.
Wejo Assignment and Assumption Agreement
On January 5, 2023, TKB Sponsor entered into the Wejo Assignment, which was subsequently amended and restated on March 2, 2023, pursuant to which Wejo agreed to pay TKB Sponsor an aggregate of $295,000 to fund TKB’s working capital requirements and TKB Sponsor agreed to assign to Wejo, effective as of the Closing Date or the earlier termination of the Business Combination Agreement in accordance with its terms or otherwise, an aggregate of 83,250 Founder Shares and 250,000 Private Warrants. Wejo paid $250,000 to TKB Sponsor on January 11, 2023 and $45,000 to the Sponsor on March 2, 2023, for an aggregate payment of $295,000.
TKB Sponsor subsequently advanced $250,000 of such funds to TKB for working capital purposes. The advance is non-interest bearing, unsecured and payable in cash upon the consummation of TKB’s initial business combination.
Working Capital Advance
On January 26, 2023, in connection with the proposed Business Combination, TKB Sponsor entered into a promissory note the (“Phelan Note”) with Daniel Phelan (the “Lender”), which provides for working capital for TKB in an aggregate principal amount of up to $750,000. The Phelan Note was amended and restated on March 9, 2023. As of January 30, 2023, TKB Sponsor had drawn $250,000 under the Phelan Note. The Phelan Note is non-interest bearing and non-convertible. All unpaid principal accrued under the Phelan Note will be repaid at the closing of the Business Combination or the earlier termination of the Business Combination Agreement in certain circumstances specified in the Phelan Note. In consideration for the Phelan Note, TKB Sponsor agreed to pay to the Lender at the closing of the Business Combination a commitment fee equal to 50% of the then-outstanding principal balance of the Phelan Note up to a maximum of $375,000, in addition to repayment of the outstanding principal under the Phelan Note. If the Business Combination does not close, the commitment fee will not be paid.
TKB Sponsor subsequently advanced $250,000 of such funds to TKB for working capital purposes. The advance is non-interest bearing, unsecured and payable in cash upon the consummation of TKB’s initial business combination.
Amendment to the Business Combination Agreement
On March 27, 2023, TKB and Wejo entered into Amendment. The Amendment amends the Business Combination Agreement as follows: (i) to permit TKB to create, assume or incur any indebtedness, guarantee indebtedness of another, or repay, redeem or repurchase such indebtedness, provided that TKB has first requested in writing that Wejo provides an alternative form of financing to TKB in an amount reasonably requested by TKB and Wejo subsequently fails to provide a binding and irrevocable commitment for such financing through third party sources of financing or otherwise on or before the earlier of three (3) Business Days or five (5) days from the date of such request, (ii) to require Wejo to pay the TKB Expense Reimbursement (x) if the Business Combination Agreement is terminated upon the mutual written consent of Wejo and TKB, (y) if the Business Combination Agreement is terminated by TKB in order to enter into a definitive agreement providing for a TKB Superior Proposal, and (z) if Holdco fails to file or confidentially submit the Registration Statement with the SEC on or before April 17, 2023, in addition to certain previously agreed terminations of the Business Combination Agreement by Wejo, (iii) to include repayment of the principal amount on loans entered into by TKB or Sponsor in compliance with the Business Combination Agreement as an amount subject to the TKB Expense Reimbursement, (iv) to increase the amount of the TKB Expense Reimbursement from $250,000 to $1,000,000, plus an additional $500,000 on account of interest or repayment premiums on principal amounts of loans entered into by TKB or Sponsor in compliance with the Business Combination Agreement, (v) to require Wejo to pay the TKB Expense Reimbursement within three (3) Business Days following the termination of the Business Combination Agreement, (vi) to clarify that in no event shall Wejo be obligated to pay the TKB Expense Reimbursement on more than one occasion, and (vii) to modify the definition of TKB Transaction Expenses to include payment of loans entered into by TKB or Sponsor as set forth on a schedule to the Amendment or as approved by Wejo.
Results of Operations
We have neither engaged in any operations nor generated any revenues to date. Our only activities from April 20, 2021 (inception) to December 31, 2022, have been organizational activities and those necessary to prepare for our IPO. We will not generate any operating revenues until after completion of our initial business combination. We generate non-operating income in the form of interest income on cash and cash equivalents. Our expenses have increased substantially after the closing of our IPO as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.
For the year ended December 31, 2022, we had net income of $11,245,341 which consists of the change in fair value of warrant liabilities of $10,197,175 and interest earned on marketable securities held in the Trust Account of $3,383,885, offset by formation and operational costs of $2,335,719.
For the period from April 20, 2021 (inception), through December 31. 2021, we had net income of $8,644,188, which consists of a change in fair value of the warrant liability of $10,457,500 and unrealized gains and interest earned on marketable securities held in the Trust Account of $3,950, offset by formation and operational costs of $1,817,262.
Liquidity, Capital Resources and Going Concern
Until the consummation of our IPO, our only source of liquidity was an initial purchase of Founder Shares by our sponsor, TKB Sponsor, LLC, for $25,000 and a $300,000 loan from TKB Sponsor which was repaid in full in connection with the closing of the IPO.

On October 29, 2021, we consummated our IPO of 23,000,000 units, at $10.00 per unit, which included the full exercise by the underwriters of their over-allotment option in the amount of 3,000,000 units, generating gross proceeds of $230,000,000.
Simultaneously with the closing of the IPO, TKB completed the private sale of an aggregate of 10,750,000 warrants to TKB Sponsor at a purchase price of $1.00 per private placement warrant, generating gross proceeds to TKB of $10,750,000.
A total of $234,600,000 of the proceeds from the IPO and the sale of the private placement warrants were placed in a U.S.-based trust account at J.P. Morgan Chase Bank, N.A. maintained by Continental Stock Transfer & Trust Company, acting as trustee.
Transaction costs of the IPO amounted to $21,140,059, consisting of $3,850,000 of underwriting discount, $8,800,000 of deferred underwriting discount, $7,748,431 of excess fair value of Founder Shares and $741,628 of actual offering costs. Of these amounts, $19,774,814 was recorded to additional paid-in capital and $1,365,245 costs related to the warrant liability was expensed immediately using the residual allocation method.
For the year ended December 31, 2022, net cash used in operating activities was $606,240. Net income of $11,245,341 was adjusted by $3,383,885 of interest income on marketable securities held in trust, $10,197,175 change in fair value of warrant liabilities, and $1,729,479 changes in operating assets and liabilities.
For the period from April 20, 2021 (inception), through December 31, 2021, net cash used in operating activities was $837,851. Net income of $8,644,188 was adjusted by $3,950 of unrealized gains and interest income on marketable securities held in trust, $1,365,245 transaction costs incurred in connection with the IPO, $10,457,500 change in fair value of warrant liabilities and $385,834 of changes in operating assets and liabilities.
As of December 31, 2022, we had marketable securities held in the trust account of $237,987,827 (including approximately $3,387,827 of interest income and unrealized gains) consisting of securities held in a money market fund that invests in U.S. Treasury securities with a maturity of 185 days or less.
As of December 31, 2022, we had cash of $124,237 held outside the trust account. We intend to use the funds held outside the trust account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.
We expect that we will need to raise additional funds in order to meet the expenditures required for operating our business prior to our initial business combination. We expect to incur significant costs in completing the Business Combination with Wejo. These conditions raise substantial doubt about TKB’s ability to continue as a going concern for a period of time within one year from the date that the financial statements are issued. In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, TKB Sponsor or an affiliate of TKB Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete our initial business combination, we will repay such loaned amounts. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants of the post business combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the private placement warrants. The terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. Prior to the completion of our initial business combination, we do not expect to seek loans from parties other than TKB Sponsor or an affiliate of TKB Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account.
TKB’s assessed going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Codification (“ASC”) Topic 205-40. “Basis of Presentation - Going Concern”. TKB has until June 29, 2023 (absent any extensions of such period by TKB’s Public Shareholders) to consummate a Business

Combination. While TKB intends to complete a Business Combination by such date, it is uncertain that TKB will be able to consummate the proposed Business Combination by that time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of TKB. Management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution, raises substantial doubt about TKB’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should TKB be required to liquidate after June 29, 2023.
Off-Balance Sheet Financing Arrangements
We have no obligations, assets, or liabilities which would be considered off-balance sheet arrangements as of December 31, 2022. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.
Contractual Obligations
We do not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or other long-term liabilities, other than described below.
We have an agreement to pay TKB Sponsor a monthly fee of $10,000 for office space, utilities and administrative support. We began incurring these fees on October 29, 2021 and will continue to incur these fees monthly until the earlier of the completion of the Business Combination and our liquidation.
The underwriters of the IPO are entitled to a deferred fee $8,800,000. The deferred fee will become payable to the underwriters from the amounts held in the trust account solely in the event that we complete our initial business combination, subject to the terms of the underwriting agreement.
Critical Accounting Policies
The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. Significant estimates include the fair value of warrant liabilities, which requires a Black-Scholes model to fair value the warrants. We have identified the following critical accounting policies:
Warrant Liabilities
TKB accounts for the warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements from equity classification under ASC 815, including whether the warrants are indexed to TKB’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. See Note 7 of the notes to TKB’s audited financial statements included elsewhere in this joint proxy statement/prospectus for valuation methodology of warrants.
Class A Ordinary Shares Subject to Possible Redemption
TKB accounts for its ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within TKB’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ deficit. TKB’s ordinary shares feature certain redemption rights that are considered to be outside of TKB’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2022 and December 31, 2021, ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of TKB’s balance sheets.
TKB recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital and accumulated deficit.
Net Income (loss) Per Ordinary Share
TKB complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. TKB has two classes of ordinary shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of ordinary shares. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value. The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) IPO and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 22,250,000 Class A ordinary shares in the aggregate. As of December 31, 2022 and 2021, TKB did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of TKB.
Recent Accounting Standards
In August 2020, the FASB issued ASU No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. TKB is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.
In June 2022, the FASB issued ASU 2022-03, ASC Subtopic 820 “Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions”. The ASU amends ASC 820 to clarify that a contractual sales restriction is not considered in measuring an equity security at fair value and to introduce new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value. The ASU applies to both holders and issuers of equity and equity-linked securities measured at fair value. The amendments in this ASU are effective for TKB in fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. TKB is currently assessing the impact, if any, that ASU 2022-03 would have on its financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on TKB’s financial statements.

INFORMATION ABOUT WEJO
See “Business” in Item 1, Part 1, in the Wejo 2022 Annual Report, incorporated by reference in this joint proxy statement/prospectus. Also, see “Summary of the Joint Proxy Statement/Prospectus—Wejo Recent Developments” in this joint proxy statement/prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF WEJO
See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Item 7, Part II, in the Wejo 2022 Annual Report, incorporated by reference in this joint proxy statement/prospectus. Also, see “Where You Can Find More Information” in this joint proxy statement/prospectus.

BOARD OF DIRECTORS AND MANAGEMENT OF HOLDCO FOLLOWING THE BUSINESS COMBINATION
References in this section to “we,” “our,” “us” and the “Company” generally refer to Holdco and its consolidated subsidiaries (including TKB and Wejo), after giving effect to the Business Combination.
Board of Directors
Holdco Board of Directors After the Business Combination
Pursuant to the Business Combination Agreement, upon completion of the Business Combination, the board of directors of Holdco will consist of nine members, of whom two individuals meeting the NASDAQ independence requirements will be designated in writing by the TKB Sponsor, and seven individuals will be designated in writing by Wejo.
Holdco’s board of directors is expected to be divided into three classes each with staggered, three-year terms. At each annual meeting of shareholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Holdco’s amended and restated Bye-Laws are expected to provide that the authorized number of directors may be changed only by resolution of the Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Holdco’s directors may be removed only for cause by the affirmative vote of the holders of at least two-thirds in voting power of the outstanding Holdco Common Shares entitled to vote in the election of directors.
The following table sets forth certain information concerning the persons who are expected to serve as directors of Holdco following the consummation of the Business Combination.

Name	Class	Age	Position
Executive Officers
Richard Barlow		44	Chief Executive Officer and Director
John T. Maxwell		58	Chief Financial Officer and Director
Non-Employee Directors
Lawrence Burns		71	Director
Samuel Hendel		41	Director
Timothy Lee		72	Director
Ann M. Schwister		55	Director
Angela Blatteis		62	Director
Philippe Tartavull		65	Director
Additional Wejo Director			Director
Certain biographical information of the individuals who are currently expected to be the members of the board of directors of Holdco upon completion of the Business Combination is set forth in the sections entitled “Information About TKB—Directors, Executive Officers and Corporate Governance” in this joint proxy statement/prospectus and “Directors” in Item 10, Part III, in the Wejo 2022 Annual Report incorporated by reference in this joint proxy statement/prospectus.
Director Independence
Listing standards of NASDAQ will require that a majority of the directors of Holdco are independent directors. Accordingly, because the Holdco board of directors is expected to have nine members, NASDAQ-GS will require that four or more of the directors be independent. An “independent director” is generally defined under applicable NASDAQ rules as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. NASDAQ’s listing standards provide that no director will qualify as “independent” for these purposes unless the board of directors affirmatively made such determination. Additionally, the NASDAQ listing standards set forth a list of relationships that would preclude a finding of independence.
After the consummation of the business combination, the Holdco board of directors is expected to determine that each of Mr. Hendel, Mr. Lee, Dr. Burns, Ms. Schwister, Ms. Blatteis and Mr. Tartavull is an “independent director” under applicable SEC and NASDAQ rules for purposes of serving on the board of directors of Holdco and each committee on which they will be expected to serve, as applicable.
In addition, it is expected that after the consummation of the Business Combination all of the members of the audit committee of Holdco also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act, and the listing standards of NASDAQ.
Committees of the Board of Directors
Upon completion of the business combination, the Holdco board of directors will initially have the same committees with duties authority and responsibility similar in all material respects as the committees of the Wejo Board.
The following table sets forth certain information concerning the expected committees of the board of directors of Holdco and the persons who are expected to serve as their members.

Name	Audit	Compensation	Nominating and Corporate Governance	Risk Management, Security and Data Privacy
Richard Barlow				X
Lawrence Burns		X	X	Chair
John T. Maxwell
Timothy Lee	X	Chair	Chair
Samuel Hendel	X	X		X
Ann M. Schwister	Chair
Angela Blatteis
Philippe Tartavull
The Holdco board of directors may from time to time form other committees as circumstances warrant. Such committees would have the authority and responsibility as delegated by the Holdco board of directors. Only members of the Holdco board of directors will be able to be members of a committee, and each committee will be required to report its actions to the full Holdco board of directors. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee will each operate under a written charter to be adopted by the Holdco board of directors. Furthermore, such committees will comply with SEC rules and NASDAQ listing standards.
Executive Officers
It is expected that the executive officers and other members of the existing Wejo senior management shall continue as executive officers and members of the senior management of Holdco.

The following table sets forth certain information concerning the persons who are expected to serve as executive officers of Holdco following the consummation of the Business Combination.

Name	Age	Position
Richard Barlow	44	Chief Executive Officer and Director
John T. Maxwell	58	Chief Financial Officer and Director
Mina Bhama	44	General Counsel and Company Secretary
Benoit Joly	49	Chief Commercial Officer
Sarah J. Larner	42	Executive Vice President of Strategy and Innovation
Den Power	58	Chief People Officer
David Jack	57	Chief Technology Officer
Certain biographical information of the individuals who are currently expected to serve as executive officers of Holdco upon completion of the Business Combination is set forth in the sections entitled “Executive Officers” in Item 10, Part III, in the Wejo 2022 Annual Report incorporated by reference in this joint proxy statement/prospectus.
Code of Conduct
All of the directors, executive officers and employees of Holdco will be required to comply with certain policies and protocols concerning business ethics and conduct as set forth in a Code of Conduct and Business Ethics to be adopted by the board of directors of Holdco in terms substantially similar in all material respects to the terms of the existing Code of Conduct and Business Ethics of Wejo. A copy of its Code of Conduct and Business Ethics will be available on Holdco’s website.
See the sections entitled “Code of Conduct” in Item 10, Part III, in the Wejo 2022 Annual Report incorporated by reference in this joint proxy statement/prospectus.

EXECUTIVE AND DIRECTOR COMPENSATION
TKB
For information regarding TKB’s executive and director compensation see the section entitled “Information about TKB—Executive Compensation” in this joint proxy statement/prospectus.
Wejo
For information regarding Wejo’s executive and director compensation see the section entitled “Executive Compensation” in Item 11, Part III, in Wejo’s 2022 Annual Report, which is incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information.”
Holdco
Holdco has not yet paid any compensation to its directors and does not currently have any employees. The form and amount of the compensation to be paid to each of Holdco directors, as well as executive officers and other managers will be determined by the Holdco board of directors.
However, it is expected that the terms and conditions of the compensation of the executive officers and directors of Holdco shall be substantially similar in all material respects to the terms and conditions of the compensation of the executive officers and directors of Wejo immediately prior to the consummation of the Business Combination.
In addition, it is expected that the executive officers and other members of the existing Wejo senior management that currently have service contracts with Wejo, shall continue as executive officers and members of the senior management of Holdco and such service contracts shall be replaced by contracts with Holdco after the consummation of the Business Combination. The new service contracts with Holdco shall have terms substantially similar in all material respects (i) to the current terms with Wejo (as of the date of the Business Combination Agreement), including term and remuneration elements, up to December 31, 2023 (or such earlier date as the Holdco board of directors determines following the consummation of the Business Combination), and (ii) with respect to such person’s new role at Holdco, to the terms of the service contracts in place between Wejo (or its subsidiaries) and those individuals holding corresponding positions at Wejo (or its subsidiaries).
For information about executive officers and directors of Wejo (including historical information of the compensation of the members of the senior management of Wejo that will become members of the senior management of Holdco), see “Executive and Director Compensation—Wejo.”

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT/DIRECTORS
TKB Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information regarding the beneficial ownership of TKB ordinary shares as of April 10, 2023, based on information obtained from the persons named below, with respect to the beneficial ownership of ordinary shares, by:
•each person known by TKB to be the beneficial owner of more than 5% of TKB’s outstanding ordinary shares;
•each of TKB’s executive officers and directors that beneficially owns ordinary shares; and
•all TKB’s executive officers and directors as a group.
In the table below, percentage ownership is based on 11,116,704 TKB Class A Shares (which includes TKB Class A Shares that are underlying the TKB Units) and 100,000 TKB Class B Shares outstanding as of the date of this joint proxy statement/prospectus. The Class B ordinary shares will be convertible into Class A ordinary shares on a one-for-one basis (subject to adjustment) concurrently with or immediately following the consummation of the Business Combination. The table below does not include the TKB Class A Shares underlying the TKB Public Warrants or TKB Private Warrants because these securities are not exercisable within 60 days of this joint proxy statement/prospectus. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all ordinary shares beneficially owned by them.

	Class A Ordinary Shares		Class B Ordinary Shares
Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned	% of Class	Number of Shares Beneficially Owned (2)	% of Class	% Total Voting Power
5% or Greater Shareholders
TKB Sponsor I, LLC (3)	5,650,000	50.8%	—	—%	50.4%
Millennium Management LLC (4)	992,538	8.9%	—	—%	8.9%
Davidson Kempner Capital Management LP (5)	700,000	6.3%	—	—%	6.2%
Shaolin Capital Management LLC (6)	1,365,858	12.3%	—	—%	12.2%
Executive Officers and Directors
Angela Blatteis (3)	5,650,000	50.8%	—	—%	50.4%
Greg Klein (3)	5,650,000	50.8%	—	—%	50.4%
Philippe Tartavull (3)	5,650,000	50.8%	—	—%	50.4%
Frank Levinson (7)	—	—	25,000	25.0%	*
Michael Herson (7)	—	—	25,000	25.0%	*
Ryan O’Hara (7)	—	—	25,000	25.0%	*
William Zerella (7)	—	—	25,000	25.0%	*
All officers and directors as a group (7 individuals)	5,650,000	50.8%	100,000	100.0%	51.3%
__________________
*Less than one percent.
(1)Unless otherwise noted, the business address of each of the foregoing is 400 Continental Blvd, Suite 600, El Segundo, CA 90245.
(2)Interests shown consist solely of founder shares, classified as Class B ordinary shares. Such shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the Business Combination on a one-for-one basis, subject to adjustment, as described in the section entitled “The Business Combination.”
(3)TKB Sponsor is the record holder of the shares reported herein. Each of Ms. Blatteis, Mr. Klein and Mr. Tartavull own interests in TKB Sponsor and are managers of TKB Sponsor and may be deemed to share beneficial ownership of such shares. Each of Ms. Blatteis, Mr. Klein and Mr. Tartavull disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(4)Shares beneficially owned are based on the Schedule 13G filed with the SEC on February 3, 2023 by Integrated Core Strategies (US) LLC, Millennium Management LLC, Millennium Group Management, LLC and Israel A. Englander. Such shares are held by entities subject to voting control and investment discretion by Millennium Management LLC and/or other investment managers that may be controlled by Millennium Group Management LLC (the managing member of Millennium Management LLC) and Mr. Englander (the sole voting trustee of the managing member of Millennium Group Management LLC). The foregoing should not be construed in and of itself as an admission by Millennium Management LLC, Millennium Group Management LLC or Mr. Englander as to beneficial ownership of the securities held by such entities. The business address of each of Integrated Core Strategies (US) LLC, Millennium Management LLC, Millennium Group Management LLC, and Mr. Englander is 399 Park Avenue, New York, NY 10022.
(5)Shares beneficially owned are based on the Schedule 13G filed with the SEC on February 10, 2023 by M.H. Davidson & Co. (“CO”), Davidson Kempner Partners (“DKP”), Davidson Kempner Institutional Partners, L.P. (“DKIP”), Davidson Kempner International, Ltd. (“DKIL”), Davidson Kempner Capital Management LP (“DKCM”), and Anthony A. Yoseloff. DKCM acts as investment manager to each of CO, DKP, DKIP, and DKIL. Mr. Yoseloff, through DKCM, is responsible for the voting and investment decisions relating to the securities held by CO, DKP, DKIP, and DKIL. The business address of each of CO, DKP, DKIP, DKIL, DKCM and Mr. Yoseloff is 520 Madison Avenue, 30th Floor, New York, NY 10022.

(6)Shares beneficially owned are based on the Schedule 13G filed with the SEC on February 22, 2023, by Shaolin Capital Management LLC (“Shaolin”). Shaolin serves as the investment advisor to Shaolin Capital Partners Master Fund, Ltd., MAP 214 Segregated Portfolio, a segregated portfolio of LMA SPC, DS Liquid DIV RVA SCM LLC and Shaolin Capital Partners SP, a segregated portfolio of PC MAP SPC being managed accounts advised by the Shaolin. The business address of Shaolin is 230 NW 24th Street, Suite 603, Miami, FL 33127.
(7)Excludes ordinary shares in which such person has an indirect interest through the TKB Sponsor as to which such person does not have beneficial ownership.
Wejo Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information regarding the beneficial ownership of Wejo Common Shares as of December 31, 2022, unless otherwise indicated, based on information obtained from the persons named below, with respect to the beneficial ownership of Wejo Common Shares, by:
•each person known by Wejo to be the beneficial owner of more than 5% of outstanding Wejo Common Shares;
•each of Wejo’s executive officers and directors that beneficially owns Wejo Common Shares; and
•all Wejo’s executive officers and directors as a group.
The number of shares beneficially owned by each shareholder is determined under rules issued by the SEC and includes voting or investment power with respect to securities. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Unless otherwise indicated, the address of all listed shareholders is c/o Wejo Group Limited, Canon’s Court, 22 Victoria Street, Hamilton, H12, D0, HM12. Each of the shareholders listed has sole voting and investment power with respect to the shares beneficially owned by the shareholder unless noted otherwise.

We have based our calculation of the percentage of beneficial ownership on 109,461,562 Wejo Common Shares outstanding as of December 31, 2022, as reported in the Wejo 2022 Annual Report.

	Number of shares beneficially owned	Percentage of shares beneficially owned
5% or Greater Shareholders
General Motors Entities (1)	22,438,927	19.99%
Apollo Entities (2)	5,585,583	5.10%
Sompo Holdings, Inc. (3)	10,301,760	9.21%
Richard Barlow (4)	8,640,380	7.89%
Executive Officers and Directors
Diarmid Ogilvy (5)	3,096,097	2.83%
Timothy E. Lee (6)	3,480,933	3.18%
John T. Maxwell (7)	312,169	*
Mina Bhama (8)	342,889	*
Den Power (9)	215,351	*
Sarah J. Larner (10)	370,373	*
Samuel Hendel (11)	277,328	*
Ann M. Schwister (12)	133,017	*
David Jack	—	*
Lawrence Burns (12)	133,017	*
Benoit Joly	17,083	*
All executive officers and directors as a group (12 individuals)	17,018,637	15.54%
__________________
*Beneficial ownership of less than 1%.
(1)Reflects beneficial ownership by the GM Entities as of December 22, 2022, as reported on Schedule 13G/A filed with the SEC on December 22, 2022 (the “GM Schedule 13G/A”), reporting shared voting and shared dispositive power over (i) 18,781,681 Wejo Common Shares, (ii)the GM Convertible Note issued on December 16, 2022, in an aggregate principal amount of $10,000,000 and convertible, in whole or in part, at the option of GM Holdings into up to 12,449,734 Wejo Common Shares, at a conversion price of $0.80323 per Wejo Common Share, subject to adjustment and subject to the GM Blocker described below, and (iii) the GM Warrant issued on December 16, 2022, exercisable, in whole or in part, at the option of GM Holdings, to purchase up to 1,190,476 Wejo Common Shares at an exercise price of $0.75112 per Wejo Common Share, subject to adjustment and subject to GM Blocker described below. Each of the GM Convertible Note and the GM Warrant contains a “blocker” provision, which prohibits the conversion of any portion of the GM Convertible Note or the exercise of any portion of the GM Warrant if, after giving effect to such conversion and/or exercise, the holder together with the other Attribution Parties (as defined in the GM Convertible Note and the GM Warrant) would beneficially own in excess of 19.99% of the outstanding Wejo Common Shares. As of the date of the GM Schedule 13G/A, based on 108,593,517 Wejo Common Shares outstanding (as reported in Wejo’s Quarterly Report on Form 10-Q, filed with the SEC on November 21, 2022), and 18,781,681 Wejo Common Shares owned by GM Holdings and any Attribution Parties, the GM Convertible Note could be converted, and the GM Warrant could be exercised, for an aggregate of up to 3,657,246 Wejo Common Shares. Accordingly, the GM Schedule 13G/A reported beneficial ownership by the GM Entities of an aggregate of 22,438,927 Wejo Common Shares. The business address of the GM Entities is 300 Renaissance Center, Detroit, MI, 48265.
(2)Reflects beneficial ownership of, shared voting, and shared dispositive power for the Apollo Entities as reported on Schedule 13G/A filed with the SEC on March 14, 2023: (i) Atlas - 299,879; (ii) Atlas Management - 299,879; (iii) PPF Credit Strategies - 799,892; (iv) Credit Strategies - 3,000,000; (v) ST Management - 3,000,000; (vi) ST Operating - 3,000,000; (vii) ST Capital - 3,000,000; (viii) ST Management Holdings - 3,000,000; (ix) A-N Credit - 400,229; (x) A-N Credit Management - 400,229; (xi) SPAC Fund I - 2,748,368; (xii) SPAC Management I - 2,748,368; (xiii) SPAC Management I GP - 2,748,368; (xiv) Capital Management - 7,248,368; (xv) Capital Management GP - 7,248,368; (xvi) Management Holdings - 7,248,368; and (xvii) Management Holdings GP - 7,248,368, each as of December 31, 2021. None of the Apollo Entities have sole power to vote or direct the vote or sole power to dispose or to direct the disposition of any of their holdings reported. The business address of each of Atlas, PPF Credit Strategies, A-N Credit, and SPAC Fund I is One Manhattanville Road, Suite 201, Purchase, New York 10577. The business address of Credit Strategies is c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman, KY-9008, Cayman Islands. The business address of each of Atlas Management, ST Management, ST Operating, ST Capital, ST Management Holdings, A-N Credit Management, SPAC Management I, SPAC Management I GP, Capital Management, Capital Management GP, Management Holdings, and Management Holdings GP is 9 W. 57th Street, 43rd Floor, New York, New York 10019.

(3)Reflects beneficial ownership by Sompo as of July 29, 2022, as reported on Schedule 13G filed with the SEC on July 29, 2022, including (a) 500,000 Wejo Common Shares held directly by Sompo, (b) 7,351,320 Wejo Common Shares acquired by SLV, a direct wholly-owned subsidiary of Sompo, in a private placement on July 29, 2022, and (c) 2,450,440 Wejo Common Shares subject to an outstanding Wejo Warrant exercisable by SLV within 60 days of July 29, 2022, and reporting sole voting and dispositive power over 500,000 Wejo Common Shares and shared voting and dispositive power over 9,801,760 Wejo Common Shares. The business address of the Sompo Entities is 26-1 Nishi-Shinjuku 1-chome, Shinjuku-ku, 160-8338, Tokyo, Japan.
(4)Reflects beneficial ownership by Mr. Barlow as of December 31, 2022, as reported on Schedule 13G/A filed with the SEC on February 3, 2023, reporting sole voting and dispositive power over 8,640,380 Wejo Common Shares, including a Wejo Warrant exercisable, in whole or in part, at the option of Mr. Barlow, to purchase up to 49,009 Wejo Common Shares at an exercise price of $1.564345 per Wejo Common Share.
(5)Includes 80,210 Wejo Common Shares held by Fleury Capital Ltd. Mr. Ogilvy resigned from Wejo’s Board of Directors effective as of February 28, 2023.
(6)Includes (a) 107,634 Wejo Common Shares held by Calibogue Capital Fund One LLC, as to which Mr. Lee has shared voting and investment power and in respect of which Mr. Lee disclaims such beneficial ownership, and (b) a Wejo Warrant exercisable, in whole or in part, at the option of Mr. Lee, to purchase up to 24,504 Wejo Common Shares at an exercise price of $1.564345 per Wejo Common Share.
(7)Includes (a) 156,583 Wejo Common Shares that can be acquired upon the exercise of options exercisable on December 31, 2022, or within 60 days thereafter; (b) a Wejo Warrant exercisable, in whole or in part, at the option of Mr. Maxwell, to purchase up to 12,252 Wejo Common Shares at an exercise price of $1.564345 per Wejo Common Share; and (c) the following securities held by Mr. Maxwell’s wife, which he is deemed to indirectly beneficially own: (i) 36,757 Wejo Common Shares; and (ii) a Wejo Warrant exercisable, in whole or in part, at the option of Mrs. Maxwell, to purchase up to 12,252 Wejo Common Shares at an exercise price of $1.564345 per Wejo Common Share.
(8)Includes 87,500 Wejo Common Shares that can be acquired upon the exercise of options exercisable on December 31, 2022, or within 60 days thereafter.
(9)Includes 87,500 Wejo Common Shares that can be acquired upon the exercise of options exercisable on December 31, 2022, or within 60 days thereafter.
(10)Includes 109,375 Wejo Common Shares that can be acquired upon the exercise of options exercisable on December 31, 2022, or within 60 days thereafter.
(11)Includes a Wejo Warrant exercisable, in whole or in part, at the option of Mr. Hendel, to purchase up to 12,252 Wejo Common Shares at an exercise price of $1.564345 per Wejo Common Share.
(12)Includes a Wejo Warrant exercisable, in whole or in part, at the option of Ms. Schwister or Mr. Burns, as applicable, to purchase up to 24,504 Wejo Common Shares at an exercise price of $1.564345 per Wejo Common Share.
Holdco Security Ownership of Certain Beneficial Owners and Management Post Business Combination
The following table sets forth information regarding the expected beneficial ownership of Holdco Common Shares immediately following the consummation of the Business Combination (as if it had occurred on December 31, 2022, unless otherwise indicated), assuming that no TKB Class A Shares are redeemed, and alternatively the maximum number of TKB Class A Shares are redeemed, in each case, based on information obtained from the persons named below, with respect to the beneficial ownership of TKB Ordinary Shares and Wejo Common Shares, by:
•each person known by Wejo and TKB that is expected to be the beneficial owner of more than 5% of outstanding Holdco Common Shares;
•each person expected to become Holdco’s executive officers and directors that beneficially own Wejo Common Shares and/or TKB Ordinary Shares; and
•all person expected to become Holdco’s executive officers and directors as a group.
The number of shares beneficially owned by each shareholder is determined under rules issued by the SEC and includes voting or investment power with respect to securities. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Unless otherwise indicated, the address of all listed shareholders is c/o Wejo Group Limited, Canon’s Court, 22 Victoria Street, Hamilton, H12, D0, HM12. Each of the shareholders listed has sole voting and investment power with respect to the shares beneficially owned by the shareholder unless noted otherwise.
The expected beneficial ownership Holdco Common Shares post-Business Combination assumes two scenarios:
•Assuming No Redemptions – This scenario assumes that none of TKB’s Public Shareholders will exercise their right to have their TKB Class A Shares redeemed for cash.

•Assuming Maximum Redemptions – This scenario assumes that holders of the maximum number of Public Shares that could be redeemed for cash while still leaving sufficient cash available to consummate the Business Combination, will exercise their right to have their Public Shares redeemed for cash. This scenario is based on the condition, laid out in the organizational documents of TKB, which requires that the net tangible assets of TKB cannot be less than $5,000,001 as on the date of business combination. Accordingly, the maximum permitted number of 3,380,739 TKB Class A Shares which can be redeemed have been considered as redeemed by the shareholders of TKB which has been calculated taking into consideration the transaction costs and operating expenses expected to be incurred by TKB through the date of the Business Combination.
Both scenarios consider the redemption of 17,533,296 shares already made by the shareholders in accordance with the extraordinary general meeting of TKB’s shareholders which was completed on January 27, 2023.
The following table summarizes the expected pro forma Holdco Common Shares outstanding at Closing on a combined basis considering the percentage of beneficial ownership on 109,461,562 Wejo Common Shares outstanding as of December 31, 2022, as reported in the Wejo 2022 Annual Report, and using the minimum Exchange Ratio of 3.75 and the maximum Exchange Ratio of 22.5 under the Business Combination Agreement. As a result, immediately following the consummation of the Business Combination, Holdco is expected to have (i) 361,837,402 Holdco Common Shares outstanding assuming no redemptions, and 285,770,775 Holdco Common Shares outstanding assuming maximum redemptions, in each case, using the maximum Exchange Ratio of 22.5, and (ii) 151,524,202 Holdco Common Shares outstanding assuming no redemptions, and 138,846,431 Holdco Common Shares outstanding assuming maximum redemptions, in each case, using the maximum Exchange Ratio of 3.75.
The actual results are subject to change based on changes in Wejo’s share price based on the Exchange Ratio but otherwise will be within the parameters described by the two scenarios. However, there can be no assurance regarding which scenario will be closest to the actual results.
Unless otherwise indicated, we believe that all persons named in the table below will have sole voting and investment power with respect to all Holdco Common Shares to be beneficially owned by them.
Unless otherwise noted, the business address of each of those listed in the table below post-Business Combination is expected to be c/o Wejo Holdings Ltd., ABC Building, 21-23 Quay St., Manchester, United Kingdom X0 M3 4AE.

	Assuming an Exchange Ratio of 22.50				Assuming an Exchange Ratio of 3.75
	Assuming no Redemption		Assuming Maximum Redemptions		Assuming no Redemption		Assuming Maximum Redemptions
	Number of shares beneficially owned	Percentage of shares beneficially owned	Number of shares beneficially owned	Percentage of shares beneficially owned	Number of shares beneficially owned	Percentage of shares beneficially owned	Number of shares beneficially owned	Percentage of shares beneficially owned
5% or Greater Shareholders
General Motors Entities(1)	22,438,927	6.2%	22,438,927	7.9%	22,438,927	14.8%	22,438,927	16.2%
Sompo Holdings, Inc.(14)	10,301,760	2.8%	10,301,760	3.6%	10,301,760	6.8%	10,301,760	7.4%
TKB Sponsor I, LLC(11)	127,125,000	35.1%	127,125,000	44.5%	21,187,500	14.0%	21,187,500	15.3%
Millennium Management LLC(12)	22,332,105	6.2%	22,332,105	7.8%	3,722,018	2.5%	3,722,018	2.7%
Shaolin Capital Management LLC(13)	30,731,805	8.5%	30,731,805	10.8%	5,121,968	3.4%	5,121,968	3.7%
Davidson Kempner Capital Management LP(15)	15,750,000	4.4%	15,750,000	5.5%	2,625,000	1.7%	2,625,000	1.9%
Executive Officers and Directors
Richard Barlow(2)	8,640,380	2.4%	8,640,380	3.0%	8,640,380	5.7%	8,640,380	6.2%
Diarmid Ogilvy(3)	3,096,097	0.9%	3,096,097	1.1%	3,096,097	2.0%	3,096,097	2.2%

Timothy E. Lee(4)	3,480,933	1.0%	3,480,933	1.2%	3,480,933	2.3%	3,480,933	2.5%
John T. Maxwell(5)	312,169	*	312,169	*	312,169	*	312,169	*
Mina Bhama(6)	342,889	*	342,889	*	342,889	*	342,889	*
Den Power(7)	215,351	*	215,351	*	215,351	*	215,351	*
Sarah J. Larner(8)	370,373	*	370,373	*	370,373	*	370,373	*
Samuel Hendel(9)	277,328	*	277,328	*	277,328	*	277,328	*
Ann M. Schwister(10)	133,017	*	133,017	*	133,017	*	133,017	*
Lawrence Burns(10)	133,017	*	133,017	*	133,017	*	133,017	*
Benoit Joly	17,083	*	17,083	*	17,083	*	17,083	*
Angela Blatteis(11)	127,125,000	35.1%	127,125,000	44.5%	21,187,500	14.0%	21,187,500	15.3%
Philippe Tartavull(11)	127,125,000	35.1%	127,125,000	44.5%	21,187,500	14.0%	21,187,500	15.3%
All executive officers and directors as a group (13 individuals)	144,143,637	39.8%	144,143,637	50.4%	38,206,137	25.2%	38,206,137	27.5%
__________________
*Beneficial ownership of less than 1%.
(1)Reflects beneficial ownership by the GM Entities as of December 22, 2022, as reported on the GM Schedule 13G/A, reporting shared voting and shared dispositive power over (i) 18,781,681 Wejo Common Shares, (ii) the GM Convertible Note, in an aggregate principal amount of $10,000,000 and convertible, in whole or in part, at the option of GM Holdings into up to 12,449,734 Wejo Common Shares, at a conversion price of $0.80323 per Wejo Common Share, subject to adjustment and subject to the GM Blocker described below, and (iii) the GM Warrant, exercisable, in whole or in part, at the option of GM Holdings, to purchase up to 1,190,476 Wejo Common Shares at an exercise price of $0.75112 per Wejo Common Share, subject to adjustment and subject to the GM Blocker described below. Each of the GM Convertible Note and the GM Warrant contains a “blocker” provision, which prohibits the conversion of any portion of the GM Convertible Note or the exercise of any portion of the GM Warrant if, after giving effect to such conversion and/or exercise, the holder together with the other Attribution Parties (as defined in the GM Convertible Note and the GM Warrant) would beneficially own in excess of 19.99% of the outstanding Wejo Common Shares. As of the date of the GM Schedule 13G/A, based on 108,593,517 Wejo Common Shares outstanding (as reported in Wejo’s Quarterly Report on Form 10-Q, filed with the SEC on November 21, 2022), and 18,781,681 Common Shares owned by GM Holdings and any Attribution Parties, the GM Convertible Note could be converted, and the GM Warrant could be exercised, for an aggregate of up to 3,657,246 Wejo Common Shares. Accordingly, the GM Schedule 13G/A reported beneficial ownership by the GM Entities of an aggregate of 22,438,927 Wejo Common Shares.The business address of the GM Entities is 300 Renaissance Center, Detroit, MI, 48265.
(2)Reflects beneficial ownership by Mr. Barlow as of December 31, 2022, as reported on Schedule 13G/A filed with the SEC on February 3, 2023, reporting sole voting and dispositive power over 8,640,380 Wejo Common Shares, including a Wejo Warrant exercisable, in whole or in part, at the option of Mr. Barlow, to purchase up to 49,009 Wejo Common Shares at an exercise price of $1.564345 per Wejo Common Share.
(3)Includes 80,210 Wejo Common Shares held by Fleury Capital Ltd. Mr. Ogilvy resigned from Wejo’s Board of Directors effective as of February 28, 2023.
(4)Includes (a) 107,634 Wejo Common Shares held by Calibogue Capital Fund One LLC, as to which Mr. Lee has shared voting and investment power and in respect of which Mr. Lee disclaims such beneficial ownership, and (b) a Wejo Warrant exercisable, in whole or in part, at the option of Mr. Lee, to purchase up to 24,504 Wejo Common Shares at an exercise price of $1.564345 per Wejo Common Share.
(5)Includes (a) 156,583 Wejo Common Shares that can be acquired upon the exercise of options exercisable on December 31, 2022, or within 60 days thereafter; (b) a Wejo Warrant exercisable, in whole or in part, at the option of Mr. Maxwell, to purchase up to 12,252 Wejo Common Shares at an exercise price of $1.564345 per Wejo Common Share; and (c) the following securities held by Mr. Maxwell’s wife, which he is deemed to indirectly beneficially own: (i) 36,757 Wejo Common Shares; and (ii) a Wejo Warrant exercisable, in whole or in part, at the option of Mrs. Maxwell, to purchase up to 12,252 Wejo Common Shares at an exercise price of $1.564345 per Wejo Common Share.
(6)Includes 87,500 Wejo Common Shares that can be acquired upon the exercise of options exercisable on December 31, 2022, or within 60 days thereafter.
(7)Includes 87,500 Wejo Common Shares that can be acquired upon the exercise of options exercisable on December 31, 2022, or within 60 days thereafter.
(8)Includes 109,375 Wejo Common Shares that can be acquired upon the exercise of options exercisable on December 31, 2022, or within 60 days thereafter.
(9)Includes a Wejo Warrant exercisable, in whole or in part, at the option of Mr. Hendel, to purchase up to 12,252 Wejo Common Shares at an exercise price of $1.564345 per Wejo Common Share.
(10)Includes a Wejo Warrant exercisable, in whole or in part, at the option of Ms. Schwister or Mr. Burns, as applicable, to purchase up to 24,504 Wejo Common Shares at an exercise price of $1.564345 per Wejo Common Share.
(11)TKB Sponsor is the record holder of the shares reported herein. Each of Ms. Angela Blatteis and Mr. Philippe Tartavull own interests in TKB Sponsor together with Mr. Greg Klein and are managers of TKB Sponsor and may be deemed to share beneficial ownership of such shares. Each of Ms. Blatteis, Mr. Klein and Mr. Tartavull disclaims beneficial ownership of such shares except to the extent of his or her pecuniary interest therein.

(12)Shares beneficially owned are based on the Schedule 13G filed with the SEC on February 3, 2023 by Integrated Core Strategies (US) LLC, Millennium Management LLC, Millennium Group Management, LLC and Israel A. Englander. Such shares are held by entities subject to voting control and investment discretion by Millennium Management LLC and/or other investment managers that may be controlled by Millennium Group Management LLC (the managing member of Millennium Management LLC) and Mr. Englander (the sole voting trustee of the managing member of Millennium Group Management LLC). The foregoing should not be construed in and of itself as an admission by Millennium Management LLC, Millennium Group Management LLC or Mr. Englander as to beneficial ownership of the securities held by such entities. The business address of each of Integrated Core Strategies (US) LLC, Millennium Management LLC, Millennium Group Management LLC, and Mr. Englander is 399 Park Avenue, New York, NY 10022.
(13)Shares beneficially owned are based on the Schedule 13G filed with the SEC on February 22, 2023, by Shaolin. Shaolin serves as the investment advisor to Shaolin Capital Partners Master Fund, Ltd., MAP 214 Segregated Portfolio, a segregated portfolio of LMA SPC, DS Liquid DIV RVA SCM LLC and Shaolin Capital Partners SP, a segregated portfolio of PC MAP SPC being managed accounts advised by the Shaolin. The business address of Shaolin is 230 NW 24th Street, Suite 603, Miami, FL 33127.
(14)Reflects beneficial ownership by Sompo as of July 29, 2022, as reported on Schedule 13G filed with the SEC on July 29, 2022, including (a) 500,000 Wejo Common Shares held directly by Sompo, (b) 7,351,320 Wejo Common Shares acquired by SLV, a direct wholly-owned subsidiary of Sompo, in a private placement on July 29, 2022, and (c) 2,450,440 Wejo Common Shares subject to an outstanding Wejo Warrant exercisable by SLV within 60 days of July 29, 2022, and reporting sole voting and dispositive power over 500,000 Wejo Common Shares and shared voting and dispositive power over 9,801,760 Wejo Common Shares. The business address of the Sompo Entities is 26-1 Nishi-Shinjuku 1-chome, Shinjuku-ku, 160-8338, Tokyo, Japan.
(15)Shares beneficially owned are based on the Schedule 13G filed with the SEC on February 10, 2023 by CO, DKP, DKIP, DKIL, DKCM, and Anthony A. Yoseloff. DKCM acts as investment manager to each of CO, DKP, DKIP, and DKIL. Mr. Yoseloff, through DKCM, is responsible for the voting and investment decisions relating to the securities held by CO, DKP, DKIP, and DKIL. The business address of each of CO, DKP, DKIP, DKIL, DKCM and Mr. Yoseloff is 520 Madison Avenue, 30th Floor, New York, NY 10022.

COMPARISON OF RIGHTS OF HOLDERS OF HOLDCO COMMON SHARES AND TKB ORDINARY SHARES
This section of the joint proxy statement/prospectus describes the material differences between the rights of TKB shareholders, the current rights of Wejo shareholders, and the rights of Holdco shareholders upon completion of the Business Combination. The current rights of Wejo shareholders are the same as the rights immediately following the completion of the Business Combination unless otherwise indicated in the description.
The rights of TKB shareholders are currently governed by the Cayman Companies Act and Cayman Constitutional Documents. Upon completion of the Business Combination, the rights of TKB shareholders who become shareholders of Holdco will be governed by the Bermuda Companies Act and the Holdco articles, as they will be in effect as of the Closing.
This section does not include a complete description of all differences between the rights of TKB shareholders and Holdco shareholders following completion of the Business Combination, nor does it include a complete description of the specific rights of these shareholders. Furthermore, the identification of some of the differences in the rights of these shareholders as material is not intended to indicate that other differences do not exist.
You are urged to read carefully the relevant provisions of the Bermuda Companies Act and the Cayman Companies Act, as well as the Holdco Bye-Laws, as applicable. Copies of the Memorandum and Articles of Association of TKB and the Bye-Laws of Holdco are filed as exhibits to this joint proxy statement/prospectus and are included elsewhere in this proxy statement/prospectus. See “Where You Can Find More Information” for additional information. The form of the Holdco Bye-Laws that will be in effect as of the closing is included as Exhibit 3.4, to the registration statement of which this joint proxy statement/prospectus forms a part.

Provision	TKB (Cayman Islands exempted company)	Holdco (Bermuda exempted limited company)
Applicable Corporate Law Legislation	The Cayman Companies Act.	Companies Act 1981, as amended (the “Companies Act”)
Authorized Capital	As set out in TKB's Amended and Restated Memorandum and Articles of Association, the authorised share capital of TKB is US$22,100 divided into 200,000,000 Class A Shares of a par value of US$0.0001 each, 20,000,000 Class B Shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each.
The authorized shares capital of Holdco as of the effective time of the Business Combination is $635,000 divided into 634,000,000 Holdco Common Shares of par value $0.001 each and 1,000,000 Undesignated Shares of par value $0.001 each.
Holdco’s Board is authorized to issue preference shares in one or more series without shareholder approval. Holdco’s Board has the discretion under Holdco’s Bye-Laws to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of our authorized but unissued undesignated shares, and Holdco’s Board may issue those shares in series of preference shares, without any further shareholder approval.

Provision	TKB (Cayman Islands exempted company)	Holdco (Bermuda exempted limited company)
Voting Rights	Holders of TKB Class A Shares and TKB Class B Shares vote together as a single class on all matters (subject to the variation of rights of shares article and the right for holders of TKB Class B Shares to vote exclusively on the appointment and removal of directors prior to a Business Combination), with each holder entitled to one vote per share on all matters submitted to a vote of holders of voting shares. Subject to TKB's Amended and Restated Memorandum and Articles of Association, matters which require shareholder approval, whether under the Cayman Companies Act or the TKB’s articles of association, are determined (subject to quorum requirements) by “Ordinary Resolution” which require approval by the holders of a simple majority of the shares present and voting at a meeting. Where the proposed action requires approval by “Special Resolution” (such as the amendment of TKB’s constitutional documents), the approval by holders of a majority of not less than two-thirds of the shares present and voting at a meeting is required, subject to any additional higher thresholds that may be included in TKB’s articles of association. Prior to the consummation of a Business Combination, article 29.2 of TKB’s articles of association (which provides the right for holders of TKB Class B Shares to vote exclusively on the appointment and removal of directors prior to a Business Combination) may only be amended by a Special Resolution passed by at least 90% of the holders of TKB Class B shares present and voting at a meeting or by way of unanimous written resolution.	Holders of Holdco Common Shares are entitled to one vote per share on all matters submitted to a vote of holders of voting shares. Unless a different vote is required by Bermuda law or by Holdco’s Bye-Laws, resolutions to be approved by holders of voting shares require approval by a simple majority of votes cast at a meeting at which a quorum is present. Holders of common shares will vote together as a single class on all matters presented to the shareholders for their vote or approval, including the election of directors. Holdco’s Bye-Laws do not authorize cumulative voting and directors are elected by plurality of votes.
Appraisal Rights	Subject to certain exceptions, shareholders that dissent from a merger are entitled to be paid the fair value of their shares, which if necessary may ultimately be determined by the court.	Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.
Stockholder Meeting Quorum	As per TKB's Amended and Restated Memorandum and Articles of Association, the holders of a majority of the ordinary shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.	Unless otherwise required by Holdco’s Bye-Laws, the quorum required for a general meeting is at least two shareholders present in person or by proxy and entitled to vote representing the holders of more than 50% of the issued shares entitled to vote.
Stockholder/Shareholder Consent to Action Without Meeting
Shareholder action by written resolutions (whether unanimous or otherwise) may be permitted by the articles of association. The articles of association may provide that shareholders may not act by written resolutions.
Per TKB’s Amended and Restated Memorandum and Articles of Association, a resolution (including a special resolution) in writing signed by or on behalf of all of the shareholders at that time who are entitled to receive notice of and attend and vote at general meetings will be as valid and effective as if the resolution had been passed at a meeting.
Holdco’s Bye-Laws provide that its shareholders may not act by written consent.

Provision	TKB (Cayman Islands exempted company)	Holdco (Bermuda exempted limited company)
Inspection of Books and Records; Information Requests
Unless specifically stated in the articles of association, or agreed by contract (for example in a shareholders agreement), shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company. The companies’ registry can be searched, but the only information a search will reveal is the company’s name, the names of its directors and their alternates, together with its number, formation date, type, registered office and status.
Per TKB’s Amended and Restated Memorandum and Articles of Association, the directors determine whether and to what extent and at what times and places and under what conditions or regulations TKB’s accounts and books are open for inspection by shareholders who are not directors and no shareholder (not being a director) has any right of inspecting any of TKB’s accounts or books or document except as conferred by the Cayman Companies Act or authorised by the directors or shareholders in general meeting.

Members of the general public have the right to inspect Holdco’s certain documents available at the office of the Registrar of Companies in Bermuda and at the registered office of Holdco in Bermuda, which will include the Holdco’s Charter (including its objects and powers) and certain alterations to the Holdco Charter and a list of the directors of the Holdco. The shareholders have the additional right to inspect the Holdco Bye-Laws, minutes of general meetings and audited financial statements, which must be presented to the annual general meeting of shareholders. (subject to the ability of a company to close the register of shareholders for not more than thirty (30) days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.
Certain Bermuda companies are required to maintain a register of their beneficial owners holding more than 25% of their shares, which is not open for inspection by the public. The Holdco will be exempted from this requirement for so long as its shares are listed on an appointed stock exchange, which includes the NASDAQ.

Stockholder/Shareholder Lawsuits for Violation of Directors’ Duties
In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company only in certain limited circumstances.
A derivative claim can only be maintained with the court’s permission and the court will not give permission unless the minority shareholder can satisfy the court that:
•a company is acting, or proposing to act, illegally or beyond the scope of its authority;
•the act complained of, although not beyond the scope of the authority, could be effected if duly authorised by more than the number of votes that have actually been obtained; or
•the alleged wrong-doing would, if proved, amount to a “fraud on the minority” and that the wrongdoers themselves are in control of the company, so that the company is prevented from acting for itself.
TKB’s Amended and Restated Memorandum and Articles of Association provide that the directors and officers of TKB will not be liable to TKB for any loss or damage incurred by TKB as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such director or officer. As such, shareholders may not have a direct cause of action against the directors or officers.
The Holdco Bye-Laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the Holdco, against any of the Holdco’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or to recover any gain, personal profit or advantage to which such director or officer is not entitled. As such, shareholders may not have a direct cause of action against the directors or officers.

Provision	TKB (Cayman Islands exempted company)	Holdco (Bermuda exempted limited company)
Stockholders’/Shareholders’ Suits in General
Class actions and derivative actions are generally not available to shareholders under Cayman Islands law (see further discussion under heading “Stockholder/Shareholder Lawsuits for Violation of Directors’ Duties”).
A last resort for a shareholder who has been unfairly treated is to petition the court to wind up the company on the basis that it is “just and equitable” to do so. If a winding up order is made, liquidators will be appointed who can then investigate the company’s affairs and pursue claims against the former directors (and any others who have caused loss to the company).

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action on behalf of a company to remedy a wrong to the Holdco where the act complained of is alleged to be beyond the corporate power of the Holdco or illegal, or would result in the violation of the Holdco Charter or the Holdco Bye-Laws.
Furthermore, consideration would be given by a Bermuda court to allow derivative action rights in relation to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the Holdco’s shareholders than that which actually approved it.
When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the Holdco’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the Holdco.

Election and Removal of Directors; Vacancies
Pursuant to TKB’s Amended and Restated Memorandum and Articles of Association, prior to the consummation of a Business Combination, TKB may by Ordinary Resolution of the holders of the TKB Class B Shares appoint any person to be a director or may by Ordinary Resolution of the holders of the TKB Class B Shares remove any director. For the avoidance of doubt, prior to the consummation of a Business Combination, holders of TKB Class A Shares shall have no right to vote on the appointment or removal of any director.
The TKB directors may appoint any person to be a director of TKB, either to fill a vacancy or as an additional director provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with TKB’s articles of association as the maximum number of directors.

The Holdco Board shall consist of no more than eleven (11) directors or such other number as determined by the Holdco Board, and no fewer than three (3) Directors. The appointment of Directors at a general meeting would be determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.
Any newly created directorships on the Holdco Board that results from an increase in the number of directors and/or any vacancy occurring in the Holdco Board, may be filled by resolution of the Holdco Board, subject to there being a quorum of Holdco Board being in place, with any such directors filling the vacancy to have a term until the next annual general meeting, not taking into account which directors are to retire by rotation at such meeting. If such appointed director is not re-appointed at the annual general meeting, such director shall vacate the office at the conclusion of the meeting.
In accordance with the terms of the Holdco Bye-laws, our directors may only be removed for cause, and only upon the affirmative vote of holders of at least 662∕3% of the then issued and outstanding shares carrying the right to vote at general meetings at the relevant time.

Classified or Staggered Boards
Classified boards are permitted.
TKB’s Amended and Restated Memorandum and Articles of Association provide for a classified board with staggered elections; three (3) classes of directors each elected for a term of three (3) years.
The Class I Directors shall stand appointed for a term expiring at the Company’s first annual general meeting, the Class II Directors shall stand appointed for a term expiring at TKB’s second annual general meeting and the Class III Directors shall stand appointed for a term expiring at TKB’s third annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors appointed to succeed those Directors whose terms expire shall be appointed for a term of office to expire at the third succeeding annual general meeting after their appointment.
Classified board with staggered elections; three (3) classes of directors each elected for a term of three (3) years.

Provision	TKB (Cayman Islands exempted company)	Holdco (Bermuda exempted limited company)
Indemnification of Directors and Officers
A Cayman Islands exempted company generally may indemnify its directors or officers, except with regard to fraud or willful default.
TKB’s Amended and Restated Memorandum and Articles of Association provide that every director and officer (excluding auditors), together with every former director and former officer of TKB will be indemnified out of TKB’s assets against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No person will be found to have committed actual fraud, wilful neglect or wilful default unless or until a court of competent jurisdiction shall have made a finding to that effect.
The directors and officers are indemnified out of the funds of the Holdco against all liabilities, losses, damages or expenses (including, but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all legal and other costs and expenses properly payable) arising out of the actual or purported execution or discharge of his duties or the exercise or purported exercise of his powers or otherwise in relation to or in connection with his duties, powers or office (including, but not limited to, liabilities attaching to him and losses arising by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the Holdco or any subsidiary of the Holdco).
Limited Liability of Directors
Liability of directors may be limited, except with regard to their own fraud or willful default.
TKB’s Amended and Restated Memorandum and Articles of Association provide that the directors and officers of TKB will not be liable to TKB for any loss or damage incurred by TKB as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such director or officer. As such, shareholders may not have a direct cause of action against the directors or officers.
Directors are liable to the Holdco in respect of any negligence, default or breach of duty on his own part in relation to the Holdco or any subsidiary of the Holdco, or for any loss or damage which may happen, in or arising out of the actual or purported execution or discharge of his duties or the exercise or purported exercise of his powers or otherwise in relation to or in connection with his duties, powers or office.
Special Vote Required for Combinations with Interested Stockholders/Shareholders
Per TKB’s Amended and Restated Memorandum and Articles of Association, the uninterested independent directors shall approve any transaction or transactions between TKB and any of the following parties:
(a)any shareholder owning an interest in the voting power of TKB that gives such shareholder a significant influence over TKB; and
(b)any director or officer of TKB and any affiliate of such director or officer of TKB.
A transaction entered into by the Holdco in which a director has an interest will not be voidable by the Holdco and such director will not be liable to the Holdco for any profit realized pursuant to such transaction as a result of such interest, provided the nature of the interest is disclosed at the first opportunity either at a meeting of directors or in writing to the directors. The Holdco Bye-Laws provide that a majority in number of the Holdco Board present at a meeting where a quorum is present is required to approve the amalgamation or merger agreement and require directors to recuse themselves from any discussion or decision at a meeting involving another firm or company with which the director is affiliated or other matters with respect to which the director has a personal conflict.

Provision	TKB (Cayman Islands exempted company)	Holdco (Bermuda exempted limited company)
Approval of Certain Transactions
Discontinuance from the Cayman Islands:
Subject to the provisions of the Cayman Companies Act and with the approval of a Special Resolution, TKB shall have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.
Mergers and consolidations:
TKB shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Cayman Companies Act) upon such terms as the directors may determine and (to the extent required by the Cayman Companies Act)) with the approval of a Special Resolution.

Amalgamations and Mergers:
Any merger or amalgamation of the Holdco with another company shall require the approval of (i) the Board by a resolution passed with the approval of a majority of those Directors then in office and eligible to vote on that resolution and (ii) a Resolution passed by a majority of votes cast, in addition to any other sanction required by the Companies Acts in respect of any variation of the rights of any class of Shareholders.
If the Holdco has more than one class of shares at that time, the Companies Act provides that all of the Holdco shares carry the right to vote on the merger or amalgamation, whether or not they otherwise carry the right to vote, and that the holders of a class of shares have the right to vote separately as a class if the merger or amalgamation terms would result in a variation of their share class rights.
Takeovers:
An acquiring party is generally able to acquire compulsorily the common shares of minority holders of a company: (a) by a procedure under the Companies Act known as a “scheme of arrangement.” A scheme of arrangement could be effected by obtaining the agreement of the Holdco and its shareholders. The scheme must be approved by a majority in number of shareholders present and voting, at a court ordered meeting held to consider the scheme of arrangement, and representing 75% in value of the issued and outstanding shares. The scheme of arrangement must then be sanctioned by the Bermuda Supreme Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of common shares could be compelled to sell their shares under the terms of the scheme of arrangement; (b) by acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, by notice compulsorily acquire the shares of any non-tendering shareholder on the same terms as the original offer unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise; (c) Where the acquiring party or parties hold not less than 95% of the shares or a class of shares of the Holdco, by acquiring, pursuant to a notice given to the remaining shareholders or class of shareholders, the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares (in which case the appraised value is payable or the acquiring party may withdraw its notice to acquire the shares). This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired; or (d) by a merger or amalgamation transaction.

Provision	TKB (Cayman Islands exempted company)	Holdco (Bermuda exempted limited company)
Stockholders’ Ability to Call a Special Meeting	Under TKB's articles of association, shareholders do not have the ability to call general meetings.	A special general meeting may be called by the Holdco Board. Bermuda law also provides that a special general meeting must be called upon the request of shareholders holding not less than 10% of the paid-up shares of the Holdco carrying the right to vote at general meetings; however, the required quorum of such meetings is two or more persons present representing at least 75% of the Holdco’s voting securities.
Dividends and Other Distributions	As a matter of Cayman Islands corporate law a Cayman Islands company may declare and pay a dividend on its shares out of either profit or share premium account or other lawfully distributable reserves. Even if a company has sufficient profit or share premium, a dividend may not be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business.	Pursuant to Bermuda law, no dividends may be declared or paid if there are reasonable grounds for believing that: (i) the Holdco is, or would after the payment be, unable to pay its liabilities as they become due or (ii) that the realizable value of the Holdco’s assets would as a result of the dividend be less than its liabilities.
Stockholder/Shareholder Proposals	Under TKB’s Amended and Restated Memorandum and Articles of Association, shareholders seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of TKB not less than 120 calendar days before the date of TKB’s proxy statement released to shareholders in connection with the previous year’s annual general meeting or, if TKB did not hold an annual general meeting the previous year, or if the date of the current year's annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of directors with such deadline being a reasonable time before TKB begins to print and send its related proxy materials.	Eligible shareholder(s) may, as set forth below and at their own expense (unless the Holdco otherwise resolves), require the Holdco to: (a) give notice to all shareholders entitled to receive notice of the annual general meeting of any resolution that the shareholder(s) may properly move at the next annual general meeting; and/or (b) circulate to all shareholders entitled to receive notice of any general meeting a statement in respect of any matter referred to in any proposed resolution or any business to be conducted at such general meeting. The number of shareholders necessary for such a requisition is either: (i) any number of shareholders representing not less than 5% of the total voting rights of all shareholders entitled to vote at the meeting to which the requisition relates; or (ii) not less than 100 shareholders.
Amendment of Holdco Charter/Certificate of Incorporation	Not applicable.
Bermuda law provides that the Holdco Charter may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given.
Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued and outstanding share capital or any class of shares have the right to apply to the Bermuda courts for an annulment of any amendment of the Holdco Charter adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the Holdco Charter must be made within twenty-one (21) days after the date on which the resolution altering the Holdco Charter is passed and may be made on behalf of persons entitled to make the application by one or more of them. No application may be made by the shareholders voting in favor of the amendment.

Provision	TKB (Cayman Islands exempted company)	Holdco (Bermuda exempted limited company)
Amendment of Bye-Laws	Amendment of provisions in TKB's Amended and Restated Memorandum and Articles of Association may be amended by way of special resolution of the TKB shareholders.
The Holdco Bye-laws may be revoked or amended by a resolution of the Board passed by a majority of the Directors then in office and eligible to vote on that resolution, but no such revocation or amendment is operative unless and until it is approved at a subsequent general meeting of the shareholders by a majority of the votes cast; provided, however, that with revocations or amendments to the Holdco Bye-Laws provisions regarding (i) appointment and removal of directors, (ii) appointment of alternate directors, (iii) amalgamation or mergers, (iv) discontinuation of the company, (v) business combinations and (vi) the amendment of the Holdco Bye-Laws, the relevant voting requirement of such general meeting is not less than 662∕3 percent of the issued voting shares of the Holdco at the relevant time.

Dissolution
TKB's Amended and Restated Memorandum and Articles of Association provide that the company has until 20 months from the closing of the IPO to consummate a Business Combination (the "Termination Date"). In the event that TKB has not consummated an initial Business Combination on or before the Termination Date, TKB shall:
(a)cease all operations except for the purpose of winding up;
(b)redeem the Public Shares; and
(c)as promptly as reasonably possible following such redemption, subject to the approval of TKB’s remaining shareholders and the directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law.
Under Bermuda law, a solvent company may be wound up by way of a shareholders’ voluntary liquidation. Prior to the Holdco entering liquidation, a majority of the directors shall each make a statutory declaration, which states that the directors have made a full enquiry into the affairs of the Holdco and have formed the opinion that the Holdco will be able to pay its debts within a period of twelve (12) months of the commencement of the winding up and must file the statutory declaration with the Bermuda Registrar of Companies. A general meeting will be convened primarily for the purposes of passing a resolution that the Holdco be wound up voluntarily and appointing a liquidator. The winding up of the Holdco is deemed to commence at the time of the passing of the resolution. Companies may also be wound up by the Bermuda court in certain circumstances.

DESCRIPTION OF HOLDCO SECURITIES
The following is a description of material terms of, and is qualified in its entirety by, Holdco’s amended and restated Bye-Laws, in each case as will be in effect upon the consummation of the Business Combination, the forms of which are attached as Exhibit 3.4 to this joint proxy statement/prospectus.
Holdco’s authorized share capital is 634,000,000 Common Shares, par value $0.001 per share and 1,000,000 undesignated shares, par value $0.001 per share. Upon consummation of the Business Combination, based on the unaudited pro forma combined financial information and the assumptions set out therein and elsewhere in this joint proxy statement/prospectus, immediately following the consummation of the Business Combination, there will be approximately 342,992,169 Holdco Common Shares assuming no redemptions of TKB Ordinary Shares, or 272,605,536 Holdco Common Shares assuming maximum redemptions of TKB Ordinary Shares, in each case, issued and outstanding, and no Holdco Preferred Shares outstanding.
Pursuant to the Holdco Bye-Laws, subject to the requirements of NASDAQ and subject to any resolution of the shareholders to the contrary, the Holdco Board is authorized to issue any of Holdco’s authorized but unissued shares on such terms as the Holdco Board determines. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote Holdco’s shares.
Holdco Common Shares
Under Bermuda law and the Holdco Bye-Laws, the Holdco Board is authorized to issue any of Holdco’s authorized but unissued shares without shareholder approval on such terms as the Holdco Board determines. The holders of Holdco Common Shares have no pre-emptive, redemption, conversion or sinking fund rights. Holders of Holdco Common Shares are entitled to one vote per share on all matters submitted to a vote of holders of Holdco Common Shares. Unless a different vote is required by Bermuda law or by the Holdco Bye-Laws, resolutions to be approved by holders of voting shares require approval by a simple majority of votes cast at a meeting at which a quorum is present. Holders of Holdco Common Shares will vote together as a single class on all matters presented to the shareholders for their vote or approval, including the election of directors. The Holdco Charter and the Holdco Bye-Laws do not authorize cumulative voting and directors are elected by plurality of votes.
Any individual who is a shareholder of the company and who is present at a meeting may vote in person, as may any corporate shareholder that is represented by a duly authorized representative at a meeting of shareholders. The Holdco Bye-Laws also permit attendance at general meetings by proxy; provided that the instrument appointing the proxy is in such form as the Holdco Board may determine.
In the event of Holdco’s liquidation, dissolution or winding up, the holders of Holdco Common Shares are entitled to share equally and ratably in Holdco’s assets, if any, remaining after the payment of all of Holdco’s debts and liabilities, subject to any liquidation preference on any issued and outstanding preference shares.
Preference Shares
Under Bermuda law and the Holdco Bye-Laws, the Holdco Board is authorized to issue preference shares in one or more series without shareholder approval. The Holdco Board has the discretion under the Holdco Bye-Laws to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of Holdco’s authorized but unissued undesignated shares, and the Holdco Board may issue those shares in series of preference shares, without any further shareholder approval. The rights with respect to a series of preference shares may be greater than the rights attached to Holdco Common Shares. It is not possible to state the actual effect of the issuance of any preference shares on the rights of holders of Holdco Common Shares until the Holdco Board determines the specific rights attached to those preference shares. The effect of issuing preference shares could include, among other things, one or more of the following:
•restricting dividends in respect of Holdco Common Shares;

•diluting the voting power of Holdco Common Shares or providing that holders of preference shares have the right to vote on matters as a class;
•impairing the liquidation rights of Holdco Common Shares, or delaying or preventing a change of control;
•Upon the consummation of the Business Combination, there will be no preference shares outstanding, and we have no present plans to designate the rights of or to issue any preference shares.
Holdco Warrants
TKB Assumed Warrants
On the Closing Date, Holdco shall enter into a Warrant Assumption Agreement (the “TKB Assumed Warrant Agreement”) with TKB and Continental Stock Transfer & Trust Company (“Continental”). Pursuant to the TKB Assumed Warrant Agreement, Holdco shall assume all of TKB’s rights and obligations under that certain Warrant Agreement, dated as of October 26, 2021, by and among TKB and Continental.
As a result of the above, each TKB Assumed Warrant will entitle the registered holder to purchase one Holdco Common Share at a price of $0.51 (assuming a 22.50 exchange ratio) or $3.71 (assuming a 3.75 exchange ratio) per share, subject to adjustment as discussed below, at any time commencing 30 days after the Closing; provided that Holdco has an effective registration statement under the Securities Act covering the Holdco Common Shares issuable upon exercise of the TKB Assumed Warrants and a current prospectus relating to them is available (or Holdco permits holders to exercise their warrants on a cashless basis under the circumstances specified in the TKB Assumed Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the TKB Assumed Warrant Agreement, a warrant holder may exercise its TKB Assumed Warrants only for a whole number of Holdco Common Shares. The TKB Assumed Warrants will expire five (5) years after the date on which they first become exercisable, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
Holdco will not be obligated to deliver any Holdco Common Shares pursuant to the exercise of a TKB Assumed Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Holdco Common Shares underlying the TKB Assumed Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying Holdco’s obligations described below with respect to registration. No TKB Assumed Warrant will be exercisable and Holdco will not be obligated to issue Holdco Common Shares upon exercise of a warrant unless the Holdco Common Shares issuable upon such warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will Holdco be required to net cash settle any TKB Assumed Warrant.
The TKB Assumed Warrant Agreement requires that, as soon as practicable, but in no event later than twenty (20) business days after Closing, Holdco must use commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement relating to TKB’s IPO or a new registration statement covering registration under the Securities Act, of the Holdco Common Shares issuable upon exercise of the TKB Assumed Warrants. Holdco will use commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the TKB Assumed Warrants in accordance with the provisions of the TKB Assumed Warrant Agreement. If a registration statement covering the Holdco Common Shares issuable upon exercise of the TKB Assumed Warrants is not effective by the sixtieth (60th) business day after the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when Holdco has failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if Holdco Common Shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, Holdco may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event

Holdco so elects, Holdco will not be required to file or maintain in effect a registration statement, and in the event Holdco does not so elect, Holdco will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of Holdco Common Shares equal to the quotient obtained by dividing (x) the product of the number of Holdco Common Shares underlying the TKB Assumed Warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the TKB Assumed Warrants by (y) the fair market value. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the Holdco Common Shares for the ten (10) trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent.
Redemption of warrants when the price per Holdco Common Share equals or exceeds $0.80 per share (assuming a 22.50 exchange ratio) or $4.80 per share (assuming a 3.75 exchange ratio)
Once the TKB Assumed Warrants become exercisable, we may call the warrants for redemption for cash (except as described herein with respect to the private placement warrants):
•in whole and not in part;
•at a price of $0.01 per warrant;
•upon not less than thirty (30) days’ prior written notice of redemption to each warrant holder; and
•if, and only if, the last reported sale price of the ordinary shares equals or exceeds $0.80 per share (assuming a 22.50 exchange ratio) or $4.80 per share (assuming a 3.75 exchange ratio) (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-dilution adjustments”) for any twenty (20) trading days within a 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders.
Holdco will not redeem the TKB Assumed Warrants as described above unless a registration statement under the Securities Act covering the issuance of the Holdco Common Shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Holdco Common Shares is available throughout the 30-day redemption period except if we have elected to require holders to exercise on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. In the case of such a cashless exercise, each holder would pay the exercise price by surrendering the public warrants for that number of Holdco Common Shares equal to the quotient obtained by dividing (x) the product of the number of Holdco Common Shares underlying the TKB Assumed Warrants, multiplied by the excess of the “fair market value” less the exercise price of the TKB Assumed Warrants by (y) the fair market value. The “fair market value” as used in the preceding sentence shall mean the volume weighted average price of the Holdco Common Shares for the ten (10) trading days immediately following the date on which the notice of redemption is sent to the holders of the public warrants. If and when the TKB Assumed Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Except as described below, none of the private placement warrants will be redeemable by us so long as they are held by TKB Sponsor or its permitted transferees.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Holdco Common Shares may fall below the $0.80 per share (assuming a 22.50 exchange ratio) or $4.80 per share (assuming a 3.75 exchange ratio) redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-dilution adjustments”) as well as the $0.51 (assuming a 22.50 exchange ratio) or $3.71 (assuming a 3.75 exchange ratio) (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per Holdco Common Share equals or exceeds $0.44 per share (assuming a 22.50 exchange ratio) or $2.67 per share (assuming a 3.75 exchange ratio)
Once the TKB Assumed Warrants become exercisable, Holdco may redeem the outstanding warrants:
•in whole and not in part;
•at $0.10 per warrant upon a minimum of thirty (30) days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of our Class A ordinary shares except as otherwise described below;
•if, and only if, the last reported sale price of Holdco Common Shares equals or exceeds $0.44 per share (assuming a 22.50 exchange ratio) or $2.67 per share (assuming a 3.75 exchange ratio) per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-dilution adjustments”) for any twenty (20) trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders; and
•if the last reported sale price of Holdco Common Shares for any twenty (20) trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders is less than $0.80 per share (assuming a 22.50 exchange ratio) or $4.80 per share (assuming a 3.75 exchange ratio) per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-dilution adjustments”), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.
The numbers in the table below represent the number of Holdco Common Shares that a warrant holder will receive upon exercise in connection with a redemption by Holdco pursuant to this redemption feature, based on the “fair market value” of Holdco Common Shares on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on the volume-weighted average price of Holdco Common Shares as reported during the ten (10) trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. Holdco will provide warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.
Pursuant to the TKB Assumed Warrant Agreement, references above to Class A ordinary shares shall include a security other than Class A ordinary shares into which the Class A ordinary shares have been converted or exchanged for in the event we are not the surviving company in our initial business combination. The numbers in the table below will not be adjusted when determining the number of Class A ordinary shares to be issued upon exercise of the warrants if we are not the surviving entity following our initial business combination.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a TKB Assumed Warrant or the exercise price of a TKB Assumed Warrant is adjusted as set forth under the heading “— Anti-dilution adjustments” below. If the number of Holdco Common Shares issuable upon exercise of a TKB Assumed Warrant is adjusted, the adjusted share prices in the column headings in the table below shall equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant after such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “— Anti-dilution adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “— Anti-dilution adjustments” and the denominator of which is $10.00, and (b) in the case of an adjustment pursuant to the second paragraph under the heading “— Anti-dilution adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

	Redemption Fair Market Value of Class A Ordinary Share
Redemption Date (period to expiration of warrants)	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Holdco Common Shares to be issued for each TKB Assumed Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume-weighted average price of Holdco Common Shares during the ten (10) trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are fifty-seven (57) months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 Holdco Common Shares for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of Holdco Common Shares during the ten (10) trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are thirty-eight (38) months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 Holdco Common Shares for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 Holdco Common Shares per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any Holdco Common Shares.
This redemption feature differs from the typical warrant redemption features used in other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the shares exceeds $0.80 per share (assuming a 22.50 exchange ratio) or $4.80 per share (assuming a 3.75 exchange ratio) for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the Holdco Common Shares are trading at or above $0.44 per share (assuming a 22.50 exchange ratio) or $2.67 per share (assuming a 3.75 exchange ratio) per share, which may be at a time when the trading price of Holdco Common Shares is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $0.80 per share (assuming a 22.50 exchange ratio) or $4.80 per share (assuming a 3.75 exchange ratio) per share threshold set forth above under “— Redemption of warrants when the price per Holdco Common Share equals or exceeds $0.80 per share (assuming a 22.50 exchange ratio) or $4.80 per share (assuming a 3.75 exchange ratio).” Holders choosing to exercise their TKB Assumed Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their TKB Assumed Warrants based on an option pricing model with a fixed volatility input as of the date of the prospectus relating to our IPO. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed and we will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.
As stated above, Holdco can redeem the TKB Assumed Warrants when the Holdco Common Shares are trading at a price starting at $0.44 per share (assuming a 22.50 exchange ratio) or $2.67 per share (assuming a 3.75 exchange ratio), which is below the exercise price of $0.51 per share (assuming a 22.50 exchange ratio) or $3.07 per share (assuming a 3.75 exchange ratio), because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If Holdco chooses to redeem the warrants when the Holdco Common Shares are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer Holdco Common Shares than they would have received if they had chosen to wait to exercise their warrants for Holdco Common Shares if and when such Holdco Common Shares were trading at a price higher than the exercise price of $0.51 per share (assuming a 22.50 exchange ratio) or $3.07 per share (assuming a 3.75 exchange ratio).
No fractional Holdco Common Shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of Holdco Common Shares to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the Holdco Common Shares pursuant to the TKB Assumed Warrant Agreement, the warrants may be exercised for such security. At such time as the TKB Assumed Warrants become exercisable for a security other than the Holdco Common Shares, Holdco (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon exercise of the TKB Assumed Warrants.
Redemption procedures
A holder of a TKB Assumed Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Holdco Common Shares outstanding immediately after giving effect to such exercise.

Anti-dilution adjustments
If the number of outstanding Holdco Common Shares is increased by a share capitalization or share dividend payable in Holdco Common Shares, or by a division of shares or other similar event, then, on the effective date of such share capitalization or share dividend, division or similar event, the number of Holdco Common Shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding common shares. A rights offering made to all or substantially all holders of common shares entitling holders to purchase Holdco Common Shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of Holdco Common Shares equal to the product of (i) the number of Holdco Common Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Holdco Common Shares) and (ii) one minus the quotient of (x) the price per Holdco Common Share paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Holdco Common Shares, in determining the price payable for Holdco Common Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume-weighted average price of Holdco Common Shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Holdco Common Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the TKB Assumed Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the Holdco Common Shares on account of such Holdco Common Shares (or other securities into which the warrants are convertible), other than (a) as described above or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Holdco Common Shares during the 365-day period ending on the date of declaration of such dividend or distribution, does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of Holdco Common Shares issuable on exercise of each TKB Assumed Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Holdco Common Share in respect of such event.
If the number of outstanding Holdco Common Shares is decreased by a consolidation, combination or reclassification of Holdco Common Shares or other similar event, then, on the effective date of such consolidation, combination, reclassification or similar event, the number of Holdco Common Shares issuable on exercise of each TKB Assumed Warrant will be decreased in proportion to such decrease in outstanding Holdco Common Shares.
Whenever the number of Holdco Common Shares purchasable upon the exercise of the TKB Assumed Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Holdco Common Shares purchasable upon the exercise of the TKB Assumed Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Holdco Common Shares so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding Holdco Common Shares (other than those described above or that solely affects the par value of such Holdco Common Shares), or in the case of any merger or consolidation of us with or into another company (other than a consolidation or merger in which we are the continuing company and that does not result in any reclassification or reorganization of our outstanding Holdco Common Shares), or in the case of any sale or conveyance to another company or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the TKB Assumed Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Holdco Common Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the TKB Assumed

Warrants would have received if such holder had exercised their TKB Assumed Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Holdco Common Shares in such a transaction is payable in the form of shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty (30) days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the TKB Assumed Warrants. The purpose of such exercise price reduction is to provide additional value to holders of the TKB Assumed Warrants when an extraordinary transaction occurs during the exercise period of the TKB Assumed Warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the TKB Assumed Warrants.
The TKB Assumed Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Holdco. The TKB Assumed Warrant Agreement provides that the terms of the TKB Assumed Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then outstanding public warrants and forward purchase warrants, and, solely with respect to any amendment to the terms of the private placement warrants, a majority of the then outstanding private placement warrants. You should review a copy of the TKB Assumed Warrant Agreement for a complete description of the terms and conditions applicable to the TKB Assumed Warrants.
The TKB Assumed Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common shares and any voting rights until they exercise their TKB Assumed Warrants and receive Holdco Common Shares. After the issuance of Holdco Common Shares upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by shareholders.
No fractional shares will be issued upon exercise of the TKB Assumed Warrants. If, upon exercise of the TKB Assumed Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of Holdco Common Shares to be issued to the warrant holder.
The forward purchase warrants, if any are issued, will be identical to the warrants issued in TKB’s IPO, other than that the forward purchase warrants will be subject to transfer restrictions and the forward purchasers will be entitled to registration rights with respect to the forward purchase securities.
Wejo Assumed Warrants
On the Closing Date, Holdco shall enter into a Warrant Assumption Agreement (the “Wejo Assumed Warrant Agreement”) with Wejo and Continental. Pursuant to the Wejo Assumed Warrant Agreement, Holdco shall assume all of Wejo’s rights and obligations under that certain Warrant Assumption Agreement, dated November 18, 2021, by and among Wejo, Virtuoso and Continental.
Pursuant to the Wejo Assumed Warrant Agreement, each Wejo Warrant issued and outstanding immediately prior to the effective time of the Wejo Merger will automatically and without any action on the part of the holder or beneficiary thereof be assumed by Holdco and automatically represent a warrant to acquire one (1) Holdco Common Share and shall otherwise be subject to the same terms and conditions as applicable to the corresponding Wejo Warrant.
As of December 31, 2022, Wejo had (i) 11,500,000 outstanding public Wejo Warrants to purchase an aggregate of 11,500,000 Wejo Common Shares with an exercise price of $11.50 per Wejo Common Share, and (ii) 3,776,378 PIPE Warrants to purchase an aggregate of 3,745,748 Wejo Common Shares with an exercise price of $1.564345 per Wejo Common Share issued as part of units sold in a private placement in July 2022.

In addition, in December 2022, Wejo issued the GM Warrant representing the right to purchase an aggregate of 1,190,476 Wejo Common Shares with an exercise price of $0.75112 in connection with Wejo’s issuance of the GM Convertible Note.
The Wejo Warrants are described below.
Wejo Public Warrants
The following summary of certain terms and provisions of the public Wejo Warrants is not complete and is subject to, and qualified in its entirety by, the provisions of the warrant agreement between Virtuoso and Continental, as warrant agent, dated January 21, 2021 (the “Public Wejo Warrant Agreement”), as assumed by Wejo pursuant to the warrant assumption agreement dated November 18, 2021, and the form of warrant thereto, all of which are filed as Exhibits 4.1, 4.5 and 4.7 to this joint proxy statement/prospectus.
Exercisability
The public Wejo Warrants were originally issued on January 21, 2021, and are exercisable at any time up to November 18, 2026, or earlier upon redemption or liquidation.
Wejo is not obligated to deliver any Wejo Common Share pursuant to the exercise of a public Wejo Warrant and has no obligation to settle such public Wejo Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Wejo Common Shares issuable upon exercise of the public Wejo Warrant is then effective and a current prospectus relating to those Wejo Common Shares is available, subject to Wejo satisfying Wejo’s obligations described below with respect to registration. No public Wejo Warrant will be exercisable for cash or on a cashless basis, and Wejo is not obligated to issue any Wejo Common Shares to holders seeking to exercise its public Wejo Warrants, unless the issuance of the Wejo Common Shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a public Wejo Warrant, the holder of such public Wejo Warrant will not be entitled to exercise such public Wejo Warrant and such public Wejo Warrant may have no value and expire worthless.
Certain Transactions
Subject to certain conditions, upon any reclassification or reorganization, merger or consolidation of Wejo with or into another entity or similar transaction, the holders of public Wejo Warrants shall then have the right to purchase and receive the same consideration receivable by the common shareholders of Wejo generally if the holder had exercised immediately prior to such transaction.
Transferability
Subject to applicable laws, the warrants may be offered for sale, sold, transferred or assigned without our consent.
Rights as a Shareholder
Except as otherwise provided in the public Wejo Warrants or by virtue of such holder’s ownership of Wejo Common Shares, the holder of a public Wejo Warrant does not have the rights or privileges of a holder of Wejo Common Shares, including any voting rights, until the holder exercises the public Wejo Warrant.
Governing Law
The public Wejo Warrants and the Public Wejo Warrant Agreement are governed by New York law.
PIPE Warrants
The following summary of certain terms and provisions of the PIPE Warrants is not complete and is subject to, and qualified in its entirety by, the provisions of the warrant agreement between Wejo and Continental, as warrant agent, dated July 27, 2022 (the “PIPE Warrant Agreement”), and the form of warrant thereto, both of which are filed as Exhibits 4.3 and 4.8 to this joint proxy statement/prospectus.
Exercisability
The PIPE Warrants were originally issued on July 29, 2022 and are exercisable at any time up to the date that is five years after their original issuance; provided, that either (i) a registration statement registering the issuance of the Wejo Common Shares underlying the PIPE Warrants under the Securities Act is effective or (ii) an exemption from the registration requirements of the Securities Act is available for the offer and sale of Wejo Common Shares underlying the warrant to be issued upon such exercise. The PIPE Warrants are exercisable, at the option of each holder, in whole or in part by delivering to the warrant agent (i) the physical certificate evidencing the PIPE Warrant, (ii) a duly executed exercise notice and (iii) payment in full in immediately available funds for the number of Wejo Common Shares purchased upon such exercise. Wejo has agreed to file a registration statement registering the issuance of the Wejo Common Shares underlying the PIPE Warrants under the Securities Act by no later than December 31, 2022. If such registration statement is not effective or available 60 days after filing, the holder may, in its sole discretion, elect to exercise the PIPE Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of Wejo Common Shares determined according to the formula set forth in the PIPE Warrant Agreement. No fractional Wejo Common Shares will be issued in connection with the exercise of a PIPE Warrant and the amount of shares issuable shall be rounded down to the nearest whole number.
We will not effect the exercise of any portion of the PIPE Warrants, and the holder will not have the right to exercise any portion of the warrants, and any such exercise shall be null and void and treated as if never made, to the extent that after giving effect to such exercise, the holder together with its affiliates and certain other persons specified in these warrants collectively would own beneficially in excess of 4.99% (or, upon election by a holder prior to the issuance of any PIPE Warrants, 9.99%) of the Wejo Common Shares outstanding immediately after giving effect to such exercise.
The exercise price per Wejo Common Share purchasable upon exercise of the warrants is $1.564345 per share. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions or “extraordinary dividends” (as defined in the PIPE Warrant Agreement), stock splits, stock combinations, reclassifications or similar events affecting our Wejo Common Shares.
Certain Transactions
Subject to certain conditions, upon any reclassification or reorganization, merger or consolidation of Wejo with or into another entity or similar transaction, the holders of PIPE Warrants shall then have the right to purchase and receive the same consideration receivable by the common shareholders of Wejo generally if the holder had exercised immediately prior to such transaction.
Transferability
Subject to applicable laws, the warrants may be offered for sale, sold, transferred or assigned without our consent.
Rights as a Shareholder
Except as otherwise provided in the PIPE Warrants or by virtue of such holder’s ownership of Wejo Common Shares, the holder of a PIPE Warrant does not have the rights or privileges of a holder of Wejo Common Shares, including any voting rights, until the holder exercises the PIPE Warrant.
Governing Law
The PIPE Warrants and the PIPE Warrant Agreement are governed by New York law.

Potential Warrants of Holdco
Holdco may issue warrants for the purchase of Holdco Common Shares or preference shares or of debt securities. Holdco may issue warrants independently or together with other securities, and such warrants may be attached to or separate from any offered securities. Each series of additional warrants will be issued under a separate warrant agreement to be entered into between us and the investors or a warrant agent. The following summary of material provisions of the warrants and warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to a particular series of warrants.
The particular terms of any issue of additional warrants by Holdco will be described in the prospectus supplement relating to the issue. Those terms may include:
•The number of Holdco Common Shares or preference shares purchasable upon the exercise of such warrants to purchase such Holdco Common Shares and the price at which such number of Holdco Common Shares may be purchased upon such exercise;
•The designation, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of the series of preference shares purchasable upon exercise of such warrants to purchase preference shares;
•The principal amount of debt securities that may be purchased upon exercise of a debt warrant and the exercise price for the warrants, which may be payable in cash, securities or other property;
•The date, if any, on and after which the applicable series of warrants and the related debt securities, preference shares or Holdco Common Shares will be separately transferable;
•The terms of any rights to redeem or call the applicable series of warrants;
•The date on which the right to exercise the warrants will commence and the date on which the right will expire;
•A discussion of certain United States federal income tax consequences applicable to the warrants; and
•Any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.
•Holders of equity warrants will not be entitled to:
•Vote, consent or receive dividends;
•Receive notice as shareholders with respect to any meeting of shareholders for the election of our directors or any other matter; or
•Exercise any rights as shareholders of Holdco.
Each warrant will entitle its holder to purchase the principal amount of debt securities or the number of preference shares or Holdco Common Shares at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.
A holder of warrant certificates may exchange them for new warrant certificates of different denominations, present them for registration of transfer and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any warrants to purchase debt securities are exercised, the holder of the warrants will not have any rights of holders of the debt securities that can be purchased upon exercise, including any rights to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture. Until any warrants to purchase Holdco Common

Shares or preference shares are exercised, the holders of the warrants will not have any rights of holders of the underlying Holdco Common Shares or preference shares, including any rights to receive dividends or payments upon any liquidation, dissolution or winding up on the Holdco Common Shares or preference shares, if any.
Dividend Rights
Under Bermuda law and the Holdco Bye-Laws, the Holdco Board has discretion as to the payment of dividends on Holdco Common Shares, including the amount (if any), payment date and whether paid in cash or satisfied by Holdco’s shares or other assets, without shareholder approval. Under Bermuda law, Holdco may not declare or pay dividends if there are reasonable grounds for believing that: (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) that the realizable value of Holdco’s assets would as a result be less than Holdco’s liabilities. Under the Holdco Bye-Laws, each Holdco Common Share is entitled to dividends if, as and when dividends are declared by the Holdco Board, subject to any preferred dividend right of the holders of any preference shares. If Holdco is permitted under Bermuda law to pay dividends, there are no restrictions on Holdco’s ability to pay dividends in U.S. dollars or to U.S. residents who are holders of Holdco shares.
Holdco has no current plans to pay dividends on Holdco Common Shares and no obligation under Bermuda law or the Holdco Bye-Laws to do so. Any decision to declare and pay dividends in the future will be made at the sole discretion of the Holdco Board and will depend on, among other things, Holdco’s results of operations, cash requirements, financial condition, contractual restrictions and other factors that the Holdco Board may deem relevant. Because Holdco is a holding company and has no direct operations, Holdco will only be able to pay dividends from funds the company receives from its subsidiaries. In addition, Holdco’s ability to pay dividends may be limited by the agreements governing any indebtedness Holdco or its subsidiaries may incur in the future.
Any cash dividends payable to holders of Holdco Common Shares listed on NASDAQ will be paid to Continental Stock Transfer & Trust Co, Holdco’s transfer agent in the United States for disbursement to those holders.
Variation of Rights
If at any time Holdco has more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (i) with the consent in writing of the holders of not less than seventy-five percent (75%) of the issued shares of that class or (ii) with the sanction of a resolution passed by a majority of the votes cast at a general meeting of the relevant class of shareholders at which a quorum consisting of at least two persons holding or representing a majority of the issued shares of the relevant class is present in person or by proxy. The Holdco Bye-Laws specify that the creation or issue of shares ranking equally with existing shares or the purchase or redemption of Holdco’s shares will not, unless expressly provided by the terms of issue of existing shares, vary the rights attached to existing shares. In addition, the creation or issue of preference shares ranking prior to common shares will not be deemed to vary the rights attached to common shares or, subject to the terms of any other series of preference shares, to vary the rights attached to any other series of preference shares.
Transfer of Shares
The Holdco Board may in its absolute discretion and without assigning any reason refuse to register the transfer of a share that it is not fully paid (but Holdco does not currently have, or intend to issue, any shares which are not fully-paid). The Holdco Board may also refuse to recognize any required instrument of transfer of a share unless it is accompanied by the relevant share certificate (if issued), such other evidence of the transferor’s right to make the transfer as the Holdco Board shall reasonably require, and unless the Holdco Board is satisfied that all applicable consents, authorizations, permissions or approvals are in place and that the transfer would not violate any agreement to which the company or the transferor is subject.
When Holdco’s shares are listed or admitted to trading on an appointed stock exchange (which includes NASDAQ), they will be transferred in accordance with the rules and regulations of such exchange. If at any time Holdco’s shares cease to be listed or admitted to trading on an appointed stock exchange, which includes NASDAQ, the permission of the Bermuda Monetary Authority is required, pursuant to the provisions of the Exchange Control

Act 1972 and related regulations, for all transfers of shares (which includes Holdco Common Shares) of Bermuda companies to or from a non-resident of Bermuda for exchange control purposes, other than in cases where the Bermuda Monetary Authority has granted a general permission. Subject to the restrictions mentioned above, a holder of common shares may transfer the title to all or any of such holder’s common shares by completing a form of transfer in such form as the Holdco Board may accept. The instrument of transfer must be signed by the transferor and transferee, although in the case of a fully paid share the Holdco Board may accept the instrument signed only by the transferor.
Meetings of Shareholders
Under Bermuda law, a company is required to convene at least one general meeting of shareholders each calendar year, which is referred to as the annual general meeting. However, the shareholders may by resolution waive this requirement, either for a specific year or period of time, or indefinitely. When the requirement has been so waived, any shareholder may, on notice to the company not later than three months before the end of the year in question, require the holding of an annual general meeting, in which case an annual general meeting must be called.
Bermuda law provides that an extraordinary general meeting of shareholders may be called by the Holdco Board and must be called upon the request of shareholders holding not less than 10% of the paid-up share capital of the company carrying the right to vote at general meetings. Bermuda law also requires that shareholders be given at least five days’ advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting. The Holdco Bye-Laws provide that, save and to the extent that the company elects to dispense with the holding of one or more of its annual general meetings in the manner permitted by Bermuda law, the Holdco Board shall convene and the company shall hold general meetings as annual general meetings in accordance with Bermuda law at such times and places as the Board shall appoint. The Holdco Board may, whenever it thinks fit, and shall, when requisitioned by shareholders pursuant to Bermuda law, convene extraordinary general meetings other than annual general meetings, which shall be called extraordinary general meetings, at such time and place as the Holdco Board may appoint. An annual general meeting shall be called by not less than five (5) clear days’ notice in writing, and an extraordinary general meeting shall be called by not less than five (5) clear days’ notice in writing. The notice shall specify the place, day and time of the meeting, and the nature of the business to be considered. The quorum required for a general meeting of shareholders generally is two or more persons present throughout the meeting and representing, in person or by proxy, a majority of the issued shares entitled to vote at such meeting; provided, however, that if the extraordinary general meeting was requisitioned by shareholders in accordance with the provisions of Bermuda law, the quorum required for such meeting is two or more persons present throughout the meeting and representing in person or by proxy of at least 75% of the issued shares entitled to vote at such meeting.
Access to Books and Records and Dissemination of Information
Members of the general public have a right to inspect the certain documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include the Holdco Charter, including its objects and powers, certain alterations to the Holdco Charter and a list of the directors of the company. The shareholders have the additional right to inspect the Holdco Bye-Laws of a company, minutes of general meetings and a company’s audited financial statements, which must be presented to the annual general meeting. The register of shareholders of a company is also open to inspection by shareholders and by members of the general public without charge. The register of shareholders is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of shareholders for not more than thirty days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.
Certain Bermuda companies are required to maintain a register of their beneficial owners holding more than 25% of their shares, which is not open for inspection by the public. Holdco will be exempted from this requirement for so long as Holdco’s shares are listed on an appointed stock exchange, which includes NASDAQ.

Election of Directors
The Holdco Bye-Laws provide that the Holdco Board shall consist of nine (9) directors or such lesser or greater number as the Holdco Board, by resolution, may from time to time determine, provided that, at all times, there shall be no fewer than three directors.
The Holdco Bye-Laws provide that, subject to the rights granted to one or more series of preference shares then outstanding, any newly created directorship on the Holdco Board that results from an increase in the number of directors and any vacancies on the Holdco Board, so long as a quorum remains in office, will be filled by Holdco Board. A director so appointed will have a term only until the next following annual general meeting and will not be taken into account in determining the directors who are to retire by rotation at the meeting. If not reappointed at such annual general meeting, such directors term will end at the conclusion of the meeting.
Any shareholder wishing to propose for election as a director someone who is not an existing director or is not proposed by the Holdco Board must give notice of the intention to propose the person for election to the company in accordance with the timetable set forth in the Holdco Bye-Laws. In addition, the proposed nominee must be approved by the competent regulatory authorities with responsibility for regulating the business activities of the company and group of companies to which it belongs. Where a director is to be elected at an annual general meeting, the shareholder notice must be given not less than 120 days nor more than 150 days before the anniversary of the last annual general meeting prior to the giving of the notice. No shareholder shall be entitled to propose any person to be appointed, elected or re-elected director at any special general meeting. Such proposal must be made in accordance with the procedures set forth in the Holdco Bye-Laws. These provisions will not apply to a requisition pursuant to the Companies Act.
Proceedings of Holdco Board
The Holdco Bye-Laws provide that Holdco’s business is to be managed and conducted by the Holdco Board. Bermuda law permits individual and corporate directors and there is no requirement in the Holdco Bye-Laws or Bermuda law that directors hold any of Holdco’s shares. There is also no requirement in the Holdco Bye-Laws or Bermuda law that Holdco’s directors must retire at a certain age.
The remuneration of Holdco’s directors is determined by the Holdco Board and each such director, other than directors who are employees of the company, shall be entitled to a fee at a rate determined by the Holdco Board. The directors may also be paid all travel, hotel and other expenses properly incurred by them in connection with Holdco’s business or their duties as directors.
A director who has a direct or indirect interest in any contract or arrangement with Holdco must disclose such interest as required by Bermuda law. Such an interested director may be counted in the quorum but is not entitled to vote on or participate in any discussion in respect of any such contract or arrangement in which he or she is interested.
Indemnification of Directors and Officers
Section 98 of the Companies Act provides generally that a Bermuda company may exempt or indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.
The Holdco Bye-Laws provide that Holdco shall indemnify and advance expenses to Holdco’s officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. The Holdco Bye-Laws also provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the Holdco, against any of the Holdco’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer.
Section 98A of the Companies Act permits Holdco to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not Holdco may otherwise indemnify such officer or director. Holdco will purchase and maintain a directors’ and officers’ liability policy for such a purpose.
Amendment of Holdco Charter and Holdco Bye-Laws
Bermuda law provides that the Holdco Charter may be amended by a resolution passed at a general meeting of shareholders. Under Bermuda law, the holders of an aggregate of not less than 20% in par value of the company’s issued share capital or any class of shares have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the Holdco Charter adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the Holdco Charter must be made within twenty-one days after the date on which the resolution altering the Holdco Charter is passed and may be made on behalf of persons entitled to make the application by one or more of them. No application may be made by shareholders who voted in favor of the amendment.
Amendments to the Holdco Bye-Laws will require the approval of the Holdco Board and the affirmative vote of a majority of the issued and outstanding shares carrying the right to vote at general meetings at the relevant time. In addition, certain provisions in the Holdco Bye-Laws, including the provisions providing for a classified board of directors (the election and term of Holdco’s directors), may be amended, altered, repealed or rescinded only by the affirmative vote of at least 66 2∕3% of the issued and outstanding shares carrying the right to vote at general meetings at the relevant time. This provision makes it more difficult for any person to remove or amend any provisions in the Holdco Bye-Laws that may have an anti-takeover effect.
Certain Corporate Anti-Takeover Provisions
Certain provisions in the Holdco Bye-Laws may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempts that a shareholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the common shares. These provisions are also designed, in part, to encourage persons seeking to acquire control to first negotiate with Holdco’s board.
Common Shares
The authorized but unissued common shares will be available for future issuance by the Holdco Board on such terms as the Holdco Board may determine, subject to any resolutions of the shareholders.
These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued Holdco Common Shares could render more difficult or discourage an attempt to obtain control the company by means of a proxy contest, tender offer, merger, amalgamation, scheme of arrangement or otherwise.
Preference Shares
Holdco has authorized                 of as yet undesignated shares in the company, the rights and restrictions attaching to which are not defined by the Holdco Bye-Laws. Pursuant to the Holdco Bye-Laws, preference shares may be issued by the company from time to time, and the Holdco Board is authorized (without any requirement for further shareholder action) to determine the rights, preferences, powers, qualifications, limitations and restrictions attaching to those shares (and any further undesignated shares which may be authorized by Holdco’s shareholders).

Classified Board
The Holdco Bye-Laws provide that, subject to the right of holders of any series of preference shares, the Holdco Board will be divided into three classes of directors, as nearly equal in number as possible, and with the directors serving staggered three-year terms, with only one class of directors being elected at each annual meeting of shareholders. As a result, approximately one-third of the Holdco Board will be elected each year.
The classification of directors will have the effect of making it more difficult for shareholders to change the composition of the Holdco Board. The Holdco Bye-Laws provide that, subject to any rights of holders of preference shares to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the Holdco Board.
Removal of Directors
In accordance with the terms of the Holdco Bye-Laws, Holdco’s directors may only be removed for cause, and only upon the affirmative vote of holders of at least 66 2∕3% of the then issued and outstanding shares carrying the right to vote at general meetings at the relevant time.
Restriction on Shareholder Action by Written Consent
All shareholder action may be taken only at an annual meeting or special general meeting of shareholders and may not be taken by written consent in lieu of a meeting. Failure to satisfy any of the requirements for a shareholder general meeting could delay, prevent or invalidate shareholder action.
Advance Notice Requirements for Director Nominations
The Holdco Bye-Laws provide that shareholders seeking to nominate candidates for election as directors before an annual general meeting of shareholders or special general meeting of shareholders must provide timely notice of their proposal. Generally, to be timely, a shareholder’s notice must be received with advance notice to the company of not less than 120 days nor more than 150 days for a general annual meeting. The Holdco Bye-Laws also specify requirements as to the form and content of a shareholder’s notice for shareholder proposals and nominations. These provisions may impede shareholders’ ability to bring matters before an annual or special general meeting of shareholders or make nominations for directors at a general meeting of shareholders.
Voting Requirements
Approval of certain significant corporate transactions, including amendments to the Holdco Bye-Laws, will require the approval of the Holdco Board in addition to any other vote required by applicable law.
Amalgamations and Business Combinations
The amalgamation or merger of a Bermuda Holdco with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the Holdco Board and by Holdco’s shareholders. The Holdco Bye-Laws provide that a majority in number of the Holdco Board present at a meeting where a quorum is present is required to approve the amalgamation or merger agreement. Additionally, the Holdco Bye-Laws provide that a resolution passed by holders of a majority of the issued and outstanding shares carrying the right to vote at general meetings at the relevant time is required to approve the amalgamation or merger agreement. The Holdco Bye-Laws provide that a merger or an amalgamation that is a business combination with an interested shareholder must be approved as described below.
The Holdco Bye-Laws contain provisions regarding “business combinations” with “interested shareholders.” Pursuant to the Holdco Bye-Laws, in addition to any other approval that may be required by applicable law, Holdco may not engage in certain “business combinations” with any “interested shareholder” for a three-year period following the time that the shareholder became an interested shareholder, unless:
•prior to such time, the Holdco Board approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of Holdco’s issued and outstanding voting shares at the time the transaction commenced, excluding certain shares; or
•at or subsequent to that time, the business combination is approved by the Holdco Board and by the affirmative vote of holders of at least 66 2∕3% of Holdco’s issued and outstanding voting shares that are not owned by the interested shareholder.
Generally, a “business combination” includes a merger, amalgamation, asset or share sale, or other transaction resulting in a financial benefit to the interested shareholder. An “interested shareholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 10% or more of Holdco’s issued and outstanding voting shares.
Under certain circumstances, this provision will make it more difficult for a person who would be an “interested shareholder” to effect various business combinations with the company for a three-year period. This provision may encourage companies interested in acquiring Holdco to negotiate in advance with the Holdco Board because the shareholder approval requirement would be avoided if the Holdco Board approves either the business combination or the transaction that results in the shareholder becoming an interested shareholder. These provisions also may have the effect of preventing changes in the Holdco Board and may make it more difficult to accomplish transactions that shareholders may otherwise deem to be in their best interests.
Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and who is not satisfied that fair value has been offered for such shareholder’s shares may, within one (1) month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda within one (1) month of the transaction to appraise the fair value of those shares.
Shareholder Suits
Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the Holdco Charter or the Holdco Bye-laws. Furthermore, consideration would be given by a Bermuda court to allow a shareholder to commence such action where acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the Holdco’s shareholders than that which actually approved it.
When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.
The Holdco Bye-Laws contain a provision by virtue of which Holdco’s shareholders waive any claim or right of action that they have, both individually and on Holdco’s behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer.
Capitalization of Profits and Reserves
Pursuant to the Holdco Bye-Laws, the Holdco Board may (i) capitalize any part of the amount of Holdco’s share premium or other reserve accounts or any amount credited to Holdco’s profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro rata (except in connection with the conversion of shares) to the shareholders; or (ii) capitalize any sum standing to the credit of a reserve account or sums otherwise available for dividend or distribution by paying up in full, partly paid or nil paid shares of those shareholders who would have been entitled to such sums if they were distributed by way of dividend or distribution.

Transfer Agent and Registrar
A register of holders of the common shares will be maintained by Appleby Global Corporate Services (Bermuda) Ltd. in Bermuda, and a branch register will be maintained in the United States by Continental Stock Trust & Transfer Company, who will serve as branch registrar and transfer agent.
Listing
Holdco intends to apply to have the Holdco Common Shares, Wejo Assumed Warrants, and TKB Assumed Warrants listed on the NASDAQ-GS under the symbols “WEJO” “WEJOW” and “WEJOX,” respectively.
Untraced Shareholders
The Holdco Bye-Laws provide that the Holdco Board may forfeit any dividend or other monies payable in respect of any shares which remain unclaimed for six years from the date when such monies became due for payment. In addition, Holdco is entitled to cease sending dividend warrants and checks by post or otherwise to a shareholder if such instruments have been returned undelivered to, or left uncashed by, such shareholder on at least two consecutive occasions or, following one such occasion, reasonable enquires have failed to establish the shareholder’s new address. This entitlement ceases if the shareholder claims a dividend or cashes a dividend check or a warrant.
Certain Provisions of Bermuda Law
Holdco has been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. There are no restrictions on Holdco’s ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of Holdco Common Shares.
Under Bermuda law, “exempted” companies are companies formed for the purpose of conducting business outside Bermuda from a principal place of business in Bermuda. As an “exempted” company, Holdco generally may not, without the express authorization of the Bermuda legislature or under a license or consent granted by the Minister of Finance, participate in certain business transactions in Bermuda, including: (i) the acquisition or holding of land in Bermuda (except that held by way of lease or tenancy agreement which is required for its business and held for a term not exceeding 50 years; or (ii) the carrying on of business with persons outside Bermuda.
The Bermuda Monetary Authority has, pursuant to its general permissions issued in its Notice to the Public of June 2015, given its consent for the issue and free transferability of Holdco Common Shares to and between non-residents of Bermuda for exchange control purposes, provided Holdco’s shares remain listed on an appointed stock exchange, which includes the NASDAQ. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to Holdco’s performance or Holdco’s creditworthiness. Accordingly, in giving such consent or permissions, the Bermuda Monetary Authority shall not be liable for the financial soundness, performance or default of Holdco’s business or for the correctness of any opinions or statements expressed herein. Certain issues and transfers of common shares involving persons deemed resident in Bermuda for exchange control purposes require the specific consent of the Bermuda Monetary Authority.
The Bermuda Economic Substance Act 2018 and associated regulations (the “Economic Substance Act”) require Bermuda companies carrying on certain relevant activities to comply with obligations related to their economic substance in Bermuda, including being managed and directed from Bermuda and undertaking certain core income generating activities in Bermuda. For entities which are resident for tax purposes in certain jurisdictions outside Bermuda, only limited compliance and filing obligations are relevant.
In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, Holdco is not bound to investigate or see to the execution of any such trust.

SHARES ELIGIBLE FOR FUTURE SALES
Based on the unaudited pro forma combined financial information and the assumptions set out therein and elsewhere in this joint proxy statement/prospectus, immediately following the consummation of the Business Combination, Holdco will have up to 342,992,169 Common Shares issued and outstanding, assuming no TKB Class A Shares are redeemed in connection with the Business Combination and that no TKB shareholders exercise dissenters’ rights pursuant to the Cayman Companies Act. All of the Holdco Common Shares issued in connection with the Business Combination will be freely transferable by persons other than by TKB’s “affiliates,” or Wejo’s “affiliates” without restriction or further registration under the Securities Act, and will be freely transferable by certain TKB “affiliates” named as selling shareholders hereunder who sell such shares pursuant to this joint proxy statement/prospectus. Sales of substantial amounts of Holdco Common Shares in the public market could adversely affect prevailing market prices of Holdco Common Shares. Prior to the Business Combination, there has been no public market for Holdco Common Shares. Holdco intends to apply for listing of the Holdco Common Share, TKB Assumed Warrants, and Wejo Assumed Warrants on NASDAQ-GS, but Holdco cannot assure you that a regular trading market will develop in the Holdco Common Shares.
Rule 144
All Holdco Common Shares that will be outstanding upon the completion of the Business Combination, other than those Holdco Common Shares registered pursuant to the Registration Statement on Form S-4 of which this joint proxy statement/prospectus forms a part, will be “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 (“Rule 144”) and Rule 701 promulgated under the Securities Act.
Pursuant to Rule 144, a person who beneficially owns “restricted securities” of Holdco for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Holdco at the time of, or at any time during the three months preceding, a sale and (ii) Holdco is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.
Persons who have beneficially owned restricted Holdco Common Shares for at least six months but who are affiliates of Holdco at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•1% of the total number of Holdco Common Shares then outstanding; or
•the average weekly reported trading volume of Holdco Common Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by affiliates of Holdco under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about Holdco.
Rule 701
In general, under Rule 701 of the Securities Act as currently in effect, each of Wejo employees, consultants or advisors who purchases Holdco Common Shares in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Registration Rights and Resale Registration Statement
At the Closing, Holdco, the Company, TKB, the TKB Sponsor and certain other security holders of TKB, will enter into the Registration Rights Agreement, pursuant to which, upon completion of the Business Combination, the Holdco Common Shares, Holdco Warrants and certain other registrable securities described therein held by the TKB Sponsor and the other securityholders of TKB party thereto will bear customary demand, piggy-back and shelf registration rights.
Pursuant to the Registration Rights Agreement, Holdco has also agreed to use its commercially reasonable efforts to file a resale registration statement under the Securities Act, not later than 15 Business Days following the consummation of the Business Combination pursuant to which an aggregate of 129,375,000 Holdco Common Shares held following the completion of the Business Combination and 241,875,000 Holdco Common Shares underlying the Holdco Warrants issued in the Business Combination will be registered for resale. Upon the effectiveness of such registration statement, all of these Holdco Common Shares reflecting approximately 48.0% of the total issued and outstanding Holdco Common Shares (including Holdco Common Shares underlying issued and outstanding Holdco Warrants) following the Business Combination (subject to the assumptions described herein and assuming no redemptions), may be freely sold in the public market.
For a discussion of the reoffer/resale rights and registration rights under the Registration Rights Agreement, see “Related Agreements — Registration Rights Agreement.”
Sales of a large number of Holdco Common Shares could cause the prevailing market price of Holdco Common Shares to decline. See “Risk Factors — Risk Factors Relating to the Business Combination — Warrants and other shares underlying equity awards, could increase the number of shares eligible for future resale in the public market and result in dilution to the shareholders of Holdco.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Certain Relationships and Related Party Transactions of Wejo
Incorporated by reference herein is the information set forth under the caption “Certain Relationships and Related Transactions, and Director Independence” in the Wejo 2022 Annual Report, which is incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” for additional information.
Certain Relationships and Related Party Transactions of TKB
Founder Shares
On April 29, 2021, TKB Sponsor paid $25,000 to purchase 5,750,000 founder shares, or approximately $0.004 per share. On May 11, 2021, TKB Sponsor transferred 25,000 founder shares to each of TKB’s independent directors. In connection with the IPO, each of the TKB Sponsor and TKB’s independent directors agreed, subject to limited exceptions, not to transfer, assign, or sell any of their founder shares until the earlier to occur of: (i) one year after the completion of TKB’s initial business combination and (ii) the date on which TKB completes a liquidation, merger, capital stock exchange or other similar transaction after TKB’s initial business combination that results in all of TKB’s shareholders having the right to exchange their public for cash, securities or other property; except to certain permitted transferees and under certain circumstances. Notwithstanding the foregoing, if the closing price of TKB Class A Shares or exceeds $12.00 per share (as adjusted for share divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after TKB’s initial business combination, the founder shares would be released from the lock-up. TKB Sponsor and TKB’s independent directors did not receive additional consideration for this lock-up. Wejo and TKB have agreed to terminate such lock-up effective as of the Closing.
Effective as of January 18, 2023, pursuant to the terms of TKB’s Cayman Constitutional Documents, TKB Sponsor elected to convert each outstanding TKB Class B Share held by it on a one-for-one basis into TKB Class A Shares, with immediate effect.
In connection with the Business Combination, TKB Sponsor and TKB’s independent directors entered into the Sponsor Voting Agreement, pursuant to which they agreed, among other things, to vote or cause to be voted any issued and outstanding Subject Securities in favor of the Business Combination Proposal. In addition, TKB Sponsor and each TKB independent director has agreed that, with limited exceptions provided therein, during the period from the date of the Sponsor Voting Agreement until termination thereof, he, she or it will not transfer, directly or indirectly, any Subject Securities.
Further, pursuant to the Sponsor Voting Agreement, TKB Sponsor shall, immediately prior to, and subject to the Closing, forfeit and surrender irrevocably for no consideration and without any further action by any party, up to an aggregate amount equal to 1,725,000 TKB Class B Shares and 3,225,000 TKB Private Warrants, which shall be inclusive of any Sponsor Inducement Securities, as TKB Sponsor may determine in its sole discretion, in order to secure the financing commitments referred to in the Business Combination Agreement or private investments in public equity of TKB, non-redemptions of TKB ordinary shares from existing TKB shareholders and private investments in public equity of TKB; provided that with respect to any Sponsor Inducement Securities that are not forfeited by TKB Sponsor at or prior to the Closing, 50% of such non-forfeited Sponsor Inducement Securities shall be transferred to Wejo effective immediately upon Closing.
Private Placement Warrants
TKB Sponsor purchased an aggregate of 10,750,000 TKB Private Warrants at a price of $1.00 per warrant, or $10,750,000, in a private placement that closed simultaneously with the closing of the initial public offering. Each TKB Private Warrant entitles the holder to purchase one TKB Class A Share at $11.50 per share. The TKB Private Warrants (including the TKB Class A Shares issuable upon exercise of the TKB Private Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of our initial business combination.

Agreements with Anchor Investors
On October 8, 2021, TKB Sponsor entered into agreements with certain funds managed by Apollo Capital Management, L.P. (collectively, “Apollo”), certain funds managed by Atalaya Capital Management, LP (“Atalaya”) and Meteora Capital Partners, L.P. and funds affiliated with Meteora Capital Partners, L.P. (collectively “Meteora”) (individually and collectively, the “anchor investors”). Each of the anchor investors purchased 9.9% of the TKB Units in the IPO (excluding TKB Units issued in connection with the exercise of the over-allotment option). Each of Apollo and Atalaya agreed to purchase interests in TKB Sponsor representing approximately 7% of the Founder Shares and TKB Private Warrants at approximately the cost of such securities to TKB Sponsor, with TKB Sponsor’s obligation to sell some or all of such interests conditioned upon such anchor investor’s purchase of the TKB Units.
Meteora entered into a separate agreement with TKB Sponsor pursuant to which it agreed to purchase interests in TKB Sponsor representing approximately 6.4% of the Founder Shares for approximately 3.7% of the cost of the Founder Shares and TKB Private Warrants to TKB Sponsor.
The anchor investors acquired from TKB Sponsor an indirect economic interest in an aggregate of 1,173,000 Founder Shares at the original purchase price that TKB Sponsor paid for the Founder Shares. TKB Sponsor has agreed to distribute the Founder Shares to the anchor investors after the completion of a Business Combination.
TKB entered into separate forward purchase agreements (the “Forward Purchase Agreements”) with Apollo and Atalaya (“the “Forward Purchasers”) on August 13, 2021 and August 4, 2021, respectively. The Forward Purchase Agreements provide, at TKB’s option, for the aggregate purchase of up to 9,600,000 TKB Class A Shares and 4,800,000 TKB Public Warrants for an aggregate price of $96.0 million ($10.00 for one TKB Class A Share and one-half of one TKB Public Warrant), in private placements that will close concurrently with the closing of TKB’s initial business combination. The forward purchase shares and forward purchase warrants will be identical to the TKB Class A Shares and TKB Public Warrants included in the TKB Units sold in the TKB IPO. Each Forward Purchaser’s commitment under its Forward Purchase Agreement is subject to certain conditions including investment committee approval.
Wejo Assignment and Assumption Agreement
On January 5, 2023, TKB Sponsor entered into an assignment and assumption agreement with Wejo, which was subsequently amended and restated on March 2, 2023 (the “Wejo Assignment”) pursuant to which Wejo agreed to pay TKB Sponsor an aggregate of $295,000 to fund TKB’s working capital requirements and TKB Sponsor agreed to assign to Wejo, effective as of the Closing Date or the earlier termination of the Business Combination Agreement in accordance with its terms or otherwise, an aggregate of 83,250 Founder Shares and 250,000 TKB Private Warrants. Wejo paid $250,000 to TKB Sponsor on January 11, 2023 and $45,000 to TKB Sponsor on March 2, 2023, for an aggregate payment of $295,000.
TKB Sponsor subsequently advanced $250,000 of such funds to TKB for working capital purposes. The advance is non-interest bearing, unsecured, and payable in cash upon the consummation of TKB’s initial business combination.
Working Capital Advance
On January 26, 2023, in connection with the Business Combination, TKB Sponsor and Wejo entered into a promissory note (“Phelan Note”) with Daniel Phelan (the “Lender”), which provides for working capital for TKB in an aggregate principal amount of up to $750,000. The Phelan Note was amended and restated on March 9, 2023. As of January 30, 2023, TKB Sponsor had drawn $250,000 under the Phelan Note. The Phelan Note is non-interest bearing and non-convertible. All unpaid principal accrued under the Phelan Note will be repaid at the closing of the Business Combination or the earlier termination of the Business Combination Agreement in certain circumstances specified in the Phelan Note. In consideration for the Phelan Note, Sponsor agreed to pay to the Lender at the closing of the Business Combination a commitment fee equal to 50% of the then-outstanding principal balance of the Phelan Note up to a maximum of $375,000, in addition to repayment of the outstanding principal of the Phelan Note. If the Business Combination does not close, the commitment fee will not be paid.

TKB Sponsor subsequently advanced $250,000 of such funds to TKB for working capital purposes. The advance is non-interest bearing, unsecured and payable in cash upon the consummation of TKB’s initial business combination.
Administrative Support Agreement
TKB currently utilizes office space at 400 Continental Blvd, Suite 600, El Segundo, CA 90245 from TKB Sponsor. TKB pays an affiliate of TKB Sponsor $10,000 per month for office space, secretarial and administrative services provided to members of TKB’s management team. Upon completion of TKB’s initial business combination or our liquidation, TKB will cease paying these monthly fees.
No compensation of any kind, including finder’s and consulting fees, will be paid TKB to TKB Sponsor, or TKB’s executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on TKB’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. TKB’s audit committee will review on a quarterly basis all payments that were made to TKB Sponsor, and TKB’s officers, directors or TKB’s or their affiliates. As of April 10, 2023, there was approximately $100,000 of reimbursable out-of-pocket expenses outstanding.
Related Party Notes and Advances
TKB Sponsor entered into an agreement with TKB to loan TKB funds up to $300,000 under an unsecured promissory note to be used for a portion of the expenses of the public offering. These loans were non-interest bearing, unsecured and were paid in full at the closing of the public offering.
In addition, in order to finance transaction costs in connection with an intended initial business combination, TKB Sponsor or an affiliate of TKB Sponsor or certain of TKB’s officers and directors may, but are not obligated to, loan TKB funds as may be required on a non-interest basis. When TKB completes its initial business combination, TKB will repay such loaned amounts. In the event that the initial business combination does not close, TKB may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants of the post business combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the TKB Private Warrants. Except as set forth above, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans.
Any of the foregoing payments to TKB Sponsor, repayments of loans from TKB Sponsor or repayments of working capital loans or advances prior to the initial business combination will be made using funds held outside the Trust Account.
Registration Rights
TKB entered into a registration rights agreement with respect to the founder shares, private placement warrants, warrants that may be issued upon conversion of working capital loans and forward purchase securities that may be issued pursuant to the forward purchase agreements (and any TKB Class A Shares issuable upon the exercise of the private placement warrants, forward purchase warrants and warrants that may be issued upon conversion of the working capital loans and upon conversion of the founder shares).
Additionally, in connection with the Business Combination, at the Closing, Holdco, Wejo, TKB, TKB Sponsor and certain other security holders of TKB will enter into the Registration Rights Agreement, pursuant to which, upon completion of the Business Combination, the Holdco Common Shares, Holdco Warrants and certain other registrable securities described therein held by TKB Sponsor and the other security holders of TKB party thereto will bear customary registration rights. For additional information, see “Business Combination Proposal—Related Agreements—Restated Registration Rights Agreement.”

Wejo Voting Agreement
In connection with the execution of the Business Combination Agreement, on January 10, 2023, the Wejo Voting Parties entered into the Wejo Voting Agreement. Pursuant to the Wejo Voting Agreement, each Wejo Voting Party agreed, among other things, to vote or cause to be voted any issued and outstanding Wejo Covered Shares at every shareholders’ meeting of Wejo during the term of the Wejo Voting Agreement (i) in favor of (A) a proposal to approve the Wejo Merger and the other transactions contemplated by the Business Combination Agreement and (B) all of the matters, actions and proposals that would reasonably be expected to facilitate the consummation of the Wejo Merger and the other transactions contemplated by the Business Combination Agreement, including any proposal to adjourn or postpone any shareholders’ meeting of Wejo to a later date if there are not sufficient votes to approve the proposals necessary to consummate the Wejo Merger and the other transactions contemplated by the Business Combination Agreement, provided that no Wejo Voting Party will be required to vote in favor of any waiver, modification or amendment to the terms of the Business Combination Agreement that would be less favorable in any material respect to such party than the Business Combination Agreement attached as an annex to this Registration Statement (excluding any amendments affecting any Wejo Voting Party who is a director, officer or employee of Wejo in its capacity as such); and (ii) against (A) any competing acquisition proposal and (B) any amendments to Wejo’s organizational documents (other than as required to effect the Wejo Merger and the other transactions contemplated by the Business Combination Agreement) or any other proposal or transaction that would reasonably be expected to (1) impede, frustrate, interfere with, delay, postpone or materially adversely affect in any manner the Wejo Merger and the other transactions contemplated by the Business Combination Agreement, (2) change, in any manner, the voting rights of any class of share capital of Wejo, (3) result in any condition to the consummation of the Wejo Merger and the other transactions contemplated by the Business Combination Agreement not being fulfilled or (4) result in a breach of any covenant, representation or warranty or other obligation or agreement of Wejo under the Business Combination Agreement or the Wejo Voting Party under the Wejo Voting Agreement in any material respect.
As of January 10, 2023, the Wejo Voting Parties subject to the Wejo Voting Agreement beneficially own more than 11% of the issued and outstanding Wejo Common Shares.
In addition, each Wejo Voting Party agreed that, with limited exceptions provided in the Wejo Voting Agreement, during the period from the date of the Wejo Voting Agreement until termination thereof, he, she or it will not transfer, directly or indirectly, any Wejo Covered Shares.
The foregoing description of the Wejo Voting Agreement does not purport to be complete and is qualified in its entirety by the full text of the form of Wejo Voting Agreement, which is attached hereto as Annex E.
Sponsor Voting Agreement
In connection with the execution of the Business Combination Agreement, on January 10, 2023, the Relevant TKB Shareholders entered into the Sponsor Voting Agreement.
Pursuant to the Sponsor Voting Agreement, such Relevant TKB Shareholders agreed, among other things, to vote or cause to be voted any issued and outstanding Subject Securities (as defined therein) beneficially owned by such shareholders (or that may otherwise become beneficially owned by them prior to obtaining the TKB Shareholder Approval) at every shareholders’ meeting of TKB during the term of the Sponsor Voting Agreement (i) in favor of (A) the Extension (B) a proposal to approve the TKB Merger and the other transactions contemplated by the Business Combination Agreement and (C) all of the matters, actions and proposals that would reasonably be expected to facilitate the consummation of the TKB Merger and the other transactions contemplated by the Business Combination Agreement, including any proposal to adjourn or postpone any meeting of shareholders of TKB to a later date if there are not sufficient votes to approve the proposals necessary to consummate the TKB Merger and the other transactions contemplated by the Business Combination Agreement, provided that no Relevant TKB Shareholder will be required to vote in favor of any waiver, modification or amendment to the terms of the Business Combination Agreement that would be less favorable in any material respect to such Relevant TKB Shareholder than the Business Combination Agreement attached as an annex to this Registration Statement; and (ii) against (A) any competing acquisition proposal, and (B) any amendments to TKB’s organizational documents (other than as required to effect the TKB Merger and the other transactions contemplated by the Business Combination Agreement) or any other proposal or transaction that would reasonably be expected to (1) impede, frustrate, interfere with, delay, postpone or materially adversely affect in any manner the TKB Merger and the other transactions contemplated by the Business Combination Agreement, (2) change, in any manner, the voting rights of any class of share capital of TKB, (3) result in any condition to the consummation of the TKB Merger and the other transactions contemplated by the Business Combination Agreement not being fulfilled or (4) result in a breach of any covenant, representation or warranty or other obligation or agreement of TKB under the Business Combination Agreement or any TKB Shareholder under the Sponsor Voting Agreement in any material respect. Further, each Relevant TKB Shareholder has agreed not to redeem any of its TKB Ordinary Shares in connection with the TKB Merger or the TKB Extension Approval.
Further, pursuant to the Sponsor Voting Agreement, TKB Sponsor will, immediately prior to, and subject to the Closing, forfeit and surrender irrevocably for no consideration and without any further action by any party up to an aggregate amount equal to 1,725,000 TKB Class B Shares and 3,225,000 TKB Private Warrants, which shall be inclusive of any Sponsor Inducement Securities, as TKB Sponsor may determine in its sole discretion, in order to secure the financing commitments referred to in the Business Combination Agreement, provided that with respect to any Sponsor Inducement Securities that are not forfeited by TKB Sponsor at or prior to the Closing, 50% of such non-forfeited Sponsor Inducement Securities will be transferred to Wejo effective immediately upon Closing.
As of the date of this joint proxy statement/prospectus, the Relevant TKB Shareholders subject to the Sponsor Voting Agreement beneficially own approximately 51% of the issued and outstanding TKB Ordinary Shares.
In addition, each Relevant TKB Shareholder has agreed that, with limited exceptions provided in the Sponsor Voting Agreement, during the period from the date of the Sponsor Voting Agreement until termination thereof, he, she or it will not transfer, directly or indirectly, any Subject Securities (as defined therein).
The foregoing description of the Sponsor Voting Agreement does not purport to be complete and is qualified in its entirety by the full text of the form of Sponsor Voting Agreement, which is attached hereto as Annex D.
Indemnification Agreements
On the Closing Date or as soon as reasonably practicable thereafter, Holdco will enter into customary indemnification agreements with each Sponsor Director Nominee and Wejo Director Nominee on the same terms as those set forth in the indemnification agreements entered into by Wejo with its current directors, which indemnification agreements will continue to be effective following the Closing.
Registration Rights Agreement
Concurrently with the Closing of the Business Combination, the TKB Insiders, the other holders of TKB Ordinary Shares party thereto and Holdco will enter into the Registration Rights Agreement, the form of which is attached to this joint proxy statement/prospectus as Annex F which will supersede the registration rights agreement entered into on October 26, 2021 in connection with TKB, pursuant to which the parties thereto have been granted certain customary registration rights with respect to their respective securities in Holdco. These holders will also be entitled to certain piggy-back registration rights. Holdco will bear the expenses incurred in connection with the filing of any registration statements.
Under the Registration Rights Agreement, Holdco will indemnify the holders against any losses or damages resulting from any untrue statement or omission or alleged untrue statement or omission of a material fact in any registration statement, prospectus, or preliminary prospectus or any amendment thereof, pursuant to which the holders sell their equity securities, unless such liability arose from the holders’ misstatement or omission.
TKB Policy for Approval of Related Party Transactions
The audit committee of the TKB Board adopted a policy setting forth the policies and procedures for its review and approval or ratification of “related party transactions.” A “related party transaction” is any consummated or proposed transaction or series of transactions: (i) in which TKB was or is to be a participant; (ii) the amount of which exceeds (or is reasonably expected to exceed) the lesser of $120,000 or 1% of the average of the company’s total assets at year-end for the prior two completed fiscal years in the aggregate over the duration of the transaction (without regard to profit or loss); and (iii) in which a “related party” had, has or will have a direct or indirect material interest. “Related parties” under this policy include: (i) TKB directors, nominees for director or executive officers; (ii) any record or beneficial owner of more than 5% of any class of TKB voting securities; (iii) any immediate family member of any of the foregoing if the foregoing person is a natural person; and (iv) any other person who maybe a “related person” pursuant to Item 404 of Regulation S-K under the Exchange Act. Pursuant to the policy, the audit committee of the TKB Board will consider (i) the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party, (ii) the extent of the related party’s interest in the transaction, (iii) whether the transaction contravenes our code of ethics or other policies, (iv) whether the audit committee believes the relationship underlying the transaction to be in the best interests of the company and its shareholders and (v) the effect that the transaction may have on a director’s status as an independent member of the board and on his or her eligibility to serve on the board’s committees. TKB management will present to the audit committee of the TKB Board each proposed related party transaction, including all relevant facts and circumstances relating thereto. Under the policy, TKB may consummate related party transactions only if the audit committee of the TKB Board approves or ratifies the transaction in accordance with the guidelines set forth in the policy. The policy does not permit any director or executive officer to participate in the discussion of, or decision concerning, a related person transaction in which he or she is the related party.
Holdco Policy for approval of Related Party Transactions
Following the consummation of the Business Combination, it is expected that Holdco will adopt terms substantially similar in all material respects to the current terms of Wejo’s policy for approval of Related Party Transactions. For further information about Wejo’s policies and procedures for related party transactions, see “Policies and Procedures for Related Person Transactions” in Item 13, Part III, in the Wejo 2022 Annual Report incorporated by reference in this joint proxy statement/prospectus.

FUTURE SHAREHOLDER PROPOSALS
Holdco
Assuming consummation of the transactions contemplated by the Business Combination Agreement, Holdco shareholders will be entitled to present proposals for consideration at forthcoming Holdco shareholder meetings provided that they comply with the proxy rules promulgated by the SEC and Holdco’s Articles and Bye-Laws. The deadline for submission of all Holdco shareholder proposals to be considered for inclusion in Holdco’s proxy statement for its initial annual meeting will be disclosed in a subsequent filing with the SEC.
TKB
TKB will hold an annual meeting of shareholders in 2023 (the “TKB 2023 AGM”) only if the Business Combination is not consummated.
Shareholder proposals intended for inclusion in the proxy statement for the TKB 2023 AGM under Rule 14a-8 of the Exchange Act should be sent to TKB’s principal executive offices and must be received at a reasonable time before TKB begins to print and send its proxy materials and must comply with Rule 14a-8. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.
Proper notice of all such shareholder proposals and nominations should be sent to TKB’s Secretary at TKB Critical Technologies 1, 400 Continental Blvd, Suite 600, El Segundo, California 90245, Tel: +1 310 426 2055, Attention: Corporate Secretary.
TKB advises you to review TKB’s Cayman Constitutional Documents for additional stipulations relating to the process for identifying and nominating directors, including advance notice of director nominations and shareholder proposals. Copies of the pertinent provisions of the Cayman Constitutional Documents are available on request to the Secretary of TKB at the address set forth above.
Wejo
Wejo will hold an annual meeting of shareholders in 2023 (the “Wejo 2023 AGM”) only if the Business Combination is not consummated.
Shareholder proposals intended for inclusion in the proxy statement for the Wejo 2023 AGM under Rule 14a-8 of the Exchange Act and pursuant to Wejo’s Bye-Laws should be sent to Wejo’s principal executive offices and must be received at a reasonable time before TKB begins to print and send its proxy materials and must comply with Rule 14a-8. In case the Wejo 2023 AGM is held, Wejo will inform shareholders about the last day to receive proposals for inclusion in the proxy statement for the Wejo 2023 AGM in case the Business Combination is not consummated. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.
Shareholders intending to present a proposal at the Wejo 2023 AGM, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in Wejo’s Bye-Laws. In order to nominate a person for election as a director, Wejo’s Bye-Laws require, among other things, that Wejo’s Secretary receive written notice from the shareholder of record of their intent to present such proposal or nomination not earlier than the 150th day and not later than the 120th day prior to the anniversary of the preceding year’s proxy statement in respect of that year’s annual general meeting. Therefore, Wejo will inform shareholders about the last day to receive notice of such a proposal or nomination for the Wejo 2023 AGM in case the Business Combination is not consummated. The notice must contain the information required by Wejo’s Bye-Laws, a copy of which is available upon request to Wejo’s Company Secretary. In respect of proposals other than those nominating a person for election as a director, shareholders must comply with the requirements set forth in Wejo’s bye-law 77.
In addition to satisfying the foregoing requirements, to comply with the universal proxy rules (once they become effective), shareholders who intend to solicit proxies in support of director nominees other than Wejo’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Act of

1934, as amended, no later than 60 days prior to the anniversary of the previous year's annual meeting date, except that, if the date of the Wejo 2023 AGM has changed by more than 30 calendar days from the previous year, then notice must be provided by the later of 60 calendar days prior to the date of the Wejo 2023 AGM or the 10th calendar day following the day on which public announcement of the date of the Wejo 2023 AGM is first made by the registrant;.
Proper notice of all such shareholder proposals and nominations should be sent to Wejo’s Secretary at Wejo Group Limited, Canon’s Court 22 Victoria Street, Hamilton HM12, Bermuda, Tel: +44 8002 343065, Attention: Corporate Secretary
Wejo advises you to review Wejo’s Bye-Laws for additional stipulations relating to the process for identifying and nominating directors, including advance notice of director nominations and shareholder proposals. Copies of the pertinent bye-law provisions are available on request to the Secretary of Wejo at the address set forth above.

SELLING SHAREHOLDERS AND PLAN OF DISTRIBUTION
This joint proxy statement/prospectus registers under the Securities Act the potential resale of (i) Holdco Common Shares that may be received in the Business Combination by the selling shareholders listed in the table below (including Holdco Common Shares that may be issued upon the exercise of TKB Assumed Warrants) and (ii) TKB Assumed Warrants held by the selling shareholders listed in the table below. The table below sets forth information, based upon written representations supplied to TKB, by the selling shareholders identified in the table, with respect to such selling shareholders’ beneficial ownership of TKB ordinary shares and TKB warrants as of the date hereof and such selling shareholders’ expected beneficial ownership of Holdco Common Shares and Holdco Warrants as of the Closing.
The securities being offered by the selling shareholders hereby represent approximately 35.7% of the total Holdco Common Shares and approximately 48.3% of the total TKB Assumed Warrants expected to be outstanding as of the Closing (assuming no redemptions, an exchange ratio of 22.50 and no exercise of any Holdco Warrants or options). The sale of all of the securities registered for resale hereunder (including the Holdco Common Shares issuable upon exercise of TKB Assumed Warrants), or the perception that such sales may occur, may cause the market prices of Holdco’s securities to decline significantly. Despite such a decline in price, the TKB Sponsor and other selling shareholders may still experience a positive rate of return on the shares purchased by them due to the lower price per share at which its shares were purchased. See “Risk Factors” for more information.
The selling shareholders may from time to time offer and sell any or all of the Holdco Common Shares and TKB Assumed Warrants set forth below pursuant to this joint proxy statement/prospectus. When we refer to the “selling shareholders” in this joint proxy statement/prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the selling shareholders’ interests in the Holdco Common Shares or TKB Assumed Warrants after the date of this joint proxy statement/prospectus such that registration rights shall apply to those securities.
Because each such selling shareholder may, from time to time, sell, transfer or otherwise dispose of all, some or none of the Holdco Common Shares and TKB Assumed Warrants covered by this joint proxy statement/prospectus, neither Holdco, TKB, nor Wejo cannot determine the number of such Holdco Common Shares or TKB Assumed Warrants that will be sold, transferred or otherwise disposed of by each such selling shareholder, or the amount or percentage of the Holdco Common Shares or TKB Assumed Warrants that will be beneficially held by each such selling shareholder upon termination of the offering. For purposes of the table below, we assume that each selling shareholder will sell all of the Holdco Common Shares and TKB Assumed Warrants covered by this joint proxy statement/prospectus.
Unless otherwise described below, none of the selling shareholders nor any of their affiliates have held any position or office with or otherwise had any material relationship with TKB, Wejo, Holdco, or any of their respective affiliates during the three years prior to the date of this joint proxy statement/prospectus.

	Held Prior to the Business Combination				Received in Business Combination (1)		Held After the Offering Hereby (2)
Name of Selling Shareholder (3)	Number of TKB Ordinary Shares beneficially owned	Percent of TKB Ordinary Shares outstanding	Number of TKB Warrants beneficially owned	Percent of TKB Warrants outstanding	Maximum number of Holdco Common Shares received in the Business Combination	Maximum number of TKB Assumed Warrants	Number of Holdco Common Shares beneficially owned	Percent of Holdco Common Shares outstanding (assuming no redemptions)	Percent of Holdco Common Shares outstanding (assuming maximum redemptions)	Number of TKB Assumed Warrants beneficially owned	Percent of TKB Assumed Warrants outstanding
TKB Sponsor I, LLC	5,650,000	19.7%	10,750,000	48.3%	127,125,000	241,875,000	—	—	—	—	—
Frank Levinson (5)(6)	25,000	*	—	—	562,500	—	—	—	—	—	—
Michael Herson (5)(7)	25,000	*	—	—	562,500	—	—	—	—	—	—
Ryan O’Hara (5)(8)	25,000	*	—	—	562,500	—	—	—	—	—	—
William Zerella (5)(9)	25,000	*	—	—	562,500	—	—	—	—	—	—
__________________
*Less than 1%.
(1)Applies the maximum exchange ratio of 22.50 pursuant to the Business Combination Agreement.
(2)Assumes all Holdco Common Shares and TKB Assumed Warrants, the resale of which is being registered hereby, are sold by the selling shareholders.
(3)The business address of each selling shareholder is c/o TKB Critical Technologies 1, 400 Continental Blvd, Suite 600, El Segundo, CA 90245.
(4)Following the Closing, (i) reflects Holdco Common Shares issuable upon the exchange of 5,650,000 TKB Class A Shares held by TKB Sponsor and (ii) 241,875,000 Holdco Common Shares issuable upon the cash exercise of the TKB Assumed Warrants, in each case assuming a maximum exchange ratio of 22.50 pursuant to the Business Combination Agreement. Does not reflect potential forfeitures by TKB Sponsor pursuant to the Sponsor Voting Agreement. Pursuant to the Sponsor Voting Agreement, Sponsor shall, immediately prior to, and subject to the Closing, forfeit up to an aggregate of 1,725,000 Founder Shares and 3,225,000 TKB Private Warrants (which shall be inclusive of any Founder Shares and TKB Private Warrants that Sponsor has agreed to forfeit in favor of the Forward Purchasers) as Sponsor may determine in its sole discretion, in order to secure the financing commitments referred to in the Business Combination Agreement or private investments in public equity of TKB, non-redemptions of Public Shares from existing TKB shareholders; provided that with respect to any Sponsor Inducement Securities that are not forfeited by Sponsor at or prior to the Closing, Sponsor shall irrevocably forfeit and surrender for no consideration and without any further action of any party for the benefit of Wejo an aggregate amount equal to 50% of such non-forfeited Sponsor Inducement Securities effective immediately upon Closing.
(5)Interests shown prior to the Business Combination consist solely of TKB Class B Shares. Pursuant to the Business Combination Agreement, such shares will automatically convert into TKB Class A Shares immediately prior to the effective time of the TKB Merger, and at the effective time of the TKB Merger such resulting TKB Class A Shares will be converted into such number of Holdco Common Shares as determined by the exchange ratio. Excludes securities in which such person has an indirect interest through TKB Sponsor, as to which such person does not have beneficial ownership.
(6)Frank Levinson has been a director of TKB since TKB’s IPO.
(7)Michael Herson has been a director of TKB since TKB’s IPO.
(8)Ryan O’Hara has been a director of TKB since TKB’s IPO.
(9)William Zerella has been a director of TKB since TKB’s IPO.

The resales of the Holdco Common Shares and TKB Assumed Warrants which the selling shareholders listed in the table above may receive in the Business Combination are being registered to permit public secondary trading of these securities by the holders of such securities from time to time. Registration of the Holdco Common Shares and TKB Assumed Warrants does not mean that such securities necessarily will be offered or sold. Holdco will not receive any proceeds from any such offer or sale by the selling shareholders. Holdco could receive up to an aggregate of approximately $123,356,250 from the exercise of all TKB Assumed Warrants registered hereby assuming the exercise in full of all such warrants for cash at an exercise price of $0.51 per share (which assumes an exchange ratio of 22.50 is used in the Business Combination).
The selling shareholders may sell such Holdco Common Shares and TKB Assumed Warrants from time to time directly to purchasers or through underwriters, broker-dealers or agents, at fixed prices, at prevailing market prices at the time of sale, at varying prices or negotiated prices, by a variety of methods, including the following:
•in negotiated transactions;
•in underwritten transactions;
•in a block trade in which a broker-dealer will attempt to sell the offered securities as agent but may purchase and resell a portion of the block as principal to facilitate the transaction;
•through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this joint proxy statement/prospectus;
•in ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•in the trading markets for Holdco Common Shares or Holdco Warrants;
•in the over-the-counter market or on any national securities exchange on which Holdco Common Shares or Holdco Warrants may be listed or quoted at the time of sale;
•through the distribution of the securities by any selling shareholder to its partners, members, shareholders or other equity holders, to the extent that such transaction constitutes a sale under this joint proxy statement/prospectus;
•by the writing of options (including put or call options) or other hedging transactions, whether through an options exchange or otherwise;
•in transactions otherwise than on such exchanges or in the over-the-counter market;
•through a combination of any such methods; or
•through any other method permitted under applicable law.
In addition, a selling shareholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this joint proxy statement/prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of Holdco (or to the extent otherwise required by law), Holdco may file a prospectus supplement in order to permit the distributees to use this joint proxy statement/prospectus to resell the securities acquired in the distribution.
The selling shareholders may sell the securities at prices then prevailing, related to the then prevailing market price or at negotiated prices. The offering price of the securities from time to time will be determined by the selling shareholders and, at the time of the determination, may be higher or lower than the market price of Holdco’s securities on NASDAQ or any other exchange or market.
The selling shareholders will pay any underwriting commissions and discounts, and expenses incurred by the selling shareholders for brokerage, marketing costs, or legal services (other than those detailed below). Holdco will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this joint proxy statement/prospectus, including all registration and filing fees, securities or blue sky law compliance fees, NASDAQ listing fees and expenses of Holdco’s counsel and our independent registered public accounting firm, and fees and expenses of one legal counsel of the selling shareholders.
The selling shareholders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities offered in this joint proxy statement/prospectus by the selling shareholders. The anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market and to the activities of the selling shareholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities for the securities.
At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public. To the extent required, this joint proxy statement/prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution.
Instead of selling the securities under this joint proxy statement/prospectus, the selling shareholders may sell the securities in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

LEGAL MATTERS
The validity of Holdco Common Shares and certain matters related to the assumption of TKB Warrants and Wejo Warrants by Holdco has been passed on by Appleby (Bermuda) Limited, Bermuda counsel to Holdco. The validity of the Wejo Warrants under New York law will be passed on by Skadden, Arps, Slate, Meagher & Flom (UK) LLP, New York counsel to Holdco.
Certain U.S. federal income tax consequences relating to the transactions have been passed upon for TKB by White & Case LLP and for Wejo and Holdco by Skadden, Arps, Slate, Meagher & Flom (UK) LLP.

EXPERTS
The financial statements of TKB as of and for the year ended December 31, 2022 and as of December 31, 2021 and for the period from April 20, 2021 (inception) through December 31, 2021, included elsewhere in this joint proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as stated in their report, which includes an explanatory paragraph as to TKB’s ability to continue as a going concern described in Note 1 to the financial statements, thereon appearing elsewhere in this joint proxy statement/prospectus, and are included in reliance on such report given on the authority of said firm as experts in accounting and auditing.
The consolidated financial statements of Wejo Group Limited appearing in Wejo’s Annual Report (Form 10-K) for the year ended December 31, 2022 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph referring to conditions that raise substantial doubt about Wejo’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements), included therein, and incorporated by reference into this joint proxy statement/prospectus. Such consolidated financial statements are incorporated by reference into this joint proxy statement/prospectus in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES
Following the Business Combination, certain of the directors and executive officers of Holdco may be non-residents of the United states. Following the Business Combination, all or a substantial portion of the assets of such non-resident persons and of Holdco may be located outside the united states. As a result, it may not be possible to effect service of process within the United States upon such persons or Holdco, or to enforce against such persons or Holdco in U.S. courts judgments obtained in such courts predicated upon the civil liability provisions of the federal securities laws of the United States. Holdco has been advised by counsel that there is uncertainty as to the ability to bring in Bermuda against Holdco and/or its executive officers and directors who are non-residents of the United States, an original action that is predicated solely upon the securities laws of the United States. Subject to specified time limitations and legal procedures, Bermuda courts may, however, enforce a United States judgment in a civil matter which, subject to certain exceptions, is non-appealable, including a judgment based upon the civil liability provisions of the federal securities laws of the United States and including a monetary or compensatory judgment in a non-civil matter, provided that certain conditions are met.

APPRAISAL RIGHTS AND DISSENTERS’ RIGHTS
Cayman Islands
Under section 238 of the Cayman Companies Act, holders of TKB Ordinary Shares will have the right to dissent from the TKB Merger. Should a holder of TKB Ordinary Shares wish to exercise this right, they must give written notice of their objection to the TKB Merger to TKB prior to the TKB Meeting, or at the TKB Meeting but before the vote on the Business Combination. This notice must include a statement that the shareholder proposes to demand payment for their shares if the TKB Merger is authorized by the shareholder vote.
Assuming that the TKB Merger is approved at the TKB Meeting, TKB must give written notice to any shareholder who gave written notice of their objection to the TKB Merger within twenty (20) days of the date of the TKB Meeting. Within twenty (20) days following the date that notice is given by TKB, the dissenting shareholder must give written notice to TKB of their election to dissent, which notice must include: (a) the shareholder’s name and address, (b) the number and classes of shares in respect of which they dissent (which must be all of the shares that the shareholder holds in TKB), and (c) a demand for payment of the ‘fair value’ of their shares. Once such notice has been given to TKB, the dissenting shareholder ceases to have any rights as a shareholder of TKB except for the right to be paid the ‘fair value’ of their shares.
Within seven (7) days of the expiration of the period in which a shareholder may serve notice of dissent (or within seven (7) days following the date on which the TKB Plan of Merger is filed, whichever is the later), TKB shall make a written offer to each dissenting shareholder to purchase their shares at a specified price that TKB determines to be their ‘fair value’. If, within thirty (30) days of the date on which that offer is made, TKB and the dissenting shareholder agree upon the price to be paid for that dissenting shareholder’s shares, TKB shall pay that amount to the dissenting shareholder.
If agreement on the price to be paid for the dissenting shareholder’s shares cannot be reached, within twenty (20) days of the expiration of the thirty (30) day period referred to above:
(a)TKB shall (and any dissenting shareholder may) file a petition with the Grand Court of the Cayman Islands for a determination of the ‘fair value’ of the shares of all dissenting shareholders; and
(b)the petition by TKB shall be accompanied by a verified list containing the names and addresses of all dissenting shareholders who have filed a dissent notice and with whom agreements as to the ‘fair value’ of their shares have not been reached.
Upon hearing such petition, the Grand Court of the Cayman Islands will determine the ‘fair value’ of the shares of the dissenting shareholders, together with a fair rate of interest, if any, to be paid by TKB upon the amount determined to be the ‘fair value’.
TKB shareholders should, however, take note of the following:
(a)a holder of TKB Ordinary Shares who dissents must elect to dissent in respect of all of their TKB Ordinary Shares and will lose their right to exercise Redemption Rights as described herein; and
(b)these appraisal rights may subsequently be lost and extinguished, including where the parties determine to delay the consummation of the TKB Merger in order to invoke the limitation on rights of dissenters under section 239(1) of the Cayman Companies Act, in which event any TKB shareholder who has sought to exercise dissent rights would receive the merger consideration comprising Holdco Common Shares in accordance with the terms of the Business Combination Agreement.
The TKB Board are of the view that the ‘fair value’ of the TKB Ordinary Shares for the purposes of these appraisal rights will be equal to their redemption value and, accordingly, any holder of TKB Ordinary Shares who wishes to dissent from the Business Combination should exercise their Redemption Rights rather than any appraisal rights.
There are no appraisal rights with respect to the TKB Warrants.

Bermuda
Under Bermuda law, in the event of a merger of a Bermuda company with another company or corporation, any shareholder of the Bermuda company is entitled to receive fair value for its shares. For purposes of Section 106(2)(b)(i) of the Bermuda Companies Act, the Wejo Board considers the fair value for each Wejo Common Share to be $                 , without interest and less any applicable withholding taxes.
Any shareholder of Wejo who is not satisfied that it has been offered fair value for its shares and whose shares are not voted in favor of the Wejo Merger may exercise its appraisal rights under the Bermuda Companies Act to have the fair value of its shares appraised by the Supreme Court of Bermuda. Persons owning beneficial interests in shares but who are not shareholders of record should note that only persons who are shareholders of record are entitled to make an application for appraisal. Any shareholder of Wejo intending to exercise appraisal rights must file its application for appraisal of the fair value of its shares with the Supreme Court of Bermuda within one month after the date the notice convening the Wejo Special Meeting to approve the Business Combination has been given. The notice delivered with this proxy statement constitutes this notice. There are no statutory rules, and there are limited decisions of the Supreme Court of Bermuda that prescribe in detail the operation of the provisions of Section 106 of the Bermuda Companies Act or the process of appraisal by the Supreme Court of Bermuda; the Supreme Court of Bermuda retains considerable discretion as to the precise methodology that it would adopt when determining the fair value of shares in an appraisal application under the Bermuda Companies Act.
If a shareholder of Wejo votes in favor of the Wejo Merger at the Wejo Special Meeting, such shareholder will have no right to apply to the Supreme Court of Bermuda to appraise the fair value of its shares, and instead, if the Business Combination is consummated, and as discussed in the section of this joint proxy statement/prospectus entitled “The Business Combination Agreement,” each Wejo common share of such shareholder will be cancelled and will have the right to receive the per share merger consideration. Voting against the Wejo Merger, or not voting, will not in itself satisfy the requirements for notice and exercise of a shareholder’s right to apply for appraisal of the fair value of its shares.
A FAILURE OF A DISSENTING SHAREHOLDER TO AFFIRMATIVELY VOTE AGAINST THE BUSINESS COMBINATION PROPOSAL WILL NOT CONSTITUTE A WAIVER OF ITS RIGHT TO HAVE THE FAIR VALUE OF ITS COMMON SHARES APPRAISED, PROVIDED THAT SUCH SHAREHOLDER DOES NOT VOTE IN FAVOR OF THE BUSINESS COMBINATION PROPOSAL.
In any case where a registered holder of Wejo Common Shares has made an appraisal application (having already received the per share merger consideration), in respect of the shares held by such dissenting shareholder, and the Wejo Merger has been made effective under Bermuda law before the Supreme Court of Bermuda’s appraisal of the fair value of such Wejo Common Shares, then the dissenting shareholder shall be entitled to receive the fair value of the Wejo Common Shares held by such holder if later appraised by the Supreme Court of Bermuda to be greater than the value of the per share merger consideration received. Such dissenting shareholder will be paid the difference, between the amount paid to him as the per share merger consideration and the value appraised by the court within one month of the Supreme Court of Bermuda’s appraisal.
In any case where the value of the Wejo Common Shares held by a dissenting shareholder is appraised by the Supreme Court of Bermuda before the Wejo Merger has been made effective under Bermuda law, then the surviving company will be required to pay the dissenting shareholder within one month of the Supreme Court of Bermuda’s appraisal an amount equal to the value of the Wejo Common Shares appraised by the Supreme Court of Bermuda, unless the Business Combination is terminated under the terms of the Business Combination Agreement, in which case no payment will be made. However, it is anticipated that, subject to having obtained the requisite approval, the Wejo Merger would have proceeded prior to the appraisal by the Supreme Court of Bermuda.
A shareholder that has exercised appraisal rights has no right of appeal from an appraisal made by the Supreme Court of Bermuda. The responsibility for apportioning the costs of any application to the Supreme Court of Bermuda under Section 106 of the Bermuda Companies Act will be in the discretion of the Supreme Court of Bermuda.

The relevant portion of Section 106 of the Bermuda Companies Act in relation to appraisal rights is as follows:
“(6)Any shareholder who did not vote in favour of the amalgamation or merger and who is not satisfied that he has been offered fair value for his shares may within one month of the giving of the notice referred to in subsection (2) apply to the Court to appraise the fair value of his shares.
(6A)Subject to subsection (6B), within one month of the Court appraising the fair value of any shares under subsection (6) the company shall be entitled either—(a) to pay to the dissenting shareholder an amount equal to the value of his shares as appraised by the Court; or (b) to terminate the amalgamation or merger in accordance with subsection (7).
(6B)Where the Court has appraised any shares under subsection (6) and the amalgamation or merger has proceeded prior to the appraisal then, within one month of the Court appraising the value of the shares, if the amount paid to the dissenting shareholder for his shares is less than that appraised by the Court, the amalgamated or surviving company shall pay to such shareholder the difference between the amount paid to him and the value appraised by the Court.
(6C)No appeal shall lie from an appraisal by the Court under this section.
(6D)The costs of any application to the Court under this section shall be in the discretion of the Court.
(7)An amalgamation agreement or merger agreement may provide that at any time before the issue of a certificate of amalgamation or merger the agreement may be terminated by the directors of an amalgamating or merging company, notwithstanding approval of the agreement by the shareholders of all or any of the amalgamating or merging companies.”
SHAREHOLDERS WHO HOLD THEIR SHARES IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BANKS, BROKERAGE FIRMS AND OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKERAGE FIRM OR OTHER NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE COMMON SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKERAGE FIRM AND OTHER NOMINEE MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.
A shareholder who elects to exercise appraisal rights under Section 106(6) of the Bermuda Companies Act should, in addition to making an application to the Supreme Court of Bermuda, mail or deliver a written demand to: Attn: Corporate Secretary, Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and notices with respect to two or more shareholders sharing the same address by delivering a single proxy statement or a single notice addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker.
Requests for additional copies of this joint proxy statement/prospectus should be directed to, as applicable: TKB Critical Technologies 1, 400 Continental Blvd, Suite 600, El Segundo, California 90245, Tel: +1 310 426 2055, or Wejo Group Limited, Canon’s Court 22 Victoria Street, Hamilton HM12, Bermuda, Tel: +44 8002 343065.

For TKB shareholders: TKB Critical Technologies 1 400 Continental Blvd, Suite 600, El Segundo, California 90245 Tel: +1 310 426 2055 Attention: Corporate Secretary	For Wejo shareholders: Wejo Group Limited, Canon’s Court 22 Victoria Street, Hamilton HM12, Bermuda, Tel: +44 8002 343065 Attention: Corporate Secretary

WHERE YOU CAN FIND MORE INFORMATION
This joint proxy statement/prospectus incorporates certain Wejo documents by reference which are not presented in or delivered with this joint proxy statement/prospectus. TKB shareholders and Wejo shareholders should rely only on the information contained in this joint proxy statement/prospectus and in the documents that Wejo has incorporated by reference into this joint proxy statement/prospectus. TKB and Wejo have not authorized anyone to provide TKB shareholders or Wejo shareholders with information that is different from or in addition to the information contained in this document or incorporated by reference into this joint proxy statement/prospectus.
TKB and Wejo file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including both TKB and Wejo, which you can access at www.sec.gov. In addition, you may obtain free copies of the documents TKB files with the SEC, including the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, by going to TKB’s website at https://www.tkbtech.com, and you may obtain free copies of the documents Wejo files with the SEC by going to Wejo’s website at https://wejo.com. Except for the documents listed below that have been filed with the SEC, the contents of the websites of the SEC, TKB, Wejo or any other entity (or the information which may be accessed through such website) are not being incorporated into this joint proxy statement/prospectus. The URLs included in this joint proxy statement/prospectus are intended to be an inactive textual reference only. They are not intended to be an active hyperlink to the applicable website. The information about how you can obtain certain documents that are incorporated by reference into this joint proxy statement/prospectus at these websites is being provided only for your convenience.
Statements contained in this joint proxy statement/prospectus, or in any document incorporated by reference into this joint proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to the full text of that contract or other document filed as an exhibit with the SEC. The SEC allows Wejo to “incorporate by reference” into this joint proxy statement/prospectus documents Wejo files with the SEC including certain information required to be included in the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. This means that Wejo can disclose important information to you by referring you to those documents. The information incorporated by reference into this joint proxy statement/prospectus is considered to be a part of this joint proxy statement/prospectus, and later information that Wejo files with the SEC will update and supersede that information. Wejo incorporates by reference the documents listed below and any documents subsequently filed by it pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the date of its applicable special meeting.
The following documents, which were filed by Wejo with the SEC, are incorporated by reference into this joint proxy statement/prospectus (other than, in each case, those documents, or the portions of those documents or exhibits thereto, deemed to be furnished and not filed in accordance with SEC rules) contain important information about Wejo’s business and Wejo’s financial performance:
•Wejo’s 2022 Annual Report;
•Wejo’s Current Report on Form 8-K filed with the SEC on January 10, 2023 (as amended by Form 8-K/A on January 11, 2023 and Form 8-K/A on January 12, 2023);
•Wejo’s Current Report on Form 8-K filed with the SEC on January 24, 2023;
•Wejo’s Current Report on Form 8-K filed with the SEC on March 3, 2023;
•Wejo’s Current Report on Form 8-K filed with the SEC on March 29, 2023;
•Wejo’s Current Report on Form 8-K filed with the SEC on April 3, 2023; and
•Wejo’s Current Report on Form 8-K filed with the SEC on April 5, 2023.
The descriptions of Wejo’s common shares and warrants contained in Exhibit 4.1 to the Wejo 2022 Annual Report, including any amendments or reports filed for the purpose of updating such descriptions.

You may request a copy of this joint proxy statement/prospectus or any of the documents incorporated by reference into this joint proxy statement/prospectus or other information concerning Wejo, without charge, by written or telephonic request to:

Wejo Group Limited
Canon’s Court 22 Victoria Street
Hamilton HM12, Bermuda
Tel: +44 8002 343065
Attention: Corporate Secretary

MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, New York 10018
Call Collect: +1 212 929 5500
Call Toll-Free: +1 800 322 2885
Email: proxy@mackenziepartners.com
You may request a copy of this joint proxy statement/prospectus, without charge, by written or telephonic request to:

TKB Critical Technologies 1 400 Continental Blvd, Suite 600 El Segundo, California 90245 Tel: +1 310 426 2055 Attention: Corporate Secretary

INDEX TO FINANCIAL STATEMENTS
TKB CRITICAL TECHNOLOGIES 1
Audited Financial Statements

Report of Independent Registered Public Accounting Firm (PCAOB ID 688)	F-2
Balance Sheets as of December 31, 2022 and 2021	F-3
Statements of Operations for the year ended December 31, 2022 and for the period from April 20, 2021 (inception) through December 31, 2021	F-4
Statements of Changes in Shareholders’ Deficit for the year ended December 31, 2022 and for the period from April 20, 2021 (inception) through December 31, 2021	F-5
Statements of Cash Flows for the year ended December 31, 2022 and for the period from April 20, 2021 (inception) through December 31, 2021	F-6
Notes to Financial Statements	F-7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
TKB Critical Technologies I
Opinion on the Financial Statements
We have audited the accompanying balance sheets of TKB Critical Technologies I (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in shareholders’ deficit and cash flows for the year ended December 31, 2022 and for the period from April 20, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and for the period from April 20, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph – Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s ability to execute its business plan is dependent upon the consummation of a business combination and it lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. Further, if the Company does not complete a business combination by June 29, 2023, or obtain approval for an extension of this deadline, it will be required to cease all operations except for the purpose of liquidating. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP
Marcum LLP

We have served as the Company’s auditor since 2021.

New York, NY
April 3, 2023

TKB CRITICAL TECHNOLOGIES 1
BALANCE SHEETS

	December 31,
	2022	2021
ASSETS
Cash	$124,237	$750,562
Prepaid expenses – current	336,075	416,760
Total Current Assets	460,312	1,167,322
Non-current assets
Cash and marketable securities held in Trust Account	237,987,827	234,603,942
Prepaid expenses – non-current	—	322,740
TOTAL ASSETS	$238,448,139	$236,094,004

LIABILITIES, CLASS A SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$1,581,635	$42,598
Accrued offering costs	78,000	311,068
Total Current Liabilities	1,659,635	353,666

Warrant Liabilities	482,825	10,680,000
Deferred underwriter fee payable	8,800,000	8,800,000
Total Liabilities	10,942,460	19,833,666

Commitments and Contingencies (Note 8)
Class A ordinary shares subject to possible redemption; $0.0001 par value; 200,000,000 shares authorized; 23,000,000 shares issued and outstanding at redemption value of $10.35 and $10.20 per share at December 31, 2022 and December 31, 2021 respectively.	237,987,827	234,600,000

SHAREHOLDERS’ DEFICIT
Preference shares, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; no shares issued and outstanding (excluding 23,000,000 shares subject to possible redemption)	—	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 5,750,000 shares issued and outstanding at December 31, 2022 and December 31, 2021 respectively.	575	575
Additional paid-in capital	—	—
Accumulated deficit	(10,482,723)	(18,340,237)
Total Shareholders’ Deficit	(10,482,148)	(18,339,662)
LIABILITIES, CLASS A SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT	$238,448,139	$236,094,004
The accompanying notes are an integral part of the financial statements.

TKB CRITICAL TECHNOLOGIES 1
STATEMENTS OF OPERATIONS

	For the Year ended December 31, 2022	For the Period from April 20, 2021 (inception) through December 31, 2021
Formation and operating costs	$2,335,719	$1,817,262
Loss from operations	(2,335,719)	(1,817,262)

Other income:
Change in fair value of warrant liabilities	10,197,175	10,457,500
Interest income on marketable securities held in Trust Account	3,383,885	3,752
Unrealized gain on marketable securities held in Trust Account	—	198
Other income	13,581,060	10,461,450

Net income	$11,245,341	$8,644,188

Basic and diluted weighted average shares outstanding, Class A ordinary shares	23,000,000	5,772,549
Basic and diluted net income per share, Class A ordinary shares	$0.39	$0.79
Basic and diluted weighted average shares outstanding, Class B ordinary shares	5,750,000	5,207,843
Basic and diluted net income per share, Class B ordinary shares	$0.39	$0.79
The accompanying notes are an integral part of the financial statements.

TKB CRITICAL TECHNOLOGIES 1
STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 2022 AND
FOR THE PERIOD FROM APRIL 20, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

	Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount
Balance – April 20, 2021	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	5,750,000	575	24,425	—	25,000
Issuance of Class A ordinary shares	—	—	—	—	—
Deemed capital contribution from sale of private placement warrants	—	—	537,500	—	537,500
Excess fair value of anchor investor shares	—	—	7,050,830	697,601	7,748,431
Remeasurement of Class A ordinary shares subject to redemption	—	—	(7,612,755)	(27,687,038)	(35,299,793)
Payments by Sponsor in excess of promissory note	—	—	—	5,012	5,012
Net income	—	—	—	8,644,188	8,644,188
Balance – December 31, 2021	5,750,000	$575	$—	$(18,340,237)	$(18,339,662)
Remeasurement of Class A ordinary shares subject to redemption	—	—	—	(3,387,827)	(3,387,827)
Net income	—	—	—	11,245,341	11,245,341
Balance - December 31, 2022	5,750,000	$575	$—	$(10,482,723)	$(10,482,148)
The accompanying notes are an integral part of the financial statements.

TKB CRITICAL TECHNOLOGIES 1
STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2022	For the Period from April 20, 2021 (inception) through December 31, 2021
Cash Flows from Operating Activities:
Net income	$11,245,341	$8,644,188
Adjustments to reconcile net income to net cash used in operating activities:
Interest income on marketable securities held in Trust Account	(3,383,885)	(3,752)
Unrealized gain on marketable securities held in Trust Account	—	(198)
Allocation of deferred offering cost for warrant liability	—	1,365,245
Change in fair value of warrant liability	(10,197,175)	(10,457,500)
Changes in operating assets and liabilities:
Prepaid expenses	403,425	(739,500)
Accounts payable and accrued expenses	1,326,054	42,598
Accrued offering costs	—	311,068
Net cash used in operating activities	(606,240)	(837,851)
Cash Flows from Investing Activities:
Investment of cash in Trust Account	—	(234,600,000)
Net cash used in investing activities	—	(234,600,000)
Cash Flows from Financing Activities:
Payment of offering costs	(20,085)	—
Proceeds from issuance of Class B ordinary shares to the Sponsor	—	25,000
Proceeds from sale of Units	—	230,000,000
Payment of underwriting fee	—	(3,850,000)
Proceeds from sale of Private Warrants	—	10,750,000
Proceeds from promissory note – related party	—	300,000
Repayment of promissory note – related party	—	(300,000)
Deferred offering costs from initial public offering	—	(741,607)
Payments by Sponsor in excess of promissory note – related party	—	5,012
Other	—	8
Net cash (used in) provided by Financing activities	(20,085)	236,188,413
Net Change in Cash	(626,325)	750,562
Cash – Beginning	750,562	—
Cash – Ending	$124,237	$750,562
Non-cash investing and financing activities:
Initial classification of Class A ordinary shares subject to possible redemption	$—	$199,300,207
Initial measurement of public warrants and private placement warrants	$—	$21,137,500
Deferred underwriting fee payable	$—	$8,800,000
Deferred offering costs included in accrued offering costs	$—	$—
Deferred offering costs paid by Sponsor for Class B ordinary shares	$—	$—
Deferred offering costs paid by Sponsor under promissory note	$—	$—
Re-measurement of Class A ordinary shares subject to possible redemption amount	$3,387,827	$35,299,793
The accompanying notes are an integral part of the financial statements.

TKB CRITICAL TECHNOLOGIES 1
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
TKB Critical Technologies 1 (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on April 20, 2021. The Company was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).
The Company is not limited to a particular industry or geographic location for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2022, the Company had not commenced any operations. All activity for the period from April 20, 2021 (inception) through December 31, 2022, relates to the Company’s formation and its initial public offering (the “IPO”), which is described below and, subsequent to the IPO, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of the Business Combination, at the earliest. The Company generates non-operating income from the marketable securities held in the Trust Account (defined below).
The registration statement for the Company’s IPO was declared effective on October 26, 2021 (the “Effective Date”). On October 29, 2021, the Company consummated the IPO of 23,000,000 units (the “Units”), including 3,000,000 Units that were issued pursuant to the underwriters’ exercise of their over-allotment option in full, at $10.00 per Unit, generating gross proceeds of $230,000,000, which is discussed in Note 3. Simultaneously with the closing of the IPO, the Company consummated the sale of 10,750,000 Private Placement Warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Warrant in a private placement to TKB Sponsor I, LLC (the “Sponsor”), generating proceeds of $10,750,000.
Transaction costs of the IPO amounted to $21,140,059, consisting of $3,850,000 of underwriting discount, $8,800,000 of deferred underwriting discount, $7,748,431 excess fair value of founder shares and $741,628 of offering costs. Of these amounts, $19,774,814 was recorded to additional paid-in capital and $1,365,245 costs related to the warrant liability was expensed immediately using the residual allocation method.
Following the closing of the IPO on October 29, 2021, $234,600,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), located in the United States, which will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination; and (ii) the redemption of any Public Shares (as defined below) properly submitted in connection with a shareholder vote to amend the Company’s amended and restated certificate of incorporation; and (iii) the redemption of the Company’s Public Shares if the Company is unable to complete the initial Business Combination within 15 months from October 29, 2021 (or any extended period of time that the Company may have to consummate an initial Business Combination as a result of an amendment to its Amended and Restated Memorandum and Articles of Association) (the “Combination Period”), the closing of the IPO.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination with one or more operating businesses or assets that together have an aggregate fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the Company’s signing a definitive agreement in connection with its initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires an interest in the target business or assets sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The Company will provide its holders of the outstanding Public Shares (the “public shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The public shareholder will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.20 per Public Share initially, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations and which interest shall be net of taxes payable), calculated as of two business days prior to the completion of the Business Combination. The per-share amount to be distributed to public shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 8). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will only proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either prior to or upon such consummation of a Business Combination and if the Company seeks shareholder approval. If the Company seeks shareholder approval, the Company will complete its Business Combination only if the Company receives approval pursuant to an ordinary resolution under Cayman Islands law, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company, or (ii) if so authorized by the Company’s articles of association, a unanimous written resolution of the shareholders. If a shareholder vote is not required by applicable law or stock exchange rules and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by applicable law or stock exchange rules, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 6), and any Public Shares purchased during or after the IPO in favor of approving a Business Combination. Additionally, each public shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or do not vote at all.
Notwithstanding the above, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.
The Amended and Restated Certificate of Incorporation of the Company provides that only Public Shares and not any Founder Shares are entitled to redemption rights. In addition, the Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses, which interest shall be net of taxes payable), divided by the number of then-outstanding Public

Shares, which redemption will completely extinguish public shareholders rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law, to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire as worthless if the Company fails to complete a Business Combination within the Combination Period.
The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriter has agreed to waive it right to its deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
The Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered (other than its independent registered public accounting firm) or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.20 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay franchise and income taxes. This liability will not apply with respect to claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and will not apply as to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
As further described in Note 10, on January 10, 2023, the Company, entered into a business combination agreement with Wejo Group Limited, an exempted company limited by shares incorporated under the laws of Bermuda (“Wejo”), and Green Merger Subsidiary Limited, an exempted company incorporated under the laws of the Cayman Islands and a direct, wholly owned subsidiary of Wejo (“Merger Sub 1”) and upon execution of a joinder to the business combination agreement, each of Wejo Holdings Limited, an exempted company limited by shares incorporated under the laws of Bermuda and a wholly owned subsidiary of Wejo (“Holdco”) and Wejo Acquisition Company Limited, an exempted company limited by shares incorporated under the laws of Bermuda and a wholly owned Subsidiary of Holdco (“Merger Sub 2” and together with Merger Sub 1, the “Merger Subs”) (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”).
Liquidity and Going Concern
As of December 31, 2022, the Company had $124,237 cash and working capital deficit of $1,199,323. The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. The Company expects that it will need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
On January 27, 2023, the Company held an extraordinary general meeting (the “Extraordinary General Meeting”). At the Extraordinary General Meeting, the shareholders approved a proposal (the “Extension Amendment Proposal”) to amend the Company’s Amended and restated memorandum and articles of association (the “Articles”) to extend the date that the Company has to consummate a business combination from January 29, 2023 to June 29, 2023 (the “Extension Amendment”). The shareholders also approved a proposal (the “Trust Agreement Amendment Proposal”) to amend the Company’s Investment Management Trust Agreement, dated as of October 26, 2021, by and between the Company and Continental Stock Transfer & Trust Company as trustee (the “Trust Agreement”), to make a corresponding extension to the date the Company must commence liquidation of the Trust Account from January 29, 2023 to June 29, 2023. In connection with the vote to approve the Extension Amendment Proposal, the holders of 17,533,296 Class A ordinary shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.38 per share, for an aggregate redemption amount of approximately $181.9 million.
The Company assessed going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Codification (“ASC”) Topic 205-40, “Basis of Presentation - Going Concern”. The Company has until June 29, 2023 (absent any extensions of such period by the Company’s shareholders) to consummate a Business Combination. While the Company intends to complete the proposed Business Combination before the mandatory liquidation date, it is uncertain that the Company will be able to consummate a Business Combination by that time. If a Business Combination is not consummated by that date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution, raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after June 29, 2023.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements does not include any adjustments that might result from the outcome of this uncertainty.
In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements. The specific impact on the Company’s financial condition, results of operations and cash flows is also not determinable as of the date of these financial statements.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”),

and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $124,237 and $750,562 of operating cash as of December 31, 2022 and December 31, 2021, respectively. As of December 31, 2022 and December 31, 2021, the company had no cash equivalents.
Marketable Securities Held in Trust Account
Following the closing of the IPO on October 29, 2021, an amount of $234,600,000 from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was placed in the Trust Account and may be invested only in U.S. government securities with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. The Trust Account is intended as a holding place for funds pending the earliest to occur of: (i) the completion of the initial Business Combination; (ii) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend the Company’s Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete the initial Business Combination within the Combination Period or (B) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity; or (iii) absent an initial Business Combination within the Combination Period, the return of the funds held in the Trust

Account to the public shareholders as part of redemption of the Public Shares. As of December 31, 2022 and 2021, substantially all of the assets held in the money market funds were invested primarily in U.S. Treasury securities.
Offering Costs Associated with IPO
Offering costs consisted of legal, accounting and other expenses incurred through the IPO that were directly related to the IPO. Offering costs were allocated to the separable financial instruments issued in the IPO based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to warrant liabilities were expensed as incurred in the statements of operations. Offering costs associated with the Class A ordinary shares issued were initially charged to temporary equity and then accreted to ordinary shares subject to redemption upon the completion of the IPO. Accordingly, on October 29, 2021, offering costs totaled $21,140,038 (consisting of $3,850,000 of underwriting fees, $8,800,000 of deferred underwriting fees, $7,748,431 excess fair value of Founder Shares and $741,607 of actual offering costs, with $1,365,245 included in the statement of operations for the period ending December 31, 2021 as an allocation for the Public Warrants and the Private Placement Warrants, and $19,774,793 included in additional paid-in capital).
Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging.” For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.
Warrant Liabilities
The Company accounts for the warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements from equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgement, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. See Note 9 for valuation methodology of warrants.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement” (“ASC 820”), approximates the carrying amounts represented in the balance sheets, primarily due to their short-term nature, except warrant liabilities.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
•Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
•Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.
In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Class A ordinary shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC 480. Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2022 and 2021, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets.
The Company recognizes changes in redemption value at the end of each reporting period and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Such changes are reflected in additional paid-in capital, or in the absence of additional capital, in accumulated deficit. On October 29, 2021, the Company recorded a remeasurement of $35,299,793, $7,612,755 of which was recorded in additional paid-in capital and $27,687,038 was recorded in accumulated deficit.
As of December 31, 2022 and 2021, the Class A ordinary shares, classified as temporary equity in the balance sheets, are reconciled in the following table:

Gross proceeds from initial public offering	$230,000,000
Less:
Proceeds allocated to public warrants	(10,925,000)
Offering costs allocated to Class A ordinary shares subject to possible redemption	(19,774,793)
Plus:
Re-measurement on Class A ordinary shares subject to possible redemption amount	35,299,793
Class A ordinary shares subject to possible redemption, December 31, 2021	$234,600,000
Plus:
Re-measurement of carrying value to redemption value	3,387,827
Class A ordinary shares subject to possible redemption, December 31, 2022	$237,987,827

Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered an exempted Cayman Islands company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.
Net Income Per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income per ordinary share is computed by dividing net income by the weighted average number of ordinary shares outstanding for the period. The Company has two classes of ordinary shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of ordinary shares. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value. The calculation of diluted income per share does not consider the effect of the warrants issued in connection with the (i) IPO and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 22,250,000 Class A ordinary shares in the aggregate. As of December 31, 2022 and 2021, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company.

The following table reflects the calculation of basic and diluted net income per ordinary share (in dollars, except per share amounts):

	For the Year Ended December 31, 2022		For the Period from April 20, 2021 (inception) through December 31, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income per ordinary share
Numerator:
Allocation of net income, as adjusted	$8,996,273	$2,249,068	$4,544,373	$4,099,815
Denominator:
Basic and diluted weighted average ordinary shares outstanding	23,000,000	5,750,000	5,772,549	5,207,843
Basic and diluted net income (loss) per ordinary share	$0.39	$0.39	$0.79	$0.79
Deferred Legal Fee
The Company incurred $1,164,402 and $212,983 during the year ended December 31, 2022 and for the period April 20, 2021 (inception) through December 31, 2021 of deferred legal fees that will be payable upon the consummation of a Business Combination and are include in formation and operating costs in the accompanying statements of operations, respectively. As of December 31, 2022 and 2021, the Company had $1,377,385 and $212,983 in deferred legal fees, which is included in accounts payable and accrued expenses in the accompanying balance sheets, respectively.
Related Parties
Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or common significant influence.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account.
Recent Accounting Standards
In August 2020, the FASB issued ASU No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.
In June 2022, the FASB issued ASU 2022-03, ASC Subtopic 820 “Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions”. The ASU amends ASC 820 to clarify that a contractual sales restriction is not considered in measuring an equity security at fair value and to introduce new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value. The ASU applies to both holders and issuers of equity and equity-linked securities measured at fair value. The amendments in this ASU are effective for the Company in fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The Company is currently assessing the impact, if any, that ASU 2022-03 would have on its financial position, results of operations or cash flows.
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 3. INITIAL PUBLIC OFFERING
In connection with the Company’s IPO, on October 29, 2021, the Company sold 23,000,000 Units at a price of $10.00 per Unit. Each Unit consists of one Class A ordinary share (“Public Shares”) and one-half of one warrant (“Public Warrants”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7).
An aggregate of $10.20 per Unit sold in the IPO was held in the Trust Account and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company. As of October 29, 2021, $234,600,000 of the IPO proceeds and proceeds from the sale of the Private Placement Warrants was held in the Trust Account, representing an overfunding of the Trust Account of 102.0% of the IPO size.
Transaction costs as of the IPO date amounted to $21,140,059, consisting of $3,850,000 of underwriting discount, $8,800,000 of deferred underwriting discount, $7,748,431 excess fair value of founder shares and $741,628 of offering costs.
NOTE 4. PRIVATE PLACEMENT
Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 10,750,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant ($10,750,000 in the aggregate). Each Private Placement Warrant is exercisable for one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 7). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the IPO to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless.
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
In April 2021, the Sponsor purchased 5,750,000 shares of the Company’s Class B ordinary shares (the “Founder Shares”) for an aggregate purchase price of $25,000. The Founder Shares included an aggregate of up to 750,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ overallotment option was not exercised in full or in part, so that the number of Founder Shares collectively represents 20% of the Company’s issued and outstanding ordinary shares after the IPO. Simultaneously with the closing of the IPO, the underwriters exercised the over-allotment option in full. Accordingly, 750,000 Founder Shares are no longer subject to forfeiture.
The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier of (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
On October 8, 2021, the Sponsor entered into agreements with certain funds managed by Apollo Capital Management, L.P. (collectively, “Apollo”), certain funds managements by Atalaya Capital Management, LP (“Atalaya”) and Meteora Capital Partners, L.P. and funds affiliated with Meteora Capital Partners, L.P. (collectively “Meteora”) (individually and collectively, the “anchor investors”). Each of the anchor investors purchased 9.9% of the Units in the IPO (excluding Units issued in connection with the exercise of the over-allotment option). Each of Apollo and Atalaya agreed to purchase interests in the Sponsor representing approximately 7% of the Founder Shares and Private Placement Warrants at approximately the cost of such securities to the Sponsor, with the Sponsor’s obligation to sell some or all of such interests conditioned upon such anchor investor’s purchase of the Units.
Meteora entered into a separate agreement with the Sponsor pursuant to which it agreed to purchase interests in the Sponsor representing approximately 6.4% of the Founder Shares for approximately 3.7% of the cost of the Founder Shares and Private Placement Warrants to the Sponsor.
The anchor investors acquired from the Sponsor an indirect economic interest in an aggregate of 1,173,000 Founder Shares at the original purchase price that the Sponsor paid for the Founder Shares. The Sponsor has agreed to distribute the Founder Shares to the anchor investors after the completion of a Business Combination. The Company estimates the aggregate fair value of the Founder Shares attributable to the anchor investors to be approximately $7,753,530, or $6.61 per share.
The excess of the fair value of the Founder Shares was determined to be an offering cost in accordance with Staff Accounting Bulletin Topic 5A. Accordingly, the offering cost was allocated to the separable financial instruments issued in the IPO based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to derivative warrant liabilities were expensed as incurred in the statement of operations. Offering costs allocated to the Public Shares were charged to shareholder’s deficit upon the completion of the IPO.
On October 7, 2022, the Company entered into a vendor agreement, as described in Note 8, whereas the Sponsor assigned 23,883 Class B ordinary shares to the vendor, effective upon the completion of a successful Business Combination.
The assignment of the Founder Shares to the vendor is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The Company has hired a valuation firm to assess, using the lattice model, the fair value associated with the Founder Shares granted. The fair value of the 23,883 shares granted to the Company’s director nominees in October 2022 was $28,946 or $1.212 per share. The Founder Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founder Shares is recognized only when the performance condition is met under the applicable accounting literature in this circumstance. As of December 31, 2022, the Company determined the performance conditions had not been met, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation would be recognized at the date the performance conditions are met (i.e., upon consummation of a Business Combination) in an amount equal to the number of Founder Shares vested times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founder Shares.
Forward Purchase Agreements
The Company entered into separate forward purchase agreements (the “Forward Purchase Agreements”) with Apollo and Atalaya (the “Forward Purchasers”) on August 13, 2021, and August 4, 2021, respectively. The Forward Purchase Agreements provide, at the Company’s option, for the aggregate purchase of up to 9,600,000 Class A ordinary shares and 4,800,000 warrants to purchase Class A ordinary shares for an aggregate price of $96.0 million ($10.00 for one Class A ordinary share and one half of one warrant), in private placements that will close concurrently with the closing of the initial Business Combination. The forward purchase shares and forward purchase warrants will be identical to the Class A ordinary shares and Public Warrants included in the Units sold in the IPO. Each Forward Purchaser’s commitment under its Forward Purchase Agreement is subject to certain conditions including investment committee approval.
Promissory Note — Related Party
In April 2021, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of December 31, 2022, or the consummation of the IPO. On October 29, 2021, the Company repaid the Sponsor $300,000 for amounts outstanding under the Promissory Note. However, the promissory note balance on October 29, 2021 was $279,597 and, as such, the Company recorded a $20,403 related party receivable for the over-payment. As of December 31, 2022 and 2021 there were no amounts outstanding under the Promissory Note, as all such amounts were paid.
Administrative Services Agreement
The Company has entered into an agreement commencing on November 28, 2021, with Tartavull Klein Blatteis Capital, LLC (“TKB Capital”), an affiliate of the Sponsor, pursuant to which the Company will pay TKB Capital a total of $10,000 per month for office space, secretarial and administrative services provided to the Company. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the year ended December 31, 2022, the Company incurred $120,000 of fees for these services, of which $100,000 is included in accrued expenses in the accompanying balance sheets. For the period from April 20, 2021 (inception) through December 31, 2021, the Company incurred and paid $20,000 of fees for these services.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor, certain of the Company’s officers, directors or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2022 and 2021, no Working Capital Loans were outstanding.
NOTE 6. SHAREHOLDERS’ DEFICIT
Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2022 and 2021, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. At December 31, 2022 and 2021, there were no Class A ordinary shares issued and outstanding, excluding 23,000,000 Class A ordinary shares subject to possible redemption as presented in temporary equity.
Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. At December 31, 2022 and 2021, there were 5,750,000 Class B ordinary shares issued and outstanding.
Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders and holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law; provided that only holders of Class B ordinary shares will have the right to vote on the appointment of directors prior to or in connection with the completion of the initial Business Combination.
The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the IPO and related to the closing of a Business Combination, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all ordinary shares outstanding upon the completion of the IPO plus all Class A ordinary shares and equity-linked securities issued or deemed issued by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any forward purchase securities, any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any private placement warrants issued to the Sponsor upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one to one.
NOTE 7. WARRANT LIABILITIES
The Company accounts for the 22,250,000 warrants that were issued in the IPO (representing 11,500,000 Public Warrants and 10,750,000 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. The warrants do not meet the criteria to be considered indexed to the Company’s stock due to settlement provisions that result in holders of warrants receiving variable settlement amounts determined by the reference table. Additionally, an event that is not within the entity’s control could require net cash settlement, thus precluding equity classification. Accordingly, the Company will classify each warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations.
Warrants — Public Warrants may only be exercised for a whole number of Class A ordinary shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. Accordingly, unless holders purchase at least two Units, they will not be able to receive or trade a whole warrant. The Public Warrants will become exercisable 30 days after the completion of a Business Combination.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No Public Warrant will be exercisable, and the Company will not be obligated to issue any Class A ordinary shares upon exercise of a Public Warrant unless the Class A ordinary shares issuable upon such Public Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants.
The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement filed in connection with its initial public offering or a new registration statement covering registration under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Public Warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of a Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the Public Warrants expire or are redeemed, as specified in the warrant agreement; provided that, if the Class A ordinary shares are, at the time of any exercise of a Public Warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but it will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A ordinary shares issuable upon exercise of the Public Warrants is not effective by the 60th day after the closing of a Business Combination, Public Warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00
Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:
•in whole and not in part;
•at a price of $0.01 per warrant;
•upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
•if, and only if, the last reported sale price of the Class A ordinary share equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.
If and when the Public Warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00
Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:
•in whole and not in part;
•at a price of $0.10 per warrant;
•upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value of the Class A ordinary shares;
•if, and only if, the last reported sale price of the Class A ordinary shares equals or exceeds $10.00 per share (as adjusted per share sub-divisions, share dividends, reorganizations, reclassifications, recapitalizations and the like) for any 20 trading days within the 30-trading day period ending three trading days before the Company send the notice of redemption to the warrant holders; and
•if the last reported sale price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.
In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities (excluding the forward purchase securities) for capital-raising purposes in connection with the closing of a Business

Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 20 trading day-period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described above under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” and “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the IPO, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants are not transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants are exercisable for cash or on a cashless basis, at the holder’s option, and are non-redeemable so long as they are held by the initial purchasers or their permitted transferees (except for a number of TKB Class A Shares as described above under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00”). If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by such holders on the same basis as the Public Warrants.
NOTE 8. COMMITMENTS AND CONTINGENCIES
Registration Rights
The holders of the Founder Shares, Private Placement Warrants, warrants that may be issued upon conversion of Working Capital Loans and forward purchase securities that may be issued pursuant to the Forward Purchase Agreements (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants, forward purchase warrants and warrants that may be issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement that was signed on the effective date of the IPO, requiring the Company to register such securities for resale. The holders of these securities are entitled to make up to three demands, excluding short-form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option from the date of the IPO to purchase up to 3,000,000 additional Units to cover over-allotments at the IPO price less the underwriting discount. On October 29, 2021, the underwriters exercised the over-allotment option in full, generating an additional $30,000,000 in gross proceeds. As a result of the over-allotment being exercised in full, the Sponsor did not forfeit any Founder Shares back to the Company. The underwriters were paid a cash-underwriting discount of $3,850,000 in the aggregate at the closing of the IPO. In addition, $0.35 per Unit, or $8,050,000, and $750,000 of deferred underwriting commissions ($8,800,000 in the aggregate) is payable to the underwriters for deferred underwriting commissions. The deferred fee is payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Broker Dealer Agreement
The Company entered into seven broker dealer agreements through December 31, 2022, for the purposes of identifying a target company (the “Target”) in connection with the Business Combination.
With respect to five of the seven broker dealer agreements, the broker dealer (the “Finder”) will identify potential Targets that have not already been identified by the Company. In the event that the Company already knows the Target, the Company will inform the Finder and the agreement will be terminated. However, the Company may enter into another agreement with the Finder for a known Target if the Company believes the Finder can add substantial value with respect to the pursuit of the known Target. The Finder will act exclusively for the Company with respect to all activities related to the pursuit of a Target, once identified. If the Company consummates a Business Combination with the Target, the Company will pay the Finder a base success fee of $350,000 or, in lieu of the base success fee an introduction fee, if, in addition to first identifying a Target, the Finder also provides the Company an introduction to a pre-existing relationship with a person that ultimately serves as a member of the Target’s Board of Directors or senior executive management. The introduction fee will be $1,000,000 if the Target has initiated a competitive process with respect to a strategic alternative or 0.5% of the pre-money equity value of the Target if the Target has not initiated a competitive process with respect to a strategic alternative. Payment to the Finder is dependent upon the closing of a Business Combination.
On September 9, 2022, the Company entered into its sixth broker dealer agreement for the purposes of identifying a Target in connection with the Business Combination, pursuant to which the Finder will identify potential Targets that have not already been identified by the Company. Upon the closing of a Business Combination between the Company and a Target introduced to the Company by the Finder, the Finder will be entitled to a commission fee equal to one percent (1.0%) of the pre-money valuation of the Target as stated in the Agreement and Plan of Merger to entered into by the Company and the Target.
On September 28, 2022, the Company entered into its seventh broker dealer agreement for the purposes of identifying a Target in connection with the Business Combination. The Finder will identify potential Targets that have not already been identified by the Company. In connection with Business Combination, the Finder will be entitled to a commission fee equal to $1,000,000 or 100,000 Founder Shares currently held by the Sponsor. Payment to the Finder is dependent upon the closing of a Business Combination.
As of December 31, 2022, the Company did not accrue any amounts related to any broker dealer agreements.
Consulting Agreements
The Company entered into nineteen consulting agreements through December 31, 2022.
With respect to seventeen of the nineteen consulting agreements, during the term of each agreement, the consultant (“Consultant”) will advise the Company concerning matters related to qualifying Business Combinations, including services such as valuation, diligence and general advice with respect to the business, operations and financial conditions of any such counterparty to a qualifying Business Combination. Upon closing of an initial Business Combination, the Company will pay the Consultant a base fee of $350,000. In lieu of, and not in addition to the base fee, the Company will pay a bonus fee of $1,000,000 if the Company and the Consultant mutually determine and agree that the Consultant will provide advice or services that are of a different kind than those contemplated in the agreement. In lieu of and not in addition to the base fee and bonus fee, the Company will pay to the Consultant an additional fee equal to 0.5% of the pre-money equity value of the Target if the Company and the Consultant mutually determine and agree that the Consultant provided, or will provide, material support in connection with the evaluation, negotiation, execution or marketing of an initial Business Combination that is ultimately consummated by the Company. Payment to the Consultant is dependent upon the closing of an initial Business Combination.
On August 3, 2022, the company entered into a consulting agreement. During the term of this agreement, the Consultant will advise the Company concerning matters related to qualifying Business Combinations, including services such as valuation, diligence and general advice with respect to the business, operations and financial conditions of any such counterparty to a qualifying Business Combination. As consideration for the services performed by the Consultant during the term of the agreement, upon the closing of an initial Business Combination, the Company shall pay to the Consultant a fee equal to one percent (1%) of the pre-money equity value of the Target, as stated in the Agreement and Plan of Merger executed between the Company and the Target (which such pre-money equity value shall be determined in a manner consistent with disclosures set forth in the proxy statement/prospectus filed in connection with such initial Business Combination). Payment to the Consultant is dependent upon the closing of an initial Business Combination.
On October 25, 2022, the Company entered into a consulting agreement. During the term of this agreement, the consultant (“Consultant”) will advise the Company concerning matters related to qualifying Business Combinations, including services such as valuation, diligence and general advice with respect to the business, operations and financial conditions of any such counterparty to a qualifying Business Combination. In consideration for the services performed by the Consultant during the term, upon the closing of an initial business combination, the Company shall pay to the Consultant, in shares at close, 100,000 shares of the surviving entity.
As of December 31, 2022, no work has been performed related to any of the consulting agreements and thus the Company did not accrue any amounts related to these agreements.
Vendor Agreement
On August 26, 2021, the Company entered into an agreement with a vendor to provide services and support in connection with finding and completing a successful Business Combination. In connection with these services, the Company agreed to pay the vendor $250,000 per annum. It is also agreed that the vendor could earn up to 45,000 ordinary shares over the term of the agreement.
On August 16, 2022, the Company amended the agreement whereby it agreed to pay the vendor $125 per hour payable upon the completion of a successful Business Combination.
On October 7, 2022, the Company terminated the original agreement and entered into a new agreement with the vendor, pursuant to which the Company agreed to pay the vendor $125 per hour and the Sponsor assigned 23,883 Class B ordinary shares to the vendor, effective upon the completion of a successful Business Combination.
For the year ended December 31, 2022, the Company incurred $191,402 in fees for these services, of which $42,181 is included in accounts payable and accrued expenses in the accompanying balance sheet as of December 31, 2022.
NOTE 9. FAIR VALUE MEASUREMENTS
The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2022 and December 31, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2022	December 31, 2021
Assets:
Cash and marketable securities held in Trust Account	1	$237,987,827	$234,603,942

Liabilities:
Warrant liability – Public Warrants	1	249,550	5,520,000
Warrant liability – Private Placement Warrants	2	233,275	5,160,000
The warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities in the accompanying balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within the statements of operations.
As of December 31, 2022, the aggregate values of the Public Warrants and Private Placement Warrants were $249,550 and $233,275, respectively, based on a fair value of $0.02 per warrant. As of December 31, 2021, the aggregate values of the Public Warrants and Private Placement Warrants were $5,520,000 and $5,160,000, respectively, based on a fair value of $0.48 per warrant.
The following table presents the changes in the fair value of warrant liabilities for the year ended December 31, 2022 and for the period April 20, 2021 (inception) through December 31, 2021:

	Private Placement	Public	Warrant Liabilities
Fair value as of April 20, 2021 (inception)	$—	$—	$—
Initial fair value at issuance of public and private placement warrants	10,212,500	10,925,000	21,137,500
Change in fair value	(5,052,500)	(5,405,000)	(10,457,500)
Fair value as of December 31, 2021	5,160,000	5,520,000	10,680,000
Change in fair value	(4,926,275)	(5,270,450)	(10,196,725)
Fair value as of December 31, 2022	$233,725	$249,550	$483,275
The key inputs into the Black-Scholes model formula were as follows at October 29, 2021 and December 31, 2021:

	Private Placement Warrants
Input	October 29, 2021	December 31, 2021
Ordinary share price	$10.00	$9.92
Exercise price	$11.50	$11.50
Risk-free rate of interest	1.14%	1.33%

Volatility	16.1%	8.0%
Term	6.00	5.83
Warrant to buy one share (unadjusted for the probability of dissolution)	$1.19	$0.48
Warrant to buy one share (adjusted for the probability of dissolution)	$0.95	$0.48
Dividend yield	—%	—%
The Company established the initial fair value for the warrants on October 29, 2021, the date of the consummation of the Company’s IPO. The Company used a Black-Scholes model to value the warrants. For periods subsequent to the detachment of the Public Warrants from the Units, the close price of the Public Warrant will be used as the fair value as of each reporting period. The subsequent measurements of the Private Placement Warrants are classified as Level 2 due to the use of an observable market quote for a similar asset in an active market under the ticker USCTW. As of December 31, 2022 and 2021, the Public Warrants have detached from the Units, and the closing price is utilized as the fair value.
The following table presents the changes in the fair value of Level 3 warrant liabilities for the year ended December 31, 2021:

	Public Warrants	Private Placement Warrants	Warrant Liability
Derivative warrant liabilities at April 20, 2021 (inception)	$—	$—	$—
Initial fair value at issuance of public and private placement warrants	10,925,000	10,212,500	21,137,500
Change in fair value	(5,405,000)	(5,052,500)	(10,457,500)
Transfer of public warrants to Level 1 measurement	(5,520,000)	—	(5,520,000)
Transfer of private warrants to Level 2 measurement	—	(5,160,000)	(5,160,000)
Level 3 derivative warrant liabilities as of December 31, 2021	$—	$—	$—
Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement during the year ended December 31, 2021 was $5,520,000. The estimated fair value of the Private Warrants transferred from a Level 3 measurement to a Level 2 fair value measurement during the year ended December 31, 2021 was $5,160,000. There were no transfers to/from Levels 1, 2, and 3 during the year ended December 31, 2022.
NOTE 10. SUBSEQUENT EVENTS
Management has evaluated the impact of subsequent events through the date that the financial statements were issued. Based upon this review, other than the below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.
Advisory Agreement
On January 9, 2023, the company entered into an advisory agreement letter with Jefferies LLC (“Jefferies”), where Jefferies will provide the Company with equity capital markets financial advice and assistance in connection with a possible business combination. In addition, the advisor will act as sole and exclusive manager, bookrunner, placement agent, arranger, underwriter and/or initial purchaser, as the case may be, in connection with the sale and/or placement, whether in one or more public or private (including, without limitation, private investment in public equity (PIPE) transactions involving common equity, preferred equity, and/or debt or equity-linked securities of the Company (regardless of whether sold by the Company or its securityholders) (any of the foregoing transactions, a “Financing”). As consideration for the services performed by Jefferies, the Company agrees to pay Jefferies customary fees and expense reimbursements for such services contingent upon the closing of each Financing.

Business Combination Agreement
On January 10, 2023, the Company, entered into a business combination agreement with Wejo Group Limited, an exempted company limited by shares incorporated under the laws of Bermuda (“Wejo”), and Green Merger Subsidiary Limited, an exempted company incorporated under the laws of the Cayman Islands and a direct, wholly owned subsidiary of Wejo (“Merger Sub 1”) and upon execution of a joinder to the business combination agreement, each of Wejo Holdings Limited, an exempted company limited by shares incorporated under the laws of Bermuda and a wholly owned subsidiary of Wejo (“Holdco”) and Wejo Acquisition Company Limited, an exempted company limited by shares incorporated under the laws of Bermuda and a wholly owned Subsidiary of Holdco (“Merger Sub 2” and together with Merger Sub 1, the “Merger Subs”) (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”).
Pursuant to the Business Combination Agreement and subject to the satisfaction or waiver of the terms and conditions specified therein, (i) Wejo will transfer all of its Merger Sub 1 shares to Holdco, (ii) Merger Sub 1 will merge with and into TKB, with TKB continuing as the surviving company (the “TKB Merger”), and (iii) Merger Sub 2 will merge with Wejo, with Wejo continuing as the surviving company (the “Wejo Merger” and, together with the TKB Merger, the “Business Combination”), so that, immediately following completion of the Business Combination (the “Closing”), each of Wejo and TKB will be a wholly owned subsidiary of Holdco. The Closing is expected to occur in the second quarter of 2023.
Wejo is a software and technology solutions provider to various multiple market verticals in combination with services that utilize ingested and standardized connected vehicle and other high volume, high value datasets, through its proprietary cloud software and analytics platform.
Wejo Merger
At the effective time of the Wejo Merger, by virtue of the Wejo Merger and without any action on the part of the holders of any shares of the capital stock of Wejo, each Wejo common share issued and outstanding immediately prior to the effective time (other than (i) any common shares of Wejo held in the treasury of Wejo or owned by TKB and (ii) any common shares of Wejo held by shareholders of Wejo that have validly exercised dissenters rights) will be converted into the right to receive one (1) common share of Holdco, par value $0.001 per share (“Holdco Common Share”). Each warrant of Wejo issued and outstanding immediately prior to the effective time of the Wejo Merger will be assumed by Holdco and automatically represent a warrant to acquire a Holdco Common Share.
Each stock option of Wejo that is outstanding immediately prior to the effective time of the Wejo Merger, whether vested or unvested, shall automatically and without any action on the part of the holder or beneficiary thereof be assumed by Holdco and converted into an option to purchase a number of Holdco Common Shares equal to the total number of Wejo Common Shares subject to the stock option immediately prior to the effective time of the Wejo Merger, and shall otherwise be subject to the same terms and conditions (including vesting schedule) as applicable to the corresponding stock option of Wejo.
TKB Merger
At the effective time of the TKB Merger, by virtue of the TKB Merger and without any action on the part of the holders of any shares of the capital stock of TKB, each TKB ordinary share issued and outstanding immediately prior to the effective time (other than (i) any ordinary shares of TKB held by shareholders of TKB that have validly exercised redemption rights under the TKB organizational documents, (ii) any ordinary shares of TKB held in the treasury of TKB or owned by Wejo and (iii) any ordinary shares of TKB held by shareholders of TKB that have validly exercised dissenters rights) will be converted into the right to receive Holdco Common Shares based on a floating exchange ratio. The exchange ratio will be determined by dividing $11.25 by Wejo’s volume weighted price per share for the 15 consecutive trading days immediately preceding the second trading day prior to the TKB shareholders meeting to be held in connection with the Business Combination, subject to a minimum exchange ratio of 3.75 and a maximum exchange ratio of 22.50. Each TKB warrant issued and outstanding immediately prior to the effective time of the TKB Merger will be assumed by Holdco and the exercise price and number of underlying Holdco Common Shares will be adjusted according to the exchange ratio. Each TKB unit issued and outstanding immediately prior to the effective time of the TKB Merger will be automatically detached and the holder of each unit will be deemed to hold one TKB Class A ordinary share and one-half of a TKB public warrant, which underlying Class A ordinary share and public warrant will be converted in accordance with the terms explained above.
Wejo Voting Agreement
On January 10, 2023, in connection with the execution of the Business Combination Agreement, certain shareholders of Wejo entered into a Voting Agreement with the Company (the “Wejo Voting Agreement”).
Pursuant to the Wejo Voting Agreement, such Wejo shareholders have agreed, among other things, to vote or cause to be voted any issued and outstanding common shares of Wejo beneficially owned by such shareholders (or that may otherwise become beneficially owned by them prior to obtaining the Wejo Shareholder Approval) (the “Wejo Covered Shares”) at every shareholders’ meeting of Wejo during the term of the Wejo Voting Agreement (i) in favor of (A) a proposal to approve the Wejo Merger and the other transactions contemplated by the Business Combination Agreement and (B) all of the matters, actions and proposals that would reasonably be expected to facilitate the consummation of the Wejo Merger and the other transactions contemplated by the Business Combination Agreement, including any proposal to adjourn or postpone any meeting of the Wejo shareholders to a later date if there are not sufficient votes to approve the proposals necessary to consummate the Wejo Merger and the other transactions contemplated by the Business Combination Agreement, provided that no Wejo shareholder will be required to vote in favor of any waiver, modification or amendment to the terms of the Business Combination Agreement that would be less favorable in any material respect to such Wejo shareholder than the Business Combination Agreement attached as an exhibit to this report (excluding any amendments affecting Wejo shareholders who are directors, officers or employees of Wejo in their capacities as such); and (ii) against: (A) any competing acquisition proposal and (B) any amendments to the Wejo’s organizational documents (other than as required to effect the Wejo Merger and the other transactions contemplated by the Business Combination Agreement) or any other proposal or transaction that would reasonably be expected to (1) impede, frustrate, interfere with, delay, postpone or materially adversely affect in any manner the Wejo Merger and the other transactions contemplated by the Business Combination Agreement, (2) change, in any manner, the voting rights of any class of share capital of Wejo, (3) result in any condition to the consummation of the Wejo Merger and the other transactions contemplated by the Business Combination Agreement not being fulfilled or (4) result in a breach of any covenant, representation or warranty or other obligation or agreement of Wejo under the Business Combination Agreement or Wejo shareholder under the Wejo Voting Agreement in any material respect.
As of January 10, 2023, Wejo shareholders subject to the Wejo Voting Agreement beneficially own approximately 14.69% of the issued and outstanding common shares of Wejo.
In addition, each Wejo shareholder party to the Wejo Voting Agreement has agreed that, with limited exceptions provided therein, during the period from the date of the Wejo Voting Agreement until termination thereof, he, she or it will not transfer, directly or indirectly, any Wejo Covered Shares.
Sponsor Voting Agreement
On January 10, 2023, in connection with the execution of the Business Combination Agreement, the TKB Insiders entered into and, upon execution of a counterpart signature page certain other shareholders of the Company (collectively, the “Relevant TKB Shareholders”) will enter into a Voting Agreement with Wejo (the “Sponsor Voting Agreement”).
Pursuant to the Sponsor Voting Agreement, such TKB Insiders have agreed, among other things, to vote or cause to be voted any issued and outstanding Subject Securities (as defined therein) beneficially owned by such shareholders (or that may otherwise become beneficially owned by them prior to obtaining the TKB Shareholder Approval) at every shareholders’ meeting of TKB during the term of the Sponsor Voting Agreement: (i) in favor of (A) a proposal to approve the TKB Merger and the other transactions contemplated by the Business Combination Agreement and (B) all of the matters, actions and proposals that would reasonably be expected to facilitate the consummation of the TKB Merger and the other transactions contemplated by the Business Combination Agreement, including any proposal to adjourn or postpone any meeting of shareholders of TKB to a later date if there are not sufficient votes to approve the proposals necessary to consummate the TKB Merger and the other transactions contemplated by the Business Combination Agreement; and (ii) against (A) any competing acquisition proposal and any other proposal, action or transaction that would reasonably be expected to impede, frustrate, prevent or nullify the TKB Merger or the Business Combination Agreement, and (B) any amendments to the Company’s organizational documents (other than as required to effect the TKB Merger and the other transactions contemplated by the Business Combination Agreement) or any other proposal or transaction that would reasonably be expected to (1) impede, frustrate, interfere with, delay, postpone or materially adversely affect in any manner the TKB Merger and the other transactions contemplated by the Business Combination Agreement, (2) change, in any manner, the voting rights of any class of share capital of TKB, (3) result in any condition to the consummation of the TKB Merger and the other transactions contemplated by the Business Combination Agreement not being fulfilled or (4) result in a breach of any covenant, representation or warranty or other obligation or agreement of TKB under the Business Combination Agreement or any TKB Shareholder under the Sponsor Voting Agreement in any material respect. Further, each TKB Insider has agreed not to redeem any of its TKB Ordinary Shares in connection with the TKB Merger or the TKB Extension Approval.
Further, pursuant to the Sponsor Voting Agreement, Sponsor shall, immediately prior to, and subject to the Closing, forfeit and surrender irrevocably for no consideration and without any further action by any party, up to an aggregate amount equal to 1,725,000 Class B ordinary shares and 3,225,000 TKB Private Warrants, which shall be inclusive of any Class B Shares and TKB private warrants that Sponsor has agreed to forfeit in favor of the entities entered into forward purchase agreements at the time of TKB’s initial public offering (the “Forward Purchasers”), pursuant to those certain subscription agreements executed between Sponsor and the Forward Purchasers prior to the date hereof (“Sponsor Inducement Securities”), as Sponsor may determine in its sole discretion, in order to secure the financing commitments referred to in the Business Combination Agreement or private investments in public equity of TKB, non-redemptions of TKB ordinary shares from existing TKB shareholders and private investments in public equity of TKB; provided that with respect to any Sponsor Inducement Securities that are not forfeited by Sponsor at or prior to the Closing, Sponsor shall irrevocably forfeit and surrender for no consideration and without any further action of any party for the benefit of Wejo an aggregate amount equal to 50% of such non-forfeited Sponsor Inducement Securities effective immediately upon Closing.
As of the date of this joint proxy statement/prospectus, the TKB Insiders are subject to the Sponsor Voting Agreement beneficially own approximately 51% of the issued and outstanding TKB ordinary shares.
In addition, each Relevant TKB Insiders has agreed that, with limited exceptions provided therein, during the period from the date of the Sponsor Voting Agreement until termination thereof, he, she or it will not transfer, directly or indirectly, any Subject Securities.
Registration Rights Agreement
At the Closing, Holdco, Wejo, the Company, the Sponsor and certain other security holders of the Company, will enter into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which, upon completion of the Business Combination, the Holdco Common Shares, Holdco warrants and certain other registrable securities described therein held by the Sponsor and the other security holders of the Company party thereto will bear customary registration rights.
Amendment to the Business Combination Agreement
On March 27, 2023, TKB and Wejo entered into Amendment No. 1 to the Business Combination Agreement (the “Amendment”). The Amendment amends the Business Combination Agreement as follows: (i) to permit TKB to create, assume or incur any indebtedness, guarantee indebtedness of another, or repay, redeem or repurchase such indebtedness, provided that TKB has first requested in writing that Wejo provide an alternative form of financing to TKB in an amount reasonably requested by TKB and Wejo subsequently fails to provide a binding and irrevocable commitment for such financing through third party sources of financing or otherwise on or before the earlier of three (3) Business Days or five (5) days from the date of such request, (ii) to require Wejo to pay the TKB Expense Reimbursement (x) if the Business Combination Agreement is terminated upon the mutual written consent of Wejo and TKB, (y) if the Business Combination Agreement is terminated by TKB in order to enter into a definitive agreement providing for a TKB Superior Proposal, and (z) if Holdco fails to file or confidentially submit the

Registration Statement with the SEC on or before April 17, 2023, in addition to certain previously agreed terminations of the Business Combination Agreement by Wejo, (iii) to include repayment of the principal amount on loans entered into by TKB or Sponsor in compliance with the Business Combination Agreement as an amount subject to the TKB Expense Reimbursement, (iv) to increase the amount of the TKB Expense Reimbursement from $250,000 to $1,000,000, plus an additional $500,000 on account of interest or repayment premiums on principal amounts of loans entered into by TKB or Sponsor in compliance with the Business Combination Agreement, (v) to require Wejo to pay the TKB Expense Reimbursement within three (3) Business Days following the termination of the Business Combination Agreement, (vi) to clarify that in no event shall Wejo be obligated to pay the TKB Expense Reimbursement on more than one occasion, and (vii) to modify the definition of TKB Transaction Expenses to include payment of loans entered into by TKB or Sponsor as set forth on a schedule to the Amendment or as approved by Wejo.
Conversion of Class B shares
On January 18, 2023, pursuant to the terms of the Amended and Restated Memorandum and Articles of Association of the Company, the Sponsor, the holder of an aggregate of 5,650,000 of the Company’s outstanding Class B ordinary shares, par value $0.0001 per share (“Class B Shares”), elected to convert each outstanding Class B Share held by it on a one-for-one basis into Class A ordinary shares, par value $0.0001 per share (“Class A Shares”) of the Company, with immediate effect. Following such conversion, as of January 18, 2023, the Company had an aggregate of 28,650,000 Class A Shares issued and outstanding and 100,000 Class B Shares issued and outstanding.
Wejo Assignment and Assumption Agreement
On January 5, 2023, the Sponsor entered into an assignment and assumption agreement with Wejo, which was subsequently amended and restated on March 2, 2023 (the “Wejo Assignment”), pursuant to which Wejo agreed to pay the Sponsor an aggregate of $295,000 to fund TKB’s working capital requirements and the Sponsor agreed to assign to Wejo, effective as of the Closing Date or the earlier termination of the Business Combination Agreement in accordance with its terms or otherwise, an aggregate of 83,250 Founder Shares and 250,000 Private Warrants. Wejo paid $250,000 to the Sponsor on January 11, 2023 and $45,000 to the Sponsor on March 2, 2023, for an aggregate payment of $295,000.
The Sponsor subsequently advanced these funds to TKB for working capital purposes. The advance is non-interest bearing, unsecured, and payable in cash upon the consummation of TKB’s initial business combination.
Working Capital Advance
On January 26, 2023, in connection with the proposed Business Combination, Sponsor and Wejo entered into a promissory note (the “Phelan Note”) with Daniel Phelan (the “Lender”), which provides for working capital for TKB in an aggregate principal amount of up to $750,000. The Phelan Note was amended and restated on March 9, 2023. As of January 30, 2023, Sponsor had drawn $250,000 under the Phelan Note. The Phelan Note is non-interest bearing and non-convertible. All unpaid principal accrued under the Phelan Note will be repaid at the closing of the Business Combination or the earlier termination of the Business Combination Agreement in certain circumstances specified in the Phelan Note. In consideration for the Phelan Note, Sponsor agreed to pay to the Lender at the closing of the Business Combination a commitment fee equal to 50% of the then-outstanding principal balance of the Phelan Note up to a maximum of $375,000. If the Business Combination does not close, the commitment fee will not be paid.
Extension Meeting
On January 27, 2023, the Company held an extraordinary general meeting (the “Extraordinary General Meeting”). At the Extraordinary General Meeting, the shareholders approved a proposal (the “Extension Amendment Proposal”) to amend the Company’s Amended and restated memorandum and articles of association (the “Articles”) to extend the date that the Company has to consummate a business combination from January 29, 2023 to June 29, 2023 (the “Extension Amendment”). The shareholders also approved a proposal (the “Trust Agreement Amendment Proposal”) to amend the Company’s Investment Management Trust Agreement, dated as of October 26, 2021, by and between the Company and Continental Stock Transfer & Trust Company as trustee (the

“Trust Agreement”), to make a corresponding extension to the date the Company must commence liquidation of the Trust Account from January 29, 2023, to June 29, 2023. In connection with the vote to approve the Extension Amendment Proposal, the holders of 17,533,296 Class A ordinary shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.38 per share, for an aggregate redemption amount of approximately $181.9 million.

Annex A-1
EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT
BY AND AMONG
WEJO GROUP LIMITED,
TKB CRITICAL TECHNOLOGIES 1
AND
GREEN MERGER SUBSIDIARY LIMITED
DATED AS OF JANUARY 10, 2023

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EXHIBIT 1.4(a)	—	TKB Surviving Company Articles
EXHIBIT 1.4(b)	—	Wejo Surviving Company Articles
EXHIBIT 8.17(wwww)	—	Knowledge of TKB
EXHIBIT 8.17(xxxx)	—	Knowledge of Wejo
EXHIBIT 5.23	—	Holdco Organizational Documents

SCHEDULE A	—	Key Wejo Shareholders
SCHEDULE B	—	Form of Wejo Voting Agreement
SCHEDULE C	—	Form of Sponsor Voting Agreement
SCHEDULE D	—	Form of Registration Rights Agreement
SCHEDULE E-1	—	Form of TKB Plan of Merger
SCHEDULE E-2	—	Form of Wejo Plan of Merger
SCHEDULE 5.24	—	Vesting Waivers
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INDEX OF DEFINED TERMS

Action	8.17(a)
Affiliate	8.17(b)
Agreement	Preamble
Anti-Corruption Laws	8.17(c)
Anti-Money Laundering Laws	8.17(d)
Bermuda Companies Act	8.17(e)
Business Combination	8.17(f)
Business Day	8.17(g)
Cayman Companies Act	8.17(h)
Cayman Registrar	8.17(i)
Closing	1.2(a)
Closing Date	1.2(a)
Closing Payments	5.18
Code	8.17(j)
Competition Laws	8.17(k)
Confidentiality Agreement	5.3(a)
Contract	8.17(l)
Conversion Intended U.S. Tax Treatment	Recitals
Copyrights	8.17(bb)
COVID-19	8.17(m)
COVID-19 Measures	8.17(n)
D&O Insurance	5.9(b)
Dissenting TKB Shareholders	2.4(a)
Dissenting Wejo Shareholders	2.5(a)
Effect	8.17(kkkk)
Effective Time	1.2(c)
Enforceability Exceptions	3.2(a)
Environmental Laws	8.17(o)
ERISA	8.17(q)
ERISA Affiliate	8.17(r)
Export Control Laws	8.17(p)
Extension	5.21
Extension Approval .	5.21
Extension Proposal	5.21
Extension Shareholders’ Meeting	5.21
Forward Purchasers.	8.17(s)
GAAP	3.4(b)
GDPR	8.17(rr)
GM Transaction Documents	8.17(t)
Governmental Authority	8.17(u)
Governmental Filings	3.9
Governmental Order	8.17(v)
Hazardous Material	8.17(w)
Holdco Board	8.17(x)
Holdco Common Shared	8.17(y)
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Holdco Equity Plan	5.20
Holdco Organizational Documents	8.17(z)
Holdco RSU Award	2.2(e)
Holdco Stock Option	2.2(f)
Indebtedness	8.17(aa)
Initial Holdco Interest	1.1(a)
Initial Holdco Interest Redemption Amount	1.1(d)
Insurance Policies	4.15(a)
Intellectual Property	8.17(bb)
Intellectual Property Agreements	8.17(cc)
Intended U.S. Tax Treatment	Recitals
Investment Screening Laws	8.17(dd)
IRS	8.17(ee)
IT Assets	8.17(ff)
IT Contracts	8.17(gg)
Joinder	5.23(a)
Joint Proxy Statement	5.11(a)
Known to TKB	8.17(wwww)
Known to Wejo	8.17(xxxx)
Law	8.17(hh)
Liability	8.17(ii)
Lien	8.17(jj)
Merger Sub 1	Preamble
Merger Sub Shares	8.17(ll)
NSIA 2021	8.17(mm)
Open Source Software	8.17(nn)
Outside Date	7.1(b)(i)
Patents	8.17(bb)
Permitted Lien	8.17(oo)
Person	8.17(pp)
Personal Information	8.17(qq)
PFIC	4.8(k)
Privacy Laws	8.17(rr)
Prospectus	8.1
Public TKB Acquisition Proposal	7.2(c)(i)(C)
Public Wejo Acquisition Proposal	7.2(b)(i)(C)
Purchase Agreement	8.17(ss)
Redemption Amount	8.17(tt)
Registration Rights Agreement	Recitals
Registration Statement	5.11(a)
Representatives	8.17(uu)
Sanctions Laws	8.17(vv)
Schedules	IV
SEC	2.3(b)(i)
Securities Act	2.3(b)(i)
Securities Laws	8.17(ww)
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Software	8.17(xx)
Sponsor	8.17(yy)
Sponsor Director Nominees	1.5(a)(i)
Sponsor Voting Agreement	Recitals
Subsidiary	8.17(zz)
Surviving Companies	1.1 (c)
Tax Return	8.17(bbb)
Taxes	8.17(aaa)
TKB	Preamble
TKB Acquisition Proposal	5.7(a)
TKB Adverse Recommendation Change	5.7(b)
TKB Assumed Warrant	2.l(d)
TKB Board	Recitals
TKB Class A Shares	8.17(ccc)
TKB Class B Conversion	2.l(b)(i)
TKB Class B Shares	8.17(ddd)
TKB D&O Indemnified Persons	5.9(a)
TKB Disclosure Schedules	III
TKB Dissenting Shares	2.4(a)
TKB Effective Time	1.2(b)
TKB Excluded Shares	8.17(eee)
TKB Expense Reimbursement	7.2(b)(i)(D)
TKB Filed SEC Report	3.4(a)
TKB Financial Statements	3.4(b)
TKB Intervening Event	8.17(fff)
TKB Material Adverse Effect	8.17(ggg)
TKB Merger Filing Documents	8.17(hhh)
TKB Merger Intended U.S. Tax Treatment	Recitals
TKB Notice of Recommendation Change	5.7(c)
TKB Organizational Documents	8.17(iii)
TKB Plan of Merger	1.1(b)
TKB Private Warrant	8.17(jjj)
TKB Private Warrants Purchase Agreement	8.17(kkk)
TKB Public Warrant	8.17(lll)
TKB Redeeming Shares	8.17(mmm)
TKB SEC Reports	III
TKB Securities	8.17(nnn)
TKB Share Redemption	8.17(ooo)
TKB Share Rights	3.3(d)
TKB Shareholder	8.17(ppp)
TKB Shareholder Approval	3.2(c)
TKB Shareholders’ Meeting	5.11(d)
TKB Shares	8.17(qqq)
TKB Superior Proposal	5.7(a)
TKB Surviving Company	1.1(b)
TKB Surviving Company Articles	1.4(a)
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TKB Termination Fee	7.2(c)(i)(A)
TKB Transaction Expenses	8.17(rrr)
TKB Unit	8.17(sss)
TKB Warrant	2.1(d)
TKB Warrant Agreement	8.17(ttt)
TKB Warrants	8.17(uuu)
to the Knowledge of TKB	8.17(wwww)
to the Knowledge of Wejo	8.17(xxxx)
to TKB’s Knowledge	8.17(wwww)
to Wejo’s Knowledge	8.17(xxxx)
Trade Secrets	8.17(bb)
Trademarks	8.17(bb)
Transaction Agreements	8.17(vvv)
Transaction Expenses	8.17(www)
Transfer Agent	2.3(a)(i)
Treasury Regulations	8.17(xxx)
Trojan horses	4.10(l)
Trust Account.	3.15(a)
Trust Agreement	3.15(a)
Trustee	3.15(a)
U.K. GDPR	8.17(rr)
WARN	8.17(yyy)
Wejo	Preamble
Wejo Acquisition Proposal	5.6(a)
Wejo Adverse Recommendation Change	5.6(b)
Wejo Assumed Warrant	2.2(c)
Wejo Benefit Plans	8.17(zzz)
Wejo Board	Recitals
Wejo Bye-Laws	8.17(aaaa)
Wejo Common Shares	8.17(bbbb)
Wejo D&O Indemnified Persons	5.9(a)
Wejo Data Privacy and Security Laws	4.10(n)
Wejo Director Nominees	1.5(a)(i)
Wejo Disclosure Schedules	IV
Wejo Dissenting Shares	2.5(a)
Wejo Effective Time	1.2(c)
Wejo Employee	8.17(cccc)
Wejo Equity Plan	8.17(dddd)
Wejo Excluded Shares	8.17(eeee)
Wejo Filed SEC Report	4.5(a)
Wejo Financial Statements	4.5(b)
Wejo Financing Agreement	8.17(ffff)
Wejo Intellectual Property	8.17(gggg)
Wejo Intervening Event	8.17(hhhh)
Wejo IT Assets	8.17(iiii)
Wejo IT Contracts	8.17(jjjj)
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Wejo Lease	4.7(b)
Wejo Leased Real Property	4.7(b)
Wejo Material Adverse Effect	8.17(kkkk)
Wejo Material Contracts	4.9(a)
Wejo Material Customers	4.22(a)
Wejo Material Suppliers	4.22(b)
Wejo Merger Consideration	2.2(a)(i)
Wejo Merger Filing Documents	8.17(llll)
Wejo Merger Intended U.S. Tax Treatment	Recitals
Wejo Non-U.S. Benefit Plan	4.14(i)
Wejo Notice of Recommendation Change	5.6(c)
Wejo Organizational Documents	8.17(mmmm)
Wejo Permits	4.19(a)
Wejo Plan of Merger	1.1(c)
Wejo Privacy Obligations	4.10(n)
Wejo Products	8.17(nnnn)
Wejo Registered Intellectual Property	4.10(a)
Wejo RSU Award	8.17(oooo)
Wejo SEC Reports	IV
Wejo Securities	8.17(pppp)
Wejo Security Incidents	4.10(l)
Wejo Service Provider	8.17(qqqq)
Wejo Share Rights	4.4(d)
Wejo Shareholder Approval	4.3(c)
Wejo Shareholders’ Meeting	5.11(c)
Wejo Stock Option	8.17(rrrr)
Wejo Subsidiaries Organizational Documents	4.2(c)
Wejo Subsidiary	8.17(ssss)
Wejo Superior Proposal	5.6(a)
Wejo Surviving Company	1.1(c)
Wejo Surviving Company Articles	1.4(b)
Wejo Termination Fee	7.2(b)(i)(A)
Wejo Transaction Expenses	8.17(tttt)
Wejo Voting Agreement	Recitals
Wejo Warrant	2.2(c), 8.17(uuuu)
Wejo Warrant Agreement	8.17(vvvv)
Withholding Agent	2.3(d)
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BUSINESS COMBINATION AGREEMENT
THIS BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of January 10, 2023, is by and among Wejo Group Limited, an exempted company limited by shares incorporated under the laws of Bermuda (“Wejo”), TKB Critical Technologies 1, an exempted company incorporated under the laws of the Cayman Islands (“TKB”), and Green Merger Subsidiary Limited, an exempted company incorporated under the laws of the Cayman Islands (“Merger Sub 1”).
WITNESSETH:
WHEREAS, TKB is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;
WHEREAS, Wejo Holdings Limited is a newly formed exempted company limited by shares incorporated under the laws of Bermuda (“Holdco”) and a wholly owned Subsidiary of Wejo formed for the sole purpose of participating in the transactions contemplated hereby and becoming the publicly traded holding company for Wejo and TKB;
WHEREAS, Merger Sub 1 is a newly formed exempted company incorporated under the laws of the Cayman Islands and a wholly owned Subsidiary of Wejo formed for the sole purpose of effecting the TKB Merger;
WHEREAS, prior to the TKB Merger, Wejo will transfer all of its Merger Sub 1 Shares to Holdco;
WHEREAS, Wejo Acquisition Company Limited is a newly formed exempted company limited by shares incorporated under the laws of Bermuda (“Merger Sub 2” and together with Merger Sub 1, each a “Merger Sub” and collectively, the “Merger Subs”) and a wholly owned Subsidiary of Holdco formed for the sole purpose of effecting the Wejo Merger;
WHEREAS, the parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub 1 shall merge with and into TKB (the “TKB Merger”), with TKB surviving the TKB Merger. At the TKB Effective Time, Merger Sub 1 will cease to exist, and TKB will become a wholly owned subsidiary of Holdco, on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, the parties intend that, on the terms and subject to the conditions set forth in this Agreement, simultaneous with the TKB Merger, Merger Sub 2 shall merge with and into Wejo (the “Wejo Merger” and, together with the TKB Merger, the “Mergers”), with Wejo surviving the Wejo Merger. At the Wejo Effective Time, Merger Sub 2 will cease to exist, and Wejo will become a wholly owned subsidiary of Holdco, on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, the board of directors of Wejo (the “Wejo Board”), on the terms and subject to the conditions set forth herein, has unanimously (i) determined that the Wejo Merger is advisable, fair to, and in the best interests of Wejo and its shareholders, (ii) approved this Agreement, the other Transaction Agreements to which Wejo is a party, the Wejo Merger and the
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other actions contemplated by this Agreement, and declared their advisability and (iii) determined to recommend that the shareholders of Wejo vote to approve and adopt this Agreement and the Wejo Plan of Merger, and approve the Wejo Merger and the other transactions contemplated by this Agreement;
WHEREAS, the sole director of Merger Sub 1, on the terms and subject to the conditions set forth herein, has (i) determined that this Agreement, the other Transaction Agreements to which Merger Sub 1 is a party and the TKB Merger are advisable, fair to, and in the best interests of Merger Sub 1 and its sole shareholder, (ii) approved this Agreement, the other Transaction Agreements to which Merger Sub 1 is a party, the TKB Merger and the other actions contemplated by this Agreement, and declared their advisability and (iii) determined to recommend the approval and adoption of this Agreement and the TKB Plan of Merger, and the approval of the TKB Merger and the other transactions contemplated by this Agreement to its sole shareholder;
WHEREAS, the board of directors of TKB (the “TKB Board”) on the terms and subject to the conditions set forth herein, has unanimously (i) determined that this Agreement, the other Transaction Agreements to which TKB is a party and the TKB Merger are advisable, fair to, and in the best interests of, TKB and its shareholders and the TKB Merger constitutes a Business Combination, (ii) approved this Agreement, the other Transaction Agreements to which TKB is a party, the TKB Merger and the other actions contemplated by this Agreement, and declared their advisability, and (iii) determined to recommend that the shareholders of TKB vote to approve and adopt this Agreement and the TKB Plan of Merger, and approve the TKB Merger and the other transactions contemplated by this Agreement;
WHEREAS, concurrently with the execution and delivery of this Agreement, certain shareholders of Wejo listed on Schedule A hereto are entering into voting and support agreements with TKB in substantially the form attached hereto as Schedule B (the “Wejo Voting Agreement”);
WHEREAS, concurrently with the execution and delivery of this Agreement, Sponsor and certain shareholders of TKB are entering into a voting and support agreement with Wejo in substantially the form attached hereto as Schedule C (the “Sponsor Voting Agreement”);
WHEREAS, in connection with the consummation of the Mergers, at the Closing, Holdco, Sponsor, the Sponsor’s members and its or their transferees, the Sponsor Director Nominees, and the Forward Purchasers, will enter into a Registration Rights Agreement in substantially the form attached hereto as Schedule D (the “Registration Rights Agreement”); and
WHEREAS, for U.S. federal income tax purposes (and for purposes of any applicable state or local income tax that follows the U.S. federal income tax treatment), it is intended that (a) the TKB Class B Conversion qualify as a reorganization within the meaning of Section 368(a)(1)(E) of the Code and the Treasury Regulations promulgated thereunder (the “Conversion Intended U.S. Tax Treatment”), (b) the Wejo Merger qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, and that the Wejo Merger and the TKB Merger, taken together, qualify as a transaction described in Section 351(a) of the Code and the Treasury Regulations promulgated thereunder (the “Wejo Merger Intended U.S. Tax Treatment”), and (c) the Wejo Merger and the TKB Merger, taken together, qualify as a transaction described in Section 351(a) of the Code and the Treasury Regulations promulgated
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thereunder (the “TKB Merger Intended U.S. Tax Treatment” and, together with the Conversion Intended U.S. Tax Treatment and the Wejo Merger Intended U.S. Tax Treatment, the “Intended U.S. Tax Treatment”), and (d) this Agreement be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3, to which Holdco, Wejo, TKB, Merger Sub 1, and Merger Sub 2 are parties under Section 368(b) of the Code.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
THE MERGERS
Section 1.1    The Mergers.
(a)    In order to facilitate the formation of Holdco, Wejo has contributed $100.00 to Holdco in exchange for all the issued share capital in Holdco as of the date hereof (the “Initial Holdco Interest”).
(b)    At the TKB Effective Time, and upon the terms and subject to the conditions of this Agreement, the plan of merger to be entered into among TKB, Merger Sub 1 and Holdco in substantially the form attached hereto as Schedule E-1 (the “TKB Plan of Merger”), and in accordance with the Cayman Companies Act, at the TKB Effective Time (as defined in Section 1.2(b)), Merger Sub 1 shall be merged with and into TKB. As a result of the TKB Merger: (i) the separate corporate existence of Merger Sub 1 shall cease and TKB shall continue as the surviving company following the TKB Merger (sometimes referred to herein as the “TKB Surviving Company”); and (ii) TKB shall (A) become a wholly owned subsidiary of Holdco, (B) continue to be governed by the Laws of the Cayman Islands, (C) continue to have a registered office in the Cayman Islands, and (D) succeed to and assume all of the rights, properties and obligations of Merger Sub 1 and TKB in accordance with the Cayman Companies Act and the existing shareholders of TKB shall be entitled to the TKB Merger Consideration in accordance with the provisions of Article II of this Agreement.
(c)    At the Wejo Effective Time, and upon the terms and subject to the conditions of this Agreement, the statutory merger agreement to be entered into among Wejo, Merger Sub 2 and Holdco in substantially the form attached hereto as Schedule E-2 (the “Wejo Plan of Merger”), and in accordance with the Bermuda Companies Act, at the Wejo Effective Time (as defined in Section 1.2(c)), Merger Sub 2 shall be merged with and into Wejo. As a result of the Wejo Merger: (i) the separate corporate existence of Merger Sub 2 shall cease and Wejo shall continue as the surviving company following the Wejo Merger (sometimes referred to herein as the “Wejo Surviving Company” and together with the TKB Surviving Company, each a “Surviving Company” and collectively, the “Surviving Companies”); and (ii) Wejo shall (A) become a wholly owned subsidiary of Holdco, (B) continue to be governed by the Laws of Bermuda, (C) continue to have a registered office in Bermuda, and (D) succeed to and assume all of the rights, properties and obligations of Merger Sub 2 and Wejo in accordance with the Laws
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of Bermuda and the existing shareholders of Wejo shall be entitled to the Wejo Merger Consideration in accordance with the provisions of Article II of this Agreement.
(d)    At the Effective Time, the Initial Holdco Interest shall be automatically redeemed and cancelled for an aggregate of $100.00 in cash pursuant to Section 2.2(g) (the “Initial Holdco Interest Redemption Amount”).
Section 1.2    Closing; Effective Time.
(a)    The closing of the Mergers (the “Closing”) shall take place electronically on a remote basis, at 09:00 a.m., Eastern Time, on a date to be specified by Holdco, Wejo and TKB, which shall be no later than the third (3rd) Business Day after the satisfaction or (to the extent permitted by Law) waiver of all of the conditions set forth in Article VI hereof (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or (to the extent permitted by Law) waiver of such conditions at the Closing), unless another time, date or place is agreed to in writing by Holdco, Wejo and TKB. The date on which the Closing occurs is referred to herein as the “Closing Date.”
(b)    On the Closing Date, each of TKB and Merger Sub 1 shall (and Holdco shall cause Merger Sub 1 to), in coordination with each other, cause the executed TKB Plan of Merger and other required TKB Merger Filing Documents to be filed with the Cayman Registrar. The parties hereto agree that the time at which the TKB Merger becomes effective is referred to herein as the “TKB Effective Time” which shall be the same time as the Wejo Effective Time.
(c)    On the Closing Date, each of Wejo and Merger Sub 2 shall (and Holdco shall cause Merger Sub 2 to), in coordination with each other, cause the required Wejo Merger Filing Documents to be filed with the Registrar of Companies in Bermuda. The parties hereto agree that the time at which the Wejo Merger becomes effective is referred to herein as the “Wejo Effective Time” which shall be the same time as the TKB Effective Time. The TKB Effective Time and the Wejo Effective Time shall referred to herein collectively as the “Effective Time”.
Section 1.3    Effect of the Merger.
(a)    The TKB Merger shall have the effects set forth in this Agreement, the TKB Plan of Merger and as specified in the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the TKB Effective Time, by virtue of, and simultaneously with, the TKB Merger and without any further action on the part of Holdco, Merger Sub 1, TKB or any shareholder of TKB, (i) all the properties, rights, privileges, powers and franchises of TKB and Merger Sub 1 shall vest in the TKB Surviving Company; (ii) all debts, liabilities and duties of TKB and Merger Sub 1 shall become the debts, liabilities and duties of the TKB Surviving Company; and (iii) all the rights, privileges, immunities, powers and franchises of TKB (as the TKB Surviving Company) shall continue unaffected by the TKB Merger in accordance with the Cayman Companies Act. Merger Sub 1 will cease to exist and will be stricken from the register of companies in the Cayman Islands, and TKB will become a
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private company directly and wholly owned (including with respect to any warrants, options or other securities) by Holdco, all as provided under the Cayman Companies Act.
(b)    The Wejo Merger shall have the effects set forth in this Agreement, the Wejo Plan of Merger and as specified in the applicable provisions of the Bermuda Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Wejo Effective Time, by virtue of, and simultaneously with, the Wejo Merger and without any further action on the part of Holdco, Merger Sub 2, Wejo or any shareholder of Wejo, (i) all the properties, rights, privileges, powers and franchises of Wejo and Merger Sub 2 shall vest in the Wejo Surviving Company; (ii) all debts, liabilities and duties of Wejo and Merger Sub 2 shall become the debts, liabilities and duties of the Wejo Surviving Company; and (iii) all the rights, privileges, immunities, powers and franchises of Wejo (as the Wejo Surviving Company) shall continue unaffected by the Wejo Merger in accordance with the Bermuda Companies Act. Merger Sub 2 will cease to exist and will be stricken from the register of companies in Bermuda, and Wejo will become a private company directly and wholly owned (including with respect to any warrants, options or other securities) by Holdco, all as provided under the Bermuda Companies Act.
Section 1.4    Organizational Documents.
(a)    At the Effective Time, the memorandum and articles of association of the TKB Surviving Company shall be in the form of the TKB Organizational Documents in effect immediately prior to the TKB Effective Time, until thereafter amended or restated as provided therein and by applicable Law. Immediately after the Effective Time, the memorandum and articles of association of the TKB Surviving Company shall be amended and restated in their entirety to read as set forth in Exhibit 1.4(a), and as so amended shall remain in effect after the TKB Effective Time as the memorandum and articles of association of the TKB Surviving Company (the “TKB Surviving Company Articles”) until thereafter amended or restated as provided by applicable Law and such TKB Surviving Company Articles.
(b)    At the Wejo Effective Time, the Wejo Bye-Laws shall be amended and restated in their entirety to read as set forth in Exhibit 1.4(b), and as so amended shall remain in effect from and after the Wejo Effective Time as the bye-laws of the Wejo Surviving Company (the “Wejo Surviving Company Articles” and together with the TKB Surviving Company Articles, the “Surviving Company Articles”) until thereafter amended as provided by applicable Law and such Wejo Surviving Company Articles.
Section 1.5    Directors and Officers.
(a)    Directors of Holdco. The parties hereto shall take all actions necessary so that, from and after the Effective Time:
(i)    the Holdco Board shall consist of nine (9) directors, of whom (A) two (2) individuals meeting the Nasdaq independence requirements will be designated in writing by the Sponsor (the “Sponsor Director Nominees”), and (B) seven (7) individuals will be designated in writing by Wejo (the “Wejo Director Nominees”), in each case by no later than ten (10) Business Days before the date on which the Registration Statement is declared effective by the SEC, each such director to hold office in accordance with the
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Holdco Organizational Documents. A majority of members of the Holdco Board shall qualify as an “independent director” under Nasdaq regulations and comply with all diversity requirements under applicable Law.
(ii)     the officers of Wejo holding such positions as set forth in Section 1.5(a)(ii) of the Wejo Disclosure Schedules shall be appointed as the officers of Holdco, each such officer to hold office in accordance with the Holdco Organizational Documents.
(b)    Directors and Officers of the Surviving Companies.
(i)    The parties hereto shall take all actions necessary so that from and after the Effective Time, the Surviving Companies board of directors shall be constituted with those individuals as shall be designated by Holdco until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with the applicable Surviving Company Articles, as the case may be.
(ii)    The parties hereto shall take all actions necessary so that from and after the Effective Time, the officers of the Surviving Companies shall be those individuals as designated by Holdco until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.
ARTICLE II
EFFECTS OF THE MERGERS; EXCHANGE
Section 2.1    Effect on TKB Share Capital. Subject to the terms and conditions of this Agreement, at the TKB Effective Time, by virtue of the TKB Merger and without any action on the part of Holdco, Merger Sub 1, TKB or the holders of TKB Securities:
(a)    TKB Units. Immediately prior to the TKB Effective Time, each TKB Unit then outstanding shall be automatically detached and the holder thereof shall be deemed to hold one TKB Class A Share and one-half of a TKB Public Warrant in accordance with the terms of the applicable TKB Unit, which underlying TKB Class A Shares and TKB Public Warrants shall be converted in accordance with the applicable terms of this Section 2.1.
(b)    TKB Shares.
(i)    Immediately prior to the TKB Effective Time, each TKB Class B Share shall automatically be converted into one TKB Class A Share, subject to the terms of the TKB Organizational Documents and the Sponsor Voting Agreement (the “TKB Class B Conversion”).
(ii)    At the TKB Effective Time, immediately following the detachment of each TKB Unit in accordance with Section 2.1(a) and the TKB Class B Conversion in accordance with Section 2.1(b)(i), each TKB Share issued and outstanding immediately prior to the TKB Effective Time (other than TKB Excluded Shares, TKB
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Redeeming Shares and TKB Dissenting Shares) shall be automatically converted into and represent the right to receive a number of validly issued, fully paid and nonassessable Holdco Common Shares equal to the Exchange Ratio (such number of Holdco Common Shares, the “TKB Merger Consideration”). For the purposes of this Agreement, (A) “Exchange Ratio” shall mean an amount equal to the quotient (rounded to the nearest whole cent, with .05 being rounded up) obtained by dividing $11.25 by the Average Wejo Share Price; provided, however, that if the average Wejo Share Price is (x) greater than 3.00, the Exchange Ratio shall be 3.75 or (y) less than 0.50, the Exchange Ratio shall be 22.50; and (B) “Average Wejo Share Price” means the volume weighted average price per Wejo Common Share (rounded to the nearest whole cent, with .05 being rounded up) on Nasdaq (as reported by Bloomberg L.P. or, if not reported thereby, by another authoritative source mutually agreed by the parties) for the fifteen (15) consecutive trading days immediately preceding the second trading day prior to the date of the Wejo Shareholders’ Meeting.
(iii)    At the TKB Effective Time, each TKB Excluded Share issued and outstanding immediately prior to the TKB Effective Time shall be cancelled and no TKB Merger Consideration shall be paid or payable with respect thereto.
(iv)    At the TKB Effective Time, each TKB Redeeming Share issued and outstanding immediately prior to the TKB Effective Time shall be cancelled and each holder of such TKB Redeeming Shares shall thereafter cease to have any rights with respect to such securities except the right to be paid a pro rata share of the Redemption Amount in accordance with the TKB Organizational Documents.
(v)    At the TKB Effective Time, each TKB Dissenting Share issued and outstanding immediately prior to the TKB Effective Time shall be cancelled and each holder of such TKB Dissenting Shares shall thereafter cease to have any rights with respect to such securities except the rights granted by Section 238 of the Cayman Companies Act to Dissenting TKB Shareholders, subject to Section 2.4.
(vi)    As of the TKB Effective Time, (a) all TKB Shares (other than TKB Excluded Shares, TKB Redeeming Shares and TKB Dissenting Shares), pursuant to this Section 2.1(b), shall be deemed transferred under Cayman Law to Holdco, and each holder of a TKB Share (other than TKB Excluded Shares, TKB Redeeming Shares and TKB Dissenting Shares) shall cease to have any rights with respect thereto, except the right to receive the applicable TKB Merger Consideration upon surrender of such TKB Shares in accordance with Section 2.3 and (b) the register of members of TKB shall be closed with respect to, and there shall be no further registration of transfers on the register of members of the TKB Surviving Company of, TKB Shares which were outstanding immediately prior to the TKB Effective Time. In the event that a holder of TKB Shares converted pursuant to the TKB Merger shall be entitled to receive a fraction of a Holdco Common Share (after aggregating all shares represented by the TKB Shares) then the number of Holdco Common Shares issuable to such holder shall be rounded up or down to the nearest whole Holdco Common Share (with .5 being rounded up). Notwithstanding any other provision of this Agreement, the TKB Merger Consideration shall not include any cash consideration.
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(c)    Conversion of Merger Sub 1 Shares. At the TKB Effective Time, each Merger Sub 1 Share that is issued and outstanding immediately prior to the Effective Time shall be automatically and without further action converted into one (1) validly issued, fully paid and nonassessable Class A ordinary share, par value $0.0001 per share, of the TKB Surviving Company, and the shares of the TKB Surviving Company into which the Merger Sub 1 Shares are so converted shall be the only shares of the TKB Surviving Company that are issued and outstanding immediately after the TKB Effective Time.
(d)    Conversion of TKB Warrants. Each warrant to acquire TKB Shares (each, a “TKB Warrant”) that is outstanding and unexercised immediately prior to the TKB Effective Time, shall cease to represent a TKB Warrant in respect of TKB Shares and shall be assumed by Holdco and automatically represent a warrant to acquire Holdco Common Shares (each, a “TKB Assumed Warrant”). The number of Holdco Common Shares subject to each such TKB Assumed Warrant shall be equal to the product (rounded to the nearest whole number, with .5 being rounded up) of (x) the number of TKB Shares subject to such TKB Warrant immediately prior to the TKB Effective Time multiplied by (y) the Exchange Ratio, and the exercise price of each such TKB Assumed Warrant shall be equal to the quotient of (1) the per share exercise price of such TKB Warrant immediately prior to the TKB Effective Time divided by (2) the Exchange Ratio, which quotient shall be rounded to the nearest whole cent (with .05 being rounded up). Holdco shall assume each such TKB Warrant in accordance with its terms, and except as expressly provided above, following the TKB Effective Time, each TKB Assumed Warrant shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the applicable TKB Warrant immediately prior to the TKB Effective Time. Prior to the TKB Effective Time, TKB shall take all action necessary for the treatment of the TKB Warrants in accordance with this Section 2.1(d), including executing an amendment to the TKB Warrant Agreement pursuant to Section 9.8 thereto.
(e)    Fractional Shares. No certificate or scrip representing fractional Holdco Common Shares shall be issued upon the surrender for exchange of TKB Shares. Any fractional Holdco Common Share that otherwise would be issuable pursuant to the TKB Merger shall be treated as provided in Section 2.1(b)(vi).
(f)    Adjustments to TKB Merger Consideration. The TKB Merger Consideration shall be adjusted appropriately, without duplication, to reflect the effect of any share split, sub-division, reverse share split, consolidation, share dividend (including any dividend or distribution of securities convertible into TKB Shares, Wejo Common Shares or Holdco Common Shares, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of TKB Shares, Wejo Common Shares or Holdco Common Shares outstanding after the date hereof and prior to the TKB Effective Time to provide the same economic effect to Wejo equityholders, the Holdco equityholders and TKB equityholders. Nothing in this Section 2.1(f) shall be construed to permit TKB, Wejo or Holdco to take any action with respect to its securities that is prohibited by the terms of this Agreement.
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Section 2.2    Effect on Wejo Share Capital. Subject to the terms and conditions of this Agreement, at the Wejo Effective Time, by virtue of the Wejo Merger and without any action on the part of Holdco, Merger Sub 2, Wejo or the holders of Wejo Securities:
(a)    Wejo Common Shares.
(i)    Each Wejo Common Share issued and outstanding immediately prior to the Wejo Effective Time (other than Wejo Excluded Shares and Wejo Dissenting Shares) shall be automatically converted into and represent the right to receive one validly issued, fully paid and non-assessable Holdco Common Share (such number of Holdco Common Shares, the “Wejo Merger Consideration”).
(ii)    At the Wejo Effective Time, each Wejo Excluded Share issued and outstanding immediately prior to the Wejo Effective Time shall be cancelled and no Wejo Merger Consideration shall be paid or payable with respect thereto.
(iii)    At the Wejo Effective Time, each Wejo Dissenting Share issued and outstanding immediately prior to the Wejo Effective Time shall be cancelled and each holder of such Wejo Dissenting Shares shall thereafter cease to have any rights with respect to such securities except the rights granted by section 106 of the Bermuda Companies Act to Dissenting Wejo Shareholders, subject to Section 2.5.
(iv)    As of the Wejo Effective Time, (a) all Wejo Common Shares (other than Wejo Excluded Shares and Wejo Dissenting Shares), pursuant to this Section 2.2(a), shall be deemed transferred under Bermuda Law to Holdco, and each holder of a Wejo Common Share (other than Wejo Excluded Shares and Wejo Dissenting Shares) shall cease to have any rights with respect thereto, except the right to receive the applicable Wejo Merger Consideration upon surrender of such Wejo Common Shares in accordance with Section 2.3 and (b) the register of members of Wejo shall be closed with respect to all Wejo Common Shares outstanding and no further transfer of any such Wejo Common Shares shall be recorded on the register of members of Wejo after the Wejo Effective Time. In the event that a holder of Wejo Common Shares converted pursuant to the Wejo Merger shall be entitled to receive a fraction of a Holdco Common Share (after aggregating all shares represented by the Wejo Common Shares) then the number of Holdco Common Shares issuable to such holder shall be rounded up or down to the nearest whole Holdco Common Share (with .5 being rounded up). Notwithstanding any other provision of this Agreement, the Wejo Merger Consideration shall not include any cash consideration.
(b)    Conversion of Merger Sub 2 Shares. At the Wejo Effective Time, each Merger Sub 2 Share that is issued and outstanding immediately prior to the Effective Time shall be automatically and without further action converted into one (1) validly issued, fully paid and nonassessable ordinary share, par value $0.001 per share, of the Wejo Surviving Company, and the shares of the Wejo Surviving Company into which the Merger Sub 2 Shares are so converted shall be the only shares of the Wejo Surviving Company that are issued and outstanding immediately after the Wejo Effective Time.
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(c)    Conversion of Wejo Warrants. Each warrant to acquire Wejo Common Shares (each, a “Wejo Warrant”) that is outstanding and unexercised immediately prior to the Wejo Effective Time, shall cease to represent a Wejo Warrant in respect of Wejo Common Shares and shall be assumed by Holdco and automatically represent a warrant to acquire one Holdco Common Share (each, a “Wejo Assumed Warrant”). Holdco shall assume each such Wejo Warrant in accordance with its terms, and except as expressly provided above, following the Wejo Effective Time, each Wejo Assumed Warrant shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the applicable Wejo Warrant immediately prior to the Wejo Effective Time.
(d)    Adjustments to Wejo Merger Consideration. The Wejo Merger Consideration shall be adjusted appropriately, without duplication, to reflect the effect of any share split, sub-division, reverse share split, consolidation, share dividend (including any dividend or distribution of securities convertible into Wejo Common Shares, TKB Shares or Holdco Common Shares, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of Wejo Common Shares, TKB Shares or Holdco Common Shares outstanding after the date hereof and prior to the Wejo Effective Time to provide the same economic effect to the TKB equityholders, Holdco equityholders and Wejo equityholders. Nothing in this Section 2.2(d) shall be construed to permit TKB, Wejo or Holdco to take any action with respect to its securities that is prohibited by the terms of this Agreement.
(e)    Wejo RSU Awards. At the Wejo Effective Time, each Wejo RSU Award that is outstanding immediately prior to the Wejo Effective Time, whether vested or unvested, shall, automatically and without any required action on the part of any holder or beneficiary thereof, be converted into a restricted stock unit award (a “Holdco RSU Award”) in respect of that number of Holdco Common Shares equal to the total number of Wejo Common Shares subject to the Wejo RSU Award immediately prior to the Wejo Effective Time. Each Holdco RSU Award issued pursuant to this Section 2.2(e) shall be subject to the same terms and conditions (including the vesting schedule) as applicable to the corresponding Wejo RSU Award immediately prior to the Wejo Effective Time. Notwithstanding the foregoing, any Wejo RSU Award that will settle in accordance with its terms upon the Wejo Effective Time shall, automatically and without any required action on the part of any holder or beneficiary thereof, be cancelled immediately prior to the Wejo Effective Time, and, in exchange therefor, each such holder thereof shall receive, as soon as reasonably practicable after the Wejo Effective Time, (i) a number of Holdco Common Shares equal to the total number of Wejo Common Shares subject to the Wejo RSU Award immediately prior to the Wejo Effective Time, less any applicable withholding Taxes, and rounded down to the nearest whole share, or, (ii) if provided for by the award agreement governing the Wejo RSU Award, a mix of Holdco Common Shares and cash as required by such award agreement, with an aggregate value equal to that which the Wejo RSU Award holder would have received if he or she received exclusively Holdco Common Shares in respect to such Wejo RSU Award pursuant to the foregoing clause (i).
(f)    Wejo Stock Options. At the Wejo Effective Time, each Wejo Stock Option that is outstanding immediately prior to the Wejo Effective Time, whether vested or unvested, shall, automatically and without any required action on the part of any holder or beneficiary thereof, be assumed by Holdco and converted into an option (a “Holdco Stock Option”) to purchase a number of Holdco Common Shares equal to the total number of Wejo Common
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Shares subject to the Wejo Stock Option immediately prior to the Wejo Effective Time, and at the exercise price per Holdco Common Share equal to the exercise price applicable to such Wejo Stock Option immediately prior to the Wejo Effective Time. Each Wejo Stock Option issued pursuant to this Section 2.2(f) shall be subject to the same terms and conditions (including vesting schedule) as applicable to the corresponding Wejo Stock Option immediately prior to the Wejo Effective Time; provided, that Holdco shall convert Wejo Stock Options into Holdco Stock Options in a manner that would not cause the Holdco Stock Options to be treated as a grant of a new stock right for purposes of Section 409A of the Code.
(g)    Cancellation of Shares. Each share of Holdco share capital that is issued and outstanding immediately prior to the Effective Time (which shall consist solely of the Initial Holdco Interest) shall be automatically redeemed and cancelled in exchange for the right to receive its pro rata portion of the Initial Holdco Interest Redemption Amount. Promptly following the Effective Time, Holdco shall pay the Initial Holdco Interest Redemption Amount pro rata, to the holders of Holdco share capital immediately prior to the Effective Time.
(h)    GM Transaction Documents. Holdco shall take commercially reasonable steps to assume, at the Wejo Effective Time, all of the obligations of Wejo under the GM Transaction Documents pursuant to their terms.
Section 2.3    Exchange of Securities.
(a)    Exchange.
(i)    Prior to the TKB Effective Time, Holdco shall engage Continental Stock Transfer & Trust Company (the “Transfer Agent”) as its Transfer Agent. At the TKB Effective Time, Holdco shall instruct the Transfer Agent to issue the TKB Merger Consideration to the record holders of TKB Units, TKB Class A Shares and TKB Class B Shares entitled to receive a portion of the TKB Merger Consideration hereunder (other than holders of TKB Excluded Shares, TKB Redeeming Shares and TKB Dissenting Shares) in book entry form, and the electronic or book entry positions representing the TKB Securities shall be cancelled.
(ii)    At the Wejo Effective Time, Holdco shall instruct the Transfer Agent to issue the Wejo Merger Consideration to the record holders of Wejo Common Shares entitled to receive a portion of the Wejo Merger Consideration hereunder (other than holders of Wejo Excluded Shares and Wejo Dissenting Shares) in book entry form, and the electronic or book entry positions representing the Wejo Securities shall be cancelled.
(b)    No Further Ownership Rights.
(i)    All Holdco Common Shares issued at the TKB Effective Time in accordance with the terms of this Article II shall be deemed to have been issued in full satisfaction of all rights pertaining to TKB Shares entitled to receive a portion of the TKB Merger Consideration hereunder (other than TKB Excluded Shares, TKB Redeeming Shares and TKB Dissenting Shares). At the TKB Effective Time, the register of members of TKB shall be closed with respect to, and there shall be no further registration of transfers
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on the register of members of the TKB Surviving Company of TKB Shares which were outstanding immediately prior to the TKB Effective Time. If, after the TKB Effective Time, TKB Shares are presented to the TKB Surviving Company or the Transfer Agent for any reason, they shall be cancelled and exchanged as provided in this Article II. Notwithstanding anything to the contrary in this Agreement, TKB Shares to be exchanged by any Person constituting an “affiliate” of TKB for purposes of Rule 145 under the Securities Act of 1933, as amended, and the applicable rules and regulations of the Securities Exchange Commission (the “SEC”) thereunder (the “Securities Act”), shall be subject to the restrictions described in such Rule 145.
(ii)    All Holdco Common Shares issued at the Wejo Effective Time in accordance with the terms of this Article II shall be deemed to have been issued in full satisfaction of all rights pertaining to Wejo Common Shares entitled to receive a portion of the Wejo Merger Consideration hereunder (other than Wejo Excluded Shares and Wejo Dissenting Shares). At the Wejo Effective Time, the register of members of Wejo shall be closed with respect to, and there shall be no further registration of transfers on the register of members of the Wejo Surviving Company of Wejo Common Shares which were outstanding immediately prior to the Wejo Effective Time. If, after the Wejo Effective Time, Wejo Common Shares are presented to the Wejo Surviving Company or the Transfer Agent for any reason, they shall be cancelled and exchanged as provided in this Article II. Notwithstanding anything to the contrary in this Agreement, Wejo Common Shares to be exchanged by any Person constituting an “affiliate” of Wejo for purposes of Rule 145 under the Securities Act, shall be subject to the restrictions described in such Rule 145.
(c)    No Liability. None of Holdco, Merger Sub 1, Merger Sub 2, TKB, Wejo or the Transfer Agent or any of their respective directors, officers, employees and agents shall be liable to any Person in respect of any Holdco Common Shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any TKB Shares or Wejo Common Shares shall not have been surrendered prior to five (5) years after the TKB Effective Time or Wejo Effective Time, as applicable, or immediately prior to such earlier date on which any Holdco Common Shares, or any dividends or distributions with respect to Holdco Common Shares issuable in respect of such TKB Shares or Wejo Common Shares, as applicable, would otherwise escheat to or become the property of any Governmental Authority, any such shares, dividends or distributions in respect of such TKB Shares or Wejo Common Shares, as applicable, shall, to the extent permitted by applicable Law, become the property of the TKB Surviving Company or Wejo Surviving Company, as applicable, free and clear of all claims or interests of any Person previously entitled thereto.
(d)    Withholding Rights. TKB, the Transfer Agent, Wejo, Holdco, the Wejo Surviving Company, the TKB Surviving Company and any other Person who has any obligation to deduct or withhold from any amount or consideration payable pursuant to this Agreement (each such Person, a “Withholding Agent”) shall be entitled to deduct and withhold from any amount or consideration payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. Tax law or under any applicable Laws. To the extent such amounts are so deducted or withheld, such amounts shall be timely paid over to the applicable Governmental Authority, and shall be treated for all purposes under this Agreement as having been
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paid to the Person in respect of which such deduction and withholding was made by the Withholding Agent, and the Transfer Agent or other applicable Withholding Agent (if any) shall furnish as promptly as practicable such Person with a documentation evidencing such Tax withholding or deduction.
Section 2.4    TKB Dissenters’ Rights.
(a)    Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Cayman Companies Act, TKB Shares that are issued and outstanding immediately prior to the TKB Effective Time and that are held by TKB Shareholders who shall have validly exercised their dissenters’ rights for such TKB Shares in accordance with Section 238 of the Cayman Companies Act, and otherwise complied with all of the provisions of the Cayman Companies Act relevant to the exercise and perfection of dissenters’ rights (the “TKB Dissenting Shares”, and the holders of such TKB Dissenting Shares being the “Dissenting TKB Shareholders”) shall not be converted into, and such Dissenting TKB Shareholders shall have no right to receive, the applicable TKB Merger Consideration unless and until such Dissenting TKB Shareholder fails to perfect or withdraws or otherwise loses their right to dissenters’ rights under the Cayman Companies Act. The TKB Shares owned by any TKB Shareholder who fails to perfect or who effectively withdraws or otherwise loses their dissenters’ rights under Section 238 of the Cayman Companies Act shall cease to be TKB Dissenting Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable TKB Merger Consideration in accordance with Section 2.1(b)(ii), without any interest thereon.
(b)    Prior to the TKB Effective Time, TKB shall give Wejo (i) prompt written notice of any written objections to the TKB Merger or demands for dissenters’ rights received by TKB from TKB Shareholders and any withdrawals of such objections or demands and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such objection or demand for dissenters’ rights under the Cayman Companies Act. TKB shall not, except with reasonable consultation with Wejo, make any offers or payment or otherwise agree or commit to any payment or other consideration with respect to any exercise by a TKB Shareholder of its rights to dissent from the TKB Merger or any demands for appraisal or offer or agree or commit to settle or settle any such demands or approve any withdrawal of any such dissenter rights or demands.
Section 2.5    Wejo Dissenters’ Rights.
(a)    Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Bermuda Companies Act, each holder of Wejo Common Shares issued and outstanding immediately prior to the Wejo Effective Time who did not vote in favor of the Wejo Merger and who shall have validly complied with all the provisions of the Bermuda Companies Act concerning the right of holders of Wejo Common Shares to require appraisal of their Wejo Common Shares pursuant to Bermuda law (the “Wejo Dissenting Shares”, and the holders of such Wejo Dissenting Shares being the “Dissenting Wejo Shareholders”) shall be cancelled (but shall not entitle their holders to receive the Wejo Merger Consideration) and shall be converted into the right to receive the fair value thereof under Section 106 of the Bermuda Companies Act. The Wejo Common Shares owned by any Dissenting Wejo Shareholder who fails
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to perfect or who effectively withdraws or otherwise loses their dissenters’ rights under the Bermuda Companies Act shall cease to be Wejo Dissenting Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable Wejo Merger Consideration in accordance with Section 2.2(a)(i), without any interest thereon.
(b)    Prior to the Wejo Effective Time, Wejo shall give TKB (i) prompt written notice of any written objections to the Wejo Merger or demands for dissenters’ rights received by Wejo from Wejo shareholders and any withdrawals of such objections or demands and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such objection or demand for dissenters’ rights under the Bermuda Companies Act. Wejo shall not, except with reasonable consultation with TKB, make any offers or payment or otherwise agree or commit to any payment or other consideration with respect to any exercise by a Wejo shareholder of its rights to dissent from the Wejo Merger or any demands for appraisal or offer or agree or commit to settle or settle any such demands or approve any withdrawal of any such dissenter rights or demands.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF TKB
TKB represents and warrants to Wejo, Holdco and each Merger Sub as of the date hereof and as of the Closing Date (except for those representations and warranties made as of a specific date or time) as follows (except (i) as set forth in the disclosure schedules (which shall in each case specifically identify by reference to Sections of this Agreement any exceptions to each of the representations, warranties and covenants contained in this Agreement; provided, however, that any information set forth in one section of such disclosure schedules shall be deemed to apply to each other section or subsection thereof or hereof to which its relevance is reasonably apparent on its face) delivered by TKB to Wejo, Holdco and each Merger Sub in connection with the execution and delivery of this Agreement (the “TKB Disclosure Schedules”) or (ii) as disclosed in all forms, reports, statements and documents filed with or furnished to the SEC by TKB (“TKB SEC Reports”) on or after May 19, 2021, and publicly available at least three (3) Business Days prior to the date of this Agreement (including any exhibits and other information incorporated by reference therein, but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature), and without regard to any amendment thereto filed after the date of this Agreement):
Section 3.1    Organization and Corporate Power. TKB is duly incorporated, validly existing and in good standing (or has the equivalent status under the Laws of its jurisdiction of formation) and has all requisite corporate (or comparable) power and authority to own, lease or operate its assets and properties and to carry on its business as currently conducted. TKB is qualified to do business and is in good standing (or its equivalent, if applicable) in every jurisdiction in which its ownership or lease of property or assets or the conduct of business as currently conducted requires it to qualify, except where the failure to be so qualified or, where relevant, in good standing, (1) has not had and would not, either individually or in the aggregate,
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reasonably be expected to be material to TKB and (2) has not had and would not, either individually or in the aggregate, reasonably be expected to have, a material adverse effect on the ability of TKB to consummate the TKB Merger and the other transactions contemplated by this Agreement in accordance with the terms hereof. The TKB Organizational Documents, as in effect on the date hereof, previously made available by TKB to Wejo, (a) are true, correct and complete and (b) are in full force and effect. TKB is not in default or violation of any provision of the TKB Organizational Documents. TKB has no Subsidiaries and does not own (directly or indirectly) or hold the right to acquire any shares, stock, partnership interest or joint venture interest or other equity or voting interest in, or any securities or obligations convertible into or exchangeable for shares, securities or interests, in any Person.
Section 3.2    Authorization; No Conflicts.
(a)    TKB has full power and authority to execute and deliver this Agreement and each other Transaction Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to TKB Shareholder Approval. The execution, delivery and performance of this Agreement and each other Transaction Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite action on the part of TKB, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement and the other Transaction Agreements (other than obtaining TKB Shareholder Approval and filing the TKB Merger Filing Documents with the Cayman Registrar as required by the Cayman Companies Act). This Agreement and each other Transaction Agreement to which TKB is a party has been, or will be at or prior to the Closing, duly and validly authorized, executed and delivered by TKB, and assuming that this Agreement and each of the Transaction Agreements to which TKB is a party to be executed by TKB is a valid and binding obligation of the other parties hereto and thereto, this Agreement and each other Transaction Agreement to which TKB is a party constitute, or when so executed and delivered will constitute, legal, valid and binding obligations of TKB, enforceable against it in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity (the “Enforceability Exceptions”).
(b)    Except (i) for the requirements under the Securities Laws, Nasdaq and any other Laws that are required for the consummation of the transactions contemplated hereby and (ii) as set forth on Section 3.2(b)of the TKB Disclosure Schedules, the execution, delivery and performance of this Agreement and each of the Transaction Agreements to be executed by TKB and the consummation of the transactions contemplated hereby and thereby, or compliance by TKB with any of the provisions hereof or thereof, do not and will not (a) assuming the TKB Shareholder Approval is obtained, conflict with or result in any violation of any provision of the TKB Organizational Documents, (b) result in a breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in the triggering of any payment or other obligation or any right of consent or approval or right of first offer or refusal, or result in the creation of a Lien on any material property or asset of TKB, (c) subject to the approvals and filings set forth in this Agreement and assuming TKB Shareholder Approval is obtained, conflict with or violate any outstanding judgment, order or decree, any applicable Law, or any rule
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or regulation of any securities exchange on which TKB Securities are listed for trading, or any of the material properties or assets of TKB, except, in the case of clauses (b) and (c) above, for any such conflicts, violations, breaches, defaults or other occurrences which are not reasonably expected to be material to TKB.
(c)    Except for (i) with respect to the adoption and approval of this Agreement and the TKB Merger and the other transactions contemplated by this Agreement as TKB’s Business Combination, an ordinary resolution passed by the affirmative vote of holders of a simple majority of the TKB Shares and (ii) with respect to the adoption and approval of the TKB Plan of Merger, a special resolution passed by the affirmative vote of holders of a majority of at least two-thirds of the TKB Shares, in each case that are present and voting at a quorate general meeting and compliant with the provisions of the Cayman Companies Act (the “TKB Shareholder Approval”), no other vote or consent of the holders of any class or series of TKB Securities is required or necessary to adopt or approve this Agreement, the other Transaction Agreements to which TKB is a party, the TKB Merger and the other transactions contemplated by this Agreement.
Section 3.3    Capitalization.
(a)    As of the date hereof, TKB has issued (i) 23,000,000 TKB Units, each consisting of one TKB Class A Share and one-half of one TKB Public Warrant, (ii) 11,500,000 TKB Public Warrants and (iii) 10,750,000 TKB Private Warrants. As of the date hereof, the issued and outstanding share capital of TKB consists of 28,750,000 TKB Shares, which comprise 23,000,000 TKB Class A Shares and 5,750,000 TKB Class B Shares.
(b)    Except as set forth on Section 3.3(b) of the TKB Disclosure Schedules, all the outstanding share capital and other equity or voting securities or interests of TKB (i) have been duly authorized and are validly issued, fully paid and non-assessable (to the extent such concept is applicable to such equity interests) and free of preemptive rights, (ii) were issued in all material respects in compliance with applicable Law, (iii) were issued in compliance with the TKB Organizational Documents, and (iv) were not issued in material breach or violation of any Contract or preemptive right or right of first refusal, rights of first offer or similar rights. Except as set forth on Section 3.3(b) of the TKB Disclosure Schedules, there are no outstanding options, warrants, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities, options or rights convertible into or exercisable or exchangeable for, any shares or securities or interests containing any equity features of TKB, or Contracts, commitments, understandings or arrangements, by which TKB is or may become bound to issue additional shares or other equity or voting securities or interests or options, warrants, scrip, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, any shares or other equity or voting securities or interests.
(c)    Except as set forth on Section 3.3(c) of the TKB Disclosure Schedules, there are no securities or rights of TKB, or Contracts, commitments, understandings or arrangements by which TKB is bound obligating TKB to repurchase, redeem or otherwise acquire TKB Shares or other equity securities or interests of TKB. Except as set forth on Section 3.3(c) of the TKB Disclosure Schedules, TKB has no outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable
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for shares or securities having the right to vote) with the share or equity holders of TKB on any matter. Except as set forth on Section 3.3(c) of the TKB Disclosure Schedules, there are no voting trusts or other agreements or understandings to which TKB is a party with respect to the voting of TKB Shares or other equity or voting securities or interests of TKB.
(d)    Except (i) for the TKB Securities or (ii) as necessary to give effect to the TKB Merger and the other transactions contemplated by this Agreement, as of the date hereof, there are no options, warrants, convertible or exchangeable securities, subscriptions, stock appreciation rights, phantom stock rights or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by TKB (i) relating to any issued or unissued share capital or equity interest of TKB, (ii) obligating TKB to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of, or options, warrants, convertible or exchangeable securities, subscriptions or other equity interests in TKB or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of share capital of TKB (each of (i), (ii) and (iii), collectively, “TKB Share Rights”). All outstanding TKB Securities are, and all TKB Securities that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of TKB to pay any dividend or make any other distribution in respect of any share capital or equity interest of TKB (including any TKB Securities) or to provide any amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.
Section 3.4    SEC Reports; Financial Statements.
(a)    Except as set forth on Section 3.4(a) of the TKB Disclosure Schedules, TKB has timely filed all TKB SEC Reports required to be filed with the SEC since October 29, 2021, each of which has complied in all material respects with the applicable requirements of the Securities Act and the applicable rules and regulations promulgated thereunder, the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed, except to the extent updated, amended, restated or corrected by a subsequent TKB SEC Report filed or furnished to the SEC by TKB, and in either case, publicly available prior to the date hereof (each, a “TKB Filed SEC Report”). None of the TKB Filed SEC Reports (including any financial statements or schedules included or incorporated by reference therein) contained when filed or currently contains any untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent updated, amended, restated or corrected by a subsequent TKB Filed SEC Report. Since October 29, 2021, TKB has not received from the SEC or any other Governmental Authority any written comments or questions with respect to any of the TKB Filed SEC Reports (including the financial statements included therein) that are not resolved, or, as of the date hereof, has received any written notice from the SEC or other Governmental Authority that such TKB Filed SEC Reports (including the financial statements included therein) are being reviewed or investigated, and, to the TKB’s Knowledge, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Authority of any TKB Filed SEC Reports (including the financial statements included therein).
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(b)    Except to the extent updated, amended, restated or corrected by a subsequent TKB Filed SEC Report, all of the financial statements included in any TKB Filed SEC Report, in each case, including any related notes and schedules thereto, as filed with the SEC (those filed with the SEC are collectively referred to as the “TKB Financial Statements”), comply as to form in all material respects with applicable accounting requirements and the published rules of the SEC with respect thereto and have been prepared in accordance with the United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of the unaudited statements, to normal, recurring year-end audit adjustments which are not reasonably expected to have, individually or in the aggregate, a TKB Material Adverse Effect). The consolidated balance sheets (including the related notes) included in such TKB Financial Statements (if applicable, as updated, amended, restated or corrected in a subsequent TKB Filed SEC Report) fairly present, in all material respects, the consolidated financial position of TKB at the respective dates thereof, and the consolidated statements of operations, shareholders’ equity and cash flows (in each case, including the related notes) included in such TKB Financial Statements (if applicable, as updated, amended, restated or corrected in a subsequent TKB Filed SEC Report) fairly present, in all material respects, the consolidated statements of operations, shareholders’ equity and cash flows of TKB for the periods indicated, subject, in the case of the unaudited statements, to normal, recurring year-end audit adjustments which are not reasonably expected to have, individually or in the aggregate, a TKB Material Adverse Effect.
(c)    Each of the co-principal executive officers of TKB and the principal financial officer of TKB (or each former principal executive officer of TKB and each former principal financial officer of TKB, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes- Oxley Act with respect to TKB Filed SEC Reports, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes- Oxley Act. TKB has no outstanding, and has not arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.
(i)    TKB maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of TKB’s assets that could have a material effect on its financial statements.
(ii)    TKB’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by TKB in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to TKB’s management as appropriate to allow timely decisions regarding required disclosure and to
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make the certifications of the chief executive officer and chief financial officer of TKB required under the Exchange Act with respect to such reports.
(iii)    Neither TKB is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract, including any contract or arrangement relating to any transaction or relationship between or among TKB, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, TKB in TKB’s published financial statements or other TKB Filed SEC Reports.
(iv)    Since October 29, 2021, TKB has not received any oral or written notification of any (x) “significant deficiency” or (y) “material weakness” in TKB’s internal control over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them by the Public Company Accounting Oversight Board in Auditing Standard No. 2, as in effect on the date hereof.
Section 3.5    No TKB Material Adverse Effect; Absence of Certain Developments.
(a)    Since December 31, 2022, through the date of this Agreement, there has not been any TKB Material Adverse Effect.
(b)    Except as set forth on Section 3.2(b) of the TKB Disclosure Schedules, and except in connection with the transactions contemplated hereby, since December 31, 2022 through the date of this Agreement, TKB has conducted its business in the ordinary course of business consistent with past practice.
Section 3.6    Tax Matters.
(a)    TKB has timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required by Law to be filed by TKB, and all such Tax Returns remain, true, correct and complete in all material respects. All Taxes due and shown as due on such returns have been timely paid, other than Taxes for which adequate reserves have been established on the financial statements of TKB.
(b)    TKB has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted such amounts to the appropriate Governmental Authority and (iii) complied in all material respects with all applicable Laws with respect to Tax withholding.
(c)    TKB is not currently engaged in any material audit, administrative proceeding or judicial proceeding with respect to Taxes. TKB has not received any written notice from a Governmental Authority of a dispute or claim with respect to a material amount of Taxes,
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other than disputes or claims that have since been resolved, and to the Knowledge of TKB, no such dispute or claim is pending. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of TKB.
(d)    There are no Liens with respect to Taxes on any of the assets of TKB, other than Permitted Liens.
(e)    TKB has not received a written claim from a jurisdiction where it does not file a Tax Return that it is or may be subject to Taxes by, or may be required to file Tax Returns with respect to such Taxes in, such jurisdiction, which claim has not been resolved.
(f)    TKB has not been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or similar provision of state, local or foreign Law).
(g)    Other than in connection with the transactions contemplated hereby, TKB has not requested, entered into, been issued or received any ruling or determination related to Taxes from any Governmental Authority that would reasonably be expected to affect TKB’s liability for Taxes for any taxable period ending after the Closing Date.
(h)    TKB has no material liability for the Taxes of any Person (other than TKB) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor, by contract or otherwise.
(i)    T KB is not a party to, or bound by, or has no material obligation with respect to Taxes of any Person (other than TKB) under any Tax allocation, Tax sharing, Tax indemnification agreement or otherwise (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).
(j)    TKB is and has since formation been treated as a corporation for U.S. federal (and applicable state and local) income tax purposes.
(k)    Within the past two years, TKB has not been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution intended to qualify for tax-free treatment under Section 355 of the Code (or a similar provision of state, local or non-U.S. Tax Law).
(l)    TKB is not aware of the existence of or has knowledge of any fact, agreement, plan or circumstance as of the date hereof, or has taken, agreed, or knowingly omitted to take any action, that could reasonably be expected to prevent or impede the Intended U.S. Tax Treatment, except due to the failure of the Wejo Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder by reason of the assets of, and the business conducted by, Wejo on the Closing Date not constituting “historic business assets” or a “historic business,” respectively, in each case within the meaning of Treasury Regulations Section 1.368-1(d).
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(m)    Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 3.6 are the sole and exclusive representations and warranties of TKB in respect of Taxes.
Section 3.7    Litigation. Except for as set forth on Section 3.7 of the TKB Disclosure Schedules, since April 20, 2021, there have not been, and there is no (a) Action pending or, to the Knowledge of TKB, threatened, or (b) Governmental Order or investigation, examination or audit now pending or outstanding or that were rendered before or by any Governmental Authority, in either case of (a) or (b), by or against TKB or any of its properties, rights, assets, officers, directors, or employees (in their capacity as such). The items listed on Section 3.7 of the TKB Disclosure Schedules, if finally determined adversely to TKB, will not, individually or in the aggregate, reasonably be expected to be material to TKB.
Section 3.8    Business Activities. Since its incorporation, TKB has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination.
Section 3.9    Governmental Consents. Except (a) for the requirements of Securities Laws, Nasdaq and any other regulations that are required for the consummation of the transactions contemplated hereby, (b) for filing the required TKB Merger Filing Documents with the Cayman Registrar and the Cayman Registrar registering the TKB Plan of Merger as required by the Cayman Companies Act and (c) as set forth on Section 3.9 of the TKB Disclosure Schedules, no consent, approval, order or authorization of, or registration, declaration, notification or filing with, any Governmental Authority (collectively, “Governmental Filings”) is necessary or required in connection with any of the execution, delivery or performance of this Agreement or the other Transaction Agreements to be executed by TKB or the consummation by TKB of the transactions contemplated hereby.
Section 3.10    Affiliated Transactions. Except as set forth on Section 3.10 of the TKB Disclosure Schedules, no Affiliate or shareholder of TKB, any director, officer or manager of TKB (other than TKB) is a party to any Contract that is still in effect with TKB or has any ownership or financial interest in any material asset or property owned by TKB.
Section 3.11    Brokerage. Except as set forth on Section 3.11 of the TKB Disclosure Schedules, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby based on any arrangement or agreement made by or on behalf of TKB or any of their respective shareholders or Affiliates.
Section 3.12    Compliance with Laws. TKB is, and has been since April 20, 2021, in compliance in all material respects with all Laws and Governmental Orders applicable to it or any of its properties, rights or assets.
Section 3.13    Registration Statement. The information relating to TKB to be contained in the Joint Proxy Statement and Registration Statement and any other documents filed or furnished with or to the SEC or pursuant to the Securities Act or Exchange Act in each case in connection with the Mergers will not, on the date the Joint Proxy Statement (and any amendment or supplement thereto) is first mailed to the shareholders of TKB and at the time the Registration
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Statement is declared effective (and any amendment or supplement thereto) or at the time of the TKB Shareholders’ Meeting (as defined below), contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Joint Proxy Statement and Registration Statement (other than the portions thereof relating solely to the meeting of the shareholders of Wejo) and any related documents will comply in all material respects as to form with the requirements of the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 3.13, no representation or warranty is made by TKB with respect to information or statements made or incorporated by reference in the Joint Proxy Statement or the Registration Statement which were not supplied by or on behalf of TKB.
Section 3.14    Opinion of Financial Advisor. The TKB Board has received an oral opinion, to be confirmed by delivery of a written opinion, to the effect that, as of the date of such opinion and based on and subject to various assumptions, qualifications, limitations and other matters set forth in such opinion, (a) the Exchange Ratio provided for in the TKB Merger, after giving effect to the Wejo Merger, pursuant to this Agreement is fair, from a financial point of view, to the holders of TKB Class A Shares other than the Sponsor and other excluded holders (as such term is defined therein) and (b) Wejo has an aggregate fair market value equal to at least 80% of the balance of the funds held in the Trust Account (excluding deferred underwriting commissions and taxes payable on the interest earned on the Trust Account).
Section 3.15    Financial Ability; Trust Account.
(a)    As of the date hereof, there is at least $234,600,000 invested in a U.S.-based trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated October 26, 2021, by and between TKB and the Trustee (as it may be amended, including to accommodate the Extension, the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, the TKB Organizational Documents and TKB’s final prospectus dated October 26, 2021. Amounts in the Trust Account are invested in United States Government treasury bills with a maturity of one hundred and eighty five (185) days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. TKB has performed all material obligations required to be performed by it to date under, and is not in material default or breach under or materially delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred that, with or without notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Account. As of the date hereof, TKB has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement or pursuant to a TKB Share Redemption). As of the Effective Time, the obligations of TKB to dissolve or liquidate pursuant to the TKB Organizational Documents shall terminate, and as of the Effective Time, TKB shall have no obligation whatsoever pursuant to the TKB Organizational Documents to dissolve and liquidate the assets of TKB by reason of the consummation of the TKB Merger and the other transactions contemplated by this Agreement. To the Knowledge of TKB, as of the date hereof, following the Effective Time, no TKB Shareholder shall be entitled to receive
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any amount from the Trust Account except to the extent such TKB Shareholder validly tenders TKB Class A Shares in a TKB Share Redemption. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Wejo SEC Reports to be inaccurate or that would entitle any Person (other than a holder of TKB Redeeming Shares) to any portion of the proceeds in the Trust Account.
(b)    As of the date hereof, assuming the accuracy of the representations and warranties of Wejo contained herein and the compliance by Wejo with its obligations hereunder, TKB has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to TKB on the Closing Date (net of obligations with respect to redemptions and the payment of Taxes and other permitted payments or distributions).
(c)    As of the date hereof, TKB does not have any present intention, agreement, arrangement or understanding to enter into or incur any obligations with respect to or under any new Indebtedness.
Section 3.16    Nasdaq Stock Market Quotation. The issued and outstanding TKB Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “USCTU”. The issued and outstanding TKB Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “USCT”. The issued and outstanding TKB Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “USCTW”. TKB is, and has been since October 29, 2021, in compliance in all material respects with the applicable regulations of Nasdaq.
Section 3.17    Employees; Benefit Plans. TKB does not have and has never had any employees and TKB has no unsatisfied material liability with respect to any employee thereof. TKB does not currently maintain or have any direct liability under any employee benefit plan, and neither the execution and delivery of this Agreement nor the consummation of the TKB Merger and the other transactions contemplated thereby will (i) result in any payment of compensation or benefits (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer, individual independent contractor or employee of TKB, or (ii) result in the acceleration of the time of payment or vesting of any compensation or benefits.
Section 3.18    No Other Representations. TKB is not relying, and has not relied, on, or otherwise has been induced by, any representations or warranties whatsoever regarding this Agreement, the other Transaction Agreements, the TKB Merger and the other transactions contemplated by this Agreement, express or implied, or any other information provided or made available to TKB, Sponsor or its Representatives in connection with the TKB Merger and the transactions contemplated by this Agreement, including any information, documents, projections, forecasts or other material made available in certain “data rooms” or management presentations, or the accuracy or completeness of any of the foregoing, except for the representations and warranties in Article IV. Such representations and warranties by Holdco, Wejo and Merger Subs constitute the sole and exclusive representations and warranties of Holdco, Wejo and Merger Subs
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in connection with this Agreement, the other Transaction Agreements, the TKB Merger and the other transactions contemplated by this Agreement, and TKB understands, acknowledges and agrees that all other representations and warranties of any kind or nature, whether express, implied or statutory, are specifically disclaimed by Wejo.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF WEJO, HOLDCO AND MERGER SUBS
Each of Wejo, Holdco, Merger Sub 1 and Merger Sub 2 represents and warrants to TKB as of the date hereof and as of the Closing Date (except for those representations and warranties made as of a specific date or time) as follows (except (i) as set forth in the disclosure schedules (which shall in each case specifically identify by reference to Sections of this Agreement any exceptions to each of the representations, warranties and covenants contained in this Agreement; provided, however, that any information set forth in one section of such disclosure schedules shall be deemed to apply to each other section or subsection thereof or hereof to which its relevance is reasonably apparent on its face) delivered by Wejo to TKB in connection with the execution and delivery of this Agreement (the “Wejo Disclosure Schedules” and, together with the TKB Disclosure Schedules, the “Schedules”) or (ii) as disclosed in all forms, reports, statements and documents filed with or furnished to the SEC by Wejo (“Wejo SEC Reports”) on or after May 28, 2021, and publicly available at least three (3) Business days prior to the date of this Agreement (including any exhibits and other information incorporated by reference therein, but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature), and without regard to any amendment thereto filed after the date of this Agreement):
Section 4.1    Organization and Corporate Power. Each of Wejo, Holdco, Merger Sub 1 and Merger Sub 2 is duly incorporated, validly existing and in good standing (or has the equivalent status under the Laws of its jurisdiction of formation) and each of them has all requisite corporate (or comparable) power and authority to own, lease or operate its assets and properties and to carry on its business as currently conducted. Each of Wejo, Holdco, Merger Sub 1 and Merger Sub 2 is qualified to do business and in good standing (or its equivalent, if applicable) in every jurisdiction in which the ownership or lease of their respective properties or assets or the conduct of their business as currently conducted requires each of them to qualify, except where the failure to be so qualified or, where relevant, in good standing, (a) has not had and would not, either individually or in the aggregate, reasonably be expected to be material to such entities, taken as a whole and (b) has not had and would not, either individually or in the aggregate, reasonably be expected to have, a material adverse effect on the ability of Holdco, Wejo or Merger Subs to consummate the Mergers and the other transactions contemplated by this Agreement in accordance with the terms of this Agreement. The Wejo Organizational Documents, as in effect on the date hereof, previously made available by Wejo to TKB, (i) are true, correct and complete and (ii) are in full force and effect. Wejo is not in default or violation of any provision of the Wejo Organizational Documents.
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Section 4.2    Wejo Subsidiaries.
(a)    Section 4.2(a) of the Wejo Disclosure Schedules sets forth an accurate and complete list of each Wejo Subsidiary, together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Wejo Subsidiary, (ii) the type and percentage of interests held, directly or indirectly, by Wejo in each Wejo Subsidiary and (iii) the names and type of and percentage interests held by any Person other than Wejo or a Wejo Subsidiary in each Wejo Subsidiary. Except as set forth on Section 4.2(a) of the Wejo Disclosure Schedules, Wejo does not own (directly or indirectly) or hold the right to acquire any shares, stock, partnership interest or joint venture interest or other equity or voting interest in, or any securities or obligations convertible into or exchangeable for shares, securities or interests, in any other Person.
(b)    Except as set forth on Section 4.2(b) of the Wejo Disclosure Schedules, Wejo owns, directly or indirectly, of record and beneficially, all shares, capital stock and other equity interests in each of the Wejo Subsidiaries, free and clear of all Liens (other than Permitted Liens and Liens arising under applicable Securities Laws), and all such shares, capital stock and other equity interests are validly issued, fully paid and non-assessable (to the extent such concept is applicable to such shares, capital stock and other equity interests). Each Wejo Subsidiary is duly incorporated, formed or organized, validly existing and in good standing (or its equivalent, if applicable) under the applicable Laws of its jurisdiction of incorporation, formation or organization, and has all requisite corporate (or comparable) power and authority to own, lease or operate its properties and assets and to carry on its businesses as currently conducted.
(c)    Each Wejo Subsidiary is qualified to do business and is in good standing (or its equivalent, if applicable) in every jurisdiction in which its ownership or lease of property or assets or the conduct of business as currently conducted requires it to qualify, except where the failure to be so qualified would not reasonably be expected, individually or in the aggregate, to be material to Wejo or any Wejo Subsidiary, taken as a whole. The copies of the organizational documents, certificate of incorporation (as applicable), by-laws or similar governing documents of each Wejo Subsidiary, as in effect on the date hereof (collectively, the “Wejo Subsidiaries Organizational Documents”), previously made available by Wejo to TKB, (i) are true, correct and complete and (ii) are in full force and effect. Other than in respect of the Wejo Subsidiaries listed in Section 4.2(a), Wejo does not own (directly or indirectly) or hold the right to acquire any shares, stock, partnership interest or joint venture interest or other equity or voting interest in, or any securities or obligations convertible into or exchangeable for shares, securities or interests, in any Person.
Section 4.3    Authorization; No Conflicts.
(a)    Each of Wejo and Merger Sub 1 has, and Holdco and Merger Sub 2 will have upon executing the Joinders as set forth in Section 5.23, full power and authority to execute and deliver this Agreement and each other Transaction Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to Wejo Shareholder Approval and the Merger Sub Shareholder Approvals. The execution, delivery and performance of this Agreement and each other Transaction Agreement and the consummation of the transactions contemplated hereby and thereby have been, or will be,
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as to the parties executing Joinders as set forth in Section 5.23, upon execution of such Joinders, duly and validly authorized and approved by all requisite action on the part of Wejo, Holdco and Merger Subs, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement and the other Transaction Agreements (other than obtaining Wejo Shareholder Approval, the Merger Sub Shareholder Approvals, and filing the required TKB Merger Filing Documents and Wejo Merger Filing Documents with the Cayman Registrar in accordance with the Cayman Companies Act and the Registrar of Companies in Bermuda in accordance with the Bermuda Companies Act, respectively). This Agreement and each other Transaction Agreement to which Holdco, Wejo or Merger Subs are a party has been, or will be at or prior to the Closing, duly and validly authorized, executed and delivered by each of Wejo, Merger Sub 1, Merger Sub 2 and Holdco, and assuming that this Agreement and each of the Transaction Agreements to which Wejo, Holdco, Merger Sub 1 or Merger Sub 2 is a party to be executed by each of Holdco, Wejo, Merger Sub 1 and Merger Sub 2 is a valid and binding obligation of the other parties hereto and thereto, this Agreement and each other Transaction Agreement to which Holdco, Wejo, Merger Sub 1 or Merger Sub 2 is a party constitute, or when so executed and delivered will constitute, legal, valid and binding obligations of each of Holdco, Wejo and Merger Subs, enforceable against it in accordance with their respective terms, subject to any Enforceability Exceptions.
(b)    Except (i) for the requirements under the Securities Laws, Nasdaq and any other Laws that are required for the consummation of the transactions contemplated hereby (including the Investment Screening Laws) and (ii) as set forth on Section 4.3(b) of the Wejo Disclosure Schedules, the execution, delivery and performance of this Agreement and each of the Transaction Agreements to be executed by Holdco, Wejo and/or Merger Subs and the consummation of the transactions contemplated hereby and thereby, or compliance by Holdco, Wejo and Merger Subs with any of the provisions hereof or thereof, do not and will not (a) assuming the Wejo Shareholder Approval and the Merger Sub Shareholder Approvals are obtained, conflict with or result in any violation of any provision of (1) the Wejo Organizational Documents, (2) the Holdco Organizational Documents or (3) the equivalent organizational documents of the Merger Subs, (b) result in a breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in the triggering of any payment or other obligation or any right of consent or approval or right of first offer or refusal, or result in the creation of a Lien on any material property or asset of Wejo or any Wejo Subsidiary, (c) subject to the approvals and filings set forth in this Agreement and assuming Wejo Shareholder Approval and the Merger Sub Shareholder Approvals are obtained, conflict with or violate any outstanding judgment, order or decree, any applicable Law, or any rule or regulation of any securities exchange on which Wejo Common Shares are listed for trading, in each case applicable to Wejo or any Wejo Subsidiary or any of the material properties or assets of Wejo or any Wejo Subsidiary, except, in the case of clauses (b) and (c) above, for any such conflicts, violations, breaches, defaults or other occurrences which are not reasonably expected, individually or in the aggregate, to be material to Wejo, Holdco, Merger Subs or any Wejo Subsidiary, taken as a whole.
(c)    The affirmative vote (or action by written consent) (the “Wejo Shareholder Approval”) of the majority of holders of the Wejo Common Shares that are present and voting at a quorate general meeting is the only vote or consent of the holders of any class or series of Wejo Common Shares necessary to adopt or approve this Agreement, the other
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Transaction Agreements to which Wejo is a party, and the other transactions contemplated by this Agreement. The vote (or action by written consent) (the “Merger Sub Shareholder Approvals”) of Holdco, as the sole shareholder of each Merger Sub, is the only vote or consent of the holders of any class or series of share capital of the Merger Subs necessary to approve the Mergers and the other transactions contemplated by this Agreement, and to adopt this Agreement.
Section 4.4    Capitalization.
(a)    Section 4.4(a) of the Wejo Disclosure Schedules sets forth, as of January 6, 2023, a true, correct and complete list of the number and class of issued and outstanding shares, shares of capital stock or any other equity or voting securities interests of Wejo and each Wejo Subsidiary.
(b)    Except as set forth on Section 4.4(b) of the Wejo Disclosure Schedules, all the outstanding share capital and other equity or voting securities or interests of Wejo or any Wejo Subsidiary (i) have been duly authorized and are validly issued, fully paid and non-assessable (to the extent such concept is applicable to such equity interests) and free of preemptive rights, (ii) were issued in all material respects in compliance with applicable Law, (iii) were issued in compliance with the Wejo Organizational Documents or the respective Wejo Subsidiaries Organizational Documents (as applicable), and (iv) were not issued in material breach or violation of any Contract or preemptive right or right of first refusal, rights of first offer or similar rights. Except as set forth on Section 4.4(b) of the Wejo Disclosure Schedules, there are no outstanding options, warrants, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities, options or rights convertible into or exercisable or exchangeable for, any shares or securities or interests containing any equity features of Wejo or any Wejo Subsidiary, or Contracts, commitments, understandings or arrangements, by which Wejo or any Wejo Subsidiary is or may become bound to issue additional shares or other equity or voting securities or interests or options, warrants, scrip, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, any shares or other equity or voting securities or interests.
(c)    Except as set forth on Section 4.4(c) of the Wejo Disclosure Schedules, there are no securities or rights of Wejo or any Wejo Subsidiary, or Contracts, commitments, understandings or arrangements by which Wejo or any Wejo Subsidiary is bound obligating any of them to redeem or otherwise acquire any of their respective shares, shares of capital stock or other equity securities or interests. Except as set forth on Section 4.4(c) of the Wejo Disclosure Schedules, neither Wejo nor any of the Wejo Subsidiaries has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for shares or securities having the right to vote) with the share or equity holders of Wejo or any Wejo Subsidiary on any matter. Except as set forth on Section 4.4(c) of the Wejo Disclosure Schedules, there are no voting trusts or other agreements or understandings to which Wejo or any Wejo Subsidiary is a party with respect to the voting of their respective shares, shares of capital stock or other equity or voting securities or interests.
(d)    Except (i) as set forth in Section 4.4(a) of the Wejo Disclosure Schedules, or (ii) as necessary to give effect to the Mergers and the other transactions contemplated by this Agreement, as of the date hereof, there are no options, warrants, convertible or
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exchangeable securities, subscriptions, stock appreciation rights, phantom stock rights or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by Wejo or any Wejo Subsidiary (i) relating to any issued or unissued share capital or equity interest of Wejo or any Wejo Subsidiary, (ii) obligating Wejo or any Wejo Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of, or options, warrants, convertible or exchangeable securities, subscriptions or other equity interests in, Wejo or any Wejo Subsidiary or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of share capital of Wejo or any Wejo Subsidiary (each of (i), (ii) and (iii), collectively, “Wejo Share Rights”). All outstanding Wejo Common Shares are, and all Wejo Common Shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of Wejo or any Wejo Subsidiary to repurchase, redeem or otherwise acquire any share capital or equity interest of Wejo (including any Wejo Common Shares) or any Wejo Subsidiary or any Wejo Share Rights or to pay any dividend or make any other distribution in respect thereof or to provide any amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person other than pursuant to the Wejo Equity Plan.
(e)    Section 4.4(e) of the Wejo Disclosure Schedules contains a true, complete and correct list, as of January 6, 2023, of, with respect to each Wejo RSU Award, Wejo Stock Option and Wejo Warrant, as applicable, (i) the number of Wejo Common Shares subject thereto, (ii) the grant date, (iii) the expiration date, (iv) the exercise or base price, (v) applicable vesting schedule, (vi) the names of the holders thereof, (vii) the particular plan (if any) pursuant to which such Wejo Stock Option or Wejo RSU Award was granted, and (viii) whether the Wejo Stock Option is intended to constitute an “incentive stock option” (as defined in the Code) or a non-qualified stock option.
(f)    The authorized share capital of Merger Sub 1 consists of 50,000 ordinary shares of par value $1.00 each, of which one (1) ordinary share is validly issued and outstanding. All of the issued and outstanding share capital of Merger Sub 1 is as of the date hereof directly owned by Wejo, and as of immediately prior to the Effective Time shall be, directly owned by Holdco.
(g)    The authorized share capital of Merger Sub 2 consists of 100 common shares of par value $1.00 each, of which one hundred (100) common shares are validly issued and outstanding. All of the issued and outstanding share capital of Merger Sub 2 is and as of the Effective Time shall be, directly owned by Holdco.
(h)    The authorized share capital of Holdco consists of 100 common shares of par value $1.00 each, of which one hundred (100) common shares are validly issued and outstanding. All of the issued and outstanding share capital of Holdco is and as of immediately prior to the Effective Time, shall be, directly owned by Wejo.
Section 4.5    SEC Reports; Financial Statements.
(a)    Except as set forth on Section 4.5(a) of the Wejo Disclosure Schedules, Wejo has timely filed all Wejo SEC Reports required to be filed with the SEC since
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May 28, 2021, each of which has complied in all material respects with the applicable requirements of the Securities Act and the applicable rules and regulations promulgated thereunder, the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed, except to the extent updated, amended, restated or corrected by a subsequent Wejo SEC Report filed or furnished to the SEC by Wejo, and in either case, publicly available prior to the date hereof (each, a “Wejo Filed SEC Report”). None of Wejo Filed SEC Reports (including any financial statements or schedules included or incorporated by reference therein) contained when filed or currently contains any untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent updated, amended, restated or corrected by a subsequent Wejo Filed SEC Report. Since May 28, 2021, neither Wejo nor any Wejo Subsidiary has received from the SEC or any other Governmental Authority any written comments or questions with respect to any of the Wejo Filed SEC Reports (including the financial statements included therein) that are not resolved, or, as of the date hereof, has received any written notice from the SEC or other Governmental Authority that such Wejo Filed SEC Reports (including the financial statements included therein) are being reviewed or investigated, and, to the Wejo’s Knowledge, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Authority of any Wejo Filed SEC Reports (including the financial statements included therein). No Wejo Subsidiary is required to file any forms, reports or other documents with the SEC.
(b)    Except to the extent updated, amended, restated or corrected by a subsequent Wejo Filed SEC Report, all of the financial statements included in any Wejo Filed SEC Report, in each case, including any related notes and schedules thereto, as filed with the SEC (those filed with the SEC are collectively referred to as the “Wejo Financial Statements”), comply as to form in all material respects with applicable accounting requirements and the published rules of the SEC with respect thereto and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of the unaudited statements, to normal, recurring year-end audit adjustments which are not reasonably expected to have, individually or in the aggregate, a Wejo Material Adverse Effect). The consolidated balance sheets (including the related notes) included in such Wejo Financial Statements (if applicable, as updated, amended, restated or corrected in a subsequent Wejo Filed SEC Report) fairly present, in all material respects, the consolidated financial position of Wejo and the Wejo Subsidiaries at the respective dates thereof, and the consolidated statements of operations, shareholders’ equity and cash flows (in each case, including the related notes) included in such Wejo Financial Statements (if applicable, as updated, amended, restated or corrected in a subsequent Wejo Filed SEC Report) fairly present, in all material respects, the consolidated statements of operations, shareholders’ equity and cash flows of Wejo and the Wejo Subsidiaries for the periods indicated, subject, in the case of the unaudited statements, to normal, recurring year-end audit adjustments which are not reasonably expected to have, individually or in the aggregate, a Wejo Material Adverse Effect.
(c)    Each of the principal executive officer of Wejo and the principal financial officer of Wejo (or each former principal executive officer of Wejo and each former principal financial officer of Wejo, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-
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Oxley Act with respect to Wejo Filed SEC Reports, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes- Oxley Act. Neither Wejo nor any Wejo Subsidiary has any outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.
(i)    Wejo maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Wejo’s assets that could have a material effect on its financial statements.
(ii)    Wejo’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Wejo in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Wejo’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Wejo required under the Exchange Act with respect to such reports.
(iii)    Neither Wejo nor any Wejo Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract, including any contract or arrangement relating to any transaction or relationship between or among Wejo or any Wejo Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Wejo or the Wejo Subsidiary in Wejo’s or any Wejo Subsidiary’s published financial statements or other Wejo Filed SEC Reports.
(iv)    Since May 28, 2021, Wejo has not received any oral or written notification of any (x) “significant deficiency” or (y) “material weakness” in Wejo’s internal control over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them by the Public Company Accounting Oversight Board in Auditing Standard No. 2, as in effect on the date hereof.
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Section 4.6    No Wejo Material Adverse Effect; Absence of Certain Developments.
(a)    Since December 31, 2022, through the date of this Agreement, there has not been any Wejo Material Adverse Effect.
(b)    Except as set forth on Section 4.6(b) of the Wejo Disclosure Schedules, and except in connection with the transactions contemplated hereby, since December 31, 2022 through the date of this Agreement, Wejo and each Wejo Subsidiary has conducted its business in the ordinary course of business consistent with past practice.
Section 4.7    Title to Properties.
(a)    Wejo and each Wejo Subsidiary owns good and valid title to, or holds a valid leasehold interest in, all of the material tangible personal property used by it in the conduct of its business, free and clear of all Liens, except for Permitted Liens. Each such item of material tangible personal property is in all material respects in operable condition and repair, subject to normal wear and tear, ongoing repairs or refurbishments in the ordinary course and obsolescence in the ordinary course.
(b)    Neither Wejo nor any Wejo Subsidiary owns any real property, nor has Wejo or any Wejo Subsidiary ever owned any real property. Section 4.7(b) of the Wejo Disclosure Schedules contains a list of all real property leased or subleased by Wejo and each Wejo Subsidiary as of the date hereof (the “Wejo Leased Real Property”), including the address thereof and a list of the Wejo Lease related thereto. Wejo has delivered to TKB a true and complete copy of each lease, including all amendments thereto and guarantees thereof, with respect to each parcel of Wejo Leased Real Property (each, a “Wejo Lease”). Except as set forth on Section 4.7(b) of the Wejo Disclosure Schedules, with respect to each Wejo Lease: (i) either Wejo or the Wejo Subsidiaries has a valid and enforceable leasehold interest in each Wejo Leased Real Property (in accordance with the terms of such Wejo Leases, subject to the Enforceability Exceptions); (ii) neither Wejo nor any Wejo Subsidiary has received written notice of any existing material defaults thereunder by Wejo or any Wejo Subsidiary (as applicable) nor, to the Knowledge of Wejo, are there any existing material defaults by the lessor thereof; (iii) no event has occurred which (with notice, lapse of time or both) would constitute a material breach or default thereunder by Wejo or any Wejo Subsidiary (as applicable) or, to the Knowledge of Wejo, any other party thereto; and (iv) the Wejo Leased Real Property is in good operating condition and repair, free from structural, physical and mechanical defects, in all material respects and is maintained in a manner consistent with standards generally followed with respect to similar properties. Wejo and each Wejo Subsidiary holds a valid leasehold interest in the Wejo Leased Real Property, free and clear of all Liens, except for Permitted Liens. No Wejo Leased Real Property, or portion thereof, is subleased by Wejo or any Wejo Subsidiary to a third party. There are no condemnation proceedings pending, or the Knowledge of Wejo, threatened, with respect to any Wejo Leased Real Property or portion thereof.
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Section 4.8    Tax Matters.
(a)    Wejo, Holdco, the Merger Subs and the Wejo Subsidiaries have timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required by Law to be filed by Wejo, Holdco, the Merger Subs or any Wejo Subsidiary, and all such Tax Returns remain, true, correct and complete in all material respects. All Taxes due and shown as due on such returns have been timely paid, other than Taxes for which adequate reserves have been established on the financial statements of Wejo, Holdco, the Merger Subs or any Wejo Subsidiary.
(b)    Each of Wejo, Holdco, the Merger Subs and any Wejo Subsidiary has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted such amounts to the appropriate Governmental Authority and (iii) complied in all material respects with all applicable Laws with respect to Tax withholding.
(c)    None of Wejo, Holdco, the Merger Subs or any Wejo Subsidiary is currently engaged in any material audit, administrative proceeding or judicial proceeding with respect to Taxes. None of Wejo, Holdco, the Merger Subs or any Wejo Subsidiary has received any written notice from a Governmental Authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved, and to the Knowledge of Wejo, no such dispute or claim is pending. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of Wejo, Holdco, the Merger Subs or any Wejo Subsidiary.
(d)    There are no Liens with respect to Taxes on any of the assets of Wejo, Holdco, the Merger Subs or any Wejo Subsidiary, other than Permitted Liens.
(e)    None of Wejo, Holdco, the Merger Subs or any Wejo Subsidiary has received a written claim from a jurisdiction where it does not file a Tax Return that it is or may be subject to Taxes by, or may be required to file Tax Returns with respect to such Taxes in, such jurisdiction, which claim has not been resolved.
(f)    None of Wejo, Holdco, the Merger Subs or any Wejo Subsidiary has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or similar provision of state, local or foreign Law).
(g)    Other than in connection with the transactions contemplated hereby, none of Wejo, Holdco, the Merger Subs or any Wejo Subsidiary has requested, entered into, been issued or received any ruling or determination related to Taxes from any Governmental Authority that would reasonably be expected to affect Wejo’s, Holdco’s, the Merger Sub’s or any Wejo Subsidiary’s liability for Taxes for any taxable period ending after the Closing Date.
(h)    Neither Wejo nor any Wejo Subsidiary has any material liability for the Taxes of any Person (other than Wejo or another Wejo Subsidiary) under Treasury Regulations
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Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor, by contract or otherwise.
(i)    None of Wejo, Holdco, the Merger Subs or any Wejo Subsidiary is a party to, or bound by, or has any material obligation with respect to Taxes of any Person (other than Wejo, Holdco, the Merger Subs or another Wejo Subsidiary) under any Tax allocation, Tax sharing, Tax indemnification agreement or otherwise (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).
(j)    Within the past two years, none of Wejo, Holdco, the Merger Subs or any Wejo Subsidiary has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution intended to qualify for tax-free treatment under Section 355 of the Code (or a similar provision of state, local or non-U.S. Tax Law).
(k)    Wejo was not a passive foreign investment company, as defined in Section 1297(a) of the Code (“PFIC”) for the 2021 or 2022 taxable years, does not believe that it or Holdco will be a PFIC for the 2023 taxable year, and has no reason, on the basis of facts presently known, to believe that Wejo or Holdco will become a PFIC for any subsequent year.
(l)    Wejo, Holdco, and each Wejo Subsidiary is registered (where required) for the purposes of VAT.
(m)    None of Wejo, Holdco, the Merger Subs, or any Wejo Subsidiary is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code. None of Wejo, Holdco, the Merger Subs, or any Wejo Subsidiary (nor any of their respective predecessors) (i) is treated as a domestic corporation under Section 7874(b) of the Code or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to the dual charter provision of Treasury Regulations Section 301.7701-5(a). None of Wejo, Holdco, the Merger Subs, or any Wejo Subsidiary (or any of their respective predecessors) has knowledge of any facts or of any reason that would reasonably be expected to cause Wejo or Holdco to be treated, following the completion of the transactions contemplated hereby, as a domestic corporation for U.S. federal income tax purposes under Section 7874 of the Code.
(n)    None of Wejo, Holdco, the Merger Subs, or any Wejo Subsidiary is aware of the existence of or has knowledge of any fact, agreement, plan or circumstance as of the date hereof, or has taken, agreed, or knowingly omitted to take any action, that could reasonably be expected to prevent or impede the Intended U.S. Tax Treatment, except due to the failure of the Wejo Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder by reason of the assets of, and the business conducted by, Wejo on the Closing Date not constituting “historic business assets” or a “historic business,” respectively, in each case within the meaning of Treasury Regulations Section 1.368-1(d).
(o)    Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 4.8 and Section 4.14 (to the extent expressly related
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to Taxes) are the sole and exclusive representations and warranties of Wejo, Holdco, the Merger Subs, and the Wejo Subsidiaries in respect of Taxes.
Section 4.9    Contracts and Commitments.
(a)    Other than any Wejo Benefit Plan and except as set forth on Section 4.9(a) of the Wejo Disclosure Schedules and, without any requirement of listing any “material contract” (as such term is used in Item 601(b)(10) of Regulation S-K of the SEC) that is filed as an exhibit, without any redactions and including schedules and exhibits, to the Wejo SEC Reports prior to the date of this Agreement, neither Wejo nor any Wejo Subsidiary is, as of the date hereof, a party to (collectively, the “Wejo Material Contracts”):
(i)    any collective bargaining agreement or other Contract with any labor union, works counsel or other labor organization;
(ii)    any Contract or indenture relating to Indebtedness or to mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien) on any portion of the assets of Wejo or any Wejo Subsidiary;
(iii)    any guaranty of any obligation for borrowed money or other material guaranty;
(iv)    any individual lease or other Contract (including any Wejo Lease) under which Wejo or any Wejo Subsidiary is lessee of, or holds or operates any property, real or personal, owned by any other party, for which the annual rental exceeds $1,200,000;
(v)    any individual lease or other Contract under which Wejo or any Wejo Subsidiary is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $1,700,000;
(vi)    other than purchase orders entered into in the ordinary course of business consistent with past practice, any Contract with any Wejo Material Customer or Wejo Material Supplier;
(vii)    any material Intellectual Property Agreements, other than (A) Contracts for the license of commercially available, off-the-shelf software that is not incorporated into any Wejo Product owned or purported to be owned by Wejo or any Wejo Subsidiary or, to the Knowledge of Wejo, any other Wejo Product; (B) Contracts for the non-exclusive license of Intellectual Property granted by Wejo or any Wejo Subsidiary to customers in the ordinary course of business consistent with past practices; and (C) Open Source Software licenses;
(viii)    any Contract that purports to limit the ability of Wejo or any Wejo Subsidiary from competing with any Person, operating or doing business in any location, market or line of business (other than, for the avoidance of doubt, any field of use or geographical limitations under Wejo’s or any Wejo Subsidiary’s ordinary course license agreements that do not otherwise restrict competition);
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(ix)    any Contract providing for indemnification by Wejo or any Wejo Subsidiary of any Person, except for any such Contracts that are entered into in the ordinary course of business consistent with past practice;
(x)    any Contract that (A) contains any “most favored nation” or similar provision, or (B) grants to any Person any exclusive rights, rights of first refusal, rights of first negotiation or similar rights;
(xi)    any Contract that would require the disposition of any material assets or line of business of Wejo or any Wejo Subsidiary;
(xii)    any joint venture, strategic alliance and similar Contract; (xiii) any Contract entered into in the last two (2) years for the settlement of any Action for which Wejo or any Wejo Subsidiary has any ongoing liability or obligation;
(xiv)    any Contract requiring or providing for any capital expenditure in excess of $1,000,000;
(xv)    any Contract relating to the acquisition or disposition (whether by merger, sale of stock, sale of assets or otherwise) of any Person or material line of business entered into during the past two (2) years or the future acquisition or disposition (whether by merger, sale of stock, sale of assets or otherwise) of any Person or material line of business; and
(xvi)    any Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $1,200,000 in the aggregate per Contract or series of Contracts with the same party or any of its Affiliates, or (B) the performance of services having a value in excess of $1,200,000 in the aggregate per Contract or series of Contracts with the same party or any of its Affiliates.
(b)    Each Wejo Material Contract is in full force and effect, and is the legal, valid and binding obligation of either Wejo or any Wejo Subsidiary which is party thereto, and, to the Knowledge of Wejo, of the other parties thereto, enforceable against each of them in accordance with its terms, subject to any Enforceability Exceptions. Except as set forth on Section 4.9(b) of the Wejo Disclosure Schedules, neither Wejo nor any Wejo Subsidiary is in material breach of, or material default under any Wejo Material Contract, and, to the Knowledge of Wejo, the other party to each Wejo Material Contract is not in material default thereunder. Except as set forth on Section 4.9(b) of the Wejo Disclosure Schedules, no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or default on the part of Wejo or any Wejo Subsidiary or, to the Knowledge of Wejo, any other party under any Contract listed on Section 4.9(a) of the Wejo Disclosure Schedules. No party to any Wejo Material Contract has given Wejo or any Wejo Subsidiary written notice of its intent to terminate or materially modify or amend the terms and conditions of any Wejo Material Contract, and no party has given Wejo or any Wejo Subsidiary written notice of any material claim or dispute with respect to any Wejo Material Contract and/or written notice claiming that any other party is in breach of, or
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default under, any Wejo Material Contract. Wejo has made available to TKB true, correct and complete copies of each Wejo Material Contract, together with all amendments, modifications or supplements thereto. Except as set forth in Section 4.9(b), upon consummation of the transactions contemplated by this Agreement, each Wejo Material Contract shall remain in full force and effect at the Effective Time without any loss of benefits thereunder and without the need to obtain the consent of any party thereto with respect to the transactions contemplated by this Agreement or any other Transaction Agreement, in each case except for the expiration, termination or cancellation of any Wejo Material Contract pursuant to its terms as of the date hereof.
Section 4.10    Intellectual Property; IT and Privacy Matters.
(a)    Section 4.10(a) of the Wejo Disclosure Schedule sets forth a complete and accurate list of all (i) issued Patents and pending patent applications, (ii) Trademark registrations and applications, (iii) Copyright registrations and applications and (iv) internet domain name registrations, in each case, that are owned or purported to be owned by Wejo or any of its Subsidiaries (collectively, the “Wejo Registered Intellectual Property”). Section 4.10(a)(v) of the Wejo Disclosure Schedule sets forth a complete and accurate list of all material unregistered Wejo Intellectual Property. Wejo owns all right, title and interest in the Wejo Intellectual Property free and clear of all Liens, other than Permitted Liens. Each material item of Wejo Registered Intellectual Property has been duly registered in, filed in or issued by an official governmental register or issuer (or officially recognized register or issuer) for such Intellectual Property and each such registration, filing, issuance or application, (x) has not been abandoned or cancelled, (y) has been maintained effective by all requisite filings, renewals and payments, and (z) remains valid and in full force and effect, in each case, other than commercially reasonable routine Intellectual Property prosecution and maintenance actions, such as abandonment and claim narrowing conducted in the ordinary course of business consistent with past practice.
(b)    Each of Wejo and its Subsidiaries owns and possesses all right, title and interest in and to (or has the right pursuant to a valid and enforceable license or otherwise possesses legally enforceable rights to use) all Intellectual Property that is necessary for, used or held for use in the conduct of the business of Wejo and its Subsidiaries in substantially the same manner as presently conducted. Neither the execution and delivery of this Agreement by Wejo, nor the performance of this Agreement by Wejo, will result in the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or consent to the continued use of, any rights of Wejo or any of its Subsidiaries in any Wejo Intellectual Property. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to Wejo and its Subsidiaries, taken as a whole, no third party has a joint ownership interest in or any exclusive rights that remain in effect in, and no third party has any “pick” right or other option to acquire ownership or exclusive rights in, including temporarily and including any rights of first offer, negotiation or refusal with respect to, any Wejo Intellectual Property.
(c)    Neither Wejo nor any of its Subsidiaries nor the conduct of their businesses is infringing, misappropriating, diluting, or otherwise violating, or since October 1, 2020, has infringed, misappropriated, diluted, or otherwise violated, the Intellectual Property rights of any Person. Neither Wejo nor any of its Subsidiaries has received any written charge, complaint, claim, demand, or notice since January 1, 2020 (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation (including any claim that Wejo or any
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of its Subsidiaries must license or refrain from using any Intellectual Property rights of any Person). To the Knowledge of Wejo, no Person is infringing, misappropriating, diluting or otherwise violating any material Wejo Intellectual Property owned by Wejo or any of its Subsidiaries. Neither Wejo nor any of its Subsidiaries has made or asserted any charge, complaint, claim, demand or notice since October 1, 2020 (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution or violation which alleged infringement, misappropriation, dilution or violation. There are no written orders, judgments, holdings, consents, decrees, settlements or rulings with respect to Wejo Intellectual Property to which Wejo or any of its Subsidiaries is bound (excluding, for the avoidance of doubt, ordinary course determinations by the United States Patent and Trademark Office or any equivalent foreign governmental authority).
(d)    Wejo and its Subsidiaries have taken commercially reasonable steps to maintain, police and protect the Wejo Intellectual Property. All Wejo Intellectual Property that derives actual or potential economic value from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use has been maintained in confidence in accordance with protection procedures that are in accordance with procedures customarily used in the industry to protect rights of like importance and, to the Knowledge of Wejo, adequate for protection against unauthorized disclosure or use. There has been no unauthorized disclosure of any Wejo Intellectual Property. All former and current officers, directors, employees, personnel, consultants, advisors, agents, and independent contractors of Wejo and its Subsidiaries, and each of their predecessors, who have contributed to or participated in the creation, conception, authorship or development of Intellectual Property for such entities have entered into valid and binding proprietary rights agreements with Wejo or any of its Subsidiaries or predecessors, vesting ownership of such Intellectual Property in Wejo or any of its Subsidiaries or ownership of such Intellectual Property automatically vested in Wejo or any of its Subsidiaries pursuant to applicable Law, and (v) no such Person has asserted, and to the Knowledge of Wejo, no such Person has, any right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to, any Wejo Intellectual Property.
(e)    Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to Wejo and its Subsidiaries, taken as a whole, neither Wejo nor any of its Subsidiaries has used, modified or distributed any Open Source Software in a manner that: (i) requires the disclosure, licensing or distribution of any source code for any Wejo Product (other than with respect to any such Open Source Software itself); (ii) imposes any restriction on the consideration to be charged for the distribution of any Wejo Products; or (iii) creates obligations for Wejo or any of its Subsidiaries with respect to the Wejo Products (other than with respect to any such Open Source Software itself), or grants to any third party any rights or immunities under any Wejo Intellectual Property.
(f)    (i) No source code for any Wejo Products has been delivered, licensed or made available to any escrow agent or other Person who was not, as of the time thereof, an employee or independent contractor of Wejo or any of its Subsidiaries subject to reasonably customary and enforceable confidentiality and limited use obligations, (ii) neither Wejo nor any of its Subsidiaries has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Wejo Products to any escrow agent or other Person, and (iii) to the Knowledge of Wejo, no event has occurred, and no circumstance or
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condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license or disclosure of any source code for any Wejo Products to any other Person who is not, as of the date hereof, an employee or independent contractor of Wejo or any of its Subsidiaries subject to reasonably customary and enforceable confidentiality and limited use obligations.
(g)    Wejo or any of its Subsidiaries are not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the ownership or use of any Wejo Intellectual Property. No funding, facilities, or personnel of any Governmental Authority were used, to develop or create, in whole or in part, any Wejo Intellectual Property in a manner that grants to such Governmental Authority any present or contingent rights or license with respect to any Wejo Intellectual Property.
(h)    Neither Wejo nor any of its Subsidiaries is now or has ever been a member or promoter of, or a contributor to, any industry standards organization, body, working group or any similar organization that requires Wejo or any of its Subsidiaries to grant or offer to any Person any license or right to any Wejo Intellectual Property or to refrain from enforcing any Wejo Intellectual Property.
(i)    Neither Wejo nor any Subsidiary of Wejo is a party to any Contract which, upon the consummation of this Agreement or the Closing of the Mergers and the other transactions contemplated by this Agreement, will result in (or purport to result in) the granting of any right, license, immunity from suit or covenant not to assert to any third party under or with respect to (1) any Wejo Intellectual Property existing prior to the Closing Date, or (2) any TKB Intellectual Property (for clarity, not including Wejo Intellectual Property) existing prior to the Closing Date.
(j)    Wejo and its Subsidiaries either own or have a valid license to use all Wejo IT Assets. The Wejo IT Assets operate in all material respects in accordance with their documentation and functional specifications and as required by Wejo and its Subsidiaries to operate the business of Wejo and its Subsidiaries as presently conducted and have not, since October 1, 2019, materially malfunctioned or failed.
(k)    Wejo and its Subsidiaries have implemented adequate policies and commercially reasonable security regarding the confidentiality, integrity, availability and security of such Wejo IT Assets and information transmitted, stored or contained therein, including in relation to unauthorized use, access, interruption or corruption. Wejo and its Subsidiaries have implemented commercially reasonable and regularly tested data backup, data storage, system redundancy and disaster avoidance procedures with respect to the Wejo IT Assets and information transmitted, stored or contained therein.
(l)    Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to Wejo and its Subsidiaries, taken as a whole, there have been no security incidents that have compromised the integrity or availability of the Wejo IT Assets and there has been no loss, damage or unauthorized access, disclosure, use or breach of security of any information in the possession, custody or control, or otherwise held or processed by Wejo and its Subsidiaries (“Wejo Security Incidents”). Except as has not been and would not
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reasonably be expected to be, individually or in the aggregate, material to Wejo and its Subsidiaries, taken as a whole, the Wejo IT Assets do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” worms, viruses, spyware, keylogger software or other vulnerability, faults or malicious code or damaging devices designed or reasonably expected to adversely impact the functionality of or permit unauthorized access or to disable or otherwise harm any IT Assets.
(m)    Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to Wejo and its Subsidiaries, taken as a whole, (i) all material Wejo IT Contracts are valid, binding and in full force and effect and Wejo and the Wejo Subsidiaries (as applicable) comply and have complied with all material Wejo IT Contracts in all material respects and (ii) no written notices of material breach or termination have been served on or by Wejo or the Wejo Subsidiaries in respect of any material Wejo IT Contracts and there are and have been no claims, disputes or proceedings arising or threatened under any material Wejo IT Contracts.
(n)    Since January 1, 2019: (i) Wejo and its Subsidiaries have been in material compliance with applicable Privacy Laws that govern Wejo’s and its Subsidiaries’ processing of Personal Information and direct marketing (collectively, “Wejo Data Privacy and Security Laws”), and Wejo’s and its Subsidiaries’ privacy policies and contractual commitments relating to data privacy and data security (collectively with Wejo Data Privacy and Security Laws, “Wejo Privacy Obligations”), (ii) Wejo and its Subsidiaries have not made or been required to make, and there have been no facts or circumstances that would require Wejo and its Subsidiaries to make, any disclosure, notification or take any other action under applicable Privacy Laws in connection with any Wejo Security Incident, (iii) Wejo and its Subsidiaries have not received any written notification from any Governmental Authority or Person that alleges a violation of any Wejo Privacy Obligations and there has never been any audit, investigation, enforcement action (including any fines or other sanctions), by any Governmental Authority or Person relating to any actual, alleged, or suspected Wejo Security Incident or violation of any Wejo Privacy Obligations, and (iv) there have been no requests to Wejo and its Subsidiaries made by individuals in respect of their rights under applicable Wejo Data Privacy and Security Laws, that have not been resolved in compliance with the requirements of Wejo Data Privacy Security Laws, as of the date of this Agreement.
Section 4.11    Litigation. Except for as set forth on Section 4.11 of the Wejo Disclosure Schedules, in the last three (3) years, there have not been, and there is no (a) Action pending or, to the Knowledge of Wejo, threatened, or (b) Governmental Order or investigation, examination or audit now pending or outstanding or that were rendered before or by any Governmental Authority, in either case of (a) or (b), by or against Wejo or any of its Subsidiaries or any of their respective properties, rights, assets, officers, directors, or employees (in their capacity as such). The items listed on Section 4.11 of the Wejo Disclosure Schedules, if finally determined adversely to Wejo or its Subsidiaries, will not, individually or in the aggregate, reasonably be expected to be material to Wejo or any Wejo Subsidiary, taken as a whole. In the past three (3) years, to the Knowledge of Wejo, none of the current officers or directors of Wejo or any Wejo Subsidiary has been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.
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Section 4.12    Undisclosed Liabilities. Except for (a) Liabilities that are reflected, or for which reserves were established, on the audited consolidated balance sheet of Wejo as of December 31, 2021 (including the notes to such balance sheet) included in the Wejo SEC Reports, (b) Liabilities incurred in the ordinary course of business and consistent with past practice since December 31, 2021 (none of which are Liabilities related to a breach of Contract, breach of warranty, tort, infringement, or violation of applicable Law) and (c) Liabilities that are disclosed in Wejo SEC Reports, neither Wejo nor any Wejo Subsidiary has any material Liabilities, in each case required by GAAP to be reflected or reserved against in the consolidated balance sheet of Wejo (or disclosed in the notes to such balance sheet).
Section 4.13    Governmental Consents. Except (a) for the requirements of Securities Laws, Nasdaq and any other regulations that are required for the consummation of the transactions contemplated hereby, (b) for filing the required TKB Merger Filing Documents with the Cayman Registrar and the Cayman Registrar registering the TKB Plan of Merger as required by the Cayman Companies Act, (c) for filing the required Wejo Merger Filing Documents with the Registrar of Companies in Bermuda in accordance with the Bermuda Companies Act and (d) as set forth on Section 4.13 of the Wejo Disclosure Schedules, no Governmental Filings are necessary or required in connection with any of the execution, delivery or performance of this Agreement or the other Transaction Agreements to be executed by Wejo, Merger Subs, Holdco or any Wejo Subsidiary or the consummation by Wejo, Merger Subs, Holdco or any Wejo Subsidiary of the transactions contemplated hereby.
Section 4.14    Employee Benefit Plans.
(a)    Section 4.14(a) of the Wejo Disclosure Schedules sets forth a complete list, as of the date hereof, of each material Wejo Benefit Plan (other than any individual employment offer letters, or employment agreements or individual equity awards on the forms set forth on Section 4.14(a) of the Wejo Disclosure Schedules), separately identifying any Wejo Non- U.S. Benefit Plan. With respect to each material Wejo Benefit Plan, Wejo has made available to TKB true, complete and correct copies of, as applicable: (i) all material plan documents, trust agreements, insurance contracts or other funding vehicles and all amendments thereto; (ii) the most recent summary plan description, including any summary of material modifications; (iii) the most recent annual report (Form 5500) filed with the United States Department of Labor (or, for any Wejo Benefit Plan maintained for the benefit of employees primarily performing services outside the United States, any similar annual report); (iv) the most recently received IRS determination or opinion letter (or, for any Wejo Benefit Plan maintained for the benefit of employees primarily performing services outside the United States, any similar determination by an applicable Governmental Authority); (v) the most recent summary annual report, actuarial report or other financial statement relating to such Wejo Benefit Plan; and (vi) all material, non-routine correspondence between Wejo and any Governmental Authority and all material, non-routine documents filed by Wejo with any Governmental Authority, in each case, in the last year.
(b)    Each Wejo Benefit Plan (including, without limitation, any Wejo Non-U.S. Benefit Plan) complies in all material respects in form and operation with its terms and all applicable Laws, including ERISA and the Code. There are no material Actions (other than routine claims for benefits) pending or, to the Knowledge of Wejo, threatened against any Wejo Benefit Plan or, to the Knowledge of Wejo, any administrator or fiduciary thereof. With respect to
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each Wejo Benefit Plan, all contributions and premium payments for all time periods ending on or prior to the Effective Time have been made or properly accrued in accordance with GAAP except as would not reasonably be expected to result in a material liability to Wejo or any Wejo Subsidiary, taken as a whole.
(c)    Each Wejo Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely received a favorable determination or opinion or advisory letter from the IRS.
(d)    Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in connection with any other event(s)) would reasonably be expected to: (i) result in any severance pay to any Wejo Employee or Wejo Service Provider, (ii) result in the acceleration of the time of payment or the funding or vesting of any payment of compensation or benefits to any Wejo Employee or Wejo Service Provider, or (iii) materially increase the amount payable to a Wejo Employee or Wejo Service Provider pursuant to any of the Wejo Benefit Plans, including without limitation, any Wejo Non-U.S. Benefit Plans.
(e)    No amount that could be, or has been, received by any Wejo Employee or Wejo Service Provider under any Wejo Benefit Plan or otherwise as a result of the consummation of the transactions contemplated by this Agreement could, separately or in the aggregate, be nondeductible under Section 280G of the Code or subjected to an excise Tax under Section 4999 of the Code.
(f)    Neither Wejo nor any Wejo Subsidiary has any current or contingent obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 4999 or 409A of the Code.
(g)    Neither Wejo nor any Wejo Subsidiary nor any ERISA Affiliate thereof, either currently or within the past six (6) years, maintains or maintained, contributes or contributed to, sponsors or sponsored or otherwise has or had any liability (contingent or otherwise) with respect to (i) a “multiemployer plan” subject to ERISA that is described in Section 3(37) of ERISA, (ii) a pension plan subject to Title IV of ERISA or Sections 412 or 430 of the Code (or similar provision of state, local or foreign Law), or (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code) or (iv) a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA).
(h)    Neither Wejo nor the Wejo Subsidiaries is obligated to provide coverage under any retiree or post-employment health or life insurance to any Person, other than health continuation coverage to the extent required by Law.
(i)    Each Wejo Benefit Plan maintained, sponsored or contributed to for the benefit of Wejo Employees located outside of the United States (each, a “Wejo Non-U.S. Benefit Plan”) except as would not reasonably be expected to result in a material liability to Wejo or any Wejo Subsidiary, taken as a whole, (i) complies in all material respects with applicable Law, (ii) is funded or book reserved, as appropriate, to the extent such Wejo Non-U.S. Benefit Plan is required by Law or the terms of the plan to be funded or book-reserved, (iii) has been registered to the extent required, and has been maintained in good standing with applicable
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Governmental Authorities, and (iv) if required by Law or the terms of such Wejo Non-U.S. Benefit Plan to qualify for special Tax treatment, meets all requirements for such treatment. No Wejo Non- U.S. Benefit Plan contains or has ever contained a “defined benefit provision” or otherwise provided any defined benefit pensions. Except as would not reasonably be expected to result in a Wejo Material Adverse Effect, neither Wejo nor any Wejo Subsidiary nor, to the Knowledge of Wejo, any of their respective agents or delegates, has breached any fiduciary obligation with respect to the administration or investment of any Wejo Non-U.S. Benefit Plan.
Section 4.15    Insurance.
(a)    Section 4.15 of the Wejo Disclosure Schedules sets forth each insurance policy maintained by Wejo and the Wejo Subsidiaries on their properties, assets, products, business or personnel (other than policies underlying any Wejo Benefit Plans) with respect to the policy period that includes the date of this Agreement (the “Insurance Policies”). True and complete copies of such policies have been delivered or made available to TKB. All such Insurance Policies (a) are in full force and effect and shall be outstanding and in full force and effect without interruption at and after the Effective Time until their respective termination dates or until their earlier termination by the respective insurers or by the Wejo pursuant to their terms, (b) all premiums with respect thereto covering all periods up to the Effective Time will have been paid, and (c) shall otherwise be maintained by Wejo and the Wejo Subsidiaries in full force and effect in all material respects as they apply to any matter, action or event relating to Wejo and the Wejo Subsidiaries occurring through the Effective Time. Neither Wejo nor any Wejo Subsidiary has received a written notice of cancellation of, or communication of default under, any of the Insurance Policies or of any pending or threatened termination or cancellation, coverage limitation or reduction, or material premium increase with respect to any of the Insurance Policies or refusal of any coverage or rejection of any claim under any such policy or any material changes that are required in the conduct of the business of Wejo or any Wejo Subsidiary as a condition to the continuation of coverage under, or renewal of, any of the Insurance Policies. Neither Wejo nor any Wejo Subsidiary is in default with respect to any provision contained in any Insurance Policy or has failed to give any notice or present any claim under any Insurance Policy in due and timely fashion. There is no pending claim by Wejo or any Wejo Subsidiary against any insurance carrier under any such insurance policy for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).
(b)    Wejo and each of the Wejo Subsidiaries are, and continually since the later of December 31, 2021 or the date of acquisition by Wejo with respect to any Wejo Subsidiaries have been, insured against such losses and risks and in such amounts as are customary in the business in which they are engaged and as required by applicable Law, except where the failure to be so insured would not reasonably be expected to have, individually or in the aggregate, a Wejo Material Adverse Effect.
Section 4.16    Environmental Matters.
(a)    Wejo and the Wejo Subsidiaries are, and have been during the past three (3) years, in compliance in all material respects with all Environmental Laws, which compliance includes the possession of and compliance with all permits required under
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Environmental Laws, applicable to their operations or their occupancy of the real property listed on Section 4.16 of the Wejo Disclosure Schedules.
(b)    Neither Wejo nor any Wejo Subsidiary has during the past three (3) years received written notice from any Governmental Authority regarding any actual or alleged material violation of any Environmental Laws applicable to its operations or the real property listed on Section 4.16 of the Wejo Disclosure Schedules that has not been resolved to the satisfaction of the applicable Governmental Authority.
(c)    Neither Wejo nor any Wejo Subsidiary is subject to any pending or, to the Knowledge of Wejo, threatened, Actions asserting a material remedial obligation or material liability under Environmental Laws.
(d)    Neither Wejo nor any Wejo Subsidiary is subject to any outstanding Governmental Order pursuant to any applicable Environmental Law, which Governmental Order imposes material obligations or material liabilities on Wejo or any Wejo Subsidiary.
(e)    Neither Wejo nor any Wejo Subsidiary has agreed to indemnify any Person or assumed by Contract or by operation of Law the defense or material liability of any third party arising under Environmental Law.
(f)    Neither Wejo nor any Wejo Subsidiary has (i) treated, stored, disposed of, arranged for, or permitted the disposal of, transported, handled, manufactured, distributed, exposed any Person to, or released any Hazardous Material, or (ii) owned or operated any facility or property which is contaminated by any Hazardous Material, in each case, so as to give rise to a material liability of Wejo or any Wejo Subsidiary pursuant to any Environmental Laws. For the avoidance of doubt, the foregoing shall not apply to off-the-shelf equipment, office electronics, and the like, which are used in the ordinary course of business.
Section 4.17    Affiliated Transactions. Except (a) for the provision of compensation and benefits to Wejo Employees in the ordinary course of business and (b) as set forth on Section 4.17 of the Wejo Disclosure Schedules, no Affiliate or shareholder of Wejo, any director, officer or manager of Wejo or any Wejo Subsidiary (other than Wejo and the Wejo Subsidiaries) is a party to any Contract that is still in effect with Wejo or any Wejo Subsidiary or has any ownership or financial interest in any material asset or property owned by Wejo or any Wejo Subsidiary.
Section 4.18    Brokerage. Except as set forth on Section 4.18 of the Wejo Disclosure Schedules, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby based on any arrangement or agreement made by or on behalf of Holdco, Wejo, Merger Subs, any Wejo Subsidiary or any of their respective shareholders or Affiliates.
Section 4.19    Permits; Compliance with Laws.
(a)    Except as set forth on Section 4.19(a) of the Wejo Disclosure Schedules, Wejo and each Wejo Subsidiary holds and is in compliance, in all material respects, with all material licenses, approvals, consents, certificates, registrations, franchises and permits of
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any Governmental Authority or pursuant to any applicable Law which are required for the operation of Wejo and/or the Wejo Subsidiaries or which are necessary for them to own, lease and operate properties and assets or to carry on their businesses as presently conducted (collectively, the “Wejo Permits”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Wejo Material Adverse Effect, all Wejo Permits are in full force and effect and no default (with or without notice, lapse of time or both) has occurred under any such Wejo Permit. Neither Wejo nor any Wejo Subsidiary has received written notice of any Actions pending or, to the Knowledge of Wejo, threatened, relating to the suspension, revocation, withdrawal or material modification of any Wejo Permit.
(b)    Except as set forth on Section 4.19(a) of the Wejo Disclosure Schedules, Wejo and the Wejo Subsidiaries are, and have been during the past three (3) years, in compliance in all material respects with all Laws and Governmental Orders applicable to them or any of their respective properties, rights or assets.
(c)    Wejo is, and has been since November 18, 2021, in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.
Section 4.20    Employees.
(a)    Except as set forth on Section 4.20(a) of the Wejo Disclosure Schedules, (i) neither Wejo nor any of the Wejo Subsidiaries is party to or bound by any collective bargaining agreement, organized labor agreement, or any similar labor-related agreement or arrangement with any labor organization, trade union, works council or information and consultation body, or any national, industry-wide, or sector-specific agreements outside of the United States, (ii) no Wejo Employees are represented by any labor union, labor organization or works council, and (iii) no union, labor organization, works council or group of Wejo Employees has made a demand for recognition to Wejo or any Wejo Subsidiary or a request for recognition to any Governmental Authority.
(b)    Except as set forth on Section 4.20(b) of the Wejo Disclosure Schedules: (i) to the Knowledge of Wejo, there are, and within the past three (3) years have been, no union organizing activities involving Wejo Employees and (ii) there are no pending or, to the Knowledge of Wejo, threatened strikes, material work stoppages, material walkouts, lockouts, hand billing, picketing, material arbitrations, material unfair labor practice charges, material grievances or other material labor disputes, in each case, against or affecting Wejo or any Wejo Subsidiary, and no such disputes have occurred within the past three (3) years. Since December 31, 2022, neither Wejo nor any Wejo Subsidiary has carried out any redundancies which would trigger the application of the U.K.’s collective redundancy rules, or incurred any material liability under WARN or any similar state, local, municipal, or non-U.S. Law, and, except as set forth on Section 4.20(b) of the Wejo Disclosure Schedules, neither Wejo nor any Wejo Subsidiary reasonably expects to effect any such redundancies, or to conduct any such layoff of, Wejo Employees as of or following the date hereof, in each case, which would trigger the application of the U.K.’s collective redundancy rules or WARN or any similar state, local, municipal, or non- U.S. Law.
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(c)    Wejo and the Wejo Subsidiaries are in compliance, and in the past three (3) years have complied, in all material respects, with all applicable Laws relating to labor, labor relations or employment, including any provisions thereof relating to equal employment opportunity, wages, hours, overtime regulation, employee safety and health, immigration control, drug testing, termination pay, paid sick leave, vacation pay, and collective bargaining, information and consultation of employees and workers, and the payment or accrual of the same, and neither Wejo nor any Wejo Subsidiary is liable for any material arrearage (other than arrearages occurring in the ordinary course of business) or penalties for failure to comply with any of the foregoing, in each case except, where such non-compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Wejo Material Adverse Effect.
(d)    With respect to any officer-level Wejo Employee or Wejo Service Provider, or any Wejo Employee or Wejo Service Provider whose annualized aggregate compensation or fees exceed $250,000 per annum (or local equivalent), (i) no notice to terminate the Contract of any such Wejo Employee or Wejo Service Provider has been given or, to the Knowledge of Wejo, threatened by either party to the Contract, and (ii) to the Knowledge of Wejo, no such Wejo Employee or Wejo Service Provider has provided notice to Wejo in writing indicating his or her intent to terminate his or her employment or engagement in connection with the transactions contemplated hereby or for any other reason.
(e)    No Wejo Employee or Wejo Service Provider is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to Wejo or the Wejo Subsidiaries or (ii) to the Knowledge of Wejo, to a former employer or engager of any such employee or service provider relating (A) to the right of any such employee or service provider to be employed or engaged by Wejo or the Wejo Subsidiaries or (B) to the knowledge or use of Trade Secrets or proprietary information.
(f)    None of Wejo or the Wejo Subsidiaries is party to a settlement agreement with a current or former officer, employee or independent contractor of Wejo or the Wejo Subsidiaries that involves allegations relating to discrimination, harassment (including sexual harassment) or sexual misconduct by either (i) an officer of Wejo or the Wejo Subsidiaries or (ii) a Wejo Employee at the level of Vice President or above. To the Knowledge of Wejo, in the last five (5) years, no allegations of sexual harassment have been made against (i) any officer of Wejo or the Wejo Subsidiaries or (ii) a Wejo Employee at a level of Vice President or above.
(g)    Except as would not reasonably be expected to result in a material Liability to Wejo or any Wejo Subsidiary, (i) each current or former Wejo Service Provider is or was, while providing services to Wejo or any of the Wejo Subsidiaries as an independent contractor or consultant, properly classified and properly treated as an independent contractor or consultant by Wejo and the Wejo Subsidiaries and (ii) each individual who is currently providing services to Wejo or any of the Wejo Subsidiaries through a third party service provider, or who previously provided services to Wejo or any of the Wejo Subsidiaries through a third party service provider, is not or was not an employee of Wejo or any of the Wejo Subsidiaries. Neither Wejo nor any of the Wejo Subsidiaries has a single employer, joint employer, alter ego or similar relationship with any other company.
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Section 4.21    Registration Statement. The information relating to Wejo and any Wejo Subsidiary to be contained or incorporated by reference in the Joint Proxy Statement and Registration Statement and any other documents filed or furnished with or to the SEC or pursuant to the Securities Act or Exchange Act in each case in connection with the Mergers will not, on the date the Joint Proxy Statement (and any amendment or supplement thereto) is first mailed to the shareholders of Wejo and at the time the Registration Statement is declared effective (and any amendment or supplement thereto) or at the time of the Wejo Shareholders’ Meeting (as defined below), contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Joint Proxy Statement and Registration Statement (other than the portions thereof relating solely to the meeting of the shareholders of TKB) and any related documents will comply in all material respects as to form with the requirements of the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 4.21, no representation or warranty is made by Wejo with respect to information or statements made or incorporated by reference in the Joint Proxy Statement or the Registration Statement which were not supplied by or on behalf of Wejo.
Section 4.22    Customers and Suppliers.
(a)    Section 4.22(a) of the Wejo Disclosure Schedules lists the five (5) largest customers (by volume in dollars of sales to such customers) of Wejo and the Wejo Subsidiaries on a consolidated basis during (x) the twelve (12) month ended December 31, 2021, and (y) the twelve (12) month ended December 31, 2022 (the “Wejo Material Customers”) and whether such revenues are annual or monthly recurring revenues. No Wejo Material Customer has (i) terminated its relationship with Wejo or any Wejo Subsidiary, (ii) reduced its business with Wejo or any Wejo Subsidiary or adversely modified its relationship with any of them, (iii) notified Wejo or any Wejo Subsidiary of its intention to take any such action and to the Knowledge of Wejo, no such Wejo Material Customer is contemplating such an action, or (iv) to the Knowledge of Wejo, become insolvent or subject to bankruptcy proceedings.
(b)    Section 4.22(b) of the Wejo Disclosure Schedules lists the five (5) largest suppliers and vendors (measured by dollar volume of purchases) of Wejo and the Wejo Subsidiaries on a consolidated basis during (x) the twelve (12) month ended December 31, 2021, and (y) the twelve (12) month ended December 31, 2022 (the “Wejo Material Suppliers”). No Wejo Material Supplier has (i) terminated its relationship with Wejo or any Wejo Subsidiary, (ii) reduced its business with Wejo or any Wejo Subsidiary or adversely modified its relationship with any of them, (iii) notified Wejo or any Wejo Subsidiary of its intention to take any such action and to the Knowledge of Wejo, no such Wejo Material Supplier is contemplating such an action, or (iv) to the Knowledge of Wejo, become insolvent or subject to bankruptcy proceedings.
Section 4.23    Anti-Corruption, Sanctions & Export Control Matters.
(a)    Wejo and the Wejo Subsidiaries and, to the Knowledge of Wejo, any Person acting for or on behalf of Wejo and the Wejo Subsidiaries currently comply in all material respects with and have, during the past three (3) years, complied in all material respects with, all applicable Anti-Corruption Laws or Anti-Money Laundering Laws. During the past three
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(3) years, (i) neither Wejo nor any of the Wejo Subsidiaries has been convicted of violating any Anti-Corruption Laws or Anti-Money Laundering Laws or subjected to any investigation by a Governmental Authority for a violation of any applicable Anti-Corruption Laws or Anti-Money Laundering Laws, (ii) neither Wejo nor any Wejo Subsidiary has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any material noncompliance with any Anti-Corruption Laws or Anti-Money Laundering Laws (other than with respect to the submission by Wejo any Wejo Subsidiary of suspicious activity reports or similar reports to a Governmental Authority in connection with alleged or potential violations of any Anti- Corruption Laws or Anti-Money Laundering Laws by customers of Wejo or any Wejo Subsidiary), and (iii) neither Wejo nor any of the Wejo Subsidiaries has received any written notice or citation, or to the Knowledge of Wejo, any non-written notice, from a Governmental Authority for any actual or potential material noncompliance with any applicable Anti-Corruption Laws or Anti- Money Laundering Laws.
(b)    None of Wejo, the Wejo Subsidiaries, nor, to the Knowledge of Wejo, any of their respective Representatives acting in its capacity as such, (i) is a Person with whom transactions are prohibited under applicable Sanctions Laws or Export Control Laws, (ii) during the past three (3) years, has engaged in any prohibited dealings or transactions with any Person that, at the time of the dealing or transaction, is or was the subject of comprehensive, territory-wide sanctions, including currently the Crimea, Donetsk and Luhansk regions of Ukraine, Cuba, Iran, North Korea, or Syria, or (iii) has violated any Sanctions Laws or Export Control Laws during the past three (3) years. Wejo and the Wejo Subsidiaries, and to the Knowledge of Wejo, their respective Representatives have implemented and maintain in effect policies and procedures reasonably designed to promote compliance with Sanctions Laws.
(c)    Wejo and the Wejo Subsidiaries are not now, and have not been in the past three (3) years, the subject of any actual or, to the Knowledge of Wejo, asserted or threatened charge, proceeding, investigation or inquiry with respect to potential or actual violations of any Sanctions Laws or Export Control Laws.
(d)    Wejo and the Wejo Subsidiaries have not, in the past three (3) years made any voluntary disclosure with respect to an apparent violation of Sanctions Laws or Export Control Laws to any Governmental Authority. Wejo and the Wejo Subsidiaries have not been subject to civil or criminal penalties imposed by any Governmental Authority administering Sanctions Laws or Export Control Laws.
Section 4.24    No Holdco or Merger Subs Activity. Each of Holdco and Merger Subs were formed for the sole purpose of entering into this Agreement and the other Transaction Agreements to which they are a party and effecting the Mergers and the other transactions contemplated by this Agreement. None of Merger Sub 1, Merger Sub 2 or Holdco has assets, obligations or liabilities other than immaterial obligations or liabilities incident to its formation, the execution of this Agreement and the other Transaction Agreements to which they are a party and the completion of the Mergers and the other transactions contemplated by this Agreement.
Section 4.25    No Other Representations. Neither Wejo, Merger Subs nor Holdco is relying, and neither Wejo, Merger Subs nor Holdco have relied, on, or otherwise have been
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induced by, any representations or warranties whatsoever regarding this Agreement, the other Transaction Agreements, the Mergers and the other transactions contemplated by this Agreement, express or implied, or any other information provided or made available to Wejo, Merger Subs, Holdco or their respective Representatives in connection with the Mergers and the transactions contemplated by this Agreement, including any information, documents, projections, forecasts or other material made available in certain “data rooms” or management presentations, or the accuracy or completeness of any of the foregoing, except for the representations and warranties in Article III. Such representations and warranties by TKB constitute the sole and exclusive representations and warranties of TKB in connection with this Agreement, the other Transaction Agreements, the Mergers and the other transactions contemplated by this Agreement, and Wejo understands, acknowledges and agrees, on its own behalf and on behalf of Merger Subs and Holdco, that all other representations and warranties of any kind or nature, whether express, implied or statutory, are specifically disclaimed by TKB.
ARTICLE V
COVENANTS
Section 5.1    Conduct of TKB’s Business Pending the Merger.
(a)    Between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, except as otherwise consented to by Wejo in writing (including by electronic mail) (such consent not to be unreasonably withheld, conditioned or delayed), and except (A) as disclosed in Section 5.1(a) of the TKB Disclosure Schedules or the TKB SEC Reports, (B) as required by applicable Law, (C) for any actions reasonably required in response to COVID-19 or any COVID-19 Measures or (D) as otherwise explicitly required by this Agreement, (i) TKB shall conduct its business only in, and TKB shall not take any action except in, the ordinary course of business consistent with past practice in all material respects and (ii) TKB shall use its commercially reasonable best efforts to preserve intact its business organization and to keep available the services of its current directors and officers.
(b)    Without limiting the generality of the foregoing and whether or not disclosed in the TKB SEC Reports, except as set forth in Section 5.1(b) of the TKB Disclosure Schedules, as required by applicable Law or as otherwise explicitly permitted or required by this Agreement, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, except as otherwise consented to by Wejo in writing (including by electronic mail) (such consent not to be unreasonably withheld, conditioned or delayed), TKB shall not:
(i)    except in connection with the Extension, change, modify or amend the TKB Organizational Documents or the Trust Agreement;
(ii)    declare or pay any dividends on or make other distributions (whether in cash, shares or property) in respect of any of its share capital or other equity interests, other than to provide eligible TKB Shareholders with the opportunity to effect TKB Share Redemptions as required by the TKB Organizational Documents;
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(iii)    subdivide, consolidate, reclassify, recapitalize, split, combine or exchange or enter into any similar transaction with respect to any of its share capital or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its respective shares or other equity interests;
(iv)    repurchase, redeem or otherwise acquire any TKB Securities, other than to provide eligible TKB Shareholders with the opportunity to effect TKB Share Redemptions as required by the TKB Organizational Documents;
(v)    issue, deliver or sell, or authorize, propose or reserve for issuance, delivery or sale, or otherwise dispose of or encumber, any TKB Securities;
(vi)    create, assume or incur any indebtedness for borrowed money or guaranty any such indebtedness of another Person, or repay, redeem or repurchase any such indebtedness;
(vii)    make any loans, advances or capital contributions to, or any investments in, any other Person;
(viii)    directly or indirectly acquire (x) by amalgamating, merging or consolidating with, or by purchasing assets of, or by any other manner, any division, business or equity interest of any Person (including in a transaction involving a tender or exchange offer, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction) or (y) any material assets;
(ix)    implement or adopt any material change in its accounting policies other than as may be required by applicable Law or GAAP and as concurred with by TKB’s independent auditors;
(x)    pay, loan or advance (other than the payment of compensation, directors’ fees or reimbursement of expenses in the ordinary course of business consistent with past practice or indemnification pursuant to any indemnification agreements in effect as of the date hereof) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement with, any of its officers or directors or any Affiliate of any of its officers or directors;
(xi)    except as in the ordinary course of business consistent with past practice, form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof, or enter into any new line of business, in each case that is material to TKB;
(xii)    (i) make or change any material Tax election, (ii) adopt or change any annual Tax accounting period, (iii) file any material amended Tax Return, (iv) settle or compromise any material claim, investigation, audit or controversy relating to Taxes, (v) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes, (vi) enter into any material closing agreement with respect to any Tax, (vii) surrender or forfeit any right to claim a
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material Tax refund, or (viii) apply for or enter into a ruling from any Tax authority with respect to Taxes, other than the Tax rulings pursuant to this Agreement and other than Tax rulings in TKB’s ongoing course of business; in each case, outside of the ordinary course of business consistent with past practice;
(xiii)    knowingly take or cause to be taken, or knowingly fail to take or cause to be taken, any action, where such action or failure to act could reasonably be expected to prevent or impede the Intended U.S. Tax Treatment;
(xiv)    (A) to the extent such amount is material to the business of TKB, pay, discharge, settle or satisfy any claims, suit, action, investigation, indictment or information, or administrative, arbitration or other proceeding, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of debts, liabilities and obligations, whether accrued or fixed, absolute or contingent or matured or unmatured, including those arising under any Law and those arising under any Contract: (1) reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) included in TKB SEC Reports or (2) incurred in the ordinary course of business consistent with past practice or, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of material value;
(xv)    enter into any agreement, understanding or arrangement with respect to the voting of its equity securities; or
(xvi)    authorize, or commit or agree to take, any of the foregoing actions.
(c)    Nothing contained in this Agreement shall give Wejo, directly or indirectly, the right to control TKB or direct the business or operations of TKB prior to the Effective Time.
Section 5.2    Conduct of Wejo’s Business Pending the Merger.
(a)    Between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, except as otherwise consented to by TKB in writing (including by electronic mail) (such consent not to be unreasonably withheld, conditioned or delayed), and except (A) as disclosed in Section 5.2(a) of the Wejo Disclosure Schedules or the Wejo SEC Reports, (B) as required by applicable Law, (C) for any actions reasonably required in response to COVID-19 or any COVID-19 Measures or (D) as otherwise explicitly required by this Agreement, (i) Wejo shall, and shall cause each Wejo Subsidiary, Holdco, Merger Sub 1 and Merger Sub 2 to, conduct their respective businesses only in, and Wejo, Holdco, Merger Subs and the Wejo Subsidiaries shall not take any action except in the ordinary course of business consistent with past practice in all material respects and (ii) Wejo shall, and shall cause each Wejo Subsidiary to, use their respective commercially reasonable best efforts to preserve intact their business organizations, to preserve their assets and properties in good repair and condition, to keep available the services of their current directors, officers and key
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employees (other than where termination of such services is for cause) and to preserve, in all material respects, the current relationships of Wejo and the Wejo Subsidiaries with customers, suppliers, licensors, licensees, distributors and other Persons with which Wejo or any Wejo Subsidiary has material business dealings.
(b)    Without limiting the generality of the foregoing and whether or not disclosed in the Wejo SEC Reports, except as set forth in Section 5.2(b) of the Wejo Disclosure Schedules, as required by applicable Law or as otherwise explicitly permitted or required by this Agreement, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, except as otherwise consented to by TKB in writing (including by electronic mail) (such consent not to be unreasonably withheld, conditioned or delayed), Wejo shall not, nor shall Wejo permit any Wejo Subsidiary to:
(i)    change, modify or amend the Wejo Organizational Documents or the organizational documents of any Wejo Subsidiary (except as set forth in Section 5.2(b)(i) of the Wejo Disclosure Schedule);
(ii)    declare or pay any dividends on or make other distributions (whether in cash, shares or property) in respect of any of its share capital or other equity interests (other than dividends or distributions made by any wholly owned Wejo Subsidiary to Wejo or any other wholly owned Wejo Subsidiary);
(iii)    subdivide, consolidate, reclassify, recapitalize, split, combine or exchange or enter into any similar transaction with respect to any of its share capital or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its respective shares or other equity interest;
(iv)    repurchase, redeem or otherwise acquire any Wejo Common Shares;
(v)    except as required by applicable Law, adopt, negotiate, terminate, or enter into any collective bargaining agreement, labor union contract, trade union agreement or other works council agreement applicable to the employees of Wejo or any Wejo Subsidiary;
(vi)    issue, deliver or sell, or authorize, propose or reserve for issuance, delivery or sale, or otherwise dispose of or encumber, any Wejo Common Shares or shares of any Wejo Subsidiary, or any other equity interests in Wejo or any Wejo Subsidiary or securities, notes, instruments, options or warrants convertible or exercisable for the foregoing, other than (A) the issuance of shares upon the exercise or settlement, as applicable, of Wejo Stock Options, Wejo RSU Awards and Wejo Warrants, in each case, in accordance with their respective terms as of the date hereof and the terms of this Agreement, or (B) grants of new Wejo Stock Options and Wejo RSU Awards in the ordinary course of business consistent with Wejo’s existing equity grant policy;
(vii)    create, assume or incur any indebtedness for borrowed money or guaranty any such indebtedness of another Person, or repay, redeem or
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repurchase any such indebtedness (except as set forth in Section 5.2(b)(vii) of the Wejo Disclosure Schedule);
(viii)    make any loans, advances or capital contributions to, or any investments in, any other Person (other than loans or advances between Wejo and any Wejo Subsidiary);
(ix)    (A) sell, assign, lease, license (other than, with respect to Intellectual Property, non-exclusive licenses granted in the ordinary course of business consistent with past practice), sell and leaseback, mortgage, pledge or otherwise encumber or dispose of any assets or properties (other than commercially reasonable routine Intellectual Property prosecution and maintenance actions, such as abandonment and claim narrowing conducted in the ordinary course of business) that are material, individually or in the aggregate, to Wejo and the Wejo Subsidiaries, taken as whole or (B) enter into, modify or amend any lease of property, except for modifications or amendments that are not materially adverse to Wejo or any Wejo Subsidiary;
(x)    directly or indirectly acquire (x) by amalgamating, merging or consolidating with, or by purchasing assets of, or by any other manner, any division, business or equity interest of any Person (including in a transaction involving a tender or exchange offer, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction) or (y) or dispose of any material assets;
(xi)    implement or adopt any material change in its accounting policies other than as may be required by applicable Law or GAAP and as concurred with by Wejo’s independent auditors;
(xii)    except as expressly required by the terms of any Wejo Benefit Plan in effect on the date hereof or applicable Law: (A) grant to any Wejo Service Provider any new or increased compensation or benefits (including incentive, severance, change-in-control or retention compensation), other than in accordance with Wejo’s budget for the year ended December 31, 2023, (B) establish, enter into, materially modify, materially amend or terminate any Wejo Benefit Plan (or any plan, policy, program, practice, arrangement or agreement that would be a Wejo Benefit Plan if in existence on the date of this Agreement), (C) take any action to accelerate the time of vesting or payment of any material compensation or benefits under any Wejo Benefit Plan or otherwise, (D) terminate the employment or services of any Wejo Employee or Wejo Service Provider, other than for cause, or (E) hire, engage or promote any Wejo Employee or Wejo Service Provider, other than in accordance with Wejo’s budget for the year ended December 31, 2023;
(xiii)    waive, release, amend or fail to enforce, in any material respect, the restrictive covenant obligations of any Wejo Employee or material Wejo Service Provider;
(xiv)    modify or amend in any material respect or terminate or cancel or waive, release or assign any material rights or claims with respect to, any Wejo
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Material Contract or material Wejo Lease or enter into any agreement or contract that would qualify as a Wejo Material Contract or material Wejo Lease, except in the ordinary course of business consistent with past practice;
(xv)    pay, loan or advance (other than the payment of compensation, directors’ fees or reimbursement of expenses in the ordinary course of business consistent with past practice or indemnification pursuant to any indemnification agreements in effect as of the date hereof) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement with, any of its officers or directors or any Affiliate of any of its officers or directors;
(xvi)    except as in the ordinary course of business consistent with past practice, form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof (other than in the ordinary course of business consistent with past practice) or enter into any new line of business, in each case that is material to Wejo and the Wejo Subsidiaries, taken as a whole;
(xvii)    (A) make or change any material Tax election, (B) adopt or change any annual Tax accounting period, (C) file any material amended Tax Return, (D) settle or compromise any material claim, investigation, audit or controversy relating to Taxes, (E) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes, (F) enter into any material closing agreement with respect to any Tax, (G) surrender or forfeit any right to claim a material Tax refund, or (H) apply for or enter into a ruling from any Tax authority with respect to Taxes, other than the Tax rulings pursuant to this Agreement and other than Tax rulings in Wejo or any Wejo Subsidiary’s ongoing course of business; in each case, outside of the ordinary course of business consistent with past practice;
(xviii)    knowingly take or cause to be taken, or knowingly fail to take or cause to be taken, any action, where such action or failure to act could reasonably be expected to prevent or impede the Intended U.S. Tax Treatment;
(xix)    (A) to the extent such amount is material to the business of Wejo or any applicable Wejo Subsidiary, commence, waive, pay, discharge, settle or satisfy any claims, suit, action, investigation, indictment or information, or administrative, arbitration or other proceeding, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of debts, liabilities and obligations, whether accrued or fixed, absolute or contingent or matured or unmatured, including those arising under any Law and those arising under any Contract: (1) reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) included in Wejo SEC Reports or (2) incurred in the ordinary course of business consistent with past practice, or, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of material value;
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(xx)    make, incur or agree to make or incur, or authorize, any new out-of-pocket capital expenditures in excess of $100,000, individually, or $1,000,000, in the aggregate;
(xxi)    authorize, recommend, propose or announce an intention to adopt a scheme of arrangement or a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of Wejo;
(xxii)    fail to maintain its books, accounts and records in all material respects in the ordinary course of business;
(xxiii)    enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;
(xxiv)    fail to take any action necessary or advisable to protect or maintain Wejo Intellectual Property (excluding commercially reasonable routine Patent and trademark prosecution and maintenance actions, such as abandonment and claim narrowing conducted in the ordinary course of business consistent with past practices) as to which Wejo or any Wejo Subsidiary has the necessary prosecution rights, in each case, that is material to the conduct of the business of Wejo or any Wejo Subsidiary as currently conducted and planned by Wejo or the relevant Wejo Subsidiary to be conducted, including the prosecution of all pending applications for Patents and Trademarks, the filing of any documents or other information or the payment of any maintenance or other fees related thereto (excluding commercially reasonable routine Patent and Trademark prosecution and maintenance actions, such as abandonment and claim narrowing conducted in the ordinary course of business consistent with past practices);
(xxv)    fail to renew or maintain material existing insurance policies or comparable replacement policies in each case that are material to Wejo or any Wejo Subsidiary; or
(xxvi)    authorize, or commit or agree to take, any of the foregoing actions.
(c)    Nothing contained in this Agreement shall give TKB, directly or indirectly, the right to control Wejo or any Wejo Subsidiary or direct the business or operations of Wejo or any Wejo Subsidiary prior to the Effective Time.
Section 5.3    Access to Information; Confidentiality.
(a)    Subject to the confidentiality agreement between Wejo and TKB, dated September 29, 2022 (the “Confidentiality Agreement”), and applicable Law, TKB shall afford to Wejo and its Representatives, reasonable access during normal business hours and upon reasonable notice during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time to all its properties, books, contracts, commitments, personnel, financial and operating data and records as Wejo may reasonably request (provided, that such access shall not unreasonably interfere with the business or operations of TKB or create
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a material risk of damage or destruction to any property or assets of TKB) and, during such period, TKB shall furnish promptly to Wejo (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws, and (ii) all other information concerning their business, properties, assets, litigation matters and personnel as Wejo may reasonably request; provided, that nothing in this Section 5.3 shall require TKB to provide any access, or to disclose any information, if permitting such access or disclosing such information would (A) violate applicable Law (including any Privacy Laws), (B) violate any of its obligations with respect to confidentiality (provided, that TKB shall, upon the request of Wejo, use commercially reasonable efforts to obtain the required consent of any third party to such access or disclosure), or (C) result or give rise to a material risk of resulting in the loss of attorney-client or other privilege (provided, that TKB shall use commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client or other privilege). Wejo shall utilize commercially reasonable security measures and controls in accessing TKB information and IT systems. In addition, TKB and its officers and employees shall reasonably cooperate with Wejo in Wejo’s efforts to comply with the rules and regulations affecting public companies, including the Sarbanes-Oxley Act. Notwithstanding anything to the contrary herein, TKB may satisfy its obligations set forth above by electronic means if physical access is not reasonably feasible or would not be permitted under applicable Law as a result of COVID-19 or any COVID-19 Measures.
(b)    Subject to the Confidentiality Agreement and applicable Law, Wejo shall, and shall cause each Wejo Subsidiary, Holdco and Merger Subs to, afford to TKB and its Representatives, reasonable access during normal business hours and upon reasonable notice during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time to all their properties, books, contracts, commitments, personnel, financial and operating data and records as TKB may reasonably request (provided, that such access shall not unreasonably interfere with the business or operations of Wejo or any Wejo Subsidiary or create a material risk of damage or destruction to any property or assets of Wejo or any Wejo Subsidiary) and, during such period, Wejo shall, and shall cause each Wejo Subsidiary, Holdco and Merger Subs to, furnish promptly to TKB (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws, and (ii) all other information concerning their business, properties, assets, litigation matters and personnel as TKB may reasonably request; provided, that nothing in this Section 5.3 shall require Wejo, any Wejo Subsidiary, Holdco or Merger Subs to provide any access, or to disclose any information, if permitting such access or disclosing such information would (A) violate applicable Law (including any Privacy Laws), (B) violate any of their obligations with respect to confidentiality (provided, that Wejo shall, upon the request of TKB, use commercially reasonable efforts to obtain the required consent of any third party to such access or disclosure), or (C) result or give rise to a material risk of resulting in the loss of attorney-client or other privilege (provided, that Wejo shall use commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client or other privilege). TKB shall utilize commercially reasonable security measures and controls in accessing Wejo information and IT systems. In addition, Wejo and its officers and employees shall reasonably cooperate with TKB in TKB’s efforts to comply with the rules and regulations affecting public companies, including the Sarbanes-Oxley Act. Notwithstanding anything to the contrary herein, Wejo may satisfy its obligations set forth above by electronic means if physical access is not
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reasonably feasible or would not be permitted under applicable Law as a result of COVID-19 or any COVID-19 Measures.
(c)    No review pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement. All information provided pursuant to this Section 5.3 shall be subject to the terms of the Confidentiality Agreement.
Section 5.4    Notification of Certain Matters. Wejo shall give prompt notice to TKB and TKB shall give prompt notice to Wejo, as the case may be, of the occurrence of any of the following after the date of this Agreement and prior to the Effective Time: (a) receipt of any notice or other communication from any Person alleging (i) that the consent or approval of such Person is or may be required in connection with this Agreement or the transactions contemplated hereby, or (ii) any material non-compliance with any Law by such party or its Affiliates, (b) receipt of any notice or other communication from any Governmental Authority or Nasdaq (or any other securities market) in connection with this Agreement or the transactions contemplated hereby, or (c) such party becoming aware of the occurrence or failure to occur of an event that could prevent or delay beyond the Outside Date the consummation of the transactions contemplated by this Agreement or that would reasonably be expected to result in any of the conditions to the Mergers set forth in Article VI not being satisfied; provided, that failure to give notice under the foregoing clauses (a), (b) or (c) shall not be deemed to be a breach of covenant under this Section 5.4 and shall constitute only a breach of the underlying representation, covenant, condition or agreement, as the case may be. The delivery of any notice pursuant to this Section 5.4 will not limit or otherwise affect the representations, warranties, covenants or agreements of the parties, the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Mergers or the other transactions contemplated by this Agreement.
Section 5.5    Regulatory Filings; Reasonable Best Efforts.
(a)    Each party shall make or cause to be made, in cooperation with the other parties and to the extent applicable and as promptly as practicable, all necessary filings, forms, declarations, notifications, registrations and notices with Governmental Authorities under applicable Laws (including Competition Laws and Investment Screening Laws) relating to the transactions contemplated hereby. Each party shall use its reasonable best efforts to respond at the earliest practicable date to any requests for additional information or documents made by any Governmental Authority, and act in good faith and reasonably cooperate with the other party in connection with any investigation of any Governmental Authority. Each party shall use its reasonable best efforts to furnish to each other all information required for any filing, form, declaration, notification, registration and notice. Each party shall give the other party reasonable prior notice of any communication with, and any proposed understanding or agreement with, any Governmental Authority regarding any filings, forms, declarations, notifications, registrations or notices, and permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed communication, understanding or agreement with any Governmental Authority with respect to the transactions contemplated by the Agreement (subject to redaction for any information that is classified for national security purposes). None of the parties shall independently participate in any meeting, videoconference or teleconference, or
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engage in any substantive conversation, with any Governmental Authority in respect of any filings or inquiry without giving the other party prior notice of the meeting, videoconference or teleconference and, unless prohibited by such Governmental Authority, the opportunity to attend and participate. The parties will consult and cooperate with one another in connection with any information or proposals submitted in connection with Actions under or relating to any applicable Laws (including Competition Laws and Investment Screening Laws). For the avoidance of doubt, other than as specified in Section 8.15, neither party shall have any obligation to expend funds, other than in immaterial amounts, contest or resist any Action under or relating to any applicable Law (including Competition Laws or Investment Screening Laws), including any administrative or judicial action.
(b)    Each of the parties to this Agreement agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties to this Agreement in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, licenses, permits, authorizations, orders and approvals from Governmental Authorities and the making of all necessary notifications, registrations and filings (including filings with Governmental Authorities, if any), (ii) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Mergers that are necessary to consummate the Mergers and the transactions contemplated by this Agreement, (iii) the preparation of the Joint Proxy Statement and the Registration Statement, (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by this Agreement, and to fully carry out the purposes of, this Agreement, and (v) the providing of all such information concerning such party, its Subsidiaries, its Affiliates and its Subsidiaries’ and Affiliates’ officers, directors, employees and partners as may be reasonably requested in connection with any of the matters set forth in this Section 5.5.
Section 5.6    No Solicitation by Wejo; Wejo Adverse Recommendation Change.
(a)    From and after the date of this Agreement and until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, Wejo shall not, nor shall it authorize or permit any Wejo Subsidiary or any of its or their respective Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or take any other action designed to, or which is reasonably expected to, facilitate, any Wejo Acquisition Proposal, (ii) enter into any agreement with respect to any Wejo Acquisition Proposal, (iii) enter into, continue or otherwise participate in any discussions or negotiations regarding, respond to inquiries or proposals by any Person with respect to, or knowingly furnish to any Person any non- public information with respect to, or knowingly cooperate with, any proposal that constitutes, or is reasonably expected to lead to, any Wejo Acquisition Proposal, (iv) waive or release any Person from, forebear in the enforcement of, or amend any confidentiality, standstill or similar Contract or any confidentiality or standstill provisions of any other Contract, unless the Wejo Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that such counterparty is reasonably capable of making a Wejo Acquisition Proposal that is reasonably expected to lead to a Wejo Superior Proposal and the failure to take any such action would reasonably be expected to be inconsistent with the Wejo
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Board’s fiduciary duties under Bermuda Law in which event Wejo may take the preceding actions solely to the extent necessary to permit a Person to make, on a confidential basis, to the Wejo Board, a Wejo Acquisition Proposal conditioned upon such Person agreeing that (A) Wejo shall not be prohibited from providing any information to TKB (including regarding such Wejo Acquisition Proposal); and (B) such Person entering into a customary confidentiality agreement which shall include a customary “standstill” or similar covenant and provide for the right for Wejo to comply with the terms of this Agreement, including this Section 5.6(a) or (v) resolve or agree to do any of the foregoing. Wejo shall, and shall cause each Wejo Subsidiary and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any proposal that constitutes, or is reasonably expected to lead to, a Wejo Acquisition Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining Wejo Shareholder Approval, in response to a bona fide written Wejo Acquisition Proposal that the Wejo Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes, or is reasonably expected to lead to, a Wejo Superior Proposal, and which Wejo Acquisition Proposal was not solicited after the date hereof in breach of this Section 5.6(a), was made after the date hereof and did not otherwise result from a breach of this Section 5.6(a), Wejo may, if the Wejo Board determines (after receiving the advice of outside counsel) that the failure to take such actions would reasonably be expected to be inconsistent with its fiduciary duties under Bermuda Law, and subject to compliance with this Section 5.6(a) and Section 5.6(d) and after giving TKB written notice of such determination, (x) furnish information with respect to Wejo and the Wejo Subsidiaries to the Person making such Wejo Acquisition Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement; provided that (1) all such information has previously been provided to TKB or is provided to TKB prior to the time it is provided to such Person and (2) such customary confidentiality agreement expressly provides the right for Wejo to comply with the terms of this Agreement, including Section 5.6(d), and (y) participate in discussions or negotiations with the Person making such Wejo Acquisition Proposal (and its Representatives) regarding such Wejo Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.6(a) by any Representative or Affiliate of Wejo or any Wejo Subsidiary shall be deemed to be a breach of this Section 5.6(a) by Wejo.
The term “Wejo Acquisition Proposal” means any proposal or offer or indication of interest from any Person (other than a proposal or offer by TKB) relating to any direct or indirect acquisition or purchase, in one (1) transaction or a series of transactions, of assets or businesses that constitute 15% or more of the consolidated net revenues, net income, or assets (based on the fair market value thereof) of Wejo and the Wejo Subsidiaries, taken as a whole, or 15% or more of any class of voting or equity securities of Wejo, any tender offer or exchange offer or issuance of voting or equity securities that if consummated would result in any Person beneficially owning 15% or more of any class of voting or equity securities of Wejo, or any merger, amalgamation, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving Wejo or a Wejo Subsidiary pursuant to which any Person or the stockholders of any Person would own 15% or more of any class of voting or equity securities of Wejo or of the surviving company or of any resulting parent company of Wejo under such transaction, other than the transactions contemplated by this Agreement.
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The term “Wejo Superior Proposal” means an unsolicited bona fide Wejo Acquisition Proposal (provided, that for purposes of this definition, references to 15% in the definition of “Wejo Acquisition Proposal” shall be deemed to be references to 50%) which the Wejo Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be (i) more favorable to the shareholders of Wejo from a financial point of view than the Merger, taking into account all relevant factors (including, without limitation, the possible impact of any TKB Share Redemptions and all the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by TKB in response to such offer or otherwise)) and (ii) reasonably capable of being completed as proposed, taking into account all financial, legal, regulatory and other aspects of such proposal, including its conditions.
(b)    Neither the Wejo Board nor any committee thereof shall, (i) (A) withdraw (or qualify or modify in a manner adverse to TKB), or publicly propose to withdraw (or qualify or modify in a manner adverse to TKB), the adoption, approval, recommendation or declaration of advisability by the Wejo Board or any such committee thereof of this Agreement, the Wejo Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt, approve or declare advisable, or propose publicly to recommend, adopt, approve or declare advisable, any Wejo Acquisition Proposal (any action described in this clause (i) being referred to as a “Wejo Adverse Recommendation Change”) or (ii) adopt, approve, recommend or declare advisable, or propose to adopt, approve, recommend or declare advisable, or allow Wejo to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or is reasonably expected to lead to, any Wejo Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.6(a) pursuant to and in accordance with the limitations set forth therein).
(c)    Notwithstanding the foregoing, the Wejo Board may make a Wejo Adverse Recommendation Change (1) at any time prior to obtaining Wejo Shareholder Approval, following receipt of a Wejo Acquisition Proposal after execution of this Agreement that did not result from a breach of Section 5.6(a) and that the Wejo Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes a Wejo Superior Proposal or (2) from and after the initial filing of the Registration Statement and prior to obtaining the Wejo Shareholder Approval, in response to a Wejo Intervening Event; in each case referred to in the foregoing clauses (1) and (2), only if the Wejo Board determines in good faith (after consultation with outside counsel) that failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under Bermuda Law; provided, however, that Wejo shall not be entitled to exercise its right to make a Wejo Adverse Recommendation Change until after the fourth (4th) Business Day following TKB’s receipt of written notice (a “Wejo Notice of Recommendation Change”) from Wejo advising TKB that the Wejo Board intends to make a Wejo Adverse Recommendation Change and specifying the reasons therefor, including in the case of a Wejo Superior Proposal the terms and conditions of any Wejo Superior Proposal that is the basis of the proposed action by the Wejo Board (it being understood and agreed that any amendment to any material term of such Wejo Superior Proposal shall require a new Wejo Notice of Recommendation Change and a new four (4) Business Day period). In determining whether to make a Wejo Adverse Recommendation Change, the Wejo Board shall
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take into account any changes to the terms of this Agreement proposed by TKB in response to a Wejo Notice of Recommendation Change or otherwise, and if requested by TKB, Wejo shall engage during the foregoing four (4) Business Day period in good faith negotiations with TKB regarding any changes to the terms of this Agreement proposed by TKB.
(d)    In addition to the obligations of Wejo set forth in Section 5.6(a), Section 5.6(b) and Section 5.6(c) (i) Wejo shall promptly advise TKB orally and in writing (and in any case within 48 hours) of the receipt of any Wejo Acquisition Proposal or any inquiry that is reasonably expected to lead to any Wejo Acquisition Proposal, the material terms and conditions of any such Wejo Acquisition Proposal or inquiry (including any changes thereto) and the identity of the Person making any such Wejo Acquisition Proposal or inquiry and (ii) Wejo shall (A) keep TKB fully and promptly informed of the status and material details (including any change to any material term thereof) of any such Wejo Acquisition Proposal or inquiry and (B) provide to TKB promptly after receipt or delivery thereof with copies of any written proposal and draft documentation sent or provided to Wejo or any Wejo Subsidiary from any Person that describes any of the terms or conditions of any Wejo Acquisition Proposal or inquiry.
(e)    Nothing contained in this Section 5.6 shall prohibit Wejo from taking and disclosing to its shareholders a position contemplated by Rule 14(e)-2(a) or Rule 14(d)-9 promulgated under the Exchange Act or from making any disclosure to Wejo’s shareholders if, in the good faith judgment of the Wejo Board, after consultation with outside counsel, failure to so disclose would be reasonably expected to be inconsistent with its fiduciary duties under Bermuda Law; provided, however, that if any such disclosure pursuant to this Section 5.6(e) has the effect of withdrawing or adversely modifying the Wejo Board’s recommendation to vote for the Wejo Merger and the other transactions contemplated by this Agreement, such disclosure shall be deemed to be a Wejo Adverse Recommendation Change for purposes of this Agreement.
Section 5.7    No Solicitation by TKB; TKB Adverse Recommendation Change.
(a)    From and after the date of this Agreement and until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, TKB shall not, nor shall it authorize or permit Sponsor or any of its respective Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or take any other action designed to, or which is reasonably expected to, facilitate, any TKB Acquisition Proposal, (ii) enter into any agreement with respect to any TKB Acquisition Proposal, (iii) enter into, continue or otherwise participate in any discussions or negotiations regarding, respond to inquiries or proposals by any Person with respect to, or knowingly furnish to any Person any non-public information with respect to, or knowingly cooperate with, any proposal that constitutes, or is reasonably expected to lead to, any TKB Acquisition Proposal, (iv) waive or release any Person from, forebear in the enforcement of, or amend any confidentiality, standstill or similar Contract or any confidentiality or standstill provisions of any other Contract, unless the TKB Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that such counterparty is reasonably capable of making a TKB Acquisition Proposal that is reasonably expected to lead to a TKB Superior Proposal and the failure to take any such action would reasonably be expected to be inconsistent with the TKB Board’s fiduciary duties under Cayman Law in which event TKB may take the preceding actions solely to the extent necessary to permit a Person to make, on a confidential basis, to the TKB Board, a TKB Acquisition Proposal
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conditioned upon such Person agreeing that (A) TKB shall not be prohibited from providing any information to Wejo (including regarding such TKB Acquisition Proposal); and (B) such Person entering into a customary confidentiality agreement which shall include a customary “standstill” or similar covenant and provide for the right for TKB to comply with the terms of this Agreement, including this Section 5.7(a) or (v) resolve or agree to do any of the foregoing. TKB shall, and shall cause Sponsor and its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any proposal that constitutes, or is reasonably expected to lead to, a TKB Acquisition Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining TKB Shareholder Approval, in response to a bona fide written TKB Acquisition Proposal that the TKB Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes, or is reasonably expected to lead to, a TKB Superior Proposal, and which TKB Acquisition Proposal was not solicited after the date hereof in breach of this Section 5.7(a), was made after the date hereof and did not otherwise result from a breach of this Section 5.7(a), TKB may, if the TKB Board determines (after receiving the advice of outside counsel) that the failure to take such actions would reasonably be expected to be inconsistent with its fiduciary duties under Cayman Law, and subject to compliance with this Section 5.7(a) and Section 5.7(d) and after giving Wejo written notice of such determination, (x) furnish information with respect to TKB to the Person making such TKB Acquisition Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement; provided that (1) all such information has previously been provided to Wejo or is provided to Wejo prior to the time it is provided to such Person and (2) such customary confidentiality agreement expressly provides the right for TKB to comply with the terms of this Agreement, including Section 5.7(d), and (y) participate in discussions or negotiations with the Person making such TKB Acquisition Proposal (and its Representatives) regarding such TKB Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.7(a) by any Representative or Affiliate of TKB (including Sponsor) shall be deemed to be a breach of this Section 5.7(a) by TKB.
The term “TKB Acquisition Proposal” means any proposal or offer or indication of interest from any Person (other than a proposal or offer by Wejo) relating to any direct or indirect Business Combination.
The term “TKB Superior Proposal” means an unsolicited bona fide TKB Acquisition Proposal which the TKB Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be (i) more favorable to the shareholders of TKB from a financial point of view than the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Wejo in response to such offer or otherwise)) and (ii) reasonably capable of being completed as proposed, taking into account all financial, legal, regulatory and other aspects of such proposal, including its conditions.
(b)    Neither the TKB Board nor any committee thereof shall, (i) (A) withdraw (or qualify or modify in a manner adverse to Wejo), or publicly propose to withdraw (or qualify or modify in a manner adverse to Wejo), the adoption, approval, recommendation or declaration of advisability by the TKB Board or any such committee thereof of this Agreement,
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the TKB Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt, approve or declare advisable, or propose publicly to recommend, adopt, approve or declare advisable, any TKB Acquisition Proposal (any action described in this clause (i) being referred to as a “TKB Adverse Recommendation Change”) or (ii) adopt, approve, recommend or declare advisable, or propose to adopt, approve, recommend or declare advisable, or allow TKB to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or is reasonably expected to lead to, any TKB Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.7(a) pursuant to and in accordance with the limitations set forth therein).
(c)    Notwithstanding the foregoing, the TKB Board may make a TKB Adverse Recommendation Change (1) at any time prior to obtaining TKB Shareholder Approval, following receipt of a TKB Acquisition Proposal after execution of this Agreement that did not result from a breach of Section 5.7(a) and that the TKB Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes a TKB Superior Proposal or (2) from and after the initial filing of the Registration Statement and prior to obtaining the TKB Shareholder Approval, in response to a TKB Intervening Event; in each case referred to in the foregoing clauses (1) and (2), only if the TKB Board determines in good faith (after consultation with outside counsel) that failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under Cayman Law; provided, however, that TKB shall not be entitled to exercise its right to make a TKB Adverse Recommendation Change until after the fourth (4th) Business Day following Wejo’s receipt of written notice (a “TKB Notice of Recommendation Change”) from TKB advising Wejo that the TKB Board intends to make a TKB Adverse Recommendation Change and specifying the reasons therefor, including in the case of a TKB Superior Proposal the terms and conditions of any TKB Superior Proposal that is the basis of the proposed action by the TKB Board (it being understood and agreed that any amendment to any material term of such TKB Superior Proposal shall require a new TKB Notice of Recommendation Change and a new four (4) Business Day period). In determining whether to make a TKB Adverse Recommendation Change, the TKB Board shall take into account any changes to the terms of this Agreement proposed by Wejo in response to a TKB Notice of Recommendation Change or otherwise, and if requested by Wejo, TKB shall engage during the foregoing four (4) Business Day period in good faith negotiations with Wejo regarding any changes to the terms of this Agreement proposed by Wejo.
(d)    In addition to the obligations of TKB set forth in Section 5.7(a), Section 5.7(b) and Section 5.7(c) (i) TKB shall promptly advise Wejo orally and in writing (and in any case within 48 hours) of the receipt of any TKB Acquisition Proposal or any inquiry that is reasonably expected to lead to any TKB Acquisition Proposal, the material terms and conditions of any such TKB Acquisition Proposal or inquiry (including any changes thereto) and the identity of the Person making any such TKB Acquisition Proposal or inquiry and (ii) TKB shall (A) keep Wejo fully and promptly informed of the status and material details (including any change to any material term thereof) of any such TKB Acquisition Proposal or inquiry and (B) provide to Wejo promptly after receipt or delivery thereof with copies of any written proposal and draft documentation sent or provided to TKB or Sponsor from any Person that describes any of the terms or conditions of any TKB Acquisition Proposal or inquiry.
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(e)    Nothing contained in this Section 5.7 shall prohibit TKB from taking and disclosing to its shareholders a position contemplated by Rule 14(e)-2(a) or Rule 14(d)-9 promulgated under the Exchange Act or from making any disclosure to TKB’s shareholders if, in the good faith judgment of the TKB Board, after consultation with outside counsel, failure to so disclose would be reasonably expected to be inconsistent with its fiduciary duties under Cayman Law; provided, however, that if any such disclosure pursuant to this Section 5.7(e) has the effect of withdrawing or adversely modifying the TKB Board’s recommendation to vote for the adoption and approval of this Agreement and the TKB Plan of Merger and for the approval of the TKB Merger and the other transactions contemplated by this Agreement, such disclosure shall be deemed to be a TKB Adverse Recommendation Change for purposes of this Agreement.
Section 5.8    Shareholder Litigation.
(a)    TKB shall provide Wejo prompt notice (and in any event within forty-eight (48) hours) of any litigation brought by any TKB shareholder or purported TKB shareholder against TKB, the Sponsor or any of their respective directors or officers relating to the Mergers or any other transaction contemplated by this Agreement, the Sponsor Voting Agreement or any other Transaction Agreement, and shall keep Wejo reasonably informed on a prompt (and in any event within three (3) Business Days of any material development or update) and timely basis with respect to the status thereof. TKB shall give Wejo the opportunity to participate (at Wejo’s expense) in (but not control) (subject to a customary joint defense agreement), the defense or settlement of any such litigation and reasonably cooperate with Wejo in conducting the defense or settlement of such litigation, and no such settlement shall be agreed without Wejo’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 5.8(a) and Section 5.1, the provisions of this Section 5.8(a) shall control.
(b)    Wejo shall provide TKB prompt notice (and in any event within forty-eight (48) hours) of any litigation brought by any Wejo shareholder or purported Wejo shareholder against Wejo, any Wejo Subsidiary or any of their respective directors or officers relating to the Mergers or any other transaction contemplated by this Agreement, the Wejo Voting Agreements or any other Transaction Agreement, and shall keep TKB reasonably informed on a prompt (and in any event within three (3) Business Days of any material development or update) and timely basis with respect to the status thereof. Wejo shall give TKB the opportunity to participate (at TKB’s expense) in (but not control) (subject to a customary joint defense agreement), the defense or settlement of any such litigation and reasonably cooperate with TKB in conducting the defense or settlement of such litigation, and no such settlement shall be agreed without TKB’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 5.8(b) and Section 5.2, the provisions of this Section 5.8(b) shall control.
Section 5.9    Indemnification; Director and Officer Insurance.
(a)    The parties agree that (i) all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of TKB (the “TKB D&O Indemnified Persons”) as provided in the TKB Organizational Documents or under any indemnification or other similar agreements between any TKB D&O Indemnified
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Person and TKB, in each case as disclosed in the TKB Disclosure Schedules, and (ii) all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of Wejo (the “Wejo D&O Indemnified Persons”) as provided in the Wejo Organizational Documents or under any indemnification or other similar agreements between any Wejo D&O Indemnified Person and Wejo, in each of (i) and (ii) as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law.
(b)    For not less than six (6) years from and after the Effective Time, Holdco shall, and shall cause the TKB Surviving Company to, indemnify and hold harmless all TKB D&O Indemnified Persons to the same extent such TKB D&O Indemnified Persons are indemnified as of the date of this Agreement pursuant to the TKB Organizational Documents, and any indemnification or other similar agreements, if any, in existence on the date of this Agreement and disclosed in the TKB Disclosure Schedules, with any TKB D&O Indemnified Persons for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, and to indemnify and hold harmless such TKB D&O Indemnified Persons to the fullest extent permitted by Law for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby. Holdco shall provide, for an aggregate period of not less than six (6) years from the Effective Time, all TKB D&O Indemnified Persons with an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to, and in any event not less favorable in the aggregate than, that offered by TKB’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, Holdco shall purchase a six year “tail” prepaid directors & officers insurance policy on terms, conditions, retentions and limits of liability no less advantageous to the TKB D&O Indemnified Persons than the existing directors’ and officers’ liability insurance maintained by TKB so long as the annual premiums of such policy does not exceed three hundred and fifty percent (350%) of the annual amount paid by TKB for coverage during its current coverage period; provided, that, if the annual premium of such insurance coverage exceeds such amount, Holdco shall be obligated to obtain a “tail” policy with the greatest coverage available for a cost not exceeding such amount from insurance carriers with the same or better credit rating as TKB’s current directors’ and officers’ liability insurance carriers.
(c)    For not less than six (6) years from and after the Effective Time, Holdco shall, and shall cause the Wejo Surviving Company to, indemnify and hold harmless all Wejo D&O Indemnified Persons to the same extent such Wejo D&O Indemnified Persons are indemnified as of the date of this Agreement pursuant to the Wejo Organizational Documents, and any indemnification or other similar agreements, if any, in existence on the date of this Agreement, with any Wejo D&O Indemnified Persons for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, and to indemnify and hold harmless such Wejo D&O Indemnified Persons to the fullest extent permitted by Law for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby. Holdco shall provide, for an aggregate period of not less than six (6) years from the Effective Time, all Wejo D&O Indemnified Persons with a D&O Insurance that is substantially equivalent to, and in any event not less favorable in the aggregate than, that offered by Wejo’s existing policy or, if substantially equivalent insurance
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coverage is unavailable, the best available coverage. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, Holdco shall purchase a six year “tail” prepaid directors & officers insurance policy on terms, conditions, retentions and limits of liability no less advantageous to the Wejo D&O Indemnified Persons than the existing directors’ and officers’ liability insurance maintained by Wejo so long as the annual premiums of such policy does not exceed three hundred and fifty percent (350%) of the annual amount paid by Wejo for coverage during its current coverage period; provided, that, if the annual premium of such insurance coverage exceeds such amount, Holdco shall be obligated to obtain a “tail” policy with the greatest coverage available for a cost not exceeding such amount from insurance carriers with the same or better credit rating as Wejo’s current directors’ and officers’ liability insurance carriers.
(d)    If Holdco or any Surviving Company or any of their respective successors or assigns (i) shall consolidate or amalgamate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation, amalgamation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Holdco or such Surviving Company (as applicable) shall assume all of the obligations set forth in this Section 5.9.
(e)    On the Closing Date or as soon as reasonably practicable thereafter, Holdco shall enter into customary indemnification agreements with each Sponsor Director Nominee and Wejo Director Nominee on the same terms as those set forth in the indemnification agreements entered into by Wejo with its current directors, which indemnification agreements shall continue to be effective following the Closing.
(f)    The provisions of this Section 5.9 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the Persons specified herein and their respective heirs and representatives, each of whom shall be a third-party beneficiary of the provisions of this Section 5.9.
Section 5.10    Public Announcements. Wejo and TKB shall agree on a press release announcing the entering into of this Agreement, the Mergers and the other transactions contemplated hereby. Thereafter, Wejo and TKB each shall obtain the prior written consent of the other prior to issuing any press releases or making other public statements and communications with respect to the Mergers, the other transactions contemplated by this Agreement, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of Nasdaq in which case, each party shall provide drafts in advance of and as soon as reasonably practicable. In addition, Wejo and TKB shall develop a joint communications strategy and each party shall ensure that all press releases and other public statements and communications (including any communications that would require a filing under the Rule 425, Rule 165 and Rule 166 of the Securities Act or Rule 14a-12 of the Exchange Act), with analysts, members of the financial community or otherwise, with respect to the Mergers and the other transactions contemplated by
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this Agreement, shall be consistent in all material respects with such joint communications strategy.
Section 5.11    Preparation of SEC Documents; Shareholders’ Meetings.
(a)    As promptly as practicable following the date of this Agreement, Wejo and TKB shall prepare and file with the SEC a joint proxy statement relating to the Wejo Shareholder Approval and TKB Shareholder Approval (such joint proxy statement, as amended or supplemented from time to time, the “Joint Proxy Statement”), and Holdco, TKB and Wejo shall prepare and Holdco shall file with the SEC a registration statement on Form S-4 together with all amendments thereto, (the “Registration Statement”), in which the Joint Proxy Statement will be included as a prospectus and which will include the registration of (x) the issuance by Holdco of the Holdco Common Shares, Wejo Assumed Warrants, and TKB Assumed Warrants in connection with the Mergers and (y) the public resale of Holdco Common Shares, Wejo Assumed Warrants and TKB Assumed Warrants acquired in the Business Combination by each Person who is an “affiliate” of TKB or Wejo for purposes of Rule 145 under the Securities Act. Each of Wejo and TKB shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Wejo will use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to Wejo’s shareholders, and TKB will use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to TKB’s shareholders, in each case as promptly as practicable after the Registration Statement is declared effective under the Securities Act. No filing of, or amendment or supplement to, the Registration Statement or the Joint Proxy Statement will be made by Holdco, Wejo or TKB without the other party’s prior written consent (which shall not be unreasonably withheld or delayed) and without providing the other party the opportunity to review and comment thereon (which comments will be considered in good faith). Holdco will advise Wejo and TKB, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, or the suspension of the qualification of the Holdco Common Shares, Wejo Assumed Warrants or TKB Assumed Warrants issuable in connection with the Mergers for offering or sale in any jurisdiction, and each party will advise the other promptly of any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and shall comply with Section 5.12 with respect to any such responses or requests. If at any time prior to the Effective Time any information (including any Wejo Adverse Recommendation Change or TKB Adverse Recommendation Change) relating to Holdco, Wejo or TKB, or any of their respective Affiliates, officers or directors, should become Known to Wejo or TKB which should be set forth in an amendment or supplement to any of the Registration Statement or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of Wejo and the shareholders of TKB.
(b)    Each of Holdco, Wejo and TKB shall supply such information specifically for inclusion or incorporation by reference in (i) the Registration Statement necessary
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so that, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, the Registration Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement necessary so that, at the date it is first mailed to TKB’s shareholders or Wejo’s shareholders or at the time of TKB Shareholders’ Meeting (as defined in Section 5.11(d) below) or the Wejo Shareholders’ Meeting (as defined in Section 5.11(c) below), the Joint Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the parties hereto shall use their reasonable best efforts so that the Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder and so that the Registration Statement will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder.
(c)    Wejo shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, and in accordance with applicable Law and the Wejo Organizational Documents, establish a record date for, give, publish the notice of, convene, hold and schedule a meeting of its shareholders as promptly as practicable to consider the approval of this Agreement, the Wejo Merger and the other transactions contemplated by this Agreement (the “Wejo Shareholders’ Meeting”). Unless there has been a Wejo Adverse Recommendation Change, Wejo will use its reasonable best efforts to solicit from its shareholders proxies in favor of resolutions approving (A) the Wejo Merger and the other transactions contemplated by this Agreement, (B) the adjournment or postponement of the Wejo Shareholders’ Meeting if necessary to permit further solicitation of proxies because there are not sufficient votes to approve the Wejo Merger and the other transactions contemplated by this Agreement, (C) the adoption and approval of such other matters as Wejo and TKB shall hereafter mutually determine to be necessary or appropriate in order to effect the Wejo Merger and the other transactions contemplated by this Agreement, and (D) the adoption and approval of any other proposals that the SEC, or staff members thereof, may indicate are necessary in comments to the Registration Statement or Joint Proxy Statement or correspondence related thereto, and will take all other action necessary or advisable to secure the vote or consent of its shareholders required by the rules of Nasdaq or applicable Law to obtain such approval. Notwithstanding anything to the contrary contained in this Agreement, Wejo, after good faith consultation with TKB, may adjourn or postpone the Wejo Shareholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement is provided to its shareholders, as applicable, in advance of a vote on the Wejo Merger or, if, as of the time for which the Wejo Shareholders’ Meeting is originally scheduled, there are insufficient Wejo Common Shares represented (either in Person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Wejo shall ensure that the Wejo Shareholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Wejo Shareholders’ Meeting are solicited in compliance with applicable Law, the rules of Nasdaq and the Wejo Organizational Documents.
(d)    TKB shall (i) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, and in accordance with applicable Law and the TKB Organizational Documents, establish a record date for, give, publish the notice of,
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convene, hold and schedule a meeting of its shareholders as promptly as practicable to consider the adoption and approval of this Agreement, the TKB Plan of Merger, the TKB Merger and the other transactions contemplated by this Agreement (“TKB Shareholders’ Meeting”). Unless there has been a TKB Adverse Recommendation Change, TKB will use its reasonable best efforts to solicit from its shareholders proxies in favor of resolutions approving (A) the adoption and approval of this Agreement, the TKB Plan of Merger and the TKB Merger, (B) the adjournment or postponement of the TKB Shareholders’ Meeting if necessary to permit further solicitation of proxies because there are not sufficient votes to approve the adoption and approval of this Agreement, the TKB Plan of Merger and the TKB Merger, or otherwise in connection with this Agreement and the TKB Merger, (C) the adoption and approval of such other matters as Holdco, TKB and Wejo shall hereafter mutually determine to be necessary or appropriate in order to effect the TKB Merger and the other transactions contemplated by this Agreement, and (D) the adoption and approval of any other proposals that the SEC, or staff members thereof, may indicate are necessary in comments to the Registration Statement or Joint Proxy Statement or correspondence related thereto, and will take all other action necessary or advisable to secure the vote or consent of its shareholders required by the rules of Nasdaq or applicable Law to obtain such approvals and (ii) provide the TKB Shareholders with the opportunity to elect to effect a TKB Share Redemption. TKB shall comply with the notice requirements applicable to TKB in respect of the TKB Shareholders’ Meeting pursuant to the Cayman Companies Act and the TKB Organizational Documents. Notwithstanding anything to the contrary contained in this Agreement, TKB, after good faith consultation with Wejo, may adjourn or postpone the TKB Shareholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement is provided to its shareholders in advance of a vote on the approval and adoption of this Agreement, the TKB Plan of Merger and the TKB Merger, or, if, as of the time for which TKB Shareholders’ Meeting is originally scheduled, there are insufficient TKB Shares represented (either in Person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. TKB shall ensure that the TKB Shareholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the TKB Shareholders’ Meeting are solicited in compliance with applicable Law, the rules of Nasdaq and the TKB Organizational Documents.
(e)    Unless there has been a Wejo Adverse Recommendation Change pursuant to Section 5.6(b) or a TKB Adverse Recommendation Change pursuant to Section 5.7(b): (i) the Wejo Board and the TKB Board shall recommend that its shareholders vote in favor of, in the case of Wejo the approval and adoption of this Agreement, the approval of the Wejo Merger, the Wejo Plan of Merger and the other transactions contemplated by this Agreement at the Wejo Shareholders’ Meeting, and in the case of TKB, the approval and adoption of this Agreement, the TKB Plan of Merger and the TKB Merger at the TKB Shareholders’ Meeting, (ii) the Joint Proxy Statement shall include a statement to the effect that the (A) Wejo Board has recommended that Wejo’s shareholders vote in favor of the Wejo Merger and the other transactions contemplated by this Agreement at the Wejo Shareholders’ Meeting and (B) the TKB Board has recommended that the TKB Shareholders vote in favor of approving and adopting this Agreement, the TKB Plan of Merger and the TKB Merger at the TKB Shareholders’ Meeting, and (iii) neither the Wejo Board nor any committee thereof, nor the TKB Board nor any committee thereof, shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to the other party, the recommendation of the Wejo Board or the TKB Board, respectively, that the shareholders of Wejo or TKB, respectively, vote in favor of, in the case of Wejo the approval of
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the Wejo Merger and the other transactions contemplated by this Agreement, and, in the case of TKB, the approval and adoption of this Agreement, the TKB Plan of Merger and the TKB Merger, except in accordance with Section 5.6(b) or Section 5.7(b), as applicable.
(f)    Notwithstanding any TKB Adverse Recommendation Change, TKB shall nonetheless proceed to establish a record date for, give, publish the notice of, convene, hold and schedule the TKB Shareholders’ Meeting and submit this Agreement, the TKB Plan of Merger and the TKB Merger to the shareholders of TKB for adoption at the TKB Shareholders’ Meeting in accordance with the terms of this Agreement, unless this Agreement shall have been terminated in accordance with Article VII prior to the TKB Shareholders’ Meeting, provided that, Wejo shall comply with any reasonable request of TKB to amend or supplement the Joint Proxy Statement to the extent related to (i) a TKB Adverse Recommendation Change, (ii) a statement of the reason of the TKB Board for making such a TKB Adverse Recommendation Change, and (iii) additional information reasonably related to the foregoing TKB Adverse Recommendation Change.
(g)    Notwithstanding any Wejo Adverse Recommendation Change, Wejo shall nonetheless proceed to establish a record date for, give, publish the notice of, convene, hold and schedule the Wejo Shareholders’ Meeting and submit the Wejo Merger and the other transactions contemplated by this Agreement to the shareholders of Wejo for adoption at the Wejo Shareholders’ Meeting in accordance with the terms of this Agreement, unless this Agreement shall have been terminated in accordance with Article VII prior to the Wejo Shareholders’ Meeting, provided that, TKB shall comply with any reasonable request of Wejo to amend or supplement the Joint Proxy Statement to the extent related to (i) a Wejo Adverse Recommendation Change, (ii) a statement of the reason of the Wejo Board for making such a Wejo Adverse Recommendation Change, and (iii) additional information reasonably related to the foregoing Wejo Adverse Recommendation Change.
Section 5.12    Nasdaq Listing; Delisting.
(a)    From the date hereof through the Effective Time, TKB shall use its reasonable best efforts to ensure that the TKB Units, TKB Class A Shares and TKB Public Warrants remain listed on Nasdaq. In the event that TKB receives any notice that it has failed to satisfy any Nasdaq listing requirement, TKB shall provide prompt written notice of the same to Wejo and Holdco, including a copy of any written notice thereof received from Nasdaq. Prior to the Closing Date, TKB shall use its reasonable best efforts to take such actions as are necessary or advisable to cause the TKB Class A Shares, TKB Public Warrants, and TKB Units to be delisted from Nasdaq and deregistered under the Exchange Act with such delisting and deregistration effective as soon as practicable following the Effective Time.
(b)    From the date hereof through the Effective Time, Wejo shall use its reasonable best efforts to ensure that the Wejo Common Shares and Wejo Warrants remain listed on Nasdaq. In the event that Wejo receives any notice that it has failed to satisfy any Nasdaq listing requirement, Wejo shall provide prompt written notice of the same to TKB and Holdco, including a copy of any written notice thereof received from Nasdaq. Prior to the Closing Date, Wejo shall use its reasonable best efforts to take such actions as are necessary or advisable to cause the Wejo Common Shares and Wejo Warrants to be delisted from Nasdaq and deregistered under the
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Exchange Act with such delisting and deregistration effective as soon as practicable following the Effective Time.
(c)    As soon as practicable following the date hereof, Holdco shall prepare and submit to Nasdaq (subject to TKB’s and Wejo’s prior review and approval, which shall not be unreasonably withheld, conditioned, or delayed) an initial listing application for the Holdco Common Shares to be issued and the Wejo Assumed Warrants and TKB Assumed Warrants to be assumed in accordance with this Agreement. Holdco shall use its reasonable best efforts to cause Holdco to satisfy all applicable initial listing requirements of Nasdaq and cause the Holdco Common Shares to be issued and the Wejo Assumed Warrants and TKB Assumed Warrants to be assumed in accordance with this Agreement to be approved for listing on Nasdaq, subject to official notice of issuance, in each case, as promptly as practicable after this Agreement.
Section 5.13    Certain Tax Matters.
(a)    Each of the parties hereto intends that for U.S. federal income tax purposes (and for purposes of any applicable state or local income tax that follows the U.S. federal income tax treatment), (i) the TKB Class B Conversion qualifies for the Conversion Intended U.S. Tax Treatment, (ii) the Wejo Merger qualifies for the Wejo Merger Intended U.S. Tax Treatment, (iii) the TKB Merger qualifies for the TKB Merger Intended U.S. Tax Treatment, and (iv) this Agreement be, and is hereby adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), to which Holdco, Wejo, TKB, Merger Sub 1, and Merger Sub 2 are parties under Section 368(b) of the Code. In furtherance of the forgoing, in the 12 months following the Closing Date, Holdco shall not permit Wejo or TKB to liquidate or to be treated as liquidating into Holdco for U.S. federal income tax purposes into Holdco, other than in connection with the combination of Wejo and TKB in a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder.
(b)    Each of the parties hereto shall use commercially reasonable efforts to cause the transactions contemplated hereby to qualify for the Intended U.S. Tax Treatment and, other than any actions contemplated by this Agreement, each party shall not, and shall not permit their respective Subsidiaries to, take or agree to take any action, or fail to take any action, that would reasonably be expected to jeopardize the qualification of the transactions contemplated hereby for the Intended U.S. Tax Treatment. Each of the parties hereto shall report the transactions contemplated hereby on their Tax Returns consistent with the Intended U.S. Tax Treatment and shall not take any position inconsistent with the Intended U.S. Tax Treatment unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
(c)    Holdco acknowledges that any direct or indirect Wejo or TKB stockholder who owns five percent (5%) or more of the ordinary shares of Holdco immediately after the Closing, as determined under Section 367 of the Code and the Treasury Regulations promulgated thereunder, may enter into (and cause to be filed with the IRS) a gain recognition agreement in accordance with Treasury Regulations Section 1.367(a)-8. Upon the written request of any direct or indirect Wejo or TKB stockholder made following the Closing Date, Holdco shall (i) use reasonable best efforts to furnish to such Person (to the extent such written request includes the contact information of such Person) such information as such Person reasonably requests in
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connection with such Person’s preparation of a gain recognition agreement, and (ii) use reasonable best efforts to provide such Person with the information reasonably requested by such Person for purposes of determining whether there has been a gain “triggering event” under the terms of such Person’s gain recognition agreement.
(d)    In the event a tax opinion is requested by the SEC with respect to the Wejo Merger Intended U.S. Tax Treatment of the Wejo Merger in connection with the Joint Proxy Statement and Registration Statement, Wejo shall use commercially reasonable best efforts to cause its counsel to render such an opinion, and in the event a tax opinion is requested by the SEC with respect to the Conversion Intended U.S. Tax Treatment or the TKB Merger Intended U.S. Tax Treatment of the TKB Merger in connection with the Joint Proxy Statement and Registration Statement, TKB shall use commercially reasonable best efforts to cause its counsel to render such an opinion. For clarity, advisors to neither Wejo nor TKB will be required to provide any tax opinion as condition precedent to the transactions contemplated hereby. Each party hereto shall use commercially reasonable efforts to cooperate with each other and their respective counsel to document and support the treatment of the transactions contemplated hereby in a manner consistent with the Intended U.S. Tax Treatment, including by providing factual customary support letters reasonably acceptable to each party hereto.
Section 5.14    Rule 16b-3. Prior to the Effective Time, Holdco, Wejo and TKB shall use reasonable best efforts to cause any acquisitions of Holdco Common Shares (including derivative securities with respect to Holdco Common Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 5.15    State Takeover Laws. If any takeover Law becomes applicable to the Mergers or the other transactions contemplated by this Agreement, each of Holdco, the Holdco Board, Wejo, the Wejo Board, TKB and the TKB Board shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.
Section 5.16    Obligations of Merger Subs. Wejo shall take all action necessary to cause Holdco and each Merger Sub to perform its respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Mergers, upon the terms and subject to the conditions set forth in this Agreement. For the avoidance of doubt, any violation of the obligations of Holdco or Merger Subs under this Agreement shall also be deemed to be a breach of this Agreement by Wejo.
Section 5.17    Further Assurances. The parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Mergers and the other transactions contemplated hereby as soon as reasonably practicable, including preparing and filing as soon as
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practicable all documentation to effect all necessary notices, reports and other filings (including any Tax filings).
Section 5.18    Trust Account Proceeds. The parties agree that at, or as soon as practicable after, the Closing, the funds in the Trust Account, after taking into account payments for the TKB Share Redemptions, shall first be used to pay accrued Transaction Expenses and any unpaid expenses incurred by the parties in connection with the negotiation, execution and performance by the parties of their respective obligations under this Agreement and the Mergers and the other transactions contemplated by this Agreement, including the Registration Statement and the Joint Proxy Statement (collectively, the “Closing Payments”). At least five (5) Business Days prior to the anticipated Closing Date, TKB and Wejo shall exchange written statements setting forth complete and accurate schedules of their good faith estimates of all unpaid Transaction Expenses as of the Closing Date. Upon satisfaction (or, to the extent permitted by applicable Law, waiver by the applicable party or parties entitled to the benefit thereof) of all of the conditions set forth in Article VI (other than those conditions that by their nature or terms are to be satisfied at the Closing), TKB shall provide notice (in accordance with the terms of the Trust Agreement) thereof to the Trustee pursuant to and in accordance with the Trust Agreement, (a) TKB shall (i) cause any notices, certificates or other documents required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered at the time and in the manner required under the Trust Agreement and (ii) use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to, at the Closing, (A) pay as and when due all amounts payable to TKB Shareholders pursuant to the TKB Share Redemptions, Transaction Expenses and all Closing Payments, (B) pay all accrued and unpaid Transaction Expenses to the respective payees thereof as set forth on a written statement to be delivered by Wejo with respect to Wejo Transaction Expenses, delivered by TKB with respect to TKB Transaction Expenses, in each case not less than two (2) Business Days prior to the Closing Date, and (C) pay all remaining amounts then available in the Trust Account to TKB for immediate use, subject to this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.
Section 5.19    Financing. Each of Wejo and TKB shall use its reasonable best efforts to obtain, at or prior to the Closing, irrevocable and binding financing commitments for a private investment in (a) Wejo Common Shares at a price per share exceeding the trading price of Wejo Common Shares for an agreed period of time immediately prior to such commitments, (b) a convertible note issued by Wejo or Holdco in terms reasonably satisfactory to TKB and Wejo, or (c) non-redemption agreements, in an aggregate amount of not less than $50,000,000.
Section 5.20    Equity Incentive Plan. At or prior to the Effective Time, (i) Wejo shall take all actions necessary to terminate the Wejo Equity Plan, effective as of, and subject to the occurrence of, the Effective Time, and (ii) Holdco shall approve and adopt an incentive equity plan in a form to be mutually agreed by Wejo and TKB (the “Holdco Equity Plan”), which for the avoidance of doubt, shall provide for a post-Effective Time total available pool of Holdco Common Shares equal to fifteen percent (15%) of Holdco Fully Diluted Common Stock (rounded up to the nearest whole share). For the purposes of this Agreement, “Holdco Fully Diluted Common Stock” means, immediately after the Effective Time, the aggregate number of (a) Holdco Common Shares and (b) securities convertible into or exercisable for Holdco Common Shares (whether vested or unvested). For the avoidance of doubt, all Holdco RSU Awards and Holdco
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Stock Options that are outstanding as of immediately following the Wejo Effective Time will be governed by, and subject to, the terms of the Holdco Equity Plan.
Section 5.21    Extension Approval. TKB shall (a) as promptly as practicable after the date hereof, and in accordance with applicable Law and the TKB Organizational Documents, establish a record date for, give, publish the notice of, convene, hold and schedule a meeting of the TKB Shareholders (the “Extension Shareholders’ Meeting”) as promptly as practicable to consider the adoption and approval of a proposal to extend the date by which TKB must consummate a Business Combination pursuant to the TKB Organizational Documents to June 29, 2023 (such extension, the “Extension” and such proposal, the “Extension Proposal”); and (b) use reasonable best efforts to obtain approval of the Extension Proposal by the TKB Shareholders at the Extension Shareholders’ Meeting (such approval, the “Extension Approval”).
Section 5.22    Voting Agreements.
(a)    Unless there has been a Wejo Adverse Recommendation Change or this Agreement has been validly terminated pursuant to Article VII herein, TKB (i) shall not amend or terminate any Wejo Voting Agreement, in each case without Wejo’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) and (ii) shall enforce its rights under each Wejo Voting Agreement, and shall use its reasonable best efforts to enforce the obligations of the shareholders of Wejo listed on Schedule A under each Wejo Voting Agreement with respect thereto.
(b)    Unless there has been a TKB Adverse Recommendation Change or this Agreement has been validly terminated pursuant to Article VII herein, Wejo (i) shall not amend or terminate the Sponsor Voting Agreement, in each case without TKB’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) and (ii) shall enforce its rights under the Sponsor Voting Agreement, and shall use its reasonable best efforts to enforce the obligations of Sponsor with respect thereto.
Section 5.23    Holdco Organizational Documents; Contribution of Merger Sub 1.
(a)    As promptly as practicable after the date hereof, but in any event no later than five (5) Business Days following the date hereof, (i) Wejo shall cause the Holdco Organizational Documents to be adopted by Holdco in the form attached hereto as Exhibit 5.23 (with such changes as may be agreed in writing by Wejo and TKB) and (ii) Holdco and Merger Sub 2 shall sign a joinder agreement in form and substance reasonably agreed by Wejo and TKB (the “Joinder”), agreeing to be bound by this Agreement as if they were parties hereto on the date hereof.
(b)    As promptly as practicable after the date hereof, but in any event no later than five (5) Business Days following the date hereof, Wejo shall (i) contribute to Holdco all of its right, title and interest to its equity interests in Merger Sub 1, free and clear of all Liens, such that Merger Sub 1 shall become a wholly owned Subsidiary of Holdco, (ii) cause Holdco to approve and adopt this Agreement, authorize the Mergers, the issuance of the TKB Merger Consideration and the Wejo Merger Consideration and the other Transaction Agreements to which each Merger Sub is a party, as the sole shareholder of Merger Sub 1 and Merger Sub 2, and (iii)
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cause the sole director of Merger Sub 2 to approve and adopt this Agreement, authorize the Wejo Merger and the other Transaction Agreements to which Merger Sub 2 is a party and recommend the approval and adoption of this Agreement and the transactions contemplated hereby and thereby to Holdco as the sole shareholder of Merger Sub 2.
Section 5.24    Vesting Waivers. Wejo hereby agrees to take best commercial efforts to cause, as of immediately prior to the Effective Time, each individual set forth on Schedule 5.24 who hold Wejo RSU Awards that will, by their terms, vest in connection with the consummation of the transactions contemplated by this Agreement to the extent that it constitutes a “Change in Control” for purposes of the Wejo Equity Plan, to waive, in writing, his or her rights to such vesting (such that the applicable Wejo RSU Award will convert into a Holdco RSU Award and remain outstanding and eligible to vest in accordance with its terms as though the transactions contemplated by this Agreement had not occurred).
Section 5.25    Sponsor Voting Agreement. As promptly as practicable after the date hereof, but in any event no later than five (5) Business Days following the date hereof, TKB shall deliver to Wejo a counterpart of the Sponsor Voting Agreement duly executed by the TKB Shareholders party thereto, not delivered on the date hereof.
Section 5.26    Wejo Voting Agreement. As promptly as practicable after the date hereof, but in any event no later than five (5) Business Days following the date hereof, Wejo shall take best commercial efforts to deliver to TKB a counterpart of the Wejo Voting Agreement duly executed by the Wejo Shareholder set forth on Schedule 5.26, not delivered on the date hereof.
ARTICLE VI
CONDITIONS
Section 6.1    Conditions to the Obligation of Each Party. The respective obligations of each party hereto to effect the Mergers shall be subject to the satisfaction, or waiver by each of Holdco, Wejo, TKB, Merger Sub 1 and Merger Sub 2, in each case on or prior to the Closing Date, of the following conditions:
(a)    The Extension Approval shall have been obtained;
(b)    The TKB Shareholder Approval shall have been obtained;
(c)    The Wejo Shareholder Approval shall have been obtained;
(d)    No applicable Law and no Governmental Order entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction shall be in effect which has the effect of prohibiting, preventing, restraining or making illegal the consummation of the Mergers or the other transactions contemplated by this Agreement;
(e)    The SEC shall have declared the Registration Statement effective and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and remain pending;
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(f)    The Holdco Common Shares, Wejo Assumed Warrants and TKB Assumed Warrants, to be issued as consideration in the Mergers shall have been approved for listing on Nasdaq, subject to official notice of issuance;
(g)    There shall not be pending any Action by any Governmental Authority which challenges or seeks to enjoin the Mergers or the other transactions contemplated by this Agreement.
Section 6.2    Conditions to Obligations of Holdco, Wejo and Merger Subs to Effect the Mergers. The obligations of Holdco, Wejo and Merger Subs to effect the Mergers shall be further subject to satisfaction, or waiver by each of Holdco, Wejo and Merger Sub 1 and Merger Sub 2, in each case at or prior to the Closing, of the following conditions:
(a)    (i)    The representations and warranties set forth in Section 3.1 (Organization and Corporate Power), Section 3.2(a) (Authorization), Section 3.5(a) (Absence of TKB Material Adverse Effect) and Section 3.11 (Brokerage) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), (ii) the representations and warranties of TKB set forth in Section 3.3 (Capitalization) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all but de minimis respects as of such earlier date) and (iii) the representations and warranties of TKB set forth in this Agreement (other than those identified in clauses (i) and (ii)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except to the extent the failure of such representations and warranties of TKB to be so true and correct (without giving effect to any “Material Adverse Effect,” “materiality” or similar qualifications contained therein), individually or in the aggregate, has had or would reasonably be expected to have a TKB Material Adverse Effect;
(b)    TKB shall have performed in all material respects all obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;
(c)    No TKB Material Adverse Effect shall have occurred on or after the date of this Agreement that is continuing and uncured;
(d)    Sponsor shall have delivered to Wejo a counterpart of the Registration Rights Agreement duly executed by Sponsor, the Sponsor’s members and its or their transferees and the Sponsor Director Nominees;
(e)    In Wejo’s reasonable and good faith assessment, at the Effective Time, there shall be available cash on hand at Wejo or available cash to be borrowed pursuant to
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binding contractual commitments from third parties, in such amounts that, together with (i) the net proceeds of amounts in the Trust Account (net of Transaction Expenses and following the TKB Share Redemption), (ii) any irrevocable and binding financing commitments entered into pursuant to Section 5.19, and (iii) any non-binding financing commitments or other sources of income that in the reasonable determination of Wejo are reasonably expected to be available following the Closing, will be sufficient to fund ordinary course working capital and other general corporate purposes of Wejo in accordance with Wejo’s mid-term business plan; and
(f)    TKB shall have delivered to Wejo a certificate, dated as of the Closing Date and signed by the chief executive officer and chief financial officer of TKB, to the effect that each of the conditions specified in (a), (b) and (c) above is satisfied.
Section 6.3    Conditions to Obligations of TKB to Effect the Mergers. The obligations of TKB to effect the TKB Merger shall be further subject to satisfaction or waiver by TKB at or prior to the Closing of the following conditions:
(a)    (i)    The representations and warranties set forth in Section 4.1 (Organization and Corporate Power), Section 4.2(b) (Wejo Subsidiaries), Section 4.3(a) (Authorization), Section 4.6(a) (Absence of Wejo Material Adverse Effect) and Section 4.18 (Brokerage) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), (ii) the representations and warranties set forth in Section 4.4 (Capitalization) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all but de minimis respects as of such earlier date) and (iii) the representations and warranties of Holdco, Wejo and Merger Subs set forth in this Agreement (other than those identified in clauses (i) and (ii)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except to the extent the failure of such representations and warranties of Holdco, Wejo and Merger Subs to be so true and correct (without giving effect to any “Material Adverse Effect,” “materiality” or similar qualifications contained therein), individually or in the aggregate, has had or would reasonably be expected to have a Wejo Material Adverse Effect;
(b)    Each of Holdco, Wejo and Merger Subs shall have performed in all material respects all obligations, covenants and agreements required to be performed by each of them under this Agreement at or prior to the Closing;
(c)    No Wejo Material Adverse Effect shall have occurred on or after the date of this Agreement that is continuing and uncured;
(d)    In TKB’s reasonable and good faith assessment, at the Effective Time, there shall be available cash on hand at Wejo or available cash to be borrowed pursuant to
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binding contractual commitments from third parties, in such amounts that, together with (i) the net proceeds of amounts in the Trust Account (net of Transaction Expenses and following the TKB Share Redemption), (ii) any irrevocable and binding financing commitments entered into pursuant to Section 5.19, and (iii) any non-binding financing commitments or other sources of income that in the reasonable determination of TKB are reasonably expected to be available following the Closing, will be sufficient to fund ordinary course working capital and other general corporate purposes of Wejo in accordance with Wejo’s mid-term business plan;
(e)    Holdco shall have duly executed and delivered a counterpart of the Registration Rights Agreement;
(f)    Wejo shall have fully terminated the Purchase Agreement without any further Liability to Wejo or any of its Affiliate (including Holdco after the Closing), and provided evidence thereof to TKB;
(g)    The Sponsor Director Nominees shall have been appointed to the Holdco Board;
(h)    Wejo shall have complied with its obligations pursuant to Section 5.23 in all material respects; and
(i)    Wejo shall have delivered to TKB a certificate, dated as of the Closing Date and signed by the chief executive officer and chief financial officer of Wejo, to the effect that each of the conditions specified in (a), (b), (c), (f), (g) and (h) above is satisfied; and
Section 6.4    Frustration of Closing Conditions. Holdco, Wejo and Merger Subs cannot rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was proximately caused by any of Holdco’s, Wejo’s or either Merger Sub’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.5. TKB may not rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was proximately caused by TKB’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.5.
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
Section 7.1    Termination. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time, whether before or after receipt of the TKB Shareholder Approval or the Wejo Shareholder Approval, as applicable:
(a)    by mutual written consent of Wejo and TKB;
(b)    by either Wejo or TKB:
(i)    if the Mergers shall not have been consummated by 11:59 p.m. in New York City on August 31, 2023 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available
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to any party whose failure to fulfill any covenant or agreement contained in this Agreement in any material respect has been the primary cause of, or resulted in, the failure of the Mergers to be consummated on or by such date;
(ii)    if the Wejo Shareholder Approval shall not have been obtained at the Wejo Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof at which a proper vote on such matters was taken; provided, however, that the right to terminate under this Section 7.1(b)(ii) shall not be available to Wejo where the failure to obtain the Wejo Shareholder Approval shall have been caused by or related to Wejo’s material breach of the Agreement;
(iii)    if the TKB Shareholder Approval shall not have been obtained at the TKB Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof at which a proper vote on such matters was taken; provided, however, that the right to terminate under this Section 7.1(b)(iii) shall not be available to TKB where the failure to obtain TKB Shareholder Approval shall have been caused by or related to TKB’s material breach of the Agreement;
(iv)    if the Extension Approval is not obtained at the Extension Shareholders’ Meeting or any adjournment or postponement thereof; or
(v)    if any applicable Law or Governmental Order prohibiting, preventing, restraining or making illegal the consummation of the Mergers or the other transactions contemplated by this Agreement shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(v) shall not be available to any party whose failure to fulfill any covenant or agreement contained in this Agreement in any material respect has been the primary cause of, or resulted in, the entry, enactment, promulgation, enforcement or issuance of such applicable Law or Governmental Order.
(c)    by Wejo:
(i)    if TKB shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement or any of the representations and warranties of TKB shall be inaccurate, in either case, in a manner that (i) would give rise to the failure of a condition set forth in Section 6.2(a), Section 6.2(b) or Section 6.2(c) and (ii) is incapable of being cured, or is not cured, by TKB by the earlier of (x) (30) Business Days following written notice to TKB by Wejo of such breach or (y) the Business Day prior to the Outside Date; provided that Wejo shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if Wejo or Merger Sub are then in breach of any of their covenants or agreements contained in this Agreement, or any of the representations and warranties of Wejo and Merger Sub in this Agreement shall have become inaccurate, in either case in a manner that would give rise to the failure of a condition set forth in Section 6.3(a), Section 6.3(b) or Section 6.3(c);
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(ii)    at any time prior to obtaining the TKB Shareholder Approval, upon a TKB Adverse Recommendation Change other than in response to a TKB Intervening Event pursuant to Section 5.7(c)(2);
(iii)    at any time prior to obtaining the TKB Shareholder Approval, upon a TKB Adverse Recommendation Change in response to a TKB Intervening Event pursuant to Section 5.7(c)(2);
(iv)    at any time prior to obtaining the Wejo Shareholder Approval, in order to enter into a definitive agreement providing for a Wejo Superior Proposal; provided that (x) Wejo has complied with the terms of Section 5.6 and (y) substantially concurrently with or prior to (and as a condition to) the termination of this Agreement, Wejo pays to TKB the Wejo Termination Fee pursuant to Section 7.2(b) below; or
(v)    within five (5) Business Days following the expiration of the five (5) Business Day period set forth in Section 5.25Error! Reference source not found. if TKB fails to deliver the fully executed Sponsor Voting Agreement.
(d)    by TKB:
(i)    if Holdco, Wejo or Merger Subs shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, or any of the representations and warranties of Holdco, Wejo or Merger Subs shall be inaccurate, in either case, in a manner that (i) would give rise to the failure of a condition set forth in Section 6.3(a), Section 6.3(b) or Section 6.3(c) and (ii) is incapable of being cured, or is not cured, by Holdco, Wejo or Merger Subs by the earlier of (x) (30) Business Days following written notice to Wejo by TKB of such breach or (y) the Business Day prior to the Outside Date; provided that TKB shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if TKB is then in breach of any of its covenants or agreements contained in this Agreement, or any of the representations and warranties of TKB in this Agreement shall have become inaccurate, in either case in a manner that would give rise to the failure of a condition set forth in Section 6.2(a), Section 6.2(b) or Section 6.3(b);
(ii)    at any time prior to obtaining the Wejo Shareholder Approval, upon a Wejo Adverse Recommendation Change, other than in response to a Wejo Intervening Event pursuant to Section 5.6(c)(2);
(iii)    at any time prior to obtaining the Wejo Shareholder Approval, upon a Wejo Adverse Recommendation Change in response to a Wejo Intervening Event pursuant to Section 5.6(c)(2);
(iv)    at any time prior to obtaining the TKB Shareholder Approval, in order to enter into a definitive agreement providing for a TKB Superior Proposal; provided that (x) TKB has complied with the terms of Section 5.7 and (y) substantially concurrently with or prior to (and as a condition to) the termination of this
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Agreement, TKB pays to Wejo the TKB Termination Fee pursuant to Section 7.2(c) below; or
(v)    within five (5) Business Days following the expiration of the five (5) Business Day period set forth in Section 5.23 if Wejo fails to comply with its obligations pursuant to Section 5.23.
Section 7.2    Effect of Termination.
(a)    In the event of the valid termination of this Agreement by either Wejo or TKB pursuant to Section 7.1 hereof, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made and this Agreement shall forthwith be terminated and have no further effect, the obligations of the parties hereunder shall terminate, and there shall be no liability on the part of any party hereto with respect thereto, except that (i) the Confidentiality Agreement, the provisions of this Section 7.2 and Article VIII shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability or damages for any deliberate fraud or willful and material breach hereof.
(b)    Wejo Termination Fee.
(i)    In the event that this Agreement is terminated by:
(A)    Wejo pursuant to Section 7.1(c)(iv), then Wejo shall pay TKB or its designee a fee equal to $4,000,000 (the “Wejo Termination Fee”);
(B)    TKB pursuant to Section 7.1(d)(ii), then Wejo shall pay TKB or its designee the Wejo Termination Fee;
(C)    (i) TKB or Wejo pursuant to Section 7.1(b)(ii) (or by either TKB or Wejo pursuant to Section 7.1(b)(iii) when either Wejo or TKB could have terminated this Agreement pursuant to Section 7.1(b)(ii)), or (ii) TKB or Wejo pursuant to Section 7.1(b)(i) (but only if Wejo has failed to hold the Wejo Shareholders’ Meeting before the Outside Date), and, in each case, after the date hereof and prior to the termination of this Agreement Wejo (x) has received a Wejo Acquisition Proposal that has been publicly proposed or disclosed and not publicly withdrawn prior to the time of the Wejo Shareholders’ Meeting (a “Public Wejo Acquisition Proposal”) and (y) before the date that is six (6) months after the date of termination of this Agreement, Wejo or any Wejo Subsidiary consummates, or enters into a definitive and binding agreement which subsequently results in the consummation of, a transaction or series of related transactions that would constitute a Wejo Acquisition Proposal, then Wejo shall pay TKB or its designee the Wejo Termination Fee; provided that, on the date of termination pursuant to this Section 7.2(b)(i)(C), all of the conditions set forth in Article VI hereof (other than the conditions set forth in Section 6.1(c) and Section 6.2(e)) shall have been satisfied or, with respect to those conditions that by their nature are to be satisfied at the Closing, capable of being satisfied at the Closing if the Closing occurred on such termination date; and provided, further, that for purposes of this Section
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7.2(b)(i)(C), the references to “fifteen percent (15%)” in the definition of Wejo Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”; and
(D)    Wejo, for any reason other than pursuant to Section 7.1(b)(iv), Section 7.1(b)(v), Section 7.1(c)(i), Section 7.1(c)(ii), Section 7.1(c)(v), or Section 7.1(d)(iv), Wejo shall pay TKB or its designee for any reasonable and documented fees and out-of-pocket expenses of TKB incurred or payable in connection with the transactions contemplated hereby, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of TKB, for up to a maximum amount of $250,000 (the “TKB Expense Reimbursement”).
(ii)    In the case the Wejo Termination Fee is due pursuant to Section 7.2(b)(i)(A), Wejo shall pay the Wejo Termination Fee prior to or substantially concurrently with, and as a condition to, the termination of the Agreement by Wejo by wire transfer of same-day funds to an account designated in writing by TKB or its designee.
(iii)    In the case the Wejo Termination Fee is due pursuant to Section 7.2(b)(i)(B), Wejo shall pay the Wejo Termination Fee no later than three (3) Business Days following the termination of the Agreement by TKB by wire transfer of same-day funds to an account designated in writing by TKB or its designee.
(iv)    In the case the Wejo Termination Fee is due pursuant to Section 7.2(b)(i)(C), Wejo shall pay the Wejo Termination Fee no later than three (3) Business Days following the consummation of the transaction or the last of the series of related transactions resulting from the Public Wejo Acquisition Proposal by wire transfer of same-day funds to an account designated in writing by TKB or its designee.
(v)    In the case the TKB Expense Reimbursement is due pursuant to Section 7.2(b)(i)(D), Wejo shall pay the TKB Expense Reimbursement no later than three (3) Business Days following the delivery by TKB to Wejo of supporting documentation in accordance with Section 7.2(b)(i)(D) relating to such TKB Expense Reimbursement by wire transfer of same-day funds to an account designated in writing by TKB or its designee.
(vi)    For the avoidance of doubt, in no event shall Wejo be obligated to pay the Wejo Termination Fee on more than one occasion. Wejo acknowledges that the agreements contained in this Section 7.2(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, TKB would not enter into this Agreement. The parties hereto acknowledge that the Wejo Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate TKB in the circumstances in which the Wejo Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby. Accordingly, if Wejo fails promptly to pay the amount(s) due pursuant to this Section 7.2(b), and, to obtain such payment, TKB commences an Action which results in a judgment against Wejo for the amount(s) due
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pursuant to this Section 7.2(b), Wejo shall pay to TKB or its designee its out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such Action, together with interest on such amount(s) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.
(c)    TKB Termination Fee.
(i)    In the event that this Agreement is terminated by:
(A)    T KB pursuant to Section 7.1(d)(iv), then TKB shall pay Wejo or its designee a fee equal to $4,000,000 (the “TKB Termination Fee”);
(B)    Wejo pursuant to Section 7.1(c)(ii), then TKB shall pay Wejo or its designee the TKB Termination Fee; and
(C)    (i) Wejo or TKB pursuant to Section 7.1(b)(iii) (or by either TKB or Wejo pursuant to Section 7.1(b)(ii) when either Wejo or TKB could have terminated this Agreement pursuant to Section 7.1(b)(iii)) or (ii) TKB or Wejo pursuant to Section 7.1(b)(i) (but only if TKB has failed to hold the TKB Shareholders’ Meeting before the Outside Date), and, in each case, after the date hereof and prior to the termination of this Agreement TKB (x) has received a TKB Acquisition Proposal that has been publicly proposed or disclosed and not publicly withdrawn prior to the time of the TKB Shareholders’ Meeting (a “Public TKB Acquisition Proposal”) and (y) before the date that is six (6) months after the date of termination of this Agreement, TKB or any of its Affiliates consummates, or enters into a definitive and binding agreement which subsequently results in the consummation of, a transaction or series of related transactions that would constitute a TKB Acquisition Proposal, then TKB shall pay Wejo or its designee the TKB Termination Fee; provided that, on the date of termination pursuant to this Section 7.2(c)(i)(C), all of the conditions set forth in Article VI hereof (other than the conditions set forth in Section 6.1(b) and Section 6.3(d)) shall have been satisfied or, with respect to those conditions that by their nature are to be satisfied at the Closing, capable of being satisfied at the Closing if the Closing occurred on such termination date.
(ii)    In the case the TKB Termination Fee is due pursuant to Section 7.2(c)(i)(A), TKB shall pay the TKB Termination Fee prior to or substantially concurrently with, and as a condition to, the termination of the Agreement by TKB by wire transfer of same-day funds to an account designated in writing by Wejo or its designee.
(iii)    In the case the TKB Termination Fee is due pursuant to Section 7.2(c)(i)(B), TKB shall pay the TKB Termination Fee no later than three (3) Business Days following the termination of the Agreement by Wejo by wire transfer of same-day funds to an account designated in writing by Wejo or its designee.
(iv)    In the case the TKB Termination Fee is due pursuant to Section 7.2(c)(i)(C), TKB shall pay the TKB Termination Fee no later than three (3) Business Days following the consummation of the transaction or the last of the series of
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related transactions resulting from the Public TKB Acquisition Proposal by wire transfer of same-day funds to an account designated in writing by Wejo or its designee.
(v)    For the avoidance of doubt, in no event shall TKB be obligated to pay the TKB Termination Fee on more than one occasion. TKB acknowledges that the agreements contained in this Section 7.2(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Wejo would not enter into this Agreement. The parties hereto acknowledge that the TKB Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Wejo in the circumstances in which the TKB Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby. Accordingly, if TKB fails promptly to pay the amount(s) due pursuant to this Section 7.2(c), and, to obtain such payment, Wejo commences an Action which results in a judgment against TKB for the amount(s) due pursuant to this Section 7.2(c), TKB shall pay to Wejo or its designee its out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such Action, together with interest on such amount(s) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.
(d)    The parties agree that the monetary remedies set forth in this Section 7.2 and the specific performance remedies set forth in Section 8.14 shall be the sole and exclusive remedies of (i) Wejo, Holdco, Merger Subs and their respective Affiliates against TKB and its Affiliates (including Sponsor) and any of its respective Affiliates and any of their respective former, current or future directors, officers, shareholders, Representatives or affiliates for any loss suffered as a result of the failure of the Mergers or any other transaction contemplated hereby to be consummated, except in the case of deliberate fraud or willful breach of any representation, covenant, agreement or obligation (in which case only TKB shall be liable for damages for such deliberate fraud or willful breach), and upon payment of such amount, none of TKB or any of its respective former, current or future directors, officers, general or limited partners, shareholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, except for the liability of TKB in the case of deliberate fraud or willful breach of any representation, covenant, agreement or obligation; and (ii) TKB and its Affiliates (including Sponsor) against Holdco, Wejo, Merger Subs and their respective Affiliates and any of their respective former, current or future directors, officers, shareholders, Representatives or affiliates for any loss suffered as a result of the failure of the Mergers or any other transaction contemplated hereby to be consummated, except in the case of deliberate fraud or willful breach of any representation, covenant, agreement or obligation (in which case only Wejo shall be liable for damages for such deliberate fraud or willful breach), and upon payment of such amount, none of Wejo and its Subsidiaries or any of their respective former, current or future directors, officers, general or limited partners, shareholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, except for the liability of Wejo in the case of deliberate fraud or willful breach of any representation, covenant, agreement or obligation.
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(e)    For the avoidance of doubt, while Wejo may pursue both a grant of specific performance of TKB’s obligations to consummate the TKB Merger or the other transactions contemplated by this Agreement in accordance with Section 8.14 and the payment of the TKB Termination Fee under this Section 7.2, under no circumstances shall Wejo and Merger Sub be permitted or entitled to receive both a grant of such performance requiring TKB to consummate the Mergers or the other transactions contemplated by this Agreement and to pay the TKB Termination Fee. For the avoidance of doubt, while TKB may pursue both a grant of specific performance of Holdco’s Wejo’s and Merger Subs’ obligations to consummate the Mergers or the other transactions contemplated by this Agreement in accordance with Section 8.14 and the payment of the Wejo Termination Fee under this Section 7.2, under no circumstances shall TKB be permitted or entitled to receive both a grant of such performance requiring Holdco, Wejo or Merger Subs to consummate the Mergers or the other transactions contemplated by this Agreement and to pay the Wejo Termination Fee.
Section 7.3    Amendments. Subject to compliance with applicable Law, this Agreement may be amended by Wejo and TKB, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Mergers by the shareholders of Wejo and TKB; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Wejo and TKB, there may not be, without further approval of such shareholders, any amendment of this Agreement that by applicable Law requires the further approval of such shareholders. No amendment shall be made to this Agreement after the Effective Time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
Section 7.4    Waiver. At any time prior to the Effective Time, whether before or after the TKB Shareholders’ Meeting and the Wejo Shareholders’ Meeting, any party hereto may (i) extend the time for the performance of any of the covenants, obligations or other acts of any other party hereto or (ii) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by its duly authorized officer. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.
ARTICLE VIII
GENERAL PROVISIONS
Section 8.1    Trust Account Waiver. Holdco, Wejo and Merger Subs acknowledge that TKB is a blank check company with the powers and privileges to effect a Business Combination. Holdco, Wejo and Merger Subs further acknowledge that, as described in TKB’s final prospectus dated October 26, 2021 (the “Prospectus”) available at www.sec.gov, substantially all of TKB’s assets consist of the cash proceeds of TKB’s initial public offering and private placements of its securities occurring substantially simultaneously with such initial public
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offering, and substantially all of those proceeds have been deposited in the Trust Account. Each of Holdco, Wejo, Merger Sub 1 and Merger Sub 2 acknowledge that it has been advised by TKB that cash in the Trust Account may be disbursed only in the circumstances and to the Persons described in the Prospectus and in accordance with the TKB Organizational Documents and the Trust Agreement. Holdco, Wejo and Merger Subs further acknowledge that, if the Mergers and the other transactions contemplated by this Agreement, or, in the event of termination of this Agreement, another Business Combination, are not consummated by January 29, 2023 or such later date as approved by the TKB Shareholders to complete a Business Combination, TKB will be obligated to return to its shareholders the amounts being held in the Trust Account. For and in consideration of TKB entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of Holdco, Wejo and Merger Sub 1 and Merger Sub 2 hereby irrevocably waives any right, title, interest or claim of any kind (whether based on contract, tort, equity or otherwise) that it has or may have in the future in or to any monies or other assets in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or in connection with, this Agreement or any other negotiations, Contracts or agreements or transactions with TKB. Notwithstanding the foregoing, nothing contained in this Section 8.1 shall limit or prohibit Holdco, Wejo or Merger Subs from (i) pursuing a claim against TKB (A) for specific performance or other equitable relief in connection with the Mergers and the other transactions contemplated by this Agreement (including a claim for TKB to specifically perform its obligations under this Agreement and cause the disbursement of the cash balance remaining in the Trust Account (following any TKB Share Redemption)) or (B) for damages or payment of the TKB Termination Fee (subject to the provisions of this Agreement) against assets of TKB (or any successor entity) held outside of the Trust Account or (ii) being entitled to the use of any remaining amounts in the Trust Account following Closing.
Section 8.2    Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.2 shall not limit the survival of any covenant or agreement of the parties in the Agreement which by its terms contemplates performance after the Effective Time.
Section 8.3    Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by electronic mail (notice deemed given upon transmission; provided that, electronic mail received after 6:00 p.m. Eastern Time shall be deemed received on the day following the date of transmission, and provided further that there is no return error message or other notification of non-delivery received by the sender), sent via facsimile (receipt confirmed) or sent by a nationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)    if to TKB, to:
TKB Critical Technologies 1
400 Continental Blvd., Suite 600
El Segundo, CA 90245
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Attention:    Angela Blatteis
Email:        ablatteis@tk.capital
with a copy (which shall not constitute notice) to:
White & Case LLP
1221 Avenue of the Americas
New York, New York 10020
Attention:    Elliott Smith;
Bryan Luchs;
Emilio Grandío
Email:        elliott.smith@whitecase.com;
bryan.luchs@whitecase.com;
emilio.grandio@whitecase.com
(b)    if to Holdco, Wejo or Merger Subs, to:
Wejo Group Limited
ABC Building, 21-23 Quay Street
M3 4AE Manchester, United Kingdom
Attention:    Mina Bhama, General Counsel
Email:        mina.bhama@wejo.com
with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom (UK) LLP
40 Bank Street, Canary Wharf
London E14 5DS, United Kingdom
Attention:    Denis Klimentchenko
Email:        denis.klimentchenko@skadden.com
Section 8.4    Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes
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and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.
Section 8.5    Counterparts; Electronic Signatures. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of a signature page to this Agreement or any other Transaction Agreement (including any of the closing deliverables contemplated hereby) by electronic means, including docusign, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Transaction Agreement.
Section 8.6    Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other Transaction Agreements (including the Confidentiality Agreement and the documents and instruments referred to herein or therein) (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Section 5.9, is not intended to confer, nor shall it confer, upon any Person other than the parties hereto any rights or remedies or benefits of any nature whatsoever.
Section 8.7    Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
Section 8.8    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
Section 8.9    Consent to Jurisdiction. Each of the parties hereto irrevocably and unconditionally (a) consents to submit itself to the personal jurisdiction of the state or federal courts located in the State of New York, and any appellate court from any thereof, for the purpose of any action or proceeding arising out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the state or federal courts located in the State of New York, and any appellate court from any thereof and (d) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such court. Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each party hereto irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 8.9 in the manner provided for notices
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in Section 8.3. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.
Section 8.10    Headings, etc. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The disclosure of any matter in TKB Disclosure Schedules or the Wejo Disclosure Schedules shall expressly not be deemed to constitute an admission by TKB or Wejo, respectively, or to otherwise imply, that any such matter is material for the purpose of this Agreement.
Section 8.11    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
Section 8.12    Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.
Section 8.13    Waiver of Jury Trial. EACH OF HOLDCO, WEJO, TKB, MERGER SUB 1 AND MERGER SUB 2 HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE MERGERS AND THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF HOLDCO, WEJO, TKB, MERGER SUB 1 OR MERGER SUB 2 IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO
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ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13.
Section 8.14    Specific Performance.
(a)    The parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement (including failure to take such actions as are required of it hereunder to consummate the Mergers or the other transactions contemplated by this Agreement) were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case in accordance with Section 8.9, this being in addition to any other remedy to which they are entitled at law or in equity.
(b)    The parties’ rights in this Section 8.14 are an integral part of the transactions contemplated by this Agreement and each party hereby waives any objections to any remedy referred to in this Section 8.14 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). In the event any party seeks any remedy referred to in this Section 8.14, such party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.
Section 8.15    Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Transaction Agreements and the transactions contemplated herein and therein, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid, whether or not the Mergers are consummated, by the party incurring such fees or expenses; provided, that (a) filing fees, costs and expenses incurred in connection with filings, notifications or documentation required under Section 5.5 shall be borne by Wejo (excluding, for the avoidance of doubt, fees and disbursements of counsel, financial advisors, accountants and other advisors), and (b) if the Closing occurs, all expenses payable by Wejo and TKB in connection with the Mergers and the other transactions contemplated by this Agreement shall be payable by Wejo or Merger Subs and may be paid from the Trust Account.
Section 8.16    Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the TKB Disclosure Schedules or in the Wejo Disclosure Schedules corresponding to any Section or subsection of Article III (in the case of the TKB Disclosure Schedules) or Article IV (in the case of the Wejo Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article III (in the case of the TKB Disclosure Schedules) or Article IV (in the case of the Wejo Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures
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set forth in the Schedules that correspond to the section or subsections of Article III or Article IV may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.
Section 8.17    Certain Definitions.
(a)    “Action” shall mean any claim, action, suit, litigation, complaint, assessment, audit, hearing, inquiry, investigation, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) or any other similar proceedings.
(b)    “Affiliate” shall have the meaning as set forth in Rule 12b-2 promulgated under the Exchange Act.
(c)    “Anti-Corruption Laws” shall mean any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Governmental Official or representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act, the Bribery Act of 2016 of Bermuda and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.
(d)    “Anti-Money Laundering Laws” shall mean the European Union Money Laundering Directives and member states’ implementing legislation, the UK Proceeds of Crime Act 2002, the U.S. Bank Secrecy Act, USA Patriot Act and other applicable Laws in the European Union, the United Kingdom, or the United States relating to money laundering and proceeds of crime.
(e)    “Bermuda Companies Act” shall mean the Companies Act 1981 of Bermuda.
(f)    “Business Combination” shall have the meaning given to such term in the TKB Organizational Documents.
(g)    “Business Day” shall mean a day other than Saturday, Sunday or other day on which commercial banks in New York, New York, London, United Kingdom, Hamilton, Bermuda or the Cayman Islands are required by Law to close.
(h)    “Cayman Companies Act” shall mean the Companies Act (As Revised), as amended, of the Cayman Islands.
(i)    “Cayman Registrar” shall mean the Registrar of Companies of the Cayman Islands.
(j)    “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.
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(k)    “Competition Laws” mean the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the Federal Trade Commission Act, as amended, and any merger control, competition or antitrust Laws and any other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition through merger or acquisition.
(l)    “Contract” shall mean any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, binding understanding, instrument, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.
(m)    “COVID-19” shall mean SARS-Co V-2, SARS-Co V-2 variants or COVID-19.
(n)    “COVID-19 Measures” shall mean quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Laws, directives, restrictions, guidelines, responses or recommendations of or promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, or other reasonable actions taken, in each case, in connection with or in response to COVID-19 and any evolutions, variants or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.
(o)    “Environmental Laws” shall mean any and all applicable Laws relating to pollution or protection of the environment (including natural resources) or the use, storage, emission, disposal or release of Hazardous Materials, each as in effect on and as interpreted as of the date hereof.
(p)    “Export Control Laws” shall mean shall mean collectively (a) the Arms Export Control Act (22 U.S.C. §§ 2778 et. Seq.), the International Traffic in Arms Regulations (ITAR) (22 C.F.R. 120 Parts 120-130), the Export Administration Regulations (EAR) (15 C.F.R. Parts 730-774) and all other Laws adopted by Governmental Authorities of the United States and other countries relating to import and export controls and (b) the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury and all anti-boycott Laws adopted by Governmental Authorities of other countries relating to prohibition of unauthorized boycotts.
(q)    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
(r)    “ERISA Affiliate” shall mean any entity, trade or business (whether or not incorporated) that is treated as a single employer with any other entity, trade, or business (whether or not incorporated) under Section 4001(b) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.
(s)    “Forward Purchasers” means, collectively, certain funds managed by Affiliates of Apollo Capital Management, L.P. and certain funds and accounts managed by or Affiliated with Atalaya Capital Management, L.P.
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(t)    “GM Transaction Documents” has the meaning given to it in the Securities Purchase Agreement, dated as of December 16, 2022, by and among inter alios Wejo and General Motors Holdings LLC.
(u)    “Governmental Authority” shall mean any federal, state, provincial, municipal, local or foreign or multinational government, governmental authority, regulatory or administrative agency, legislature, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.
(v)    “Governmental Order” shall mean any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.
(w)    “Hazardous Material” shall mean any material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar meaning) under applicable Environmental Laws in effect as of the date hereof, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, chlorinated solvents, per- and polyfluoroalkyl substances flammable or explosive substances, or pesticides.
(x)    “Holdco Board” shall mean the board of directors of Holdco.
(y)    “Holdco Common Shares” means common shares, par value $0.001 per common share, of Holdco.
(z)    “Holdco Organizational Documents” means the memorandum of association and bye-laws of Holdco to be adopted by Holdco upon its formation.
(aa)    “Indebtedness” shall mean with respect to any Person as of any time, without duplication, (i) all indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money; (ii) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time of such Person; (iii) obligations of such Person for the deferred purchase price of property or other services (other than trade payables or compensation or benefits incurred in the ordinary course of business); (iv) all obligations as lessee that are required to be capitalized in accordance with GAAP; (v) all obligations of such Person for the reimbursement of any obligor on any line of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, to the extent drawn or claimed against; (vi) all interest rate and currency swaps, caps, collars and similar agreements and hedging devices under which payments are obligated to be made by such Person; (vii) accrued but unpaid bonuses (including bonuses to be paid in connection with the transactions contemplated by this Agreement, if any) with respect to any Wejo Employee or Wejo Service Provider, together with all employer-side payroll and similar Taxes thereon; (viii) unpaid severance with respect to any former employee, individual independent contractor, or other non-employee service provider of Wejo or any Wejo Subsidiary, together with all employer-side payroll and similar Taxes thereon; (ix) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person; (x) any Liabilities in respect of any underfunded or unfunded Wejo Benefit Plan; and (xi) all obligations of the type referred to in clauses
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(i) through (x) of this definition of any other Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include any (i) amounts for Taxes or (ii) item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any wholly owned Subsidiary of such Person or between any two or more wholly owned Subsidiaries of such Person.
(bb)    “Intellectual Property” shall mean all intellectual property and other proprietary rights created, arising, or protected under applicable Law throughout the world (or any other similar statutory provision or common law doctrine in the United States or anywhere else in the world), including all: (i) patents, patent applications and inventions and all improvements thereto (whether or not patentable or reduced to practice) (collectively, “Patents”), (ii) registered and unregistered trademarks, service marks, trade names, trade dress, corporate names, logos, and other indicia of origin (together with the goodwill associated therewith) (collectively, “Trademarks”); (iii) copyrights and all works of authorship (whether or not copyrightable) (collectively, “Copyrights”); (iv) internet domain names, internet websites, and URLs; (v) registrations applications, provisionals, extensions, renewals, divisions, continuations, continuations-in-part, re-examinations, re-issues, interferences and foreign counterparts for any of the foregoing; (vi) trade secrets, know-how, processes, methods, techniques, inventions, formulae, technologies, algorithms, layouts, designs, protocols, specifications, business, technical and financial information, data compilations and databases, and proprietary rights in confidential information (collectively, “Trade Secrets”); (vii) rights in Software; and (viii) moral rights and rights of privacy and publicity; and (ix) rights to exclude others from appropriating any of the foregoing, including the right to sue for, recover damages or other amounts for, and enjoin past, present and future infringements, misappropriation, misuse, or other violation of any of all of the foregoing and rights of priority and protection of interests therein.
(cc)    “Intellectual Property Agreements” shall mean all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to any Intellectual Property and to which any Person is a party, beneficiary or otherwise bound.
(dd)    “Investment Screening Laws” means any applicable U.S. or foreign Laws intended to screen, prohibit or regulate foreign investments on public interest or national security grounds, including the NSIA 2021.
(ee)    “IRS” shall mean the United States Internal Revenue Service.
(ff)    “IT Assets” means computers, Software, hardware, firmware, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology and telecommunications equipment.
(gg)    “IT Contracts” means all arrangements under which:
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(i)    any third party provides any element of, or services relating to, IT Assets, including leasing, hire-purchase, software licenses, support, maintenance, services, development and design agreements; and
(ii)    a party hereto or any of its respective Subsidiaries provides any third party with any element of, or services relating to, IT Assets, including leasing, hire-purchase, software licenses, support, maintenance services, development and design agreements.
(hh)    “Law” means any federal, state, municipal or local, foreign or multinational statute, law (including common law), ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.
(ii)    “Liability” means any and all debts, damages, liabilities of any nature, guarantees, obligations, penalties, fines, or other losses, costs or expenses, in each case whether accrued or fixed, absolute or contingent or matured or unmatured, including those arising under any Law and those arising under any Contract.
(jj)    “Lien” shall mean any mortgage, charge, claim, registration, defect in title, contingent right, deed of trust, pledge, hypothecation, encumbrance, easement, license, option, right of first refusal, security interest or other lien of any kind.
(kk)    “Merger Filing Documents” means the TKB Merger Filing Documents and the Wejo Merger Filing Documents.
(ll)    “Merger Sub Shares” means the ordinary shares of Merger Sub, par value $1.00 per share.
(mm)    “NSIA 2021” means the National Security and Investment Act 2021(United Kingdom).
(nn)    “Open Source Software” means any Software that is subject to or licensed, provided or distributed under (i) any license meeting the definition of an open source license (as promulgated by the Open Source Initiative as of the date of this Agreement) or the Free Software Definition (as promulgated by the Free Software Foundation as of the date of this Agreement) or any similar license for “free,” “publicly available” or “open source” software, including all versions of the GNU General Public License, the Lesser GNU General Public License, the Apache License, the BSD License, the Mozilla Public License (MPL), the MIT License or any other license that includes similar terms, or (ii) any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such public Software (a) be made available or distributed in source code form; (b) be licensed for purposes of making derivative works; or (c) be redistributable at no, or a nominal, charge.
(oo)    “Permitted Lien” shall mean (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case only to the extent adequate reserves have been established in accordance with the relevant entity’s
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accounting principles, standards and procedures (i.e., GAAP or other similar applicable accounting principles), as applicable; (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions and for which adequate reserves have been established in accordance with the relevant entity’s accounting principles, standards and procedures (i.e., GAAP or other similar applicable accounting principles), as applicable; (iv) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record, (B) would be disclosed by a physical inspection of such real property, or (C) do not materially interfere with the present uses of such real property; (v) Liens that (A) were not incurred in connection with indebtedness for borrowed money and (B) are not material to Wejo and its Subsidiaries, taken as a whole, (vi) Liens that (A) were not incurred in connection with indebtedness for borrowed money and (B) are not material to TKB, (vi) non- exclusive licenses and sublicenses of Intellectual Property granted by Wejo or any Wejo Subsidiary, or TKB (as applicable), in the ordinary course of business that is consistent with past practice of such party, (vii) Liens securing any Indebtedness of Wejo and its Subsidiaries (including Indebtedness incurred pursuant to any Wejo Financing Agreement) existing as of the date of this Agreement and (viii) Liens securing any Indebtedness of TKB existing as of the date of this Agreement.
(pp)    “Person” shall mean any individual, corporation, company, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or Governmental Authority.
(qq)    “Personal Information” shall mean information relating to an identified or identifiable natural person who can be directly or indirectly identified from that information, whether in isolation or in combination with any other information, or “personal information,” or “personal data” as defined in applicable Privacy Laws, including the U.K. Data Protection Act 2018 and the U.K. GDPR, the GDPR and any national law supplementing the GDPR.
(rr)    “Privacy Laws” shall mean all applicable laws, regulations, and regulatory requirements applicable to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure, transfer (including cross-border), or other treatment of Personal Information, including those laws, regulations, and regulatory requirements relating to breach notification in connection with Personal Information (including without limitation the U.K. General Data Protection Regulation as defined by the Data Protection Act 2018 as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019 (the “U.K. GDPR”), the General Data Protection Regulation 2016/679 (the “GDPR”) and the California Consumer Privacy Act).
(ss)    “Purchase Agreement” means that certain Common Stock Purchase Agreement dated February 14, 2022 by and between Wejo and CG Principal Investments LLC.
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(tt)    “Redemption Amount” shall mean the aggregate amount payable in connection with the TKB Share Redemption with respect to the TKB Shareholder Approval.
(uu)    “Representatives” shall mean the officers, directors, employees, auditors, attorneys, financial advisors, lenders and other agents to each of Wejo and TKB, as applicable.
(vv)    “Sanctions Laws” shall mean all applicable Laws related to economic sanctions imposed, administered or enforced by the US government, including without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Department of State; the European Union or any of its Member States; the United Nations; or His Majesty’s Treasury of the United Kingdom.
(ww)    “Securities Laws” shall mean the securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.
(xx)    “Software” shall mean any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form; (b) application programing interfaces, user interfaces, operating systems, applications, report formats, firmware, platforms, modules, compilers and development tools; (c) data files, databases and other data collections, protocols, specifications; (d) all versions, updates, releases, patches, corrections, enhancements and modifications thereto; and (e) all documentation including user manuals, developer notes, instructions, comments and annotations and other training documentation relating to any of the foregoing.
(yy)    “Sponsor” means TKB Sponsor I, LLC.
(zz)    “Subsidiary” of any Person means another Person, (i) an amount of the voting securities, other voting rights or voting partnership interests of which that is sufficient to elect at least a majority of its board of directors or other governing body is directly or indirectly owned or controlled by such first Person or by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries (or, if there are no such voting interests, 50% or more of the equity interests of which is owned directly or indirectly by such first Person) or (ii) of which such first Person or any other Subsidiary of such first Person is a general partner (excluding partnerships, the general partnership interests of which held by such first Person and any Subsidiary of such first Person do not have a majority of the voting interests in such partnership).
(aaa)    “Taxes” shall mean any U.S. federal, state, provincial, territorial, local, and non-U.S. taxes of any kind, including without limitation, net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax), ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, or other tax or like assessment or charge, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.
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(bbb)    “Tax Return” shall mean any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.
(ccc)    “TKB Class A Shares” means the Class A ordinary shares of TKB, par value $0.0001 per share.
(ddd)    “TKB Class B Shares” means the Class B ordinary shares of TKB, par value $0.0001 per share.
(eee)    “TKB Excluded Shares” means, without duplication, each TKB Share, if any, that at the Effective Time is held in the treasury of TKB.
(fff)    “TKB Intervening Event” means TKB’s reasonable and good faith assessment, that at the Effective Time, Wejo will not have available cash on hand or available cash to be borrowed pursuant to binding contractual commitments from third parties, in such amounts that, together with (i) the net proceeds of amounts in the Trust Account (net of Transaction Expenses and following the TKB Share Redemption), (ii) any irrevocable and binding financing commitments entered into pursuant to Section 5.19, and (iii) any non-binding financing commitments or other sources of income that in the reasonable determination of Wejo are reasonably expected to be available following the Closing, sufficient to fund ordinary course working capital and other general corporate purposes of Wejo in accordance with Wejo’s mid- term business plan.
(ggg)    “TKB Material Adverse Effect” means any Effect which, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse effect on the financial condition, business or operations of TKB; or (ii) prevents or materially impedes, interferes with, hinders or delays the consummation of the TKB Merger or the other transactions contemplated by this Agreement by TKB; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there exists or has been, a TKB Material Adverse Effect: (A) any changes in the Cayman Islands, the United States or other jurisdiction, regional, global or international economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions, (B) any changes in conditions, practices, guidelines, policies, requirements or standards in any industry or market in which TKB operates, (C) any changes in political, geopolitical, regulatory or legislative conditions in the Cayman Islands, the United States or any other country or region of the world, (D) any changes after the date hereof in GAAP or the interpretation thereof, (E) any changes after the date hereof in applicable Law or the interpretation thereof, (F) the consummation and effects of the TKB Share Redemptions, (G) any acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters, epidemics or pandemics (including COVID-19) or other force majeure events, including any material worsening of such conditions threatened or existing as of the date hereof, (H) the execution and delivery of this Agreement, the identity of Wejo, any Wejo Subsidiary or TKB, the pendency or consummation of this Agreement, the TKB Merger and the other transactions conemplated hereby, or the public announcement of this Agreement or the
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transactions contemplated hereby, including any litigation arising out of or relating to this Agreement or any of the transactions contemplated hereby, in each case only to the extent resulting from the execution and delivery of this Agreement, the identity of Wejo, any Wejo Subsidiary or TKB, the pendency or consummation of this Agreement, the TKB Merger and the other transactions contemplated hereby, or the public announcement of this Agreement and the transactions contemplated hereby, as applicable (provided that this clause (H) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution and delivery of this Agreement, the pendency or consummation of this Agreement, the TKB Merger and any other transaction contemplated hereby or to address the consequences of litigation), (I) any changes in TKB’s share price or the trading volume of the TKB Securities or any change in the ratings or ratings outlook for TKB (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from this definition of a “TKB Material Adverse Effect” may be taken into account), (J) to the extent that it does not prevent or materially impede, hinder or delay the consummation of the TKB Merger or the other transactions contemplated by this Agreement, any suspension of trading in or delisting of any TKB Security by Nasdaq in and of itself, (K) any Effects Known to Wejo as of the date of this Agreement and (L) the Effects of any TKB Share Redemptions; provided, however, that with respect to the exceptions set forth in clauses (A), (B), (C), (D), (E) and (G), if such Effect has had a disproportionate adverse effect on TKB relative to other companies operating in the industry in which TKB operates, then only the incremental disproportionate adverse effect of such Effect shall be taken into account for the purpose of determining whether a TKB Material Adverse Effect exists or has occurred.
(hhh)    “TKB Merger Filing Documents” means the TKB Plan of Merger together with such other documents as may be required in accordance with the applicable provisions of the Cayman Companies Act or by any other applicable Law to make the TKB Merger effective.
(iii)    “TKB Organizational Documents” means the Amended and Restated Memorandum and Articles of Association of TKB adopted by special resolution of the TKB Shareholders on October 19, 2021, as may be amended in connection with the Extension pursuant to Section 5.21 hereof.
(jjj)    “TKB Private Warrant” means each warrant of TKB entitling the Sponsor to purchase one TKB Class A Share per warrant, issued pursuant to the terms of the TKB Private Warrants Purchase Agreement.
(kkk)    “TKB Private Warrants Purchase Agreement” means the private placement warrants purchase agreement, dated as of October 26, 2021, by and between the Sponsor and TKB.
(lll)    “TKB Public Warrant” means each whole warrant of TKB entitling the holder to purchase one TKB Class A Share per whole warrant, initially issued as a component of the TKB Units.
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(mmm)    “TKB Redeeming Shares” shall mean TKB Class A Shares validly tendered in connection with the TKB Share Redemption with respect to the TKB Shareholder Approval.
(nnn)    “TKB Securities” means, collectively, the TKB Units, the TKB Shares and the TKB Warrants.
(ooo)    “TKB Share Redemption” shall mean the election, in connection with the TKB Shareholder Approval or Extension of an eligible (as determined in accordance with the TKB Organizational Documents) TKB Shareholder to have all or a portion of the TKB Class A Shares held by such TKB Shareholder redeemed by TKB, on the terms and subject to the limitation and conditions set forth in the TKB Organizational Documents, at a per-share price, payable in cash, equal to the quotient of (i) the aggregate amount then on deposit in the Trust Account (including interest earned on funds held in the Trust Account and not previously released to TKB to pay Taxes), divided by (ii) the aggregate number of TKB Class A Shares then issued and outstanding.
(ppp)    “TKB Shareholder” means any shareholder of TKB prior to the Effective Time.
(qqq)    “TKB Shares” means, collectively, the TKB Class A Shares and TKB Class B Shares.
(rrr)    “TKB Transaction Expenses” means all fees and expenses of TKB incurred or payable as of the Closing and not paid prior to the Closing in connection with the consummation of the transactions contemplated hereby, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of TKB, including any all deferred expenses.
(sss)    “TKB Unit” means the units issued by TKB, each consisting of one TKB Class A Share and one-half of one TKB Public Warrant.
(ttt)    “TKB Warrant Agreement” means the warrant agreement, dated as of October 26, 2021, by and between TKB and Continental Stock Transfer & Trust Company.
(uuu)    “TKB Warrants” means, collectively, the TKB Public Warrants and TKB Private Warrants.
(vvv)    “Transaction Agreements” shall mean this Agreement, the TKB Plan of Merger, the Wejo Plan of Merger, the Confidentiality Agreement, the Wejo Voting Agreements, the Sponsor Voting Agreement and the Registration Rights Agreements.
(www)    “Transaction Expenses” shall mean all fees and expenses of any of Wejo and TKB incurred or payable as of the Closing and not paid prior to the Closing in connection with the consummation of the transactions contemplated hereby, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of Wejo and TKB, including any all deferred expenses.
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(xxx)    “Treasury Regulations” shall mean the U.S. Treasury regulations promulgated under the Code.
(yyy)    “WARN” shall mean the Worker Adjustment and RetrainingNotification Act of 1988, as amended.
(zzz)    “Wejo Benefit Plans” means all “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and other stock purchase, stock option, equity or equity-based awards, employment, individual consulting, severance, retention, change in control, fringe benefit, incentive, commission, bonus, health and welfare, retirement, supplemental retirement, nonqualified deferred compensation, private medical, retiree medical, life insurance and pension plans, programs, policies or binding agreements or arrangements (in each case, other than any state benefit maintained by any Governmental Authority), whether written or oral, formal or informal, qualified or nonqualified, funded or unfunded, and including any that have been frozen or terminated, which pertain to, or are maintained for the benefit of, any Wejo Employee or Wejo Service Provider (or any beneficiary or dependent thereof), and which any of Wejo or any Wejo Subsidiary maintains, sponsors or contributes to, is required to contribute to, or with respect to which any of Wejo or any Wejo Subsidiary has any Liability (including any such plan or arrangement formerly maintained by any of them). For the purposes of this Agreement, all references to worker or workers shall only apply in relation to individuals engaged as workers in the United Kingdom and “worker” shall, in this Agreement, have the meaning given to it in Section 230(3) of the Employment Rights Act 1996 of the United Kingdom.
(aaaa)    “Wejo Bye-Laws” means the Amended and Restated Bye-Laws of Wejo dated November 17, 2021.
(bbbb)    “Wejo Common Shares” means common shares, par value $0.001 per common share, of Wejo.
(cccc)    “Wejo Employee” means any current or former employee of Wejo or any Wejo Subsidiary.
(dddd)    “Wejo Equity Plan” shall mean The Wejo Group Limited 2021 Equity Incentive Plan, as may be amended from time to time.
(eeee)    “Wejo Excluded Shares” means, without duplication, each Wejo Common Share, if any, that at the Wejo Effective Time is held in the treasury of Wejo.
(ffff)    “Wejo Financing Agreement” means the loan note instrument, dated April 21, 2021, issued by Wejo constituting up to $43 million of fixed rate secured loan notes due 2024.
(gggg)    “Wejo Intellectual Property” means all Intellectual Property that is owned or purported to be owned by Wejo or any Wejo Subsidiary, including all Wejo Products owned or purported to be owned by Wejo or any Wejo Subsidiary.
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(hhhh)    “Wejo Intervening Event” means Wejo’s reasonable and good faith assessment, that at the Effective Time, Wejo will not have available cash on hand or available cash to be borrowed pursuant to binding contractual commitments from third parties, in such amounts that, together with (i) the net proceeds of amounts in the Trust Account (net of Transaction Expenses and following the TKB Share Redemption), (ii) any irrevocable and binding financing commitments entered into pursuant to Section 5.19, and (iii) any non-binding financing commitments or other sources of income that in the reasonable determination of Wejo are reasonably expected to be available following the Closing, sufficient to fund ordinary course working capital and other general corporate purposes of Wejo in accordance with Wejo’s mid- term business plan.
(iiii)    “Wejo IT Assets” means all IT Assets that are owned or used by or for Wejo of any Wejo Subsidiary in the conduct of its business.
(jjjj)    “Wejo IT Contracts” means all IT Contracts to which Wejo or any Wejo Subsidiary is a party.
(kkkk)    “Wejo Material Adverse Effect” shall mean any change, effect, event, occurrence, state of facts, development, circumstance or condition (each, an “Effect”) which, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse effect on the financial condition, business or operations of Wejo and the Wejo Subsidiaries (taken as a whole); or (ii) prevents or materially impedes, interferes with, hinders or delays the consummation of the Wejo Merger or the other transactions contemplated by this Agreement by Wejo or Merger Sub; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there exists or has been, a Wejo Material Adverse Effect: (A) any changes in Bermuda, the United Kingdom, the United States or other jurisdiction, regional, global or international economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions, (B) any changes in conditions, practices, guidelines, policies, requirements or standards in any industry or market in which Wejo operates, (C) any changes in political, geopolitical, regulatory or legislative conditions in Bermuda, the United Kingdom, the United States or any other country or region of the world, (D) any changes after the date hereof in GAAP or the interpretation thereof, (E) any changes after the date hereof in applicable Law or the interpretation thereof, (F) any failure by Wejo to meet any internal or published projections, estimates or expectations of revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Wejo to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Wejo Material Adverse Effect” may be taken into account), (G) any acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters, epidemics or pandemics (including COVID-19) or other force majeure events, including any material worsening of such conditions threatened or existing as of the date hereof, (H) the execution and delivery of this Agreement, the identity of Wejo, any Wejo Subsidiary or TKB, the pendency or consummation of this Agreement, the Wejo Merger and the other transactions contemplated hereby (including the effect thereof on the relationships with current or prospective customers, suppliers, distributors, partners, financing
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sources, employees or sales representatives), or the public announcement of this Agreement or the transactions contemplated hereby, including any litigation arising out of or relating to this Agreement or any of the transactions contemplated hereby, in each case only to the extent resulting from the execution and delivery of this Agreement, the identity of Wejo, any Wejo Subsidiary or TKB, the pendency or consummation of this Agreement, the Wejo Merger and the other transactions contemplated hereby, or the public announcement of this Agreement and the transactions contemplated hereby, as applicable (provided that this clause (H) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution and delivery of this Agreement, the pendency or consummation of this Agreement, the Wejo Merger and any other transaction contemplated hereby or to address the consequences of litigation), (I) any changes in Wejo’s share price or the trading volume of the Wejo Common Shares or any change in the ratings or ratings outlook for Wejo (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from this definition of a “Wejo Material Adverse Effect” may be taken into account), (J) any Effects Known to TKB as of the date of this Agreement; provided, however, that with respect to the exceptions set forth in clauses (A), (B), (C), (D), (E) and (G), if such Effect has had a disproportionate adverse effect on Wejo and the Wejo Subsidiaries (taken as a whole) relative to other companies operating in the industry in which Wejo and the Wejo Subsidiaries operate, then only the incremental disproportionate adverse effect of such Effect shall be taken into account for the purpose of determining whether a Wejo Material Adverse Effect exists or has occurred.
(llll)    “Wejo Merger Filing Documents” means the Wejo Plan of Merger together with such other documents as may be required in accordance with the applicable provisions of the Bermuda Companies Act or by any other applicable Law to make the Wejo Merger effective.
(mmmm)    “Wejo Organizational Documents” means the Memorandum of Association dated May 21, 2021, and the Wejo Bye-Laws, including in each case all amendments as of the date hereof.
(nnnn)    “Wejo Products” means all Software, services, or other products from which Wejo or any Wejo Subsidiary have derived within the three (3) years preceding the date hereof, are currently deriving or are scheduled to derive, revenue from the sale, license, maintenance or other provision thereof.
(oooo)    “Wejo RSU Award” means each restricted stock unit award (whether subject to time-vesting or performance-vesting criteria) relating to Wejo Common Shares granted under the Wejo Equity Plan.
(pppp)    “Wejo Securities” means, collectively, the Wejo Common Shares, the Wejo Warrants, the Wejo Stock Options and the Wejo RSU Awards.
(qqqq)    “Wejo Service Provider” means any current or former individual independent contractor or consultant or other individual non-employee service provider to or of Wejo or its Subsidiaries.
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(rrrr)    “Wejo Stock Option” means each compensatory option to purchase Wejo Common Shares granted under the Wejo Equity Plan.
(ssss)    “Wejo Subsidiary” shall mean any Subsidiary of Wejo.
(tttt)    “Wejo Transaction Expenses” means all fees and expenses of Wejo incurred or payable as of the Closing and not paid prior to the Closing in connection with the consummation of the transactions contemplated hereby, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of Wejo, including any all deferred expenses.
(uuuu)    “Wejo Warrant” means each warrant to purchase Wejo Common Shares issued and outstanding pursuant to the Wejo Warrant Agreement.
(vvvv)    “Wejo Warrant Agreement” means the warrant agreement, dated as of January 21, 2021, by and between Virtuoso Acquisition Corp. and Continental Stock Transfer & Trust Company, as assigned and assumed by Wejo pursuant to that certain warrant assumption agreement dated November 18, 2021, by and among Virtuoso Acquisition Corp., Wejo and Continental Stock Transfer & Trust Company.
(wwww)    For purposes of this Agreement, the phrases “to the Knowledge of TKB,” “to TKB’s Knowledge,” “Known to TKB,” and similar formulations shall mean the actual current knowledge, after reasonable investigation, of the people set forth in Exhibit 8.17(wwww).
(xxxx)    For purposes of this Agreement, the phrases “to the Knowledge of Wejo”, “to Wejo’s Knowledge,” “Known to Wejo”, and similar formulations shall mean the actual current knowledge, after reasonable investigation, of the people set forth in Exhibit 8.17(xxxx).
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]
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IN WITNESS WHEREOF, Wejo Group Limited, Merger Sub I and TKB Critical Technologies 1 have each caused this Agreement to be executed as of the date first written above by their respective directors or officers thereunto duly authorized.

WEJO GROUP LIMITED

By:	/s/ John Maxwell
Name: John Maxwell
Title: CFO

GREEN MERGER SUBSIDIARY LIMITED

By:	/s/ Richard Barlow
Name: Richard Barlow
Title: Director

TKB CRITICAL TECHNOLOGIES 1

By:
Name:
Title:
[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, Wejo Group Limited, Merger Sub I and TKB Critical Technologies 1 have each caused this Agreement to be executed as of the date first written above by their respective directors or officers thereunto duly authorized.

WEJO GROUP LIMITED

By:
Name:
Title:

GREEN MERGER SUBSIDIARY LIMITED

By:	/s/ Richard Barlow
Name: Richard Barlow
Title: Director

TKB CRITICAL TECHNOLOGIES 1

By:
Name:
Title:
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IN WITNESS WHEREOF, Wejo Group Limited, Merger Sub I and TKB Critical Technologies 1 have each caused this Agreement to be executed as of the date first written above by their respective directors or officers thereunto duly authorized.

WEJO GROUP LIMITED

By:
Name:
Title:

GREEN MERGER SUBSIDIARY LIMITED

By:
Name:
Title:

TKB CRITICAL TECHNOLOGIES 1

By:	/s/ Angela Blatteis
Name: Angela Blatteis
Title: Co-Chief Executive Officer
and Chief Financial Officer
[Signature Page to Business Combination Agreement]

Annex A-2
AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT
This FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT (this “Amendment No. 1”), dated as of March 27, 2023, is made and entered into between Wejo Group Limited, an exempted company limited by shares incorporated under the laws of Bermuda (“Wejo”), and TKB Critical Technologies 1, an exempted company incorporated under the laws of the Cayman Islands (“TKB”).
RECITALS
WHEREAS, Wejo, TKB and Green Merger Subsidiary Limited, an exempted company incorporated under the laws of the Cayman Islands (“Merger Sub 1”), have entered into that certain Business Combination Agreement, dated as of January 10, 2023 (the “Agreement”);
WHEREAS, on January 16, 2023, Wejo Holdings Limited, an exempted company limited by shares incorporated under the laws of Bermuda (“Holdco”), and Wejo Acquisition Company Limited, an exempted company limited by shares incorporated under the laws of Bermuda (“Merger Sub 2” and, together with Wejo, TKB, Holdco and Merger Sub 1, the “Parties”), signed a joinder agreement to the Agreement agreeing to be bound by it as if they were original parties thereto;
WHEREAS, Section 7.3 of the Agreement requires that any amendments to the Agreement be in writing and signed by Wejo and TKB; and
WHEREAS, Wejo and TKB desire to amend the Agreement on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants contained herein and in the Agreement, Wejo and TKB agree to amend the Agreement as follows:
AGREEMENT
1.Amendments
1.1Section 5.1(b)(vi) of the Agreement is hereby amended and restated in its entirety to read as follows:
(vi) create, assume or incur any indebtedness for borrowed money or guaranty any such indebtedness of another Person, or repay, redeem or repurchase any such indebtedness unless TKB has first requested in writing that Wejo provides an alternative form of financing to TKB in an amount reasonably requested by TKB and Wejo fails to provide a binding and irrevocable commitment for such financing through third party sources of financing or otherwise on or before the earlier of three (3) Business Days or five (5) days from the date of such request;
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1.2Section 7.2(b)(i)(D) of the Agreement is hereby amended and restated in its entirety to read as follows:
(D)(1) mutual written consent of Wejo and TKB, (2) Wejo for any reason other than pursuant to Section 7.1(b)(v), Section 7.1(c)(i), Section 7.1(c)(ii), (2) TKB pursuant to Section 7.1(d)(iv), Wejo shall pay TKB or its designee for any reasonable and documented fees, costs and out-of-pocket expenses of TKB or Sponsor incurred or payable in connection with the transactions contemplated hereby, including (x) any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of TKB, and (y) any principal amount on loans entered into by TKB or Sponsor in compliance with the Agreement, for up to a maximum aggregate amount of $1,000,000 in respect of (x) and (y), plus an additional amount not to exceed $500,000 on account of interest or repayment premiums on any principal amount of loans entered into by TKB or Sponsor in compliance with the Agreement (collectively, the “TKB Expense Reimbursement”). In addition to the foregoing, Wejo shall pay the TKB Expense Reimbursement to TKB or its designee if the Registration Statement is not filed or confidentially submitted with the SEC on or before April 17, 2023 (the “Registration Statement Deadline”) (other than due to any failure by TKB to comply with its obligations set forth in the first sentence of Section 5.11). If the Registration Statement is not filed or confidentially submitted with the SEC on or before on or before the Registration Statement Deadline, the parties agree to meet on or before April 21, 2023 to discuss in good faith a possible mutual termination of the Agreement at that time.
1.3Section 7.2(b)(v) of the Agreement is hereby amended and restated in its entirety to read as follows:
(v)In the case the TKB Expense Reimbursement is due pursuant to Section 7.2(b)(i)(D), Wejo shall pay the TKB Expense Reimbursement no later than three (3) Business Days following the termination of the Agreement by wire transfer of same-day funds to an account designated in writing by TKB or its designee.
1.4The first sentence of Section 7.2(b)(vi) of the Agreement is hereby amended and restated in its entirety to read as follows:
For the avoidance of doubt, in no event shall Wejo be obligated to pay the Wejo Termination Fee or the TKB Expense Reimbursement on more than one occasion.
A-2-2

1.5The definition of “TKB Transaction Expenses” in Section 8.17(rrr) of the Agreement is hereby amended and restated in its entirety to read as follows:
(rrr)“TKB Transaction Expenses” means (i) all fees and expenses of TKB incurred or payable as of the Closing and not paid prior to the Closing in connection with the consummation of the transactions contemplated hereby, including amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of TKB, including any all deferred expenses and (ii) the amounts incurred or payable by TKB or Sponsor as of the Closing and not paid prior to the Closing with respect to those loans entered into by TKB or Sponsor as set forth on Schedule 1 attached hereto and any similar loans approved by Wejo.
2.Miscellaneous
2.1Binding Effects. This Amendment No. 1 is binding on the Parties, their respective heirs, executors, legal representative, successors, and assigns.
2.2Headings. Headings are for convenience only and do not affect the interpretation of this Amendment No. 1.
2.3Governing Law. This Amendment No. 1 shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
2.4Effect of Amendment No. 1. Except as expressly amended hereby, all other terms and provisions of the Agreement continue in full force and effect. This Amendment No. 1 may be amended, supplemented, or changed only by an agreement in writing that makes specific reference to this Amendment No. 1, and is executed and delivered by the parties hereto. This Amendment No. 1 modifies the Agreement and any previous amendments.
2.5Definitions; Rules of Interpretation. The definitions and rules of interpretation provided in the Agreement also govern the construction of this Amendment No. 1. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.
2.6Counterparts; Electronic Signatures. This Amendment No. 1 may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of a signature page to this Amendment No. 1 by electronic means, including docusign, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Amendment No. 1.
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2.8Other Provisions. The provisions of Section 8.3 (Notices), Section 8.8 (Assignment), Section 8.9 (Consent to Jurisdiction), Section 8.11 (Severability), Section 8.12 (Failure or Indulgence Not Waiver; Remedies Cumulative), Section 8.13 (Waiver of Jury Trial), and Section 8.15 (Fees and Expenses) of the Agreement shall apply mutatis mutandis to this Amendment No. 1 and are deemed to be incorporated herein by reference.
[Signatures on the following page]
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IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 as of the date first written above.

WEJO GROUP LIMITED

By: /s/ John Maxwell
Name: John Maxwell
Title: Chief Financial Officer
Date: March 27, 2023

TKB CRITICAL TECHNOLOGIES 1

By: /s/ Angela Blatteis
Name: Angela Blatteis
Title: Co-Chief Executive Officer and Chief Financial Officer
Date: March 27, 2023
[Signature Page to Amendment No. 1 to Business Combination Agreement]

SCHEDULE 1
Sponsor Loans
Amended and Restated Promissory Note dated March 9, 2023 by and between Sponsor and Daniel Phelan.
Schedule A

Annex B
FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
[To Be Filed By Amendment]
B-1

Annex C
FORM OF AMENDED AND RESTATED BYE-LAWS OF WEJO HOLDINGS LTD
[To Be Filed By Amendment]
C-1

Annex D
FORM OF SPONSOR VOTING AGREEMENT
This VOTING AGREEMENT (“Agreement”) is dated as of January 10, 2023, by and among Wejo Group Limited, an exempted company limited by shares incorporated under the laws of Bermuda (“Wejo”), TKB Sponsor I, LLC, a Delaware limited liability company (“Sponsor”) and the Persons identified on Schedule I attached hereto (together with the Sponsor, each a “Shareholder” and collectively, the “Shareholders”).
W I T N E S S E T H:
WHEREAS, as of the date hereof, the Shareholders are the beneficial owners (as defined in Rule 13d-3 and 13d-5(b)(1) of the Exchange Act, which meaning will apply for all purposes of this Agreement whenever the term “beneficial” or “beneficially” is used) of the number of Class B Shares and TKB Private Warrants set forth opposite such Shareholder’s name in Schedule I hereto (collectively, the “Subject Securities”);
WHEREAS, concurrently with the execution and delivery of this Agreement, TKB Critical Technologies 1, an exempted company incorporated under the laws of the Cayman Islands (“TKB”), Wejo and the other parties thereto entered into that certain Business Combination Agreement (“Business Combination Agreement”), pursuant to which, (a) at the TKB Effective Time, Merger Sub 1 will, subject to the terms and conditions set forth in the Business Combination Agreement, merge with and into TKB with TKB surviving such merger (“TKB Merger”), so that immediately following the TKB Merger, TKB will be a wholly owned subsidiary of Holdco and (b) at the Wejo Effective Time, Merger Sub 2 will, subject to the terms and conditions set forth in the Business Combination Agreement, merge with and into Wejo with Wejo surviving such merger (“Wejo Merger”), so that immediately following the Wejo Merger, Wejo will be a wholly owned subsidiary of Holdco;
WHEREAS, the TKB Shareholder Approval will be required to approve the TKB Merger and the other transactions contemplated by the Business Combination Agreement as a condition to the TKB Merger being consummated; and
WHEREAS, as an inducement to Wejo’s willingness to enter into the Business Combination Agreement, the Shareholders are entering into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Capitalized Terms. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Business Combination Agreement.
ARTICLE II
VOTING AGREEMENT AND IRREVOCABLE PROXY
Section 2.1    Agreement to Vote the Subject Securities During the Voting Period.
(a)    Each Shareholder hereby irrevocably and unconditionally agrees that, during the period from the date hereof through the termination of this Agreement pursuant to Section 6.1 (the “Voting Period”), at the TKB Shareholders’ Meeting or any other duly called meeting of the shareholders of TKB (or any adjournment, reconvening or postponement thereof), and in any action by written consent of the shareholders of TKB in lieu of such a meeting, it shall, and shall cause any other holder of record of the Subject Securities to, if such a meeting is held, attend such meeting, in person or by proxy, or otherwise cause its Subject Securities to be counted as present thereat for purposes of establishing a quorum, and it shall vote or consent (or cause to be voted or consented), in person or by proxy, all of its Subject Securities:
(i)    in favor of the Extension;

(ii)    in favor of a proposal to approve the adoption and approval of the Business Combination Agreement, the TKB Plan of Merger and the TKB Merger and the other transactions contemplated by the Business Combination Agreement;
(iii)    in favor of any other matters that would reasonably be expected to facilitate the consummation of the TKB Merger and the other transactions contemplated by the Business Combination Agreement, including any proposal to adjourn or postpone such meeting of the shareholders of TKB to a later date if there are not sufficient votes to approve the proposals referred to in Section 2.1(a)(ii); provided, however, that the foregoing shall not require any Shareholder to vote in favor of any waiver, modification or amendment to the terms of the Business Combination Agreement, or any other agreement or arrangement that would have the effect of waiving, amending or modifying the Business Combination Agreement, that would be less favorable in any material respect to such Shareholder than the Business Combination Agreement as in effect on the date hereof;
(iv)    against any TKB Acquisition Proposal; and
(v)    against any amendments to the TKB Organizational Documents (other than as may be provided for in the Business Combination Agreement or as may be required to effect the TKB Merger or the other transactions contemplated by the Business Combination Agreement) or other proposal or transaction involving TKB, that would reasonably be expected to (A) impede, frustrate, interfere with, delay, postpone or materially adversely affect in any manner the TKB Merger or the other transactions contemplated by the Business Combination Agreement, (B) change, in any manner, the voting rights of any class of share capital of TKB, (C) result in any condition to the consummation of the TKB Merger set forth in Article VI of the Business Combination Agreement not being fulfilled or (D) result in a breach of any covenant, representation or warranty or other obligation or agreement of TKB under the Business Combination Agreement or any Shareholder under this Agreement in any material respect. NoShareholder shall commit or agree to take any action inconsistent with the foregoing that would be effective prior to the expiry of the Voting Period.
(b)    For the avoidance of doubt, except as explicitly set forth in this Section 2.1, nothing in this Agreement shall limit the right of the Shareholders to vote in favor of, against or abstain with respect to any other matters presented to the shareholders of TKB. Nothing in this Agreement shall obligate the Shareholders to exercise any option or any other right to acquire any TKB Shares.
(c)    Each Shareholder hereby covenants and agrees that it shall not enter into any agreement or undertaking, and shall not commit or agree to take any action that would restrict or interfere with its obligations pursuant to this Agreement.
(d)    Each Shareholder irrevocably and unconditionally agrees not to redeem any of its, his or her TKB Shares in connection with the TKB Merger or the Extension.
Section 2.2    Grant of Irrevocable Proxy.
(a)    In furtherance of Section 2.1(a), subject to Section 2.2(b) and the proviso set forth below, each Shareholder hereby irrevocably grants to, constitutes and appoints Wejo and up to two (2) of Wejo’s designated representatives (each such proxy and attorney-in-fact and “Authorized Party” and together, the “Authorized Parties”), and each of them individually, as the Shareholder’s proxy and attorney-in-fact (with full power of substitution and re-substitution) for and in the name, place and stead of such Shareholder, to attend at the TKB Shareholders’ Meeting or any other duly called meeting of the shareholders of TKB (or any adjournment, recess, reconvening or postponement thereof) and to vote the Subject Securities at the TKB Shareholders’ Meeting or any other duly called meeting of the shareholders of TKB (or any adjournment, recess, reconvening or postponement thereof) or in any action by written consent of the shareholders of TKB in lieu of such a meeting, in each case, during the Voting Period, and solely on the matters and in the manner specified in Section 2.1(a) (the “Proxy” and the “Power of Attorney”, respectively). For the avoidance of doubt, the Proxy shall be effective for all actions by written consent of the shareholders of TKB during the Voting Period with respect to the matters set forth in Section 2.1(a).

(b)    It is hereby agreed that the Authorized Parties will use any Proxy and Power of Attorney granted by such Shareholder in accordance with applicable Law in all material respects and will only vote the Subject Securities subject to such Proxy of Attorney with respect to the matters and in the manner specified in Section 2.1(a). Subject to the foregoing sentence, following the grant of the Proxy of Attorney pursuant to Section 2.2(a), the vote of an Authorized Party shall control in any conflict between the vote by an Authorized Party of such Subject Securities and any other vote by such Shareholder of its Subject Securities during the Voting Period and such Shareholder hereby ratifies and confirms all that the Authorized Persons shall do or cause to be done by virtue hereof.
(c)    Each Shareholder hereby affirms that the Proxy and Power of Attorney granted pursuant to this Section 2.1(d) are given in connection with, and in consideration of, the execution of the Business Combination Agreement by Wejo, and given to secure the performance of the Shareholder’s duties under this Agreement.
(d)    The Proxy and Power of Attorney granted pursuant to this Section 2.1(d) by the Shareholders shall be irrevocable, shall be deemed to be coupled with an interest sufficient in Law to support an irrevocable proxy and power of attorney and shall revoke any and all prior proxies and powers of attorney granted by the Shareholders to the extent inconsistent with the Proxy and Power of Attorney granted pursuant to this Agreement. This Agreement is intended to take effect as deed for the purposes of the laws of the Cayman Islands even if the parties may only execute under hand. Any Proxy and Power of Attorney granted hereunder shall automatically terminate, and any underlying appointment shall automatically be revoked and rescinded and of no force and effect, upon the termination of this Agreement in accordance with its terms.
(e)    Each Shareholder hereby further agrees that it will not intentionally take any action or fail to take any action with the purpose of causing Wejo to fail to recognize the Proxy and Power of Attorney at the TKB Shareholders’ Meeting or any other duly called meeting of the shareholders of TKB.
(f)    Each Shareholder shall take further action or execute such other instruments as may be necessary to effectuate the intent of the Proxy and Power of Attorney.
Section 2.3    Waiver of Anti-Dilution Provision. Subject to and contingent upon the consummation of the TKB Merger, each Shareholder hereby waives (for itself, for its successors, heirs and assigns), and agrees not to exercise, assert or claim, to the fullest extent permitted by law and the amended and restated memorandum and articles of association of TKB (as may be amended from time to time, the “Articles”), the provisions of Section 17 of the Articles to have the TKB Class B Shares convert to TKB Class A Shares at a ratio of greater than one-for-one. The waiver specified in this Section 2.3 shall be applicable only in connection with the transactions contemplated by the Business Combination Agreement and this Agreement (and any shares of TKB Class A Shares or equity-linked securities issued in connection with the transactions contemplated by the Business Combination Agreement and this Agreement) and shall be void and of no force and effect if the Business Combination Agreement shall be terminated for any reason.
Section 2.4    Sponsor Forfeiture. Immediately prior to, and subject to the Closing, Sponsor shall irrevocably forfeit and surrender for no consideration and without any further action of any party up to an aggregate amount equal to 1,725,000 TKB Class B Shares and 3,225,000 TKB Private Warrants, which shall be inclusive of any TKB Class B Shares and TKB Private Warrants that Sponsor has agreed to forfeit in favor of the Forward Purchasers pursuant to those certain subscription agreements executed between Sponsor and the Forward Purchasers prior to the date hereof (the “Sponsor Inducement Securities”), as Sponsor may determine in its sole discretion, in order to secure (a) the financing commitments referred to in Section 5.19 of the Business Combination Agreement and (b) private investments in public equity of TKB; provided that with respect to any Sponsor Inducement Securities that are not forfeited by Sponsor at or prior to the Closing, Sponsor shall irrevocably forfeit and surrender for no consideration and without any further action of any party for the benefit of Wejo an aggregate amount equal to 50% of such non-forfeited Sponsor Inducement Securities effective immediately upon Closing.

ARTICLE III
COVENANTS
Section 3.1    Subject Securities.
(a)    Each Shareholder hereby irrevocably and unconditionally agrees that during the Voting Period it shall not, without Wejo’s prior written consent, directly or indirectly (i) (A) offer for sale, sell (including short sales), transfer, tender, pledge, encumber, hypothecate, loan, assign or otherwise dispose of (including by gift, merger, tendering into any tender offer or exchange offer or otherwise) (collectively, a “Transfer”), or enter into any contract, option, derivative, forward sale, hedging or similar transaction by which any economic risks or rewards or ownership of, or voting rights with respect to Subject Securities are Transferred or affected, or other agreement or arrangement or understanding (including any profit- or loss-sharing arrangement) with respect to or related to any or all of the Subject Securities or (B) consent to or approve any of the foregoing in this clause (i), or (ii) grant any proxies or powers of attorney with respect to, or deposit into a voting trust or enter into a voting arrangement, whether by proxy, voting agreement or otherwise with respect to, or related to any or all of the Subject Securities or agree, commit or enter into any understanding to enter into any such voting trust, voting arrangement, proxy or voting agreement, or (iii) permit to exist any Lien with respect to any or all of the Subject Securities other than those created by this Agreement; provided, that (1) each Shareholder may Transfer any of its Subject Securities or any interest contained therein to any of its Affiliates, (2) Sponsor may Transfer any of its Subject Securities pursuant to the terms of the subscription agreements executed between Sponsor and the Forward Purchasers and the assignment and assumption agreement between Sponsor and Wejo Group Limited dated January 5, 2023, and (3) Sponsor may Transfer its Subject Securities pursuant to Section 2.4; provided, however, that (x) the effectiveness of any such Transfer pursuant to the preceding numeral (1) shall be conditioned on the transferee agreeing in writing (in form and substance reasonably acceptable to Wejo) to assume all of the obligations of a Shareholder hereunder and to be bound by the provisions of this Agreement and (y) any such Transfer pursuant to the preceding numeral (1) shall not relieve such Shareholder from any liability or obligations hereunder. Any Transfer in violation of this Section 3.1(a) with respect to a Shareholder’s Subject Securities shall be null and void. Nothing in this Agreement shall prohibit direct or indirect transfers of equity or other interests in a Shareholder.
(b)    If any involuntary Transfer of the Subject Securities occurs (including a sale by a Shareholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall, subject to applicable Law, take and hold such Subject Securities subject to all of the restrictions, obligations, liabilities and rights under this Agreement, which shall continue in full force and effect in accordance with the terms and conditions hereof until the expiry of the Voting Period.
(c)    In the event of an issue of bonus shares, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, or other receipt of TKB Shares, the term “Subject Securities” shall be deemed to refer to and include the Subject Securities initially subject to this Agreement as well as all such additional TKB Shares acquiredor received by the Shareholder in connection with any share dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction referred to above and any securities into which or for which any or all of the Subject Securities may be changed or exchanged or which are received in such transaction or otherwise acquired or received.
(d)    Each Shareholder agrees, during the Voting Period, to notify Wejo in writing of the number of any new TKB Shares or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in ARTICLE II acquired or otherwise obtained by such Shareholder, if any, from and after the date hereof, as soon as reasonably practicable after acquiring or otherwise obtaining such new TKB Shares.
Section 3.2    Non-Solicitation. During the Voting Period, each Shareholder shall, and shall cause its Representatives to, comply with the covenants set forth in Section 5.7(a) of the Business Combination Agreement (subject to any exceptions therein) applicable to TKB as if such covenants were applicable to the Shareholder, mutatis mutandis. For the avoidance of doubt, in no event shall a Shareholder be liable for the termination fees provided for under Section 7.2(c) of the Business Combination Agreement, or any other amounts payable pursuant to the Business Combination Agreement.
Section 3.3    Shareholder’s Capacity. All agreements and understandings made herein shall be made solely in each Shareholder’s capacity as a holder of the Subject Securities and not in any other capacity. Nothing contained in this Agreement shall prevent, limit or affect a Shareholder or any Person affiliated with such Shareholder, as applicable, from exercising his or her fiduciary duties as a director or officer of TKB pursuant to applicable Law to the extent permitted under the Business Combination Agreement, and the restrictions set forth in this Agreement shall only apply to a Shareholder in his, her or its capacity as a shareholder of TKB.
Section 3.4    Waiver of Appraisal and Dissenters Rights. Each Shareholder (a) hereby irrevocably and unconditionally waives, and agrees to prevent the exercise of, any and all rights to require appraisal of the Subject Securities pursuant to Section 238 of the Cayman Companies Act or otherwise to dissent from the transactions contemplated by the Business Combination Agreement, including the TKB Merger, and (b) agrees not to commence or join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to any claim, derivative or otherwise, against Wejo, Merger Sub 1, Merger Sub 2, TKB or any of their respective successors (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (ii) alleging breach of fiduciary duty of any Person in connection with the negotiation and entry into the Business Combination Agreement or any other Transaction Agreement.
Section 3.5    Further Assurances. Each Shareholder shall, from time to time, at the written request of Wejo, perform or cause to be performed such further acts and to execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as are reasonably necessary or appropriate to vest in Wejo the power to carry out and give effect to the provisions of this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS
Each Shareholder (solely with respect to itself, himself or herself and not with respect to any other Shareholder) hereby represents and warrants to Wejo as follows:
Section 4.1    Due Organization and Authorization. If a Shareholder is a corporation, partnership, limited liability company, limited liability partnership, syndicate, trust, association, organization or other entity, (a) it is duly organized, validly existing, and to the extent applicable, in good standing under the laws of the jurisdiction of its organization, (b) such Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and (c) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by such Shareholder have been duly authorized by all necessary action on the part of such Shareholder. If a Shareholder is an individual, such Shareholder has the requisite legal capacity, right and authority to execute, deliver and perform such Shareholder obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Shareholder and, assuming the due authorization, execution and delivery by Wejo, constitutes a valid and binding obligation of such Shareholder, enforceable against it in accordance with its terms, except to the extent enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity.
Section 4.2    Ownership of Shares. Schedule I hereto sets forth opposite the each Shareholder’s name the number of Subject Securities over which such Shareholder has legal and beneficial ownership as of the date hereof. As of the date hereof, such Shareholder is the lawful owner of the Subject Securities denoted as being legally and beneficially owned by such Shareholder and has the sole power to vote or cause to be voted such Subject Securities. Except as set forth on Schedule 4.2 hereto, as of the date hereof, such Shareholder d oes not own or hold any right to acquire any additional shares of any class of share capital of TKB or other securities of TKB or any interest therein or any voting rights with respect to any securities of TKB other than the Subject Securities. The Shareholder has good and valid title to the Subject Securities denoted as being legally and beneficially owned by such Shareholder on Schedule I, free and clear of any and all Liens of any nature or kind whatsoever, other than (a) those created by this Agreement, or (b) those imposed under applicable securities Law. Such Shareholder has the sole right to dispose of the Subject Securities with no restrictions, subject to the provisions of the agreement entered into by and between TKB, Sponsor and certain officers and directors of TKB, dated as of October 26, 2021, relating to the underwriting of TKB’s initial public offering, its organizational documents and applicable securities laws on its rights of disposition of the Subject Securities. As of the date of this Agreement, except as contemplated by this Agreement and except as set forth in the subscription agreements executed between Sponsor and the Forward Purchasers and the assignment and assumption agreement between Sponsor and Wejo Group Limited dated January 5, 2023, (i) there are no agreements or arrangement of any kind, contingent or otherwise, obligating the Shareholder to Transfer or cause to be Transferred any Subject Securities and (ii) no Personhas any contractual or other right or obligation to purchase or otherwise acquire any of such Subject Securities.
Section 4.3    No Conflicts; Consents
(a)    The execution and delivery of this Agreement by such Shareholder does not, and the performance by such Shareholder of the obligations under this Agreement and the compliance by it with any provisions hereof do not and will not: (i) conflict with or violate any applicable Law applicable to such Shareholder, (ii) if such Shareholder is a corporation, contravene or conflict with, or result in any violation or breach of, any provision of any charter, certificate of incorporation, articles of association, by-laws, operating agreement or similar formation or governing documents and instruments of such Shareholder, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Subject Securities pursuant to any Contract to which such Shareholder is a party or by which such Shareholder is bound, except, in the case of clause (i) or (iii), as would not reasonably be expected, either individually or in the aggregate, to impair the ability of such Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.
(b)    No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person is required by such Shareholder in connection with the execution and delivery of this Agreement or the consummation by such Shareholder of the transactions contemplated hereby, except for compliance with applicable requirements of the Exchange Act or any other securities Laws and the rules and regulations promulgated thereunder.
Section 4.4    Absence of Litigation. As of the date hereof, there is no Action pending against, or, to the knowledge of such Shareholder, threatened against such Shareholder that would reasonably be expected to impair such Shareholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.
Section 4.5    Absence of Other Voting Agreement. Except for this Agreement, such Shareholder has not: (a) entered into any voting agreement, voting trust or similar agreement with respect to any Subject Securities or other equity securities of TKB owned by such Shareholder, or (b) granted any proxy, consent or power of attorney with respect to any Subject Securities (other than as contemplated by this Agreement).
Section 4.6    No Finder’s Fees. No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement based upon the arrangements made by or on behalf of such Shareholder in his, her or its capacity as such.
Section 4.7    Reliance. Each Shareholder has been represented by or had opportunity to be represented by independent counsel, and that it or its authorized officers have carefully read and fully understand this Agreement and the Business Combination Agreement. Each Shareholder understands and acknowledges that Wejo is entering into the Business Combination Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF WEJO
Wejo hereby represents and warrants to each Shareholder as follows:
Section 5.1    Due Organization and Authorization. Wejo is duly organized, validly existing, and in good standing under the laws of Bermuda. Wejo has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Wejo have been duly authorized by all necessary action on the part of Wejo. This Agreement has been duly executed and delivered by Wejo and, assuming the due authorization, execution and delivery by the Shareholder, constitutes a valid and binding obligation of Wejo, enforceable against Wejo in accordance with its terms, except to the extent enforceability (a) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (b) is subject to general principles of equity, whether considered in a proceeding at law or in equity.
Section 5.2    No Conflicts; Consents.
(a)    The execution and delivery of this Agreement by Wejo does not, and the performance by Wejo of the obligations under this Agreement and the compliance by Wejo with any provisions hereof do not and will not: (i) conflict with or violate any applicable Law applicable to Wejo, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any charter, certificate of incorporation, articles of association, by-laws, operating agreement or similar formation or governing documents and instruments of Wejo, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under any Contract to which Wejo is a party or by which Wejo is bound, except, in the case of clause (i) or (iii), as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of Wejo to perform its obligations hereunder or to consummate the transactions contemplated hereby.
(b)    No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person is required by or with respect to Wejo in connection with the execution and delivery of this Agreement or the consummation by Wejo of the transactions contemplated hereby, except for filings with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the consummation of the transactions contemplated hereby.
ARTICLE VI
TERMINATION
Section 6.1    Termination. This Agreement shall automatically terminate, and none of Wejo or any Shareholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earliest to occur of: (a) a written agreement between Wejo and each Shareholder to terminate this Agreement; (b) the Effective Time; (c) the date of any waiver, modification or amendment to the terms of the Business Combination Agreement that would cause the Business Combination Agreement, as amended, to be less favorable in any material respect to each Shareholder than the Business Combination Agreement as in effect on the date hereof; and (d) the valid termination of the Business Combination Agreement in accordance with its terms. The termination of this Agreement shall not prevent a party hereto from seeking any remedies (at law or in equity) against the other party hereto or relieve such party from liability for such party’s intentional and material breach of any terms of this Agreement. Notwithstanding anything to the contrary herein, the provisions of ARTICLE VII shall survive the termination of this Agreement.

ARTICLE VII
MISCELLANEOUS
Section 7.1    Publication. Each Shareholder hereby permits TKB and Wejo to publish and disclose publicly such Shareholder’s identity and ownership of its Subject Securities and the nature of its commitments, arrangements and understandings pursuant to this Agreement in any announcement or disclosure required by the SEC or other Governmental Authority, the Joint Proxy Statement, the Registration Statement, any filing required under Section 13 or 16 of the Exchange Act or any other disclosure document in connection with the TKB Merger or any of the other transactions contemplated by the Business Combination Agreement, in each case as determined by TKB or Wejo (in their respective sole discretion) to be required to be disclosed. The Shareholder agrees to promptly give to TKB and Wejo any information as they may reasonably require for the preparation of any such disclosure documents. Each Shareholder hereby agrees to promptly notify TKB and Wejo of any required corrections with respect to any written information supplied by such Shareholder specifically for use in any such disclosure document, if and to the extent that any shall have come false or misleading in any material respect.
Section 7.2    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Wejo any direct or indirect ownership or incidence of ownership of or with respect to the Subject Securities. All rights, ownership and economic benefits of and relating to the Subject Securities shall remain vested in and belong to the applicable Shareholder, and Wejo shall have no authority to direct any Shareholder in the voting or disposition of any of the Subject Securities except as otherwise provided herein.
Section 7.3    Fees and Expenses. Each party shall be responsible for its own fees and expenses (including the fees and expenses of investment bankers, accountants and counsel) in connection with the entering into and performance under this Agreement and the consummation of the transactions contemplated hereby and by the Business Combination Agreement.
Section 7.4    Amendments, Waivers, etc. No provision of this Agreement may be amended, changed, supplemented or otherwise modified, except upon the execution and delivery of a written agreement executed by Wejo and each Shareholder. No provision of this Agreement may be waived, except upon the execution and delivery of a written agreement executed by the parties hereto. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to demand compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.
Section 7.5    Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by electronic mail (notice deemed given upon transmission; provided that, electronic mail received after 6:00 p.m. Eastern Time shall be deemed received on the day following the date of transmission, and provided further that there is no return error message or other notification of non-delivery received by the sender), sent via facsimile (receipt confirmed) or sent by a nationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to Wejo:

Wejo Group Limited
ABC Building, 21-23 Quay Street
M3 4AE Manchester, United Kingdom
Attention:	Mina Bhama, General Counsel
Email	mina.bhama@wejo.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom (UK) LLP
40 Bank Street, Canary Wharf
London E14 5DS, United Kingdom
Attention:	Denis Klimentchenko
Email	denis.klimentchenko@skadden.com
and if to a Shareholder, to it at the address set forth in Schedule I, or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.
Section 7.6    Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 7.7    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
Section 7.8    Entire Agreement; Assignment. This Agreement, together with the Business Combination Agreement, constitutes the entire agreement between the parties hereto, with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof. This Agreement shall not be assigned (a) by any Shareholder by operation of law or otherwise without the prior written consent of Wejo or (b) by Wejo without the prior written consent of the Shareholders; provided, however, that Wejo may assign this Agreement to any of its Affiliates or any successor-in-interest, by operation of law or otherwise.
Section 7.9    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, other than as contemplated under Section 6.1, Section 7.1 and Section 7.4, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
Section 7.10    Interpretation. When a reference is made in this Agreement to an Article, a Section or Schedule, such reference shall be to an Article of, a Section of or Schedule to, this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References to a Person are also to its permitted assigns and successors. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement. Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a business day, the party having such right or duty shall have until the next business day to exercise such right or discharge such duty.

Section 7.11    Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
Section 7.12    Specific Performance; Submission to Jurisdiction.
(a)    The parties hereto agree that irreparable injury, for which monetary damages (even if available) would not be an adequate remedy, will occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each party hereto shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other party, a decree or order of specific performance specifically enforcing the terms and provisions of this Agreement and any further equitable relief, this being in addition to any other remedy to which such party is entitled under the terms of this Agreement, at Law or in equity. The parties’ rights in this Section 7.12 are an integral part of the transactions contemplated hereby and each party hereby waives any objections to any remedy referred to in this Section 7.12 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). For avoidance of doubt, each party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any party. In the event any party seeks any remedy referred to in this Section 7.12, such party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.
(b)    Each of the parties hereto irrevocably and unconditionally (i) consents to submit itself to the personal jurisdiction of the state or federal courts located in the State of New York, and any appellate court from any thereof, for the purpose of any action or proceeding arising out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the state or federal courts located in the State of New York, and any appellate court from any thereof and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such court. Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each party irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 7.12 in the manner provided for notices in Section 7.5. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by applicable Law.
Section 7.13    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF WEJO OR ANY SHAREHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.13.
Section 7.14    No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship between any Shareholder and Wejo and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.
Section 7.15    No Agreement Until Executed. This Agreement shall not be effective unless and until the Business Combination Agreement is executed and delivered by all parties thereto.

Section 7.16    No Survival of Representations and Warranties. The respective representations and warranties of each Shareholder and Wejo contained herein shall not survive the closing of the transactions contemplated hereby and by the Business Combination Agreement.
Section 7.17    Counterparts; Electronic Signatures. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of a signature page to this Agreement by electronic means, including docusign, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

WEJO GROUP LIMITED

By:
Name:
Title:

TKB SPONSOR I, LLC

By:
Name: Angela Blatteis
Title: Manager

By:
Name: Greg Klein
Title: Manager

By:
Name: Philippe Tartavull
Title: Manager

SHAREHOLDERS:

By:
Name: Frank Levinson

By:
Name: Michael Herson

By:
Name: Ryan O’Hara

By:
Name: William Zerella

[Signature Page to Sponsor Voting Agreement]

Annex E
FORM OF WEJO VOTING AGREEMENT
This VOTING AGREEMENT (“Agreement”) is dated as of [●], 2023, by and between TKB Critical Technologies 1, an exempted company incorporated under the laws of the Cayman Islands (“TKB”) and [●] (“Shareholder”).
W I T N E S S E T H:
WHEREAS, as of the date hereof, the Shareholder is the beneficial owner (as defined in Rule 13d-3 and 13d-5(b)(1) of the Exchange Act, which meaning will apply for all purposes of this Agreement whenever the term “beneficial” or “beneficially” is used) of the number of common shares, par value $0.001 per common share, in Wejo Group Limited, an exempted company limited by shares incorporated under the laws of Bermuda (“Wejo”) (“Wejo Common Shares”) set forth opposite the Shareholder’s name in Schedule I hereto (such Wejo Common Shares together with any other Wejo Common Shares over which the Shareholder acquires beneficial ownership (including pursuant to Section 3.1(b)) during the period from the date hereof through the termination of this Agreement, are collectively referred to herein as the “Subject Shares”).
WHEREAS, concurrently with the execution and delivery of this Agreement, TKB, Wejo and the other parties thereto entered into that certain Business Combination Agreement (“Business Combination Agreement”), pursuant to which, (a) at the Wejo Effective Time, Merger Sub 2 will, subject to the terms and conditions set forth in the Business Combination Agreement, merge with and into Wejo with Wejo surviving such merger (“Wejo Merger”), so that immediately following the Wejo Merger, Wejo will be a wholly owned subsidiary of Holdco and (b) at the TKB Effective Time, Merger Sub 1 will, subject to the terms and conditions set forth in the Business Combination Agreement, merge with and into TKB with TKB surviving such merger (“TKB Merger”), so that immediately following the TKB Merger, TKB will be a wholly owned subsidiary of Holdco;
WHEREAS, a majority of the votes cast at any Annual General Meeting or Special General Meeting of the shareholders of Wejo will be required to approve the Wejo Merger and the other transactions contemplated by the Business Combination Agreement as a condition to the Wejo Merger being consummated; and
WHEREAS, as an inducement to TKB’s willingness to enter into the Business Combination Agreement, TKB and the Shareholder are entering into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Capitalized Terms. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Business Combination Agreement.
ARTICLE II
VOTING AGREEMENT AND IRREVOCABLE PROXY
Section 2.1    Agreement to Vote the Subject Shares During the Voting Period. The Shareholder hereby irrevocably and unconditionally agrees that, during the period from the date hereof through the termination of this Agreement pursuant to Section 6.1 (the “Voting Period”), at any duly called Annual General Meeting, Special General Meeting or any other meeting of the shareholders of Wejo (or any adjournment, reconvening or postponement thereof), and in any action by written consent of the shareholders of Wejo in lieu of such a meeting, it shall, and shall cause any other holder of record of the Subject Shares to, if such a meeting is held, attend such meeting, in person or by proxy, or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and it shall vote or consent (or cause to be voted or consented), in person or by proxy, all of its Subject Shares:
(a)    in favor of a proposal to approve the Wejo Merger and the other transactions contemplated by the Business Combination Agreement;
(b)    in favor of any other matters that would reasonably be expected to facilitate the consummation of the Wejo Merger and the other transactions contemplated by the Business Combination Agreement, including any proposal to adjourn or postpone such Annual General Meeting, Special General Meeting or any other meeting of the shareholders of Wejo to a later date if there are not sufficient votes to approve the Wejo Merger and the other transactions contemplated by the Business Combination Agreement; provided, however, that the foregoing shall not require the Shareholder to vote in favor of any waiver, modification or amendment to the terms of the Business Combination Agreement, or any other agreement or arrangement that would have the effect of waiving, amending or modifying the Business Combination Agreement, that would be less favorable in any material respect to the Shareholder than the Business Combination Agreement as in effect on the date hereof (excluding, in all cases, any amendments affecting shareholders of Wejo who are directors, officers or employees of Wejo in their capacities as such);
(c)    against any Wejo Acquisition Proposal; and
(d)    against any amendments to the Wejo Organizational Documents (other than as may be provided for in the Business Combination Agreement or as may be required to effect the Wejo Merger or the other transactions contemplated by the Business Combination Agreement) or other proposal or transaction involving Wejo or any Wejo Subsidiary, in each case, that would reasonably be expected to (i) impede, frustrate, interfere with, delay, postpone or materially adversely affect in any manner the Wejo Merger or the other transactions contemplated by the Business Combination Agreement, (ii) change, in any manner, the voting rights of any class of share capital of Wejo, (iii) result in any condition to the consummation of the Mergers set forth in Article VI of the Business Combination Agreement not being fulfilled or (iv) result in a breach of any covenant, representation or warranty or other obligation or agreement of Wejo under the Business Combination Agreement or the Shareholder under this Agreement in any material respect. The Shareholder shall not commit or agree to take any action inconsistent with the foregoing that would be effective prior to the expiry of the Voting Period.
For the avoidance of doubt, except as explicitly set forth in this Section 2.1, nothing in this Agreement shall limit the right of the Shareholder to vote in favor of, against or abstain with respect to any other matters presented to the shareholders of Wejo. Nothing in this Agreement shall obligate the Shareholder to exercise any option or any other right to acquire any Wejo Common Shares.
The Shareholder hereby covenants and agrees that it shall not enter into any agreement or undertaking, and shall not commit or agree to take any action that would restrict or interfere with its obligations pursuant to this Agreement.
Section 2.2    Grant of Irrevocable Proxy.
(a)    In furtherance of Section 2.1, subject to Section 2.2(b) and the proviso set forth below, the Shareholder hereby irrevocably grants to and appoints TKB and up to two (2) of TKB’s designated representatives (the “Authorized Parties”), and each of them individually, as the Shareholder’s proxy (with full power of substitution and re-substitution) for and in the name, place and stead of the Shareholder, to attend all Annual General Meetings, Special General Meetings or any other meetings of the shareholders of Wejo (or any adjournment, recess, reconvening or postponement thereof) and to vote the Subject Shares at any Annual General Meeting, Special General Meeting or any other meeting of the shareholders of Wejo (or any adjournment, recess, reconvening or postponement thereof) or in any action by written consent of the shareholders of Wejo in lieu of such a meeting, in each case, during the Voting Period, and solely on the matters and in the manner specified in Section 2.1 (the “Proxy”). For the avoidance of doubt, the Proxy shall be effective for all actions by written consent of the shareholders of Wejo during the Voting Period with respect to the matters set forth in Section 2.1.

(b)    It is hereby agreed that the Authorized Parties will use any Proxy granted by the Shareholder in accordance with applicable Law in all material respects and will only vote the Subject Shares subject to such Proxy with respect to the matters and in the manner specified in Section 2.1. Subject to the foregoing sentence, following the grant of the Proxy pursuant to Section 2.2(a), the vote of an Authorized Party shall control in any conflict between the vote by an Authorized Party of such Subject Shares and any other vote by the Shareholder of its Subject Shares during the Voting Period.
(c)    The Shareholder hereby affirms that any Proxy granted pursuant to this Section 2.2 is given in connection with, and in consideration of, the execution of the Business Combination Agreement by TKB, and that any such Proxy will be given to secure the performance of the Shareholder’s duties under this Agreement.
(d)    Any Proxy granted pursuant to this Section 2.2 by the Shareholder shall be irrevocable, shall be deemed to be coupled with an interest sufficient in Law to support an irrevocable proxy and shall revoke any and all prior proxies granted by the Shareholder to the extent inconsistent with the Proxy granted pursuant to this Agreement. Any Proxy granted hereunder shall automatically terminate, and any underlying appointment shall automatically be revoked and rescinded and of no force and effect, upon the termination of this Agreement in accordance with its terms.
(e)    The Shareholder hereby further agrees that it will not intentionally take any action or fail to take any action with the purpose of causing Wejo to fail to recognize the Proxy at any Annual General Meeting, Special General Meeting or other meeting of the shareholders of Wejo.
(f)    The Shareholder shall take further action or execute such other instruments as may be necessary to effectuate the intent of the Proxy.
ARTICLE III
COVENANTS
Section 3.1    Subject Shares.
(a)    The Shareholder agrees that during the Voting Period it shall not, without TKB’s prior written consent, directly or indirectly (i) (A) offer for sale, sell (including short sales), transfer, tender, pledge, encumber, hypothecate, loan, assign or otherwise dispose of (including by gift, merger, tendering into any tender offer or exchange offer or otherwise) (collectively, a “Transfer”), or enter into any contract, option, derivative, forward sale, hedging or similar transaction by which any economic risks or rewards or ownership of, or voting rights with respect to Subject Shares are Transferred or affected, or other agreement or arrangement or understanding (including any profit- or loss-sharing arrangement) with respect to or related to any or all of the Subject Shares or (B) consent to or approve any of the foregoing in this clause (i), or (ii) grant any proxies or powers of attorney with respect to, or deposit into a voting trust or enter into a voting arrangement, whether by proxy, voting agreement or otherwise with respect to, or related to any or all of the Subject Shares or agree, commit or enter into any understanding to enter into any such voting trust, voting arrangement, proxy or voting agreement, or (iii) permit to exist any Lien with respect to any or all of the Subject Shares other than those created by this Agreement; provided, that the Shareholder may Transfer (a) such number of Subject Shares as may be required to settle any Tax liability of the Shareholder arising from the vesting of any Wejo RSU Awards during the Voting Period, and (b) any of its Subject Shares or any interest contained therein to any of its Affiliates; provided, however, that (x) the effectiveness of any Transfer pursuant to the preceding letter (b) shall be conditioned on the transferee agreeing in writing (in form and substance reasonably acceptable to TKB) to assume all of the obligations of the Shareholder hereunder and to be bound by the provisions of this Agreement and (y) any Transfer pursuant to the preceding letter (b) shall not relieve the Shareholder from any liability or obligations hereunder. Any Transfer in violation of this Section 3.1(a) with respect to the Shareholder’s Subject Shares shall be null and void. Nothing in this Agreement shall prohibit direct or indirect transfers of equity or other interests in a Shareholder.
(b)    If any involuntary Transfer of the Subject Shares occurs (including a sale by the Shareholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall, subject to applicable Law, take and hold such Subject Shares subject to all of the restrictions, obligations, liabilities and rights under this Agreement, including the Proxy, which shall continue in full force and effect in accordance with the terms and conditions hereof until the expiry of the Voting Period.
(c)    In the event of an issue of bonus shares, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, or other receipt of Wejo Common Shares, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares initially subject to this Agreement as well as all such additional Wejo Common Shares acquired or received by the Shareholder in connection with any share dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction referred to above and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction or otherwise acquired or received.
(d)    The Shareholder agrees, during the Voting Period, to notify TKB in writing of the number of any new Wejo Common Shares or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in ARTICLE II acquired or otherwise obtained by the Shareholder, if any, from and after the date hereof, as soon as reasonably practicable after acquiring or otherwise obtaining such new Wejo Common Shares.
Section 3.2    Non-Solicitation. During the Voting Period, the Shareholder shall, and shall cause its Representatives to, comply with the covenants set forth in [Section 5.6(a)] of the Business Combination Agreement (subject to any exceptions therein) applicable to Wejo as if such covenants were applicable to the Shareholder, mutatis mutandis. For the avoidance of doubt, in no event shall the Shareholder be liable for the termination fees provided for under [Section 7.2(b)] of the Business Combination Agreement, or any other amounts payable pursuant to the Business Combination Agreement.
Section 3.3    Shareholder’s Capacity. All agreements and understandings made herein shall be made solely in the Shareholder’s capacity as a holder of the Subject Shares and not in any other capacity. Nothing contained in this Agreement shall prevent, limit or affect the Shareholder or any Person affiliated with the Shareholder, as applicable, from exercising his or her fiduciary duties as a director or officer of Wejo pursuant to applicable Law to the extent permitted under the Business Combination Agreement, and the restrictions set forth in this Agreement shall only apply to the Shareholder in his, her or its capacity as a shareholder of Wejo.
Section 3.4    Waiver of Appraisal and Dissenters Rights. The Shareholder (a) hereby irrevocably and unconditionally waives, and agrees to prevent the exercise of, any and all rights to require appraisal of the Subject Shares pursuant to Bermuda Law or otherwise to dissent from the transactions contemplated by the Business Combination Agreement, including the Wejo Merger and the Merger, and (b) agrees not to commence or join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to any claim, derivative or otherwise, against Wejo, Merger Sub 1, Merger Sub 2, TKB or any of their respective successors (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (ii) alleging breach of fiduciary duty of any Person in connection with the negotiation and entry into the Business Combination Agreement or any other Transaction Agreement.
Section 3.5    Further Assurances. The Shareholder shall, from time to time, at the written request of TKB, perform or cause to be performed such further acts and to execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as are reasonably necessary or appropriate to vest in TKB the power to carry out and give effect to the provisions of this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER
The Shareholder hereby represents and warrants to TKB as follows:
Section 4.1    Due Organization and Authorization. If the Shareholder is a corporation, partnership, limited liability company, limited liability partnership, syndicate, trust, association, organization or other entity, (a) it is duly organized, validly existing, and to the extent applicable, in good standing under the laws of the jurisdiction of its organization, (b) the Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and (c) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Shareholder have been duly authorized by all necessary action on the part of the Shareholder. If the Shareholder is an individual, the Shareholder has the requisite legal capacity, right and authority to execute, deliver and perform the Shareholder’s obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Shareholder and, assuming the due authorization, execution and delivery by TKB, constitutes a valid and binding obligation of the Shareholder, enforceable against it in accordance with its terms, except to the extent enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity.
Section 4.2    Ownership of Shares.    Schedule I hereto sets forth opposite the Shareholder’s name the number of Wejo Common Shares over which the Shareholder has legal and beneficial ownership as of the date hereof. As of the date hereof, the Shareholder is the lawful owner of the Wejo Common Shares denoted as being legally and beneficially owned by the Shareholder and has the sole power to vote or cause to be voted such Wejo Common Shares. Except as set forth on Schedule 4.2 hereto, as of the date hereof, the Shareholder does not own or hold any right to acquire any additional shares of any class of share capital of Wejo or other securities of Wejo or any interest therein or any voting rights with respect to any securities of Wejo other than the Subject Shares. The Shareholder has good and valid title to the Wejo Common Shares denoted as being legally and beneficially owned by the Shareholder on Schedule I, free and clear of any and all Liens of any nature or kind whatsoever, other than (a) those created by this Agreement, or (b) those imposed under applicable securities Law. The Shareholder has the sole right to dispose of the Subject Shares with no restrictions, subject to applicable securities laws on its rights of disposition of the Subject Shares. As of the date of this Agreement, except as contemplated by this Agreement, (i) there are no agreements or arrangement of any kind, contingent or otherwise, obligating the Shareholder to Transfer or cause to be Transferred any Subject Shares and (ii) no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Subject Shares.
Section 4.3    No Conflicts; Consents
(a)    The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of the obligations under this Agreement and the compliance by it with any provisions hereof do not and will not: (i) conflict with or violate any applicable Law applicable to the Shareholder, (ii) if the Shareholder is a corporation, contravene or conflict with, or result in any violation or breach of, any provision of any charter, certificate of incorporation, articles of association, by-laws, operating agreement or similar formation or governing documents and instruments of the Shareholder, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Subject Shares pursuant to any Contract to which the Shareholder is a party or by which the Shareholder is bound, except, in the case of clause (i) or (iii), as would not reasonably be expected, either individually or in the aggregate, to impair the ability of the Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.
(b)    No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person is required by the Shareholder in connection with the execution and delivery of this Agreement or the consummation by the Shareholder of the transactions contemplated hereby, except for compliance with applicable requirements of the Exchange Act or any other securities Laws and the rules and regulations promulgated thereunder.
Section 4.4    Absence of Litigation. As of the date hereof, there is no Action pending against, or, to the knowledge of the Shareholder, threatened against the Shareholder that would reasonably be expected to impair the Shareholders’ ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

Section 4.5    Absence of Other Voting Agreement. Except for this Agreement, the Shareholder has not: (a) entered into any voting agreement, voting trust or similar agreement with respect to any Subject Shares or other equity securities of Wejo owned by the Shareholder, or (b) granted any proxy, consent or power of attorney with respect to any Subject Shares (other than as contemplated by this Agreement).
Section 4.6    No Finder’s Fees. No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement based upon the arrangements made by or on behalf of the Shareholder in his, her or its capacity as such.
Section 4.7    Reliance. The Shareholder has been represented by or had opportunity to be represented by independent counsel, and that it or its authorized officers have carefully read and fully understand this Agreement and the Business Combination Agreement. The Shareholder understands and acknowledges that TKB is entering into the Business Combination Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF TKB
TKB hereby represents and warrants to the Shareholder as follows:
Section 5.1    Due Organization and Authorization. TKB is duly organized, validly existing, and in good standing under the laws of the Cayman Islands. TKB has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by TKB have been duly authorized by all necessary action on the part of TKB. This Agreement has been duly executed and delivered by TKB and, assuming the due authorization, execution and delivery by the Shareholder, constitutes a valid and binding obligation of TKB, enforceable against TKB in accordance with its terms, except to the extent enforceability (a) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (b) is subject to general principles of equity, whether considered in a proceeding at law or in equity.
Section 5.2    No Conflicts; Consents.
(a)    The execution and delivery of this Agreement by TKB does not, and the performance by TKB of the obligations under this Agreement and the compliance by TKB with any provisions hereof do not and will not: (i) conflict with or violate any applicable Law applicable to TKB, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any charter, certificate of incorporation, articles of association, by-laws, operating agreement or similar formation or governing documents and instruments of TKB, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under any Contract to which TKB is a party or by which TKB is bound, except, in the case of clause (i) or (iii), as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of TKB to perform its obligations hereunder or to consummate the transactions contemplated hereby.
(b)    No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person is required by or with respect to TKB in connection with the execution and delivery of this Agreement or the consummation by TKB of the transactions contemplated hereby, except for filings with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the consummation of the transactions contemplated hereby.

ARTICLE VI
TERMINATION
Section 6.1    Termination. This Agreement shall automatically terminate, and neither TKB nor the Shareholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earliest to occur of: (a) a written agreement between TKB and the Shareholder to terminate this Agreement; (b) the Effective Time; (c) the date of any waiver, modification or amendment to the terms of the Business Combination Agreement that would cause the Business Combination Agreement, as amended, to be less favorable in any material respect to the Shareholder than the Business Combination Agreement asin effect on the date hereof (excluding, in all cases, any amendments affecting shareholders of Wejo who are directors, officers or employees of Wejo in their capacities as such); and (d)the valid termination of the Business Combination Agreement in accordance with its terms. The termination of this Agreement shall not prevent a party hereto from seeking any remedies (at law or in equity) against the other party hereto or relieve such party from liability for such party’s intentional and material breach of any terms of this Agreement. Notwithstanding anything to the contrary herein, the provisions of ARTICLE VII shall survive the termination of this Agreement.
ARTICLE VII
MISCELLANEOUS
Section 7.1    Publication. The Shareholder hereby permits TKB and Wejo to publish and disclose publicly the Shareholder’s identity and ownership of Wejo Common Shares and the nature of its commitments, arrangements and understandings pursuant to this Agreement in any announcement or disclosure required by the SEC or other Governmental Authority, the Joint Proxy Statement, the Registration Statement, any filing required under Section 13 or 16 of the Exchange Act or any other disclosure document in connection with the Wejo Merger or any of the other transactions contemplated by the Business Combination Agreement, in each case as determined by TKB or Wejo (in their respective sole discretion) to be required to be disclosed. The Shareholder agrees to promptly give to TKB and Wejo any information as they may reasonably require for the preparation of any such disclosure documents. The Shareholder hereby agrees to promptly notify TKB and Wejo of any required corrections with respect to any written information supplied by the Shareholder specifically for use in any such disclosure document, if and to the extent that any shall have come false or misleading in any material respect.
Section 7.2    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in TKB any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Shareholder, and TKB shall have no authority to direct the Shareholder in the voting or disposition of any of the Subject Shares except as otherwise provided herein.
Section 7.3    Fees and Expenses. Each party shall be responsible for its own fees and expenses (including the fees and expenses of investment bankers, accountants and counsel) in connection with the entering into and performance under this Agreement and the consummation of the transactions contemplated hereby and by the Business Combination Agreement.
Section 7.4    Amendments, Waivers, etc. No provision of this Agreement may be amended, changed, supplemented or otherwise modified, except upon the execution and delivery of a written agreement executed by TKB and the Shareholder. No provision of this Agreement may be waived, except upon the execution and delivery of a written agreement executed by the parties hereto. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to demand compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.
Section 7.5    Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by electronic mail (notice deemed given upon transmission; provided that, electronic mail received after 6:00 p.m.

Eastern Time shall be deemed received on the day following the date of transmission, and provided further that there is no return error message or other notification of non-delivery received by the sender), sent via facsimile (receipt confirmed) or sent by a nationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to TKB, to it at:

TKB Critical Technologies 1
400 Continental Blvd., Suite 600
El Segundo, CA 90245
Attention:	Angela Blatteis
Email:	ablatteis@tk.capital
with a copy (which shall not constitute notice) to: White & Case LLP

White & Case LLP
1221 Avenue of the Americas
New York, New York 10020
Attention:	Elliott Smith; Bryan Luchs; Emilio Grandío
Email:	elliott.smith@whitecase.com; bryan.luchs@whitecase.com; emilio.grandio@whitecase.com and if to the Shareholder, to it at the address set forth in Schedule I, or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.
Section 7.6    Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 7.7    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
Section 7.8    Entire Agreement; Assignment. This Agreement, together with the Business Combination Agreement, constitutes the entire agreement between TKB and the Shareholder, with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between TKB and the Shareholder with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the parties hereto; provided, however, that TKB may assign this Agreement to any of its Affiliates or any successor-in-interest, by operation of law or otherwise.
Section 7.9    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, other than as contemplated under Section 6.1, Section 7.1 and Section 7.4, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
Section 7.10    Interpretation. When a reference is made in this Agreement to an Article, a Section or Schedule, such reference shall be to an Article of, a Section of or Schedule to, this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References to a Person are also to its permitted assigns and successors. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement. Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a business day, the party having such right or duty shall have until the next business day to exercise such right or discharge such duty.
Section 7.11    Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
Section 7.12    Specific Performance; Submission to Jurisdiction.
(a)    The parties hereto agree that irreparable injury, for which monetary damages (even if available) would not be an adequate remedy, will occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each party hereto shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other party, a decree or order of specific performance specifically enforcing theterms and provisions of this Agreement and any further equitable relief, this being in addition to any other remedy to which such party is entitled under the terms of this Agreement, at Law or in equity. The parties’ rights in this Section 7.12 are an integral part of the transactions contemplated hereby and each party hereby waives any objections to any remedy referred to in this Section 7.12 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). For avoidance of doubt, each party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any party. In the event any party seeks any remedy referred to in this Section 7.12, such party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.
(b)    Each of the parties hereto irrevocably and unconditionally (i) consents to submit itself to the personal jurisdiction of the state or federal courts located in the State of New York, and any appellate court from any thereof, for the purpose of any action or proceeding arising out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the state or federal courts located in the State of New York, and any appellate court from any thereof and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such court. Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each party irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 7.12 in the manner provided for notices in Section 7.5. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by applicable Law.
Section 7.13    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF TKB OR THE

SHAREHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.13.
Section 7.14    No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship between the Shareholder and TKB and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.
Section 7.15    No Agreement Until Executed. This Agreement shall not be effective unless and until the Business Combination Agreement is executed and delivered by all parties thereto.
Section 7.16    No Survival of Representations and Warranties. The respective representations and warranties of the Shareholder and TKB contained herein shall not survive the closing of the transactions contemplated hereby and by the Business Combination Agreement.
Section 7.17    Counterparts; Electronic Signatures. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of a signature page to this Agreement by electronic means, including docusign, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

TKB CRITICAL TECHNOLOGIES 1

By:
Name:
Title:

THE SHAREHOLDER

By:
Name:
Title:

[Signature Page to Wejo Voting Agreement]

Annex F
FORM OF
REGISTRATION RIGHTS AGREEMENT
THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2023, is made and entered into by and among Wejo Holdings Limited, an exempted company limited by shares incorporated under the laws of Bermuda (the “Company”), TKB Critical Technologies 1, a Cayman Island exempted company (“SPAC”), TKB Sponsor 1, LLC, a Delaware limited liability company (the “Sponsor”), and each of the undersigned parties listed under the caption “Holder” on the signature pages hereto (each such party, together with the Sponsor and any person or entity who hereafter becomes a party to this Agreement as a “Holder” pursuant to Section 5.2 of this Agreement, a “Holder” and collectively the “Holders”).
RECITALS
WHEREAS, prior to its initial public offering, SPAC issued an aggregate of 5,750,000 Class B ordinary shares, par value $0.0001 per share (“Founder Shares”), to the Sponsor and SPAC’s independent directors, which Founder Shares are convertible into Class A ordinary shares of SPAC, par value $0.0001 per share (“SPAC Class A Shares”), on the terms and conditions provided in SPAC’s amended and restated memorandum and articles of association;
WHEREAS, SPAC and Sponsor entered into forward purchase agreements (the “Forward Purchase Agreements”) with certain funds managed by affiliates of Apollo Capital Management, L.P. (collectively, “Apollo”) and certain funds and accounts managed by or affiliated with Atalaya Capital Management, LP (collectively, “Atalaya” and, together with Apollo, the “Forward Purchasers” and each, a “Forward Purchaser”), on August 13,2021, and August 4, 2021, respectively, pursuant to which each Forward Purchaser agreed to purchase SPAC Class A Shares (the “Forward Purchase Shares”) and warrants of SPAC (“SPAC Warrants”);
WHEREAS, on October 26, 2021, the SPAC, the Sponsor, the Forward Purchasers, and the other Holders party thereto (each such Holder, together with the Sponsor and Forward Purchasers, the “Existing Holders”) entered into that certain Registration Rights Agreement (the “SPAC Registration Rights Agreement”), pursuant to which SPAC granted the Existing Holders certain registration rights with respect to certain securities of SPAC held by the Existing Holders;
WHEREAS, SPAC, Wejo Group Limited, an exempted company limited by shares incorporated under the laws of Bermuda (“Wejo”), and Green Merger Subsidiary, an exempted company incorporated under the laws of the Cayman Islands (“Merger Sub 1”), entered into that certain Business Combination Agreement, dated as of January [10], 2023 (the “Merger Agreement”) and each of the Company and Wejo Acquisition Company Ltd, an exempted company limited by shares incorporated under the laws of Bermuda (“Merger Sub 2”) executed a joinder to the Merger Agreement dated as of [●], 2023;
WHEREAS, pursuant to the Merger Agreement, upon consummation of the merger of Merger Sub 1 with and into SPAC, SPAC will continue as the surviving company and a wholly-owned subsidiary of the Company (“SPAC Merger”), and (i) each outstanding SPAC Class A Share (including SPAC Class A Shares issued upon the detachment of SPAC’s outstanding units and upon the conversion of outstanding Founder Shares, but excluding SPAC Class A Shares redeemed by the SPAC in favor of the holders thereof that elected such redemption in connection with the Closing, SPAC Class A Shares held in the treasury of SPAC or owned by Wejo and SPAC Class A Shares held by SPAC shareholders that validly exercised dissenters rights) was automatically converted into and represented the right to receive a number of validly issued, fully paid and non-assessable common shares, par value $0.001 per common share, of the Company (the “Company Common Shares”) equal to the Exchange Ratio (as such term is defined in the Merger Agreement) and (ii) each outstanding SPAC Warrant (including SPAC Warrants issued upon the detachment of SPAC’s outstanding units) was assumed by the Company and automatically represented the right to acquire Company Common Shares (“Company Warrants”) in the number and subject to the terms and conditions specified in the Merger Agreement;
WHEREAS, pursuant to the Merger Agreement, upon consummation of the merger of Merger Sub 2 with and into Wejo, Wejo will continue as the surviving company and a wholly-owned subsidiary of the Company
F-1

(“Wejo Merger” and, together with the SPAC Merger, the “Business Combination”), and (i) each outstanding common share of Wejo (excluding common shares of Wejo held in the treasury of Wejo or owned by SPAC and common shares of Wejo held by Wejo shareholders that validly exercised dissenters rights) was automatically converted into and represented the right to receive one Company Common Share, (ii) each issued and outstanding warrant of Wejo was assumed by the Company and automatically represented the right to acquire warrants of the Company, and (iii) each outstanding stock option of Wejo, whether vested or unvested, was assumed by the Company and converted into an option to purchase a number of Company Common Shares equal to the number of Wejo common shares subject to the stock option immediately prior to the effective time of the Wejo Merger.
WHEREAS, Wejo entered into that certain Sponsor Voting Agreement, dated as of January [10], 2023 (the “Sponsor Voting Agreement”), with Sponsor, and certain shareholders of SPAC, pursuant to which, on or about the date hereof, among other things Sponsor agreed to forfeit an aggregate of 1,725,000 Founder Shares and 3,225,000 Private Placement Warrants (as defined below), which shall be inclusive of any Founder Shares and Private Placement Warrants that Sponsor has agreed to forfeit in favor of its Forward Purchasers;
[WHEREAS, the Sponsor [and Forward Purchasers] entered into those certain [●], dated as of [●], 2023, with certain Holders pursuant to which Sponsor [and Forward Purchasers] transferred to the Holders an aggregate of [●] Founder Shares (the “Incentive Shares”) and [●] Private Placement Warrants (the “Incentive Warrants”)];1
[WHEREAS, in order to finance SPAC’s transaction costs in connection with its search for and consummation of an initial business combination, the Sponsor or an affiliate of the Sponsor or certain of SPAC’s officers and directors may loan to SPAC funds as SPAC requires, of which up to $1,500,000 of such loans are convertible into SPAC Warrants (“Working Capital Warrants”) at a price of $1.00 per warrant at the option of the lender;]2
WHEREAS, pursuant to Section 5.5 of the SPAC Registration Rights Agreement, the provisions, covenants, and conditions set forth therein may be amended or modified upon the written consent of SPAC and the Existing Holders of a majority-in-interest of the “Registrable Securities” (as such term was defined in the SPAC Registration Rights Agreement) at the time in question;
WHEREAS, pursuant to the Merger Agreement, the Company, the SPAC and the Existing Holders have agreed to enter into this Agreement on the terms set forth herein; and
WHEREAS, the SPAC and Existing Holders desire that this Agreement supersede the terms of the SPAC Registration Rights Agreement and each of the parties to the SPAC Registration Rights Agreement is a signatory to this Agreement, satisfying the requirements for amendments as set forth in Section 5.5 of the SPAC Registration Rights Agreement.
NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1 Definitions. Capitalized terms defined in this Section 1.1 shall, for all purposes of this Agreement, have the respective meanings set forth below:
“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any Misstatement, (ii) would not be required to be made at such time if the Registration Statement were not being filed, or was not
1 Note to Draft: Description of such agreements to be added.
2 Note to Draft: to be deleted if no working capital warrants will be issued at closing.
F-2

effective or available for use, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.
“Agreement” shall have the meaning given in the Preamble hereto.
“Apollo” shall have the meaning given in the Recitals hereto.
“Atalaya” shall have the meaning given in the Recitals hereto.
“Block Trade” shall mean an offering and/or sale of Registrable Securities by any Holder on a coordinated or underwritten basis commonly known as a “block trade” (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction, but excluding a variable price reoffer.
“Board” shall mean the Board of Directors of the Company.
“Business Day” shall mean a day other than Saturday, Sunday or other day on which commercial banks in New York, New York, London, United Kingdom, Hamilton, Bermuda or the Cayman Islands are required by Law to close.
“CFPI RRA” shall have the meaning given in Section 5.10.
“Closing” shall have the meaning given in the Recitals hereto.
“Commission” shall mean the United States Securities and Exchange Commission.
“Commission Guidance” shall mean (i) any publicly-available guidance of the Commission staff, or any comments, requirements, or requests of the Commission staff and (ii) the Securities Act and the rules and regulations thereunder.
“Company” shall have the meaning given in the Preamble hereto, and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.
“Company Common Shares” shall have the meaning given in the Recitals hereto.
“Company Warrants” shall have the meaning given in the Recitals hereto, and shall include all Company Warrants issued upon conversion of the SPAC Warrants.
“Demanding Holder” shall have the meaning given in subsection 2.1.3.
“EDGAR” shall have the meaning set forth in subsection 3.1.3.
“Effectiveness Deadline” shall have the meaning given in subsection 2.1.1.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.
“Existing Holder” shall have the meaning given in the Recitals hereto.
“Filing Deadline” shall have the meaning given in subsection 2.1.1.
“Form S-3 Shelf” shall have the meaning given in subsection 2.1.1.
“Forward Purchase Agreements” shall have the meaning given in the Recitals hereto.
“Forward Purchase Shares” shall have the meaning given in the Recitals hereto.
“Forward Purchasers” shall have the meaning given in the Recitals hereto.
“Forward Purchase Shares” shall have the meaning given in the Recitals hereto.
F-3

“Forward Purchase Warrants” shall mean the SPAC Warrants to be issued in favor of the Forward Purchasers pursuant to the terms of the Forward Purchase Agreements.
“Founder Shares” shall have the meaning given in the Recitals hereto and shall be deemed to include the Company Common Shares issuable upon conversion thereof.
“Holders” shall have the meaning given in the Preamble hereto for so long as such Person holds any Registrable Securities.
“Incentive Shares” shall have the meaning given in the Recitals hereto.
“Incentive Warrants” shall have the meaning given in the Recitals hereto.
“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4.
“Merger” shall have the meaning given in the Recitals hereto.
“Merger Agreement” shall have the meaning given in the Recitals hereto.
“Merger Sub 1” shall have the meaning given in the Recitals hereto.
“Merger Sub 2” shall have the meaning given in the Recitals hereto.
“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.
“Other Coordinated Offering” shall mean an “at the market” or similar registered offering through a broker, sales agent, or distribution agent, whether acting as agent or principal.
“Permitted Transferees” shall mean (i) any Holder, any SPAC D&O and any affiliate or any members or partners of any of the foregoing; (ii) in the case of an individual, as a gift to such Person’s immediate family or to a trust, the beneficiary of which is such Person or a member of such Person’s immediate family, an affiliate or associate of such Person or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; or (v) by virtue of the laws of the Cayman Islands or the Sponsor’s organizational documents upon dissolution of the Sponsor.
“Person” shall mean any individual, corporation, partnership, trust, limited liability company, association or other entity.
“Piggyback Registration” shall have the meaning given in subsection 2.2.1.
“Piggyback Registration Rights Holders” shall have the meaning given in subsection 2.2.1.
“Private Placement Warrants” shall mean the SPAC Warrants issued to the Sponsor in private placement transactions occurring simultaneously with the closing of SPAC’s initial public offering.
“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“Registrable Security” shall mean (a) the Company Common Shares held by a Holder as of the date of this Agreement (including any Company Common Shares or other equivalent equity security issued or issuable by the Company upon the conversion of any Founder Shares, Forward Purchase Shares, Incentive Shares and Company Common Shares issued to the Sponsor Director Nominees), (b) the Company Warrants held by a Holder as of the date of this Agreement (including any Company Warrants or other equivalent equity security issued or issuable by
F-4

the Company upon the conversion of any Private Placement Warrants, Forward Purchase Warrants, Incentive Warrants [the Working Capital Warrants]3, Company Warrants issued to the Sponsor Director Nominees, and any Company Common Shares issued or issuable upon the exercise of any such Company Warrants), (c) any other outstanding equity security of the Company held by a Holder as of the date of this Agreement (including the Company Common Shares issued or issuable by the Company upon the exercise of any such other equity security), but only to the extent such securities are “restricted securities” or are held by an “affiliate” (each as defined in Rule 144 under the Securities Act), and (d) any other equity security of the Company issued or issuable with respect to any such Company Common Shares set forth in clauses (a) to (c) by way of a share dividend, share split, share capitalization or share sub-division or in connection with a combination of shares, recapitalization, merger, consolidation, reorganization, or similar transaction; provided, however, that, as to any particular Registrable Security, such Registrable Securities shall cease to be Registrable Securities upon the earliest to occur of: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates or book entry positions for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction; or (v) with respect to a Holder, when such Registrable Securities held by such Holder are either (x) sold under circumstances in which all of the applicable conditions of Rule 144 are satisfied or (y) could be sold without restriction on volume or manner of sale without registration under Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission then in effect).4
“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“Registration Expenses” shall mean the documented, out-of-pocket expenses of the Company incurred in complying with its obligations under this Agreement, excluding Selling Expenses, but including, without limitation, the following:
(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Company Common Shares are then listed;
(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);
(C) printing, messenger, telephone and delivery expenses;
(D) reasonable and documented fees and disbursements of counsel for the Company;
(E) reasonable and documented fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and
(F) reasonable and documented fees and expenses of one (1) legal counsel selected by the majority in interest of the Demanding Holders initiating an Underwritten Shelf Takedown (the “Selling Holder Counsel”), not to exceed $50,000 in the aggregate without prior approval of the Company.
“Registration Statement” shall mean any registration statement under the Securities Act that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such
3 Note to Draft: to be removed if working capital warrants are not issued.
4 Note to Draft: to be removed if Incentive Shares, Incentive Warrants, Forward Purchase Shares and/or Forward Purchase Warrants are not issued.
F-5

registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“Requesting Holders” shall have the meaning given in subsection 2.1.4.
“Rule 415” shall mean Rule 415 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission then in effect).
“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.
“Selling Expenses” shall mean all underwriting discounts, selling commissions, and share transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for, or any other advisor or agent of, any Holder, except for the fees and disbursements of Selling Holder Counsel borne and paid by the Company as provided in Section 3.2.
“Shelf Registration” shall mean a registration of securities pursuant to a Registration Statement filed with the Commission in accordance with Rule 415.
“Shelf Registration Statement” shall have the meaning given in subsection 2.1.1.
“Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.
“Shelf Threshold” shall have the meaning given in subsection 2.1.3.
“SPAC” shall have the meaning given in the Preamble hereto.
“SPAC Class A Shares” shall have the meaning given in the Recitals hereto.
“SPAC D&Os” shall mean the SPAC’s officers or directors prior to Closing identified in Schedule [I].
“SPAC Merger” shall have the meaning given in the Recitals hereto.
“SPAC Registration Rights Agreement” shall have the meaning given in the Recitals hereto.
“SPAC Warrants” shall have the meaning given in the Recitals hereto.
“Sponsor” shall have the meaning given in the Recitals hereto, and shall include the Sponsor’s members and Permitted Transferees.
“Sponsor Director Nominees” means the two individuals designated in writing by the Sponsor to be appointed as directors of the Company following the Closing pursuant to the Merger Agreement.
“Sponsor Voting Agreement” shall have the meaning given in the Recitals hereto.
“Subsequent Shelf Registration Statement” shall have the meaning given in subsection 2.1.2.
“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.
“Underwritten Shelf Takedown” shall have the meaning given in subsection 2.1.3.
“Virtuoso RRA” shall have the meaning given in Section 5.10.
[“Working Capital Warrants” shall have the meaning given in the Recitals hereto.]
“Withdrawal Notice” shall have the meaning given in subsection 2.1.5.
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ARTICLE II
REGISTRATIONS
2.1    Shelf Registrations.
2.1.1    Initial Registration. The Company shall, as promptly as reasonably practicable, but in no event later than fifteen (15) Business Days after the Closing (the “Filing Deadline”), use its commercially reasonable efforts to file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders from time to time as permitted by Rule 415 (a “Shelf Registration Statement”) on the terms and conditions specified in this subsection 2.1.1 and shall use its commercially reasonable efforts to cause such Shelf Registration Statement to be declared effective as promptly as reasonably practicable after the initial filing thereof, but in no event later than the earlier of (a) thirty (30) calendar days following the Filing Deadline, provided, that the Effectiveness Deadline shall be extended to sixty (60) calendar days after the Filing Deadline if the Shelf Registration Statement is reviewed by, and the Company receives comments from, the Commission, and (b) the tenth (10th) Business Day after the date the Company is notified, orally or in writing, by the Commission that the Shelf Registration Statement will not be reviewed or will not be subject to further review (such earlier date, the “Effectiveness Deadline”). The Shelf Registration Statement filed with the Commission pursuant to this subsection 2.1.1 shall be on Form S-3 (a “Form S-3 Shelf”)5 or such other form of registration statement as is then available to effect a registration for sale or resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for such Shelf Registration Statement. A Shelf Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the sale or resale pursuant to any method or combination of methods legally available to, and requested in writing prior to effectiveness by, the majority-in-interest of the Holders participating in such Registration, including the registration of the distribution to a Holder’s shareholders, partners, members or other affiliates. The Company shall use its commercially reasonable efforts to cause a Shelf Registration Statement filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Shelf Registration Statement is available or, if not available, that another Shelf Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. The Company’s obligations under this subsection 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.
2.1.2    Subsequent Registration Statement. If the Shelf Registration Statement required by subsection 2.1.1 ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to, as promptly as is reasonably practicable, cause such Shelf Registration Statement to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf Registration Statement), and shall use its commercially reasonable efforts to, as promptly as is reasonably practicable, amend such Shelf Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf Registration Statement or file an additional Registration Statement (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) Business Days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested in writing prior to effectiveness by, the majority-in-interest of the Holders. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders to sell or resell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as all such Registrable Securities included therein have ceased to be Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 or any similar short-form registration statement that may be available at
5 Note to Draft: this assumes the Company will be S-3 eligible upon the Closing.
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such time to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.
2.1.3    Underwritten Shelf Takedown. At any time and from time to time after a shelf registration statement required by subsection 2.1.1 or 2.1.2 has been declared effective by the Commission, any Holder (being in such case, a “Demanding Holder”) may request to sell all or a portion of its Registrable Securities in an underwritten offering that is registered pursuant to such shelf registration statement (an “Underwritten Shelf Takedown”), provided, that the Company shall only be required to effect an Underwritten Shelf Takedown if (a) such Underwritten Shelf Takedown shall include Registrable Securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $25,000,000 or (b) such Demanding Holder(s) reasonably expects to sell all of the Registrable Securities held by such Holder(s) in such Underwritten Shelf Takedown but in no event will the total offering price (including piggyback securities and before deduction of underwriting discounts) of all such Registrable Securities included in any such Underwritten Shelf Takedown be less than $10,000,000 (the “Shelf Threshold”). All requests for an Underwritten Shelf Takedown shall be made by giving written notice to the Company at least seven (7) Business Days prior to the announcement of such Underwritten Shelf Takedown (the “Shelf Takedown Notice”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters selected by the initiating Demanding Holders with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned, or delayed) and shall take all such other commercially reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any Underwritten Shelf Takedown contemplated by this subsection 2.1.3, subject to Section 3.3 and ARTICLE IV, the underwriting agreement into which each Demanding Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations of the Company and the selling shareholders as are customary in underwritten offerings of securities. Under no circumstances shall the Company be obligated to effect (x) more than an aggregate of three (3) Underwritten Shelf Takedowns pursuant to a Shelf Takedown Notice by the Demanding Holders under this subsection 2.1.3 with respect to any or all Registrable Securities and (y) more than two (2) Underwritten Shelf Takedowns per year pursuant to this subsection 2.1.3; provided, however, that an Underwritten Shelf Takedown pursuant to a Shelf Takedown Notice shall not be counted for such purposes unless a Registration Statement that may be available at such time has become effective.
2.1.4    Reduction of Underwritten Shelf Takedown. If the managing Underwriter(s) in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Company Common Shares or other equity securities that the Company desires to sell and all other Company Common Shares or other equity securities, if any, as to which Registration has been requested pursuant to separate written contractual arrangements with Persons other than the Piggyback Registration Rights Holders hereunder, exceeds the maximum dollar amount or maximum number of Company Common Shares or other equity securities that can be sold in the Underwritten Shelf Takedown without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Shelf Takedown, (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities, (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Company Common Shares or other equity securities of other Persons that the Company is obligated to register in
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a Registration pursuant to separate written contractual arrangements with such Persons entered into prior to the date of this Agreement and that can be sold without exceeding the Maximum Number of Securities, (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Company Common Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Company Common Shares or other equity securities of other Persons that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such Persons entered into after the date of this Agreement and that can be sold without exceeding the Maximum Number of Securities.
2.1.5    Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Shelf Takedown.
2.2 Piggyback Registration.
2.2.1    Piggyback Rights. Subject to Section 2.3.3, if the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of shareholders of the Company (or by the Company and by the shareholders of the Company, including, without limitation, an Underwritten Shelf Takedown pursuant to subsection 2.1.3), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that related to a transaction subject to Rule 145 promulgated under the Securities Act or any successor rule thereto), (iii) for a rights offering or an exchange offer or offering of securities solely to the Company’s existing shareholders, (iv) for an offering of debt that is convertible into equity securities of the Company, (v) for a registered offering not involving a “road show” or other substantial marketing efforts or a widespread distribution of securities, such as a “registered direct” offering (whether or not underwritten), including a Block Trade or Other Coordinated Offering, (vi) for an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, or (vii) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as reasonably practicable but not less than five (5) Business Days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within three (3) Business Days after the sending of such written notice by the Company (such Registration a “Piggyback Registration”, and each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Piggyback Registration, the “Piggyback Registration Rights Holders”); provided, further, that if the Company has been advised in writing by the managing Underwriter(s) that the inclusion of Registrable Securities for sale for the benefit of the Holders will have an adverse effect on the price, timing, or distribution method of the Company Common Shares in, or probability of success of, an Underwritten Offering, then (1) if no Registrable Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), the Company shall not be required to offer such opportunity to such Holders or (2) if any Registrable Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), then the amount of Registrable Securities to be offered for the accounts of Holders shall be determined based on the provisions of Section 2.2.2. Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Piggyback Registration Rights Holders pursuant to this subsection 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other
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disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Piggyback Registration Rights Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into or join an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company. The Company shall have the right to terminate or withdraw any Registration Statement initiated by it under this subsection 2.2.1 before the effective date of such Registration, whether or not any Piggyback Registration Rights Holder has elected to include Registrable Securities in such Registration.
2.2.2    Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of Company Common Shares or other equity securities that the Company desires to sell, taken together with (i) the Company Common Shares or other equity securities, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with Persons other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the Company Common Shares or other equity securities, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of Persons other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:
(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Company Common Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Company Common Shares or other equity securities, if any, as to which Registration has been requested or demanded pursuant to written contractual piggy-back registration rights existing prior to the date of this Agreement of Persons other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that all Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Company Common Shares or other equity securities, if any, as to which Registration has been requested or demanded pursuant to written contractual piggy-back registration rights created after the date of this Agreement of Persons other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;
(b) If the Registration is pursuant to a request by Persons other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Company Common Shares or other equity securities, if any, of such requesting Persons, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Company Common Shares or other equity securities for the account of other Persons that the Company is obligated to register pursuant to separate written contractual arrangements entered into prior to the date of this Agreement with such Persons, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that all Holders have requested to be included in such
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Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Company Common Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fifth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B), (C) and (D), the Company Common Shares or other equity securities for the account of other Persons that the Company is obligated to register pursuant to separate written contractual arrangements entered into after the date of this Agreement with such Persons, which can be sold without exceeding the Maximum Number of Securities.
(c) if the Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to subsection 2.1.3 hereof, then the Company shall include in any such Underwritten Shelf Takedown securities in the priority set forth in subsection 2.1.4.
2.2.3    Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by subsection 2.1.5) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration (or in the case of a Piggyback Registration pursuant to a Shelf Registration, at least five (5) Business Days prior to the time of pricing of the applicable offering). The Company (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement.
2.2.4    Unlimited Piggyback Registration Rights. Any Piggyback Registration effected pursuant to this Section 2.2 shall not be counted as a demand for an Underwritten Shelf Takedown under subsection 2.1.3.
2.3    Block Trades; Other Coordinated Offerings.
2.3.1    Notwithstanding any other provision of ARTICLE II, but subject to Section 3.4, at any time and from time to time when an effective Shelf Registration Statement is on file with the Commission, if a Demanding Holder or Holders wishes to engage in Block Trade or Other Coordinated Offering, in each case with a total offering price reasonably expected to exceed in the aggregate the Shelf Threshold, such Demanding Holder(s) shall provide written notice to the Company at least five (5) Business Days prior to the date such Block Trade or Other Coordinated Offering will commence. The Company shall use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering, provided that the Demanding Holder(s) use reasonable best efforts to work with the Company and the Underwriter(s) (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade or Other Coordinated Offering) in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering and any related due diligence and comfort procedures.
2.3.2    Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sale agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering.
2.3.3    Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by one or more Demanding Holders pursuant to this Section 2.3.
2.3.4    A majority-in-interest of the Demanding Holders in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sale agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).
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2.3.5    A Holder in the aggregate may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.3 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.3 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.3 hereof.
ARTICLE III
COMPANY PROCEDURES
3.1    General Procedures. If the Company is required to effect the Registration of Registrable Securities, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:
3.1.1    prepare and file with the Commission as soon as reasonably practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective pursuant to the terms of this Agreement until all Registrable Securities covered by such Registration Statement have been sold in accordance with the intended plan of distribution of such Registrable Securities or have ceased to be Registrable Securities;
3.1.2    prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;
3.1.3    with respect to an Underwritten Shelf Takedown, prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and each Holder of Registrable Securities included in such Registration, and such Holder’s legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and each Holder of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided, that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission and publicly available pursuant to the Electronic Data Gathering Analysis and Retrieval System (“EDGAR”);
3.1.4    prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request (or provide evidence reasonably satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable any Holder of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
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3.1.5    use its commercially reasonable efforts to cause all such Registrable Securities to be listed on each national securities exchange or automated quotation system on which similar securities issued by the Company are then listed;
3.1.6    provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;
3.1.7    advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
3.1.8    furnish a copy of the Registration Statement and/or Prospectus, as applicable, to a seller of Registrable Securities named therein and its counsel upon request; provided, that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission and publicly available pursuant to EDGAR;
3.1.9    notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;
3.1.10    in the event of an Underwritten Offering, a Block Trade, Other Coordinated Offering, or a sale by a broker, placement agent, or sales agent pursuant to such Registration Statement, in each of the foregoing cases solely to the extent customary for a transaction of its type, permit a representative of the Holders (such representative to be selected by a majority in interest of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such Person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that any such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;
3.1.11    obtain a “cold comfort” letter from the Company’s independent registered public accountants solely in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “cold comfort” letters for a transaction of its type as the managing Underwriter(s) may reasonably request;
3.1.12    on the date the Registrable Securities are delivered for sale pursuant to such Registration, in the event of an Underwritten Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Underwriters, the placement agent or sales agent, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Underwriters, placement agent or sales agent may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to such Underwriters, placement agent or sales agent;
3.1.13    in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form and as agreed to by the Company, with the managing Underwriter of such offering;
3.1.14    make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission), which
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requirement will be deemed satisfied if the Company timely files Forms 10-Q and 10-K, as may be required to be filed under the Exchange Act and otherwise complies with Rule 158 under the Securities Act;
3.1.15    if the Registration involves the Registration of Registrable Securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $25,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and
3.1.16    otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.
3.2    Registration Expenses. The Registration Expenses of all Registrations contemplated in this Agreement shall be borne by the Company; provided, however, that the Company shall not be required to pay for or reimburse any expenses of any Registration begun that is subsequently withdrawn at the request of the applicable Holders (in which case the withdrawing Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn Registration), unless such withdrawal is directly caused by a material adverse change in the condition, business, or prospects of the Company not known (and not reasonably available upon request from the Company or otherwise) to the applicable Holders at the time of their request for Registration and have withdrawn such request for Registration with reasonable promptness after learning of such information, then the Holders shall not be required to pay any of such Registration Expenses. It is acknowledged by the Holders that all Selling Expenses relating to the offer and sale or resale of Registrable Securities Registered pursuant to this Agreement shall be borne and paid by the Holders of such Registrable Securities, in proportion to the number of Registrable Securities included in such Registration for each such Holder.
3.3    Requirements for Inclusion as a Selling Shareholder. Prior to the first anticipated filing date of a Registration Statement pursuant to this ARTICLE III, the Company shall use commercially reasonable efforts to notify each Holder in writing (which may be by email) of the information reasonably necessary about the Holder to include such Holder’s Registrable Securities in such Registration Statement. Notwithstanding anything else in this Agreement, the Company shall not be obligated to include such Holder’s Registrable Securities to the extent the Company has not received such information, and received any other reasonably requested agreements or certificates, on or before the fifth (5th) Business Day prior to the first anticipated filing date of a Registration Statement pursuant to this ARTICLE III. Further, no Person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.
3.4    Suspension of Sales; Adverse Disclosure.
3.4.1    Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, or in the opinion of counsel for the Company it is necessary to supplement or amend such Prospectus to comply with applicable law, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.
3.4.2    If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time (i) would require the Company to make an Adverse Disclosure, (ii) would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, (iii) in the good faith judgment of a majority of the Board, would be seriously detrimental to the Company and the Board concludes, as a result, that it is necessary to defer such filing, initial
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effectiveness, or continued use at such time, (iv) if the majority of the Board, in its good faith judgment, determines to delay the filing or initial effectiveness of, or suspend the use of, a Registration Statement and such delay or suspension arises out of or is a result of, or is related to or is in connection with any Commission Guidance, (v) in the good faith judgment of a majority of the Board, would materially interfere with a significant acquisition, corporate reorganization, financing, securities offering or other similar transaction involving the Company, (vi) in the good faith judgment of a majority of the Board, would require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential, or (vii) would otherwise render the Company unable to comply with requirements under the Securities Act or Exchange Act, then in each of the foregoing cases, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentences, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.
3.4.3    Subject to Section 3.4.4, during the period starting with the date sixty (60) calendar days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred twenty (120) calendar days (or such shorter time as the managing Underwriters may agree) after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to subsection 2.1.3, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to subsection 2.1.3 or Section 2.3.
3.4.4    The right to defer, delay or suspend any filing, initial effectiveness of a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, for not more than thirty (30) consecutive calendar days or more than sixty (60) total calendar days in each case during any twelve (12)-month period.
3.5    Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, shall file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission, to the extent that such rule or such successor rule is available to the Company), including providing any customary legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.
3.6    Restrictive Legend Removal. In connection with a registration pursuant to Sections 2.1, 2.2 or 2.3, upon the request of a Holder, the Company shall (i) authorize the Company’s transfer agent to remove any legend on share certificates of such Holder’s Registrable Securities restricting further transfer (or any similar restriction in book entry positions of such Holder), and cause the Company’s counsel to issue an opinion to the Company’s transfer agent in connection therewith, if such restrictions are no longer required by the Securities Act or any applicable state securities laws or any agreement with the Company to which such Holder is a party, including if such shares subject to such a restriction have been sold pursuant to a Registration Statement, (ii) request the Company’s transfer agent to issue in lieu thereof securities without such restrictions to the Holder upon, as applicable, surrender of any certificates or to update the applicable book entry position of such Holder so that it no longer is subject to such a restriction, and (iii) use commercially reasonable efforts to cooperate with such Holder to have such Holder’s Registrable Securities transferred into a book entry position at The Depository Trust Company, in each case, subject
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to delivery of customer documentation, including any documentation required by such restrictive legend or book entry notation.
ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION
4.1    Indemnification.
4.1.1    In connection with any Registration Statement in which a Holder of Registrable Securities is participating, the Company agrees to indemnify, to the extent permitted by law, each such Holder of Registrable Securities, its officers and directors and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including reasonable and documented outside attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein or by such Holder’s failure to deliver a copy of the Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendments or supplements thereto (if the same was required by applicable law to be so delivered) after the Company has furnished such Holder with a sufficient number of copies of the same prior to any written confirmation of the sale of Registrable Securities. The Company shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) pursuant to the terms of the applicable underwriting or similar agreement entered into between the Company and such Underwriter. Notwithstanding the foregoing, the indemnity agreement contained in this subsection 4.1.1 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, conditioned, or delayed.
4.1.2    In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each Person who controls the Company (within the meaning of the Securities Act) and any other Holders of Registrable Securities participating in the Registration, against any losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including without limitation reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained, or incorporated by reference in accordance with the requirements of Form S-1 or Form S-3, in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading (in light of the circumstances in which they were made), but only to the extent that such untrue statement or omission is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.
4.1.3    Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided, that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party’s ability to defend such action) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any
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liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement), which settlement includes a statement or admission of fault or culpability on the part of such indemnified party, or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
4.1.4    The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.
4.1.5    If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and documented out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and documented out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability except in the case of fraud or willful misconduct by such Holder. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or documented out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any Person who was not guilty of such fraudulent misrepresentation.
ARTICLE V
MISCELLANEOUS
5.1    Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by FedEx or other nationally recognized overnight delivery service providing evidence of delivery, or (iii) transmission by hand delivery or electronic mail. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third Business Day following the date on which it is mailed and, in the case of notices delivered by overnight delivery service, hand delivery, or electronic mail, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger, but in the case of email, excluding any automated reply, such as an out-of-office notification) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed,
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(i) if to the Company, to: Wejo Holdings Limited, ABC Building, 21-23 Quay Street, M3 4AE Manchester, United Kingdom, Attn: Mina Bhama, General Counsel, mina.bhama@wejo.com; and a copy (which shall not constitute notice) shall be sent to Skadden, Arps, Slate, Meagher & Flom (UK) LLP, 40 Bank Street, Canary Wharf, London E14 5DS, United Kingdom, Attn: Denis Klimentchenko, denis.klimentchenko@skadden.com, (ii) if to the Sponsor to: TKB Sponsor 1, LLC, 400 Continental Boulevard, Suite 600, El Segundo, California 90245, Attn: Angela Blatteis, ablatteis@tk.capital; and a copy (which shall not constitute notice) shall be sent to: White & Case LLP, 1221 Avenue of the Americas, New York, NY 10019, Attn: Elliott Smith, elliott.smith@whitecase.com, and, (iii) if to any Holder, at such Holder’s address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) calendar days after delivery of such notice as provided in this Section 5.1.
5.2    Assignment; No Third Party Beneficiaries.
5.2.1    This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.
5.2.2    No Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except to any Permitted Transferee of Registrable Securities that agrees in writing to be bound by this Agreement pursuant to Section 5.2.5.
5.2.3    This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.
5.2.4    This Agreement shall not confer any rights or benefits on any Persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.
5.2.5    No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.
5.3    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.
5.4    Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument. Delivery of an executed counterpart of a signature page to this Agreement or any amendment hereto by electronic means, including DocuSign, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any amendment hereto.
5.5    Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto relating to the subject matter hereof.
5.6    Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE
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OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the Supreme Court of the State of New York, New York County and to the jurisdiction of the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the above-named courts, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.
5.7    WAIVER OF TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, CLAIM, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER, IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.
5.8    Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected; provided, further, that no consent of any Piggyback Registration Rights Holder shall be required with respect to any such waiver, amendment or modification, except with respect to any waiver, amendment or modification that adversely affects such Piggyback Registration Rights Holder, solely in its capacity as a holder of Registrable Securities, in a manner that is materially different from the other Holders (in such capacity). No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party. Any amendment, termination, or waiver effected in accordance with this Section 5.8 shall be binding on each party hereto and all of such party’s successors and permitted assigns, regardless of whether or not any such party, successor or assignee entered into or approved such amendment, termination, or waiver.
5.9    Waivers. Any party to this Agreement may extend the time for the performance of the obligations or acts of the other parties hereto or waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.
5.10    Other Registration Rights. The Company represents and warrants that, no Person, other than (i) a Holder of Registrable Securities, (ii) a holder of securities that are registrable pursuant to that certain Registration Rights Agreement, dated as of November 18, 2021, by and among the Company and the holders party thereto, entered into in connection with the Company’s business combination with Virtuoso Acquisition Corp. (the “Virtuoso RRA”), and (iii) a holder of securities of the Company that are registrable pursuant to the Registration Rights Agreement, dated as of February 14, 2022, by and between the Company and CF Principal Investments LLC (the “CFPI RRA”), has any right to require the Company to register any securities of the Company for sale or to
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include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other Person. Further, the Company represents and warrants that, except with respect to the Virtuoso RRA and the CFPI RRA, this Agreement supersedes and any other registration rights agreement or agreement with similar terms and conditions entered into with any Holder and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail. Notwithstanding anything to the contrary in this Agreement, the Company and the Holders hereby acknowledge that the Company has granted registration rights to certain holders of Company securities in the Virtuoso RRA and the CFPI RRA, and that (i) nothing herein shall restrict the ability of the Company to fulfill its registration obligations under the Virtuoso RRA and CFPI RRA and (ii) the failure by the Company to comply with any of its obligations hereunder as a result of the fulfillment of its registration obligations granted to holders of Company securities in the Virtuoso RRA and the CFPI RRA shall not be deemed to result in a default, breach or violation by the Company of its obligations under this Agreement.
5.11    Term. This Agreement shall terminate upon the earlier of (i) the fifth anniversary of the date of this Agreement and (ii) the date as of which no Registrable Securities remain outstanding; provided, that with respect to any Holder, this Agreement shall terminate on the date such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and ARTICLE IV shall survive any termination.
[SIGNATURE PAGES FOLLOW]
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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

WEJO HOLDINGS LIMITED

By:
Name:
Title:
[Signature Page to Registration Rights Agreement]

HOLDERS:6

TKB SPONSOR I, LLC

By:
Name: Angela Blatteis
Title: Manager

By:
Name: Greg Klein
Title: Manager

By:
Name: Philippe Tartavull
Title: Manager

By:
Name:
Title:
6 Note to Draft: to include Sponsor members and transferees, SPAC directors and officers holding shares, Sponsor Director Nominees, and Forward Purchasers.
[Signature Page to Registration Rights Agreement]

Annex G
January 9, 2023
Board of Directors of TKB Critical Technologies 1
c/o Phillippe Tartavull
Executive Chairman
400 Continental Boulevard, Suite 600
El Segundo, CA 90245
Dear Members of the Board of Directors:
We understand that TKB Critical Technologies 1 (“TKB”) intends to enter into a Business Combination Agreement (the “Agreement”), by and among Wejo Group Limited (“Wejo” or the “Company”), TKB and Green Merger Subsidiary Limited (“Merger Sub 1”), pursuant to which, among other things, (i) Merger Sub 1 will merge (the “TKB Merger”) with TKB, (ii) TKB will survive the TKB Merger as a wholly owned subsidiary of a newly formed holding company (“Holdco”), (iii) each outstanding Class A ordinary share, par value $0.0001 per share (“Class A Share”), of TKB will be converted into the right to receive a number (the “Exchange Ratio”) of newly issued common shares of Holdco (“Holdco Common Shares”) equal to $11.25 divided by the weighted average stock price per common share of the Company (“Company Common Shares”) for the fifteen consecutive trading days immediately preceding the second trading day prior to the date of the meeting of Wejo shareholders at which the TKB Merger is to be considered, subject to a maximum Exchange Ratio of 22.5 (the “Exchange Ratio Maximum”) and a minimum Exchange Ratio of 3.75, (iv) a newly formed subsidiary of Holdco (“Merger Sub 2”) will merge (the “Wejo Merger” and, together with the TKB Merger, the “Transaction”) with the Company, (v) the Company will survive the Wejo Merger as a wholly owned subsidiary of Holdco, and (vi) each outstanding Company Common Share will be converted into the right to receive one Holdco Common Share. We also understand that immediately prior to the Transaction, each outstanding Class B ordinary share, par value $0.0001 per share (“Class B Share”), of TKB will be converted (the “Class B Conversion”) into one Class A Share, subject to the terms of the voting and support agreement (the “Sponsor Voting Agreement”) to be entered into by TKB Sponsor I, LLC (the “Sponsor”) and the Company.
The Board of Directors of TKB (the “Board”) has requested that Stout Risius Ross, LLC (“Stout”) provide an opinion (the “Opinion”) to the Board (i) with respect to the fairness, from a financial point of view, to the holders of Class A Shares, other than the Sponsor, holders of Class B Shares (which will be converted in the Class B Conversion), holders of Class A Shares issued in private placements or holders of any shares of TKB issued to TKB’s initial shareholders or to underwriters or, in each case, their respective affiliates (collectively, the “Excluded Holders”), of the Exchange Ratio provided for in the TKB Merger, after giving effect to the Wejo Merger, pursuant to the Agreement, and (ii) whether the Company has an aggregate fair market value equal to at least 80% of the balance of the funds held in the trust account established by TKB for the benefit of its public shareholders (excluding the deferred underwriting commissions and taxes payable on the interest earned on the trust account) (the “Trust Account Balance”).
Our Opinion is intended to be utilized by the Board as only one input to consider in its process of analyzing the Transaction. No opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. We have not been requested to opine as to, and our Opinion does not in any manner address the following: (i) the underlying business decision of TKB, its security holders, the Board, or any other party to proceed with or effect the Transaction; (ii) the merits of the Transaction relative to any alternative business strategies that may exist for TKB or any other party or the effect of any other transactions in which TKB or any other party might have engaged; (iii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the Transaction or otherwise (except as expressly addressed in the Opinion), including without limitation, the Sponsor Voting Agreement, the Class B

Investment Banking	Transaction Advisory	Valuation Advisory	Disputes,Compliance, & Investigations

The Board of Directors of TKB Critical Technologies 1
c/o Phillippe Tartavull
January 9, 2023

Conversion or the voting and support agreement to be entered into by certain shareholders of the Company; (iv) the potential dilutive or other effects of the Holdco Common Shares to be issued in the Transaction, warrants to purchase TKB shares, any securities issued to investors in any PIPE or other financing, or any other aspect of the Transaction, (v) the appropriate capital structure of TKB, the Company or Holdco, or whether TKB, the Company or Holdco should be issuing debt or equity securities or a combination of both in the Transaction, or the form, structure or any aspect or terms of any debt or equity financing for the Transaction (including, without limitation, any PIPE financing) or the likelihood of obtaining such financing, (vi) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of TKB, or to any other party, not specifically addressed in the Opinion, including, without limitation, the fairness of the Exchange Ratio to the Excluded Holders, (vii) the fairness of the Exchange Ratio to the Excluded Holders relative to the fairness of the Exchange Ratio to the holders of Class A Shares other than the Excluded Holders, or vice versa; (viii) the solvency, creditworthiness or fair value of TKB, the Company, Holdco or any other participant in the Transaction under any applicable laws relating to bankruptcy, insolvency or similar matters or (ix) how the Board, TKB, TKBs security holders or any other person should act with respect to the Transaction. With your consent, (i) we did not conduct any financial analyses to evaluate the ordinary shares of TKB, for purposes of comparison with the Holdco Common Shares to be issued in the Transaction or otherwise, and have assumed that each ordinary share of TKB has a value of $10.00 (which assumption does not take into account dilution from the Holdco Common Shares to be issued in the Transaction, warrants to purchase TKB shares, or any securities issued to investors in any PIPE or other financing and does not reflect or purport to reflect the amount of cash per ordinary share of TKB to be available to Holdco or the Company on the consummation of the Transaction), and (ii) we have assumed, for purposes of our analyses and Opinion, a fixed value for the Exchange Ratio equal to the Maximum Exchange Ratio, based on recent trading prices of the Company Common Shares as of the date hereof. In addition, with your consent, we have evaluated whether the Company has an aggregate fair market value equal to at least 80% of the Trust Account Balance based solely on a comparison of (i) the balance of such funds as provided to us by TKB and (ii) the implied enterprise value reference ranges we believe are indicated by our financial analyses of the Company. No representation is made as to any legal matter or as to the sufficiency of said methodologies or any other assumptions or considerations set forth herein for any purpose other than setting forth the scope of the Opinion.
Further, the Opinion is not intended to and does not constitute a recommendation to any shareholder of TKB as to how such shareholder should vote in regard to the Transaction. The Board acknowledges that Stout was not engaged to, and has not, (a) initiated any discussions with, or solicited any indications of interest from, third parties with respect to the Transaction, the assets, businesses or operations of TKB, the Company, Holdco or any other party, or any alternatives to the Transaction, or (b) negotiated the terms of the Transaction.
In connection with our analysis, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances. The principal sources of information used in performing our analysis included, but were not limited to:
➢    Wejo’s audited financial statements for the fiscal years ended December 31 2019 through 2021;
➢    Wejo’s internally prepared, unaudited financial statements for the eleven-month period ended November 30, 2021 and the eleven-month period ended November 30, 2022;
➢    A draft, dated January 8, 2023, of the Agreement;
➢    Wejo’s three-year financial forecast for the fiscal years ending December 2022 through 2025, which were prepared by Wejo management (the “Wejo Projections”) and as adjusted by TKB management (the “Adjusted Projections”);
➢    A review of certain publicly available business and financial information relating to the Company that we deemed to be relevant;
➢    A review of publicly available financial data of certain publicly traded companies that we deemed relevant;

Investment Banking	Transaction Advisory	Valuation Advisory	Disputes,Compliance, & Investigations

The Board of Directors of TKB Critical Technologies 1
c/o Phillippe Tartavull
January 9, 2023

➢    Solely for informational purposes, a review of publicly available information regarding certain merger and acquisition transactions that we deemed relevant;
➢    Discussions with TKB and the Company’s management and certain of their respective representatives concerning the business, industry, history, and prospects of the Company, the Transaction and related matters;
➢    A review of a certificate from senior management of TKB containing, among other things, representations regarding the accuracy of the information, data, and other material (financial or otherwise) provided to Stout by or on behalf of TKB; and
➢    Such other analyses and such other facts and data as we deemed appropriate.
Our Opinion is premised on the assumption that the assets, liabilities, financial condition, and prospects of the Company as of the date of this letter have not changed materially since November 30, 2022, the date of the most recent financial statements made available to us. In rendering our Opinion, we have assumed and relied upon the accuracy and completeness of all financial and other information that was publicly available, furnished by TKB or Wejo, or otherwise reviewed by or discussed with us without independent verification of such information and we have assumed and relied upon the representations and warranties contained in the draft Agreement we reviewed. At your direction (i) we have assumed, without independent verification, that the Wejo Projections have been prepared in good faith by management of the Company, that the adjustments thereto were prepared in good faith by management of TKB, and that the Wejo Projections and the Adjusted Projections reflect the best currently available estimate of the managements of the Company and TKB, respectively, as to the future financial results of the Company, and (ii) we have used and relied upon the Adjusted Projections in arriving at our Opinion. We have not been engaged to assess the reasonableness or achievability of the Wejo Projections, the Adjusted Projections or the respective assumptions upon which they were based, and we express no view as to the Wejo Projections, the Adjusted Projections or such assumptions. We have assumed that the Transaction will be consummated on the terms described in the Agreement, without any waiver of any material terms or conditions by the parties to the Agreement.
We have not conducted a physical inspection of Wejo’s facilities or assets. We have assumed, with your consent, that the final executed form of the Agreement will not differ from the draft of the Agreement that we have examined, that the conditions to the Transaction as set forth in the Agreement will be satisfied, and that the Transaction will be consummated on a timely basis in the manner contemplated by the Agreement. Our Opinion is necessarily based on business, economic, market, and other conditions as they exist and can be evaluated by us at the date of this letter. It should be noted that although subsequent developments may affect this Opinion, we do not have any obligation to update, revise, or reaffirm our Opinion. We reserve the right, however, to withdraw, revise, or modify our Opinion based upon additional information that may be provided to or obtained by us after the issuance of the Opinion that suggests, in our judgment, a material change in the assumptions upon which our Opinion is based.
Stout conducted its analyses at the request of the Board to provide a particular perspective of the Transaction. In so doing, Stout did not form a conclusion as to whether any individual analysis, when considered independently of the other analyses conducted by Stout, supported or failed to support our Opinion. Stout does not specifically rely or place any specific weight on any individual analysis. Rather, Stout deems that the analyses, taken as a whole, support our conclusion and Opinion. Accordingly, Stout believes that the analyses must be considered in their entirety, and that selecting portions of the analyses or the factors they considered, without considering all analyses and factors together, could create an imperfect view of the processes underlying the analyses performed by Stout in connection with the preparation of the Opinion.
Our opinion is furnished for the use and benefit of the Board in connection with the Transaction, and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose, without our express, prior written consent. We will receive a fee for our services, however our compensation for providing financial advisory services to the Board is neither based upon nor contingent on the results of our engagement or the consummation of the proposed Transaction. In addition, TKB,

Investment Banking	Transaction Advisory	Valuation Advisory	Disputes,Compliance, & Investigations

The Board of Directors of TKB Critical Technologies 1
c/o Phillippe Tartavull
January 9, 2023

and subject to the consummation of the Transaction, the Company, have agreed to indemnify us for certain liabilities arising out of our engagement.
We have not been requested to opine to, and this Opinion does not address, the fairness of the amount or nature of the compensation to any of TKB’s or Wejo’s officers, directors or employees, or class of such persons, relative to the Exchange Ratio provided for in the Transaction or otherwise. The issuance of this opinion has been approved by a committee of Stout authorized to approve opinions of this nature. It is understood that this Opinion was prepared at the request of the Board for its confidential use and may not be reproduced, disseminated, quoted, or referred to at any time in any manner or for any purpose without our prior written consent, except as required by applicable securities laws. Notwithstanding anything to the contrary, TKB may reproduce this letter in its entirety when required in any filing with the Securities and Exchange Commission to be made by TKB in respect of the Transaction pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, (i) the Exchange Ratio provided for in the TKB Merger, after giving effect to the Wejo Merger, pursuant to the Agreement is fair, from a financial point of view, to the holders of Class A Shares, other than the Excluded Holders, and (ii) the Company has an aggregate fair market value equal to at least 80% of the Trust Account Balance.

Yours very truly,

/s/ Stout Risius Ross, LLC
STOUT RISIUS ROSS, LLC

Investment Banking	Transaction Advisory	Valuation Advisory	Disputes,Compliance, & Investigations

Annex H
Schedule E.1

Dated	2023

(1)	TKB CRITICAL TECHNOLOGIES 1

(2)	GREEN MERGER SUBSIDIARY LIMITED

(3)	WEJO HOLDINGS LTD.

PLAN OF MERGER

THIS PLAN OF MERGER (this Plan of Merger) is dated______________________2023
PARTIES
(1)TKB CRITICAL TECHNOLOGIES 1, an exempted company incorporated under the laws of the Cayman Islands with registered number 374835 having its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the Surviving Company);
(2)GREEN MERGER SUBSIDIARY LIMITED, an exempted company incorporated under the laws of the Cayman Islands with registered number 396577 having its registered office at the offices of Appleby Global Services (Cayman) Limited, 71 Fort Street, PO Box 500, Grand Cayman, KY1-1106, Cayman Islands (the Merging Company); and
(3)WEJO HOLDINGS LTD., an exempted company limited by shares incorporated under the laws of Bermuda having its registered office at Canon’s Court, 22 Victoria Street, Hamilton, HM12, Bermuda (Holdco).
RECITALS
(A)The Merging Company and the Surviving Company have agreed to merge on the terms and conditions contained in a Business Combination Agreement dated as of January 10, 2023 (as amended on March 27, 2023, and as may be further amended, restated, supplemented or otherwise modified from time to time, the Business Combination Agreement) between, among others, the Merging Company, the Surviving Company and Holdco in the form annexed in the Schedule to this Plan of Merger.
(B)The sole director of the Merging Company and the board of directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, and have approved, that the Merging Company merge with and into the Surviving Company and cease to exist, with the Surviving Company continuing as the surviving company, and that the undertaking, property and liabilities of the Merging Company and the Surviving Company shall vest in the Surviving Company (the Merger).
(C)The Merger shall be upon the terms and subject to the conditions of (i) the Business Combination Agreement, (ii) this Plan of Merger and (iii) the provisions of Part XVI of the Companies Act (as defined below).
(D)The sole shareholder of the Merging Company and the shareholders of the Surviving Company have authorised this Plan of Merger on the terms and subject to the conditions set forth herein and otherwise in accordance with the Companies Act.
(E)Each of the Merging Company and the Surviving Company wishes to enter into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act.

AGREED TERMS
1.DEFINITIONS AND INTERPRETATION
1.1Definitions
Capitalised terms used and not otherwise defined in this Plan of Merger shall have the meanings given to them under the Business Combination Agreement. In this Plan of Merger:

Companies Act	means the Companies Act (As Revised), as amended, of the Cayman Islands;

Constituent Company	means each of the Merging Company and the Surviving Company;

Effective Date	means the date on which this Plan of Merger is registered by the Registrar in accordance with Section 233(13) of the Companies Act unless, with the agreement of Holdco and Wejo, the Constituent Companies shall deliver a notice to the Registrar signed by a director of each of the Constituent Companies specifying a later date in accordance with Section 234 of the Companies Act, in which case the Effective Date shall be such later date specified in such notice to the Registrar;

Effective Time	means the time at which this Plan of Merger takes effect on the Effective Date in accordance with the Business Combination Agreement;

Existing M&A	means the amended and restated memorandum and articles of association of the Surviving Company in effect immediately prior to the Effective Time;

Holdco Common Shares	means common shares, par value $0.001 per common share, of Holdco; and

Registrar	means the Registrar of Companies in the Cayman Islands.
1.2Interpretation
The following rules apply in this Plan of Merger unless the context requires otherwise:
(a)Headings are for convenience only and do not affect interpretation.

(b)The singular includes the plural and the converse.
(c)A gender includes all genders.
(d)Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.
(e)A reference to any agreement, deed or other document (or any provision of it), includes it as amended, varied, supplemented, extended, replaced, restated or transferred from time to time.
(f)A reference to any legislation (or any provision of it) includes a modification or re-enactment of it, a legislative provision substituted for it and any regulation or statutory instrument issued under it.
1.3Schedule
The Schedule forms part of this Plan of Merger and shall have effect as if set out in full in the body of this Plan of Merger. Any reference to this Plan of Merger includes the Schedule.
2.PLAN OF MERGER
2.1Company Details
(a)The constituent companies (as defined in the Companies Act) to the Merger are the Merging Company and the Surviving Company.
(b)The surviving company (as defined in the Companies Act) is the Surviving Company, which shall continue to be named TKB Critical Technologies 1.
(c)The registered office of the Merging Company is at the offices of Appleby Global Services (Cayman) Limited, 71 Fort Street, PO Box 500, Grand Cayman, KY1-1106, Cayman Islands.
(d)The registered office of the Surviving Company is at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.
(e)Following the Effective Time, the registered office of the Surviving Company will be at the offices of Appleby Global Services (Cayman) Limited, 71 Fort Street, PO Box 500, Grand Cayman, KY1-1106, Cayman Islands.
(f)Immediately prior to the Effective Time, the authorised share capital of the Merging Company is US$50,000 divided into 50,000 ordinary shares of a par value of US$1 each, of which 1 ordinary share is issued, fully paid and outstanding.
(g)Immediately prior to the Effective Time, the authorised share capital of the Surviving Company is US$22,100 divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each (Class A Ordinary Shares), 20,000,000 Class B ordinary shares of a par value of US$0.0001 each (Class

B Ordinary Shares) and 1,000,000 preference shares of a par value of US$0.0001 each (Preference Shares), of which 11,116,704 Class A Ordinary Shares are issued, fully paid and outstanding, 100,000 Class B Ordinary Shares are issued, fully paid and outstanding, and no Preference Shares are issued and outstanding.
(h)At the Effective Time, the authorised share capital of the Surviving Company shall be US$22,100 divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each, 20,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each.
2.2Effective Time
It is intended that the Merger shall be effective at the Effective Time on the Effective Date.
2.3Terms and Conditions of the Merger
(a)The terms and conditions of the Merger, including the manner and basis of converting shares in each Constituent Company into shares in the Surviving Company or other property as provided in Section 233(5) of the Companies Act, including into Holdco Common Shares, are set out in the Business Combination Agreement.
(b)Holdco undertakes and agrees (it being acknowledged that Holdco will be the sole shareholder of the Surviving Company after the Merger) in consideration of the Merger to issue the TKB Merger Consideration (as defined in the Business Combination Agreement) in accordance with the terms of the Business Combination Agreement.
(c)At the Effective Time, the rights and restrictions attaching to the shares in the Surviving Company shall be as set out in the Existing M&A.
2.4Memorandum of Association and Articles of Association
At the Effective Time, the memorandum and articles of association of the Surviving Company shall be in the form of the Existing M&A.
2.5Directors' Benefits
There are no amounts or benefits which are or shall be paid or payable to any director of either of the Constituent Companies or the Surviving Company, in that capacity, consequent upon the Merger.
2.6Secured Creditors
(a)The Merging Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

(b)The Surviving Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.
2.7Directors of the Surviving Company
At the Effective Time, the name and address of the directors of the Surviving Company shall be as follows:
(a)[Name] of [Address to be inserted]; and
(b)[Name] of [Address to be inserted].
2.8Property
At the Effective Time, the rights, the property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.
3.APPROVAL AND AUTHORISATION
3.1.This Plan of Merger has been approved by the sole director of the Merging Company and the board of directors of the Surviving Company pursuant to Section 233(3) of the Companies Act.
3.2.This Plan of Merger has been authorised by the sole shareholder of the Merging Company pursuant to Section 233(6) of the Companies Act by way of written shareholder resolution.
3.3.This Plan of Merger has been authorised by the shareholders of the Surviving Company pursuant to Section 233(6) of the Companies Act by way of resolutions passed at an extraordinary general meeting of the Surviving Company.
4.AMENDMENT AND TERMINATION
4.1At any time prior to the Effective Time, this Plan of Merger may be amended by the directors of the Constituent Companies with the prior written consent of the Company, to:
(a)change the name of the Surviving Company;
(b)change the Effective Date provided that the new Effective Date complies with Section 234 of the Companies Act; or
(c)effect any other changes to this Plan of Merger which the directors of the Constituent Companies deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Merging

Company or the Surviving Company, as determined by the directors of the Merging Company and the Surviving Company, respectively.
4.2At any time prior to the Effective Date, this Plan of Merger may be terminated by the directors of the Constituent Companies, provided that such termination is in accordance with Section 7.1 of the Business Combination Agreement.
4.3If this Plan of Merger is amended or terminated in accordance with this Clause 4 after it has been filed with the Registrar but before it has become effective, the Constituent Companies shall file notice of the amendment or termination (as applicable) with the Registrar in accordance with Sections 235(2) and 235(4) of the Companies Act and shall distribute copies of such notice in accordance with section 235(3) of the Companies Act.
5.NOTICES
All notices and other communications between the parties in connection with this Plan of Merger must be in writing and shall be given in accordance with clause 8.3 of the Business Combination Agreement.
6.COUNTERPARTS
This Plan of Merger may be executed in any number of counterparts (but shall not be effective until each party has executed at least one counterpart). This has the same effect as if the signatures on the counterparts were on a single copy of this Plan of Merger. Delivery of an executed counterpart of this Plan of Merger by e-mail (PDF) or facsimile shall be effective as delivery of a manually executed counterpart of this Plan of Merger.
7.GOVERNING LAW
This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.
IN WITNESS WHEREOF the Parties have duly executed this Plan of Merger on the date stated at the beginning of it.
The signatures of the parties to this Plan of Merger are situated after the Schedules to this Plan of Merger.

SCHEDULE 1
Business Combination Agreement

SIGNATORIES

SIGNED for and on behalf of TKB CRITICAL TECHNOLOGIES 1	) ) )	By:
Name:
		Position:	Director

SIGNED for and on behalf of GREEN MERGER SUBSIDIARY LIMITED	) ) )	By:
Name:
		Position:	Director

SIGNED for and on behalf of WEJO HOLDINGS LTD.	) ) )	By:
Name:
		Position:	Director
[Signature Page to Plan of Merger]

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 20.     Indemnification of Directors and Officers
Section 98 of the Companies Act provides generally that a Bermuda company may exempt or indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.
Provisions in the Holdco Bye-Laws provide that it shall indemnify its officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. Holdco Bye-Laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of Holdco, against any of Holdco’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits Holdco to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not Holdco may otherwise indemnify such officer or director.
The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of Holdco Bye-Laws, agreement, vote of shareholders or disinterested directors or otherwise.
Holdco expects to maintain standard policies of insurance that provide coverage (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to Holdco with respect to indemnification payments that it may make to such directors and officers.
Holdco intends to enter into indemnification agreements with its directors and executive officers. These agreements will require Holdco to indemnify these individuals to the fullest extent permitted under Bermuda law against liabilities that may arise by reason of their service to Holdco, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors or executive officers, Holdco has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is therefore unenforceable.
Item 21.     Exhibits and Financial Statements
(a)List of Exhibits.
The following exhibits are included herein or incorporated herein by reference:

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Filing Date

Instruments Relating to the Business Combination
2.1
Business Combination Agreement, by and among Wejo Group Limited, TKB Critical Technologies 1 and Green Merger Subsidiary Limited, dated as of January 10, 2023 (attached as Annex A-1 to the joint proxy statement/prospectus, which forms part of this registration statement)

2.2
Amendment One to Business Combination Agreement, dated March 27, 2023, by and between Wejo Group Limited and TKB Critical Technologies 1 (attached as Annex A-2 to the joint proxy statement/prospectus, which forms part of this registration statement)

3.1*	Certificate of Incorporation of Wejo Holdings Ltd.

3.2*	Bye-Laws of Wejo Holdings Ltd.
3.3&	Amended and Restated Memorandum and Articles of Association of TKB Critical Technologies 1
3.4&	Amendment to the Amended and Restated Memorandum and Articles of Association of TKB
3.5*	Form of Amended and Restated Certificate of Incorporation of Wejo Holdings Ltd. (attached as Annex B to the joint proxy statement/prospectus, which forms part of this registration statement)
3.6*	Form of Amended and Restated Bye-laws of Wejo Holdings Ltd. (attached as Annex C to the joint proxy statement/prospectus, which forms part of this registration statement)
4.1	Warrant Agreement, dated January 21, 2021, by and between Virtuoso Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent	Wejo Annual Report on Form 10-K	April 3, 2023
4.2	Warrant Assumption Agreement, dated November 18, 2021, by and among Wejo Group Limited, Virtuoso Acquisition Corp. and Continental Stock Transfer & Trust Company	Wejo Annual Report on Form 10-K	April 3, 2023
4.3*	Warrant Agreement by and between Wejo Holdings Ltd. and Continental Stock Transfer & Trust Company, as warrant agent
4.4&	Warrant Agreement, dated October 26, 2021, by and between TKB Critical Technologies 1 and Continental Stock Transfer & Trust Company
4.5	Warrant Agreement, dated July 27, 2022, by and between Wejo and Continental Stock Transfer & Trust Company as Warrant Agent	Wejo Current Report on Form 8-K	July 28, 2022
4.6*	Form of Warrant Assumption Agreement, by and between Wejo Holdings Ltd. and Wejo Group Limited
4.7*	Form of Warrant Assumption Agreement, by and between Wejo Holdings Ltd., TKB Critical Technologies 1 and Continental Stock Transfer & Trust Company, as warrant agent
4.8*	Specimen Warrant Certificate of Wejo Holdings Ltd.
4.9	Subscription Agreement, dated July 27, 2022, by and among Wejo and the PIPE Investors	Wejo Current Report on Form 8-K	July 28, 2022
4.10	Securities Purchase Agreement, dated December 16, 2022, by and between the Registrant and General Motors Holdings LLC	Wejo Current Report on Form 8-K	December 20, 2022
4.11	Warrant to Purchase Common Shares, dated December 16, 2022, issued by the Registrant in favor of General Motors Holdings LLC	Wejo Current Report on Form 8-K	December 20, 2022
4.12	Secured Convertible Note, dated December 16, 2022, issued by the Registrant in favor of General Motors Holdings LLC	Wejo Current Report on Form 8-K	December 20, 2022
4.13	Securities Purchase Agreement, dated February 27, 2023, by and between the Registrant and Esousa Holdings LLC	Wejo Current Report on Form 8-K	March 3, 2023
4.14	Secured Note, dated February 27, 2023, issued by the Registrant in favor of Esousa Holdings LLC	Wejo Current Report on Form 8-K	March 3, 2023
4.15	Form of Warrant to Purchase Common Shares, to be issued by the Registrant in favor of Esousa Holdings LLC upon the occurrence of a qualified financing	Wejo Current Report on Form 8-K	March 3, 2023
4.16	Consent Letter and Amendment No. 1 to Secured Convertible Note, dated February 27, 2023, by and between the Registrant and General Motors Holdings LLC	Wejo Current Report on Form 8-K	March 3, 2023
4.17	Deed of Settlement, dated March 3, 2023, by and between Wejo Ltd. and Arma Partners LLP	Wejo Current Report on Form 8-K	March 3, 2023

4.18	Unsecured Note, dated March 21, 2023, issued by the Registrant in favor of Tim Lee	Wejo Current Report on Form 8-K	March 23, 2023
4.19*	Description of the Registrant’s Securities
5.1*	Opinion of Appleby as to the validity of common shares and warrants of Wejo Holdings Ltd.
5.2*	Opinion of Skadden, Arps, Slate, Meagher & Flom (UK) LLP as to warrants of Wejo Holdings Ltd.
8.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain U.S. federal income tax matters
8.2*	Opinion of White & Case LLP regarding certain U.S. federal income tax matters
10.1
Form of Sponsor Voting Agreement by and among TKB Sponsor I, LLC, Wejo Group Limited and certain shareholders of TKB Critical Technologies (attached as Annex D to the joint proxy statement/prospectus, which forms part of this registration statement)

10.2
Form of Wejo Voting Agreement by and between TKB Critical Technologies 1 and certain shareholders of Wejo Group Limited (attached as Annex E to the joint proxy statement/prospectus, which forms part of this registration statement)

10.3
Form of Registration Rights Agreement, by and among Wejo Holdings Limited, TKB Critical Technologies 1, TKB Sponsor 1, LLC, and the other parties listed on the signature pages thereto (attached as Annex F to the joint proxy statement/prospectus, which forms part of this registration statement)

10.4&	Letter Agreement among TKB Critical Technologies 1, TKB Sponsor I, LLC and each of the executive officers and directors of TKB Critical Technologies 1
10.5&	Investment Management Trust Agreement, dated October 26, 2021 by and between TKB Critical Technologies 1 and Continental Stock Transfer & Trust Company
10.6&	Amendment to the Investment Management Trust Agreement, dated January 27, 2023 by and between TKB Critical Technologies 1 and Continental Stock Transfer & Trust Company
10.7&	Registration Rights Agreement, dated October 26, 2021 by and between TKB Critical Technologies 1 and TKB Sponsor I, LLC
10.8&	Private Placement Warrants Purchase Agreement, dated October 26, 2021, by and between TKB Critical Technologies 1 and TKB Sponsor I, LLC
10.9&	Securities Subscription Agreement, dated April 28, 2021, by and between TKB Critical Technologies 1 and TKB Sponsor I, LLC
10.10&	Administrative Services Agreement dated October 26, 2021, by and between TKB Critical Technologies 1 and Tartavull Klein Blatteis Capital, LLC
10.11&	Amended and Restated Forward Purchase Agreement between TKB Critical Technologies 1 and Atalaya Capital Management, L.P.
10.12&	Forward Purchase Agreement between TKB Critical Technologies 1 and Atalaya Capital Management, LP
10.13	Form of Indemnity Agreement for Directors and Executive Officers of Wejo Group Limited	Wejo Current Report on Form 8-K	November 24, 2021
10.14	Employment Agreement, dated July 30, 2021, by and between Wejo UK Ltd. and Richard Barlow	Wejo Annual Report on Form 10-K	April 3, 2023
10.15	Employment Agreement, dated July 30, 2021, by and between Wejo, Inc. and John Maxwell	Wejo Annual Report on Form 10-K	April 3, 2023
10.16	Contract of Employment, dated March 2, 2015, by and between Wejo Ltd. and Sarah Larner	Wejo Annual Report on Form 10-K	April 3, 2023

10.17	Change to Contract of Employment, dated September 20, 2021, by and between Wejo Ltd. and Sarah Larner	Wejo Annual Report on Form 10-K	April 3, 2023
10.18	Wejo Group Limited 2021 Equity Incentive Plan	Wejo Current Report on Form 8-K	November 24, 2021
10.19	UK Sub-Plan to Wejo Group Limited 2021 Equity Incentive Plan	Wejo Annual Report on Form 10-K	April 3, 2023
10.20	French RSU Sub-Plan to Wejo Group Limited 2021 Equity Incentive Plan	Wejo Annual Report on Form 10-K	April 3, 2023
10.21	French Share Option Sub-Plan to Wejo Group Limited 2021 Equity Incentive Plan	Wejo Annual Report on Form 10-K	April 3, 2023
10.22	Wejo Group Limited 2021 Employee Share Purchase Plan	Wejo Current Report on Form 8-K	November 24, 2021
10.23	Wejo Group Limited Save as You Earn Option Plan	Wejo Current Report on Form 8-K	November 24, 2021
10.24	Restricted Share Unit Award Agreement, effective as of November 19, 2021, by and between Wejo Group Limited and Richard Barlow pursuant to Wejo Group Limited 2021 Equity Incentive Plan	Wejo Current Report on Form 8-K	November 24, 2021
10.25	Share Option Award Agreement, effective as of November 19, 2021, by and between Wejo Group Limited and John Maxwell pursuant to Wejo Group Limited 2021 Equity Incentive Plan	Wejo Current Report on Form 8-K	November 24, 2021
10.26	Restricted Share Unit Award Agreement, effective as of November 19, 2021, by and between Wejo Group Limited and John Maxwell pursuant to Wejo Group Limited 2021 Equity Incentive Plan	Wejo Current Report on Form 8-K	November 24, 2021
10.27	Restricted Share Unit Award Agreement, effective as of November 19, 2021, by and between Wejo Group Limited and Timothy Lee pursuant to Wejo Group Limited 2021 Equity Incentive Plan	Wejo Current Report on Form 8-K	November 24, 2021
10.28	Restricted Share Unit Award Agreement, effective as of November 19, 2021, by and between Wejo Group Limited and Diarmid Ogilvy pursuant to Wejo Group Limited 2021 Equity Incentive Plan	Wejo Current Report on Form 8-K	November 24, 2021
10.29	Form of Restricted Share Unit Award Agreement between Wejo Group Limited and Employees pursuant to Wejo Group Limited 2021 Equity Incentive Plan	Wejo Annual Report on Form 10-K	April 3, 2023
10.30	Form of Share Option Award Agreement between Wejo Group Limited and Employees pursuant to Wejo Group Limited 2021 Equity Incentive Plan	Wejo Annual Report on Form 10-K	April 3, 2023
10.31	Form of Restricted Share Unit Award Agreement between Wejo Group Limited and Employees pursuant to Wejo Group Limited 2021 Equity Incentive Plan, UK Sub-Plan (UK Employees)	Wejo Annual Report on Form 10-K	April 3, 2023
10.32	Form of Restricted Share Unit Award Agreement between Wejo Group Limited and Employees pursuant to Wejo Group Limited 2021 Equity Incentive Plan, French Sub-Plan (French Employees)	Wejo Annual Report on Form 10-K	April 3, 2023
10.33	Form of Share Option Award Agreement between Wejo Group Limited and Employees pursuant to Wejo Group Limited 2021 Equity Incentive Plan, French Sub-Plan (French Employees)	Wejo Annual Report on Form 10-K	April 3, 2023
10.34	Form of Restricted Share Unit Award Agreement between Wejo Group Limited and Non-Employee Directors pursuant to Wejo Group Limited 2021 Equity Incentive Plan	Wejo Annual Report on Form 10-K	April 3, 2023
10.35	Restricted Share Unit Award Agreement, effective as of July 15, 2022, by and between Wejo Group Limited and Richard Barlow pursuant to Wejo Group Limited 2021 Equity Incentive Plan	Wejo Quarterly Report on Form 10-Q	November 21, 2022
10.36	Subscription Agreement Relating to B Ordinary Shares in the Capital of Wejo Limited, effective as of July 15, 2022, by and between Wejo Group Limited, Wejo Limited and Richard Barlow	Wejo Quarterly Report on Form 10-Q	November 21, 2022

10.37	Registration Rights Agreement, dated November 18, 2021, by and among Wejo Group Limited, Wejo Limited, Virtuoso Sponsor LLC and the other holders party thereto	Wejo Current Report on Form 8-K	November 24, 2021
10.38#	Data Sharing Agreement, dated December 21, 2018, by and between Wejo Limited and General Motors Holdings LLC	Wejo Annual Report on Form 10-K	April 3, 2023
10.38.1#	Amendment One to Data Sharing Agreement, dated February 19, 2019, by and between Wejo Limited and General Motors Holdings LLC	Wejo Annual Report on Form 10-K	April 3, 2023
10.38.2#	Amendment Two to Data Sharing Agreement, dated June 25, 2019, by and between Wejo Limited and General Motors Holdings LLC	Wejo Annual Report on Form 10-K	April 3, 2023
10.38.3#	Amendment Three to Data Sharing Agreement, dated November 18, 2019, by and between Wejo Limited and General Motors Holdings LLC	Wejo Annual Report on Form 10-K	April 3, 2023
10.39.4#	Amendment Four to Data Sharing Agreement, dated December 5, 2019, by and between Wejo Limited and General Motors Holdings LLC	Wejo Annual Report on Form 10-K	April 3, 2023
10.40.5#	Amendment Five to Data Sharing Agreement, dated April 21, 2021, by and between Wejo Limited and General Motors Holdings LLC	Wejo Annual Report on Form 10-K	April 3, 2023
10.41#
Forward Purchase Agreement, dated November 10, 2021, between and among Apollo A-N Credit Fund (Delaware), L.P., Apollo Atlas Master Fund, LLC, Apollo Credit Strategies Master Fund Ltd., Apollo PPF Credit Strategies, LLC, Apollo SPAC Fund I, L.P.cand Wejo Limited
		Wejo Current Report on Form 8-K	November 24, 2021
10.42.1
Amendment No. 1 To Confirmation, dated as of August 22, 2022, by and between Apollo A-N Credit Fund (Delaware), L.P., Apollo Atlas Master Fund, LLC, Apollo Credit Strategies Master Fund Ltd., Apollo PPF Credit Strategies, LLC, and Apollo SPAC Fund I, L.P., severally and not jointly, and Wejo Limited
		Wejo Quarterly Report on Form 10-Q	November 21, 2022
10.43	Loan Note Instrument, dated April 21, 2021, by and among Wejo Limited and Securis Investment Partners LLP, as security agent	Wejo Current Report on Form 8-K	November 24, 2021
10.44.1
Consent and Purchase Agreement, dated July 23, 2021, by and between Wejo Limited Securis 1 Master Fund Securis II Fund – SPC, Segregated Portfolio Eight – Non Life and Life and Securis II Fund – SPC, Segregated Portfolio Eleven IST – ILS
		Wejo Current Report on Form 8-K	November 24, 2021
10.45.2
Amendment Agreement, dated October 28, 2021, by and between Wejo Limited Securis 1 Master Fund Securis II Fund – SPC, Segregated Portfolio Eight – Non Life and Life and Securis II Fund – SPC, Segregated Portfolio Eleven IST – ILS
		Wejo Current Report on Form 8-K	November 24, 2021
21.1*	List of Subsidiaries of Wejo Holdings Ltd.
23.1&	Consent of Ernst & Young LLP
23.2&	Consent of Marcum LLP
23.3*	Consent of Appleby (included as part of Exhibit 5.1)
23.4*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of Exhibit 5.2)
23.5*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of Exhibit 8.1)
23.6*	Consent of White & Case LLP (included as part of Exhibit 8.2)
24.1&	Power of Attorney (included in signature pages of this Registration Statement)
99.1&	Consent of Richard Barlow
99.2&	Consent of John Maxwell
99.3&	Consent of Lawrence Burns
99.4&	Consent of Samuel Hendel
99.5&	Consent of Timothy Lee

99.6&	Consent of Ann Schwister
99.7&	Consent of Angela Blatteis
99.8&	Consent of Philippe Tartavull
99.9*	Consent of Independent Director Appointed by Wejo
99.10&	Consent of Stout Risius Ross, LLC.
101.INS&	Inline XBRL Instance Document
101.SCH&	Inline XBRL Taxonomy Extension Schema
101.CAL&	Inline XBRL Taxonomy Extension Calculations Linkbase	Inline XBRL Taxonomy Extension Definition Linkbase
101.DEF&	Inline XBRL Taxonomy Extension Definition Linkbase
101.LAB&	Inline XBRL Taxonomy Extension Label Linkbase
101.PRE&	Inline XBRLTaxonomy Extension Presentation Linkbase
104&	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)
107&	Filing Fee Table
__________________
*To be filed by amendment.
&Filed herewith.
#Certain portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The Company agrees to furnish supplementally an unredacted copy of the exhibit to the SEC upon its request
†Indicates management contract or compensatory plan.
(b)Financial Statements.
The financial statements of TKB as of and for the year ended December 31, 2022 and as of December 31, 2021 and for the period from April 20, 2021 (inception) through December 31, 2021, are included elsewhere in this joint proxy statement/prospectus.
Wejo’s audited consolidated financial statements for the years ended December 31, 2022, and 2021, and as of December 31, 2022 and 2021, are contained in the Wejo 2022 Annual Report. The Wejo 2022 Annual Report is incorporated by reference into this joint proxy statement/prospectus.
Item 22.     Undertakings
(a)The undersigned registrant hereby undertakes as follows:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(7)That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.
(8)That every prospectus (i) that is filed pursuant to paragraph (h)(1) of Item 512 of Regulation S-K, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(9)To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of the Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(10)To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
(b)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ridgewood, State of New Jersey on April 12, 2023.

Wejo Group Limited

By:	/s/ John T. Maxwell
Name: John T. Maxwell
Title: Chief Financial Officer and Director
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John Maxwell as their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for them and in their name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective on filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John T. Maxwell	Chief Financial Officer and Director	April 12, 2023
John T. Maxwell

/s/ Richard Barlow	Director	April 12, 2023
Richard Barlow